      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 12, 2000


                                                      REGISTRATION NO. 333-35590

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

           EQUITY OFFICE PROPERTIES TRUST
         EOP OPERATING LIMITED PARTNERSHIP                        CORNERSTONE PROPERTIES INC.
   (Exact name of registrant as specified in its         (Exact name of registrant as specified in its
               governing instrument)                                 governing instrument)


  MARYLAND              6798               36-4151656
  DELAWARE              6798               36-4156801          NEVADA               6798               74-2170858
  (State of    (Primary SIC Code No.)   (I.R.S. Employer      (State of    (Primary SIC Code No.)   (I.R.S. Employer
Organization)                          Identification No.)  Organization)                          Identification No.)



       TWO NORTH RIVERSIDE PLAZA, SUITE 2100                     TOWER 56, 126 EAST 56TH STREET
              CHICAGO, ILLINOIS 60606                               NEW YORK, NEW YORK 10022
                   (312) 466-3300                                        (212) 605-7100
(Address, including zip code, and telephone number,   (Address, including zip code, and telephone number,
   including area code, of registrants' principal        including area code, of registrant's principal
                 executive offices)                                    executive offices)
           ------------------------------                        ------------------------------
              STANLEY M. STEVENS, ESQ.                                   JOHN S. MOODY
  EXECUTIVE VICE PRESIDENT AND CHIEF LEGAL COUNSEL                  CHIEF EXECUTIVE OFFICER
       TWO NORTH RIVERSIDE PLAZA, SUITE 2100                     TOWER 56, 126 EAST 56TH STREET
              CHICAGO, ILLINOIS 60606                               NEW YORK, NEW YORK 10022
                   (312) 466-3300                                        (212) 605-7100
 (Name, address, including zip code, and telephone     (Name, address, including zip code, and telephone
 number, including area code, of agent for service)    number, including area code, of agent for service)
           ------------------------------                        ------------------------------
                     COPIES TO:                                            COPIES TO:
            J. WARREN GORRELL, JR., ESQ.                             WILLIAM B. FRYER, ESQ.
              GEORGE P. BARSNESS, ESQ.                              JOHN J. KELLEY III, ESQ.
               HOGAN & HARTSON L.L.P.                                   KING & SPALDING
            555 THIRTEENTH STREET, N.W.                               191 PEACHTREE STREET
            WASHINGTON, D.C. 20004-1109                              ATLANTA, GA 30303-1763
                   (202) 637-5600                                        (404) 572-4600


                         ------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         ------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[EQUITY OFFICE LOGO]                                          [CORNERSTONE LOGO]


      PARTNERSHIP AND REIT MERGERS PROPOSED -- YOUR VOTE IS VERY IMPORTANT

    The board of trustees of Equity Office Properties Trust, the general partner of EOP Operating Limited Partnership, and the board of directors of Cornerstone Properties Inc., the general partner of Cornerstone Properties Limited Partnership, have approved and adopted a merger agreement that provides for the acquisition of Cornerstone by Equity Office and the acquisition of Cornerstone Partnership by EOP Partnership.

APPROVAL OF THE MERGERS:

    EOP Partnership Unitholders. We are furnishing this consent solicitation/information statement/prospectus to EOP Partnership unitholders for your information only. The partnership agreement of EOP Partnership requires the approval of the REIT merger by the consent of unitholders holding at least a majority of the outstanding EOP Partnership units, including any EOP Partnership units held by Equity Office. Because Equity Office owns more than a majority of the outstanding partnership units of EOP Partnership, no vote or consent of EOP Partnership unitholders, other than Equity Office, is required for approval of the REIT merger, and none is being solicited. Equity Office, as the general partner of EOP Partnership, has already approved the merger of Cornerstone Partnership with and into EOP Partnership. No other vote or consent of unitholders of EOP Partnership is required under the partnership agreement of EOP Partnership for approval of the partnership merger.


    Cornerstone Partnership Unitholders. We are furnishing this consent solicitation/information statement/prospectus to Cornerstone Partnership unitholders in order for you to approve the merger of Cornerstone with and into Equity Office and the merger of Cornerstone Partnership with and into EOP Partnership because the partnership agreement governing Cornerstone Partnership requires that partners holding a majority of the Cornerstone Partnership units approve extraordinary transactions, such as the mergers. Only holders of record of units of Cornerstone Partnership on May 12, 2000 will be eligible to consent to the merger.


PARTNERSHIP MERGER CONSIDERATION TO BE RECEIVED BY CORNERSTONE PARTNERSHIP
UNITHOLDERS:

    In the partnership merger, each of your Cornerstone Partnership units will be converted into .7009 of a partnership unit of EOP Partnership. Alternatively, you may elect to redeem all or any portion of your Cornerstone Partnership units immediately prior to the partnership merger for shares of Cornerstone common stock, which would then enable you to participate in the REIT merger as a stockholder of Cornerstone. Cornerstone stockholders may elect to receive for each share of common stock either $18.00 in cash, without interest, or 0.7009 of an Equity Office common share, subject to proration if the cash election is oversubscribed or undersubscribed. You may elect to condition your redemption of Cornerstone Partnership units upon the ability to receive in the REIT merger only cash in exchange for all or any specified portion of the Cornerstone common stock issued in the redemption.

    AFTER CAREFUL CONSIDERATION, THE CORNERSTONE BOARD HAS DETERMINED THAT THE PARTNERSHIP MERGER IS IN YOUR BEST INTERESTS AND IN THE BEST INTERESTS OF CORNERSTONE STOCKHOLDERS, AND THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGERS.


    Cornerstone cannot complete the mergers unless they are approved by partners of Cornerstone Partnership holding a majority of the Cornerstone Partnership units, including Cornerstone, which must vote its Cornerstone Partnership units in proportion to the manner in which all outstanding shares of capital stock of Cornerstone are voted at the special meeting of stockholders of Cornerstone to be held on Monday, June 19, 2000 in connection with the REIT merger.



    This document provides you with detailed information about the consent solicitation and the proposed mergers, including instructions on how to redeem your units for shares of Cornerstone common stock prior to the partnership merger and how to elect to receive Equity Office common shares or cash if you choose to redeem all or any portion of your units and participate in the REIT merger as a stockholder of Cornerstone. You also can get information from publicly available documents filed by Cornerstone, Equity Office and EOP Partnership with the SEC. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" ON PAGE 21.



    Your Cornerstone Partnership consent form is due by 5:00 p.m., Eastern Time, on Friday, June 16, 2000. Your notice of redemption/form of election is due at least two business days prior to the date of the Cornerstone stockholder special meeting, which is currently scheduled to occur on Monday, June 19, 2000. This document also constitutes the information statement of EOP Partnership, the prospectus of Cornerstone with respect to the shares of common stock of Cornerstone issued in exchange for units of limited partnership of Cornerstone Partnership prior to the partnership merger and the prospectus of EOP Partnership and Equity Office with respect to the units of limited partnership interest of EOP Partnership to be issued in exchange for Cornerstone Partnership units in the partnership merger and the Equity Office common shares thereafter issuable upon redemption of the EOP Partnership units issued in the partnership merger, respectively.

                            EACH VOTE IS IMPORTANT.
              PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR CONSENT.

-------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the partnership merger or passed upon the adequacy or accuracy of this consent solicitation/information statement/prospectus. Any representation to the contrary is a criminal offense.
-------------------------------------------------------------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


This consent solicitation/information statement/prospectus is dated May   , 2000
             and it is first being mailed on or about May   , 2000.

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
SUMMARY..............................     1
  The Companies and the
     Partnerships....................     1
  Information About the Actions Taken
     or to be Taken by the General
     Partner of EOP Partnership......     1
  Cornerstone Partnership
     Unitholders' Consent
     Procedures......................     2
  Cornerstone Voting Agreements......     2
  Approval of the REIT Merger by
     Equity Office Common
     Shareholders and Cornerstone
     Common and Preferred
     Stockholders....................     2
  Recommendation of the Cornerstone
     Board...........................     2
  Fairness Opinion of Cornerstone's
     Financial Advisor...............     3
  The Partnership Merger.............     3
  Accounting Treatment...............     7
  Conflicts of Interest of
     Cornerstone Directors and
     Executive Officers in the
     Mergers.........................     7
  Trustees of Equity Office Following
     the REIT Merger.................     7
  Differences in the Rights of
     Unitholders and Shareholders....     7
  Partnership Merger Selected
     Historical Consolidated
     Financial Data..................     8
  Partnership Merger Summary
     Unaudited Pro Forma Condensed
     Combined Financial Data.........    14
  REIT Merger Selected Historical
     Consolidated Financial Data.....    16
  REIT Merger Selected Unaudited Pro
     Forma Condensed Combined
     Financial Data..................    21
RISK FACTORS.........................    23
  You may receive EOP Partnership
     class A units in the partnership
     merger or, if you redeem your
     Cornerstone Partnership units
     before the partnership merger,
     Equity Office common shares in
     the REIT merger, with a value of
     less than $18.00 per unit or
     $18.00 per share................    23
  If you are a Cornerstone
     Partnership unitholder, your
     distributions per unit after the
     partnership merger will be
     reduced.........................    23
  The directors and executive
     officers of Cornerstone may have
     interests in the completion of
     the mergers that are different
     from the interests of
     Cornerstone Partnership's
     unitholders and Cornerstone's
     stockholders....................    24



                                       PAGE
                                       ----
  The failure of Cornerstone
     Partnership unitholders and
     Cornerstone stockholders to
     approve the merger agreement may
     require, under limited
     circumstances, Cornerstone
     Partnership to pay termination
     fees and may result in a
     decrease in the market price of
     Cornerstone common stock........    27
  If the aggregate fair market value
     of the Equity Office common
     shares to be issued in the REIT
     merger does not represent at
     least 40% of the REIT merger
     consideration to be paid at the
     time of the closing of the REIT
     merger, legal opinions required
     to be delivered for the REIT
     merger to be completed could not
     be delivered, in which case the
     mergers would not be completed
     and the market price of
     Cornerstone common stock could
     decline as a result.............    28
  Equity Office and Cornerstone may
     not be successfully integrated
     and intended benefits of the
     mergers may not be realized,
     which could have a negative
     impact on the market price of
     Equity Office common shares and
     the value of the EOP Partnership
     units after completion of the
     mergers.........................    28
  There is no public market for EOP
     Partnership units and none is
     expected to develop, which may
     cause some difficulty in selling
     any EOP Partnership units you
     receive in the partnership
     merger..........................    28
  The federal income tax consequences
     to Cornerstone unitholders of
     the partnership merger, any
     redemption by Cornerstone
     unitholders of Cornerstone
     Partnership units before the
     partnership merger and the
     ownership by Cornerstone
     unitholders of EOP Partnership
     units after the partnership
     merger are complex and should be
     carefully considered by you.....    29
A WARNING ABOUT FORWARD-LOOKING
  STATEMENTS.........................    31
INFORMATION ABOUT THE ACTIONS TAKEN
  OR TO BE TAKEN BY THE GENERAL
  PARTNER OF EOP PARTNERSHIP.........    31
CORNERSTONE PARTNERSHIP CONSENT
  SOLICITATION.......................    32
  Purpose of the Consent
     Solicitation....................    32

                                       PAGE
                                       ----
  Who Can Consent....................    32
  Consent, Redemption and Election
     Procedures......................    32
  Required Vote......................    33
  How You May Revoke Your Notice of
     Redemption......................    34
  How You May Revoke Your Consent or
     Form of Election................    34
  Cost of This Consent
     Solicitation....................    34
THE PARTNERSHIP MERGER...............    35
  Structure of the Mergers;
     Partnership Merger Exchange
     Ratio...........................    35
  Redemption of Cornerstone
     Partnership Units; Participation
     in Cash/Share Election..........    35
  Background of the Partnership
     Merger and the REIT Merger......    35
  Equity Office's Reasons for the
     Mergers.........................    39
  Opinion of Equity Office's
     Financial Advisor...............    40
  Cornerstone's Reasons for the
     Mergers.........................    45
  Opinion of Cornerstone's Financial
     Advisor.........................    47
  Interests of Cornerstone's
     Directors and Executive Officers
     in the Mergers..................    52
  Equity Office Board of Trustees and
     Executive Officers after the
     Mergers.........................    55
  Assumption of Cornerstone's
     Obligations Under Registration
     Rights Agreements...............    56
  Accounting Treatment...............    57
  Resales of EOP Partnership Units
     and Equity Office Common
     Shares..........................    57
  No Appraisal Rights................    58
THE MERGER AGREEMENT.................    58
  Closing; Effective Time of the
     Partnership Merger and the REIT
     Merger..........................    58
  The Partnership Merger.............    59
  The REIT Merger....................    59
  REIT Merger Financing..............    61
  Regulatory Approvals...............    62
  Treatment of Cornerstone Stock
     Options.........................    62
  Representations and Warranties of
     EOP Partnership and Cornerstone
     Partnership.....................    63
  Conduct of Business of Equity
     Office and EOP Partnership
     Pending the Mergers.............    63
  Conduct of Business of Cornerstone
     and Cornerstone Partnership
     Pending the Mergers.............    65
  Conditions to the Mergers..........    67
  Tax Related Undertakings of EOP
     Partnership.....................    69
  No Solicitation by Cornerstone or
     Cornerstone Partnership.........    72



                                       PAGE
                                       ----
  Termination of the Merger
     Agreement.......................    73
  Expenses; Termination Fee..........    75
  Waiver and Amendment of the Merger
     Agreement.......................    77
  Indemnification; Directors' and
     Officers' Insurance.............    77
  Voting Agreements..................    78
  Preferred Stock Option Agreement...    79
  Amendments to Equity Office's
     Declaration of Trust Relating to
     "Domestically-Controlled" REIT
     Status..........................    79
  Cornerstone Joint Venture
     Properties......................    80
  Acquisition of WCP Services........    81
MATERIAL FEDERAL INCOME TAX
  CONSEQUENCES.......................    81
  Overview...........................    81
  Summary of the Material Federal
     Income Tax Consequences of the
     Partnership Merger..............    83
  Tax Status of EOP Partnership......    84
  Tax Status of Cornerstone
     Partnership.....................    86
  Tax Consequences of the Partnership
     Merger to Cornerstone
     Partnership Unitholders That
     Receive EOP Partnership Units...    86
  Effect of Subsequent Events........    94
  Tax Consequences of Ownership of
     EOP Partnership Units After the
     Partnership Merger..............    96
  Tax Consequences of the Redemption
     of Cornerstone Partnership Units
     for Cornerstone Common Stock....   104
  Tax Consequences of the REIT
     Merger..........................   105
  REIT Qualification.................   109
  Taxation of Equity Office as a
     REIT............................   110
  Taxation of U.S. Shareholders......   121
  Taxation of Tax-Exempt
     Shareholders....................   122
  Backup Withholding and Information
     Reporting Consequences to
     Shareholders....................   123
  Tax Aspects of Equity Office's
     Ownership of Interests in EOP
     Partnership and Other
     Partnerships....................   123
  Other Tax Consequences for Equity
     Office and Its Shareholders.....   125
BUSINESS OF CORNERSTONE
  PARTNERSHIP........................   125
  General............................   125
  Operations.........................   125
  Ownership and Management of
     Cornerstone Partnership
     Properties......................   125
  Tenants............................   131
  Recent Developments................   132
  Competition........................   132
  Mortgage Indebtedness..............   133

                                       PAGE
                                       ----
  Revolving Credit Facility..........   135
  Legal Proceedings..................   135
CORNERSTONE PARTNERSHIP MANAGEMENT'S
  DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS.........................   136
  Results of Operations..............   136
  Liquidity and Capital Resources....   138
  Other Matters......................   143
  Subsequent Events..................   145
  Quantitative and Qualitative
     Disclosures About Market Risk...   146
SECURITY OWNERSHIP OF CORNERSTONE
  PARTNERSHIP BY CERTAIN BENEFICIAL
  OWNERS AND MANAGEMENT OF
  CORNERSTONE........................   146
CORNERSTONE PARTNERSHIP POLICIES WITH
  RESPECT TO CERTAIN ACTIVITIES......   148
DESCRIPTION OF EOP PARTNERSHIP CLASS
  A UNITS............................   149
  Capitalization.....................   149
  Issuance of Additional Partnership
     Interests.......................   149
  Capital Contributions..............   150
  Distributions......................   150
  Preemptive Rights..................   151
  Conversion; Redemption.............   151
  Management.........................   153
  Sale of Substantially All of the
     Partnership Assets..............   153
  Transfers..........................   153
  Amendment of Partnership
     Agreement.......................   154
  Meetings...........................   155
COMPARISON OF RIGHTS OF
  UNITHOLDERS........................   155
  Capitalization.....................   155
  Issuance of Additional Partnership
     Interests.......................   156
  Capital Contributions..............   157
  Distributions......................   157
  Preemptive Rights..................   159
  Conversion; Redemption.............   159
  Management.........................   162
  Sale of Substantially All of the
     Partnership Assets..............   163
  Indemnification....................   163
  Transfers..........................   165
  Amendment of Partnership
     Agreement.......................   166
  Meetings...........................   169
  Financial Statements and Reports...   169
COMPARISON OF RIGHTS OF
  SHAREHOLDERS.......................   170
  Authorized Shares..................   170
  Voting Rights......................   171
  Classification of the Board........   171



                                       PAGE
                                       ----
  Number of Trustees/Directors;
     Removal of Trustees/Directors;
     Vacancies.......................   171
  Limitation of Trustee/Director and
     Officer Liability...............   172
  Indemnification....................   173
  Duties of Trustees and Directors...   175
  Maryland Elective Provisions.......   176
  Call of Special Meetings of
     Shareholders....................   177
  Shareholder Action by Written
     Consent.........................   177
  Advance Notice Provisions for
     Shareholder Nominations and
     Shareholder New Business
     Proposals.......................   177
  Amendment of the Declaration of
     Trust and Articles of
     Incorporation...................   177
  Amendment of the Bylaws............   178
  Mergers, Consolidations and Sales
     of Assets.......................   179
  Dissolution of Equity Office or
     Cornerstone; Termination of REIT
     Status..........................   180
  Business Combinations with
     Interested Shareholders.........   180
  Control Share Acquisitions.........   180
  Other Constituencies...............   181
  Dissenters' Rights.................   181
  Distributions......................   182
  REIT Ownership Limitations.........   182
LEGAL MATTERS........................   185
EXPERTS..............................   185
WHERE YOU CAN FIND MORE
  INFORMATION........................   186
WHAT INFORMATION YOU SHOULD RELY
  ON.................................   189
INDEX TO FINANCIAL STATEMENTS........   F-1
  EOP Partnership Pro Forma Condensed
     Combined Financial Statements...   F-2
  Equity Office Pro Forma Condensed
     Combined Financial Statements...  F-10
  Cornerstone Partnership Historical
     Consolidated Financial
     Statements......................  F-20
  Cornerstone Partnership Historical
     Consolidated Financial Statement
     Schedule: Schedule III..........  F-44
Annex A -- Agreement and Plan of
  Merger, as amended.................   A-1
Annex B -- Opinion of J.P. Morgan
  Securities, Inc....................   B-1
Annex C -- Opinion of Lazard Freres &
  Co. LLC............................   C-1
Annex D -- Amendments to Equity
  Office Declaration of Trust to be
  Effected as
  Part of the Merger.................   D-1
Annex E -- Form of Second Amended and
  Restated Agreement of Limited
  Partnership of EOP Operating
  Limited Partnership................   E-1

                QUESTIONS & ANSWERS ABOUT THE PARTNERSHIP MERGER

Q: WHY ARE EOP PARTNERSHIP AND CORNERSTONE PARTNERSHIP PROPOSING THE PARTNERSHIP
   MERGER?

A: Equity Office and EOP Partnership are acquiring Cornerstone and Cornerstone
   Partnership in a two-step transaction. The first step involves the merger of Cornerstone Partnership with and into EOP Partnership, which we refer to as the "partnership merger." Cornerstone is the sole general partner of, and holds approximately an 87.1% interest in, Cornerstone Partnership. Equity Office is the sole general partner of, and holds approximately an 88.2% interest in, EOP Partnership. The second step involves the merger of Cornerstone with and into Equity Office, which we refer to as the "REIT merger." The REIT merger will take place immediately after the partnership merger.


   Both Equity Office and Cornerstone believe that the mergers will provide the combined company with high quality office buildings in locations that are complementary to existing EOP Partnership geographic locations. In addition, by increasing the office space owned and operated by EOP Partnership by approximately 24% based on square footage, the mergers will solidify its position as the nation's largest publicly-controlled owner and operator of office properties. The mergers also are expected to enhance EOP Partnership's ability to offer its customers a full range of office space options, as well as provide EOP Partnership with a development pipeline of new office properties in a supply-constrained market. To review the background and reasons for the mergers in greater detail, see pages 45-47 and 39-40 of this document.


Q: WHAT WILL I RECEIVE IN THE PARTNERSHIP MERGER?

A:Cornerstone Partnership Unitholders. Cornerstone Partnership unitholders will receive 0.7009 of a class A unit of EOP Partnership for each Cornerstone Partnership class A common unit that is issued and outstanding, and not redeemed, immediately before the partnership merger.

  EOP Partnership Unitholders. Each EOP Partnership class A unit held by EOP Partnership unitholders will continue to represent one EOP Partnership class A unit after the partnership merger. Based on the number of EOP Partnership units and Cornerstone Partnership units outstanding as of the date of this document, we estimate that, upon completion of the partnership merger and assuming that all Cornerstone Partnership class A common units are exchanged for EOP Partnership class A units in the partnership merger, approximately
       % of the outstanding EOP Partnership units will be owned by current Cornerstone Partnership unitholders other than Cornerstone, approximately
       % will be owned by persons who are EOP Partnership unitholders before completion of the partnership merger, other than Equity Office, and
  approximately      % will be owned by Equity Office.

Q: WILL I HAVE THE RIGHT TO REDEEM THE EOP PARTNERSHIP CLASS A UNITS THAT I
   RECEIVE IN THE PARTNERSHIP MERGER?

A: Yes. Under the merger agreement, you will have the right to redeem the EOP
   Partnership class A units that you receive in the partnership merger at any time following the completion of the mergers in accordance with the EOP Partnership partnership agreement. Under the EOP Partnership partnership agreement, a class A unit of EOP Partnership is generally redeemable on a one-for-one basis for an Equity Office common share or its cash equivalent, at the election of Equity Office.

Q: WILL I BE ABLE TO REDEEM MY CORNERSTONE PARTNERSHIP UNITS BEFORE THE
   PARTNERSHIP MERGER?

A: Yes. The methods of redemption are as follows.

   Redemption Right under Partnership Agreement of Cornerstone Partnership

   You may exercise any unit redemption right that you currently have under the partnership agreement of Cornerstone Partnership at any time before the partnership merger. Any exercise by you of your unit redemption right under the partnership agreement of Cornerstone Partnership will not be conditioned on completion of the mergers. If you exercise your unit redemption right under the partnership agreement of Cornerstone Partnership, Cornerstone will elect to pay you shares of Cornerstone common stock on a one-for-one basis for the Cornerstone Partnership units redeemed. For units that you redeem before the partnership merger, you would not receive units of EOP Partnership in the partnership merger, but instead would participate in the REIT merger on the same basis as other common stockholders of
   Cornerstone if you continue to own the Cornerstone common stock received in the redemption at the time of the REIT merger. Generally, a Cornerstone Partnership unit is redeemable commencing one year after the date it was first issued. Accordingly, if you received your Cornerstone Partnership units less than one year ago, you may not have a currently exercisable unit redemption right under the partnership agreement of Cornerstone Partnership.


Unit Redemption Rights under the Merger Agreement


Under the merger agreement, you have the right to redeem all or any portion of your Cornerstone Partnership units for Cornerstone common stock on a one-for-one basis, whether or not you have a currently exercisable right to redeem your units under the partnership agreement of Cornerstone Partnership. The exercise by you of the unit redemption right under the merger agreement will be effective only if the partnership merger is completed. Under the merger agreement, you also may condition your redemption of units on the ability to receive in the REIT merger only cash for some or all of the Cornerstone common stock that you would receive upon redemption of your Cornerstone Partnership units.

Q: WHAT WILL I RECEIVE IN THE REIT MERGER IF I REDEEM MY CORNERSTONE PARTNERSHIP
   UNITS FOR CORNERSTONE COMMON STOCK BEFORE THE PARTNERSHIP MERGER?

A: In the REIT merger, Cornerstone common stockholders may elect to receive for some or all of their shares of Cornerstone common stock either $18.00 per share in cash, without interest, or 0.7009 of a common share, par value $.01 per share, of Equity Office, subject to proration if either the cash election or the share election is oversubscribed.

   If you redeem some or all of your Cornerstone Partnership units for Cornerstone common stock under the provisions of the partnership agreement of Cornerstone Partnership, or you elect to redeem some or all of your Cornerstone Partnership units for Cornerstone common stock under the merger agreement but do not condition the redemption on receiving cash in the REIT merger for the Cornerstone common stock to be issued to you upon redemption, you will participate in the REIT merger on the same basis as any other Cornerstone common stockholder.

   If you condition your unit redemption under the merger agreement on the ability to receive only cash in the REIT merger for some or all of your Cornerstone Partnership units, your Cornerstone Partnership units will be redeemed only if the cash condition is met and you will receive in the REIT merger $18.00 in cash per share of Cornerstone common stock received by you in the redemption. The cash condition will not be met if there is an oversubscription of cash by all Cornerstone common stockholders, taking into account cash elections made by all redeeming Cornerstone Partnership unitholders. However, if there is an undersubscription of cash, taking into account cash elections made by all Cornerstone common stockholders, including Cornerstone Partnership unitholders who redeem their Cornerstone Partnership units before the partnership merger, but not including cash elections made by Cornerstone Partnership unitholders who conditioned their unit redemptions on the ability to receive only cash in the REIT merger, you may nevertheless have the opportunity to have your units redeemed for Cornerstone common stock and receive cash in the REIT merger if the cash consideration available after giving effect to cash elections made by the Cornerstone common stockholders is sufficient to meet your specified cash condition and your conditional cash redemption is chosen by lot from among other conditional cash redemptions that were not initially satisfied.

Q: HOW WILL PRORATION AFFECT ME IF I REDEEM MY CORNERSTONE PARTNERSHIP UNITS FOR
   CORNERSTONE COMMON STOCK?

A: Proration is intended to provide each Cornerstone common stockholder with an equal opportunity to receive, in accordance with such stockholder's election, the cash consideration and the Equity Office common share consideration that is available in the REIT merger.

   The aggregate REIT merger consideration to be paid to Cornerstone's common stockholders is fixed at approximately $1.054 billion in cash, or $18.00 multiplied by 58,551,525 shares, and a total number of Equity Office common shares equal to 0.7009 of an Equity Office common share multiplied by the number of shares of Cornerstone common stock issued and outstanding immediately before the closing of the REIT merger in excess of 58,551,525 shares. Accordingly, each Cornerstone common stockholder who makes a cash election or a share election may receive a prorated combination of cash and share consideration if, based on the elections made by other Cornerstone common stockholders, including Cornerstone Partnership unitholders who redeem their Cornerstone Partnership units before the partnership merger, cash elections or share elections are received for more cash consideration or share consideration, as applicable, than is available as part of the aggregate REIT merger consideration.


    For example:

    Oversubscription of Cash

    - if cash elections are received in the REIT merger for more than 58,551,525 shares of Cornerstone common stock and you have elected to redeem some or all of your Cornerstone Partnership units without condition, then you will receive in the REIT merger:


      -- 0.7009 of an Equity Office common share in exchange for each share of Cornerstone common stock for which you made a share election; and


      -- a combination of cash and Equity Office common shares, on a proportionate basis, for each share of Cornerstone common stock for which you made a cash election, so that the aggregate number of shares of Cornerstone common stock converted into cash in the REIT merger equals 58,551,525 shares, with Equity Office common shares issued in exchange for the remainder of the shares of Cornerstone common stock converted in the REIT merger.

    If you condition the exercise of your unit redemption right under the merger agreement on the ability to receive only cash for some or all of the Cornerstone common stock that you would receive in the redemption, an oversubscription of cash will cause the cash condition not to be satisfied and you will receive EOP Partnership units in the partnership merger based on the 0.7009 exchange ratio for the units that were subject to the cash condition. However, if there is an undersubscription of cash, taking into account cash elections made by all Cornerstone common stockholders, including Cornerstone Partnership unitholders who redeem their Cornerstone Partnership units before the partnership merger, but not including cash elections made by Cornerstone Partnership unitholders who conditioned their unit redemptions on the ability to receive cash in the REIT merger, you may nevertheless have the opportunity to have your units redeemed for Cornerstone common stock and receive cash in the REIT merger if the cash consideration available after giving effect to cash elections made by the Cornerstone common stockholders is sufficient to meet your specified cash condition and your conditional cash redemption is chosen by lot from among other conditional cash redemptions that were not initially satisfied. For any units redeemed by you that were not subject to the cash election condition, you will receive cash or Equity Office common shares, as elected by you, subject to the proration provisions described above.

    Oversubscription of Shares

    - if share elections are received for more shares of Cornerstone common stock than the difference between (a) the number of shares of Cornerstone common stock issued and outstanding immediately before the REIT merger, taking into account shares of Cornerstone common stock issued to Cornerstone Partnership unitholders who exercise their unit redemption rights, and (b) the 58,551,525 shares to be converted into cash in the REIT merger, and you have elected to redeem some or all of your Cornerstone Partnership units, then you will receive in the REIT merger:


      -- $18.00 in cash, without interest, in exchange for each share of Cornerstone common stock for which you made a cash election; and

      -- a combination of cash and Equity Office common shares, on a proportionate basis, for each share of Cornerstone common stock for which you made a share election, so that the aggregate number of shares of Cornerstone common stock converted into cash in the REIT merger equals 58,551,525 shares, with Equity Office common shares issued in exchange for the remainder of the shares of Cornerstone common stock converted in the REIT merger.


    If there is an oversubscription of Equity Office common shares, the cash condition to any conditional redemption will be met because cash will be available for each share of Cornerstone common stock for which cash was elected.

    Undersubscription of Cash and Shares

    - if cash elections are received for less than 58,551,525 shares of Cornerstone common stock AND share elections are received for less than the maximum number of shares of Cornerstone common stock to be converted into Equity Office common shares in the REIT merger, and you have elected to redeem some or all of your Cornerstone Partnership units, then you will receive in the REIT merger:

      -- $18.00 in cash, without interest, in exchange for each share of Cornerstone common stock for which you made a cash election;

      -- 0.7009 of an Equity Office common share in exchange for each share of Cornerstone common stock for which you made a share election; and


      -- a combination of cash and Equity Office common shares, on a proportionate basis, for each share of Cornerstone common stock for which you made neither a cash election nor a share election, so that the aggregate number of shares of Cornerstone common stock converted into $18.00 in cash, without interest, in the REIT merger equals 58,551,525 shares, with Equity Office common shares issued in exchange for the remainder of the shares of Cornerstone common stock converted in the REIT merger.


    If there is an undersubscription of cash and an undersubscription of Equity Office common shares, the cash condition to any conditional unit redemption will be met because cash will be available for each share of Cornerstone common stock for which cash was elected.

Q: HOW DO I ELECT TO REDEEM MY CORNERSTONE PARTNERSHIP UNITS AND ELECT THE TYPE
   OF CONSIDERATION I WOULD LIKE TO RECEIVE IN THE REIT MERGER?


A: In order to redeem your Cornerstone Partnership units and elect the form of consideration that you would like to receive in the REIT merger, you must complete and sign the notice of redemption/form of election included with this document and return it to Cornerstone Partnership in accordance with the instructions in the notice of redemption/form of election. The properly completed notice of redemption/form of election must be received by 5:00 p.m., Eastern Time, June 15, 2000.


Q: IS MY NOTICE OF REDEMPTION REVOCABLE?


A: If you conditionally elect to redeem your Cornerstone Partnership units under the merger agreement, you can revoke or amend your notice of redemption at any time before 5:00 p.m., Eastern Time, on June 15, 2000, by submitting written notice to Cornerstone Partnership, which must receive the notice at or before that time. A notice of redemption under the provisions of the merger agreement is conditioned on the completion of the partnership merger and, if you choose, can be conditioned on the ability to receive only cash for some or all of the shares of Cornerstone common stock that would be received in the redemption.


   A notice of redemption made under the provisions of the partnership agreement of Cornerstone Partnership is not revocable and may not be conditioned on completion of the partnership merger or the ability to receive cash in the REIT merger.

Q: IF I ELECT TO REDEEM MY CORNERSTONE PARTNERSHIP UNITS FOR CORNERSTONE COMMON
   STOCK, IS MY ELECTION TO RECEIVE CASH OR EQUITY OFFICE COMMON SHARES IN THE REIT MERGER FOLLOWING A REDEMPTION OF MY CORNERSTONE PARTNERSHIP UNITS REVOCABLE?

A: Yes. You may change your cash or share election or revoke it at any time prior to the deadline for submitting your consent form, as such deadline may be extended from time to time, by submitting written notice to Cornerstone Partnership, which must receive the notice at or before that time.


Q: WHAT HAPPENS IF THE PRICE OF EQUITY OFFICE COMMON SHARES AND/OR CORNERSTONE
   COMMON STOCK CHANGES BEFORE THE CLOSING OF THE TRANSACTION?


A: No change will be made to the 0.7009 exchange ratio applicable to both the partnership merger or the REIT merger, or the $18.00 per share cash amount payable in the REIT merger. The exchange ratio is fixed. Because the market value of Equity Office common shares will fluctuate before and after the closing of the REIT merger, the value of any EOP Partnership units that you will receive in the partnership merger or any Equity Office common shares that you receive in the REIT merger, as applicable, will fluctuate as well, and may differ from the $18.00 per share cash amount payable in the REIT merger. You should obtain current market prices for Equity Office common shares and shares of Cornerstone common stock, to which the current values of EOP Partnership units and Cornerstone Partnership units, respectively, correspond prior to making your elections.


Q: HOW WAS THE EXCHANGE RATIO DETERMINED?

A: The exchange ratio was determined as part of the overall negotiation between Equity Office and Cornerstone regarding the merger consideration, taking into account the other terms of the transaction, including the aggregate and per share amounts of merger consideration payable in cash.

Q: WILL ANY FRACTIONAL EOP PARTNERSHIP UNITS BE ISSUED IN THE PARTNERSHIP
   MERGER?

A: No. A Cornerstone Partnership unitholder who, based on the 0.7009 exchange ratio applicable to the partnership merger, would be entitled to receive a number of EOP Partnership units that is not a whole number, will receive a number of EOP Partnership units that is rounded to the nearest whole number.

Q: WILL ANY FRACTIONAL EQUITY OFFICE COMMON SHARES BE ISSUED IN THE REIT MERGER?


A: No. Cash will be paid instead of fractional shares. This cash will be in addition to the approximately $1.054 billion of cash required to be paid to holders of Cornerstone common stock as part of the REIT merger consideration, and it will not be taken into account for purposes of any proration that is required.


Q: TO WHAT AM I BEING ASKED TO CONSENT?

A: Cornerstone Partnership Unitholders. As a Cornerstone Partnership unitholder, you are being asked to approve by written consent the mergers, to the extent required under the partnership agreement of Cornerstone Partnership.

   EOP Partnership Unitholders. This document is being sent to you for your information only. You are not being asked to approve the partnership merger, the REIT merger or the merger agreement.

Q: AS A CORNERSTONE PARTNERSHIP UNITHOLDER, DO I HAVE APPRAISAL RIGHTS?

A: No. Neither the Cornerstone Partnership partnership agreement nor the merger agreement provides you with appraisal rights and you have no such rights under Delaware law.

Q: WILL I RECOGNIZE GAIN OR LOSS AS A RESULT OF THE PARTNERSHIP MERGER?

A: The partnership merger generally is intended to qualify as a nonrecognition transaction for federal income tax purposes. However, if you experience a reduction in your share of partnership liabilities of Cornerstone Partnership when compared to your share of partnership liabilities of EOP Partnership, you will recognize taxable gain to the extent that the amount of that reduction in partnership liabilities exceeds your adjusted tax basis in the EOP Partnership units received immediately after the partnership merger. In addition, other circumstances present at the time of the partnership merger and subsequent events could cause you to recognize taxable gain as a result of the partnership merger.

The tax consequences of the partnership merger are very complicated and will vary for each Cornerstone Partnership unitholder according to its own circumstances. Therefore, it is important that you consult with your own tax advisor in order to determine the tax consequences to you of the partnership merger.

Q: IF I CURRENTLY HAVE A DEFICIT RESTORATION OBLIGATION WITH RESPECT TO MY
   CORNERSTONE PARTNERSHIP UNITS, WILL I HAVE THE RIGHT TO ENTER INTO A DEFICIT RESTORATION OBLIGATION WITH RESPECT TO THE EOP PARTNERSHIP UNITS THAT I RECEIVE IN THE PARTNERSHIP MERGER?

A: Yes. Under the merger agreement, EOP Partnership will allow each Cornerstone
   Partnership unitholder that has entered into a deficit restoration obligation with respect to its Cornerstone Partnership units as of the time of the partnership merger to enter into a deficit restoration obligation, in the same amount, with respect to the EOP Partnership units received in the partnership merger. The former Cornerstone Partnership unitholders as a group also will have the right to increase the aggregate amount of their deficit restoration obligations by a specified amount. In addition, under the merger agreement, EOP Partnership, in its sole discretion, may allow increases in the deficit restoration obligations of the former Cornerstone Partnership unitholders under limited circumstances after the partnership merger. Cornerstone Partnership unitholders who have entered into specific agreements with Cornerstone Partnership permitting them to enter into and increase existing deficit restoration obligations will continue to have these rights.

Q: WILL I RECOGNIZE TAXABLE GAIN OR LOSS AS A RESULT OF THE REDEMPTION OF MY
   CORNERSTONE PARTNERSHIP UNITS FOR CORNERSTONE COMMON STOCK IMMEDIATELY BEFORE THE PARTNERSHIP MERGER?

A: Yes. The redemption of Cornerstone Partnership units for Cornerstone common stock will be treated for federal income tax purposes as a fully-taxable sale of those units to Cornerstone in exchange for Cornerstone common stock. On the redemption of your Cornerstone Partnership units, you will recognize any gain or loss realized in an amount equal to the difference between the amount realized on the redemption and your adjusted tax basis in your Cornerstone Partnership units. If you have a "negative capital account" with respect to your Cornerstone Partnership units, the gain recognized on the redemption would exceed the value of the Cornerstone common stock received by the amount of that negative capital account.

   If you redeem your Cornerstone Partnership units for Cornerstone common stock immediately before the partnership merger you will have a basis in the Cornerstone common stock received in the redemption equal to the fair market value of that Cornerstone common stock at the time of the redemption. Your holding period in the Cornerstone common stock received will begin after the redemption.

   The tax consequences of a redemption will vary for each Cornerstone Partnership unitholder according to its own circumstances and, therefore, it is important that each Cornerstone Partnership unitholder consult with its own tax advisor in order to determine the tax consequences to it of a redemption.

Q: WILL I RECOGNIZE TAXABLE GAIN OR LOSS AS A RESULT OF THE REIT MERGER?

A: If you redeem your Cornerstone Partnership units before the partnership merger and participate in the REIT merger as a Cornerstone common stockholder, the following federal income tax consequences generally will result and will be in addition to any tax consequences that occur upon the redemption:


      - if you exchange Cornerstone common stock solely for Equity Office common shares in the REIT merger, you will not recognize gain or loss realized on the REIT merger for federal income tax purposes. However, you will recognize any taxable gain realized with respect to cash received for fractional shares;



      - if you receive solely cash in exchange for your Cornerstone common stock, you will recognize any taxable gain or loss realized for federal income tax purposes on the exchange of your Cornerstone common stock; or



      - if you receive both Equity Office common shares and cash, you will recognize any gain realized up to the amount of cash received, but you will not recognize any loss on the exchange.

    The tax consequences to Cornerstone stockholders will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the REIT merger to you.

Q: WHAT WILL MY DISTRIBUTIONS BE AFTER THE PARTNERSHIP MERGER?


A: Until the partnership merger is completed, Cornerstone Partnership unitholders will continue to receive regular distributions in accordance with the partnership agreement of Cornerstone Partnership, including any distributions made in order to permit Cornerstone to pay to its stockholders immediately before the closing any dividends necessary to maintain Cornerstone's status as a real estate investment trust, or REIT. As required by the merger agreement, Cornerstone Partnership intends to pay a special distribution to its unitholders of $0.03 per unit in order to permit Cornerstone to pay a special dividend of $0.03 per share on its common stock. After the completion of the partnership merger, as an EOP Partnership unitholder, you will receive distributions in accordance with the EOP Partnership partnership agreement. EOP Partnership's current quarterly distributions are $0.42 per class A unit per quarter.


Q: IF I REDEEM MY CORNERSTONE PARTNERSHIP UNITS FOR CORNERSTONE COMMON STOCK AND
   PARTICIPATE IN THE REIT MERGER, WHAT WILL MY DIVIDENDS BE AFTER THE REIT MERGER?


A: After the completion of the REIT merger, if you receive Equity Office common shares in the REIT merger, you will receive the distributions payable to holders of Equity Office common shares with a record date after the closing. Equity Office's current quarterly distributions are $0.42 per share per quarter. You will not receive any distributions or dividends with respect to the shares of Cornerstone common stock that you receive by redeeming your Cornerstone Partnership units under the merger agreement.


Q: WHAT SHOULD I DO NOW?

A: If you are a Cornerstone Partnership unitholder, you should indicate on your consent form whether or not you consent to the mergers and sign and mail it in the enclosed envelope as soon as possible. You also should send in your notice of redemption/form of election if you wish to redeem your Cornerstone Partnership units for Cornerstone common stock and participate in the REIT merger as a Cornerstone common stockholder.

   If you sign and send in your consent form and do not indicate if you consent, your consent will be assumed to have been given in favor of the proposal to approve the mergers.

Q: WHO CAN ANSWER MY QUESTIONS?

A: Cornerstone Partnership Unitholders. If you have more questions about the mergers, any redemption rights under the Cornerstone Partnership agreement or the merger agreement, or desire additional copies of this document, consent forms, or notice of redemption/forms of election, you should contact:

   Cornerstone Properties Limited Partnership
   c/o Cornerstone Properties Inc.
   Tower 56
   126 East 56th Street, 6th Floor
   New York, New York 10022
   Attention: Thomas P. Loftus
   Telephone: (212) 605-7100

   EOP Partnership Unitholders. If you have more questions about the partnership merger or would like additional copies of this document, you should contact:

   EOP Operating Limited Partnership
   c/o Equity Office Properties Trust
   Two North Riverside Plaza,
   Suite 2100
   Chicago, Illinois 60606
   Attention: Diane Morefield
   Telephone: (312) 466-3286

                                    SUMMARY


     This summary highlights selected information from this consent solicitation/information statement/prospectus. It may not contain all of the detailed information that may be important to you. To understand the partnership merger and the REIT merger fully and for a more complete description of the legal terms of the mergers, you should read carefully this entire document and the other documents to which we refer, including the merger agreement, as amended. For more information about Equity Office, EOP Partnership and Cornerstone, see "Where You Can Find More Information" on page 186. Each item in this summary refers to the pages where that subject is discussed more fully.


THE COMPANIES AND THE PARTNERSHIPS

EQUITY OFFICE PROPERTIES TRUST
EOP OPERATING LIMITED PARTNERSHIP
Two North Riverside Plaza
Suite 2100
Chicago, Illinois 60606
(312) 466-3300

     Equity Office Properties Trust is the sole general partner of, and owns the controlling interest in, EOP Operating Limited Partnership. Equity Office owns all of its assets and conducts all of its operations through EOP Partnership, which is engaged in acquiring, owning, operating and leasing office properties and parking facilities. Equity Office is the nation's largest publicly held owner and operator of office properties, with a portfolio of 294 office buildings containing 77.0 million square feet in 23 states and the District of Columbia. Equity Office, which has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes, is an independent real estate company that manages all aspects of its operations internally.

     EOP Partnership, a Delaware limited partnership, was organized in July 1997. Equity Office, a Maryland real estate investment trust, was organized in 1996 and began operations in 1997 to continue and expand the national office property business of Mr. Samuel Zell, chairman of the board of trustees of Equity Office, and his affiliates.

CORNERSTONE PROPERTIES INC.
CORNERSTONE PROPERTIES LIMITED PARTNERSHIP
126 East 56th Street
Tower 56
New York, New York 10022
(212) 605-7100


     Cornerstone Properties Inc. is a self-administered equity REIT which owns, through subsidiaries, interests in 82 class A office buildings comprising approximately 17 million rentable square feet, a shopping center, a hotel and developable land. The Cornerstone properties are primarily located in nine major metropolitan areas throughout the United States: Atlanta, Boston, suburban Chicago, Minneapolis, New York City, San Francisco Bay Area, Seattle, Southern California and Washington, D.C. and surrounding suburbs. Class A office properties are generally considered to be those that have the most favorable locations and physical attributes, command premium rents and experience the highest tenant retention rates within their markets. Cornerstone Properties is organized as a Nevada corporation.



     In January 1998, Cornerstone converted its corporate structure into an umbrella limited partnership REIT. Cornerstone owns all of its assets and conducts all of its operations through Cornerstone Partnership. Under this structure, Cornerstone is the sole general partner of, and owns the controlling interest in, Cornerstone Properties Limited Partnership.


INFORMATION ABOUT THE ACTIONS TAKEN OR TO BE TAKEN BY THE GENERAL PARTNER OF

EOP PARTNERSHIP (SEE PAGE 31)


     Under authority granted in the partnership agreement of EOP Partnership, Equity Office, as the general partner of EOP Partnership, has determined that the partnership merger is in the best interests of EOP Partnership and its unitholders, and has approved the merger agreement and the partnership merger. No vote or consent of unitholders of EOP Partnership is required under the partnership agreement of EOP Partnership for approval of the partnership merger.

     The partnership agreement of EOP Partnership requires the approval of the REIT merger by the consent of unitholders holding at least a majority of the outstanding EOP Partnership units, including any EOP Partnership units held by Equity Office. As of May 12, 2000, Equity Office owned approximately 88.2% of the outstanding EOP Partnership units and intends to take action by written consent, as permitted under the partnership agreement of EOP Partnership, to approve the REIT merger on or about the close of business on June 16, 2000. Because Equity Office owns more than a majority of the outstanding partnership units of EOP Partnership, no vote or consent of EOP Partnership unitholders, other than Equity Office, is required for approval of the REIT merger, and none is being solicited. Accordingly, under applicable SEC rules, this document is being forwarded to unitholders of EOP Partnership of record on May 12, 2000 for informational purposes only.



CORNERSTONE PARTNERSHIP UNITHOLDERS' CONSENT PROCEDURES (SEE PAGE 32)



     Cornerstone is asking Cornerstone Partnership unitholders to consent to the mergers. The partnership agreement of Cornerstone Partnership requires the approval of the mergers by the consent of unitholders holding at least a majority of the outstanding Cornerstone Partnership units, including any Cornerstone Partnership units held by Cornerstone. As of May 12, 2000, Cornerstone owned approximately 87.1% of the Cornerstone Partnership units. Cornerstone is required to vote its units in proportion to the manner in which all outstanding shares of capital stock of Cornerstone are voted at the special meeting of stockholders of Cornerstone to be held on June 19, 2000 in connection with the REIT merger. You may execute a consent to the mergers if you owned Cornerstone Partnership units on May 12, 2000.



CORNERSTONE VOTING AGREEMENTS (SEE PAGE 78)


     Cornerstone's directors and executive officers have entered into voting agreements under which they have agreed to vote all of their Cornerstone Partnership units and shares of Cornerstone common stock to approve the mergers and against any alternative acquisition proposals. As of the record date for consent to the mergers by Cornerstone Partnership unitholders, the directors and executive officers of Cornerstone, including their affiliates, beneficially owned 5,056,240 Cornerstone Partnership units, representing approximately 3.4% of the outstanding Cornerstone Partnership units entitled to consent to the
mergers and           shares of Cornerstone common stock, representing
approximately   % of the outstanding shares of Cornerstone common stock entitled to vote at the Cornerstone stockholders meeting.


APPROVAL OF THE REIT MERGER BY EQUITY OFFICE COMMON SHAREHOLDERS AND CORNERSTONE COMMON AND PREFERRED STOCKHOLDERS (SEE PAGE 67)


     By separate joint proxy statement/prospectus, the board of trustees of Equity Office and the board of directors of Cornerstone are soliciting the approval of the merger agreement and the REIT merger, as applicable, from the Equity Office common shareholders and the Cornerstone common and preferred stockholders, respectively. The joint proxy statement/prospectus also constitutes a prospectus of Equity Office with regard to the Equity Office common shares to be issued to the Cornerstone common stockholders in the REIT merger. Approval of the REIT merger requires the affirmative vote of at least a majority of the outstanding shares of Cornerstone common stock and at least two thirds of the outstanding shares of Cornerstone 7% cumulative convertible preferred stock. Approval of the merger agreement and the REIT merger requires the affirmative vote of not less than a majority of all votes entitled to be cast by Equity Office common shareholders. The consummation of REIT merger is conditioned upon completion of the partnership merger and the partnership merger will not be completed if the REIT merger does not receive the required approval of the Equity Office shareholders and Cornerstone stockholders.


RECOMMENDATION OF THE CORNERSTONE BOARD (SEE PAGE 45)



     The Cornerstone board of directors on behalf of Cornerstone, in its capacity as general partner of Cornerstone Partnership, has approved and adopted the merger agreement, including the partnership merger and the REIT merger contemplated thereby. The Cornerstone board of directors believes that the mergers are in the best interests of Cornerstone, Cornerstone Partnership and their respective security holders. Cornerstone Partnership unitholders also should refer to the reasons that the Cornerstone board of directors considered in determining whether to approve and adopt the merger agreement on pages 45 through 47.

FAIRNESS OPINION OF CORNERSTONE'S FINANCIAL ADVISOR (SEE PAGE 47)



     In deciding to approve and adopt the merger agreement, the Cornerstone Board considered the oral opinion, delivered February 10, 2000, of its financial advisor, Lazard Freres & Co. LLC, that, as of that date, the consideration to be received in the REIT merger was fair, from a financial point of view, to the holders of common stock of Cornerstone. Such opinion was confirmed in writing on February 11, 2000. This opinion is attached as Annex C to this document.



THE PARTNERSHIP MERGER (SEE PAGE 59)



     The merger agreement, as amended, is attached at the back of this consent solicitation statement/information statement/prospectus as Annex A. We urge you to read the merger agreement, as amended, as it is the legal document that governs the partnership merger and the REIT merger.


     The merger agreement contemplates the following two-step transaction:

     - the partnership merger, whereby Cornerstone Partnership will merge into EOP Partnership and Cornerstone Partnership will cease to exist; followed by

     - the REIT merger, whereby Cornerstone will merge into Equity Office and Cornerstone will cease to exist.

     The REIT merger will be completed immediately after the completion of the partnership merger.

STRUCTURE DIAGRAMS



     The following diagrams depict in summary form the structure of Equity Office and Cornerstone before and after the partnership merger and the merger, assuming that none of the unitholders of EOP Partnership or Cornerstone Partnership redeem their units:



                               CURRENT STRUCTURE:


                                  [FLOW CHART]


    AFTER THE PARTNERSHIP MERGER:                 AFTER THE REIT MERGER:



                                  [FLOW CHART]

CONDITIONS TO THE PARTNERSHIP MERGER AND THE REIT MERGER (SEE PAGE 67)


     Before the partnership merger and the REIT merger can be completed, a number of conditions must be satisfied. These include:

     - approval of the merger agreement and the REIT merger by the requisite votes of Cornerstone Partnership unitholders and the EOP Partnership unitholders;

     - approval of the merger agreement and the REIT merger by the requisite vote of Equity Office common shareholders and approval of the merger agreement by the requisite vote of Cornerstone common and preferred stockholders;

     - absence of law preventing the consummation of either the partnership merger or the REIT merger;

     - delivery of tax opinions that the REIT merger qualifies as a reorganization under section 368(a) of the Internal Revenue Code and that EOP Partnership will be treated as a partnership under the Internal Revenue Code; and

     - other customary closing conditions.


     Where the law permits, Equity Office or EOP Partnership, on the one hand, or Cornerstone or Cornerstone Partnership, on the other hand, could decide to complete the partnership merger and the REIT merger even though one or more conditions were not satisfied. By law, neither Equity Office or EOP Partnership, on the one hand, nor Cornerstone or Cornerstone Partnership, on the other hand, can waive (A) a failure by the requisite vote of shareholders to adopt and approve the merger agreement and the REIT merger, (B) a failure by the requisite vote of unitholders of EOP Partnership or Cornerstone Partnership to approve the merger agreement and the REIT merger or (C) any court order or law preventing consummation of the partnership merger or the REIT merger. Whether any of the other conditions would be waived would depend on the facts and circumstances as determined by the reasonable business judgment of the board of trustees of Equity Office, acting on its own behalf or in its capacity as general partner of EOP Partnership, or the board of directors of Cornerstone. If Equity Office and EOP Partnership or Cornerstone and Cornerstone Partnership waived compliance with one or more of the conditions and the condition was deemed material to a vote of Equity Office and/or Cornerstone shareholders or EOP Partnership and/or Cornerstone Partnership unitholders, Equity Office, Cornerstone and/or Cornerstone Partnership would have to resolicit the approval by its stockholders and unitholders, respectively, or, in the case of EOP Partnership, inform its unitholders of such material change, before the closing of the REIT merger or the partnership merger.


     It is a condition to the consummation of the REIT merger that Hogan & Hartson L.L.P., counsel to Equity Office, and King & Spalding, counsel to Cornerstone, deliver opinions that the REIT merger qualifies as a reorganization under the provisions of section 368(a) of the Code. This condition will not be waived.


REIT MERGER FINANCING (SEE PAGE 62)



     Equity Office intends to finance the $1.1 billion cash portion of the purchase price to Cornerstone common stockholders in the REIT merger by using available borrowing capacity under its existing $1.0 billion credit facility and a new $1.0 billion credit facility expected to be entered into prior to the closing of the mergers.



REGULATORY APPROVALS (SEE PAGE 62)



     Equity Office and Stichting Pensioenfonds voor de Gezondheid Geestelijke en Maatschappelijke Belangen, or PGGM, Cornerstone's largest stockholder are in the process of preparing filings with U.S. antitrust authorities under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to PGGM's acquisition of Equity Office common shares in the REIT merger. Under the Hart-Scott-Rodino Antitrust Improvements Act, in a reportable acquisition of assets or voting securities the acquiring person may not take beneficial ownership of the shares or assets to be acquired until (a) notification has been given, and required information furnished, to the Federal Trade Commission and the Antitrust Division of the Department of Justice and (b) specified waiting period requirements have been satisfied. The government could terminate the waiting period early or alternatively extend the waiting period with a request for additional information.

TERMINATION OF THE MERGER AGREEMENT;
TERMINATION FEES (SEE PAGE 73-77)


     The merger agreement contains provisions addressing the circumstances under which Equity Office and EOP Partnership, on the one hand, and Cornerstone and Cornerstone Partnership, on the other hand, may terminate the merger agreement. In addition, the merger agreement provides that, in several circumstances, Cornerstone may be required to pay to Equity Office a termination fee of $100 million.


SUMMARY OF MATERIAL FEDERAL INCOME TAX
CONSEQUENCES (SEE PAGE 81)



     A Cornerstone Partnership unitholder who receives only EOP Partnership units in the partnership merger generally will not recognize taxable gain at the time of the partnership merger, except to the extent that the unitholder experiences a reduction in its share of partnership liabilities that exceeds its adjusted basis in the EOP Partnership units that are received in the partnership merger. Whether a particular Cornerstone Partnership unitholder will experience a reduction in its share of partnership liabilities in connection with the partnership merger will depend upon a number of variables, which are discussed more fully under the heading "Material Federal Income Tax Consequences -- Tax Consequences of the Partnership Merger to Cornerstone Partnership Unitholders That Receive EOP Partnership Units" beginning on page 86. In addition, subsequent events and transactions could cause a Cornerstone Partnership unitholder to be required to recognize all or part of the gain deferred at the time of the partnership merger. See "Material Federal Income Tax
Consequences -- Effect of Subsequent Events" on page 94.



     A Cornerstone Partnership unitholder who exercises its unit redemption right before the partnership merger and receives Cornerstone common stock in exchange for its Cornerstone Partnership units will recognize taxable gain equal to the difference between the "amount realized" for tax purposes and the Cornerstone Partnership unitholder's adjusted basis in its Cornerstone Partnership units that are redeemed. If you have a "negative capital account" with respect to your Cornerstone Partnership units, the gain recognized on the redemption would exceed the value of the Cornerstone common stock received by the amount of that negative capital account. A Cornerstone Partnership unitholder who redeems his units for Cornerstone common stock immediately prior to the partnership merger will have a basis in the Cornerstone common stock received equal to the fair market value of that Cornerstone common stock at the time of the redemption. The unitholder's holding period in the Cornerstone common stock received will begin after the redemption. See "Material Federal Income Tax Consequences -- Tax Consequences of the Redemption of Cornerstone Partnership Units for Cornerstone Common Stock" on page 104.



     A Cornerstone Partnership unitholder who redeems its Cornerstone Partnership units for Cornerstone common stock before the partnership merger will participate in the REIT merger as a Cornerstone common stockholder. The REIT merger is intended to qualify as a reorganization under section 368(a) of the Internal Revenue Code. Accordingly, a Cornerstone common stockholder who receives only Equity Office common shares in the REIT merger will not recognize gain or loss realized on the REIT merger for federal income tax purposes. However, a Cornerstone common stockholder will be required to recognize any taxable gain realized with respect to cash received instead of a fractional Equity Office common share. A Cornerstone common stockholder who receives only cash in the REIT merger will recognize any taxable gain or loss realized on the exchange for federal income tax purposes. A Cornerstone common stockholder who receives both Equity Office common shares and cash will recognize any gain realized up to the amount of cash received, but will not recognize any loss realized. See "Material Federal Income Tax Consequences -- Tax Consequences of the REIT Merger" on page 105.


     The tax consequences of the partnership merger, any redemption, and the REIT merger to each Cornerstone Partnership unitholder will depend on the particular situation of that unitholder. Each Cornerstone Partnership unitholder, therefore, is urged to consult with its own tax advisor for a full understanding of the tax consequences to the unitholder that will result from the partnership merger, any redemption of its Cornerstone Partnership units, and the REIT merger.

ACCOUNTING TREATMENT (SEE PAGE 57)


     The partnership merger and the REIT merger will be treated as a purchase for financial accounting purposes.


CONFLICTS OF INTEREST OF CORNERSTONE DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS (SEE PAGE 52)


     A number of directors and executive officers of Cornerstone have interests in the mergers as employees and/or directors that are different from, or in addition to, yours as a Cornerstone Partnership unitholder. The Cornerstone board recognized these interests and determined that they did not affect the benefits of the REIT merger to Cornerstone stockholders or the partnership merger to Cornerstone Partnership unitholders.

     If the mergers take place, William Wilson III, John S. Moody and Jan H.W.R. van der Vlist will become members of the Equity Office board of trustees. Also, indemnification arrangements in the merger agreement and directors' and officers' liability insurance for existing directors and officers of Cornerstone will be continued by Equity Office after the mergers.


     In addition, if the mergers take place, options to purchase Cornerstone common stock held by Cornerstone's directors and officers will be automatically converted into options to acquire Equity Office common shares adjusted to account for the exchange ratio of 0.7009. Further, if the mergers are completed and Cornerstone executives with whom Cornerstone has severance agreements are terminated under the circumstances described in "The Partnership
Merger -- Interests of Cornerstone's Directors and Executive Officers in the Mergers" then such persons would be entitled to aggregate benefits, if the employment of all of these persons is terminated following completion of the mergers, of approximately $34.7 million under such agreements. Upon the completion of the REIT merger, outstanding unvested options to purchase an aggregate of 3,675,647 shares of Cornerstone common stock will become exercisable in full. Of these, Messrs. Wilson, Moody and the other Cornerstone executives with severance agreements hold unvested options to purchase 3,177,476 shares of Cornerstone common stock at a per share weighted average exercise price of $16.48. Under the merger agreement, Cornerstone optionees may elect to cash-out their vested options, after completion of the REIT merger and before the end of the second business day following completion of the REIT merger, for an amount of cash equal to the excess, if any, of $18.00 over the exercise price multiplied by the number of shares of Cornerstone common stock subject to the options. Some Cornerstone optionees also may have additional liquidity rights for their options.



     Mr. Moody and two other executive officers of Cornerstone also will enter into noncompetition agreements with Equity Office for which they will receive payments totaling $6.5 million. In addition, an affiliate of Equity Office will purchase from Messrs. Wilson and Moody the voting capital stock of WCP Services, Inc., a third-party service subsidiary of Cornerstone, for an aggregate of $400,000, including the assumption of indebtedness, and Mr. Wilson and others will enter into a joint venture with an affiliate of Equity Office to develop assets that currently are in the Cornerstone development pipeline and to pursue other development opportunities in northern California.



TRUSTEES OF EQUITY OFFICE FOLLOWING THE REIT MERGER (SEE PAGE 55)



     The merger agreement provides that Messrs. Moody, Wilson and van der Vlist will become members of the board of trustees of Equity Office, with terms expiring in 2002, 2003 and 2003, respectively. In addition, Equity Office has agreed to renominate Mr. van der Vlist, or a replacement designated by PGGM, and subject to the approval of Equity Office if such replacement is not an officer, director or employee of PGGM, to the board of trustees of Equity Office upon the expiration of his terms in 2003 and 2006, so long as PGGM and its affiliates continue to own in the aggregate 21,000,000 or more of the issued and outstanding Equity Office common shares.



DIFFERENCES IN THE RIGHTS OF UNITHOLDERS AND SHAREHOLDERS (SEE PAGES 155 AND
170)


     Delaware law and the partnership agreement of Cornerstone Partnership currently govern the rights of Cornerstone Partnership unitholders. Upon completion of the partnership merger, Cornerstone Partnership unitholders either will become Equity Office common shareholders, with rights governed by Maryland law and Equity Office's declaration of trust and bylaws or EOP Partnership unitholders, with rights governed by Delaware law and the partnership agreement of EOP Partnership, depending on whether or not a Cornerstone unitholder redeems its units of Cornerstone common stock prior to the partnership merger.

PARTNERSHIP MERGER SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     EOP PARTNERSHIP


     The following table sets forth selected consolidated and combined financial and operating information on a historical basis for EOP Partnership and its predecessors. The selected financial data has been derived from the historical consolidated or combined financial statements of EOP Partnership and its predecessors, audited by Ernst & Young LLP, independent auditors. The following information should be read in conjunction with the consolidated and combined financial statements and financial statement notes of EOP Partnership and its predecessors incorporated by reference in this consent solicitation/information statement/prospectus. See "Where You Can Find More Information" on page 186.


                                  EOP OPERATING LIMITED PARTNERSHIP              EOP PARTNERSHIP PREDECESSORS
                             -------------------------------------------   -----------------------------------------
                                                              FOR THE          FOR THE
                                                              PERIOD           PERIOD
                                    FOR THE YEARS              FROM             FROM              FOR THE YEARS
                                        ENDED              JULY 11, 1997   JANUARY 1, 1997            ENDED
                                    DECEMBER 31,              THROUGH          THROUGH            DECEMBER 31,
                             ---------------------------   DECEMBER 31,       JULY 10,       -----------------------
                                 1999           1998           1997             1997            1996         1995
                             ------------   ------------   -------------   ---------------   ----------   ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
OPERATING DATA:
Revenues:
  Rental, parking and
    other..................  $  1,919,056   $  1,658,420   $    406,713       $ 327,017      $  493,396   $  356,959
                             ------------   ------------   ------------       ---------      ----------   ----------
         Total revenues....     1,942,243      1,679,699        412,968         339,104         508,124      371,457
                             ------------   ------------   ------------       ---------      ----------   ----------
Expenses:
  Interest.................       413,995        338,611         76,675          80,481         119,595      100,566
  Depreciation and
    amortization...........       358,989        305,982         70,346          66,034          96,237       74,156
  Property operating and
    ground rent (1)........       669,763        600,367        155,679         127,285         201,067      151,488
  General and
    administrative.........        80,927         63,564         17,690          17,201          23,145       21,987
  Provision for value
    impairment.............            --             --             --              --              --       20,248
                             ------------   ------------   ------------       ---------      ----------   ----------
         Total expenses....     1,523,674      1,308,524        320,390         291,001         440,044      368,445
                             ------------   ------------   ------------       ---------      ----------   ----------
Income before allocation to
  minority interests,
  income from investment in
  unconsolidated joint
  ventures, net gain(loss)
  on sales of real estate
  and extraordinary
  items....................       418,569        371,175         92,578          48,103          68,080        3,012
Minority interests.........        (1,981)        (2,114)          (789)           (912)         (2,086)      (2,129)
Income from investment in
  unconsolidated joint
  ventures.................        13,824         11,267          3,173           1,982           2,093        2,305
Net gain(loss) on sales of
  real estate and
  extraordinary items......        49,113          4,927        (16,240)         12,236           5,338       31,271
                             ------------   ------------   ------------       ---------      ----------   ----------
Net income.................       479,525        385,255         78,722          61,409          73,425       34,459
Put option settlement......        (5,658)            --             --              --              --           --
Preferred distributions....       (43,603)       (32,202)          (649)             --              --           --
                             ------------   ------------   ------------       ---------      ----------   ----------
Net income available for
  units....................  $    430,264   $    353,053   $     78,073       $  61,409      $   73,425   $   34,459
                             ============   ============   ============       =========      ==========   ==========
Net income available per
  weighted average unit
  outstanding -- basic.....  $       1.49   $       1.25   $       0.44
                             ============   ============   ============
Net income available per
  weighted average unit
  outstanding -- diluted...  $       1.48   $       1.24   $       0.43
                             ============   ============   ============
Weighted average units
  outstanding -- basic.....   288,326,547    282,114,343    178,647,562
                             ============   ============   ============
Weighted average units
  outstanding -- diluted...   291,157,204    283,974,532    180,014,027
                             ============   ============   ============

                                  EOP OPERATING LIMITED PARTNERSHIP              EOP PARTNERSHIP PREDECESSORS
                             -------------------------------------------   -----------------------------------------
                                                              FOR THE          FOR THE
                                                              PERIOD           PERIOD
                                    FOR THE YEARS              FROM             FROM              FOR THE YEARS
                                        ENDED              JULY 11, 1997   JANUARY 1, 1997            ENDED
                                    DECEMBER 31,              THROUGH          THROUGH            DECEMBER 31,
                             ---------------------------   DECEMBER 31,       JULY 10,       -----------------------
                                 1999           1998           1997             1997            1996         1995
                             ------------   ------------   -------------   ---------------   ----------   ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
BALANCE SHEET DATA (at end
  of period):
  Investment in real
    estate, net of
    accumulated
    depreciation...........  $ 12,572,153   $ 13,331,560   $ 10,976,319              --      $3,291,815   $2,393,403
  Total assets.............  $ 14,046,058   $ 14,261,291   $ 11,751,672              --      $3,912,565   $2,650,890
  Mortgage debt, unsecured
    notes and lines of
    credit.................  $  5,851,918   $  6,025,405   $  4,284,317              --      $1,964,892   $1,434,827
  Total liabilities........  $  6,336,531   $  6,472,613   $  4,591,697              --      $2,174,483   $1,529,334
  Minority interests.......  $     39,027   $     28,360   $     29,612              --      $   11,080   $   31,587
  Preferred units..........  $    615,000   $    615,000   $    200,000              --              --           --
  Partners' Capital/Owners'
    equity.................  $  7,055,500   $  7,145,318   $  6,930,363              --      $1,727,002   $1,089,969
OTHER DATA:
  General and
    administrative expenses
    as a percentage of
    total revenues.........           4.2%           3.8%           4.3%            5.1%            4.6%         5.9%
  Number of office
    properties.............           294            284            258              --              84           73
  Net rentable square feet
    of office properties
    (in millions)..........          77.0           75.1           65.3              --            29.2         23.1
  Occupancy of office
    properties.............            94%            95%            94%             --              90%          86%
  Number of parking
    facilities.............            20             19             17              --              10            3
  Number of spaces at
    parking facilities.....        20,506         18,059         16,749              --           7,321        3,323
  Funds from
    Operations(2)..........  $    748,983   $    662,585   $    163,253       $ 113,022      $  160,460   $   96,104
                             ============   ============   ============       =========      ==========   ==========
  Property net operating
    income (3).............  $  1,256,180   $  1,065,714   $    253,418       $ 202,108      $  294,556   $  206,341
                             ============   ============   ============       =========      ==========   ==========
  Earnings before interest,
    taxes, depreciation,
    and amortization (4)...  $  1,228,913   $  1,049,577   $    242,969       $ 197,489      $  286,128   $  200,438
                             ============   ============   ============       =========      ==========   ==========
  Cash flow provided by
    operating activities...  $    720,711   $    759,151   $    190,754       $  95,960      $  165,975   $   93,878
                             ============   ============   ============       =========      ==========   ==========
  Cash flow (used for)
    investing activities...  $    (67,138)  $ (2,231,712)  $ (1,592,272)      $(571,068)     $ (924,227)  $ (380,615)
                             ============   ============   ============       =========      ==========   ==========
  Cash flow (used for)
    provided by financing
    activities.............  $   (718,315)  $  1,310,788   $  1,630,346       $ 245,851      $1,057,551   $  276,513
                             ============   ============   ============       =========      ==========   ==========

---------------
(1) Property operating expenses includes real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(2) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines Funds from Operations as net income (loss), computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. EOP Partnership believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating, investing and financing activities, it provides investors with an indication of the ability of EOP Partnership to incur and service debt, to make capital expenditures and to fund other cash needs. EOP Partnership computes Funds from Operations in accordance with standards established by NAREIT, which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current

    ]NAREIT definition or that interpret the current NAREIT definition differently than EOP Partnership. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of EOP Partnership's financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of EOP Partnership's liquidity, nor is it indicative of funds available to fund EOP Partnership's cash needs, including its ability to make cash distributions.

(3) Property net operating income is defined as rental income including tenant reimbursements, parking and other income less property operating expenses including real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(4) Earnings before interest, taxes, depreciation and amortization is defined as net income excluding interest expense, taxes, depreciation and amortization, net gain (loss) on sales of real estate, gains (losses) from extraordinary items and income from investment in unconsolidated joint ventures plus EOP Partnership's share of the earnings before interest, taxes, depreciation and amortization for the unconsolidated joint ventures. Earnings before interest, taxes, depreciation and amortization is presented because EOP Partnership believes this data is used by some investors to evaluate EOP Partnership's ability to meet debt service requirements. EOP Partnership considers earnings before interest, taxes, depreciation and amortization to be an indicative measure of its operating performance due to the significance of EOP Partnership's long-lived assets and because this data can be used to measure EOP Partnership's ability to service debt, fund capital expenditures and expand its business. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. In addition, earnings before interest, taxes, depreciation and amortization as calculated by EOP Partnership may not be comparable to similarly titled measures reported by other companies. Interest expense, taxes, depreciation and amortization, which are not reflected in the presentation of earnings before interest, taxes, depreciation and amortization, have been, and will be, incurred by EOP Partnership. Investors are cautioned that these excluded items are significant components in understanding and assessing EOP Partnership's financial performance.

     CORNERSTONE PARTNERSHIP

     The following table sets forth selected consolidated financial and operating information on a historical basis for Cornerstone Partnership. The selected consolidated operating and balance sheet data of Cornerstone Partnership as of and for the year ended December 31, 1999 have been derived from the historical consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. The selected consolidated operating and balance sheet data as of and for the year ended December 31, 1998 has been derived from unaudited financial statements of Cornerstone Partnership and include all adjustments consisting of only normal recurring adjustments that Cornerstone Partnership's management considers necessary for a fair presentation of the financial position and results of operations for the year. The following information should be read in conjunction with the consolidated financial statements and financial statement notes of Cornerstone Partnership included in this consent solicitation/information statement/prospectus. See "Cornerstone Partnership Historical Consolidated Financial Statements" on page F-20.


                                                                 1999          1998
                                                              -----------   -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                    UNIT AMOUNTS)
BALANCE SHEET DATA:
Real estate investments before accumulated depreciation.....  $3,951,465    $4,262,136
Total assets................................................   4,170,228     4,281,658
Long-term debt..............................................   1,435,405     1,519,548
Credit facility.............................................     329,000       465,000
Total liabilities...........................................   1,877,645     2,125,323
Redeemable preferred units..................................  $       --    $       --
OPERATING DATA:
Revenues....................................................  $  616,316    $  339,337
Expenses....................................................     464,929       248,438
Gain (loss) on sale of real estate assets...................     131,034          (173)
Minority interest...........................................      (5,755)       (4,399)
Cumulative effect of a change in accounting principle.......        (630)           --
Extraordinary loss..........................................     (10,787)       (4,303)
Net income..................................................  $  265,249    $   82,024
Income per unit, basic......................................  $     1.76    $     0.76
Income per unit, diluted....................................  $     1.75    $     0.75
Distributions declared per unit.............................  $     0.90    $     1.50
OTHER DATA:
Cash Flow from:
  Operations................................................  $  223,115    $  173,958
  Investing.................................................      52,488      (849,830)
  Financing.................................................    (317,536)      737,484
  Funds From Operations (1).................................  $  242,040    $  147,535



---------------

(1) Funds From Operations is a calculation which is defined by NAREIT and is not indicative of either net income or cash flow from operations as calculated in accordance with GAAP as a measure of performance or liquidity. As disclosed in Cornerstone Partnership's Management Discussion and Analysis of Financial Condition and Results of Operation on page 136, Cornerstone Partnership makes certain additional adjustments to Funds From Operations which are not contemplated in the NAREIT definition.


     EQUIVALENT PER UNIT DATA

     We have summarized below the per unit information for our respective partnerships on an historical basis, pro forma combined basis and pro forma combined equivalent basis. The pro forma combined summary amounts are based on the purchase method of accounting. The Cornerstone Partnership per unit pro forma combined equivalents are calculated by multiplying the pro forma combined per unit amounts by the exchange ratio of
0.7009. Cornerstone Partnership unitholders who receive EOP Partnership units in the partnership merger will receive 0.7009 of an EOP Partnership unit in exchange for each Cornerstone Partnership unit. You should note that, in 1999, Cornerstone Partnership declared distributions equal to $.90 per Cornerstone Partnership unit but paid distributions equal to $1.20 per Cornerstone Partnership unit.


     The following information should be read together with the historical and pro forma financial statements included or incorporated by reference in this document. See "Where You Can Find More Information" on page 186.


                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              ------------------
                                                              BASIC      DILUTED
                                                              -----      -------
NET INCOME PER UNIT(1):
  EOP Partnership...........................................  $1.49       $1.48
  Cornerstone Partnership...................................  $1.76       $1.75
  EOP Partnership and Cornerstone Partnership pro forma
     combined before extraordinary items and cumulative
     effect of a change in accounting principle.............  $1.77       $1.76
  Cornerstone Partnership pro forma combined equivalent.....  $1.24       $1.23

---------------
(1) The net income per unit amounts include the gain on sales of real estate in 1999 for EOP Partnership and Cornerstone Partnership. Such gains can fluctuate substantially from year to year. Therefore, the following table reflects net income per unit before extraordinary items, the cumulative effect of a change in accounting principle and the gain on sales of real estate for EOP Partnership and Cornerstone Partnership, net of effect of minority interest:

                                                              BASIC   DILUTED
                                                              -----   -------
          NET INCOME BEFORE EXTRAORDINARY ITEMS, THE
           CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
           PRINCIPLE AND GAIN ON SALES OF REAL ESTATE PER
           UNIT, NET OF EFFECT OF MINORITY INTEREST:
            EOP Partnership.................................  $1.32    $1.31
            Cornerstone Partnership.........................  $0.96    $0.96
            EOP Partnership and Cornerstone Partnership pro
              forma combined................................  $1.23    $1.22
            Cornerstone Partnership pro forma combined
              equivalent....................................  $0.86    $0.86

                                                              FOR THE YEAR ENDED
                                                              DECEMBER 31, 1999
                                                              ------------------
CASH DISTRIBUTIONS DECLARED PER UNIT:
  EOP Partnership...........................................        $ 1.58
  Cornerstone Partnership...................................        $ 0.90
  EOP Partnership and Cornerstone Partnership pro forma
     combined...............................................        $ 1.58
  Cornerstone Partnership pro forma combined equivalent.....        $ 1.11
PARTNERS' CAPITAL (BOOK VALUE) PER UNIT (END OF PERIOD):
  EOP Partnership...........................................        $24.69
  Cornerstone Partnership...................................        $14.96
  EOP Partnership and Cornerstone Partnership pro forma
     combined...............................................        $24.69
  Cornerstone Partnership pro forma combined equivalent.....        $17.31

     PRICES OF EOP PARTNERSHIP UNITS AND CORNERSTONE PARTNERSHIP UNITS

     The EOP Partnership units and the Cornerstone Partnership units are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for either the EOP Partnership units or the Cornerstone Partnership units. However, each EOP Partnership unit to be received by Cornerstone Partnership unitholders in the partnership merger may be redeemed for one Equity Office common share or its cash equivalent, at Equity Office's option. Under the partnership agreement of Cornerstone Partnership, those Cornerstone Partnership units issued more than one year ago may be redeemed for Cornerstone common shares or, at the option of Cornerstone, the cash equivalent thereof. The following table sets forth the price per share of Equity Office common shares and Cornerstone common stock based on the last reported sale prices per share on the NYSE on February 10, 2000, the last trading day prior to the public announcement of the execution of the merger agreement, and on May 12, 2000, the most recent date for which prices are available prior to mailing this consent solicitation/information statement/prospectus.



                                                                        PRICE PER SHARE
                                                                                       CORNERSTONE PRO
                                                       EQUITY OFFICE   CORNERSTONE   FORMA EQUIVALENT(1)
                                                       -------------   -----------   -------------------
February 10, 2000....................................    $25.6875        $14.875           $18.00
May 12, 2000(2)......................................    $               $                 $


---------------
(1) Computed by multiplying the Equity Office common share closing price by the
    0.7009 exchange ratio.


(2) The average last reported sale price per Equity Office common share for the five trading days preceding May 12, 2000 was $ . The Cornerstone pro forma equivalent, based on such five trading days, would be $ .

PARTNERSHIP MERGER SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following table sets forth the summary unaudited pro forma combined financial data for EOP Partnership and Cornerstone Partnership as a combined entity, giving effect to the partnership merger as if it had occurred on the dates indicated herein and after giving effect to the pro forma adjustments. The unaudited pro forma combined operating data are presented as if the partnership merger had been consummated on January 1, 1999. The unaudited pro forma combined balance sheet data at December 31, 1999 is presented as if the partnership merger had occurred on December 31, 1999. In the opinion of management of Equity Office, all adjustments necessary to reflect the effects of these transactions have been made. The partnership merger will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16.

     The pro forma financial information should be read in conjunction with, and is qualified in its entirety by, the respective historical audited financial statements and financial statement notes of EOP Partnership incorporated by reference into this consent solicitation/information statement/prospectus and of Cornerstone Partnership. See "Where You Can Find More Information" on page 163 and "Cornerstone Partnership Historical Financial Statements" on page F-20. The unaudited pro forma operating data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of operations of EOP Partnership and Cornerstone Partnership would have been for the period presented, nor does such data purport to represent the results of future periods. See "EOP Operating Limited Partnership Pro Forma Condensed Combined Financial Statements" on page F-2.

                                                                       PRO FORMA
                                                                   FOR THE YEAR ENDED
                                                                   DECEMBER 31, 1999
                                                              ----------------------------
                                                                 (DOLLARS IN THOUSANDS,
                                                                 EXCEPT PER UNIT DATA)
OPERATING DATA:
Revenues:
  Rental....................................................          $  1,954,581
  Tenant reimbursement......................................               402,743
  Parking...................................................               139,547
  Other.....................................................                36,896
  Fee income................................................                11,616
  Interest/dividends........................................                18,459
                                                                      ------------
          Total revenues....................................             2,563,842
                                                                      ------------
Expenses:
  Interest:
       Expense incurred.....................................          $    639,859
       Amortization of deferred financing costs.............                10,366
  Depreciation..............................................               442,831
  Amortization..............................................                14,545
  Real estate taxes.........................................               315,332
  Insurance.................................................                13,137
  Repairs and maintenance...................................               284,358
  Property operating........................................               252,826
  Ground rent...............................................                 8,294
  General and administrative................................               107,933
                                                                      ------------
       Total expenses.......................................             2,089,481
                                                                      ------------
Income before allocation to minority interests, income from
  investment in unconsolidated joint ventures and net gain
  on sales of real estate...................................               474,361
Minority interests -- partially owned properties............                (7,736)
Income from investment in unconsolidated joint ventures.....                14,546

                                                                       PRO FORMA
                                                                   FOR THE YEAR ENDED
                                                                   DECEMBER 31, 1999
                                                              ----------------------------
                                                                 (DOLLARS IN THOUSANDS,
                                                                 EXCEPT PER UNIT DATA)
Net gain on sales of real estate............................               190,695
                                                                      ------------
Net income from continuing operations.......................               671,866
Put option settlement.......................................                (5,658)
Preferred distributions.....................................               (43,603)
                                                                      ------------
Net income from continuing operations before extraordinary
  items and cumulative effect of a change in accounting
  principle available for units.............................          $    622,605
                                                                      ============
Net income from continuing operations before extraordinary
  items and cumulative effect of a change in accounting
  principle per weighted average unit outstanding --basic...          $       1.77
                                                                      ============
Weighted average units outstanding -- basic.................           351,114,475
                                                                      ============
Net income from continuing operations before extraordinary
  items and cumulative effect of a change in accounting
  principle per weighted average unit
  outstanding -- diluted....................................          $       1.76
                                                                      ============
Weighted average units outstanding -- diluted...............           354,965,413
                                                                      ============
BALANCE SHEET DATA (AT END OF PERIOD):
  Investment in real estate net of accumulated
     depreciation...........................................          $ 16,848,787
                                                                      ============
  Total assets..............................................          $ 18,659,040
                                                                      ============
  Total debt................................................          $  8,779,344
                                                                      ============
  Total liabilities.........................................          $  9,377,262
                                                                      ============
  Minority interests........................................          $     61,559
                                                                      ============
  Partners' capital.........................................          $  9,220,219
                                                                      ============

REIT MERGER SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     EQUITY OFFICE


     The following table sets forth selected consolidated and combined financial and operating information on a historical basis for Equity Office and its predecessors. The selected financial data has been derived from the historical consolidated or combined financial statements of Equity Office and its predecessors, audited by Ernst & Young LLP, independent auditors. The following information should be read in conjunction with the consolidated and combined financial statements and financial statement notes of Equity Office and its predecessors incorporated by reference in this consent solicitation/information statement/prospectus. See "Where You Can Find More Information" on page 186.


                                   EQUITY OFFICE PROPERTIES TRUST                 EQUITY OFFICE PREDECESSORS
                             -------------------------------------------   -----------------------------------------
                                                              FOR THE          FOR THE
                                                              PERIOD           PERIOD
                                    FOR THE YEARS              FROM             FROM              FOR THE YEARS
                                        ENDED              JULY 11, 1997   JANUARY 1, 1997            ENDED
                                    DECEMBER 31,              THROUGH          THROUGH            DECEMBER 31,
                             ---------------------------   DECEMBER 31,       JULY 10,       -----------------------
                                 1999           1998           1997             1997            1996         1995
                             ------------   ------------   -------------   ---------------   ----------   ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
Rental, parking and
  other....................  $  1,919,056   $  1,658,420   $    406,713       $ 327,017      $  493,396   $  356,959
                             ------------   ------------   ------------       ---------      ----------   ----------
         Total revenues....     1,942,243      1,679,699        412,968         339,104         508,124      371,457
                             ------------   ------------   ------------       ---------      ----------   ----------
Expenses:
  Interest.................       413,995        338,611         76,675          80,481         119,595      100,566
  Depreciation and
    amortization...........       358,989        305,982         70,346          66,034          96,237       74,156
  Property operating and
    ground rent(1).........       669,763        600,367        155,679         127,285         201,067      151,488
  General and
    administrative.........        80,927         63,564         17,690          17,201          23,145       21,987
  Provision for value
    impairment.............            --             --             --              --              --       20,248
                             ------------   ------------   ------------       ---------      ----------   ----------
         Total expenses....     1,523,674      1,308,524        320,390         291,001         440,044      368,445
                             ------------   ------------   ------------       ---------      ----------   ----------
Income before allocation to
  minority interests,
  income from investment in
  unconsolidated joint
  ventures, net gain/(loss)
  on sales of real estate
  and extraordinary
  items....................       418,569        371,175         92,578          48,103          68,080        3,012
Minority interests.........       (50,153)       (38,340)        (7,799)           (912)         (2,086)      (2,129)
Income from investment in
  unconsolidated joint
  ventures.................        13,824         11,267          3,173           1,982           2,093        2,305
Net gain(loss) on sales of
  real estate and
  extraordinary items......        49,113          4,927        (16,240)         12,236           5,338       31,271
                             ------------   ------------   ------------       ---------      ----------   ----------
Net income.................       431,353        349,029         71,712          61,409          73,425       34,459
Put option settlement......        (5,658)            --             --              --              --           --
Preferred distributions....       (43,603)       (32,202)          (649)             --              --           --
                             ------------   ------------   ------------       ---------      ----------   ----------
Net income available for
  common shares............  $    382,092   $    316,827   $     71,063       $  61,409      $   73,425   $   34,459
                             ============   ============   ============       =========      ==========   ==========
Net income available per
  weighted average common
  share
  outstanding -- basic.....  $       1.49   $       1.25   $       0.44
                             ============   ============   ============
Net income available per
  weighted average common
  share
  outstanding -- diluted...  $       1.48   $       1.24   $       0.43
                             ============   ============   ============

                                   EQUITY OFFICE PROPERTIES TRUST                 EQUITY OFFICE PREDECESSORS
                             -------------------------------------------   -----------------------------------------
                                                              FOR THE          FOR THE
                                                              PERIOD           PERIOD
                                    FOR THE YEARS              FROM             FROM              FOR THE YEARS
                                        ENDED              JULY 11, 1997   JANUARY 1, 1997            ENDED
                                    DECEMBER 31,              THROUGH          THROUGH            DECEMBER 31,
                             ---------------------------   DECEMBER 31,       JULY 10,       -----------------------
                                 1999           1998           1997             1997            1996         1995
                             ------------   ------------   -------------   ---------------   ----------   ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Weighted average common
  shares
  outstanding -- basic.....   256,045,895    253,167,037    162,591,477
                             ============   ============   ============
Weighted average common
  shares
  outstanding -- diluted...   291,157,204    283,974,532    180,014,027
                             ============   ============   ============
BALANCE SHEET DATA (at end
  of period):
  Investment in real
    estate, net of
    accumulated
    depreciation...........  $ 12,572,153   $ 13,331,560   $ 10,976,319              --      $3,291,815   $2,393,403
  Total assets.............  $ 14,046,058   $ 14,261,291   $ 11,751,672              --      $3,912,565   $2,650,890
  Mortgage debt, unsecured
    notes and lines of
    credit.................  $  5,851,918   $  6,025,405   $  4,284,317              --      $1,964,892   $1,434,827
  Total liabilities........  $  6,336,531   $  6,472,613   $  4,591,697              --      $2,174,483   $1,529,334
  Minority interests.......  $    883,454   $    737,715   $    754,818              --      $   11,080   $   31,587
  Preferred shares.........  $    615,000   $    615,000   $    200,000              --              --           --
  Shareholders' equity/
    Owners' equity.........  $  6,211,073   $  6,435,963   $  6,205,157              --      $1,727,002   $1,089,969
OTHER DATA:
  General and
    administrative expenses
    as a percentage of
    total revenues.........           4.2%           3.8%           4.3%            5.1%            4.6%         5.9%
  Number of office
    properties.............           294            284            258              --              84           73
  Net rentable square feet
    of office properties
    (in millions)..........          77.0           75.1           65.3              --            29.2         23.1
  Occupancy of office
    properties.............            94%            95%            94%             --              90%          86%
  Number of parking
    facilities.............            20             19             17              --              10            3
  Number of spaces at
    parking facilities.....        20,506         18,059         16,749              --           7,321        3,323
  Funds from
    Operations(2)..........  $    748,983   $    662,585   $    163,253       $ 113,022      $  160,460   $   96,104
                             ============   ============   ============       =========      ==========   ==========
  Property net operating
    income(3)..............  $  1,256,180   $  1,065,714   $    253,418       $ 202,108      $  294,556   $  206,341
                             ============   ============   ============       =========      ==========   ==========
  Earnings before interest,
    taxes, depreciation,
    and amortization(4)....  $  1,228,913   $  1,049,577   $    242,969       $ 197,489      $  286,128   $  200,438
                             ============   ============   ============       =========      ==========   ==========
  Cash flow provided by
    operating activities...  $    720,711   $    759,151   $    190,754       $  95,960      $  165,975   $   93,878
                             ============   ============   ============       =========      ==========   ==========
  Cash flow (used for)
    investing activities...  $    (67,138)  $ (2,231,712)  $ (1,592,272)      $(571,068)     $ (924,227)  $ (380,615)
                             ============   ============   ============       =========      ==========   ==========
  Cash flow (used for)
    provided by financing
    activities.............  $   (718,315)  $  1,310,788   $  1,630,346       $ 245,851      $1,057,551   $  276,513
                             ============   ============   ============       =========      ==========   ==========

---------------
(1) Property operating expenses includes real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(2) The White Paper on Funds from Operations approved by the Board of Governors of NAREIT in March 1995 defines Funds from Operations as net income (loss), computed in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Equity Office believes that Funds from Operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating, investing and financing activities, it provides investors with an indication of the ability of Equity Office to incur and service debt, to make capital expenditures and to fund other cash needs. Equity Office computes Funds from Operations in accordance with standards established by NAREIT, which may not be comparable to Funds from Operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than Equity Office. Funds from Operations does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of Equity Office's financial performance or to cash flow from operating activities, determined in accordance with GAAP, as a measure of Equity Office's liquidity, nor is it indicative of funds available to fund Equity Office's cash needs, including its ability to make cash distributions.

(3) Property net operating income is defined as rental income including tenant reimbursements, parking and other income less property operating expenses including real estate taxes, insurance, repairs and maintenance and other property operating expenses.

(4) Earnings before interest, taxes, depreciation and amortization is defined as net income excluding interest expense, taxes, depreciation and amortization, minority interest allocation to EOP Partnership, net gain/loss on sales of real estate, gains/losses from extraordinary items and income from investment in unconsolidated joint ventures plus Equity Office's share of the earnings before interest, taxes, depreciation and amortization for the unconsolidated joint ventures. Earnings before interest, taxes, depreciation and amortization is presented because Equity Office believes this data is used by some investors to evaluate Equity Office's ability to meet debt service requirements. Equity Office considers earnings before interest, taxes, depreciation and amortization to be an indicative measure of its operating performance due to the significance of Equity Office's long-lived assets and because this data can be used to measure Equity Office's ability to service debt, fund capital expenditures and expand its business. However, this data should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by GAAP. In addition, earnings before interest, taxes, depreciation and amortization as calculated by Equity Office may not be comparable to similarly titled measures reported by other companies. Interest expense, taxes, depreciation and amortization, which are not reflected in the presentation of earnings before interest, taxes, depreciation and amortization, have been, and will be, incurred by Equity Office. Investors are cautioned that these excluded items are significant components in understanding and assessing Equity Office's financial performance.

    CORNERSTONE


    The following table sets forth selected consolidated financial and operating information on a historical basis for Cornerstone. The selected financial data has been derived from the historical consolidated financial statements of Cornerstone audited by PricewaterhouseCoopers LLP, independent accountants. The following information should be read in conjunction with the consolidated financial statements and financial statement notes of Cornerstone incorporated by reference in this consent solicitation/information statement/prospectus. See "Where You Can Find More Information" on page 186.

                                    1999          1998          1997         1996        1995
                                 ----------    ----------    ----------    --------    ---------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Real estate investments before
  accumulated depreciation.....  $3,951,465    $4,262,136    $1,947,272    $799,662    $ 706,988
Total assets...................   4,170,228     4,281,984     2,051,481     766,180      586,089
Long-term debt.................   1,448,331     1,532,474       706,178     400,142      369,600
Credit facility................     329,000       465,000       187,000          --           --
Total liabilities..............   1,890,636     2,138,309       940,062     442,375      403,927
Redeemable preferred stock.....  $       --    $       --    $       --    $162,743    $      --
OPERATING DATA:
Revenues.......................  $  617,448    $  359,486    $  173,911    $116,908    $  92,387
Expenses.......................     465,675       262,173       134,041     106,646       90,427
Gain (loss) on sale of real
  estate assets................     131,034        (2,076)           --          --           --
Minority interest..............      40,737         7,469         2,368       1,519        3,417
Gain (loss) on interest rate
  swap.........................          --            --            99       4,278       (7,672)
Cumulative effect of a change
  in accounting principle......        (630)           --            --          --           --
Extraordinary loss.............      10,787         4,303            54       3,925        4,445
Net income (loss)..............  $  230,653    $   83,465    $   37,547    $  9,096    $ (13,574)
Net income (loss) per common
  share, Basic.................  $     1.76    $     0.80    $     0.63    $   0.19    $   (0.94)
Net income (loss) per common
  share, Diluted...............  $     1.74    $     0.80    $     0.63    $   0.19    $   (0.94)
Dividends declared per common
  share........................  $     0.90    $     1.50    $     1.04    $   1.20    $    1.16
OTHER DATA:
Cash Flow from:
  Operations...................  $  223,505    $  182,797    $   65,922    $ 34,522    $  20,036
  Investing....................      52,488      (823,082)     (462,837)    (57,259)    (135,527)
  Financing....................    (318,183)      677,424       306,842     129,800      110,725
  Funds From Operations(1).....  $  242,426    $  155,915    $   68,308    $ 34,719    $  21,424

---------------
(1) Funds from Operations is a calculation which is defined by NAREIT and is not indicative of either net income or cash flow from operations as calculated in accordance with GAAP as a measure of performance or liquidity.

     EQUIVALENT PER SHARE DATA

     We have summarized below the per share information for our respective companies on an historical basis, pro forma combined basis and pro forma combined equivalent basis. The pro forma combined summary amounts are based on the purchase method of accounting. The Cornerstone per share pro forma combined equivalents are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 0.7009. Cornerstone stockholders who receive Equity Office common shares in the REIT merger will receive 0.7009 of an Equity Office common share in exchange for each share of Cornerstone common stock. You should note that, in 1999, Cornerstone declared distributions equal to $.90 per share of Cornerstone common stock but paid distributions equal to $1.20 per share of Cornerstone common stock during such period.

     The following information should be read together with the historical and pro forma financial statements included or incorporated by reference in this document. See "Where You Can Find More Information" on page 186.


                                                               FOR THE YEAR
                                                                   ENDED
                                                               DECEMBER 31,
                                                                   1999
                                                              ---------------
                                                              BASIC   DILUTED
                                                              -----   -------
NET INCOME PER COMMON SHARE(1):
  Equity Office.............................................  $1.49    $1.48
  Cornerstone...............................................  $1.76    $1.74
  Equity Office and Cornerstone pro forma combined before
     extraordinary items and cumulative effect of a change
     in accounting principle................................  $1.78    $1.76
  Cornerstone pro forma combined equivalent.................  $1.25    $1.23

---------------
(1) The net income per common share amounts include the gain on sales of real estate in 1999 for Equity Office and Cornerstone. Such gains can fluctuate substantially from year to year. Therefore, the following table reflects net income per share before extraordinary items, cumulative effect of a change in accounting principle and the gain on sales of real estate for Equity Office and Cornerstone, net of effect of minority interest:


                                                              BASIC   DILUTED
                                                              -----    -----
          NET INCOME BEFORE EXTRAORDINARY ITEMS, CUMULATIVE
           EFFECT OF A CHANGE
            IN ACCOUNTING PRINCIPLE AND GAIN ON SALES OF
           REAL ESTATE PER COMMON SHARE, NET OF EFFECT OF
           MINORITY INTEREST:
            Equity Office...................................  $1.32    $1.31
            Cornerstone.....................................  $0.96    $0.96
            Equity Office and Cornerstone pro forma
              combined......................................  $1.23    $1.22
            Cornerstone pro forma combined equivalent.......  $0.86    $0.86


                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                                     1999
                                                              ------------------
CASH DISTRIBUTIONS DECLARED PER COMMON SHARE:
Equity Office...............................................       $   1.58
Cornerstone.................................................       $   0.90
Equity Office and Cornerstone pro forma combined............       $   1.58
Cornerstone pro forma combined equivalent...................       $   1.11
SHAREHOLDERS' EQUITY (BOOK VALUE) PER COMMON SHARE (END OF
  PERIOD):
Equity Office...............................................       $  24.69
Cornerstone.................................................       $  14.87
Equity Office and Cornerstone pro forma combined............       $  24.69
Cornerstone pro forma combined equivalent...................       $  17.31

     MARKET PRICES OF EQUITY OFFICE COMMON SHARES AND CORNERSTONE COMMON STOCK

     The following table sets forth the price per share of Equity Office common shares and Cornerstone common stock based on the last reported sale prices per share on the NYSE on February 10, 2000, the last trading day prior to the public announcement of the execution of the merger agreement, and on

May 12, 2000, the most recent date for which prices are available prior to mailing this consent solicitation/information statement/prospectus.



                                                                                PRICE PER SHARE
                                                                       ---------------------------------
                                                                                       CORNERSTONE PRO
                                                       EQUITY OFFICE   CORNERSTONE   FORMA EQUIVALENT(1)
                                                       -------------   -----------   -------------------
February 10, 2000....................................    $25.6875        $14.875           $18.00
May 12, 2000(2)......................................    $               $                 $


---------------
(1) Computed by multiplying the Equity Office common share closing price by the
    0.7009 exchange ratio.


(2) The average last reported sale price per Equity Office common share for the
    five trading days preceding May 12, 2000 was $          . The Cornerstone
    pro forma equivalent, based on such five trading days, would be $          .


REIT MERGER SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following table sets forth the summary unaudited pro forma combined financial data for Equity Office and Cornerstone as a combined entity, giving effect to the REIT merger as if it had occurred on the dates indicated herein and after giving effect to the pro forma adjustments. The unaudited pro forma combined operating data are presented as if the REIT merger had been consummated on January 1, 1999. The unaudited pro forma combined balance sheet data at December 31, 1999 is presented as if the REIT merger had occurred on December 31, 1999. In the opinion of management of Equity Office, all adjustments necessary to reflect the effects of these transactions have been made. The REIT merger will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16.

     The pro forma financial information should be read in conjunction with, and is qualified in its entirety by, the respective historical audited financial statements and financial statement notes of Equity Office and of Cornerstone incorporated by reference into this consent solicitation/information statement/prospectus. The unaudited pro forma operating data are presented for comparative purposes only and are not necessarily indicative of what the actual combined results of operations of Equity Office and Cornerstone would have been for the period presented, nor does such data purport to represent the results of future periods. See "Equity Office Pro Forma Condensed Combined Financial Statements" on page F-10.

                                                                          PRO FORMA
                                                                     FOR THE YEAR ENDED
                                                                      DECEMBER 31, 1999
                                                              ---------------------------------
                                                                   (DOLLARS IN THOUSANDS,
                                                                   EXCEPT PER SHARE DATA)
OPERATING DATA:
Revenues:
  Rental....................................................            $  1,954,581
  Tenant reimbursements.....................................                 402,743
  Parking...................................................                 139,547
  Other.....................................................                  38,028
  Fee income................................................                  11,616
  Interest/dividends........................................                  18,459
                                                                        ------------
          Total revenues....................................               2,564,974
                                                                        ------------

                                                                          PRO FORMA
                                                                     FOR THE YEAR ENDED
                                                                      DECEMBER 31, 1999
                                                              ---------------------------------
                                                                   (DOLLARS IN THOUSANDS,
                                                                   EXCEPT PER SHARE DATA)
Expenses:
  Interest:
     Expense incurred.......................................                 639,859
     Amortization of deferred financing costs...............                  10,366
  Depreciation..............................................                 442,831
  Amortization..............................................                  14,545
  Real estate taxes.........................................                 315,332
  Insurance.................................................                  13,137
  Repairs and maintenance...................................                 284,358
  Property operating........................................                 252,826
  Ground rent...............................................                   8,294
  General and administrative................................                 107,933
                                                                        ------------
          Total expenses....................................               2,089,481
                                                                        ------------
Income before allocation to minority interests, income from
  investment in unconsolidated joint ventures and net gain
  on sales of real estate...................................                 475,493
Minority interests:
  EOP Partnership...........................................                 (81,148)
  Partially owned properties................................                  (7,736)
Income from investment in unconsolidated joint ventures.....                  14,546
Net gain on sales of real estate............................                 190,695
                                                                        ------------
Net income from continuing operations.......................                 591,850
Put option settlement.......................................                  (5,658)
Preferred distributions.....................................                 (43,603)
                                                                        ------------
Net income from continuing operations before extraordinary
  items and cumulative effect of a change in accounting
  principle available for common shares.....................            $    542,589
                                                                        ============
Net income from continuing operations before extraordinary
  items and cumulative effect of a change in accounting
  principle per weighted average common share
  outstanding -- basic......................................            $       1.78
                                                                        ============
Weighted average common shares outstanding -- basic.........             305,424,355
                                                                        ============
Net income from continuing operations before extraordinary
  items and cumulative effect of a change in accounting
  principle per weighted average common share
  outstanding -- diluted....................................            $       1.76
                                                                        ============
Weighted average common shares outstanding -- diluted.......             354,965,413
                                                                        ============
BALANCE SHEET DATA (AT END OF PERIOD):
  Investment in real estate net of accumulated
     depreciation...........................................            $ 16,848,787
                                                                        ============
  Total assets..............................................            $ 18,659,040
                                                                        ============
  Total debt................................................            $  8,779,344
                                                                        ============
  Total liabilities.........................................            $  9,377,262
                                                                        ============
  Minority interests........................................            $  1,237,032
                                                                        ============
  Shareholders' equity......................................            $  8,044,746
                                                                        ============

                                  RISK FACTORS

     In addition to the risks relating to the businesses of Equity Office, EOP Partnership and Cornerstone, which are incorporated by reference in this document from other SEC filings, and the other information included in this document, including the matters addressed in "A Warning About Forward-Looking Statements," Cornerstone Partnership unitholders should carefully consider the following risk factors relating to the mergers in determining whether or not to vote in favor of the approval of the partnership merger and the REIT merger and whether or not to redeem your Cornerstone Partnership units for Cornerstone common stock and thereby participate in the REIT merger.


YOU MAY RECEIVE EOP PARTNERSHIP CLASS A UNITS IN THE PARTNERSHIP MERGER OR, IF YOU REDEEM YOUR CORNERSTONE PARTNERSHIP UNITS BEFORE THE PARTNERSHIP MERGER, EQUITY OFFICE COMMON SHARES IN THE REIT MERGER, WITH A VALUE OF LESS THAN $18.00 PER UNIT OR $18.00 PER SHARE


     There can be no assurance that any EOP Partnership units you receive in the partnership merger or, if you redeem your Cornerstone Partnership units before the partnership merger, any Equity Office common shares you receive in the REIT merger, will have a redemption value, or trade at a price, in the case of Equity Office common shares, equal to $18.00, the cash price, on a per unit or per share equivalent basis at the time of or following the mergers. Each EOP Partnership unit to be received by Cornerstone Partnership unitholders in the partnership merger will be redeemable following the partnership merger for one Equity Office common share or its cash equivalent, at Equity Office's option. Consequently, the redemption value of the EOP Partnership units you receive in the partnership merger will be directly affected by price fluctuations of the Equity Office common shares through the closing of the mergers and thereafter. The redemption value of the EOP Partnership units and the Cornerstone Partnership units, as reflected in the relative market prices of the Equity Office common shares and the shares of Cornerstone common stock, may vary significantly from the redemption value as reflected in such prices as of the date of execution of the merger agreement, the date of this document or the date the mergers are completed. Similarly, any Equity Office common shares you receive in the REIT merger, if you elect to redeem your Cornerstone Partnership units before the partnership merger, may vary significantly from the current market value.

     The exchange ratios for Cornerstone Partnership units to be converted into EOP partnership units in the partnership merger and for shares of Cornerstone common stock to be converted into Equity Office common shares in the REIT merger were fixed at the time of the signing of the merger agreement and are not subject to adjustment based on changes in the trading price of Equity Office common shares or Cornerstone common stock before the closing of the merger. Accordingly, the redemption value of the EOP Partnership units you receive in the partnership merger, and the market value of any Equity Office common shares that you receive in the REIT merger, if you redeem your Cornerstone Partnership units prior to the partnership merger, will depend on the market value of Equity Office common shares at the time of completion of the mergers.


IF YOU ARE A CORNERSTONE PARTNERSHIP UNITHOLDER, YOUR DISTRIBUTIONS PER UNIT AFTER THE PARTNERSHIP MERGER WILL BE REDUCED



     Assuming EOP Partnership continues to make regular quarterly distributions at its current rate of $.42 per unit after the partnership merger, each Cornerstone Partnership unitholder will receive an equivalent quarterly distribution payment of $.29 per Cornerstone Partnership unit, as compared to Cornerstone Partnership's most recent full quarterly distribution of $.31 per unit. Based on the .7009 exchange ratio, the Cornerstone Partnership unitholders will receive an adjusted annualized distribution of $1.18 per Cornerstone Partnership unit, representing a 4.8% decline from the Cornerstone Partnership unitholders' current annual distribution of $1.24 per unit. Under the partnership agreement of EOP Partnership, the amounts of distributions paid to the limited partners are and will be within the discretion of Equity Office, as general partner of EOP Partnership. If Equity Office, as general partner of EOP Partnership, determines to reduce or otherwise limit the amount of such distributions by EOP Partnership, the limited partners may not receive anticipated distributions, which may adversely affect the financial planning of such limited partners.



THE DIRECTORS AND EXECUTIVE OFFICERS OF CORNERSTONE MAY HAVE INTERESTS IN THE COMPLETION OF THE MERGERS THAT ARE DIFFERENT FROM THE INTERESTS CORNERSTONE PARTNERSHIP'S UNITHOLDERS AND CORNERSTONE'S STOCKHOLDERS



     In considering the recommendation of the Cornerstone board with respect to the partnership merger, Cornerstone unitholders should be aware that, as described below, certain Cornerstone directors and executive officers and PGGM have interests in the mergers that differ from, or are in addition to, the interests of Cornerstone Partnership unitholders and Cornerstone stockholders generally.



     Trustees of Equity Office After the Mergers. Following the mergers, the current trustees of Equity Office will remain as trustees of the combined entity. In addition, three current directors of Cornerstone, John S. Moody, Jan H.W.R. van der Vlist and William Wilson III, will become trustees of Equity Office, with their terms expiring in 2002, 2003 and 2003, respectively. Under the terms of the merger agreement, Equity Office is obligated to nominate Mr. van der Vlist for reelection to the board of trustees in 2003 and 2006 if PGGM and its affiliates continue to own at least 21,000,000 of the issued and outstanding Equity Office common shares, as adjusted for share splits or similar actions, at all times up to the time the trustees are being elected in those years. If Mr. van der Vlist fails to stand for reelection in 2003 or 2006 for any reason, or in the event of his death or earlier resignation, and if PGGM continues to own at least 21,000,000 of the issued and outstanding Equity Office shares as described above, Equity Office is required to take all action necessary to nominate a replacement designated by PGGM for election or reelection as a trustee for an additional three-year term, subject to Equity Office's approval if the replacement is not an officer, director or employee of PGGM.



     Equity-Based Awards. Under Cornerstone's incentive stock plans, an aggregate of 89,113 unvested shares of restricted common stock previously awarded to the executives who are parties to the retention agreements described below will vest in full upon completion of the mergers and will be converted into cash or common shares of Equity Office according to the terms of the merger agreement. In addition, unvested options to purchase an aggregate of 3,177,476 shares of Cornerstone common stock previously awarded to such executives will vest in connection with the completion of the mergers, and each option may be surrendered within two business days following the REIT merger by the holder of the option to Equity Office for cash equal to the difference between $18.00 per share or, as to certain options, the highest closing trading price of Cornerstone common stock on the New York Stock Exchange during the 90 days prior to the mergers and the exercise price of the option or exchanged for options to purchase common shares of Equity Office according to the terms of the merger agreement. Certain options retain a cashout feature for 30 days following the mergers based on the highest closing trading price of Cornerstone common stock on the New York Stock Exchange during the 90 days prior to the mergers.


     Mr. Moody has agreed with Cornerstone to waive the acceleration of his unvested restricted stock and unvested stock options.

     Moody Agreement. Cornerstone has entered into a contract with Mr. Moody whereby amounts are accrued under an unfunded arrangement to pay Mr. Moody a supplemental pension. Under the contract, his supplemental pension account was established with a credit of $250,000 as of July 1, 1995, and Cornerstone is obligated to credit the account in the amount of $60,000 each subsequent July 1 during the continuance of Mr. Moody's employment.

     The account is also credited with any deemed income, gains or losses which would be attributable to a corresponding investment of an equal cash amount in such investment as Cornerstone, taking into account Mr. Moody's views, shall deem the account to be invested. Payment of Mr. Moody's supplemental pension account is to be made in a lump sum as of the date Mr. Moody terminates his employment. However, if his employment is terminated for cause, Mr. Moody will forfeit the account and no payment will be made. The contract also provides that, outside of a change in control context, if Mr. Moody's employment terminates for a reason other than cause, an additional credit of $60,000 (or less, if Mr. Moody resigns without good reason) will be made to the account. Following a change in control, in the event Mr. Moody's employment is terminated by Cornerstone other than for cause, or if he resigns for good reason, Cornerstone is obligated to credit his supplemental pension account with an amount equal to $60,000 times the number of years, including fractional portions of a year, remaining between his age on the date his employment ceases and age 60.

     Retention Agreements. Cornerstone has entered into retention agreements with some of its officers to address the terms and conditions of their employment in the event of a change in control. A "change in control" generally is said to occur when: (a) any person becomes the owner of 25% or more of Cornerstone's voting securities; (b) directors who constitute the Cornerstone board at the beginning of any two-year period, and any new directors whose election or nomination for election was approved by a vote of at least three quarters of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease to constitute a majority; (c) a merger, consolidation or reorganization in which Cornerstone's voting securities do not continue to represent at least 50% of the surviving entity; or (d) a reorganization, liquidation, or sale of all or substantially all of Cornerstone's assets.

     In the event of termination of employment by Cornerstone without cause, or by the employee for good reason, within two years following a change in control, Cornerstone will make a lump sum payment of: (a) the pro rata portion of the annual bonus for the year termination occurred, calculated on the basis of the target bonus and on the assumption that all performance goals have been or will be achieved; and (b) three times annual compensation in the case of Messrs. Wilson and Moody and H. Lee Van Boven and Rodney C. Dimock, and two times annual compensation in the case of all other officers. Annual compensation generally is defined as the salary in effect immediately before termination or change in control, plus the highest of the target annual bonus for the termination year or the average of the three annual bonuses paid immediately prior to the termination or the change in control.

     An officer may be terminated for "cause" if he or she is convicted of a felony, reveals confidential information about Cornerstone or refuses to substantially perform his duties. An officer can terminate for "good reason" if Cornerstone reduces his salary or bonus target, reduces the value of employee benefits materially, relocates his office more then 25 miles from the present location, detrimentally alters his title or position, fails to get a successor to agree to assume the obligations under the retention agreement or materially breaches any provision of the agreement.

     In addition, the officer and his eligible dependents will continue to be eligible to participate during the benefit continuation period in the medical, dental, health, life and other welfare benefit plans and arrangements applicable to him immediately before his or her termination of employment, on the same terms and conditions in effect immediately before such termination. "Benefit continuation period" means the period beginning on the day of termination and ending on the earlier to occur of: (a) the third anniversary of the date of termination in the case of Messrs. Wilson, Moody, Van Boven and Dimock and the second anniversary of the date of termination in the case of all other officers; and (b) the date that the officer is eligible and elects coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to the officer and his dependents.

     If the payments to an officer under the retention agreement constitute "parachute payments," as defined in section 280G of the Internal Revenue Code, and the officer would receive more value after taxes if the payments to be made to the officer were capped at three times the "base amount" less $1.00, then the payments will be reduced to that amount.


     Equity Office has agreed to assume and to perform Cornerstone's obligations under the retention agreements in the same manner and to the same extent that Cornerstone would be required to perform such obligations if the REIT merger had not taken place. The parties have agreed that the REIT merger will be a "change in control" for purposes of the retention agreements.



     Mr. Moody has agreed to waive any rights to payment of the lump sum payment and to the continuation of benefits under his retention agreement in consideration of Cornerstone's payment to Mr. Moody upon completion of the REIT merger, in recognition of his past service to Cornerstone, of

$7.3 million or, if the REIT merger is completed on or after July 1, 2000, $6.8 million. Mr. Wilson has agreed to waive his entire retention payment of $1.2 million. Messrs. Van Boven and Dimock have each agreed to waive the payment of $1.0 million, and R. Matthew Moran has agreed to waive the payment of $0.5 million, of the lump sum payment otherwise payable to each of them in the event of the termination of their employment other than for cause after the REIT merger. Mr. Wilson's and Mr. Van Boven's waivers of these payments are being made in light of their participation in the northern California joint venture described below.



     Noncompetition Agreements. Each of Messrs. Moody, Dimock and Moran have agreed to enter into noncompetition agreements with Equity Office that will restrict their ability to engage in business activities that are competitive with those of Equity Office after the mergers. In order to induce Messrs. Moody, Dimock and Moran to enter into such agreements, Equity Office will pay $5.0 million to Mr. Moody, $1.0 million to Mr. Dimock and $0.5 million to Mr. Moran upon the completion of the mergers.



     Escrowed Units. In connection with the acquisition of William Wilson & Associates in December 1998, an aggregate of 387,137 partnership units issued by the Cornerstone Partnership that would have been distributable to the general partners or managers of the four Wilson-sponsored opportunity funds acquired by Cornerstone Partnership in the transaction were placed in escrow pursuant to an agreement with certain investors in the opportunity funds. These units would have been distributed to these general partners and managers under the governing instruments of the opportunity funds if the units were valued at $17.25 per unit, the agreed-upon value of the Cornerstone shares and units issued in the Wilson transaction. The units were placed in escrow pending a determination of their value during the one-year period beginning on the date the units were released from the lockup provisions applicable to the units issued in the Wilson acquisition. Pursuant to such provisions, the units will be released from the lockup provisions prior to the completion of the mergers. Mr. Wilson and other executives of Cornerstone indirectly beneficially own in the aggregate 319,369 of such escrowed units.



     Sale of Cornerstone Aircraft. Cornerstone has agreed to sell to Mr. Wilson an aircraft owned by Cornerstone for its appraised value, which is approximately $2.5 million, less an amount representing the sales commissions that would be payable to a sales agent if Cornerstone were to market and sell the aircraft to a third party. The carrying value of the aircraft was $2.4 million at December 31, 1999.



     Acquisition of WCP Services. An affiliate of Equity Office will purchase from Messrs. Wilson and Moody the voting capital stock of WCP Services, Inc., a third-party service subsidiary of Cornerstone, for an aggregate of $400,000, including the assumption of indebtedness.



     Formation of Northern California Joint Venture with William Wilson III and Others. Equity Office has negotiated with William Wilson III and others, referred to as the Wilson Group, the broad terms under which an Equity Office affiliate would form a joint venture to develop assets that currently are in the Cornerstone development pipeline and to pursue other development opportunities in northern California. While it has not been finally determined, the Wilson Group probably will include investments of time or money by William Wilson III, Lee Van Boven, Matthew Moran, John J. Hamilton III, A. Robert Paratte, Stephen
J. Pilch and John Moody, who are Cornerstone executive officers, and other non-executive officer employees of Cornerstone. The key terms of the agreement in principle are as follows:



     - the joint venture will be organized as a limited liability company with the Wilson Group owning 50.1% of the joint venture and an affiliate of Equity Office owning the remaining 49.9%;



     - the joint venture initially will be capitalized with $14 million, approximately $6 million by the Wilson Group and $8 million by the Equity Office affiliate, to be used for existing development pipeline projects;



     - profits will be divided 50.1% and 49.9% between the Wilson Group and the Equity Office affiliate, except for special promotional interests to be allocated solely to the Wilson Group based on the investment returns on projects, and special allocations of $3 million or more of capital gains that are to be allocated to the Wilson Group out of profits that would otherwise be distributed to Equity Office or its affiliate, which gains would be allocated within the Wilson Group to former executives and employees of Cornerstone;

     - each venturer additionally may contribute approximately $3 million, and Equity Office will also provide a $0.5 million working capital line to the joint venture at an annual interest rate of the greater of 9% or LIBOR plus 300 basis points;



     - the Wilson Group will run the day-to-day operations and will be the managing member of the joint venture, but the joint venture will have a four-person board consisting of two members designated by the Wilson Group and two members designated by Equity Office;



     - the joint venture will be responsible for development and construction management for which it will receive a market rate fee contemplated to be 3% of project costs, Equity Office generally will be responsible for property management and will receive market rate management fees, and the joint venture and Equity Office will share responsibilities for leasing;



     - it is contemplated that the joint venture will provide up to 40% of the equity required for projects which it develops, with Equity Office having the opportunity to provide the remaining equity for projects and to contribute its interests in existing development projects at market values to be agreed upon;



     - for those projects for which Equity Office provides capital, the Wilson Group will receive a "promotional" interest and thus earn a disproportionate share of the profits after Equity Office has achieved agreed upon levels of returns on its capital investment; and



     - while the joint venture and the project entities which it forms will hold properties for investment, Equity Office will have the ability to purchase the joint venture's interest in most projects at times in the future after the projects have been fully leased, and Equity Office will have the right of first refusal with respect to new development projects of the joint venture.


THE FAILURE OF CORNERSTONE PARTNERSHIP UNITHOLDERS AND CORNERSTONE STOCKHOLDERS TO APPROVE THE MERGER AGREEMENT MAY REQUIRE, UNDER LIMITED CIRCUMSTANCES, CORNERSTONE PARTNERSHIP TO PAY TERMINATION FEES AND MAY RESULT IN A DECREASE IN THE MARKET PRICE OF CORNERSTONE COMMON STOCK


     If the Cornerstone Partnership unitholders and the Cornerstone common and preferred stockholders fail to approve the merger agreement, or if the mergers are not completed for any reason, Cornerstone and Cornerstone Partnership may be subject to material risks, including the risk that, under limited circumstances, Cornerstone Partnership pay up to $100 million in termination fees and expenses to EOP Partnership, which could lead to a possible decline in the market price of Cornerstone common stock to the extent current market prices reflect a market assumption that the mergers will be completed. For a more detailed discussion on termination fees and expenses, see "The Merger Agreement -- Expenses; Termination Fee" on page 75.


     If, following termination of the merger agreement, the Cornerstone board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than would be provided by Equity Office and EOP Partnership in the mergers. Under the terms of the merger agreement, before the termination of the merger agreement, Cornerstone and Cornerstone Partnership are not permitted to:

     - invite, initiate, solicit or encourage any alternative acquisition proposal;

     - except in circumstances expressly permitted under the merger agreement, engage in any discussions or negotiations with, or provide any confidential or non-public information or data to, any person relating to, or that may reasonably be expected to lead to, an alternative acquisition proposal;

     - enter into any letter of intent, agreement in principle or agreement relating to an alternative acquisition proposal; or


     - publicly propose to agree to do any of the foregoing or otherwise facilitate any effort or attempt to make or implement an alternative acquisition proposal. See "The Merger Agreement -- No Solicitation by Cornerstone or Cornerstone Partnership" on page 72.

IF THE AGGREGATE FAIR MARKET VALUE OF THE EQUITY OFFICE COMMON SHARES TO BE ISSUED IN THE REIT MERGER DOES NOT REPRESENT AT LEAST 40% OF THE REIT MERGER CONSIDERATION TO BE PAID AT THE TIME OF THE CLOSING OF THE REIT MERGER, LEGAL OPINIONS REQUIRED TO BE DELIVERED FOR THE REIT MERGER TO BE COMPLETED COULD NOT BE DELIVERED, IN WHICH CASE THE MERGERS WOULD NOT BE COMPLETED AND THE MARKET PRICE OF CORNERSTONE COMMON STOCK COULD DECLINE AS A RESULT


     It is a condition to the consummation of the mergers that Hogan & Hartson L.L.P., counsel to Equity Office, and King & Spalding, counsel to Cornerstone, deliver opinions that the REIT merger qualifies as a reorganization under section 368(a) of the Internal Revenue Code. The required tax opinions will not be delivered, and the mergers will not be consummated, unless the aggregate fair market value of the Equity Office common shares issued in the REIT merger represents at least 40% of the aggregate value of the total consideration issued by Equity Office in the REIT merger, as of the closing of the REIT merger and taking into account any cash paid for fractional Equity Office common shares. For example, if the REIT merger had occurred on May 12, 2000, then based on the trading price of Equity Office common shares on that date and the number of shares of Cornerstone common stock issued and outstanding on that date, assuming that no holders of Cornerstone Partnership units had converted their units into Cornerstone common stock immediately before the REIT merger, the aggregate fair market value of the Equity Office common shares that would have been issued in
the REIT merger would represent approximately      % of the value of the total
consideration paid by Equity Office in the REIT merger. There is no guarantee, however, that the trading price of the Equity Office common shares will be high enough at the scheduled closing of the REIT merger to allow counsel to render the required tax opinions and the mergers to be consummated.


EQUITY OFFICE AND CORNERSTONE MAY NOT BE SUCCESSFULLY INTEGRATED AND INTENDED BENEFITS OF THE MERGERS MAY NOT BE REALIZED, WHICH COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF EQUITY OFFICE COMMON SHARES AND THE VALUE OF THE EOP PARTNERSHIP UNITS AFTER COMPLETION OF THE MERGERS

     The completion of the mergers poses risks for the ongoing operations of Equity Office and EOP Partnership, including that:

     - following the mergers, Equity Office and EOP Partnership may not achieve the expected cost savings and operating efficiencies;

     - the Cornerstone portfolio may not perform as well as Equity Office anticipates;

     - Equity Office and EOP Partnership may experience difficulties and incur expenses associated with the assimilation and retention of Cornerstone non-executive employees; and

     - Equity Office and EOP Partnership may not effectively integrate the operations of Cornerstone and Cornerstone Partnership.

     If Equity Office and EOP Partnership fail to successfully integrate Cornerstone and Cornerstone Partnership and/or fail to realize intended benefits of the mergers due to any of the foregoing reasons, the market price of Equity Office common shares and the value of EOP Partnership units could decline from their market price and redemption value, as applicable, at the time of completion of the mergers.

THERE IS NO PUBLIC MARKET FOR EOP PARTNERSHIP UNITS AND NONE IS EXPECTED TO DEVELOP, WHICH MAY CAUSE SOME DIFFICULTY IN SELLING ANY EOP PARTNERSHIP UNITS YOU RECEIVE IN THE PARTNERSHIP MERGER


     There is no public market for EOP Partnership units and none is expected to develop. However, the partnership agreement of EOP Partnership provides that unitholders may, subject to specified limitations, redeem their EOP Partnership units for Equity Office common shares on a one-on-one basis or their cash equivalent, at the election of Equity Office. The determination of whether the redeeming party receives cash or Equity Office common shares is within the sole discretion of Equity Office. If you are unable to redeem your EOP Partnership units, you may have difficulty selling those units because of the lack of a public market and the restrictions on transfer contained in the partnership agreement of EOP Partnership.

THE FEDERAL INCOME TAX CONSEQUENCES TO CORNERSTONE UNITHOLDERS OF THE PARTNERSHIP MERGER, ANY REDEMPTION BY CORNERSTONE UNITHOLDERS OF CORNERSTONE PARTNERSHIP UNITS BEFORE THE PARTNERSHIP MERGER AND THE OWNERSHIP BY CORNERSTONE UNITHOLDERS OF EOP PARTNERSHIP UNITS AFTER THE PARTNERSHIP MERGER ARE COMPLEX AND SHOULD BE CAREFULLY CONSIDERED BY YOU



     Tax Status of EOP Partnership. The obligations of Cornerstone and Cornerstone Partnership to consummate the partnership merger are conditioned upon their receipt of an opinion of Hogan & Hartson L.L.P., counsel to Equity Office and EOP Partnership, to the effect that EOP Partnership has been and will be treated as a partnership for federal income tax purposes and not as a corporation. EOP Partnership will qualify as a partnership for federal income tax purposes unless it elects to be treated as a corporation for federal income tax purposes, or it is considered to be a "publicly traded partnership" under section 7704 of the Code. So long as EOP Partnership qualifies as a partnership, EOP Partnership generally will not be subject to federal income tax and the partners of EOP Partnership will be required to take into account in computing their federal income tax liability their allocable share of income, gains, losses, deductions and credits of the partnership, regardless of whether cash distributions are made by the partnership to the partners. EOP Partnership has not elected, and will not elect, to be treated as a corporation. If EOP Partnership were considered to be a "publicly traded partnership," it would be taxed as a corporation unless at least 90 percent of its income consists of "qualifying income." Equity Office and EOP Partnership believe, but cannot guarantee, that EOP Partnership would meet this qualifying income test and therefore EOP Partnership would not be taxed as a corporation. If EOP Partnership were a "publicly traded partnership," but were to qualify not to be taxed as corporation by meeting the 90 percent qualifying income requirement, a former partner of Cornerstone Partnership would be subject to restrictions with respect to the use of passive losses, regardless. If EOP Partnership were to be taxed as a corporation, the partnership merger would be a fully taxable transaction for all Cornerstone Partnership unitholders, and Equity Office would fail to qualify as a REIT, both of which would have a material adverse effect on the Cornerstone Partnership unitholders. See "Material Federal Income Tax Consequences -- Tax Status of EOP Partnership" on page 84.



     Tax Consequences of the Partnership Merger. A Cornerstone Partnership unitholder who receives only EOP Partnership units in exchange for all of its Cornerstone Partnership units in the partnership merger generally is not expected to recognize taxable income or gain at the time of the partnership merger unless the Cornerstone Partnership unitholder receives, or is considered to receive, in connection with the partnership merger, either a cash distribution or a deemed cash distribution resulting from the relief from liabilities that exceeds the Cornerstone Partnership unitholder's aggregate adjusted tax basis in its Cornerstone Partnership units. However, the particular tax consequences of the partnership merger for each Cornerstone Partnership unitholder will depend on a number of factors related to the tax situation of that individual unitholder. These factors include the Cornerstone Partnership unitholder's adjusted tax basis in its Cornerstone Partnership units at the time of the partnership merger, the assets that the Cornerstone Partnership unitholder originally contributed to Cornerstone Partnership in exchange for its Cornerstone Partnership units, the indebtedness, if any, of Cornerstone Partnership secured by the contributed assets at the time of the partnership merger, the tax basis of these assets in the hands of Cornerstone Partnership at the time of the partnership merger, the Cornerstone Partnership unitholder's share of the "unrealized gain" with respect to Cornerstone Partnership's assets at the time of the partnership merger, and the extent to which the Cornerstone Partnership unitholder includes in its basis for its Cornerstone Partnership units a share of Cornerstone Partnership's recourse liabilities by reason of indemnification or "deficit restoration obligations" that will be eliminated by reason of the partnership merger. See "Material Federal Income Tax
Consequences -- Tax Consequences of the Partnership Merger to Cornerstone Partnership Unitholders That Receive EOP Partnership Units" on page 86. Although the partnership merger is intended to permit Cornerstone Partnership unitholders to defer the taxable gain that they otherwise would recognize in a fully taxable transaction, the IRS might contend that at least some Cornerstone Partnership unitholders must recognize gain in connection with the partnership merger. Each Cornerstone Partnership unitholder is urged to consult with its own tax advisor to determine the anticipated tax consequences of the partnership merger for that Cornerstone Partnership unitholder in light of its specific circumstances.

     Effects of Subsequent Events upon Recognition of Gain. In addition to any gain that might be recognized by a Cornerstone Partnership unitholder at the time of the partnership merger, a variety of future events and transactions (including sales of joint venture interests currently held by Cornerstone Partnership pursuant to rights of first refusal that become exercisable in connection with the partnership merger) could cause some or all of the former Cornerstone Partnership unitholders holding EOP Partnership units as a result of the partnership merger to recognize part or all of the taxable gain that has been deferred either through the original contribution of assets to Cornerstone Partnership in exchange for Cornerstone Partnership units or through the partnership merger. See "Material Federal Income Tax Consequences -- Effect of Subsequent Events" on page 94. Equity Office is not required to take into account the tax consequences to the limited partners in deciding whether to cause EOP Partnership to undertake specific transactions that could cause the limited partners to have to recognize gain, and the limited partners generally have no right to approve or disapprove these transactions (except to the extent specifically required in certain "debt maintenance and lockup" agreements that Cornerstone Partnership has previously entered into with certain of its unitholders and that EOP Partnership will assume in the partnership merger, as described in "The Merger Agreement -- Tax Related Undertakings of EOP Partnership" on page 69).



     Redemption of EOP Units; Sale of Assets; Dissolution of Partnership. The receipt of cash or Equity Office common shares by partners upon the exercise of the unit redemption right or the eventual liquidation of EOP Partnership will be a taxable transaction and is likely to result in the recognition by the partners of substantial gain for federal income tax purposes. State and local income and transfer taxes may apply to the transactions as well. Further, if EOP Partnership were to sell any of the assets acquired from Cornerstone Partnership in the partnership merger that have "unrealized gain" at the time of the partnership merger, i.e., that have a value at the time of the partnership merger in excess of their adjusted tax basis at that time, former Cornerstone Partnership unitholders would be specially allocated by EOP Partnership an amount of taxable gain equal to the "unrealized gain." See "Material Federal Income Tax Consequences -- Tax Consequences of Ownership of EOP Partnerships Unit After the Partnership Merger" on page 94.



     Other Tax Liabilities of Holders of EOP Partnership Units. In addition to the federal income tax aspects described above, a Cornerstone Partnership unitholder should consider the potential state and local tax consequences of owning EOP Partnership units. Tax returns may be required and tax liability may be imposed both in the state or local jurisdictions where a partner resides and in each state or local jurisdiction in which EOP Partnership has assets or otherwise does business. EOP Partnership will hold assets and/or otherwise conduct business in approximately 25 states and the District of Columbia. EOP Partnership anticipates providing EOP Partnership unitholders with any information reasonably necessary to permit them to satisfy state and local return filing requirements. A Cornerstone Partnership unitholder should consult with its personal tax advisor with respect to the state and local income tax implications for their ownership of EOP Partnership units.



     Redemption of Cornerstone Partnership Units for Cornerstone Common Stock Prior to or in Connection With the Partnership Merger is a Taxable
Transaction. A Cornerstone Partnership unitholder who exercises its unit redemption right prior to or in connection with the partnership merger and receives Cornerstone common stock in order to participate as a stockholder in the REIT merger will recognize taxable gain on that redemption. The amount of the gain will equal the difference between the "amount realized" for tax purposes and the Cornerstone Partnership unitholder's adjusted basis in its units that are redeemed. If you have a "negative capital account" with respect to your Cornerstone Partnership units, the gain recognized on the redemption would exceed the value of the Cornerstone common stock received by the amount of the negative capital account. A Cornerstone Partnership unitholder considering exercising its unit redemption prior to or in connection with the partnership merger should consult with its tax advisor concerning the tax consequences of that exercise.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS


     Equity Office, EOP Partnership, Cornerstone and Cornerstone Partnership have each made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Equity Office, EOP Partnership, Cornerstone and Cornerstone Partnership. Also, statements including words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in the documents incorporated by reference in this document, could affect the future financial results of Equity Office and EOP Partnership and could cause actual results to differ materially from those expressed in forward-looking statements contained or incorporated by reference in this document. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this consent solicitation/information statement/prospectus include, among others, the factors discussed under the caption "Risk Factors" on page 23 and "Risk Factors" in the Form 10-Ks of Equity Office and EOP Partnership incorporated herein by reference, changes of a macroeconomic nature, including changes in the economic conditions affecting industries in which Equity Office's principal tenants compete, the ability to timely lease or re-lease square footage at current or anticipated rents, the ability to achieve economies of scale over time, the demand for tenant services beyond those traditionally provided by landlords, changes in interest rates, changes in operating costs, future demand for Equity Office's or EOP Partnership's debt and equity securities and the ability to complete current and future development projects on time and on schedule.


     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of Equity Office following completion of the REIT merger and unitholder values of EOP Partnership following completion of the partnership merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Equity Office's, EOP Partnership's, Cornerstone's and Cornerstone Partnership's ability to control or predict. For those statements, Equity Office, EOP Partnership, Cornerstone and Cornerstone Partnership claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INFORMATION ABOUT THE ACTIONS TAKEN OR TO BE TAKEN BY THE GENERAL PARTNER OF EOP
                                  PARTNERSHIP

     Under the authority granted in the partnership agreement of EOP Partnership, Equity Office, as the general partner of EOP Partnership, has determined that the partnership merger is in the best interests of EOP Partnership and its unitholders, and has approved the merger agreement and the partnership merger. No vote or consent of unitholders of EOP Partnership is required under the partnership agreement of EOP Partnership for approval of the partnership merger.

     The partnership agreement of EOP Partnership requires the approval of the REIT merger by the consent of unitholders holding at least a majority of the outstanding EOP Partnership units, including any EOP Partnership units held by Equity Office. As of May 12, 2000, Equity Office owned approximately 88.2% of the outstanding EOP Partnership units and intends to take action by written consent, as permitted under the partnership agreement of EOP Partnership, to approve the REIT Merger on or about the close of business on June 15, 2000. Because Equity Office owns more than a majority of the outstanding partnership units of EOP Partnership, no vote or consent of unitholders of EOP Partnership, other than Equity Office, is required for approval of the REIT merger, and none is being solicited. Accordingly, under applicable SEC rules, this document is being forwarded to unitholders of EOP Partnership of record on May 12, 2000 for informational purposes only.

                  CORNERSTONE PARTNERSHIP CONSENT SOLICITATION

PURPOSE OF THE CONSENT SOLICITATION


     Cornerstone is asking Cornerstone Partnership unitholders to consent to the mergers. The partnership agreement of Cornerstone Partnership requires the approval of the mergers by the consent of unitholders holding at least a majority of the outstanding Cornerstone Partnership units, including any Cornerstone Partnership units held by Cornerstone. As of May 12, 2000, Cornerstone owned approximately 87.1% of the Cornerstone Partnership units. Cornerstone is required to vote its units in proportion to the manner in which all outstanding shares of capital stock of Cornerstone are voted at the special meeting of stockholders of Cornerstone to be held on Monday, June 19, 2000 in connection with the REIT merger. You may execute a consent to the mergers if you owned Cornerstone Partnership units on May 12, 2000.


WHO CAN CONSENT


     You are entitled to consent with respect to your Cornerstone Partnership units if our records showed that you held your Cornerstone Partnership units as of the close of business on May 12, 2000. At the close of business on that date, a total of 148,852,333 Cornerstone Partnership units were outstanding and entitled to consent. Each Cornerstone Partnership unit represents one vote. The enclosed consent form shows the number of Cornerstone Partnership units for which you are entitled to consent. Your individual consent is confidential and will not be disclosed to third parties, other than Equity Office.


CONSENT, REDEMPTION AND ELECTION PROCEDURES

     Consent Forms. To consent, simply mark your consent form, sign and date it, and return it in the postage-paid envelope provided.

     Redemption of Cornerstone Partnership Units. You may elect to redeem your Cornerstone Partnership units under one of two methods. First, you may exercise any unit redemption right that you currently have under the partnership agreement of Cornerstone Partnership at any time before the partnership merger. Any exercise by you of your unit redemption right under the partnership agreement of Cornerstone Partnership will not be conditioned on completion of the mergers. By exercising your unit redemption right under the partnership agreement of Cornerstone Partnership, you would not receive units of EOP Partnership in the partnership merger, but instead would participate in the REIT merger on the same basis as other common stockholders of Cornerstone. Generally, a Cornerstone Partnership unit is redeemable on a one-for-one basis for a share of Cornerstone common stock commencing one year after the date it was first issued. Accordingly, if you received your Cornerstone Partnership units less than one year ago, you may not have a currently exercisable unit redemption right under the partnership agreement of Cornerstone Partnership.

     Alternatively, under the merger agreement, you have the right to redeem some or all of your Cornerstone Partnership units for Cornerstone common stock on a one-for-one basis, whether or not you have a currently exercisable right to redeem your units under the partnership agreement of Cornerstone Partnership. The exercise by you of the unit redemption right under the merger agreement will be effective only if the partnership merger is completed. Under the merger agreement, you also may condition your redemption of units on the ability to receive in the REIT merger only cash for some or all of the Cornerstone common stock that you would receive upon redemption of your Cornerstone Partnership units.

     Conditioning Your Redemption. In the REIT merger, Cornerstone common stockholders may elect to receive for some or all of their shares of Cornerstone common stock either $18.00 per share in cash, without interest, or 0.7009 of a common share of Equity Office, subject to proration if either the cash election or the share election is oversubscribed.

     If you redeem some or all of your Cornerstone Partnership units for Cornerstone common stock under the provisions of the partnership agreement of Cornerstone Partnership, or you elect to redeem some or all of your Cornerstone Partnership units for Cornerstone common stock under the merger agreement, but do not condition the redemption on receiving cash in the REIT merger for the Cornerstone common stock to be issued to you upon redemption, you will participate in the REIT merger on the same basis as any other Cornerstone common stockholder.


     If you condition your unit redemption under the merger agreement on the ability to receive only cash in the REIT merger for some or all of your Cornerstone Partnership units, you will receive in the REIT merger $18.00 in cash per share of Cornerstone common stock received by you in the redemption only if the cash condition is met. The cash condition will not be met if there is an oversubscription of cash by all Cornerstone common stockholders, taking into account cash elections made by all redeeming Cornerstone Partnership unitholders. However, if there is an undersubscription of cash, taking into account cash elections made by all Cornerstone common stockholders, but not including cash elections made by Cornerstone Partnership unitholders who conditioned their unit redemptions on the ability to receive cash in the REIT merger, you may nevertheless have the opportunity to have your units redeemed for Cornerstone common stock and receive cash in the REIT merger if the cash consideration available after giving effect to cash elections made by the Cornerstone common stockholders is sufficient to meet your specified cash condition and your conditional cash redemption is chosen by lot from among other conditional cash redemptions that were not initially satisfied. See "The Merger Agreement -- The Partnership Merger" on page 59 and "The Merger Agreement -- The REIT Merger" on page 59 for a more complete discussion of how proration in the REIT merger might affect the consideration you will receive as a result of your redemption of Cornerstone Partnership units.



     Notice of Redemption/Form of Election. In addition to the consent form, a notice of redemption/form of election will be mailed to each holder of Cornerstone Partnership units. In order to be effective, a notice of redemption/form of election must be properly completed, signed and submitted to the exchange agent listed in the instructions to the notice of redemption/form of election at least two business days prior to the date of the Cornerstone stockholders special meeting, which is currently scheduled to occur on Monday, June 19, 2000. You will be notified if the date of the Cornerstone stockholders special meeting is moved. If you do not submit a properly completed notice of redemption/form of election which is received by the exchange agent at least two business days prior to the Cornerstone stockholders special meeting at the address provided in the instructions to the notice of redemption/form of election, then you will be deemed not to have redeemed your Cornerstone Partnership units and each of such units will be converted in the partnership merger into 0.7009 of an EOP Partnership unit.


     If you properly complete, sign and submit a notice of redemption/form of election to the exchange agent and the mergers are completed, each share of Cornerstone common stock issued in redemption of the Cornerstone Partnership units covered by the notice of redemption will be exchanged for the merger consideration as indicated on the form of election in accordance with the merger agreement, any applicable portion, and your conditional redemption election.

     EQUITY OFFICE AND CORNERSTONE INTEND TO COMPLETE THE MERGERS IMMEDIATELY AFTER THE SPECIAL MEETINGS FOR EQUITY OFFICE SHAREHOLDERS AND CORNERSTONE STOCKHOLDERS, RESPECTIVELY. SUCH COMPLETION, HOWEVER, COULD BE DELAYED BY EQUITY OFFICE AND CORNERSTONE IN ORDER THAT OTHER CLOSING CONDITIONS CAN BE SATISFIED. ACCORDINGLY, ONCE A NOTICE OF REDEMPTION/FORM OF ELECTION HAS BEEN DELIVERED, A CORNERSTONE PARTNERSHIP UNITHOLDER WILL BE UNABLE TO SELL, OR OTHERWISE TRANSFER, SUCH UNITHOLDER'S UNITS FOR AN INDEFINITE PERIOD OF TIME.

REQUIRED VOTE


     Approval of the mergers requires the affirmative consent of the holders of a majority of the Cornerstone Partnership units. Cornerstone is required to vote its units in proportion to the manner in which all outstanding shares of capital stock of Cornerstone are voted at the special meeting of stockholders of Cornerstone to be held on Monday, June 19, 2000 in connection with the REIT merger.

HOW YOU MAY REVOKE YOUR NOTICE OF REDEMPTION


     If you conditionally elect to redeem some or all of your Cornerstone Partnership units under the merger agreement, you can revoke or amend your notice of redemption at any time before 5:00 p.m., Eastern Time, on Thursday, June 15, 2000, by submitting written notice to Cornerstone Partnership, with copies to Cornerstone and the exchange agent, which must receive the notice at or before that time. A notice of redemption under the provisions of the merger agreement is conditioned on the completion of the partnership merger and, if you choose, can be conditioned on the ability to receive only cash for some or all of the shares of Cornerstone common stock that would be received in the redemption.


     A notice of redemption made under the provisions of the partnership agreement of Cornerstone Partnership is not revocable and may not be conditioned on completion of the partnership merger or the ability to receive cash in the REIT merger.

HOW YOU MAY REVOKE YOUR CONSENT OR FORM OF ELECTION


     Revocation of a Consent Form. To revoke your consent form, you must (a) so advise Cornerstone's secretary, Thomas P. Loftus, c/o Cornerstone Properties Inc., 126 East 56th Street, New York, New York 10022, in writing received before the close of business on Friday, June 16, 2000 or (b) deliver to Mr. Loftus before the close of business on Friday, June 16, 2000 a consent form dated after your initial consent form.



     Revocation of an Election. You may change your cash or share election or revoke it at any time before 5:00 p.m., Eastern Time, Thursday, June 15, 2000, by submitting written notice to Cornerstone Partnership, which must receive the notice at or before that time.


COST OF THIS CONSENT SOLICITATION

     Cornerstone Partnership will pay the cost of its consent solicitation. In addition to soliciting consent forms by mail, we expect that certain of our officers or other representatives of Cornerstone Partnership or its general partner, Cornerstone, will solicit Cornerstone Partnership unitholders personally and by telephone. None of these employees or representatives will receive any additional or special compensation for doing this. We will, upon request, reimburse nominees, if any, for their reasonable expenses in sending consent material to their principals and obtaining their consent.

                             THE PARTNERSHIP MERGER

STRUCTURE OF THE MERGERS; PARTNERSHIP MERGER EXCHANGE RATIO

     The merger agreement contemplates the following two-step transaction:

     - the partnership merger, whereby Cornerstone Partnership will merge with and into EOP Partnership and Cornerstone Partnership will cease to exist; followed by

     - the REIT merger, whereby Cornerstone will merge with and into Equity Office and Cornerstone will cease to exist.

     In the partnership merger, holders of class A common units of limited partnership interest in Cornerstone Partnership, including Cornerstone, who have not elected to redeem their units for shares of Cornerstone common stock, will receive, for each class A common unit issued and outstanding immediately before the partnership merger, 0.7009 of a class A unit of limited partnership interest in EOP Partnership, rounded to the nearest whole unit.

REDEMPTION OF CORNERSTONE PARTNERSHIP UNITS; PARTICIPATION IN CASH/SHARE
ELECTION

     The merger agreement provides that, before the partnership merger, Cornerstone Partnership unitholders, other than Cornerstone, will have the right to have all or any portion of their Cornerstone Partnership units redeemed by Cornerstone for shares of Cornerstone common stock and to participate in the REIT merger as stockholders of Cornerstone. These redemptions will be conditioned upon the completion of the partnership merger. In addition, Cornerstone Partnership unitholders who exercise this redemption right will be able to condition their redemption of all units upon the ability to receive in the REIT merger only cash in exchange for some or all of the Cornerstone common stock that would be issued in the redemption. Cornerstone Partnership unitholders may also exercise any presently exercisable redemption right they have under the partnership agreement of Cornerstone Partnership and thereby participate in the REIT merger as stockholders of Cornerstone.

     The merger agreement also provides that the former Cornerstone Partnership unitholders, other than Cornerstone, will have the right, beginning immediately after the partnership merger, to redeem the EOP Partnership class A units issued to them in the partnership merger under the partnership agreement of EOP Partnership. Upon redemption of these units, these unitholders would receive Equity Office common shares on a one-for-one basis or their cash equivalent, at the election of Equity Office, on the same basis as other limited partners of EOP Partnership.

BACKGROUND OF THE PARTNERSHIP MERGER AND THE REIT MERGER

     In pursuing their strategies for enhancing unitholder and shareholder value, each of Equity Office, EOP Partnership, Cornerstone and Cornerstone Partnership regularly consider opportunities for acquisitions, joint ventures and other significant transactions.

     Throughout the second and third quarters of 1999, senior management of Cornerstone met on several occasions to determine whether or not Cornerstone should undertake a comprehensive review of the strategic alternatives available to the company. These discussions were included as part of Cornerstone's regular strategic planning sessions. These discussions involved a review of the general status of the industry, the industry's financial performance and trends in the capital markets, as well as Cornerstone's financial performance and outlook, the integration of the William Wilson & Associates merger completed in December 1998, Cornerstone's development pipeline and its asset disposition program. In addition to an evaluation of Cornerstone's current strategy, this discussion included an assessment of the potential for a strategic combination with another office REIT.

     At the regularly scheduled Cornerstone board of directors meeting held on September 28, 1999, John S. Moody, the president and chief executive officer of Cornerstone, reviewed with the board the current strategic direction of the company. In his review, Mr. Moody noted the challenges that faced

Cornerstone as a publicly traded REIT in the current market environment, particularly in expanding its development capabilities outside of Northern California, identifying significant acquisition candidates and accessing public equity markets that were not receptive to REITs raising capital because of the relative underperformance of REIT stocks in 1998 and 1999. At the September 28, 1999 Cornerstone board meeting, Lazard Freres & Co. LLC presented a financial analysis of various strategic alternatives, including a more detailed analysis of a hypothetical business combination with a specific potential merger partner that had been previously identified to Lazard by Cornerstone's management team as a logical candidate for a business combination. The board decided only to explore the possibility of a merger transaction with this particular party. The Cornerstone board authorized the engagement of Lazard to act as financial advisor to Cornerstone and authorized management and Lazard to contact such potential strategic partner to determine its interest in a possible business combination.


     In October and November of 1999, representatives of Cornerstone and Lazard met on several occasions with representatives of this potential merger partner and provided financial and operating data regarding Cornerstone to assist the other party in assessing a possible merger.

     In early December 1999, Mr. Moody telephoned Timothy H. Callahan, the president and chief executive officer of Equity Office, to congratulate Mr. Callahan on Equity Office's completion of the Lend Lease transaction. During the conversation, Messrs. Callahan and Moody discussed the general state of the real estate industry and public market valuations of real estate investment trusts. Mr. Moody and Mr. Callahan also agreed during the call that public market valuations of real estate investment trusts at the time made business combinations very difficult. No specific acquisition proposal was discussed between Messrs. Moody and Callahan during such conversation. This conversation was one of several similar conversations Messrs. Moody and Callahan had over the last several years about the real estate industry in general and the prospects for consolidation among office real estate investment trusts in particular. Other executives of Equity Office and Cornerstone also speak with each other from time to time, as well as with executives of other real estate companies, regarding the industry in general.

     On December 9, 1999, the Cornerstone board met to consider a preliminary proposal from the party identified at the September 28, 1999 board meeting. Lazard made a presentation regarding the financial aspects of the proposal. The Cornerstone board discussed the proposal, asked questions of Lazard and management and concluded that the proposal did not provide adequate value to the stockholders of Cornerstone. Based on the advice of management, the board also concluded that further discussions were not likely to result in a more attractive proposal. The Cornerstone board also discussed the possibility of initiating discussions with Equity Office, but determined that public market valuations of real estate investment trusts at the time made pursuing a business combination very difficult. Accordingly, the board terminated the engagement of Lazard and directed management to cease any further discussions of a potential business combination with the potential strategic partner and not to initiate discussions with any other party, including Equity Office.

     During early January, Mr. Moody and Mr. Callahan again exchanged telephone calls during which they agreed that the public markets had improved significantly for real estate investment trusts over the past month. Mr. Callahan further expressed an interest in meeting with Mr. Moody regarding a possible business combination between Equity Office and Cornerstone. Mr. Moody suggested to Mr. Callahan that he should come to New York and meet with him and with William Wilson III, Cornerstone's chairman of the board. On January 10, 2000, Messrs. Callahan, Wilson and Moody met in New York and discussed the benefits of a possible acquisition of Cornerstone by Equity Office. No negotiations took place during this meeting. However, both sides agreed to pursue additional discussions. On January 13, 2000, Equity Office and Cornerstone executed a mutual confidentiality agreement and agreed to exchange non-public information. On January 18, 2000, Mr. Callahan contacted J.P. Morgan, Equity Office's financial advisor, and requested that J.P. Morgan commence its research and analysis of Cornerstone.

     On January 19, 2000, Messrs. Wilson, Moody and Callahan and Samuel Zell, Equity Office's chairman of the board, met in New York. At this meeting, Messrs. Zell and Callahan expressed Equity Office's interest in acquiring Cornerstone in a cash and stock merger, with Cornerstone common shares valued at $17.50 per share, consisting of $6.56 in cash and $10.94 in Equity Office common shares, subject to completion of due diligence. No negotiations took place during this meeting, and Mr. Moody indicated that he would have to ask the Cornerstone board for guidance as to whether to engage in further discussions.


     On January 20, 2000, the Cornerstone board met at a regularly scheduled meeting. Mr. Moody reported to the Cornerstone board Equity Office's offer to acquire Cornerstone. At this meeting, the Cornerstone board did not authorize management to enter into formal discussions with Equity Office, but decided to engage Lazard to assist in an evaluation of the merits of a possible acquisition of Cornerstone by Equity Office. Under a letter agreement dated January 28, 2000 between Cornerstone and Lazard, Lazard agreed to act as financial advisor to Cornerstone in connection with the REIT merger. Over the next ten days, representatives of Lazard met with representatives of Equity Office and J.P. Morgan to exchange financial and operating data relating to Cornerstone and Equity Office and to receive more information about the terms and structure of a possible transaction.


     On January 31, 2000, the Cornerstone board met again to consider the Equity Office proposal. Lazard reviewed the terms of the proposed transaction and provided a financial analysis of the REIT transaction and other strategic alternatives. At the meeting, the Cornerstone board discussed: (a) the financial terms of the proposed transaction with Equity Office; (b) the potential benefits of such a business combination; (c) the advantages and disadvantages of the transaction compared with Cornerstone's other strategic alternatives; (d) the potential conditions to the completion of the transaction, including approvals of Cornerstone stockholders and limited partners of Cornerstone Partnership; and
(e) the tax consequences of the proposed transaction. At the conclusion of the meeting, the Cornerstone board authorized management and Lazard to commence formal negotiations with Equity Office with a principal objective of achieving a higher price.

     At the regularly scheduled Equity Office board of trustees meeting held on February 1, 2000, Mr. Callahan updated the board on the discussions with Messrs. Wilson and Moody and Lazard regarding a possible acquisition of Cornerstone by Equity Office. At this meeting, various members of the board expressed their support for such a transaction if it could be accomplished along the lines described at the meeting.

     During the week of January 31 through February 5, senior management of Equity Office and Cornerstone, together with their respective financial advisors, engaged in negotiations regarding the financial terms of the proposed transaction. On February 5, Lazard asked Equity Office to submit its best and final proposal for a merger transaction no later than the following morning. On February 5, Equity Office submitted a revised merger proposal, which valued Cornerstone common stock at $18.00 per share, consisting of $7.06 in cash and $10.94 in Equity Office common shares, with the exchange ratio to be fixed based upon the 10-day average closing share prices of Cornerstone and Equity Office ending at the close of trading on Friday, February 4.

     The Cornerstone board met by telephone on the morning of Sunday, February 6 to consider the revised Equity Office proposal. Prior to that meeting, senior management of Cornerstone and representatives of Lazard discussed by telephone the terms of the proposal with representatives of PGGM, Cornerstone's largest stockholder. After considering the proposal, PGGM indicated to management of Cornerstone and Lazard that it was prepared to approve the revised proposal, subject to satisfactory negotiation of the definitive agreements. During the Cornerstone board meeting, Lazard reviewed the negotiations of the past week and reviewed the financial terms of the revised proposal. At the conclusion of the meeting, the Cornerstone board authorized management to negotiate a definitive merger agreement and related documentation with Equity Office.

     From February 7, 2000 through February 10, 2000, management of Equity Office and Cornerstone, and their respective legal and financial advisors, met to negotiate the terms of the merger agreement, the mergers and the ancillary documents, including the cash/share election mechanics, a stock option agreement with the holders of the outstanding shares of Cornerstone preferred stock (see "The Merger

Agreement -- Preferred Stock Option Agreement" on page 79) and the voting agreements. Each of the parties also completed its due diligence review of the other party.


     On the evening of February 10, 2000, the Equity Office board held a special meeting at which members of management and representatives of J.P. Morgan and Equity Office's outside counsel, Hogan & Hartson L.L.P., were present in person or by conference telephone call. The special meeting was held in order for the Equity Office board to consider and formally act upon the proposed acquisition of Cornerstone. At this meeting, Equity Office's senior management reviewed with the board financial and business terms of the proposed transaction, including the need for Equity Office to finance the cash portion of the proposed REIT merger consideration, and the results of Equity Office's due diligence review. J.P. Morgan then presented its financial analysis of the proposed REIT merger, and delivered to the Equity Office board its oral opinion that the REIT merger consideration to be paid by Equity Office in the transaction was fair, from a financial point of view, to Equity Office. Equity Office's legal counsel then made a presentation to the Equity Office board in which it explained the material terms of the proposed merger agreement and related agreements, including closing conditions, termination rights and provisions regarding break-up fees and termination expenses, and briefed the board on open items.

     Following these presentations, the Equity Office trustees asked numerous questions of management and its legal counsel and financial advisors and discussed at length the issues raised by the presentations. At the conclusion of these discussions, the Equity Office board approved the REIT merger, the partnership merger and the merger agreement on substantially the terms discussed at the meeting, and authorized management to complete negotiations of, and execute, the merger agreement, subject to final approval of the transaction terms by the executive committee of the board and receipt of J.P. Morgan's written fairness opinion.

     On the evening of February 10, 2000, the Cornerstone board met to review and discuss the terms of the proposed merger agreement and related agreements. Representatives of Lazard and Cornerstone's outside counsel, King & Spalding, and senior management reviewed with the Cornerstone board the results of the company's financial, business and legal due diligence examinations and the terms of the merger agreement, the voting agreements, the stock option agreement and the severance and non-competition arrangements with management of Cornerstone. Lazard presented a financial analysis of the REIT merger and indicated that, upon completion of definitive documentation relating to the REIT merger and the partnership merger, it would deliver its opinion that the consideration to be received in the REIT merger was fair, from a financial point of view, to the holders of Cornerstone common stock. Counsel for Cornerstone made a presentation to the Cornerstone board in which it explained the material terms of the proposed merger agreement and related agreements, including closing conditions, termination rights and provisions regarding break-up fees and termination expenses, and highlighted the few issues that were as yet unresolved in the merger agreement. The Cornerstone board directed management to continue negotiations through the evening on the definitive merger agreement.

     Throughout the night of February 10, 2000, representatives of Equity Office and Cornerstone and their respective legal counsel negotiated the remaining unresolved terms of the merger agreement.

     On the morning of February 11, 2000, members of the executive committee of the Equity Office board of trustees approved the final terms of the merger agreement and the ancillary agreements and J.P. Morgan delivered its written fairness opinion.

     On the morning of February 11, 2000, the Cornerstone board reconvened to review and discuss the terms of the definitive merger agreement and related agreements. Cornerstone's counsel reviewed the resolution of the issues that had been unresolved as of the previous evening's meeting, and reviewed again the terms of the definitive merger agreement, the voting agreements, the option agreement with Deutsche Bank and the severance arrangements with management. After discussion of the foregoing, the Cornerstone board determined that the mergers were fair to and in the best interests of Cornerstone and the holders of shares of Cornerstone stock and Cornerstone Partnership unitholders, that the merger agreement and the transactions contemplated thereby were advisable and that the board should recommend that the stockholders of Cornerstone and Cornerstone Partnership unitholders approve the merger agreement, the partnership merger and the REIT merger, as applicable, and approved and adopted the merger agreement, the mergers, the voting agreements, the option agreement and related matters. The Cornerstone board also determined that the mergers and the merger agreement were advisable and in the best interests of Cornerstone Partnership and the limited partners of Cornerstone Partnership.

     Immediately after the Cornerstone board meeting on the morning of February 11, the parties executed the merger agreement, the option agreement, their respective voting agreements and issued a joint press release announcing the transaction.

EQUITY OFFICE'S REASONS FOR THE MERGERS


     As the general partner of EOP Partnership, Equity Office believes that the mergers are in the best interests of Equity Office, EOP Partnership and their respective securityholders. The Equity Office board of trustees has approved the REIT merger, the merger agreement, and on behalf of Equity Office, in its capacity as general partner of EOP Partnership, the partnership merger. No vote of the limited partners of EOP Partnership is required under the partnership agreement of EOP Partnership for the approval of the partnership merger. The partnership agreement of EOP Partnership requires the approval of the REIT merger by the consent of the limited partners holding at least a majority of the outstanding EOP Partnership units, including EOP Partnership units held by Equity Office. As of May 12, 2000, Equity Office owned approximately 88.2% of the outstanding EOP Partnership units. Accordingly, it intends to take action by written consent, as permitted under the partnership agreement of EOP Partnership to approve the REIT merger on or about the close of business on June 15, 2000.


     In its deliberations with respect to the mergers and the merger agreement, the Equity Office board consulted with Equity Office's management and the financial and legal advisors to Equity Office. The factors considered by the Equity Office board include those described below. While all of these factors were considered by the Equity Office board, the board did not make determinations with respect to each factor. Rather, the board made its judgment with respect to the mergers and the merger agreement based on the total mix of information available to it, and the judgments of individual trustees may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

     Positive Factors Considered by the Equity Office Board

     In making its determination with respect to the mergers and the merger agreement, the Equity Office board considered the following material positive factors:

     - Cornerstone Partnership's class A office portfolio will enhance EOP Partnership's existing presence in such top U.S. markets as Boston, San Francisco, Washington, D.C., Seattle and Atlanta, all of which are continuing to experience significant job growth and many of which have significant impediments to new office supply;


     - the mergers present EOP Partnership with the opportunity to acquire a significant portfolio of well-located, high-quality office properties. Cornerstone Partnership currently owns or has interests in approximately 82 class A office properties, which comprise nearly 17 million rentable square feet;


     - the mergers, by increasing the number of office properties operated by EOP Partnership by approximately 24% based on square footage, will solidify Equity Office's position as the largest publicly traded owner and operator of office properties in the United States. After the REIT merger, Equity Office will have an equity market capitalization of approximately $8.9 billion, assuming a share price of $25.68125, which equaled Equity Office's average closing share price for the ten business days from January 24, 2000 through February 4, 2000, and a total market capitalization of approximately $18.7 billion;

     - the mergers should generate efficiencies through anticipated cost savings and reductions in expenses;

     - the mergers should allow EOP Partnership to better meet the needs of its tenants by offering a fuller range of increased space options;

     - the Equity Office board believes that EOP Partnership should be able to manage Cornerstone Partnership's office properties efficiently following the mergers because of the significant geographic overlap of EOP Partnership's and Cornerstone Partnership's office portfolios; approximately two-thirds of Cornerstone Partnership's assets are in EOP Partnership's top eight core markets;

     - Cornerstone Partnership will provide EOP Partnership with an existing development pipeline in the San Francisco Bay area, which has significant supply constraints;

     - the amount of cash payable in the REIT merger and the exchange ratios applicable to both the REIT merger and the partnership merger are fixed and not subject to adjustment; and

     - the opinion, analyses and presentations of J.P. Morgan described under "Opinion of Equity Office's Financial Advisor" below, including the opinion of J.P. Morgan to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the consideration to be paid by Equity Office in the REIT merger is fair, from a financial point of view, to Equity Office.

     Negative Factors Considered by the Equity Office Board

     The Equity Office board of trustees also considered the following potentially negative factors in its deliberations concerning the mergers and the merger agreement:

     - the need for EOP Partnership to obtain financing in order to distribute to Equity Office the cash that will be payable as part of the REIT merger consideration and the resulting increase in the level of borrowings of EOP Partnership and exposure to interest rate risk;

     - the risk that the anticipated benefits of the mergers to Equity Office, EOP Partnership, and their respective securityholders may not be realized as a result of possible changes in the real estate market in general, the inability to achieve the anticipated cost savings and reduction in expenses and other potential difficulties in integrating the companies and their respective operations;

     - the significant cost involved in connection with consummating the mergers and the substantial management time and effort required to effect the mergers and integrate the businesses of Equity Office and Cornerstone and of EOP Partnership and Cornerstone Partnership; and

     - the risk that the mergers might not be completed based upon the failure to satisfy covenants or closing conditions.

     In view of the wide variety of factors considered, the Equity Office board did not quantify or otherwise attempt to assign relative weights to the specific factors that it considered in making its determination. In the view of the Equity Office board, however, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered in its deliberations relating to the mergers and the merger agreement.

OPINION OF EQUITY OFFICE'S FINANCIAL ADVISOR

     At the meeting of the board of trustees of Equity Office on February 10, 2000, J.P. Morgan rendered its oral opinion to the board of trustees of Equity Office that, as of such date, the consideration to be paid by Equity Office in the proposed REIT merger of Cornerstone into Equity Office was fair from a financial point of view to Equity Office. J.P. Morgan confirmed its February 10, 2000 oral opinion by delivering its written opinion to the board of trustees of Equity Office, dated February 11, 2000, that, as of such date, the consideration to be paid by Equity Office in the proposed REIT merger was fair from a financial point of view to Equity Office. No opinion was rendered by J.P. Morgan with respect to the partnership merger. J.P. Morgan has not been requested to, and will not, unless requested by Equity Office, update its opinion before the closing of the REIT merger. No limitations were imposed by Equity Office's board of trustees upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF J.P. MORGAN DATED FEBRUARY 11, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS CONSENT SOLICITATION/INFORMATION STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. J.P. MORGAN'S WRITTEN OPINION, ADDRESSED TO THE BOARD OF TRUSTEES OF EQUITY OFFICE, IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN CONNECTION WITH THE REIT MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF EQUITY OFFICE AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE EQUITY OFFICE SPECIAL MEETING BEING HELD TO APPROVE THE REIT MERGER. THE SUMMARY OF THE OPINION OF J.P. MORGAN SET FORTH IN THIS CONSENT SOLICITATION/INFORMATION STATEMENT/PROSPECTUS AND IN THE JOINT PROXY STATEMENT/PROSPECTUS DELIVERED SIMULTANEOUSLY HEREWITH IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, J.P. Morgan, among other things:

     - reviewed the merger agreement;

     - reviewed the audited financial statements for the twelve months ended December 31, 1998 and the unaudited financial statements for the nine months ended September 30, 1999 of Equity Office and Cornerstone;

     - reviewed current and historical market prices of Equity Office common shares and Cornerstone common stock;

     - reviewed publicly available information concerning the business of Cornerstone and of other companies engaged in businesses comparable to those of Cornerstone, and the reported market prices for other companies' securities deemed comparable;

     - reviewed publicly available terms of transactions involving companies comparable to Cornerstone and the consideration received for such companies;

     - reviewed the terms of other business combinations deemed relevant by J.P. Morgan;

     - reviewed internal financial analyses and estimates of budgeted 2000 through 2004 funds from operations and net operating income prepared by Equity Office and Cornerstone and their respective management teams;

     - reviewed agreements with respect to outstanding indebtedness or obligations of Equity Office and Cornerstone;

     - held discussions with members of the management of Equity Office and Cornerstone with respect to various aspects of the REIT merger, and the past and current business operations of Equity Office and Cornerstone, the financial condition and future prospects and operations of Equity Office and Cornerstone and the effects of the REIT merger on the financial condition and future prospects of Equity Office and Cornerstone, and other matters believed necessary or appropriate to J.P. Morgan's inquiry; and

     - reviewed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

     J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Equity Office and Cornerstone or otherwise reviewed by J.P. Morgan, and J.P. Morgan has not assumed any responsibility or liability therefor. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial analyses and forecasts provided to it, J.P. Morgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Equity Office and Cornerstone to which such analyses or forecasts relate. J.P. Morgan has also assumed that the REIT merger will have the tax consequences described in discussions with representatives of Equity Office.

     No representation or warranty was made by any party with respect to the internal financial analysis and estimates referred to above. Financial projections are subject to contingencies beyond management's control and realization of the projections depends on numerous factors, including among other things, the cost of integrating the companies, the completion of pending developments, the actual cost in relation to such projects and decisions by management to modify business plans to address changing needs and a changing operating environment. All material events and circumstances cannot be predicted and unanticipated events and circumstances are likely to occur. Accordingly, there may be differences between the projected results of operations and the actual results of operations of the respective companies, and such differences could be material. In the event that the financial projections prove to be materially different, the conclusions reached in the opinion of J.P. Morgan could be materially affected.

     J.P. Morgan's opinions are based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect the written opinion dated February 11, 2000. J.P. Morgan expressed no opinion as to the price at which the Equity Office common shares or Cornerstone common stock will trade at any future time.

     In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

     Pro Forma Merger Analysis. J.P. Morgan analyzed the effect of the REIT merger on, among other things, the estimated First Call funds from operations per fully diluted Equity Office common share, including EOP Partnership units, for the years ended December 31, 2000 and 2001. In doing so, J.P. Morgan combined the projected operating results for Equity Office and Cornerstone and assumed specified savings in general and administrative expenses as well as additional costs related to the transaction as per estimates provided by the management of Equity Office. J.P. Morgan observed a total projected post-REIT merger incremental accretion of $0.01 and $0.04 to Equity Office's First Call 2000 and 2001 funds from operations estimates of $2.80 and $3.03 per share, respectively. The analysis assumed a transaction closing date of June 30, 2000. In calculating the purchase price for Cornerstone common stock and Cornerstone Partnership units, a $25.68125 share price for Equity Office common shares was assumed.

     J.P. Morgan also analyzed the effect of the REIT merger on Equity Office's 2000 pro forma equity market capitalization, total market capitalization, leverage ratios and distribution payout ratio. In this regard, J.P. Morgan noted that:

     - the pro forma equity market capitalization for Equity Office would be approximately $8.9 billion, assuming a share price of $25.68125, which equaled Equity Office's average closing share price for the ten business days from January 24, 2000 through February 4, 2000, and assuming 347,044,557 Equity Office common shares and EOP Partnership units outstanding after completion of the merger, and a total post-REIT merger pro forma market capitalization of approximately $18.7 billion; these figures do not include the 250,770 shares of Cornerstone common stock already owned by Equity Office before the REIT merger;

     - Equity Office's debt to total market capitalization ratio would increase, upon completion of the REIT merger, from 43.8% before the merger to 48.9% after the assumption of Cornerstone's outstanding debt plus the incremental debt incurred for the cash portion of the transaction consideration and for the payment of transaction costs;

     - the ratio of debt plus preferred shares to total market capitalization also would increase from 48.2% to 52.2%, assuming the retirement of all outstanding Cornerstone preferred stock; and

     - Equity Office's intent is to retain its current distribution of $1.68 per share for the combined company.

     Net Asset Value Analysis. Using Equity Office's projections of Cornerstone's performance results for the twelve-month period beginning July 1, 2000 and projected asset and liability balances as of June 30,

2000, J.P. Morgan calculated the net asset value per share for Cornerstone. In so doing, J.P. Morgan applied a range of capitalization rates from 8.25% to 8.75% to Equity Office's projections of Cornerstone's stabilized July 1, 2000 to June 30, 2001 net operating income for the properties, assuming no additional net operating income from future acquisitions or developments. The resulting gross real estate value was added to the gross value of Cornerstone's other assets, including developments in progress, cash and marketable securities, and fee income (valued at a 5.0x multiple of earnings before interest, taxes, depreciation and amortization), less Cornerstone's outstanding debt, to arrive at an equity net asset value. The equity net asset value per share was then calculated by dividing the equity net asset value by the number of shares of Cornerstone common stock and Cornerstone Partnership units outstanding on a fully diluted basis. This analysis indicated a net asset value range of between $18.59 and $20.35 per share. J.P. Morgan also noted that this range was generally consistent with equity analysts' published net asset value per share estimates for Cornerstone of $17.00 to $20.81, based on asset balances as of September 30, 1999.

     Discounted Cash Flow Analysis. J.P. Morgan performed a discounted cash flow analysis, that is, an analysis of the present value, calculated as of June 30, 2000, of the projected levered cash flows for the period from 2000 to 2004, of Cornerstone based upon projections provided by Equity Office, using discount rates reflecting an equity cost of capital ranging from 13.5% to 14.5% and terminal value multiples applied to 2005 funds from operations ranging from 9.5x to 10.5x. J.P. Morgan, for the purposes of this valuation, derived 2005 funds from operations by growing 2004 funds from operations at a rate equal to the compound annual growth rate of projected funds from operations from 2000-2004. Based upon Equity Office's projections of Cornerstone cash flows for the years 2000 through 2004, the range of present values per share of Cornerstone common stock was $18.27 to $20.35. J.P. Morgan noted that the implied price for Cornerstone common stock was below the indicated discounted cash flow range.

     Selected Transaction Analysis. Using publicly available information, J.P. Morgan examined selected transactions with respect to purchase price per share to calculate both implied transaction premia and implied transaction funds from operations multiples. Specifically, J.P. Morgan reviewed all publicly traded REIT acquisitions since January 1, 1997 with total transaction values of at least $500 million as follows:

                  ACQUIROR                                        TARGET
                  --------                                        ------
Olympus Real Estate Fund II L.P.               Walden Residential Properties, Inc.
Berkshire Realty Holdings, L.P.                Berkshire Realty Company, Inc.
Duke Realty Investments, Inc.                  Weeks Corporation
The Irvine Company                             Irvine Apartment Communities, Inc.
ProLogis Trust                                 Meridian Industrial Trust, Inc.
Equity Residential Properties Trust            Merry Land & Investment Company, Inc.
Security Capital Pacific Trust                 Security Capital Atlantic Incorporated
Equity Office Properties Trust                 Beacon Properties Corporation
Equity Residential Properties Trust            Evans Withycombe Residential, Inc.
Equity Residential Properties Trust            Wellsford Residential Property Trust

     J.P. Morgan observed a range of implied transaction premia over the target companies' share price one week before the announcement date of 5.4% to 29.8% with a median of 20.4%, resulting in a range of equity values for Cornerstone's common stock of between $15.68 and $19.31 per share. In addition, J.P. Morgan observed a range of implied transaction First Call funds from operations multiples for the target companies from 9.4x to 14.8x with a median of 12.4x. This range was then applied to Cornerstone's First Call 2000 funds from operations per share of $1.69, resulting in a range of equity values for Cornerstone's common stock of between $15.92 and $24.94 per share. J.P. Morgan noted that the implied price for Cornerstone common stock was within the range based on both transaction premia and transaction multiples.

     Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial and stock market data of Cornerstone with similar data for selected publicly traded companies which J.P. Morgan judged to be analogous to that of Cornerstone's. These companies generally were those with sufficiently large total market capitalization and specialization in the office REIT sector. The companies selected by J.P. Morgan were:

     - Boston Properties Inc.;

     - CarrAmerica Realty Corporation;

     - Equity Office Properties Trust;

     - Mack-Cali Realty Corporation;

     - Speiker Properties; and

     - Vornado Realty Trust.

     For each comparable company, publicly available financial performance data through the nine months ended September 30, 1999 was measured. J.P. Morgan calculated the multiples of current stock price, as of February 4, 2000, to analysts' estimates for 2000 First Call funds from operations for each of the comparable companies to determine the 2000 funds from operations trading multiples. J.P. Morgan's calculations resulted in a range of 2000 funds from operations multiples from 7.0x to 10.7x with a median of 9.1x. These multiples were then applied to Cornerstone's First Call 2000 funds from operations per share estimate as of February 4, 2000 of $1.69, yielding a range of implied trading values for Cornerstone's common stock of approximately $11.83 to $18.08 per share. J.P. Morgan noted that the implied price for Cornerstone common stock was within the indicated trading multiples range. J.P. Morgan also observed that the comparable companies had a range of debt to total market capitalization of 38.8% to 56.7%.

     Share Trading History Analysis. Based on publicly available information, J.P. Morgan reviewed the history of trading prices for Cornerstone common stock for the 52-week and 104-week periods ending February 4, 2000. The 52-week trading range was $13.06 to $16.94 per share and the 104-week trading range was $13.06 to $18.38 per share. J.P. Morgan noted that the implied price for Cornerstone common stock was at a premium to the 52-week high, but at a discount to the 104-week high.

     The summary set forth above is not a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to deliver an opinion to Equity Office's board of trustees with respect to the REIT merger on the basis of such experience and its familiarity with Equity Office.

     For the delivery of its opinion and related advisory work, J.P. Morgan will receive a total fee of $7.0 million from Equity Office. $1.0 million was due and payable upon announcement of the REIT merger, with the remaining $6.0 million payable upon the successful close of the REIT merger. In addition, Equity Office reimbursed J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and agreed to indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws. For serving as sole lead arranger and bookrunner in arranging an additional $1.0 billion credit facility and as co-lead arranger on the amended existing $1.0 billion credit facility for Equity Office, J.P. Morgan will receive an advisory fee of $300,000.


     J.P. Morgan and its affiliates, including Morgan Guaranty Trust Company of New York, maintain banking and other business relationships with Equity Office and its affiliates pursuant to which J.P. Morgan has received an aggregate of approximately $3.1 million in fees over the past two years. In July 1998, J.P. Morgan provided a fairness opinion to the William Wilson & Associates investors relating to the merger of WWA with Cornerstone. J.P. Morgan received a fee of $500,000 from the WWA investors for the delivery of its opinion in the transaction. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Equity Office or Cornerstone for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

CORNERSTONE'S REASONS FOR THE MERGERS

     The Cornerstone board of directors approved the REIT merger and approved and adopted the merger agreement at a meeting held on February 11, 2000. On behalf of Cornerstone, in its capacity as general partner of Cornerstone Partnership, the Cornerstone board also approved the partnership merger. The Cornerstone board believes that the terms of the mergers, the merger agreement and the other transactions contemplated thereby are advisable and in the best interests of Cornerstone, Cornerstone Partnership and their respective securityholders.


     In considering the recommendation of the Cornerstone board with respect to the mergers and the merger agreement, Cornerstone Partnership unitholders should be aware that, following completion of the mergers, three current members of the Cornerstone board will become trustees of Equity Office. Also, Messrs. Wilson, Moody and Dimock will receive severance benefits as a result of the REIT merger. See "-- Interests of Cornerstone's Directors and Executive Officers in the Mergers -- Retention Agreements" on page 52. Therefore, these Cornerstone directors have interests in the mergers that are different from, or in addition to, the interests of the Cornerstone stockholders and the Cornerstone Partnership unitholders generally.


     In its deliberations with respect to the mergers and the merger agreement, the Cornerstone board consulted with Cornerstone's management and the financial and legal advisors to Cornerstone. The factors considered by the Cornerstone board include those described below. While all of these factors were considered by the Cornerstone board, the board did not make determinations with respect to each factor. Rather, the board made its judgment with respect to the mergers and the merger agreement based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

     Positive Factors Considered by the Cornerstone Board

     In making its determination with respect to the mergers and the merger agreement, the Cornerstone board considered the following material positive factors:

     - in the partnership merger, each Cornerstone Partnership Class A common unit will be exchanged for 0.7009 of an EOP Partnership Class A unit. Consequently, based on the closing price of Equity Office common shares of $25.6875 on February 10, 2000, the last full trading day before the mergers were publicly announced, each Cornerstone Partnership class A common unit will be exchanged in the partnership merger for an EOP Partnership class A unit having a redemption value of approximately $18.00, representing a 21% premium over the closing price of $14.875 for Cornerstone common stock, into which a Cornerstone Partnership class A common unit is convertible on a one-for-one basis, on February 10, 2000. In addition, Cornerstone Partnership unitholders will be able to redeem their units for Cornerstone common stock and participate in the REIT merger as Cornerstone common stockholders;

     - in the REIT merger, each share of Cornerstone common stock will be converted, at the election of the stockholder, into either $18.00 per share in cash, without interest, or 0.7009 of a common share of Equity Office, subject to proration if either the cash election or the share election is oversubscribed. Consequently, based on the closing price of Equity Office common shares of $25.6875 on February 10, 2000, the last full trading day before the mergers were publicly announced, each Cornerstone common share will be exchanged in the REIT merger for either $18.00 in cash or for 0.7009 of an Equity Office common share having a value of approximately $18.00, representing a 21% premium over the closing price of $14.875 for Cornerstone common stock on February 10, 2000;

     - the combined companies will have an increased presence in major markets, which should enhance revenue opportunities by providing additional space options to existing Cornerstone Partnership and EOP Partnership tenants;

     - the increased diversity of markets should reduce the combined companies' dependence on any single market or region, thereby reducing the risk that a regional economic downturn could affect a large number of their properties;

     - after the partnership merger, EOP Partnership, by virtue of its larger size and investment grade credit rating, should have improved access to capital markets, which should make additional debt or other financing available upon more attractive terms;

     - the unit-for-unit nature of the partnership merger will provide Cornerstone Partnership unitholders with the opportunity to share in any future appreciation of EOP Partnership while deferring at least a portion of the taxable gain that would be recognized in a cash transaction;

     - Cornerstone Partnership and EOP Partnership have complimentary product focus and operating strategies, which should result in a successful integration of the two companies;

     - the mergers may generate additional efficiencies through anticipated cost savings and reductions in expenses;

     - the opinion, analysis and presentations of Lazard regarding the REIT merger described under "Opinion of Cornerstone's Financial Advisor" below, including the opinion of Lazard to the effect that, as of the date of such opinion, and based upon and subject to the matters stated therein, the consideration to be received in the REIT merger was fair, from a financial point of view, to the holders of common stock of Cornerstone; and

     - other strategic alternatives available to Cornerstone and Cornerstone Partnership, including the prospects of positioning Cornerstone and Cornerstone Partnership for the future and enhancing long-term stockholder and unitholder value by remaining an independent company or by effecting a strategic business combination with another company, were not as attractive as the proposed mergers with Equity Office and EOP Partnership.

     Negative Factors Considered by the Cornerstone Board

     The Cornerstone board of directors also considered the following potentially negative factors in its deliberations concerning the mergers and the merger agreement:

     - the exchange ratio is fixed and not subject to adjustment. As a result, a decrease in the trading price of Equity Office common shares before the effective time of the mergers will reduce the value of the aggregate consideration that will be received by the Cornerstone common stockholders and Cornerstone Partnership unitholders;

     - the risk that the anticipated benefits of the mergers to securityholders may not be realized as a result of possible changes in the real estate market in general, or as a result of the inability to achieve the anticipated reduction in expenses and other potential difficulties in integrating the companies and their respective operations;

     - the effect of the public announcement of the mergers on Cornerstone's and Cornerstone Partnership's ability to retain employees and on the trading price of Cornerstone's common stock;

     - the significant cost involved in connection with consummating the mergers, the substantial management time and effort required to effectuate the mergers and integrate the businesses of the companies and the related disruption to Cornerstone Partnership's operations; and

     - the risk that the mergers might not be completed based upon the failure to satisfy certain covenants or closing conditions.


     The Cornerstone board also considered certain matters described above under "Risk Factors," including the potential benefits to certain directors and executive officers discussed in "Risk Factors -- The directors and executive officers of Cornerstone may have interests in the completion of the mergers that are different from the interests of Cornerstone Partnership's unitholders and Cornerstone's stockholders."



     In view of the wide variety of factors considered, the Cornerstone board did not quantify or otherwise attempt to assign relative weights to the specific factors that it considered in making its determination. In the view of the Cornerstone board, however, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered in its deliberations relating to the mergers and the merger agreement.


OPINION OF CORNERSTONE'S FINANCIAL ADVISOR

     THE OPINION OF LAZARD ADDRESSES ONLY THE FAIRNESS OF THE REIT MERGER AND DOES NOT ADDRESS ANY ASPECT OF THE PARTNERSHIP MERGER. LAZARD'S OPINION IS ADDRESSED TO THE CORNERSTONE BOARD OF DIRECTORS AND NOT TO CORNERSTONE PARTNERSHIP, NOR ITS GENERAL PARTNER, NOR ITS LIMITED PARTNERS NOR ITS UNITHOLDERS. ACCORDINGLY, NO PARTNER OR UNITHOLDER OF CORNERSTONE PARTNERSHIP SHOULD OR IS ENTITLED TO RELY ON LAZARD'S OPINION IN EVALUATING THE TERMS AND CONDITIONS OF THE PARTNERSHIP MERGER. THE BOARD OF DIRECTORS OF CORNERSTONE BELIEVES, HOWEVER, THAT THE LAZARD OPINION IS RELEVANT TO THE UNITHOLDERS OF CORNERSTONE PARTNERSHIP.

     At the meeting of the Cornerstone board of directors on February 10, 2000, Lazard rendered its oral opinion to the Cornerstone board of directors that, as of such date, the consideration to be received in the REIT merger was fair, from a financial point of view, to the holders of common stock of Cornerstone. Lazard confirmed its February 10, 2000 oral opinion by delivering to the Cornerstone board of directors its written opinion dated February 11, 2000, that, as of such date, the consideration to be received in the REIT merger was fair, from a financial point of view, to the holders of common stock of Cornerstone. Lazard's analysis of the REIT merger assumed that prior to the REIT merger each holder of units in Cornerstone Partnership will have elected to exercise its redemption right and receive shares of common stock in Cornerstone in exchange therefor in the manner provided in the merger agreement. Lazard has not been requested to and will not update its opinion before the closing of the REIT merger. No limitations were imposed by the Cornerstone board of directors upon Lazard with respect to the investigations made or the procedures followed by it in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF LAZARD DATED FEBRUARY 11, 2000, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX C TO THIS CONSENT SOLICITATION/INFORMATION STATEMENT/PROSPECTUS. THE WRITTEN OPINION OF LAZARD SHOULD BE READ IN ITS ENTIRETY. LAZARD'S WRITTEN OPINION, ADDRESSED TO THE CORNERSTONE BOARD OF DIRECTORS, IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED IN THE REIT MERGER TO THE HOLDERS OF COMMON STOCK OF CORNERSTONE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNITHOLDER OF CORNERSTONE PARTNERSHIP AS TO WHETHER SUCH UNITHOLDER SHOULD CONSENT TO THE MERGERS. THE SUMMARY OF THE OPINION OF LAZARD SET FORTH IN THIS CONSENT SOLICITATION/INFORMATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion on the REIT merger, Lazard, among other things:

     - reviewed the merger agreement as to only the REIT merger;

     - analyzed historical business and financial information relating to Cornerstone and Equity Office, including the audited financial statements for the twelve months ended December 31, 1998 and the unaudited financial statements for the nine months ended September 30, 1999 of Cornerstone and Equity Office;

     - reviewed the historical stock prices and trading volumes of Cornerstone's common stock and Equity Office's common shares;

     - reviewed financial forecasts and other data provided to Lazard by Cornerstone and Equity Office relating to their businesses;

     - reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be comparable to the business of Cornerstone;

     - reviewed the financial terms of certain recent business combinations involving companies in lines of business Lazard believed to be comparable to those of Cornerstone;

     - held discussions with members of the senior management of Cornerstone and Equity Office with respect to the respective businesses of Cornerstone and Equity Office; and

     - conducted such other financial studies, analyses and investigations as Lazard deemed appropriate for the purposes of its opinion.

     Lazard relied upon and assumed, without independent verification, the accuracy and completeness of all information that was furnished to it by Equity Office and Cornerstone or otherwise reviewed by Lazard, and Lazard has not assumed any responsibility or liability for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Cornerstone or Equity Office, or concerning the solvency or fair value of Cornerstone, Cornerstone Partnership, Equity Office, EOP Partnership or any other entity. In relying on financial analyses and forecasts provided to it, Lazard has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Equity Office and Cornerstone to which such analyses or forecasts relate. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they were based. Lazard has also assumed that the REIT merger will have the tax consequences described in discussions with representatives of Cornerstone.

     No representation or warranty was made by any party with respect to the financial analyses and estimates referred to above. Financial projections are subject to contingencies beyond management's control and realization of the projections depends on numerous factors, including among other things, the cost of integrating the companies, the completion of pending developments, the actual cost in relation to such projects and decisions by management to modify business plans to address changing needs and a changing operating environment. All material events and circumstances cannot be predicted and unanticipated events and circumstances are likely to occur. Accordingly, there may be differences between the projected results of operations and the actual results of operations of the respective companies, and such differences could be material. In the event that the financial projections prove to be materially different, the conclusions reached in the opinion of Lazard could be materially affected.

     In rendering its opinion regarding the REIT merger, Lazard assumed that the REIT merger would be consummated on the terms described in the merger agreement, without any waiver of any material terms or conditions by Cornerstone or Cornerstone Partnership, and that obtaining the necessary regulatory approvals for the REIT merger would not have a material adverse effect on Cornerstone or Cornerstone Partnership. Lazard's opinions are based on economic, market and other conditions as in effect on, and the information made available to Lazard as of, the date of such opinion. Subsequent developments may affect the written opinion dated February 11, 2000. Lazard expressed no opinion as to the price at which the Equity Office common shares or Cornerstone common stock will trade at any future time.

     In arriving at its opinion and making its presentation on the REIT merger to the Cornerstone board of directors at the February 10, 2000 meeting of the board, Lazard considered and discussed certain financial analyses and other factors. In connection with its presentation on the REIT merger on February 10, 2000, Lazard provided the Cornerstone board of directors with a summary of results obtained by using several different valuation methods as well as other materials concerning the common stock and business of Cornerstone.

     The following paragraphs summarize Lazard's presentation on the REIT merger.

     Public Market Valuation Analysis. Lazard reviewed and compared the financial and market performance of the following group of eight public United States REITs:

     - Spieker Properties, Inc.;

     - Boston Properties, Inc.;

     - Equity Office Properties Trust;

     - Vornado Realty Trust;

     - Duke-Weeks Realty Corporation;

     - CarrAmerica Realty Corporation;

     - Mack-Cali Realty Corporation; and

     - Crescent Real Estate Equities Company.

     Lazard examined certain publicly available financial data of the selected companies and published consensus funds from operations estimates for the selected companies to derive multiples of share price to projected funds from operations per share for the fiscal years ending December 31, 1999 and December 31, 2000. The REIT merger price implied funds from operations multiples of 11.39x and 10.65x for 1999 and 2000, respectively, which are higher than the median funds from operations multiples of the selected companies of 9.49x and 8.56x for 1999 and 2000, respectively.

     Comparable Transaction Analysis. Lazard reviewed the consideration proposed to be paid in 18 other comparable acquisitions of publicly traded REIT companies. Specifically, Lazard reviewed the following transactions:

                 ACQUIROR                                     TARGET                    DATE
                 --------                                     ------                    ----
Equity Office Properties Trust              Beacon Properties Corporation               1997
Excel Realty Trust, Inc.                    New Plan Realty Trust                       1998
Equity Residential Properties Trust         Evans Withycombe Residential, Inc.          1997
The Irvine Company                          Irvine Apartment Communities, Inc.          1998
Kimco Realty Corporation                    The Price REIT, Inc.                        1998
Equity Residential Properties Trust         Wellsford Residential Property Trust        1997
Bay Apartment Communities, Inc.             Avalon Properties, Inc.                     1998
Security Capital Pacific Trust              Security Capital Atlantic Incorporated      1998
Post Properties, Inc.                       Columbus Realty Trust                       1997
ProLogis Trust                              Meridian Industrial Trust, Inc.             1998
Equity Residential Properties Trust         Merry Land & Investment Company, Inc.       1998
Apartment Investment & Management Company   Ambassador Apartments, Inc.                 1997
Camden Property Trust                       Oasis Residential, Inc.                     1997
Duke Realty Investments, Inc.               Weeks Corporation                           1999
Aptco LLC                                   Berkshire Realty Company, Inc.              1999
Public Storage, Inc.                        Storage Trust Realty                        1998
Reckson Associates                          Tower Realty Trust, Inc.                    1998
Prime Retail, Inc.                          Horizon Group, Inc.                         1997

     For each such transaction, Lazard calculated the multiples of merger price to projected funds from operations per share. The funds from operations multiple implied by the REIT merger price was 10.54x, which was below 11.63x, the median implied funds from operations multiple for the selected transactions. However, Lazard did not view such result as significant due to the substantial decrease in the stock prices and funds from operations multiples of office and other REITs since August 1998. Comparing only those mergers announced since August 1, 1998, the REIT merger price is above the median implied funds from operations multiple of 9.95x for such mergers.

     Discounted Cash Flow Analysis. Lazard aggregated (x) the present value of the projected cash flow of Cornerstone after interest expense and capital expenditures over the three-year period from 2000 to 2002 with (y) the present value of the range of terminal values described below. The range of terminal values was calculated by applying multiples of 8.0x to 10.0x to Cornerstone's projected funds from operations for the fiscal year 2003. This range of terminal values represented Cornerstone's value beyond 2002. As part of the discounted cash flow analysis, Lazard used discount rates ranging from 13% to 15%. Based on the discounted cash flow analysis, Lazard calculated a range of the equity value per share of Cornerstone of $14.37 to $18.01.

     Net Asset Value Analysis. Lazard also calculated the net asset value of Equity Office and Cornerstone on a combined basis based on the net asset value for each company separately based on an 8.25% capitalization rate on 2000 net operating income and other information provided by each company's management. Certain adjustments were made to arrive at the combined company's net asset value. The proposed transaction provides a net increase to net asset value per share of $0.06 to Cornerstone stockholders.

     Accretion/Dilution Analysis. Lazard's merger model assumed that the REIT merger closes on July 1, 2000 and is based on modified versions of the internal budgets of Equity Office and Cornerstone that exclude some investments not yet completed, including selected development projects and acquisitions. General and administrative expense reductions for Equity Office and Cornerstone on a combined basis were assumed to save $20 million annually. Purchase accounting was assumed for accounting purposes and debt was marked-to-market and lease revenues were re-straight lined accordingly. Based on the above assumptions and such budgets, Cornerstone's funds from operations per share for 2001 was calculated to be $2.11 if the REIT merger is completed versus $1.79 if the REIT merger is not completed.

     Premiums Paid Analysis. Lazard reviewed the consideration proposed to be paid in 18 other comparable acquisitions of publicly traded REIT companies. Specifically, Lazard reviewed the following transactions:

                 ACQUIROR                                     TARGET                    DATE
                 --------                                     ------                    ----
Equity Office Properties Trust              Beacon Properties Corporation               1997
Aptco LLC                                   Berkshire Realty Company, Inc.              1999
The Irvine Company                          Irvine Apartment Communities, Inc.          1998
Security Capital Pacific Trust              Security Capital Atlantic Incorporated      1998
Equity Residential Properties Trust         Evans Withycombe Residential, Inc.          1997
Kimco Realty Corporation                    The Price REIT, Inc.                        1998
Excel Realty Trust, Inc.                    New Plan Realty Trust                       1998
ProLogis Trust                              Meridian Industrial Trust, Inc.             1998
Equity Residential Properties Trust         Merry Land & Investment Company, Inc.       1998
Duke Realty Investments, Inc.               Weeks Corporation                           1999
Camden Property Trust                       Oasis Residential, Inc.                     1997
Reckson Associates                          Tower Realty Trust, Inc.                    1998
Equity Residential Properties Trust         Wellsford Residential Property Trust        1997
Apartment Investment & Management Company   Ambassador Apartments, Inc.                 1997
Post Properties, Inc.                       Columbus Realty Trust                       1997
Prime Retail, Inc.                          Horizon Group, Inc.                         1997
Bay Apartment Communities, Inc.             Avalon Properties, Inc.                     1998
Public Storage, Inc.                        Storage Trust Realty                        1998

     For each such transaction, Lazard calculated the percentage premium represented by the excess of (x) the acquisition price per share payable in such transaction over (y) the closing stock price of the target company on the trading day immediately prior to the announcement of such transaction. The implied premium represented by the REIT merger price of 21.52% was significantly higher than the median of the implied premiums for the selected transactions of 11.71%.

     Stock Trading History. Lazard examined the history of trading prices for Cornerstone common stock. Cornerstone went public in April 1997 at a price of $14.50 per share. Since its initial public offering, Cornerstone common stock has traded as high as $20.00 per share and as low as $13.00 per share. Over the 52 weeks ended February 9, 2000, Cornerstone common stock traded as high as $17.00 and as low as $13.00. The average closing price of Cornerstone common stock during the 30-day period ended February 9, 2000, was $14.97. The REIT merger price represents a premium of 20.3% over such 30-day average closing price and is 5.9% above Cornerstone's 52-week high.

     The summary set forth above does not purport to be a complete description of the analyses performed by Lazard. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion and in preparing its presentation, Lazard performed a variety of financial analyses, the material portions of which are summarized above. In addition, Lazard believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all of such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in the opinion and its presentation to the Cornerstone board of directors. With regard to the public market valuation, premiums paid and comparable transaction analysis summarized above, Lazard selected comparable public companies on the basis of various factors, including the size of the public company or portfolio of properties and similarity of the line of business; however, no public company or portfolio of properties utilized as a comparison is identical to Cornerstone. Accordingly, an analysis of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies or portfolios and other factors that could affect the acquisition or public trading value of the comparable companies or portfolios to which Cornerstone or its properties are being compared.

     In performing its analyses, Lazard made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Cornerstone's control. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less than such estimates. Estimates of values of companies or parts of companies do not purport to be appraisals or necessarily to reflect the price at which such companies or parts may actually be sold, and such estimates are inherently subject to uncertainty.

     Lazard is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. The Cornerstone board of directors selected Lazard to act as its financial advisor in regards to only the REIT merger on the basis of Lazard's international reputation and experience in connection with the office REIT industry, Cornerstone's prior relationship with Lazard and Lazard's familiarity with Cornerstone.

     Under a letter agreement dated January 28, 2000 between Cornerstone and Lazard, Lazard agreed to act as financial advisor to Cornerstone in connection with the REIT merger. Pursuant to the engagement letter, Cornerstone is obligated to pay Lazard a fee of $1 million upon the execution of the definitive merger agreement and upon the closing of the REIT merger will be obligated to pay Lazard a fee of $7 million. Cornerstone also agreed to reimburse Lazard for its reasonable out-of-pocket expenses and to indemnify Lazard and certain related persons against certain liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.

     Lazard and its affiliates maintain business relationships with Cornerstone, Cornerstone Partnership and their affiliates pursuant to which Lazard has received an aggregate of approximately $9 million in fees since February 1, 1998. Lazard has not received any fees over the past two years from Equity Office, EOP Partnership or their affiliates. In the ordinary course of their businesses, Lazard and its affiliates may actively trade the debt and equity securities of Equity Office, EOP Partnership, Cornerstone or Cornerstone Partnership for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     As noted under the caption "Cornerstone's Reasons for the Mergers" the fairness opinion of Lazard on the REIT merger was only one of the many factors considered by the Cornerstone board of directors in determining to approve and adopt the merger agreement.


INTERESTS OF CORNERSTONE'S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGERS



     In considering the recommendation of the Cornerstone board with respect to the REIT merger and the partnership merger, Cornerstone stockholders and Cornerstone Partnership unitholders should be aware that, as described below, certain Cornerstone directors and executive officers and PGGM have interests in the mergers that differ from, or are in addition to, the interests of unitholders and stockholders generally.



     Trustees of Equity Office After the Mergers. Following the mergers, the current trustees of Equity Office will remain as trustees of the combined entity. In addition, three current directors of Cornerstone will become trustees of the combined entity. See "-- Equity Office Board of Trustees and Executive Officers after the Mergers" on page 55.



     Equity-Based Awards. Under Cornerstone's incentive stock plans, an aggregate of 89,113 unvested shares of restricted common stock previously awarded to the executives who are parties to the retention agreements described below will vest in full upon completion of the mergers and will be converted into cash or common shares of Equity Office according to the terms of the merger agreement. In addition, unvested options to purchase an aggregate of 3,177,476 shares of Cornerstone common stock previously awarded to such executives will vest in connection with the completion of the mergers, and each option may be surrendered within two business days following the REIT merger by the holder of the option to Equity Office for cash equal to the difference between $18.00 per share or, as to certain options, the highest closing trading price of Cornerstone common stock on the New York Stock Exchange during the 90 days prior to the mergers and the exercise price of the option or exchanged for options to purchase common shares of Equity Office according to the terms of the merger agreement. Certain options retain a cashout feature for 30 days following the mergers based on the highest closing trading price of Cornerstone common stock on the New York Stock Exchange during the 90 days prior to the mergers.



     Mr. Moody has agreed with Cornerstone to waive the acceleration of his unvested restricted stock and unvested stock options.


     Moody Agreement. Cornerstone has entered into a contract with Mr. Moody whereby amounts are accrued under an unfunded arrangement to pay Mr. Moody a supplemental pension. Under the contract, his supplemental pension account was established with a credit of $250,000 as of July 1, 1995, and Cornerstone is obligated to credit the account in the amount of $60,000 each subsequent July 1 during the continuance of Mr. Moody's employment.

     The account is also credited with any deemed income, gains or losses which would be attributable to a corresponding investment of an equal cash amount in such investment as Cornerstone, taking into account Mr. Moody's views, shall deem the account to be invested. Payment of Mr. Moody's supplemental pension account is to be made in a lump sum as of the date Mr. Moody terminates his employment. However, if his employment is terminated for cause, Mr. Moody will forfeit the account and no payment will be made. The contract also provides that, outside of a change in control context, if Mr. Moody's employment terminates for a reason other than cause, an additional credit of $60,000 (or less, if Mr. Moody resigns without good reason) will be made to the account. Following a change in control, in the event Mr. Moody's employment is terminated by Cornerstone other than for cause, or if he resigns for good reason, Cornerstone is obligated to credit his supplemental pension account with an amount equal to $60,000 times the number of years, including fractional portions of a year, remaining between his age on the date his employment ceases and age 60.

     Retention Agreements. Cornerstone has entered into retention agreements with some of its officers to address the terms and conditions of their employment in the event of a change in control. A "change in control" generally is said to occur when: (a) any person becomes the owner of 25% or more of Cornerstone's voting securities; (b) directors who constitute the Cornerstone board at the beginning of any two-year period, and any new directors whose election or nomination for election was approved by a vote of at least three quarters of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease to constitute a majority; (c) a merger, consolidation or reorganization in which Cornerstone's voting securities do not continue to represent at least 50% of the surviving entity; or (d) a reorganization, liquidation, or sale of all or substantially all of Cornerstone's assets.

     In the event of termination of employment by Cornerstone without cause, or by the employee for good reason, within two years following a change in control, Cornerstone will make a lump sum payment of: (a) the pro rata portion of the annual bonus for the year termination occurred, calculated on the basis of the target bonus and on the assumption that all performance goals have been or will be achieved; and (b) three times annual compensation in the case of Messrs. Wilson, Moody, Van Boven and Dimock and two times annual compensation in the case of all other officers. Annual compensation generally is defined as the salary in effect immediately before termination or change in control, plus the highest of the target annual bonus for the termination year or the average of the three annual bonuses paid immediately prior to the termination or the change in control.

     An officer may be terminated for "cause" if he or she is convicted of a felony, reveals confidential information about Cornerstone or refuses to substantially perform his duties. An officer can terminate for "good reason" if Cornerstone reduces his salary or bonus target, reduces the value of employee benefits materially, relocates his office more then 25 miles from the present location, detrimentally alters his title or

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

position, fails to get a successor to agree to assume the obligations under the retention agreement or materially breaches any provision of the agreement.

     In addition, the officer and his eligible dependents will continue to be eligible to participate during the benefit continuation period in the medical, dental, health, life and other welfare benefit plans and arrangements applicable to him immediately before his or her termination of employment, on the same terms and conditions in effect immediately before such termination. "Benefit continuation period" means the period beginning on the day of termination and ending on the earlier to occur of: (a) the third anniversary of the date of termination in the case of Messrs. Wilson, Moody, Van Boven and Dimock and the second anniversary of the date of termination in the case of all other officers; and (b) the date that the officer is eligible and elects coverage under the plans of a subsequent employer which provide substantially equivalent or greater benefits to the officer and his dependents.

     If the payments to an officer under the retention agreement constitute "parachute payments," as defined in section 280G of the Internal Revenue Code, and the officer would receive more value after taxes if the payments to be made to the officer were capped at three times the "base amount" less $1.00, then the payments will be reduced to that amount.

     Equity Office has agreed to assume and to perform Cornerstone's obligations under the retention agreements in the same manner and to the same extent that Cornerstone would be required to perform such obligations if the REIT merger had not taken place. The parties have agreed that the REIT merger will be a "change in control" for purposes of the retention agreements.


     Mr. Moody has agreed to waive any rights to payment of the lump sum payment and to the continuation of benefits under his retention agreement in consideration of Cornerstone's payment to Mr. Moody upon completion of the REIT merger, in recognition of his past service to Cornerstone, of $7.3 million or, if the REIT merger is completed on or after July 1, 2000, $6.8 million. Mr. Wilson has agreed to waive his entire retention payment of $1.2 million. Messrs. Van Boven and Dimock have each agreed to waive the payment of $1.0 million, and Mr. Moran has agreed to waive the payment of $0.5 million, of the lump sum payment otherwise payable to each of them in the event of the termination of their employment other than for cause after the REIT merger.



     Noncompetition Agreements. Each of Messrs. Moody, Dimock and Moran have agreed to enter into noncompetition agreements with Equity Office that will restrict their ability to engage in business activities that are competitive with those of Equity Office after the mergers. In order to induce Messrs. Moody, Dimock and Moran to enter into such agreements, Equity Office will pay $5.0 million to Mr. Moody, $1.0 million to Mr. Dimock and $0.5 million to Mr. Moran upon the completion of the mergers. Mr. Wilson's and Mr. Van Boven's waivers of these payments are being made in light of their participation in the northern California joint venture described below.



     Escrowed Units. In connection with the acquisition of William Wilson & Associates in December 1998, an aggregate of 387,137 partnership units issued by the Cornerstone Partnership that would have been distributable to the general partners or managers of the four Wilson-sponsored opportunity funds acquired by Cornerstone Partnership in the transaction were placed in escrow pursuant to an agreement with certain investors in the opportunity funds. These units would have been distributed to these general partners and managers under the governing instruments of the opportunity funds if the units were valued at $17.25 per unit, the agreed-upon value of the Cornerstone shares and units issued in the Wilson transaction. The units were placed in escrow pending a determination of their value during the one-year period beginning on the date the units were released from the lockup provisions applicable to the units issued in the Wilson acquisition. Pursuant to such provisions, the units will be released from the lockup provisions prior to the completion of the mergers. Mr. Wilson and other executive officers of Cornerstone indirectly beneficially own in the aggregate 319,369 of such escrowed units.



     Sale of Cornerstone Aircraft. Cornerstone has agreed to sell to Mr. Wilson an aircraft owned by Cornerstone for its appraised value, which is approximately $2.5 million less, an amount representing the sales commissions that would be payable to a sales agent if Cornerstone were to market and sell the aircraft to a third party. The carrying value of the aircraft was $2.4 million at December 31, 1999.


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


     Acquisition of WCP Services. An affiliate of Equity Office will purchase from Messrs. Wilson and Moody the voting capital stock of WCP Services, Inc., a third-party service subsidiary of Cornerstone, for an aggregate of $400,000, including the assumption of indebtedness.



     Formation of Northern California Joint Venture with William Wilson III and Others. Equity Office has negotiated with William Wilson III and others, referred to as the Wilson Group, the broad terms under which an Equity Office affiliate would form a joint venture to develop assets that currently are in the Cornerstone development pipeline and to pursue other development opportunities in northern California. While it has not been finally determined, the Wilson Group probably will include investments of time or money by William Wilson III, Lee Van Boven, Matthew Moran, John J. Hamilton III, A. Robert Paratte, Stephen
J. Pilch and John Moody, who are Cornerstone executive officers, and other non-executive officer employees of Cornerstone. The key terms of the agreement in principle are as follows:



     - the joint venture will be organized as a limited liability company with the Wilson Group owning 50.1% of the joint venture and an affiliate of Equity Office owning the remaining 49.9%;



     - the joint venture initially will be capitalized with $14 million, approximately $6 million by the Wilson Group and $8 million by the Equity Office affiliate, to be used for existing development pipeline projects;



     - profits will be divided 50.1% and 49.9% between the Wilson Group and the Equity Office affiliate, except for special promotional interests to be allocated solely to the Wilson Group based on the investment returns on projects, and special allocations of $3 million or more of capital gains that are to be allocated to the Wilson Group out of profits that would otherwise be distributed to Equity Office or its affiliate, which gains would be allocated within the Wilson Group to former executives and employees of Cornerstone;



     - each venturer additionally may contribute approximately $3 million, and Equity Office will also provide a $0.5 million working capital line to the joint venture at an annual interest rate of the greater of 9% or LIBOR plus 300 basis points;



     - the Wilson Group will run the day-to-day operations and will be the managing member of the joint venture, but the joint venture will have a four-person board consisting of two members designated by the Wilson Group and two members designated by Equity Office;



     - the joint venture will be responsible for development and construction management for which it will receive a market rate fee contemplated to be 3% of project costs, Equity Office generally will be responsible for property management and will receive market rate management fees, and the joint venture and Equity Office will share responsibilities for leasing;



     - it is contemplated that the joint venture will provide up to 40% of the equity required for projects which it develops, with Equity Office having the opportunity to provide the remaining equity for projects and to contribute its interests in existing development projects at market values to be agreed upon;



     - for those projects for which Equity Office provides capital, the Wilson Group will receive a "promotional" interest and thus earn a disproportionate share of the profits after Equity Office has achieved agreed upon levels of returns on its capital investment; and



     - while the joint venture and the project entities which it forms will hold properties for investment, Equity Office will have the ability to purchase the joint venture's interest in most projects at times in the future after the projects have been fully leased, and Equity Office will have the right of first refusal with respect to new development projects of the joint venture.


EQUITY OFFICE BOARD OF TRUSTEES AND EXECUTIVE OFFICERS AFTER THE MERGERS

     Following the mergers, the current trustees of Equity Office will remain as trustees of the combined entity. In addition, three current directors of Cornerstone, John S. Moody, Jan H.W.R. van der Vlist and William Wilson III, will become trustees of the combined entity, with their terms expiring in 2002, 2003 and 2003, respectively. Under the terms of the merger agreement, Equity Office is obligated to nominate Mr. van der Vlist for reelection to the board of trustees in 2003 and 2006 if PGGM and its affiliates continue to own at least 21,000,000 of the issued and outstanding Equity Office common shares, as

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


adjusted for stock splits or similar actions, at all times up to the time the trustees are being elected in those years. If Mr. van der Vlist fails to stand for reelection in 2003 or 2006 for any reason, or in the event of his death or earlier resignation, and if PGGM continues to own at least 21,000,000 of the issued and outstanding Equity Office shares as described above, Equity Office is required to take all action necessary to nominate a replacement designated by PGGM for election or reelection as a trustee for an additional three-year term, subject to Equity Office's approval if the replacement is not an officer, director or employee of PGGM.


     Following the mergers, the current executive officers of Equity Office will remain as executive officers of Equity Office. No current executive officers of Cornerstone will become executive officers of Equity Office following the mergers.

ASSUMPTION OF CORNERSTONE'S OBLIGATIONS UNDER REGISTRATION RIGHTS AGREEMENTS

     Under the merger agreement, Equity Office has agreed to assume Cornerstone's obligations under existing registration rights agreements between Cornerstone and certain holders of Cornerstone Partnership units.

     In addition, under the merger agreement, Equity Office has agreed to assume Cornerstone's obligations under the amended and restated registration rights and voting agreement, dated December 16, 1998, among Cornerstone, PGGM and Dutch Institutional Holding Company, Inc., as amended by the voting agreement entered into concurrently with the merger agreement among Equity Office, EOP Partnership, WCP Services, Inc. and PGGM. Under this registration rights agreement, PGGM will have the following rights relating to the registration of Equity Office common shares:

     - Demand Registration: subject to specified limitations, PGGM will have the right to demand, on no more than eight occasions, that Equity Office register all or a portion of the Equity Office common shares issued to PGGM under the merger agreement, subject to a requirement that the market value of the shares requested to be registered as of the date of any demand must be equal to or greater than (a) $75 million or (b) the total aggregate amount of shares held by PGGM, if less than $75 million. Equity Office must use its commercially reasonable efforts to effect any such demand registration and will have the ability to defer the filing of a registration statement relating to a demand in specified circumstances;

     - Shelf Registration: within 20 days after the request of PGGM following the effective time of the REIT merger, Equity Office will use its commercially reasonable efforts to register all of the Equity Office common shares issued to PGGM in connection with the merger agreement on a registration statement which provides for the offering of such securities on a delayed or continuous basis. Before selling Equity Office common shares under such registration statement, PGGM must give written notice to Equity Office of its intent to sell Equity Office common shares. Equity Office will have the right in specified circumstances to defer such intended sales; and

     - "Piggyback" Registration: in the event that Equity Office exercises its rights to defer a requested registration, or suspend the effectiveness of the shelf registration or sales of Equity Office common shares by PGGM due to a contemplated public offering of Equity Office common shares, PGGM will have the right to include its shares in Equity Office's registration statement relating to such public offering. These "piggyback" registration rights will be subject to specified customary limitations as well as limitations contained in the other agreements between Equity Office and its shareholders.

     All registrations of PGGM shares described above will be at the expense of Equity Office, except that PGGM will bear all underwriting discounts and commissions and fees and expenses of its own counsel.


     In addition under the amended and restated registration rights and voting agreement, PGGM has agreed to a "standstill" provision which provides that PGGM will not take any of the following actions until 90 days after the date on which no Equity Office trustee nominated by PGGM in accordance with the PGGM voting agreement described below on page 78 remains a trustee of Equity Office:


     - directly or indirectly purchase or otherwise acquire, or propose or offer to purchase or otherwise acquire, any of Equity Office's equity securities if, immediately after such purchase or acquisition,
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

       PGGM and its affiliates would own 12% or more of the Equity Office common shares. "Equity security" means any (a) Equity Office common shares, (b) securities of Equity Office that are convertible into or exchangeable for Equity Office common shares, and (c) options, rights, warrants and similar securities issued by Equity Office to acquire Equity Office common shares;

     - directly or indirectly propose to Equity Office or any person or entity a "business combination," which is defined to mean any one of the following transactions: (a) any merger or consolidation of Equity Office or any Equity Office subsidiary with any person or entity, other than Equity Office; (b) any sale, lease exchange, mortgage, pledge, transfer or other disposition by Equity Office, in one transaction or a series of transactions to or with any person or entity, of all or a substantial portion of the assets of Equity Office and its subsidiaries taken as a whole; (c) the adoption of any plan or proposal for the liquidation or dissolution of Equity Office proposed by or on behalf of PGGM or any affiliate of PGGM; or (d) any reclassification of securities (including any reverse share split), recapitalization of Equity Office, or any merger or consolidation of Equity Office with any of its subsidiaries, or any other transaction to which Equity Office is a party which has the effect, directly or indirectly, of increasing the proportionate share of PGGM or any affiliate of PGGM, whether or not with or into or otherwise involving PGGM or any affiliate of PGGM;

     - make, or in any way participate in, any "solicitation" of "proxies" to vote, as those terms are used in the rules promulgated by the SEC under section 14(a) of the Securities Exchange Act of 1934, or seek to advise, encourage or influence any person or entity with respect to the voting of any capital shares of Equity Office, initiate, propose or otherwise solicit shareholders of Equity Office for the approval of one or more shareholder proposals or induce or attempt to induce any other person or entity to initiate any shareholder proposal; or

     - deposit any equity securities of Equity Office into a voting trust or subject any equity securities to any arrangement or agreement with respect to the voting of such securities, or form, join or in any way participate in a "group," within the meaning of section 13(d)(3) of the Securities and Exchange Act of 1934, with respect to any equity securities, except as contemplated by the registration rights agreement.

     The standstill provision may be waived by Equity Office only upon the approval of a majority of its board, excluding any trustee nominated by PGGM, and is not applicable to actions approved by the majority of the Equity Office board, excluding any trustee nominated by PGGM in circumstances in which any trustee nominated by PGGM is an "interested director" under section 2-419 of the Maryland General Corporation Law as applicable to REITs.

ACCOUNTING TREATMENT

     EOP Partnership will treat the partnership merger as a purchase for financial accounting purposes. This means that EOP Partnership will record the assets acquired and liabilities assumed at their estimated fair values at the time the partnership merger is completed.

RESALES OF EOP PARTNERSHIP UNITS AND EQUITY OFFICE COMMON SHARES

     The EOP Partnership units to be issued to Cornerstone Partnership unitholders in the partnership merger will be transferable subject to the restrictions contained in the partnership agreement of EOP Partnership. The Equity Office common shares to be issued to (a) Cornerstone common stockholders in the REIT merger, including Cornerstone Partnership unitholders who elect to redeem their Cornerstone Partnership units under the partnership agreement of Cornerstone Partnership prior to the REIT merger where solely Cornerstone common stock is used, other than the use of Cornerstone common stock in connection with equity-based employee benefit plans or as necessary to maintain REIT status and
(b) the Cornerstone Partnership unitholders upon redemption of their EOP Partnership units received in the partnership merger, in each case, have been registered under the Securities Act, and will be transferable freely and without restriction by those holders of Cornerstone common stock and Cornerstone Partnership units who receive such shares following consummation of the REIT merger or upon redemption of the EOP Partnership units issued pursuant thereto and who are not deemed to be an "affiliate" of Equity

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

Office or Cornerstone within the meaning of rule 145 under the Securities Act or who will become an "affiliate" of Equity Office within the meaning of rule 144 under the Securities Act after the REIT merger. Equity Office common shares received by persons who are deemed to be Cornerstone affiliates or who become Equity Office affiliates may be resold by these persons only in transactions permitted by the limited resale provisions of rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Cornerstone generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Cornerstone and may include officers, directors and principal stockholders of Cornerstone. All Cornerstone stockholders who may be deemed to be affiliates of Cornerstone will be so advised before the completion of the REIT merger.

     Under the merger agreement, Cornerstone will use its commercially reasonable efforts to obtain an affiliate agreement from each affiliate of Cornerstone before the completion of the REIT merger by which each Cornerstone affiliate will agree not to sell, transfer, pledge or otherwise dispose of any of the Equity Office common shares received in the REIT merger in violation of the Securities Act or the rules and regulations promulgated under the Securities Act. Generally, this will require that all sales be made in accordance with rule 145 under the Securities Act, which in turn requires that, for specified periods, sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of rule 144 under the Securities Act.

     Equity Office has the right to place legends on the certificates evidencing Equity Office common shares issued to Cornerstone affiliates in the REIT merger summarizing the foregoing restrictions until a sale, transfer, pledge or other disposition of the Equity Office common shares represented by these certificates has been registered under the Securities Act or is made in compliance with rule 145 under the Securities Act.

     Persons who are not affiliates of Cornerstone may generally sell their Equity Office common shares without restrictions and without delivering this consent solicitation/information statement/prospectus.

NO APPRAISAL RIGHTS

     Cornerstone Partnership and EOP Partnership are organized under Delaware law. Holders of Cornerstone Partnership units are not entitled to appraisal rights as a result of the partnership merger under Delaware law, the partnership agreement of Cornerstone Partnership or the merger agreement.

                              THE MERGER AGREEMENT


     The following is a summary of the material terms of the merger agreement, as amended, and is qualified in its entirety by reference to the merger agreement, which is attached at the back of this consent solicitation/information statement/prospectus as Annex A. You should read the merger agreement as it is the legal document that governs the mergers.


CLOSING; EFFECTIVE TIME OF THE PARTNERSHIP MERGER AND THE REIT MERGER

     The completion of the partnership merger will occur no later than the third business day after the satisfaction or waiver of the conditions set forth in the merger agreement or at such other date or time as may be agreed by Equity Office and Cornerstone. If the REIT merger is approved at the special meetings, Equity Office and Cornerstone currently expect to complete the partnership merger and the REIT merger on that same day.

     As soon as practicable after all conditions to the completion of the mergers are satisfied, EOP Partnership will execute and file a certificate of merger with the Secretary of State of the State of Delaware relating to the partnership merger, and immediately after the completion of the partnership merger, Equity Office and Cornerstone will execute and file articles of merger with the State Department of Assessments and Taxation of Maryland and with the Secretary of State of the State of Nevada relating to the REIT merger. The effective time of the partnership merger will be the time specified in the
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

certificate of merger. The effective time of the REIT merger will be the time specified in the articles of merger.

THE PARTNERSHIP MERGER

     The merger agreement contemplates the following two-step transaction:

     - the partnership merger, whereby Cornerstone Partnership will merge with and into EOP Partnership and Cornerstone Partnership will cease to exist; followed by

     - the REIT merger, whereby Cornerstone will merge with and into Equity Office and Cornerstone will cease to exist.

     In the partnership merger, holders of class A units of limited partnership interest in Cornerstone Partnership, including Cornerstone, who have not elected to redeem their units for shares of Cornerstone common stock will receive, for each class A common unit issued and outstanding immediately before the partnership merger, 0.7009 of a class A unit of limited partnership interest in EOP Partnership, rounded to the nearest whole unit.

     REDEMPTION RIGHT UNDER THE PARTNERSHIP AGREEMENT OF CORNERSTONE PARTNERSHIP

     Instead of participating in the partnership merger, you may exercise any unit redemption right that you currently have under the partnership agreement of Cornerstone Partnership at any time before the partnership merger. Any exercise by you of your unit redemption right under the partnership agreement of Cornerstone Partnership will not be conditioned on completion of the mergers. By exercising your unit redemption right under the partnership agreement of Cornerstone Partnership, you would not receive units of EOP Partnership in the partnership merger, but instead would receive shares of Cornerstone common stock on a one-for-one basis for each Cornerstone Partnership unit redeemed and you would participate in the REIT merger on the same basis as other common stockholders of Cornerstone if you continued to own the Cornerstone common stock at the time of the REIT merger. Generally, a Cornerstone Partnership unit is redeemable commencing one year after the date it was first issued. Accordingly, if you received your Cornerstone Partnership units less than one year ago, you do not have a currently exercisable unit redemption right under the partnership agreement of Cornerstone Partnership.

     CONDITIONAL UNIT REDEMPTION RIGHT UNDER THE MERGER AGREEMENT

     Under the merger agreement, you have the right to redeem all or a portion of your Cornerstone Partnership units for Cornerstone common stock on a one-for-one basis, whether or not you have a currently exercisable right to redeem your units under the partnership agreement of Cornerstone Partnership. The exercise by you of the unit redemption right under the merger agreement will be effective only if the partnership merger is completed. Under the merger agreement, you also may condition your redemption of units on the ability to receive in the REIT merger only cash for some or all of the Cornerstone common stock that you would receive upon redemption of your Cornerstone Partnership units.

THE REIT MERGER

     In the REIT merger:

     - holders of Cornerstone common stock may elect to receive either $18.00 per share in cash, without interest, or 0.7009 of an Equity Office common share, subject to proration if either the cash election or the share election is oversubscribed, as described below; and


     - holders of Cornerstone 7% cumulative convertible preferred stock will receive $18.00 per share in cash, without interest, together with accrued and unpaid dividends through the date of the closing of the REIT merger.


     Under the merger agreement, a total of 58,551,525 shares of Cornerstone common stock will be converted in the REIT merger into the right to receive $18.00 per share in cash, without interest, and the
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


number of shares of Cornerstone common stock issued and outstanding immediately before the REIT merger in excess of 58,551,525 shares will be converted into the right to receive Equity Office common shares based on the 0.7009 exchange ratio. Upon conversion of the outstanding shares of Cornerstone common stock and preferred stock into the merger consideration, the Cornerstone common stock and preferred stock will be cancelled and retired and will cease to exist.



     Because the aggregate cash portion of the REIT merger consideration to the Cornerstone common stockholders is fixed at approximately $1.054 billion, or $18.00 times 58,551,525 shares, and the number of Equity Office common shares issuable in the merger is fixed at 0.7009 times the number of shares of Cornerstone common stock issued and outstanding immediately before the closing of the REIT merger in excess of 58,551,525 shares, the amount of cash and the number of Equity Office common shares that each Cornerstone stockholder will receive in the REIT merger may be subject to proration based on the elections made by the Cornerstone common stockholders and any redeeming Cornerstone Partnership unitholders.


     For example:

     OVERSUBSCRIPTION OF CASH

     If cash elections are received in the REIT merger for more than 58,551,525 shares of Cornerstone common stock and you have elected to redeem some or all of your Cornerstone Partnership units without condition, then you will receive in the REIT merger:


     - 0.7009 of an Equity Office common share in exchange for each share of Cornerstone common stock for which you made a share election; and


     - a combination of cash and Equity Office common shares, on a proportionate basis, for each share of Cornerstone common stock for which you made a cash election, so that the aggregate number of shares of Cornerstone common stock converted into cash in the REIT merger equals 58,551,525 shares, with Equity Office common shares issued in exchange for the remainder of the shares of Cornerstone common stock converted in the REIT merger.

     If you condition the exercise of your unit redemption right under the merger agreement on the ability to receive only cash for some or all of the Cornerstone common stock that you would receive in the redemption, an oversubscription of cash will cause the cash condition not to be satisfied and you will receive EOP Partnership units in the partnership merger based on the
0.7009 exchange ratio for the units that were subject to the cash condition. However, if there is an undersubscription of cash, taking into account cash elections made by all Cornerstone common stockholders, but not including cash elections made by Cornerstone Partnership unitholders who conditioned their unit redemptions on the ability to receive cash in the REIT merger, you may nevertheless have the opportunity to have your units redeemed for Cornerstone common stock and receive cash in the REIT merger if the cash consideration available after giving effect to cash elections made by the Cornerstone common stockholders is sufficient to meet your specified cash condition and your conditional cash redemption is chosen by lot from among other conditional cash redemptions that were not initially satisfied. For any units redeemed by you that were not subject to the cash election condition, you will receive cash or Equity Office common shares, as elected by you, subject to the proration provisions described above.

     OVERSUBSCRIPTION OF SHARES

     If share elections are received for more shares of Cornerstone common stock than the difference between (a) the number of shares of Cornerstone common stock issued and outstanding immediately before the REIT merger, taking into account shares of Cornerstone common stock issued to Cornerstone Partnership unitholders who exercise their unit redemption rights, and (b) the 58,551,525 shares to be converted into cash in the REIT merger, and you have elected to redeem some or all of your Cornerstone Partnership units, then you will receive in the REIT merger:

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


     - $18.00 in cash, without interest, in exchange for each share of Cornerstone common stock for which you made a cash election; and



     - a combination of cash and Equity Office common shares, on a proportionate basis, for each share of Cornerstone common stock for which you made a share election, so that the aggregate number of shares of Cornerstone common stock converted into cash in the REIT merger equals 58,551,525 shares, with Equity Office common shares issued in exchange for the remainder of the shares of Cornerstone common stock converted in the REIT merger.


     If there is an oversubscription of Equity Office common shares, the cash condition to any conditional redemption will be met because cash will be available for each share of Cornerstone common stock for which cash was elected.

     UNDERSUBSCRIPTION OF CASH AND SHARES

     If cash elections are received for less than 58,551,525 shares of Cornerstone common stock AND share elections are received for less than the maximum number of shares of Cornerstone common stock to be converted into Equity Office common shares in the REIT merger, and you have elected to redeem some or all of your Cornerstone Partnership units, then you will receive in the REIT merger:

     - $18.00 in cash, without interest, in exchange for each share of Cornerstone common stock for which you made a cash election;

     - 0.7009 of an Equity Office common share in exchange for each share of Cornerstone common stock for which you made a share election; and


     - a combination of cash and Equity Office common shares, on a proportionate basis, for each share of Cornerstone common stock for which you made neither a cash election nor a share election, so that the aggregate number of shares of Cornerstone common stock converted into $18.00 in cash, without interest, in the REIT merger equals 58,551,525 shares, with Equity Office common shares issued in exchange for the remainder of the shares of Cornerstone common stock converted in the REIT merger.


     If there is an undersubscription of cash and an undersubscription of Equity Office common shares, the cash condition to any conditional unit redemption will be met because cash will be available for each share of Cornerstone common stock for which cash was elected.


     Because the exchange ratio is fixed at 0.7009, the market value of any Equity Office common shares that Cornerstone common stockholders will receive in the REIT merger, including any Cornerstone Partnership unitholders who elect to redeem their units prior to the partnership merger, may differ from $18.00 per share and from the market value of the Equity Office common shares if the REIT merger occurred today. On May 12, 2000, the closing price of Equity Office
common shares was $     per share, which, based on the 0.7009 exchange ratio,
would equal a market value equivalent per share of Cornerstone common stock of
$     had the REIT merger been completed on that date. You should obtain current market prices for Equity Office common shares and shares of Cornerstone common stock.



     A redemption notice and form of election accompany this document. If you would like to redeem your Cornerstone Partnership units for Cornerstone common stock and elect to receive cash or Equity Office common shares instead of receiving EOP Partnership units in the partnership merger, please fill out the notice of redemption/form of election and return it in the postage-paid envelope provided at least two business days prior to the date of the Cornerstone stockholders meeting. See "Cornerstone Partnership Consent Solicitation" on page 32.



REIT MERGER FINANCING



     Equity Office intends to finance the $1.1 billion cash portion of the purchase price to Cornerstone common stockholders in the REIT merger by using available borrowing capacity under its existing

$1.0 billion credit facility and a new $1.0 billion credit facility expected to be entered into prior to the closing of the mergers.



REGULATORY APPROVALS



     Equity Office and PGGM, Cornerstone's largest stockholder, are in the process of preparing filings with U.S. antitrust authorities under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 relating to PGGM's acquisition of Equity Office common shares in the REIT merger. Under the Hart-Scott-Rodino Antitrust Improvements Act, in a reportable acquisition of assets or voting securities the acquiring person may not take beneficial ownership of the shares or assets to be acquired until (a) notification has been given, and required information furnished, to the Federal Trade Commission and the Antitrust Division of the Department of Justice and (b) specified waiting period requirements have been satisfied. The government could terminate the waiting period early or alternatively extend the waiting period with a request for additional information.



     Even after the waiting period expires or is terminated, the federal government, state governments or private litigants could challenge on antitrust grounds PGGM's acquisition of Equity Office common shares in the REIT merger. The federal government, state governments or private litigants also could challenge on antitrust grounds at any time the REIT merger, the partnership merger or the acquisition by Equity Office Properties Management Corp. of 100% of the voting securities of WCP Services, Inc. With the exception of PGGM's acquisition of Equity Office common shares in the REIT merger, none of these transactions is subject to premerger filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act.


TREATMENT OF CORNERSTONE STOCK OPTIONS

     Upon the completion of the mergers, each Cornerstone stock option outstanding under Cornerstone's 1998 long-term incentive plan or any other arrangement, whether or not then vested or exercisable, other than options surrendered as provided below, will become fully exercisable and vested and each such Cornerstone stock option will be automatically converted upon the completion of the mergers into an option to purchase Equity Office common shares. The substituted option will permit its holder to purchase a number of Equity Office common shares equal to the number of shares of Cornerstone common stock that could have been purchased, assuming full vesting, under the corresponding Cornerstone stock option, multiplied by 0.7009. The exercise price per Equity Office common share of the substituted option will be equal to the per-share option exercise price specified in the Cornerstone stock option divided by 0.7009. Each substituted option will otherwise be subject to the same terms and conditions as the corresponding Cornerstone stock option.

     Holders of Cornerstone stock options also will have the option to surrender to Equity Office any or all of their options, after the completion of the mergers and before the end of the second business day immediately following the completion of the mergers, in exchange for an amount in cash equal to:


     - the excess, if any, of $18.00 or, as to certain options, the highest closing trading price of Cornerstone common stock during the 90 days prior to the mergers, over the exercise price of such Cornerstone stock option; multiplied by


     - the number of shares of Cornerstone common stock subject to that Cornerstone stock option.


     Certain options retain a cashout feature for 30 days following the mergers based on the highest closing trading price of Cornerstone common stock on the New York Stock Exchange during the 90 days prior to the mergers.


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

REPRESENTATIONS AND WARRANTIES OF EOP PARTNERSHIP AND CORNERSTONE PARTNERSHIP

     The merger agreement contains customary representations and warranties by each of Cornerstone, Cornerstone Partnership, Equity Office and EOP Partnership relating to, among other things:

     - due organization and good standing;

     - capitalization;

     - authorization to enter into the merger agreement and to consummate the REIT merger or the partnership merger, as applicable;

     - enforceability of the merger agreement;

     - no breach of organizational documents or material agreements as a result of the merger agreement or the consummation of the REIT merger or the partnership merger, as applicable;

     - required governmental and third-party consents;

     - compliance with SEC reporting requirements;

     - no undisclosed liabilities;

     - no changes since December 31, 1998 that would have a material adverse effect;

     - no material legal proceedings;

     - real property;

     - environmental matters;

     - tax matters;

     - finders' fees;

     - compliance with laws;

     - contracts and debt instruments;

     - receipt of opinion of financial advisor;

     - anti-takeover statutes;

     - compliance with the Investment Company Act of 1940; and

     - required stockholder and partner approvals.

     In addition, the merger agreement contains customary representations and warranties by each of Cornerstone and Cornerstone Partnership relating to, among other things:

     - related party transactions;

     - employee benefits and labor matters; and

     - payments to employees, officers and directors as a result of the mergers or a termination of service after the mergers.

CONDUCT OF BUSINESS OF EQUITY OFFICE AND EOP PARTNERSHIP PENDING THE MERGERS

     Pending the mergers, each of Equity Office and EOP Partnership has agreed to, among other things:

     - preserve intact its business organizations and goodwill;

     - use commercially reasonable efforts to keep available the services of its officers and employees;

     - confer on a regular basis with Cornerstone to report material operational matters that would reasonably be expected to have a material adverse effect on the business properties, assets, financial condition or results of operations of Equity Office and its subsidiaries taken as a whole;


     - promptly notify Cornerstone of any material emergency or other material change in its condition, business, properties, assets, liabilities or prospects, or of any material governmental complaints, investigations or hearings;

     - promptly deliver to Cornerstone true and correct copies of any report, statement or schedule filed with the SEC;

     - maintain its books and records in accordance with GAAP consistently applied, and not to change any of its methods, principles or practices of accounting in any material manner, except as required by the SEC, applicable law or GAAP; and

     - duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Equity Office's status as a qualified REIT under the Internal Revenue Code.

     In addition, pending the mergers, each of Equity Office and EOP Partnership has agreed that, without Cornerstone's prior written consent or except as otherwise expressly contemplated by the merger agreement, neither Equity Office and EOP Partnership nor any of its subsidiaries will, among other things:

     - make or rescind any express or deemed election relating to taxes unless required by law or necessary to preserve Equity Office's status as a REIT or the status of any subsidiary of Equity Office as a partnership for federal income tax purposes or as a qualified REIT subsidiary as defined under the Internal Revenue Code, as the case may be;

     - amend their organizational documents, except in specified instances, including the proposed amendments to Equity Office's declaration of trust described in the joint proxy statement/ prospectus delivered to Equity Office shareholders and Cornerstone stockholders simultaneously with the delivery of this consent solicitation/information statement/prospectus;

     - authorize, declare, set aside or pay any dividend, other than regular quarterly dividends, or regular distributions pursuant to the partnership agreement of EOP Partnership, or redemptions of EOP Partnership units under the partnership agreement of EOP Partnership where solely Equity Office common shares are used, or redemptions of Equity Office common shares under its declaration of trust to maintain REIT status or repurchases of its common shares pursuant to its publicly announced share repurchase program;

     - enter into or agree to effect any merger, acquisition, consolidation, reorganization or other business combination with any third party in which Equity Office is not the surviving party to the transaction or enter into or agree to effect any merger, acquisition, exchange offer or other business combination with a third party in which Equity Office is the surviving party that would result in the issuance of equity securities representing in excess of 20% of the outstanding Equity Office common shares on the date any such business combination is entered into or agreed to unless, in either case, such business combination is approved by Cornerstone, which approval will not be unreasonably withheld or delayed, or the business combination agreement provides that the required vote of Equity Office shareholders for approval of such business combination is no less than the affirmative vote of holders of Equity Office common shares representing more than 50% of the sum of the number of Equity Office common shares outstanding at the time of such approval plus 50,000,000; and

     - authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

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

CONDUCT OF BUSINESS OF CORNERSTONE AND CORNERSTONE PARTNERSHIP PENDING THE
MERGERS

     Pending the mergers, each of Cornerstone and Cornerstone Partnership has agreed to, among other things:

     - conduct its business, and cause its subsidiaries to conduct their respective businesses, only in the ordinary course and in a manner which is substantially consistent with past practice;

     - preserve intact its business organizations and goodwill;

     - use commercially reasonable efforts to keep available the services of its officers and employees;

     - confer on a regular basis with Equity Office to report material operational matters and, except in specified instances, any proposals to engage in material transactions;

     - promptly notify Equity Office of any material emergency or other material change in its condition, business, properties, assets, liabilities or prospects, or of any material governmental complaints, investigations or hearings;

     - promptly deliver to Equity Office true and correct copies of any report, statement or schedule filed with the SEC;

     - maintain its books and records in accordance with GAAP consistently applied, and to not change any of its methods, principles or practices of accounting in any material manner, except as required by the SEC, applicable law or GAAP; and

     - duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided that Cornerstone notifies Equity Office of any extensions and provided that such extensions do not adversely affect Cornerstone's status as a qualified REIT under the Internal Revenue Code.

     In addition, pending the mergers, each of Cornerstone and Cornerstone Partnership has agreed that, without Equity Office's prior written consent or except as otherwise expressly contemplated by the merger agreement, neither Cornerstone or Cornerstone Partnership nor any of its subsidiaries will, among other things:

     - make or rescind any express or deemed election relating to taxes unless required by law or necessary to preserve Cornerstone's status as a REIT or the status of any subsidiary of Cornerstone as a partnership for federal income tax purposes or as a qualified REIT subsidiary as defined under the Internal Revenue Code, as the case may be;

     - acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any commitment for the acquisition of any real property or, except as permitted in the budget approved in writing by Equity Office, other transaction involving payments to or by Cornerstone in excess of $100,000, except in the ordinary course of its office property business, including leasing activities permitted by Equity Office approved guidelines;

     - encumber assets, commence construction of or enter into any commitment to develop or construct real estate projects, except in the ordinary course of its office property business;

     - incur or enter into any commitment to incur additional debt, except for working capital under its revolving line(s) of credit and commitments for debt specified in the schedules to the merger agreement;

     - modify, amend or terminate, or enter into any commitment to modify, amend or terminate, any debt in existence on the date of the merger agreement;

     - amend their organizational documents;

     - make any change in the number of shares of capital stock or units of limited partnership interest issued and outstanding, except in specified instances;

     - grant options or any other rights or commitments relating to its shares of capital stock or units of limited partnership interest, or any security convertible into its shares of capital stock or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors;

     - amend or waive any rights under any options or other stock rights, except as provided for in the merger agreement;

     - authorize, declare, set aside or pay any dividend or make any other distribution or payment, other than regular quarterly dividends, or regular distributions pursuant to the partnership agreement of Cornerstone Partnership, or redemptions of Cornerstone Partnership units under the partnership agreement of Cornerstone Partnership where solely Cornerstone common stock is used, or as necessary to maintain REIT status;

     - directly or indirectly redeem, purchase or acquire any shares of capital stock or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock or units of partnership interest of Cornerstone, other than redemptions of Cornerstone Partnership units under the partnership agreement of Cornerstone Partnership where solely Cornerstone common stock is used, other than the use of Cornerstone common stock in connection with equity-based employee benefit plans or as necessary to maintain REIT status and other than as set forth in the disclosure letter delivered in connection with the merger agreement;

     - sell, lease, mortgage, subject to lien or otherwise dispose of any real property, except in specified instances;

     - sell, lease, mortgage, subject to lien or otherwise dispose of any personal property or intangible property, except in the ordinary course of business and as is not material, individually or in the aggregate;

     - make any loans, advances or capital contributions to, or investments in, any other person, except in specified instances;

     - enter into any new, or amend or supplement any existing, contract, lease or other agreement with WCP Services, Inc.;

     - pay, discharge or satisfy any claims, liabilities or obligations whether absolute, accrued, asserted or unasserted, contingent or otherwise, except in specified instances;

     - guarantee the debt of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing;

     - except in specified instances, enter into any commitment with any officer, director or affiliate of Cornerstone or any of its subsidiaries or WCP Services, Inc. or any material commitment with any consultant;

     - increase any compensation or enter into or amend any employment agreement with any of its officers, directors or employees earning more than $100,000 per year, other than as required by any contract or plan or in accordance with waivers by employees of benefits under these agreements;

     - adopt any new employee benefit plan or amend any existing plans or rights;

     - settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by the merger agreement;

     - change the ownership of any of its subsidiaries or WCP Services, Inc., except in specified instances;

     - accept a promissory note in payment of the exercise price payable under any option to purchase shares of Cornerstone common stock;

     - except in specified instances, enter into any oral or written "tax protection agreement" that:

      -- has as one of its purposes to permit a person or entity to assert that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Cornerstone Partnership or any other Cornerstone subsidiary that is treated as a partnership for federal income tax purposes, and that (a) prohibits or restricts in any manner the disposition of any assets of Cornerstone, any Cornerstone subsidiary, including Cornerstone's non-controlled subsidiary, (b) requires that Cornerstone, any Cornerstone subsidiary or the Cornerstone non-controlled subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of Cornerstone's properties, or (c) requires that Cornerstone, any Cornerstone subsidiary or Cornerstone's non-controlled subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Cornerstone, any Cornerstone subsidiary or Cornerstone's non-controlled subsidiary;

      -- specifies or relates to a method of taking into account book-tax disparities under section 704(c) of the Internal Revenue Code with respect to one or more assets of Cornerstone or a Cornerstone subsidiary; or


      -- requires a particular method for allocating one or more liabilities of Cornerstone or any Cornerstone subsidiary under section 752 of the Internal Revenue Code; or


     - authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

CONDITIONS TO THE MERGERS

     CONDITIONS TO THE PARTIES' OBLIGATIONS TO EFFECT THE MERGERS

     The obligations of Cornerstone, Cornerstone Partnership, Equity Office and EOP Partnership to complete the mergers are subject to the satisfaction or, where permissible, waiver of the following conditions:

     - the approval of the mergers, as applicable, and the merger agreement by the affirmative vote of the holders of at least:

      -- a majority of the outstanding shares of Cornerstone common stock;

      -- a majority of the outstanding Equity Office common shares;

      -- two-thirds of the outstanding shares of Cornerstone preferred stock;

      -- a majority of all limited partner interests in Cornerstone Partnership entitled to be cast, in accordance with the partnership agreement of Cornerstone Partnership; and


      -- a majority of all partner interests in EOP Partnership, including partner interests held by Equity Office;


     - the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 will have expired or been terminated;

     - the New York Stock Exchange will have approved for listing the Equity Office common shares to be issued in the REIT merger and the Equity Office common shares reserved for issuance upon redemption of EOP Partnership units issued in the partnership merger, subject to official notice of issuance;

     - the registration statement on Form S-4 of which the REIT merger proxy statement/prospectus forms a part will have become effective and will not be the subject of any stop order or proceedings by the SEC seeking a stop order;

     - the registration statement on Form S-4 of which this consent solicitation/information statement/prospectus forms a part will have become effective and will not be the subject of any stop order or proceedings by the SEC seeking a stop order;

     - no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the mergers or any of the other transactions contemplated by the merger agreement will be in effect; and

     - Equity Office and EOP Partnership will have received all state securities or "blue sky" permits and other authorizations necessary to issue the Equity Office common shares issuable in the REIT merger and the EOP Partnership units issuable in the partnership merger.

     CONDITIONS TO THE OBLIGATIONS OF EQUITY OFFICE AND EOP PARTNERSHIP TO EFFECT THE MERGERS

     The obligations of Equity Office and EOP Partnership to complete the mergers are subject to the satisfaction or, where permissible, waiver of the following conditions:

     - each of the representations and warranties of Cornerstone and Cornerstone Partnership contained in the merger agreement, disregarding all qualifications and exceptions relating to "materiality" or "material adverse effect," will be true and correct as of the date of the merger agreement and as of the closing of the mergers:

      -- except to the extent that these representations and warranties are expressly limited by their terms to another date, in which case these representations and warranties will be true and correct as of that other date; and


      -- except where the failure of these representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Cornerstone and its subsidiaries taken as a whole;


     - Cornerstone and Cornerstone Partnership will have performed in all material respects all obligations required to be performed by them under the merger agreement at or before the completion of the mergers;

     - since February 11, 2000, there will have been no material adverse change in the business, financial condition or results of operations of Cornerstone and its subsidiaries taken as a whole;

     - Equity Office will have received a certificate of an officer of Cornerstone certifying to each of the above;

     - Equity Office will have received an opinion, dated as of the closing date of the REIT merger:

      -- from counsel to Cornerstone relating to the REIT status of Cornerstone and the partnership status of Cornerstone Partnership;

      -- from counsel to Equity Office relating to the REIT status of Equity
         Office; and

      -- from counsel to Equity Office relating to the federal income tax treatment of the REIT merger; and

     - each of William Wilson III and John S. Moody will have entered into noncompetition and confidentiality agreements.

     CONDITIONS TO THE OBLIGATIONS OF CORNERSTONE AND CORNERSTONE PARTNERSHIP TO EFFECT THE MERGERS

     The obligations of Cornerstone and Cornerstone Partnership to complete the mergers are subject to the satisfaction or, where permissible, waiver of the following conditions:

     - each of the representations and warranties of Equity Office and EOP Partnership contained in the merger agreement, disregarding all qualifications and exceptions relating to "materiality" or "material adverse effect," will be true and correct as of the date of the merger agreement and as of the closing of the mergers:

      -- except to the extent that these representations and warranties are expressly limited by their terms to another date, in which case these representations and warranties will be true and correct as of that other date; and


      -- except where the failure of these representations and warranties to be true and correct would not reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of Equity Office and its subsidiaries taken as a whole;


     - Equity Office and EOP Partnership will have performed in all material respects all obligations required to be performed by them under the merger agreement at or before the completion of the mergers;

     - since the date of the merger agreement, there will have been no material adverse change in the business, financial condition or results of operations of Equity Office and its subsidiaries taken as a whole;

     - Cornerstone will have received a certificate of an officer of Equity Office certifying to each of the foregoing;

     - Cornerstone will have received an opinion, dated as of the closing date of the mergers:

      -- from counsel to Equity Office relating to the REIT status of Equity
         Office and BeaMetFed, Inc., a Maryland corporation in which EOP Partnership currently owns 51.6% of the outstanding stock, and the partnership status of EOP Partnership; and


      -- from counsel to Cornerstone relating to the federal income tax treatment of the REIT merger;


     - The Equity Office shareholders will have approved the proposed Equity Office charter amendment relating to domestically controlled REIT status at the Equity Office special meeting; and

     - Equity Office will have delivered to PGGM a certificate to the effect that, to Equity Office's knowledge, Equity Office is a "domestically-controlled REIT" as defined in the Internal Revenue Code.

TAX RELATED UNDERTAKINGS OF EOP PARTNERSHIP

     DEFICIT RESTORATION OBLIGATIONS


     Under the merger agreement, EOP Partnership has agreed to amend its partnership agreement to permit, in limited circumstances, Cornerstone Partnership unitholders to enter into a deficit restoration obligations with respect to the EOP Partnership units that they will receive in the partnership merger. EOP Partnership will amend its partnership agreement to reflect this commitment and to make appropriate changes to its loss allocation provisions at or before the time of the partnership merger. The form of the amended partnership agreement of EOP Partnership, to be entered into as of the closing of the partnership merger, is set forth on Annex E to this document.


     Before the completion of the partnership merger, a Cornerstone Partnership unitholder will be able to enter into a deficit restoration obligation with respect to the EOP Partnership units that it will receive in the partnership merger in an amount equal to, or, at the individual unitholder's election, less than, the maximum amount that the Cornerstone Partnership unitholder was obligated to restore with respect to its Cornerstone Partnership units immediately prior to the completion of the partnership merger. After the partnership merger, a former Cornerstone Partnership unitholder generally will not be permitted to enter into a deficit restoration obligation or increase the amount of any deficit restoration obligation with respect to its EOP Partnership units, except under the following circumstances:

     (1) the former Cornerstone Partnership unitholder will have the right to increase the amount of its deficit restoration obligation if the unitholder had this right under a separate agreement with Cornerstone Partnership, and EOP Partnership assumed the obligations of Cornerstone Partnership under that agreement as part of the partnership merger;

     (2) the former Cornerstone Partnership unitholders as a group will have the right to increase their deficit restoration obligations by an aggregate amount of $50 million, which amount will be reduced by any increase in, or new, deficit restoration obligations made between February 11, 2000 and the completion of the partnership merger, but which will not take into account the amount of any deficit restoration obligations entered into by former Cornerstone Partnership unitholders described in (1) above; and

     (3) EOP Partnership may grant, in its sole discretion, a former Cornerstone Partnership unitholder's request to increase the amount of an existing deficit restoration obligation if the former Cornerstone Partnership unitholder demonstrates, to the satisfaction of EOP Partnership, that without an increase in the amount of its deficit restoration obligation, the former Cornerstone Partnership unitholder would not be allocated enough EOP Partnership liabilities under sections 752 and 465 of the Internal Revenue Code to avoid the recognition of gain, other than gain required to be recognized as a result of actual cash distributions from EOP Partnership.

     EOP Partnership does not offer any assurance that the deficit restoration obligations will be effective to defer taxable gain that a former Cornerstone Partnership unitholder otherwise would recognize either at the time of the partnership merger or thereafter. Among other things, a deficit restoration obligation would be effective to defer the recognition of gain only if and to the extent that EOP Partnership has recourse liabilities outstanding equal to the amount of the deficit restoration obligation and any similar obligations undertaken by other unitholders of EOP Partnership. However, EOP Partnership will not be required to maintain any level of partnership recourse debt or incur any additional recourse liability even though it will permit Cornerstone Partnership unitholders to elect before the partnership merger to continue their current deficit restoration obligations or to increase their deficit restoration obligations following the partnership merger under (2) or (3) above, except as may be required in order to meet obligations to former Cornerstone Partnership unitholders pursuant to the tax protection agreements described in the schedules to the merger agreement that are being assumed by EOP Partnership.

     A Cornerstone Partnership unitholder that is entitled to enter into a deficit restoration obligation with respect to the EOP Partnership units that it will receive in the partnership merger can do so by entering into an agreement with EOP Partnership establishing the deficit restoration obligation before the completion of the partnership merger. A Cornerstone Partnership unitholder who wishes to enter into such an agreement should contact H. Lee Van Boven at (650) 341-5300.

     For a more detailed discussion regarding the federal income tax consequences of a deficit restoration obligation entered into at the time of the partnership merger or at a later time, see "Material Federal Income Tax Consequences -- Tax Consequences of the Partnership Merger to Cornerstone Partnership Unitholders That Receive EOP Partnership Units" below.

     DEBT MAINTENANCE AND LOCK-UP AGREEMENTS

     Under the merger agreement, EOP Partnership has agreed to assume the obligations of Cornerstone Partnership under several agreements with particular Cornerstone Partnership unitholders with respect to specific properties that were contributed to Cornerstone Partnership by those Cornerstone Partnership unitholders, or by entities which were owned by those Cornerstone Partnership unitholders. Generally, under the agreements assumed from Cornerstone Partnership, EOP Partnership will be required:

     - with respect to Corporate 500 Centre, to maintain a specified amount of "qualified nonrecourse financing" and not to dispose of that property in a taxable transaction until the earlier of January 29, 2008 and the date on which less than 205,699 units are owned by the unitholders that contributed Corporate 500 Centre to Cornerstone Partnership;

     - with respect to One Memorial Drive, not to dispose of that property in a taxable transaction until after April 28, 2008;

     - with respect to Wilshire Palisades and 201 California, not to prepay specified loans secured by those properties that were in place at the time those properties were acquired by Cornerstone Partnership, not to dispose of those properties in taxable transactions before the earlier of June 3, 2008 or the date on which Cornerstone Partnership gives notice that less than 166,566 units are held by unitholders that contributed Wilshire Palisades and/or 201 California to Cornerstone Partnership, and to use best efforts not to dispose of those properties in taxable transactions on or after such date, if adverse tax consequences would result to the former Cornerstone Partnership unitholders who originally contributed those properties to Cornerstone Partnership;

     - with respect to specified properties acquired by Cornerstone Partnership from William Wilson & Associates and related entities in December 1998, to maintain a specified amount of recourse indebtedness until after December 31, 2009, and, until after December 31, 2009, not to dispose of specified properties in taxable transactions and to limit taxable dispositions of specified other properties, based on an annual limitation on the amount of taxable gain that will be required to be recognized for federal income tax purposes by the former Cornerstone Partnership unitholders who originally contributed those properties to Cornerstone Partnership;

     - with respect to Bixby Ranch, to maintain a level of nonrecourse indebtedness at least equal to the then outstanding balance of specified nonrecourse indebtedness existing at the time Cornerstone Partnership acquired Bixby Ranch through maturity of such existing indebtedness; and

     - with respect to Wells Fargo Center, not to dispose of that property in a taxable transaction until after January 21, 2007.

     Generally, as a result of these agreements, EOP Partnership will not be able to dispose of and/or prepay debt secured by the relevant properties during the proscribed periods unless EOP Partnership either:

     - obtains the prior written consent of specified former Cornerstone Partnership unitholders; or

     - compensates those specified former Cornerstone Partnership unitholders for the acceleration of any tax liability incurred by them due to the transaction, with any compensation to be paid to a former Cornerstone Partnership unitholder under these circumstances to be determined under the existing agreement between Cornerstone Partnership and the unitholder.

Therefore, even if it were in the best interest of EOP Partnership to sell, or prepay debt secured by, any of the properties that are subject to these agreements, it may be difficult or impossible for EOP Partnership to do so during the applicable lock-up periods.


     Except for the agreements described above, EOP Partnership has not made any commitment to Cornerstone Partnership or any of the Cornerstone Partnership unitholders not to undertake any transactions relating to properties that EOP Partnership will acquire from Cornerstone Partnership in the partnership merger. Currently, and through the closing of the mergers, Cornerstone Partnership is obligated under some of the above described agreements not to undertake certain transactions that would cause adverse tax consequences to those Cornerstone Partnership unitholders who are beneficiaries of such agreements without complying with specified consent requirements or indemnifying those partners for such adverse tax consequences. If, and to the extent that, the mergers and the related transactions cause those Cornerstone Partnership unitholders adverse tax consequences in violation of those agreements, Cornerstone Partnership may be required to indemnify those unitholders in accordance with the terms of those agreements and EOP Partnership would inherit any such indemnification liability as the surviving partnership in the partnership merger.


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

NO SOLICITATION BY CORNERSTONE OR CORNERSTONE PARTNERSHIP

     Cornerstone has agreed, for itself and in its capacity as the sole general partner of Cornerstone Partnership, that neither it nor any Cornerstone subsidiary will, nor will any of them permit any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative to:

     - invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer, including any proposal or offer to its stockholders, with respect to an "alternative acquisition proposal," as defined below;

     - engage in any discussions or negotiations with or provide any confidential or non-public information or data to, any person relating to, or that may reasonably be expected to lead to, an alternative acquisition proposal;

     - enter into any letter of intent, agreement in principle or agreement relating to an alternative acquisition proposal;

     - propose publicly to agree to do any of the foregoing; or

     - otherwise facilitate any effort or attempt to make or implement an alternative acquisition proposal.

     Cornerstone has agreed, for itself and in its capacity as the sole general partner of Cornerstone Partnership, that it will:

     - immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted previously with respect to any alternative acquisition proposal; and

     - notify Equity Office promptly if Cornerstone or any of its subsidiaries receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it, and include in such notice the identity of the person making such inquiry, proposal or request, the material terms of such inquiry, proposal or request and, if in writing, will promptly deliver to Equity Office a copy of such inquiry, proposal or request along with all other related documentation and correspondence.

     Notwithstanding the foregoing, Cornerstone, including in its capacity as the sole general partner of Cornerstone Partnership, may furnish information to, or enter into discussions or negotiations with, any person that makes an unsolicited bona fide written proposal relating to an alternative acquisition proposal, if, and only to the extent that:

     - a majority of the board of directors of Cornerstone determines in good faith, after consultation with its outside counsel, that such action is required for the board of directors of Cornerstone to comply with its fiduciary duties to stockholders imposed by applicable law;

     - before furnishing such information to, or entering into discussions or negotiations with, such person, Cornerstone provides written notice to Equity Office to the effect that it is furnishing information to, or entering into discussions with, such person; and

     - Cornerstone enters into a confidentiality agreement with that person on terms in the aggregate not more favorable to that person than the terms of the confidentiality agreement entered into with Equity Office.

     For purposes of the merger agreement, an "alternative acquisition proposal" means a merger, acquisition, tender offer, exchange offer, transaction resulting in the issuance of securities representing 10% or more of the outstanding equity securities of Cornerstone or Cornerstone Partnership, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange, business combination, sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or equity securities, including partnership interests and units, of Cornerstone or Cornerstone Partnership, other than the mergers.

     Notwithstanding the foregoing, in the event that an alternative acquisition proposal constitutes a superior alternative acquisition proposal, the board of directors of Cornerstone may withdraw, modify, amend or qualify its recommendation of the merger agreement and REIT merger and recommend that superior alternative acquisition proposal to its stockholders if:

     - Cornerstone complies fully with the foregoing provisions and provides Equity Office with at least three business days' prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of the merger agreement and the REIT merger;

     - during such three business days Equity Office makes a counter proposal to such superior alternative acquisition proposal, Cornerstone's board of directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines that the Equity Office counter proposal is:

      -- not at least as favorable to Cornerstone's stockholders as the superior alternative acquisition proposal, from a financial point of view; and


      -- not at least as favorable generally to Cornerstone's stockholders, taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of that proposal, and the conditions, prospects and time required for completion of that proposal; or


     - Cornerstone terminates the merger agreement in accordance with its terms and pays to EOP Partnership the termination fee.

     For purposes of the merger agreement, a "superior alternative acquisition proposal" means a bona fide written proposal made by a third party to acquire, directly or indirectly, Cornerstone and/or Cornerstone Partnership pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Cornerstone, Cornerstone Partnership, and their subsidiaries or otherwise:

     - on terms which a majority of the board of directors of Cornerstone determines in good faith, taking into account the advice of Cornerstone's financial advisors of nationally recognized reputation, are superior, from a financial point of view, to Cornerstone's stockholders to those provided for in the REIT merger;


     - on terms which a majority of the board of directors of Cornerstone determines in good faith to be more favorable generally to Cornerstone's stockholders, taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal;


     - for which financing, to the extent required, is then fully committed and capable of being obtained; and

     - which the board of directors of Cornerstone determines in good faith is reasonably capable of being consummated.

TERMINATION OF THE MERGER AGREEMENT

     RIGHT TO TERMINATE

     The merger agreement may be terminated at any time before the completion of the partnership merger, whether before or after approval of the merger agreement and the mergers by the Equity Office shareholders, EOP Partnership limited partners, Cornerstone stockholders or Cornerstone Partnership limited partners, as follows:

     - by mutual written consent duly authorized by the Equity Office board of trustees and the Cornerstone board of directors;

     - by either Equity Office or Cornerstone if:
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

      -- any judgment, injunction, order, decree or action by any governmental entity preventing the consummation of either the REIT merger or the partnership merger becomes final and non-appealable;

      -- the REIT merger and the partnership merger have not been completed before December 31, 2000; however, neither Equity Office nor Cornerstone may terminate the merger agreement if its breach is the reason that the mergers have not been completed;

      -- the holders of at least a majority of the outstanding shares of Cornerstone common stock and two-thirds of the outstanding shares of Cornerstone preferred stock fail to approve the REIT merger and the merger agreement at the Cornerstone special meeting, or if holders of a majority of the limited partner interests in Cornerstone Partnership fail to approve the merger agreement and the REIT merger, but Cornerstone may not terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and partner votes; or


      -- the holders of Equity Office common shares fail to approve the REIT merger and the merger agreement at the Equity Office special meeting, or holders of a majority of the partner interests in EOP Partnership fail to approve the merger agreement and the REIT merger, but Equity Office may not terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and partner votes;


     - by Equity Office:

      -- upon a breach of or failure to perform any representation, warranty, covenant, obligation or agreement on the part of Cornerstone or Cornerstone Partnership contained in the merger agreement, or if any representation or warranty of Cornerstone or Cornerstone Partnership becomes untrue, in either case such that the conditions to the consummation of the mergers contained in the merger agreement would be incapable of being satisfied by December 31, 2000, or as otherwise extended by the parties; or


      -- if (a) the Cornerstone board of directors has failed to recommend or has withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Equity Office its approval or recommendation of either of the mergers or the merger agreement or approved or recommended any superior alternative acquisition proposal, (b) following the announcement or receipt of an alternative acquisition proposal, Cornerstone has failed to call the Cornerstone special meeting or failed to prepare and mail to its stockholders the joint proxy statement/prospectus or (c) the Cornerstone board of directors or any committee of the Cornerstone board of directors has resolved to do any of the foregoing; or


     - by Cornerstone:

      -- upon a breach of any representation, warranty, covenant obligation or agreement on the part of Equity Office or EOP Partnership contained in the merger agreement, or if any representation or warranty of Equity Office or EOP Partnership becomes untrue, in either case such that the conditions to the consummation of the mergers contained in the merger agreement would be incapable of being satisfied by December 31, 2000 or as otherwise extended by the parties; or

      -- if the Cornerstone board of directors has withdrawn, modified, amended or qualified in any manner adverse to Equity Office its approval or recommendation of either of the mergers or the merger agreement in connection with, or approved or recommended, any superior alternative acquisition proposal, or in order to enter into a binding written agreement with respect to a superior alternative acquisition proposal, so long as, in each case, Cornerstone complied with the terms of the no solicitation provisions contained in the merger agreement and, before terminating the merger agreement, has paid to EOP Partnership the termination fee.

     EFFECT OF TERMINATION

     Except for provisions in the merger agreement regarding confidentiality of nonpublic information, payment of fees and expenses, the effect of termination and specified miscellaneous provisions, if the merger agreement is terminated as described above, the merger agreement will become void and have no effect. In addition, if the merger agreement is so terminated, there will be no liability on the part of Equity Office, EOP Partnership, Cornerstone or Cornerstone Partnership, except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements contained in the merger agreement. The confidentiality agreement, dated January 13, 2000, between Cornerstone and Equity Office will continue in effect notwithstanding any termination of the merger agreement.

EXPENSES; TERMINATION FEE

     Except as described below, each party to the merger agreement will bear its own fees and expenses in connection with the transactions contemplated by the merger agreement.

     Cornerstone and Cornerstone Partnership will pay to EOP Partnership a termination fee if the merger agreement is terminated:

     - by Cornerstone, (a) if the Cornerstone board of directors has withdrawn, modified, amended or qualified in any manner adverse to Equity Office its approval or recommendation of either of the mergers or the merger agreement in connection with, or approved or recommended, any superior alternative acquisition proposal, or (b) in order to enter into a binding written agreement with respect to a superior alternative acquisition proposal, so long as, in each case, Cornerstone complied with the terms of the nonsolicitation provisions contained in the merger agreement;

     - by Equity Office if the Cornerstone board of directors has failed to recommend or has withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to Equity Office its approval or recommendation of either of the mergers or the merger agreement or approved or recommended any superior alternative acquisition proposal, or has resolved to do any of the foregoing; or

     - by either party under the circumstances listed below, but only if (a) Cornerstone or Cornerstone Partnership has received a proposal for an alternative acquisition transaction before such termination and (b) before or within 12 months after such termination, Cornerstone or Cornerstone Partnership enters into an agreement regarding any alternative acquisition transaction that is later completed:

      -- Cornerstone breaches any of its representations or warranties in the merger agreement, and such breach has a material adverse effect on Cornerstone and its subsidiaries taken as a whole and cannot be rectified by December 31, 2000;

      -- Cornerstone fails to perform in all material respects all of its covenants, obligations or agreements in the merger agreement and such failure cannot be rectified by December 31, 2000;

      -- following Cornerstone's receipt or announcement of an alternative acquisition proposal, Cornerstone fails to call the Cornerstone special meeting or fails to prepare and mail to its stockholders the joint proxy statement/prospectus delivered to Cornerstone stockholders simultaneously herewith;

      -- any judgment, injunction, order, decree or action by any governmental entity of competent authority, which primarily results from any action, inaction of Cornerstone, its subsidiaries or its non-controlled subsidiary and prevents the consummation of the REIT merger or the partnership merger, becomes final and non-appealable;

      -- the REIT merger and the partnership merger are not completed before December 31, 2000, and the terminating party has not materially breached its obligations under the merger agreement in a way that prevents the REIT merger or the partnership merger from being completed before December 31, 2000; or

      -- the holders of at least a majority of the outstanding shares of Cornerstone common stock and the holders of at least two-thirds of the outstanding shares of Cornerstone preferred stock fail to approve the REIT merger and the merger agreement at the Cornerstone special meeting.

     The termination fee that EOP Partnership may be entitled to receive will be an amount equal to the lesser of (1) $100 million less termination expenses, as described below, paid or payable under the merger agreement and (2) the maximum amount that can be paid to EOP Partnership without causing Equity Office to fail to meet the REIT income requirements under the Internal Revenue Code. Cornerstone's and Cornerstone Partnership's obligation to pay any unpaid portion of the termination fee will terminate on February 11, 2003.

     Cornerstone and Cornerstone Partnership will pay to EOP Partnership termination expenses if the merger agreement is terminated:

     - by Equity Office, upon a breach of or failure to perform any representation, warranty, covenant, obligation or agreement on the part of Cornerstone or Cornerstone Partnership contained in the merger agreement, or if any representation or warranty of Cornerstone or Cornerstone Partnership becomes untrue, in either case such that the conditions to the consummation of the mergers contained in the merger agreement would be incapable of being satisfied by December 31, 2000, or as otherwise extended by the parties, so long as Cornerstone was not entitled to terminate the merger agreement because of breach of any representation, warranty, covenant, obligation or agreement on the part of Equity Office or EOP Partnership; or

     - by either Equity Office or Cornerstone, if the holders of a majority of the outstanding shares of Cornerstone common stock and Cornerstone preferred stock fail to approve the REIT merger and the merger agreement at the Cornerstone special meeting, or if holders of a majority of the limited partner interests in Cornerstone Partnership fail to approve the merger agreement and the REIT merger, so long as Cornerstone was not entitled to terminate the merger agreement because of breach of any representation, warranty, covenant, obligation or agreement on the part of Equity Office or EOP Partnership.

     Equity Office and EOP Partnership will pay to Cornerstone Partnership termination expenses if the merger agreement is terminated:

     - by Cornerstone, upon a breach of any representation, warranty, covenant obligation or agreement on the part of Equity Office or EOP Partnership contained in the merger agreement, or if any representation or warranty of Equity Office or EOP Partnership becomes untrue, in either case such that the conditions to the consummation of the mergers contained in the merger agreement would be incapable of being satisfied by December 31, 2000 or as otherwise extended by the parties, so long as Equity Office was not entitled to terminate the merger agreement because of a breach of any representation, warranty, covenant, obligation or agreement on the part of Cornerstone or Cornerstone Partnership; or


     - by either Cornerstone or Equity Office, if the holders of a majority of the outstanding Equity Office common shares fail to approve the REIT merger and the merger agreement at the Equity Office special meeting, or if holders of a majority of the partner interests in EOP Partnership fail to approve the merger agreement and the REIT merger, but neither Equity Office nor Cornerstone may terminate for either of these reasons if it is in breach in any material respect of its obligations contained in the merger agreement relating to obtaining the required shareholder and partner votes, so long as Equity Office was not entitled to terminate the merger agreement because of a breach of any representation, warranty, covenant, obligation or agreement on the part of Cornerstone or Cornerstone Partnership.

     The termination expenses that EOP Partnership or Cornerstone Partnership may be entitled to receive will be an amount equal to the lesser of (a) $7,500,000 or (b) such party's out-of-pocket expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, including all attorneys', accountants' and investment bankers' fees and expenses. If the termination expenses payable to that party exceed the maximum amount that can be paid to that party without causing that party to fail to meet the REIT income requirements under the Internal Revenue Code, then the amount initially payable to that party will be that maximum amount. The paying party's obligation to pay any unpaid portion of the termination fee will terminate on February 11, 2003.

     In addition, in the event that Equity Office prevails in a suit for a breach by Cornerstone and Cornerstone Partnership of their obligation to pay the termination fee or termination expenses under the merger agreement, Equity Office will be entitled to its costs and expenses in connection with the suit, with interest.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT


     The merger agreement may be amended by the parties in writing by action of the Equity Office board of trustees and the Cornerstone board of directors at any time before the filing of the Delaware certificate of merger relating to the partnership merger and the Maryland and Nevada articles of merger relating to the REIT Merger.


     At any time before the completion of the mergers, the parties may, in writing:

     - extend the time for the performance of any of the obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

     - waive compliance with any of the agreements or conditions of the other party contained in the merger agreement, except as specified.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     In the merger agreement, Equity Office and EOP Partnership have agreed to provide exculpation and indemnification for each person who has been at any time on or before February 11, 2000, or who becomes before the completion of the mergers, an officer or director of Cornerstone or any Cornerstone subsidiary. This exculpation and indemnification will be the same as provided to these persons by Cornerstone and its subsidiaries immediately before the completion of the mergers in each entity's respective charter, bylaws, partnership, operating or similar agreement, as applicable, as in effect on February 11, 2000. This exculpation and indemnification covers actions only on or before the completion of the mergers, including all transactions contemplated by the merger agreement.

     In addition, Equity Office and EOP Partnership also agreed to indemnify and hold harmless, to the full extent permitted by applicable law, each of the persons described above against any losses, claims, liabilities, expenses, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any action by or on behalf of any or all security holders of Cornerstone or Equity Office, or any of their subsidiaries, or by or in the right of Cornerstone or Equity Office, or any of their subsidiaries, in which any of these persons is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to:

     - the fact that he or she is or was an officer, employee or director of Cornerstone or any of its subsidiaries or any action or omission by that person in his capacity as a director; or

     - the merger agreement or the transactions contemplated by the merger agreement, whether in any case asserted or arising before or after the completion of the mergers.

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

     After the completion of the mergers, Equity Office and EOP Partnership will be obligated to promptly pay and advance reasonable expenses and costs incurred by each of these persons as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law. Equity Office is also obligated to purchase, at or before the completion of the mergers, directors' liability insurance policy coverage for Cornerstone's directors and executive officers for a period of six years which will provide the directors and officers with coverage on substantially similar terms as currently provided by Cornerstone to these directors and officers.

VOTING AGREEMENTS

     CORNERSTONE VOTING AGREEMENTS

     Each of the directors and executive officers of Cornerstone, including their affiliates, and PGGM have entered into voting agreements with Equity Office and EOP Partnership agreeing to vote all shares of Cornerstone common stock, and, if applicable, all Cornerstone Partnership units, owned of record by each of them, or that they otherwise have the power to vote:

     - for adoption and approval of the merger agreement and the mergers, as applicable; and

     - against adoption or approval of any action or agreement made or taken in opposition to or in competition with the REIT merger or the partnership merger, as applicable.

     Each such stockholder also is restricted from soliciting alternative acquisition proposals with respect to Cornerstone or engaging in any discussions or negotiations with, or providing any confidential or non-public information to, any person relating to an alternative acquisition proposal, or otherwise facilitating any effort or attempt to make or implement an alternative acquisition proposal.


     As of the record date for the Cornerstone special meeting, these persons and entities beneficially owned, excluding stock options and Cornerstone
Partnership units held by them,           shares of Cornerstone common stock,
representing      % of the outstanding shares of Cornerstone common stock
entitled to be voted at the Cornerstone special meeting. As of May 12, 2000, these persons and entities beneficially owned 5,056,240 Cornerstone Partnership units, representing 3.4% of the outstanding units of Cornerstone Partnership entitled to consent to the mergers.


     PGGM Voting Agreement. In addition to the general terms and conditions applicable to each of the voting agreements, the voting agreement between Equity Office, EOP Partnership, WCP Services, Inc. and PGGM also provides, among other things, that:

     - Equity Office will assume Cornerstone's obligations under the amended and restated registration rights and voting agreement, dated December 16, 1998, among Cornerstone, PGGM and Dutch Institutional Holding Company, Inc., as amended by the PGGM voting agreement; and

     - Jan H.W.R. van der Vlist, a current Cornerstone board member, will become a trustee of the combined entity, with his term expiring in 2003, and Equity Office is obligated to nominate Mr. van der Vlist for reelection to the board of trustees in 2003 and 2006 if PGGM and its affiliates continue to own at least 21,000,000 of the issued and outstanding Equity Office common shares, as adjusted for stock splits or similar actions, at all times up to the time the trustees are being elected in those years. If Mr. van der Vlist fails to stand for reelection in 2003 or 2006 for any reason, or in the event of his death or earlier resignation, and if PGGM continues to own at least 21,000,000 of the issued and outstanding Equity Office shares as described above, Equity Office is required take all action necessary to nominate a replacement designated by PGGM for election or reelection as a trustee for an additional three-year term, subject to Equity Office's approval if the replacement is not an officer, director or employee of PGGM.

     EQUITY OFFICE VOTING AGREEMENTS

     Each of the trustees and executive officers of Equity Office, including their affiliates, have entered into voting agreements with Cornerstone and Cornerstone Partnership agreeing to vote all Equity Office
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

common shares, and, if applicable, all EOP Partnership units, owned of record by each of them, or that they otherwise have the power to vote:

     - in favor of adoption and approval of the merger agreement, the mergers and the other transactions contemplated by the merger agreement; and

     - against approval or adoption of any action or agreement made or taken in opposition to or in competition with the REIT merger or the partnership merger, as applicable.

     As of the record date for the Equity Office special meeting, these persons and entities beneficially owned, excluding share options and EOP Partnership
units held by them,                Equity Office common shares, representing
     % of the outstanding Equity Office common shares entitled to be voted at the Equity Office special meeting.

PREFERRED STOCK OPTION AGREEMENT


     The holders of all of the outstanding shares of Cornerstone preferred stock have entered into a stock option agreement with Equity Office and Cornerstone. Under the agreement, these holders have granted to Cornerstone and Equity Office, respectively, an option to acquire all of their shares of Cornerstone preferred stock at any time before the completion of the REIT merger at a purchase price of $18.00 per share, plus accrued and unpaid dividends, in cash, subject to adjustment as provided in the agreement. If the merger agreement is amended to increase the purchase price per share in the REIT merger, either before or after Cornerstone or Equity Office exercises its option under the agreement to purchase all of their shares of Cornerstone preferred stock, the purchase price of the Cornerstone preferred stock will be adjusted to equal the purchase price contained in the amended merger agreement.


AMENDMENTS TO EQUITY OFFICE'S DECLARATION OF TRUST RELATING TO
"DOMESTICALLY-CONTROLLED" REIT STATUS


     Based on the number of Equity Office common shares and shares of Cornerstone common stock outstanding on the record date, PGGM could own up to
approximately      % of the Equity Office common shares following the merger, if
PGGM elects to convert its Cornerstone common stock into Equity Office common shares in the merger. In order to assist Equity Office in continuing to qualify as a domestically-controlled REIT following the merger and as required by the merger agreement, amendments to the declaration of trust of Equity Office will be effected as part of the merger. The text of these amendments is attached to this consent solicitation/information statement/prospectus as Annex D.


     The amendments restrict the direct or indirect acquisition and ownership of Equity Office shares, if as a result of the acquisition or ownership, non-U.S. persons would own directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares. This ownership restriction would not apply to any acquisition of Equity Office preferred shares outstanding at the time the amendments become effective, or Equity Office common shares received upon the conversion of any Equity Office preferred shares. If any transfers of Equity Office shares occur that would result in non-U.S. persons owning directly or indirectly 43% or more of the fair market value of the issued and outstanding Equity Office shares as described above, then the number of shares that would cause a non-U.S. person to violate this restriction will be automatically transferred to a charitable trust, or if transfer to a charitable trust would not be effective to prevent violation of this restriction, then the transfer of shares will be void.

     The board of trustees of Equity Office may increase the ownership limitation to a percentage not to exceed 49% of the fair market value of the issued and outstanding Equity Office shares, less the percentage of the aggregate value of all outstanding shares attributable to the value of any preferred shares that were issued and outstanding at the time the amendments become effective or the common shares into which they are convertible. The amendments also require each person who is a beneficial or constructive owner of Equity Office shares to provide any information as Equity Office may require, in good faith, in order to determine Equity Office's status as a domestically-controlled REIT. There is no guarantee, however, that the amendments will ensure that Equity Office continues to qualify as a domestically-controlled REIT.

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CORNERSTONE JOINT VENTURE PROPERTIES



     Cornerstone Partnership owns interests in the following properties and/or loans through joint ventures that EOP Partnership will acquire in connection with the partnership merger:



     - 191 Peachtree, Atlanta, Georgia ("Peachtree")



     - 500 Boylston, Boston, Massachusetts ("Boylston")



     - 222 Berkeley, Boston, Massachusetts ("Berkeley")



     - Norwest Center, Minneapolis, Minnesota ("Norwest Center")



     - Washington Mutual Tower, Seattle, Washington ("Washington Mutual")



     - 120 Montgomery, San Francisco, California ("120 Montgomery")



     - McKesson Building, San Francisco, California ("McKesson")



     - Market Square, Washington, D.C. ("Market Square")



     - Ferry Building, San Francisco, California ("Ferry Building")



     - 191 Peachtree (Loan), Atlanta, Georgia ("Peachtree Loan")



     The applicable joint venture agreements contain various provisions that are applicable in the event of certain transfers involving Cornerstone Partnership's interests in these joint ventures. Based on a review of the joint venture agreements, Equity Office does not believe it is necessary to seek consent prior to the mergers from Cornerstone Partnership's joint venture partners, except in the case of the McKesson joint venture, which consent may not be unreasonably withheld, and the Ferry Building joint venture. Equity Office is in the process of seeking these consents. Equity Office does not believe that the failure to obtain these or any other consents would have a material adverse effect on Equity Office.



     In the case of the Boylston and Berkeley joint ventures, after consummation of the mergers, Equity Office will be obligated to notify the joint venture partner, which, in each case, holds an 8.5% interest in the applicable venture, of the closing. Upon receipt of the notice, each of those joint venture partners has the right either to consent to the mergers or to require Equity Office to acquire its interest in the applicable venture based on an appraisal mechanism. Equity Office intends to provide such notice within the requisite time periods and is prepared to purchase the joint venture partner's interest if so required.



     Under the joint venture agreements for the Norwest Center and Washington Mutual joint ventures, each joint venture partner has, under certain circumstances, a right of first refusal to acquire the interest of the other joint venture partner in the event the other joint venture partner intends to sell its interest to a third party. Although Equity Office and Cornerstone do not believe that either the REIT merger or the partnership merger triggers any of these right of first refusal provisions, Equity Office and Cornerstone intend to offer Cornerstone's joint venture partner in each of these joint ventures the right to acquire Cornerstone Partnership's interest in the joint venture. The purchase price for these interests in each case would be equal to the amount that Cornerstone Partnership would receive in the event the applicable property were sold for the value attributable to such property in the mergers and the applicable joint venture thereafter liquidated. There can be no assurance that Cornerstone Partnership's joint venture partners will not take the position that the rights of first refusal provisions are triggered and contend that the applicable purchase price should be substantially lower than the amounts specified by Cornerstone and Equity Office. In this regard, the joint venture partner in Norwest Center informally has advised Equity Office and Cornerstone of its intent to acquire Cornerstone Partnership's interest in Norwest Center and has questioned the price allocation. In the event that any of Cornerstone Partnership's joint venture partners in these properties acquires Cornerstone Partnership's interest in the applicable joint venture, Equity Office would no longer have an interest in such property, and depending upon the structure of the transaction, the former partners in Cornerstone Partnership (including Equity Office as the successor to Cornerstone) could be required to recognize substantial amounts of gain for federal income tax purposes.


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

To the extent it was able to do so, Equity Office may seek to structure any such disposition in such a way as to defer the recognition of such gain, but there can be no assurance that such efforts will be successful.



     Under the joint venture agreement for the 120 Montgomery property, Cornerstone Partnership's joint venture partner has both a right to purchase Cornerstone Partnership's interest and a right to require that its joint venture interest be acquired on the same terms that Cornerstone Partnership's interest is being acquired in the mergers, which would involve the same considerations discussed in the preceding paragraph. In the event the joint venture partner declines to exercise its right to purchase Cornerstone Partnership's interest, Equity Office intends to offer to acquire the joint venture partner's interest in the 120 Montgomery venture at a price which is not less than the price that Cornerstone and Equity Office agreed was allocable to this property and upon other terms consistent with the venture agreement. There can be no assurance, however, that Cornerstone Partnership's joint venture partner in 120 Montgomery will not contend that the purchase price should be substantially higher than the amount specified by Cornerstone and Equity Office.


ACQUISITION OF WCP SERVICES

     William Wilson III and John S. Moody are the owners of common shares of Cornerstone's third-party service subsidiary, WCP Services, Inc., representing 99% of the voting power and 5% of the economic interests in WCP Services. Messrs. Wilson and Moody have entered into a stock purchase agreement relating to such common shares of WCP Services. This agreement provides for the sale of the voting capital stock of WCP Services owned by Messrs. Wilson and Moody to Equity Office Properties Management Corp., a Delaware corporation in which Equity Office owns a 95% non-voting equity interest. Each of Messrs. Wilson and Moody will receive $200,000, including the assumption of indebtedness, in exchange for his voting capital stock of WCP Services. WCP Services provides third party management services, tenant services and development services.


                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES


OVERVIEW

     The following discussion summarizes the material federal income tax consequences of:

     - the partnership merger, in which Cornerstone Partnership will merge with and into EOP Partnership and Cornerstone Partnership unitholders will receive 0.7009 of a class A unit of EOP Partnership in exchange for each Cornerstone Partnership class A common unit that is not redeemed immediately prior to the partnership merger;

     - the ownership and disposition of EOP Partnership class A units;

     - the possible redemption of Cornerstone Partnership class A units for shares of Cornerstone common stock immediately prior to the partnership merger, at the election of the Cornerstone Partnership unitholder as permitted by the merger agreement; and

     - the merger of Cornerstone into Equity Office, which is referred to as the REIT merger, and the receipt of cash, Equity Office common shares, or both, in the REIT merger by Cornerstone Partnership unitholders who elect to redeem some or all of their Cornerstone Partnership class A units for Cornerstone common stock prior to the partnership merger and to participate in the REIT merger as Cornerstone common stockholders.

     The information in this section is based on the current provisions of the Internal Revenue Code of 1986, as amended, current, temporary and proposed Treasury Regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives such a ruling, and court decisions. However, future legislation, Treasury Regulations, administrative interpretations and court decisions could significantly change current law or adversely affect current interpretations of existing law.

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


Changes in the applicable law could apply retroactively. Neither EOP Partnership nor Cornerstone Partnership has requested or plans to request any rulings from the Internal Revenue Service concerning the tax treatment of the partnership merger, the REIT merger or EOP Partnership. Thus, it is possible that the Internal Revenue Service would challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court would agree with the Internal Revenue Service.


     As used in this section, the term "EOP Partnership" refers only to EOP Operating Limited Partnership and the term "Cornerstone Partnership" refers only to Cornerstone Properties Limited Partnership. "EOP Partnership unit" refers only to a class A unit of EOP Partnership and "Cornerstone Partnership unit" refers only to a class A common unit of Cornerstone Partnership.

     Because this is a summary that is intended to address only the U.S. federal income tax consequences of the partnership merger, ownership of EOP Partnership units, and the REIT merger that would apply to all Cornerstone Partnership class A unitholders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

     - the tax consequences to you may vary depending on your particular tax situation, including the circumstances under which you originally acquired your Cornerstone Partnership units and subsequent events that may have affected your Cornerstone Partnership units;

     - you may be subject to special rules that are not discussed below if you are:

      -- a tax-exempt organization;

      -- a broker-dealer;

      -- a non-U.S. person;

      -- a trust;

      -- an estate;

      -- a regulated investment company;

      -- an insurance company; or

      -- otherwise subject to special tax treatment under the Internal Revenue
         Code;

     - this summary does not address any state, local, or non-U.S. tax consequences;

     - this summary does not address any tax consequences to non-U.S. corporations, non-U.S. partnerships, non-U.S. trusts, non-U.S. estates, or individuals who are not taxed as citizens or residents of the United States, all of which may be referred to collectively as "non-U.S. persons"; and

     - this discussion is not intended to be, and should not be construed as, tax advice.

     You are urged to review the following discussion and to consult with your own tax advisor to determine, among other things, the effect of the partnership merger and the subsequent ownership and disposition of EOP Partnership units on your individual tax situation, including any state, local or non-U.S. tax consequences that may apply to you. In addition, if you are considering an election to redeem all or any portion of your Cornerstone Partnership units for Cornerstone common stock prior to the partnership merger so that you may participate in the REIT merger as a Cornerstone common stockholder, you are urged to consult with your own tax advisor regarding the effect on your personal tax situation of the redemption of your Cornerstone Partnership units for Cornerstone common stock and the subsequent receipt of Equity Office common shares, cash, or both, in the REIT merger.

     As noted above, this discussion does not address any tax consequences to Cornerstone Partnership unitholders that are non-U.S. persons. Cornerstone Partnership believes that none of its unitholders is a non-U.S. person for U.S. federal income tax purposes. However, special tax considerations may apply to a Cornerstone Partnership unitholder that itself is a U.S. partnership or limited liability company but which

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has non-U.S. persons as partners or members with respect to the partnership merger, the redemption of Cornerstone Partnership units for Cornerstone common stock before the partnership merger, and the subsequent disposition of Cornerstone common stock in exchange for cash, Equity Office common shares, or both, in the REIT merger. For example, the partnership merger, a redemption of Cornerstone Partnership units, and the REIT merger could give rise to "effectively connected income" with respect to which a Cornerstone Partnership unitholder that is a partnership with non-U.S. partners would be subject to withholding requirements under section 1446 of the Internal Revenue Code. However, a Cornerstone Partnership unitholder that is a partnership will not be required to withhold as a result of the partnership merger if, due to a nonrecognition provision of the Internal Revenue Code, the exchange of its Cornerstone Partnership units for EOP Partnership units does not give rise to any taxable "effectively connected" gain that is allocable under its partnership agreement to its non-U.S. partners. In order to avoid withholding and ensure that the nonrecognition provisions of the Internal Revenue Code apply to the partnership merger, the partnership and its non-U.S. partners will be required to comply with Internal Revenue Service reporting requirements. Accordingly, any Cornerstone Partnership unitholder that is a partnership or limited liability company and whose partners or members include non-U.S. persons should consult with its own tax advisor regarding any special U.S. tax consequences to it and its partners or members that may result from these transactions.

SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PARTNERSHIP
MERGER

     The partnership merger will be treated for federal income tax purposes as:

     - a contribution by Cornerstone Partnership of all of its assets, subject to all of its existing liabilities, to EOP Partnership in exchange for EOP Partnership units; and

     - the subsequent distribution of those EOP Partnership units to the Cornerstone Partnership unitholders in liquidation of Cornerstone Partnership.

     A Cornerstone Partnership unitholder who receives only EOP Partnership units in exchange for all of its Cornerstone Partnership units in the partnership merger generally will not recognize taxable gain or loss at the time of the partnership merger unless the Cornerstone Partnership unitholder receives or is considered to receive, in connection with the partnership merger, either a cash distribution or a deemed cash distribution resulting from relief from liabilities that exceeds the aggregate adjusted basis that the Cornerstone Partnership unitholder has in its EOP Partnership units received in the partnership merger, or is otherwise required to recognize ordinary income under the "at-risk recapture" rules.

     The determination of whether a Cornerstone Partnership unitholder has received a deemed cash distribution resulting from relief from liabilities depends on the unitholder's unique circumstances, including:

     - the unitholder's adjusted tax basis in its Cornerstone Partnership units at the time of the partnership merger;

     - the assets originally contributed to Cornerstone Partnership by the unitholder or by an entity from which the unitholder received its Cornerstone Partnership units;

     - the indebtedness, at the time of the partnership merger, of Cornerstone Partnership secured by the assets originally contributed by the unitholder or by an entity from which the unitholder received its Cornerstone Partnership units;

     - Cornerstone Partnership's tax basis at the time of the partnership merger in the assets originally contributed by the unitholder or by an entity from which the unitholder received its Cornerstone Partnership units;

     - the share of the "unrealized gain" with respect to Cornerstone Partnership's assets attributable to the unitholder at the time of the partnership merger;

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


     - the amount of any recourse liabilities of Cornerstone Partnership included in the unitholder's basis by reason of indemnification or "deficit restoration obligations" that will be eliminated in the partnership merger; and


     - whether a unitholder that has a share of recourse liabilities of Cornerstone Partnership by reason of an indemnification or deficit restoration obligation elects to enter into a deficit restoration obligation with respect to EOP Partnership at the time of the partnership merger and whether that deficit restoration obligation is respected for federal income tax purposes.

     Even if a Cornerstone Partnership unitholder does not recognize taxable gain at the time of the partnership merger, the occurrence of subsequent events could cause the unitholder to recognize all or part of the gain that was deferred either through the original contribution of assets to Cornerstone Partnership or through the partnership merger. Equity Office, which is the general partner of EOP Partnership, generally is not required to take into account the tax consequences to, or obtain the consent of, the limited partners of EOP Partnership in deciding whether to cause EOP Partnership to undertake specific transactions that could have adverse tax consequences to the EOP Partnership unitholders. However, under the merger agreement, Equity Office and EOP Partnership have agreed not to undertake specific transactions involving several specific properties that will be acquired from Cornerstone Partnership in the partnership merger unless EOP Partnership either:

     - obtains the prior written consent of specified former Cornerstone Partnership unitholders; or

     - compensates those specified former Cornerstone Partnership unitholders for the acceleration of any tax liability incurred by them due to the transaction, with any compensation to be paid to a former Cornerstone Partnership unitholder under these circumstances to be determined under the existing agreement between Cornerstone Partnership and the unitholder.

See "The Merger Agreement -- Tax Related Undertakings of EOP Partnership -- Debt Maintenance and Lock-up Agreements." Except for these specific commitments, EOP Partnership and Equity Office have not made any commitment to Cornerstone, Cornerstone Partnership or any of the Cornerstone Partnership unitholders not to undertake transactions that will cause the former Cornerstone Partnership unitholders to recognize all or part of the taxable gain that was deferred either through the original contribution of assets to Cornerstone Partnership or through the partnership merger.

TAX STATUS OF EOP PARTNERSHIP

     An entity that is classified as a partnership for federal income tax purposes generally is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account its allocable share of income, gains, losses, deductions and credits of the partnership in computing its federal income tax liability, even if no cash distributions are made by the partnership to the partner. Distributions of money by a partnership to a partner generally are not taxable unless the amount of the distribution exceeds the partner's adjusted basis in its partnership interest.

     The obligations of Cornerstone and Cornerstone Partnership to consummate the partnership merger are conditioned upon their receipt of an opinion of Hogan & Hartson L.L.P., counsel to Equity Office and EOP Partnership, to the effect that EOP Partnership has been during and since 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation. This opinion will rely on customary factual assumptions and customary representations made by Equity Office and EOP Partnership. If any of the factual assumptions or representations relied upon by counsel is inaccurate, the opinion may not accurately describe the treatment of EOP Partnership as a partnership for federal income tax purposes.

     Under the Treasury Regulations under section 7701 of the Internal Revenue Code, an entity that is organized under state law as a partnership that is not a "publicly traded partnership" will be treated as a partnership for tax purposes unless it elects to be treated as a corporation. EOP Partnership has not elected, and will not elect, to be treated as a corporation.

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

     An entity that is classified as a partnership under these regulations nevertheless will be taxable as a corporation if it is a "publicly traded partnership" within the meaning of section 7704 of the Internal Revenue Code that fails to satisfy a "90% qualifying income" test under section 7704 of the Internal Revenue Code. A partnership is a publicly traded partnership under section 7704 of the Internal Revenue Code if:

     - interests in the partnership are traded on an established securities market; or

     - interests in the partnership are readily tradable on a "secondary market," or the "substantial equivalent" of a secondary market.

     Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which look to the specific facts and circumstances relating to the partnership and to transfers of interests in the partnership.

     EOP Partnership currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a significant risk, however, that the right of EOP Partnership unitholders to redeem the EOP Partnership units for EOP common shares could cause EOP Partnership units to be considered readily tradable on the substantial equivalent of a secondary market. Moreover, if EOP Partnership units were considered to be tradable on the substantial equivalent of a secondary market either now or in the future, EOP Partnership cannot guarantee that it would qualify for any of the safe harbors mentioned above or that, if it currently qualifies for a safe harbor, EOP Partnership will continue to qualify for the safe harbors in the future. For example, EOP Partnership cannot satisfy the "private placement" safe harbor because it has more than 100 partners and has issued units in registered offerings, such as the units to be issued in connection with the partnership merger.

     If EOP Partnership is a publicly traded partnership, it will not be taxed as a corporation if at least 90% of its gross income consists of "qualifying income" under section 7704 of the Internal Revenue Code. Qualifying income generally includes real property rents and certain other types of passive income. EOP Partnership believes that it has and will continue to have sufficient qualifying income so that it will be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to Equity Office in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. In addition, failure of EOP Partnership to qualify as a partnership for tax purposes would cause Equity Office to fail to qualify as a REIT. Therefore, it is likely that Equity Office will manage EOP Partnership in such a way that Equity Office will meet the gross income tests applicable to REITs and EOP Partnership will have qualifying income sufficient for it to avoid being taxed as a corporation.

     If EOP Partnership were a publicly traded partnership, but were not taxed as a corporation for federal income tax purposes because it satisfies the 90% qualifying income requirement, EOP Partnership unitholders would be subject to special passive loss rules applicable to publicly traded partnerships. In particular, if EOP Partnership were a publicly traded partnership, an EOP Partnership unitholder would be unable to use passive losses from other passive activities to offset the unitholder's share of EOP Partnership income and gains. Similarly, any EOP Partnership losses allocable to an EOP Partnership unitholder could be used only to offset the unitholder's allocable share of EOP Partnership income and gains and not against income and gains from other passive activities.

     This entire discussion assumes that EOP Partnership will be treated as a partnership for federal income tax purposes, in accordance with the opinion of Hogan & Hartson L.L.P. referred to above. If EOP Partnership were instead taxable as a corporation, most, if not all, of the tax consequences described below would not apply and distributions to EOP Partnership unitholders could be materially reduced. In addition, if EOP Partnership were taxable as a corporation, Equity Office would fail to qualify as a real estate investment trust under the Internal Revenue Code and would be taxable as a regular corporation. This would likely have the effect of reducing the value of Equity Office common shares, which would

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adversely affect the value of EOP Partnership units because the EOP Partnership units are convertible into Equity Office common shares or their cash equivalent, at the election of Equity Office.

TAX STATUS OF CORNERSTONE PARTNERSHIP

     The obligations of Equity Office and EOP Partnership to consummate the partnership merger are conditioned upon their receipt of an opinion of King & Spalding, counsel to Cornerstone and Cornerstone Partnership, to the effect that Cornerstone Partnership has been during and since December 23, 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation. This opinion will rely on customary factual assumptions and customary representations made by Cornerstone and Cornerstone Partnership. If any of the factual assumptions or representations relied upon by counsel is inaccurate, the opinion may not accurately describe the treatment of Cornerstone Partnership as a partnership for federal income tax purposes.

     Under the applicable Treasury Regulations, Cornerstone Partnership will be classified as a partnership so long as it does not elect to be classified as a corporation and is not a publicly traded partnership. Cornerstone Partnership has not elected to be classified as a corporation and currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. Moreover, Cornerstone Partnership believes that even if it were a publicly traded partnership, it would not be taxed as a corporation because at least 90% of its gross income consists of "qualifying income" under section 7704 of the Internal Revenue Code. See "-- Tax Status of EOP Partnership" above for a more detailed discussion of the tax consequences of partnership classification, the publicly traded partnership rules and the qualifying income exception.

     The discussions under the headings "-- Tax Consequences of the Partnership Merger to Cornerstone Partnership Unitholders that Receive EOP Partnership Units" and "-- Tax Consequences of the Redemption of Cornerstone Partnership Units for Cornerstone Common Stock" assume that Cornerstone Partnership will be treated as a partnership for federal income tax purposes, in accordance with the opinion of King & Spalding referred to above. If Cornerstone Partnership were instead taxable as a corporation, most, if not all, of the tax consequences described in the relevant discussions below would not apply.

TAX CONSEQUENCES OF THE PARTNERSHIP MERGER TO CORNERSTONE PARTNERSHIP UNITHOLDERS THAT RECEIVE EOP PARTNERSHIP UNITS

     As described above, the partnership merger will be treated for federal income tax purposes as if Cornerstone Partnership contributed all of its assets to EOP Partnership, subject to the existing liabilities of Cornerstone Partnership, in exchange for EOP Partnership units, followed by a liquidation of Cornerstone Partnership and a distribution of the EOP Partnership units to the Cornerstone Partnership unitholders.

     Under section 721 of the Internal Revenue Code, a partnership and its partners will not recognize gain or loss due to the contribution of property to the partnership in exchange for an interest in the partnership. In addition, under section 731 of the Internal Revenue Code, a partner will not have taxable gain on a distribution from a partnership of property other than "money." For these purposes, "money" would include a distribution of "marketable securities" in some circumstances. Section 721 ordinarily applies even when the transferred property is subject to liabilities, so long as the assumption of liabilities does not result in a deemed cash distribution to the partner in excess of the partner's basis in the assets contributed to the partnership. Generally, under these rules, neither Cornerstone nor a Cornerstone Partnership unitholder will recognize gain if it only receives EOP Partnership units in the partnership merger. However, even if a Cornerstone Partnership unitholder receives only EOP Partnership units in the partnership merger, the unitholder could recognize gain if one or more of the following situations applies:

     - The unitholder receives a deemed cash distribution from EOP Partnership as a result of a decrease in the unitholder's share of Cornerstone Partnership liabilities that is not offset by an increase in the unitholder's share of EOP Partnership liabilities attributable to the EOP Partnership units acquired in the partnership merger. Under these circumstances, the unitholder will recognize gain if the
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

deemed cash distribution exceeds the unitholder's adjusted basis in its EOP Partnership units received in the partnership merger. Similarly, gain could also be recognized by a Cornerstone Partnership unitholder if the unitholder's share of EOP Partnership liabilities is decreased after the partnership merger, whether the decrease is due to the repayment by EOP Partnership of all or part of its liabilities or some other event.

     - The contribution of assets by Cornerstone Partnership to EOP Partnership is treated in whole or in part as a "disguised sale" of the Cornerstone Partnership assets under section 707 of the Internal Revenue Code.

     - The unitholder is considered to receive a taxable distribution of "marketable securities" under section 731(c) of the Internal Revenue Code to which an exception does not apply.

     - The unitholder is required to recognize income under the recapture rules of section 465(e) of the Internal Revenue Code.

     These potential gain recognition situations are discussed more fully below.


     Under specific agreements with certain Cornerstone Partnership unitholders (described above in "The Merger Agreement -- Tax Undertakings of EOP
Partnership -- Debt Maintenance and Lock-up Agreements"), Cornerstone Partnership has agreed not to undertake certain transactions that would cause adverse tax consequences to those Cornerstone Partnership unitholders without complying with specified consent requirements or indemnifying those partners for such adverse tax consequences. If, and to the extent that, the partnership merger and the related transactions cause those Cornerstone Partnership unitholders adverse tax consequences in violation of those agreements, Cornerstone Partnership may be required to indemnify those unitholders in accordance with the terms of those agreements and EOP Partnership would inherit any such indemnification liability as the surviving partnership in the partnership merger.


     In addition, as mentioned above, subsequent events or transactions could cause a Cornerstone Partnership unitholder to recognize all or part of its deferred gain that is not recognized in the partnership merger. See "-- Effect of Subsequent Events" below.

     Reduction in Share of Partnership Liabilities/Deemed Cash Distribution. If a Cornerstone Partnership unitholder's share of Cornerstone Partnership liabilities is reduced as a result of the partnership merger, the unitholder will be considered to receive a deemed cash distribution in connection with the partnership merger and, accordingly, the Cornerstone Partnership unitholder could recognize taxable gain at the time of the partnership merger. The Cornerstone Partnership unitholder, however, will recognize gain only to the extent that the deemed cash distribution exceeds the Cornerstone Partnership unitholder's adjusted tax basis in the EOP Partnership units the unitholder receives in the partnership merger.

     In order to determine whether a Cornerstone Partnership unitholder's share of liabilities is reduced as a result of the partnership merger, the Cornerstone Partnership unitholder's share of liabilities in Cornerstone Partnership immediately before the partnership merger will be compared to the unitholder's share of liabilities as an EOP Partnership unitholder immediately after the partnership merger. Any reduction in a unitholder's share of liabilities will be considered to result in a deemed cash distribution from EOP Partner ship, which will be taxable to the extent that it exceeds the Cornerstone Partnership unitholder's adjusted tax basis in the EOP Partnership units the unitholder receives in the partnership merger.

     Under section 752 of the Internal Revenue Code and the relevant Treasury Regulations, the determination of a partner's share of partnership liabilities depends on whether the liabilities are "recourse" or "non-recourse." A partnership liability is a recourse liability to the extent that any partner, or a person related to any partner, bears the economic risk of loss for that liability. A partnership liability is nonrecourse to the extent that no partner, and no person related to any partner, bears the economic risk of loss for that liability.

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


     Recourse Liabilities. A former Cornerstone Partnership unitholder will not have any share of the recourse liabilities of EOP Partnership unless, and only to the extent that, the unitholder enters into a "deficit restoration obligation" with respect to any deficit in its capital account as an EOP Partnership unitholder and that deficit restoration obligation is effective for federal income tax purposes to cause the former Cornerstone Partnership unitholder to be considered to bear the risk of loss with respect to EOP Partnership recourse liabilities. Before the completion of the partnership merger, a Cornerstone Partnership unitholder will be permitted to enter into a deficit restoration obligation with respect to the EOP Partnership units that it will receive in the partnership merger in an amount equal to, or, at the individual unitholder's election, less than, the maximum amount that the Cornerstone Partnership unitholder was obligated to restore with respect to its Cornerstone Partnership units immediately prior to the partnership merger. After the partnership merger, a former Cornerstone Partnership unitholder generally will not be permitted to enter into a deficit restoration obligation or increase the amount of any deficit restoration obligation with respect to its EOP Partnership units, except under the following circumstances:


          (1) the former Cornerstone Partnership unitholder will have the right to increase the amount of its deficit restoration obligation if the unitholder had this right under a separate agreement with Cornerstone Partnership, and EOP Partnership assumed the obligations of Cornerstone Partnership under that agreement as part of the partnership merger;

          (2) the former Cornerstone Partnership unitholders as a group will have the right to increase their deficit restoration obligations by an aggregate amount of $50 million, which amount will be reduced by any increase in, or new, deficit restoration obligations undertaken between February 11, 2000 and the completion of the partnership merger, but which will not take into account the amount of any deficit restoration obligations entered into by former Cornerstone Partnership unitholders described in
              (1) above; and

          (3) EOP Partnership may grant, in its sole discretion, a former Cornerstone Partnership unitholder's request to increase the amount of an existing deficit restoration obligation if the former Cornerstone Partnership unitholder demonstrates, to the satisfaction of EOP Partnership, that without an increase in the amount of its deficit restoration obligation, the former Cornerstone Partnership unitholder would not be allocated enough EOP Partnership liabilities under sections 752 and 465 of the Internal Revenue Code to avoid the recognition of gain, other than gain required to be recognized as a result of actual cash distributions from EOP Partnership.

     The deficit restoration obligation is an undertaking to restore to EOP Partnership the amount of any negative capital account balance upon liquidation or redemption of the unitholder's interest in EOP Partnership, up to the maximum amount specified in the unitholder's deficit restoration obligation. The partnership agreement of EOP Partnership allocates net losses in excess of EOP Partnership's aggregate capital first to Equity Office, in an amount equal to the excess of the aggregate recourse debt of EOP Partnership over the aggregate deficit restoration obligations of all EOP Partnership unitholders, and then to those unitholders who have deficit restoration obligations in proportion to and to the extent of such restoration amounts. These special allocations of loss will be made applicable to Cornerstone Partnership unitholders who enter into deficit restoration obligations with respect to the EOP Partnership units received in the partnership merger. For a more detailed discussion of allocations of income and loss under the partnership agreement of EOP Partnership, see "-- Tax Consequences of Ownership of EOP Partnership Units After the Partnership Merger -- Allocations of EOP Partnership Income, Gain, Loss and Deductions" below.

     EOP Partnership does not offer any assurance that the deficit restoration obligations will be effective to defer taxable gain that a former Cornerstone Partnership unitholder otherwise would recognize either at the time of the partnership merger or thereafter. Among other things, a deficit restoration obligation would be effective to defer the recognition of gain only if and to the extent that EOP Partnership has recourse liabilities outstanding equal to the aggregate amount of the deficit restoration obligation of the particular unitholder and all similar obligations undertaken by other unitholders of EOP Partnership. However, EOP Partnership will not be required to maintain any specific level of partnership recourse debt or incur any

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

additional recourse liabilities in order to permit Cornerstone Partnership unitholders to be allocated recourse liabilities of EOP Partnership equal to the amount of their deficit restoration obligations, except as may be required in order to meet obligations to former Cornerstone Partnership unitholders pursuant to the protection agreements described in schedules to the merger agreement and being assumed by EOP Partnership.

     EOP Partnership will take the position for federal income tax reporting purposes that each former Cornerstone Partnership unitholder that enters into a deficit restoration obligation, either at the time of the partnership merger or at a later time, will be allocated a share of EOP Partnership recourse liabilities equal to the lesser of the amount of the unitholder's deficit restoration obligation or the percentage of all EOP Partnership recourse liabilities that the amount of the former Cornerstone Partnership unitholder's deficit restoration obligation bears to the aggregate amount of the deficit restoration obligations and similar undertakings of all EOP Partnership unitholders and other partners. The Internal Revenue Service is not bound by such position, however, and could assert that recourse liabilities should be allocated in a different manner. EOP Partnership cannot guaranty that the Internal Revenue Service would not successfully challenge EOP Partnership's position.

     Each Cornerstone Partnership unitholder who has entered into a deficit restoration obligation with respect to its Cornerstone Partnership units is urged to consult with its own tax advisor regarding the desirability of entering into a deficit restoration obligation with respect to the EOP Partnership units that it will receive in the partnership merger.


     Nonrecourse Liabilities. A partner's share of partnership nonrecourse liabilities equals the sum of:


     - the partner's share of "partnership minimum gain" under section 704(b) of the Internal Revenue Code and the relevant Treasury Regulations;

     - the partner's "section 704(c) minimum gain," which is the amount of any taxable gain that would be allocated to the partner under section 704(c) of the Internal Revenue Code or in the same manner as section 704(c) of the Internal Revenue Code in connection with a revaluation of partnership property if the partnership disposed of all partnership property subject to one or more nonrecourse liabilities of the partnership in full satisfaction of those liabilities and for no other consideration in a taxable transaction; and

     - the partner's share of "excess nonrecourse liabilities" that are not allocable to the partners under one of the two preceding rules.

     Immediately after the partnership merger, EOP Partnership will not have any partnership minimum gain, and, thus, no EOP Partnership unitholder will be allocated any share of nonrecourse debt that is attributable to partnership minimum gain.

     The amount of any liabilities attributable to section 704(c) minimum gain allocable to a Cornerstone Partnership unitholder who becomes an EOP Partnership unitholder will depend on several factors, including:

     - the Cornerstone Partnership unitholder's share of the section 704(c) gain of Cornerstone Partnership immediately prior to the partnership merger, which depends, among other things, upon the assets that the unitholder originally contributed or was deemed to contribute to Cornerstone Partnership in exchange for its Cornerstone Partnership units, the tax basis of those assets at the time of the contribution to Cornerstone Partnership relative to their fair market value at the time, and the amount of nonrecourse liabilities of Cornerstone Partnership secured by those assets at the time of the partnership merger;

     - the Cornerstone Partnership unitholder's share of any additional 704(c) minimum gain attributable to the assets of Cornerstone Partnership created by reason of the partnership merger, if, for example, the nonrecourse liabilities secured by particular Cornerstone Partnership assets at the time of the partnership merger exceed the tax basis of those assets by more than the existing section 704(c) minimum gain attributable to those assets immediately prior to the partnership merger; and

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

     - the extent to which EOP Partnership causes nonrecourse liabilities as to which there exists section 704(c) minimum gain immediately prior to the partnership merger to be repaid or refinanced in connection with the partnership merger in a manner that reduces or eliminates that section 704(c) minimum gain.

     EOP Partnership will allocate any excess nonrecourse liabilities by taking into account various facts and circumstances relating to its unitholders' interests in the taxable profits of EOP Partnership, including the unitholder's allocable share of taxable gain specially allocated under section 704(c) of the Internal Revenue Code, rather than solely based upon the percentage ownership interests in EOP Partnership. With respect to former Cornerstone Partnership unitholders, EOP Partnership will not allocate to them less nonrecourse liabilities than would be allocated to them if EOP Partnership used the allocation method previously used by Cornerstone Partnership. This method of allocation of excess nonrecourse liabilities may result in an allocation of a greater share of the excess nonrecourse liabilities of EOP Partnership to the Cornerstone Partnership unitholders who become EOP Partnership unitholders in the partnership merger and who have "negative capital accounts" than would result if EOP Partnership merely were to allocate excess nonrecourse liabilities in accordance with the unitholders' percentage ownership interest in EOP Partnership. EOP Partnership cannot guarantee, however, that the Internal Revenue Service will respect these methods of allocation of excess nonrecourse liabilities following the partnership merger. These methods also could result in changes from year to year in an EOP Partnership unitholder's share of excess nonrecourse liabilities of EOP Partnership.

     A former Cornerstone Partnership unitholder who is deemed to receive a cash distribution from EOP Partnership as a result of a reduction of its share of liabilities in connection with the partnership merger will recognize taxable gain equal to the amount by which the deemed cash distribution exceeds the unitholder's "initial basis" in its EOP Partnership units received in the partnership merger. A Cornerstone Partnership unitholder's initial basis in the EOP Partnership units received in the merger will equal the unitholder's aggregate basis in its Cornerstone Partnership units at the time of the partnership merger, before taking into account any deemed cash distribution from EOP Partnership occurring as a result of the partnership merger.

     EOP Partnership cannot guarantee that the nonrecourse liabilities of EOP Partnership will be allocated in an amount such that no Cornerstone Partnership unitholder will be deemed to receive a cash distribution in the partnership merger in excess of the unitholder's basis in its EOP Partnership units received in the partnership merger. Hence, it is essential that each Cornerstone Partnership unitholder consult with its own tax advisor and take into account its own particular circumstances in order to assess the potential impact of a reduction of the unitholder's partnership liabilities and the resulting deemed receipt of a cash distribution as a result of the partnership merger.

     Disguised Sale. A Cornerstone Partnership unitholder may have taxable gain if the partnership merger is considered to result in a "disguised sale" to EOP Partnership of some or all of either the assets of Cornerstone Partnership or the Cornerstone Partnership unitholder's units. Section 707 of the Internal Revenue Code and the applicable Treasury Regulations, which are referred to as the disguised sale regulations, generally provide that a disguised sale of property has occurred if:

     - a partner contributes property to a partnership; and

     - the partnership transfers money or other consideration to the partner.

     Under the disguised sale regulations, a contribution to a partnership and any transfer to a partner that occur within two years of each other are presumed to be a disguised sale unless:

     - the facts and circumstances clearly establish that the contribution and transfer do not constitute a disguised sale; or

     - an exception to disguised sale treatment applies.

     There previously was no authority applying the disguised sale regulations to a transaction, such as the partnership merger, in which a partnership is deemed to transfer property to another partnership in exchange for partnership interests and the transferor partnership is deemed to liquidate. For example, it was not clear whether the Internal Revenue Service would treat any transfer of money or other consideration from EOP Partnership to a former Cornerstone Partnership unitholder that is considered part of a disguised sale as being made to Cornerstone Partnership and then distributed by Cornerstone Partnership to the Cornerstone Partnership unitholder, as opposed to being made directly to the Cornerstone Partnership unitholder. If the transfer was considered to be to Cornerstone Partnership, the gain recognized on the disguised sale would be determined by reference to the excess of the value of the Cornerstone Partnership assets over the Cornerstone Partnership's basis in those assets. In addition, the allocation to the Cornerstone Partnership unitholders of taxable gain of Cornerstone Partnership could be determined under the allocation provisions of the partnership agreement of Cornerstone Partnership, with the result that each Cornerstone Partnership unitholder could be allocated a share of the resulting gain, even if the money or other consideration giving rise to disguised sale treatment is only received by other unitholders.


     The Treasury Department, however, has recently proposed regulations that would permit the parties to a partnership merger to treat any transfers of cash or other property made by the acquiring partnership to some but not all partners in the acquired partnership as a direct transaction between the acquiring partnership and those individual partners, rather than between the acquiring partnership and the acquired partnership. Under this approach, only the Cornerstone Partnership unitholders receiving cash or property other than EOP Partnership units in the partnership merger would be adversely affected by the disguised sale regulations. There can be no assurance that these proposed Treasury Regulations will be adopted in their current form or at all, and even if adopted, they would be effective only for partnership mergers occurring after the date of adoption. Nevertheless, absent clear authority to the contrary, EOP Partnership plans to take the position that any receipt or deemed receipt of cash or other property by a particular Cornerstone Partnership unitholder in, or in connection with, the partnership merger does not adversely affect other Cornerstone Partnership unitholders who receive only EOP Partnership units in the partnership merger.


     EOP Partnership will not make a direct transfer of money or of consideration other than EOP Partnership units either to Cornerstone Partnership or to any Cornerstone Partnership unitholder in the partnership merger. However, the disguised sale rules can apply in other circumstances as well.

     For purposes of the disguised sale rules, either an assumption of liabilities by the partnership or a transfer of properties subject to liabilities is treated as a transfer of money or other property from the partnership to the partner which may give rise to a disguised sale, even if that transaction would not otherwise result in a taxable deemed cash distribution in excess of the partner's basis. However, in connection with a contribution to a partnership that is not otherwise treated as part of a disguised sale, neither the assumption of "qualified liabilities" by the partnership nor the acquisition by the partnership of properties subject to "qualified liabilities" is treated as part of a disguised sale. Under the disguised sale regulations, a qualified liability includes:

     - any liability incurred more than two years prior to the earlier of the transfer of the property or the date the partner agrees in writing to the transfer, as long as the liability has encumbered the transferred property throughout the two-year period;

     - a liability that was not incurred in anticipation of the transfer of the property to a partnership, but that was incurred by the partner within the two-year period prior to the earlier of the date the partner agrees in writing to transfer the property or the date the partner transfers the property to a partnership and that has encumbered the transferred property since it was incurred;

     - a liability that is traceable under applicable Treasury Regulations to capital expenditures with respect to the property; and

     - a liability that was incurred in the ordinary course of the trade or business in which property transferred to the partnership was used or held, but only if all the assets related to that trade or business are transferred, other than assets that are not material to a continuation of the trade or business.

     A liability incurred within two years of the transfer is presumed to be incurred in anticipation of the transfer unless the facts and circumstances clearly establish that the liability was not incurred in anticipation of the transfer. However, to the extent that a contributing partner incurs a refinancing liability and the proceeds thereof are allocable under the Treasury Regulations to payments discharging all or part of any other liability of that partner or of the partnership, the refinancing debt is considered the same as the other liability for purposes of the disguised sale regulations. Finally, if a partner treats a liability incurred within two years of the transfer as a qualified liability because the facts clearly establish that it was not incurred in anticipation of the transfer, such treatment must be disclosed to the Internal Revenue Service in the manner set forth in the disguised sale regulations.

     Cornerstone and Cornerstone Partnership believe that all liabilities of Cornerstone Partnership that will be assumed in the partnership merger by EOP Partnership, or to which the assets of Cornerstone Partnership are subject, are qualified liabilities and thus will not result in recognition of gain to the Cornerstone Partnership unitholders under the disguised sale rules. There can be no assurance, however, that the Internal Revenue Service will not contend otherwise.

     Cash distributions from a partnership to a partner also may be treated as a transfer of property for purposes of the disguised sale rules. However, a cash distribution will not be treated as part of a disguised sale if it is attributable to a "reasonable preferred return" or is a distribution of "operating cash flow." EOP Partnership anticipates that any ongoing cash distributions that it make to its unitholders, including the former Cornerstone Partnership unitholders, will qualify as distributions of operating cash flow and, thus, will not be considered part of a disguised sale. EOP Partnership cannot guarantee, however, that circumstances will not change and that EOP Partnership will not make one or more extraordinary cash distributions that could be viewed as part of a disguised sale to the extent received by former Cornerstone Partnership unitholders.

     EOP Partnership unitholders have "unit redemption rights," which entitle the unitholders to require EOP Partnership to pay the unitholder the fair market value of the EOP partnership unit in cash, unless Equity Office elects to acquire the unit for cash or an Equity Office common share. The existence of the unit redemption rights with respect to the EOP Partnership units issued in the partnership merger should not be considered to be additional consideration for purposes of the disguised sale rules. However, if a Cornerstone Partnership unitholder that acquires EOP Partnership units in the partnership merger were to exercise the unit redemption right at the time of or shortly after the partnership merger, there may be a risk that the payment of cash by EOP Partnership would result in disguised sale treatment of the partnership merger for that unitholder. EOP Partnership intends to take the position that an exercise of a unit redemption right by a former Cornerstone Partnership unitholder following the partnership merger does not result in disguised sale treatment for the partnership merger. EOP Partnership cannot guarantee, however, that the Internal Revenue Service would not successfully challenge this position. Furthermore, if the Internal Revenue Service did challenge this position, EOP Partnership cannot guarantee that the adverse tax effects would be limited to the unitholder that exercised its unit redemption right, although, as noted previously, recently proposed Treasury Regulations, if adopted, should limit disguised sale treatment only to the former Cornerstone Partnership unitholder that exercised its unit redemption right.

     If a disguised sale to EOP Partnership of all or a portion of the assets of Cornerstone Partnership or a Cornerstone Partnership unitholder's units to EOP Partnership is deemed to occur, a unitholder could be required to recognize some or all of the deferred gain represented by the excess of the fair market value of its Cornerstone Partnership units over the unitholder's basis in those units. The disguised sale would be treated as a sale for all purposes of the Internal Revenue Code and would be considered to take place on the date that, under general principles of federal tax law, EOP Partnership becomes the owner of the property. If the transfer of money or other consideration from EOP Partnership occurs after the partnership merger, EOP Partnership would be treated as having acquired the property at the time of the partnership merger and having issued an obligation to transfer to Cornerstone Partnership or the unitholders, as applicable, money or other consideration at a later date.

     Moreover, if a transfer of property to a partnership is treated as part of a disguised sale without regard to the partnership's assumption of or taking subject to a qualified liability, then the partnership's assumption of or taking subject to that liability is treated as a transfer of additional consideration to the transferring partner. The amount of a qualified liability that will be treated as additional consideration is generally an amount determined by multiplying the amount of the qualified liability by the partner's "net equity percentage." The net equity percentage is generally the amount of consideration received by the partner, other than relief from qualified liabilities, divided by the partner's net equity in the property sold, as calculated under the disguised sale regulations.

     Distribution of Marketable Securities. The partnership merger will be treated as a contribution of assets by Cornerstone Partnership to EOP Partnership in exchange for EOP Partnership units, followed by a distribution of those EOP Partnership units to the Cornerstone Partnership unitholders in liquidation of Cornerstone Partnership. Under section 731 of the Internal Revenue Code, a Cornerstone Partnership unitholder could recognize gain or loss on the distribution by Cornerstone Partnership of EOP Partnership units if the EOP Partnership units are considered "marketable securities" unless specified conditions are met. Marketable securities, for these purposes, include actively traded securities, such as publicly traded REIT shares, or equity interests in another entity that are readily convertible into or exchangeable for money or marketable securities. EOP Partnership unitholders have the right to redeem their units for Equity Office common shares, which are marketable securities, or cash based upon the value of Equity Office common shares, at the election of Equity Office. Accordingly, EOP Partnership units could be considered to be readily exchangeable for money or marketable securities.

     However, Treasury Regulations under section 731(c) provide that a distribution of marketable securities will not be taxable under that section if specified conditions are met. As applied to the partnership merger, those conditions would be met if:

     - the EOP Partnership units are acquired by Cornerstone Partnership in the partnership merger and the partnership merger qualifies as a nonrecognition transaction for EOP Partnership and Cornerstone Partnership;

     - the value at the time of the partnership merger of any securities and money of Cornerstone Partnership that are contributed to EOP Partnership in the partnership merger is less than 20% of the value of all the assets contributed by Cornerstone Partnership to EOP Partnership in the partnership merger; and

     - Cornerstone Partnership distributes the EOP Partnership units to its unitholders within five years after the partnership merger.

     EOP Partnership and Cornerstone Partnership believe that the distribution of EOP Partnership units in the partnership merger would not be treated as a taxable distribution of marketable securities under section 731(c) because these conditions described in the Treasury Regulations would be satisfied.

     Section 465(e) Recapture. Under section 465 of the Internal Revenue Code, a taxpayer's ability to use losses to offset taxable income is limited by rules that are referred to as the "at-risk" rules. See "-- Tax Consequences of Ownership of EOP Partnership Units After the Partnership Merger -- Limitations on Deductibility of Losses; Treatment of Passive Activities and Portfolio Income" below. In addition, the at-risk rules may require a taxpayer to "recapture" losses that were previously used by the taxpayer with respect to an "activity" if the taxpayer's "at-risk amount" for the activity falls below zero at the close of the taxable year. Losses are recaptured by including the amount of the losses previously used by the taxpayer in the taxpayer's taxable income for the year of the recapture.

     The identification and scope of an activity and the calculation of the at-risk amount under the at-risk rules are highly complex and can involve uncertainties. Generally, a taxpayer's at-risk amount for an activity is the amount of the taxpayer's investment in the activity, which is increased by the taxpayer's income from the activity and the taxpayer's share of the "qualified nonrecourse financing," as defined in section 465(b)(6) of the Internal Revenue Code, with respect to the activity, and reduced by the taxpayer's losses and distributions from the activity. It is possible that the partnership merger and/or the repayment or refinancing of some outstanding indebtedness of Cornerstone Partnership that constitutes qualified nonrecourse financing at the time of or following the partnership merger could cause a Cornerstone Partnership unitholder's at-risk amount to be reduced below zero, which could, in turn, cause the Cornerstone Partnership unitholder to recognize taxable income as a result of the section 465(e) recapture provisions. The definition of qualified nonrecourse financing is different from, and sometimes more restrictive than, the definition of nonrecourse liabilities for purposes of determining basis, discussed above. For example, debt issued by EOP Partnership in the public debt markets may not qualify as qualified nonrecourse financing even if it qualifies as a nonrecourse liability. It is therefore possible that a unitholder could incur a reduction in its share of qualified nonrecourse financing that causes it to recognize taxable income under the section 465(e) recapture rules even if the unitholder does not have a reduction in its nonrecourse liabilities that causes it to recognize gain as the result of a deemed cash distribution, as described above.

EFFECT OF SUBSEQUENT EVENTS

     Even if a Cornerstone Partnership unitholder is not required to recognize gain at the time of the partnership merger, subsequent events could cause a Cornerstone Partnership unitholder who becomes an EOP Partnership unitholder in the partnership merger to recognize part or all of the unitholder's gain that is not recognized at the time of the partnership merger. Subsequent events that could cause the recognition of gain to a former Cornerstone Partnership unitholder include:


     - the sale of individual properties by EOP Partnership, particularly those acquired from Cornerstone Partnership and with respect to which the former Cornerstone Partnership unitholder had substantial deferred gain even before the partnership merger (including a sale by EOP Partnership of one or more properties that are owned by Cornerstone Partnership through joint ventures before the partnership merger to the joint venture partner(s) who owns the remaining interest in the property, whether pursuant to the exercise by the joint venture partner of a right of first refusal that may be triggered in connection with the partnership merger (described above in "The Merger Agreement -- Cornerstone Joint Venture Properties") or pursuant to a transaction entered into by EOP Partnership with respect to such property at any time after the partnership merger);


     - a distribution by EOP Partnership to one or more EOP Partnership unitholders of a property formerly held by Cornerstone Partnership with respect to which gain would have been recognized for tax purposes, but was deferred, either at the time the former Cornerstone Partnership unitholder contributed the property to Cornerstone Partnership or at the time of the partnership merger;

     - the refinancing, repayment or other reduction in the amount of existing debt secured by individual properties, particularly those acquired from Cornerstone Partnership and with respect to which the former Cornerstone Partnership unitholder had substantial deferred gain even before the partnership merger;

     - the issuance of additional EOP Partnership units, which could reduce the former Cornerstone Partnership unitholder's share of EOP Partnership liabilities;

     - an increase in the basis of a property formerly held by Cornerstone Partnership, due to capital expenditures or otherwise, with respect to which the former Cornerstone Partnership unitholder had substantial deferred gain even before the partnership merger; and

     - the elimination of the disparity between the current tax bases of the Cornerstone Partnership properties and the "book bases" of the properties, which are based on the fair market value of the properties at the time of the partnership merger, which has the effect of reducing the amount of indebtedness allocable to former Cornerstone Partnership unitholders for basis purposes and, therefore, can result in deemed cash distributions. See "-- Tax Consequences of Ownership of EOP

       Partnership Units After the Partnership Merger -- Tax Allocations with Respect to Book-Tax Difference on Contributed Properties" below.

     Equity Office, as the general partner of EOP Partnership, is not required to take into account the tax consequences to the remaining EOP Partnership unitholders, including the former Cornerstone Partnership unitholders, in deciding whether EOP Partnership will undertake specific transactions, and the EOP Partnership unitholders generally do not have the right to approve or disapprove specific transactions. However, under the merger agreement, Equity Office and EOP Partnership have agreed not to undertake specific transactions involving several specific properties that will be acquired from Cornerstone Partnership in the partnership merger unless EOP Partnership either:

     - obtains the prior written consent of specified former Cornerstone Partnership unitholders; or

     - compensates those specified former Cornerstone Partnership unitholders for the acceleration of any tax liability incurred by them due to the transaction, with any compensation to be paid to a former Cornerstone Partnership unitholder under these circumstances to be determined under the existing agreement between Cornerstone Partnership and the unitholder.

See "The Merger Agreement -- Tax Related Undertakings of EOP Partnership -- Debt Maintenance and Lock-up Agreements." Except for these specific commitments, EOP Partnership and Equity Office have not made any commitment to Cornerstone, Cornerstone Partnership or any of the Cornerstone Partnership unitholders not to undertake transactions that will cause the former Cornerstone Partnership unitholders to recognize all or part of the taxable gain that was deferred either through the original contribution of assets to Cornerstone Partnership for Cornerstone Partnership units or through the partnership merger.

     Sale of Individual Properties. If EOP Partnership sells assets acquired from Cornerstone Partnership in the partnership merger that have significant unrealized gain under applicable Treasury Regulations, the former Cornerstone Partnership unitholders would be specially allocated an amount of taxable gain equal to the unrealized gain, reduced by any amortized amounts. Those former Cornerstone Partnership unitholders would report the additional gain on their individual federal income tax returns, but would not be entitled to any special distributions from EOP Partnership in connection with a sale of former Cornerstone Partnership assets by EOP Partnership. Thus, the former Cornerstone Partnership unitholders may not receive cash distributions from EOP Partnership sufficient to pay their additional taxes if former Cornerstone Partnership properties are sold. A former Cornerstone Partnership unitholder, however, may be able to use any passive losses or passive loss carryforwards to offset any unrealized gain that it must recognize, subject to any applicable passive loss limitations, including special limitations that would apply if EOP Partnership were to be classified as a publicly traded partnership. See "-- Tax Status of EOP Partnership."


     In this regard, EOP Partnership may sell one or more of the joint venture interests that it acquires by reason of the partnership merger to the third party joint venture partners pursuant to rights of first refusal existing under the applicable joint venture agreements. (See the description of these joint venture properties above in "The Merger Agreement -- Cornerstone Joint Venture Properties"). Alternatively, EOP Partnership may decide to sell one or more of its interests in these properties to the applicable joint venture partner even though no right of first refusal exists or is exercised. In either case, the former Cornerstone Partnership unitholder(s) who contributed a property that is sold will be allocated, for federal income tax purposes, the portion of the gain from any such sale that is attributable to the built-in gain that existed at the time of the property was contributed to Cornerstone Partnership. Moreover, the former Cornerstone Partnership unitholders as a group (including Equity Office as the successor to Cornerstone) will be allocated, for federal income tax purposes, the portion of the gain from any such sale that is attributable to the built-in gain that existed at the time of the partnership merger (the contribution of the Cornerstone Partnership properties to EOP Partnership), less the built-in gain attributable to the original contributing Cornerstone Partnership unitholders, if any, described in the preceding sentence.


     The treatment of the unrealized gain in the absence of a sale of any former Cornerstone Partnership assets will depend on the method that EOP Partnership uses to deal with unrealized gain. For a discussion of the impact to the EOP Partnership unitholders of unrealized gain in the absence of a sale of a property,

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see "-- Tax Consequences of Ownership of EOP Partnership Units After the
Partnership Merger -- Tax Allocations with Respect to Book-Tax Difference on Contributed Properties" below.

     Distributions of Property. Upon the distribution by a partnership of property to another partner within seven years of when the property was contributed to the partnership, section 704(c)(1)(B) of the Internal Revenue Code generally requires that the partner who contributed that property to the partnership recognize any gain that existed, but was deferred, for federal income tax purposes with respect to the property at time of the contribution. Similarly, section 737 of the Internal Revenue Code generally requires the recognition of a contributing partner's deferred gain upon the distribution by a partnership to that partner of other partnership property within seven years of when that partner contributed appreciated property to the partnership. Accordingly, a former Cornerstone Partnership unitholder who contributed appreciated property to Cornerstone Partnership could recognize gain under either of these provisions if EOP Partnership either distributes a property formerly held by Cornerstone Partnership to one or more other EOP Partnership unitholders or distributes any EOP Partnership property to that Cornerstone Partnership unitholder within seven years of when the contributing Cornerstone Partnership unitholder originally contributed the property to Cornerstone Partnership. However, under specific exceptions in the applicable Treasury Regulations, neither of these provisions will apply to cause the recognition of gain by a Cornerstone Partnership unitholder at the time of the partnership merger. Similarly, gain that is deferred at the time of the partnership merger with respect to appreciated assets of Cornerstone Partnership that are contributed to EOP Partnership, to the extent allocable to a former Cornerstone Partnership unitholder, will be subject to gain recognition under these provisions upon a distribution of property by EOP Partnership within seven years after the partnership merger.

     Refinancing of the Indebtedness Secured by Individual Properties. As described above under "-- Tax Consequences of the Partnership Merger to Cornerstone Partnership Unitholders That Receive EOP Partnership
Units -- Reduction in Share of Partnership Liabilities/Deemed Cash Distribution" a Cornerstone Partnership unitholder could recognize taxable gain as a result of a reduction in the unitholder's share of partnership liabilities either in connection with the partnership merger or due to later events. EOP Partnership cannot guarantee that a future refinancing of the indebtedness securing a property would not result in a reduction of the liabilities allocated to the former Cornerstone Partnership unitholders, causing the former Cornerstone Partnership unitholders to recognize taxable gain. EOP Partnership's current long-term financing strategy is to have as little debt as possible that is secured by individual properties and to have as much of its debt as possible in the form of unsecured debt, held either by the public or by institutional investors. This debt may or may not be recourse to Equity Office, as the general partner of EOP Partnership. In addition, this debt may not qualify as either a nonrecourse liability for purposes of determining a unitholder's share of partnership liabilities or as qualified nonrecourse financing under the at-risk rules. Even if this unsecured debt qualified as a nonrecourse liability, the amount of section 704(c) minimum gain with respect to properties that previously secured traditional mortgage indebtedness would likely be reduced significantly, which would result in a reduction of nonrecourse liabilities allocable to former Cornerstone Partnership unitholders and thus a deemed cash distribution. Generally, the maximum amount of gain that any former Cornerstone Partnership unitholder could recognize as a result of a reduction in liabilities is the amount by which its share of the indebtedness of Cornerstone Partnership exceeds its share of the tax basis of the Cornerstone Partnership assets, which amount is commonly referred to as a "negative tax capital account."

TAX CONSEQUENCES OF OWNERSHIP OF EOP PARTNERSHIP UNITS AFTER THE PARTNERSHIP MERGER

     Income and Deductions in General. Each EOP Partnership unitholder will be required to report on its income tax return its allocable share of income, gains, losses, deductions and credits of EOP Partnership. Each EOP Partnership unitholder will be required to include these items on its federal income tax return even if the unitholder has not received any cash distributions from EOP Partnership. For each taxable year, EOP Partnership is required to furnish to each EOP Partnership unitholder a Schedule K-1 that sets forth the unitholder's allocable share of any income, gains, losses, deductions and credits of EOP Partnership. EOP Partnership is not required to pay any federal income tax directly.

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

     Treatment of EOP Partnership Distributions. Distributions of money by EOP Partnership to an EOP Partnership unitholder, including deemed distributions that result from a reduction in the unitholder's share of EOP Partnership liabilities, generally will result in taxable gain to the unitholder only if and to the extent that the distribution exceeds the unitholder's basis in its EOP Partnership units immediately before the distribution. A portion of the gain may be taxable as ordinary income. Any reduction in an EOP Partnership unitholder's share of EOP Partnership's nonrecourse liabilities, whether through repayment, refinancing with recourse liabilities, refinancing with nonrecourse liabilities secured by the other properties as to which the unitholder does not have section 704(c) minimum gain, or otherwise, will constitute a deemed distribution of money to the unitholder. In addition, an issuance of additional units by EOP Partnership without a corresponding increase in EOP Partnership's nonrecourse liabilities could decrease an EOP Partnership unitholder's share of EOP Partnership nonrecourse liabilities, resulting in a deemed distribution of money to an EOP Partnership unitholder.

     A distribution of property other than money by EOP Partnership to its unitholders ordinarily does not result in the recognition of gain or loss by either EOP Partnership or the unitholder unless the property is a marketable security for purposes of section 731(c) of the Internal Revenue Code and the exceptions to the requirement for recognition of gain do not apply. In that event, the property would be treated as money and the unitholder would recognize gain, but not loss, to the extent described above.

     Upon the distribution of property to another partner within seven years of when the property was contributed to the partnership, section 704(c)(1)(B) of the Internal Revenue Code generally requires that the partner who contributed that property to the partnership recognize any gain that existed, but was deferred, for federal income tax purposes with respect to the property at time of the contribution. Similarly, section 737 of the Internal Revenue Code generally requires the recognition of a contributing partner's deferred gain upon the distribution to that partner of other partnership property within seven years of when that partner contributed appreciated property to the partnership. For a discussion of these provisions with respect to the partnership merger and former Cornerstone Partnership unitholders, see "-- Effect of Subsequent
Events -- Distributions of Property" above.

     Initial Basis of Units. In general, a Cornerstone Partnership unitholder who acquires EOP Partnership units in the partnership merger will have an initial basis in its EOP Partnership units equal to its basis in its Cornerstone Partnership units, adjusted to reflect the effects of the partnership merger.

     An EOP Partnership unitholder's initial basis in its EOP Partnership units will generally be increased by the unitholder's share of:

     - EOP Partnership taxable income;

     - any increases in nonrecourse liabilities incurred by EOP Partnership; and

     - recourse liabilities to the extent the EOP Partnership unitholder elects to take on a deficit restoration obligation.

     Generally, an EOP Partnership unitholder's initial basis in its units will be decreased, but not below zero, by the unitholder's share of:

     - EOP Partnership distributions;

     - decreases in liabilities of EOP Partnership, including any decrease in its share of the nonrecourse liabilities of the EOP Partnership;

     - losses of EOP Partnership; and

     - nondeductible expenditures of EOP Partnership that are not chargeable to capital.

     Allocations of EOP Partnership Income, Gain, Loss and Deductions. The partnership agreement of EOP Partnership generally provides that net losses will be allocated among the unitholders in proportion to their respective percentage ownership interests in EOP Partnership. However, a holder of EOP Partnership class A units will not be allocated net losses that would have the effect of creating a deficit balance in its

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

capital account, as specially adjusted for such purpose, which losses are referred to as excess losses. Excess losses will be allocated first to Equity Office in an amount equal to the excess of the aggregate recourse debt of EOP Partnership over the aggregate deficit restoration obligations of the EOP Partnership unitholders; second, to EOP Partnership unitholders who have deficit restoration obligations in proportion to and to the extent of their respective deficit restoration obligations; and thereafter, to Equity Office.

     The partnership agreement of EOP Partnership generally provides that net income first will be allocated proportionately to unitholders who have deficit restoration obligations in one amount equal to the cumulative net losses allocated to such unitholders. Second, Equity Office will be allocated net income equal to the cumulative net losses allocated to Equity Office that represented the excess of the aggregate recourse debt of EOP Partnership over the aggregate deficit restoration obligations of EOP Partnership unitholders. Third, net income will be allocated to any preferred unitholders to the extent necessary to reflect and preserve the economic rights associated with the particular preferred units. Finally, any remaining net income shall be allocated in proportion to the respective percentage ownership interests of the unitholders.

     In connection with the partnership merger, the partnership agreement of EOP Partnership will be amended to apply the special allocations of loss with respect to unitholders who have deficit restoration obligations to former Cornerstone Partnership unitholders who enter into deficit restoration obligations with EOP Partnership as permitted under the merger agreement. For a more detailed discussion of the opportunity of Cornerstone Partnership unitholders to enter into deficit restoration obligations, see "The Merger Agreement -- Tax Related Undertakings of EOP Partnership -- Deficit Restoration Obligations" above.

     Under Section 704(b) of the Code, a partnership's allocation of any item of income, gain, loss or deduction to a partner will be given effect for federal income tax purposes so long as it has "substantial economic effect," or is otherwise in accordance with the "partner's interest in the partnership." If an allocation of an item does not satisfy this standard, it will be reallocated among the partners on the basis of their respective interests in the partnership, taking into account all facts and circumstances. EOP Partnership believes that the allocations of items of income, gain, loss and deduction under the partnership agreement, as described above, will be considered to have substantial economic effect under the applicable Treasury Regulations.

     Tax Allocations with Respect to Book-Tax Difference on Contributed Properties. Under section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, which is referred to as the "book-tax difference." A book-tax difference also can exist with respect to an asset that has not appreciated or depreciated in economic terms if that asset has been depreciated for tax purposes. At the time of the partnership merger, a substantial book-tax difference is likely to exist with respect to the assets acquired from Cornerstone Partnership, particularly those that Cornerstone Partnership previously acquired in exchange for its units.

     The partnership agreement of EOP Partnership requires allocations of income, gain, loss and deduction attributable to the Properties be made in a manner that is consistent with section 704(c) of the Internal Revenue Code. Treasury Regulations under section 704(c) require partnerships to use a "reasonable method" for allocation of items affected by section 704(c) of the Internal Revenue Code. EOP Partnership uses the "traditional method," one of the three methods outlined by the Treasury Regulations under section 704(c), for its existing properties, and is required to use such method for the properties it acquires from Cornerstone Partnership. Under the traditional method, former Cornerstone Partnership unitholders will be allocated less depreciation and, therefore, more income with respect to the assets owned by Cornerstone Partnership prior the partnership merger. The effects of these allocations will

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be different for different Cornerstone Partnership unitholders and will depend upon which, if any, properties those unitholders originally contributed to Cornerstone Partnership and the amount of depreciation, if any, that remains to be claimed with respect to those properties. These reduced allocations of depreciation and increased allocations of income will be offset at least in part by increased allocations of depreciation and reduced allocations of income with respect to properties owned by EOP Partnership before the partnership merger.


     If an asset that was acquired from Cornerstone Partnership (including any joint venture properties as described above under "-- Sale of Individual Properties") is sold by EOP Partnership, gain equal to any book-tax difference remaining at the time of such sale must be allocated exclusively to the former Cornerstone Partnership unitholders, even though the proceeds of the sale will be allocated proportionately among all EOP Partnership unitholders. Conversely, no gain attributable to any book-tax difference remaining in an existing EOP Partnership property at the time of a sale will be allocated to the former Cornerstone Partnership unitholders. Under the traditional method, however, the gain required to be specially allocated would not exceed the gain that is recognized by EOP Partnership on the sale. The amount of gain allocated to specific former Cornerstone Partnership unitholders with respect to former Cornerstone Partnership assets would depend upon a number of variables, including the book-tax difference that existed with respect to such assets within Cornerstone Partnership before the partnership merger; whether the former Cornerstone Partnership unitholder owns units issued in exchange for the contribution of that asset to Cornerstone Partnership; the amount of the additional book-tax difference that was created as a result of the partnership merger with respect to the asset; and the amount of the book-tax difference with respect to that asset that has been amortized since the partnership merger and before the sale of the asset through the special allocations of depreciation deductions described above.


     The partnership agreement of EOP Partnership also requires that any gain allocated to the EOP Partnership unitholders upon the sale or other taxable disposition of any EOP Partnership asset must, to the extent possible after taking into account other required allocations of gain, be characterized as recapture income in the same proportions and to the same extent as the unitholders previously have been allocated any deductions directly or indirectly giving rise to the treatment of the gains as recapture income.

     Liquidation of EOP Partnership. If EOP Partnership liquidates and dissolves, a distribution of EOP Partnership property other than money generally will not result in taxable gain to an EOP Partnership unitholder, except to the extent provided in sections 737, 704(c)(1)(B) and 731(c) of the Internal Revenue Code. The basis of any distributed property to an EOP Partnership unitholder will equal the adjusted basis of the unitholder's EOP Partnership units, reduced by any money distributed in liquidation. A distribution of money upon the liquidation of EOP Partnership, however, will be taxable to an EOP Partnership unitholder to the extent that the amount of money distributed in liquidation, including any deemed distributions of cash as a result of a reduction in the unitholder's share of partnership liabilities, exceeds the unitholder's tax basis in its EOP Partnership units. If Equity Office issued its shares of beneficial interest to EOP Partnership unitholders upon the liquidation of EOP Partnership, it is likely that each EOP Partnership unitholder would be treated as if it had exchanged its EOP Partnership units for Equity Office shares and the unitholder would recognize gain or loss as if its EOP Partnership units were sold in a fully taxable exchange. See "-- Redemptions of EOP Partnership Units" below.

     Limitations on Deductibility of Losses; Treatment of Passive Activities and Portfolio Income. Generally, individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from "passive activities" only to the extent that those losses do not exceed the taxpayer's income from passive activities. Generally, passive activities are activities or investments in which the taxpayer does not materially participate, which would include the ownership of interests in EOP Partnership. If EOP Partnership were classified as a publicly traded partnership under the Internal Revenue Code, any losses or deductions allocable to an EOP Partnership unitholder could be used only against gains or income of EOP Partnership and could not be used to offset passive income from other passive activities. Similarly, any EOP Partnership income or gain allocable to an EOP Partnership unitholder could not be offset with losses from other passive activities of the unitholder. For a more

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detailed discussion of EOP Partnership's possible classification as a publicly traded partnership, see "-- Tax Status of EOP Partnership" above.

     In addition, an EOP Partnership unitholder may not deduct its share of any EOP Partnership losses to the extent that those losses exceed the lesser of:

     - the adjusted tax basis of its EOP Partnership units at the end of EOP Partnership's taxable year in which the loss occurs; and

     - the amount for which such unitholder is considered "at-risk" at the end of that year.

     In general, an EOP Partnership unitholder will be at-risk to the extent of its basis in its EOP Partnership units, except to the extent that the unitholder acquired its units using nonrecourse debt. For these purposes, a unitholder's basis in its EOP Partnership units will include only the unitholder's share of EOP Partnership's liabilities, as determined under section 752 of the Internal Revenue Code, that are considered "qualified nonrecourse financing" for purposes of these at-risk rules. EOP Partnership believes that all of the debt secured by its properties that otherwise qualifies as nonrecourse liabilities under section 752 of the Internal Revenue Code will constitute qualified nonrecourse financing for purposes of the at-risk rules, but EOP Partnership cannot guarantee that the Internal Revenue Service might not successfully contend that some or all of the debt secured by EOP Partnership's properties is not qualified nonrecourse financing. In addition, there can be no assurance that EOP Partnership will not repay some or all of its qualified nonrecourse financing in the future with proceeds from equity offerings or proceeds of debt that do not constitute qualified nonrecourse financing.

     After the partnership merger, a former Cornerstone Partnership unitholder's at-risk amount generally will increase or decrease as the adjusted basis in its EOP Partnership units increases or decreases, except for increases or decreases attributable to EOP Partnership liabilities that do not constitute qualified nonrecourse financing. If an EOP Partnership unitholder is not allowed to use losses in a particular taxable year because of the application of the at-risk rules, the losses can be carried forward and may be used by the unitholder to offset income in a subsequent year to the extent that the unitholder's adjusted basis or at-risk amount, whichever was the limiting factor, is increased in that subsequent year. The at-risk rules apply to:

     - an individual unitholder;

     - an individual shareholder or partner of a unitholder that is an S corporation or partnership; and

     - a unitholder that is a corporation if 50% or more of the value of that corporation's stock is owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year.

     Disposition of EOP Partnership Units. If an EOP Partnership unit is sold, transferred as a gift, or otherwise disposed of, gain or loss from the disposition will be based on the difference between the amount realized on the disposition and the basis attributable to the EOP Partnership unit. The amount realized on the disposition of a unit generally will equal the sum of:

     - any cash received;

     - the fair market value of any other property received; and

     - the amount of EOP Partnership liabilities allocated to the unit.

     Accordingly, a unitholder will recognize gain on the disposition of a unit to the extent that the amount realized exceeds the unitholder's basis for the EOP Partnership unit. Because the amount realized includes any amount attributable to the relief from EOP Partnership liabilities attributable to the unit, a unitholder could have taxable income, or perhaps even a tax liability, in excess of the amount of cash and property received upon the disposition the unit.

     Generally, gain recognized on the disposition of an EOP Partnership unit will be capital gain. However, any portion of the EOP unitholder's amount realized on the disposition of a unit that is
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attributable to "unrealized receivables" of EOP Partnership, as defined in section 751 of the Internal Revenue Code, will give rise to ordinary income. The amount of ordinary income that would have to be recognized would be equal to the amount by which the unitholder's share of unrealized receivables of EOP Partnership exceeds the unitholder's basis attributable to those assets. Unrealized receivables include, to the extent not previously included in EOP Partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if EOP Partnership had sold its assets at their fair market value at the time of the redemption.

     For individuals, trusts and estates, net capital gain from the sale of an asset held one year or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than one year generally is 20%. However, a 25% rate applies to the extent that net capital gains attributable to the sale of depreciable real property are attributable to prior depreciation deductions not otherwise recaptured as ordinary income under other depreciation recapture rules. The applicable provisions of the Internal Revenue Code give the Internal Revenue Service the authority to publish Treasury Regulations regarding the application of the 25% rate to a sale of an interest in a pass-through entity, such as a partnership, to the extent that the gain realized on the sale of the interest is attributable to prior depreciation deductions by the partnership that have not otherwise been recaptured as ordinary income. The Internal Revenue Service has issued proposed regulations regarding the application of the 25% rate to sales of interests in partnerships. While there is some uncertainty regarding whether the 25% rate would apply to sales of partnership interests before final Treasury Regulations are issued, the IRS has taken the position, for which there appears to be some support in the applicable legislative history, that the 25% rate currently applies to sales of interests in partnerships. Under this view, any gain on the sale of an EOP Partnership unit held for more than one year could be treated partly as gain from the sale of a long-term capital asset subject to a 20% tax rate, partly as gain from the sale of depreciable real property subject to a 25% tax rate to the extent attributable to prior depreciation deductions by EOP Partnership that have not been otherwise recaptured as ordinary income, and partly as ordinary income to the extent attributable to unrealized receivables. Even in the event that the 25% exception does not currently apply to sales of interests in partnerships that hold depreciable real property, the IRS has proposed regulations that, if finalized, would apply the exception definitively to such a sale. Each EOP Partnership unitholder should consult with its own tax advisor regarding the application of the 25% rate to a sale of EOP Partnership units and the potential application of the proposed Treasury Regulations.

     Redemptions of EOP Partnership Units. If an EOP Partnership unitholder exercises his unit redemption right, it is likely that Equity Office will elect to exercise its right under the EOP Partnership Agreement to acquire the unitholder's EOP Partnership units in exchange for cash or Equity Office common shares. However, Equity Office is under no obligation to exercise this right. If Equity Office does elect to acquire a unitholder's EOP Partnership units in exchange for cash or Equity Office common shares, the transaction will be a fully taxable sale to the unitholder. The amount realized by a unitholder on this kind of disposition of an EOP Partnership unit will equal the sum of:

     - any cash received;

     - the fair market value of any Equity Office common shares received; and

     - the amount of EOP Partnership liabilities allocated to the unit exchanged.

The unitholder's taxable gain and the tax consequences of that gain would be determined as described under "-- Disposition of EOP Partnership Units" above.

     If Equity Office does not elect to acquire the EOP Partnership unitholder's units in exchange for cash or Equity Office common shares, EOP Partnership is required to redeem those EOP Partnership units for cash. If the EOP Partnership redeems EOP Partnership units for cash contributed by Equity Office in order to effect the redemption, the redemption likely will be treated as a sale of the EOP Partnership units

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to Equity Office in a fully taxable transaction, although the matter is not free from doubt. Under these circumstances, the redeeming unitholder's amount realized will equal the sum of:

     - the cash received; and

     - the amount of EOP Partnership liabilities allocated to the unit redeemed.

The unitholder's taxable gain and the tax consequences of that gain would be determined as described under "-- Disposition of EOP Partnership Units" above.

     If an EOP Partnership unit is redeemed for cash that is not contributed by Equity Office to effect the redemption, the unitholder's tax treatment will depend upon whether or not the redemption results in a disposition of all of the unitholder's EOP Partnership units. If all of the unitholder's EOP Partnership units are redeemed, the unitholder's taxable gain and the tax consequences of that gain will be determined as described under "-- Disposition of EOP Partnership Units" above. However, if less than all of a unitholder's EOP Partnership units are redeemed, the unitholder will not be allowed to recognize loss on the redemption and will recognize taxable gain only if and to the extent that the unitholder's amount realized on the redemption, calculated as described above, exceeds the unitholder's basis in all of its EOP Partnership units immediately before the redemption.

     Partnership Audit Procedures. The federal income tax information returns filed by EOP Partnership may be audited by the Internal Revenue Service. The Internal Revenue Code contains partnership audit procedures governing the manner in which Internal Revenue Service audit adjustments of partnership items are resolved. Unless and until EOP Partnership elects to be treated as an "electing large partnership," it is and will continue to be subject to audit rules under the Tax Equity and Fiscal Responsibility Act of 1982, which is referred to as TEFRA. See "-- Possible Future Election by EOP Partnership to be Treated as an Electing Large Partnership" below.

     Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of adjustments by the Internal Revenue Service, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit is determined at the partnership level in a unified partnership proceeding, rather than in separate proceedings with each partner. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. Equity Office is the tax matters partner for EOP Partnership.

     The tax matters partner is authorized, but not required, to take some actions on behalf of EOP Partnership and the unitholders and can extend the statute of limitations for assessment of tax deficiencies against the EOP Partnership unitholders with respect to EOP Partnership items. The tax matters partner will make a reasonable effort to keep each unitholder informed of administrative and judicial tax proceedings with respect to EOP Partnership items in accordance with Treasury Regulations issued under section 6223 of the Internal Revenue Code. In connection with adjustments to EOP Partnership tax returns proposed by the Internal Revenue Service, the tax matters partner may bind any unitholder with less than a 1% profits interest in EOP Partnership to a settlement with the Internal Revenue Service unless the unitholder elects not to give that authority to the tax matters partner by filing a statement to that effect with the Internal Revenue Service. The tax matters partner may seek judicial review, to which all unitholders will be bound, of a final EOP Partnership administrative adjustment. If the tax matters partner fails to seek judicial review, it may be sought by any unitholder having at least a 1% interest in the profits of the EOP Partnership and by unitholders having, in the aggregate, at least a 5% profits interest. Only one judicial proceeding will go forward, however, and each unitholder with an interest in the outcome may participate.

     Unitholders will generally be required to treat EOP Partnership items on their federal income tax returns in a manner consistent with the treatment of the items on the EOP Partnership information return. In general, that consistency requirement is waived if a unitholder files a statement with the Internal Revenue Service identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the unitholder to the treatment on the EOP Partnership return. Even if the consistency requirement is waived, adjustments to the unitholder's tax
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liability with respect to EOP Partnership items may result from an audit of EOP
Partnership's or the unitholder's tax return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties. In addition, an audit of the EOP Partnership return may also lead to an audit of an individual unitholder's tax return, which could result in adjustment of non-partnership items.

     Possible Future Election by EOP Partnership to be Treated as an Electing Large Partnership. EOP Partnership has not yet elected, but could elect in the future, to be treated as an "electing large partnership" for federal tax purposes. This election is available to partnerships, such as EOP Partnership, that have 100 or more partners and meet other requirements set forth in the Internal Revenue Code. The election would entitle EOP Partnership to use a simplified flow-through reporting system and a special audit system. Although EOP Partnership has not made an election to be treated as an electing large partnership, EOP Partnership may determine to make this election for future taxable years.

     As an electing large partnership, EOP Partnership would be eligible to use a simplified flow-through reporting system, under which the number of tax items that unitholders are required to account for separately will be significantly reduced. For example:

     - miscellaneous itemized deductions will not be separately reported to the unitholders, but will be allowed to the EOP Partnership to the extent of 30 percent of such deductions;

     - charitable contributions will be deductible by EOP Partnership instead of being reported to the unitholders; and

     - capital gains and losses will be netted at the partnership level and only net capital gain or loss will be reported to the unitholders.

For a description of the reporting rules currently applicable to EOP Partnership and its unitholders, see "-- Income and Deductions in General" above.

     The audit procedures that are applicable to an electing large partnership differ from the procedures applicable under TEFRA, as described above under "-- Partnership Audit Procedures." An electing large partnership must designate a representative to act on its behalf for audit purposes. Unlike a tax matters partner under TEFRA, the representative of an electing large partnership would not have to be a unitholder. The IRS may challenge a reporting position taken by an electing large partnership by conducting a single administrative proceeding that will be binding upon all partners, just as under the TEFRA audit rules. However, partners in an electing large partnership have no individual right to notice of the adjustment proceedings, to participate in the proceedings or to file petitions for judicial review of a final administrative adjustment to partnership items. Adjustments to partnership items will flow through to the partners for the year that the adjustment "takes effect" within the meaning of section 6242 of the Code. Moreover, a partner in an electing large partnership must report all partnership items consistently with their treatment on the partnership return. If an underpayment results from the failure to report an item consistently with the treatment of that item on the partnership return, the amount of the underpayment will be assessed immediately to the partner as if the underpayment were due to a mathematical or clerical error.

     Alternative Minimum Tax on Items of Tax Preference. The Internal Revenue Code contains alternative minimum tax rules that are applicable to corporate and noncorporate taxpayers. EOP Partnership will not be subject to the alternative minimum tax, but EOP Partnership unitholders are required to take into account on their own tax returns their respective shares of the EOP Partnership's tax preference items and adjustments in order to compute their alternative minimum taxable income. Since the impact of this tax depends on each Cornerstone Partnership unitholder's particular situation, the Cornerstone Partnership unitholders are urged to consult with their own tax advisors as to the applicability of the alternative minimum tax following the partnership merger.

     State and Local Taxes. In addition to the federal income tax aspects described above, a Cornerstone Partnership unitholder should consider the potential state and local tax consequences of owning EOP Partnership units. Tax returns may be required and tax liability may be imposed both in the state or local jurisdictions where a Cornerstone Partnership unitholder resides and in each state or local jurisdiction in
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which EOP Partnership has assets or otherwise does business. Thus, persons holding EOP Partnership units either directly or through one or more partnerships or limited liability companies may be subject to state and local taxation in a number of jurisdictions in which the EOP Partnership directly or indirectly holds real property and would be required to file periodic tax returns in those jurisdictions. EOP Partnership also may be required to withhold state income tax from distributions otherwise payable to the EOP Partnership unitholders. After the partnership merger, EOP Partnership will own properties in approximately 25 states and the District of Columbia. EOP Partnership anticipates providing the EOP Partnership unitholders with any information reasonably necessary to permit them to satisfy state and local return filing requirements. To the extent that an EOP Partnership unitholder pays income tax with respect to EOP Partnership income to a state where it is not resident or EOP Partnership is required to pay such tax on behalf of such unitholder, the unitholder may be entitled to a deduction or credit against income tax that it otherwise would owe to its state of residence with respect to the same income. A Cornerstone Partnership unitholder should consult with its personal tax advisor regarding the state and local income tax implications of owning EOP Partnership units, including return filing requirements in the various states where EOP Partnership currently owns properties and will own properties after the partnership merger.

TAX CONSEQUENCES OF THE REDEMPTION OF CORNERSTONE PARTNERSHIP UNITS FOR CORNERSTONE COMMON STOCK

     Under the merger agreement, a Cornerstone Partnership unitholder may choose to require Cornerstone Partnership to redeem its Cornerstone Partnership units for Cornerstone common stock immediately before the consummation of the partnership merger. If a Cornerstone Partnership unitholder so elects, the unitholder will become a Cornerstone common stockholder and can elect to receive, in exchange for its shares of Cornerstone common stock, cash and/or Equity Office common shares in the REIT merger. The election to receive cash in the REIT merger will be subject to the proration provisions in the merger agreement. See "The Merger Agreement -- The REIT Merger."

     A Cornerstone Partnership unitholder who elects to have his Cornerstone Partnership units redeemed for Cornerstone common stock before the partnership merger may elect to condition that redemption on the ability to receive only cash in the REIT merger in exchange for the Cornerstone common stock that would be received upon the redemption. If a Cornerstone Partnership unitholder conditions the redemption of its units on the ability to receive only cash in the subsequent REIT merger but, based on the elections made by other Cornerstone common stockholders, the unitholder will not be able to receive only cash for the units to be redeemed, the redemption will not take place as to those Cornerstone Partnership units. These determinations will be completed prior to consummation of the partnership merger. The Cornerstone Partnership units not redeemed will be exchanged for EOP Partnership units in the partnership merger.

     The redemption of Cornerstone Partnership units will be treated as a fully taxable sale of units by the Cornerstone Partnership unitholder to Cornerstone at the time of the redemption. The redeeming Cornerstone unitholder will recognize gain or loss equal to the difference between:

     - the "amount realized" for tax purposes; and

     - the unitholder's adjusted basis in its Cornerstone Partnership units that are redeemed.

     The amount realized will be equal to the fair market value of the Cornerstone common stock received upon redemption, plus the portion of Cornerstone Partnership's nonrecourse liabilities allocable to the redeemed Cornerstone Partnership units. Because the deemed discharge of liabilities is included in the Cornerstone Partnership unitholder's amount realized, it is possible that the amount of gain recognized, or even the tax liability resulting from the gain, could exceed the value of the Cornerstone common stock received in the redemption.

     For a description of the applicable tax rates that would apply to gain recognized upon the redemption of Cornerstone Partnership units, see "-- Tax Consequences of Ownership of EOP Partnership Units After the Partnership Merger -- Disposition of EOP Partnership Units."

     Generally, a Cornerstone Partnership unitholder who received Cornerstone Partnership units in exchange for a direct or indirect contribution of property to Cornerstone Partnership had an initial basis in the Cornerstone Partnership units equal to the unitholder's basis in the contributed property or, if

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applicable, equal to the unitholder's basis in its interest in the entity that contributed the property, subject to the application of the disguised sale rules discussed above. A unitholder's initial basis generally was increased by:


     - the unitholder's share of Cornerstone Partnership's taxable income; and

     - increases in the unitholder's share of Cornerstone Partnership's liabilities, including any increase in the unitholder's share of nonrecourse liabilities.

     A unitholder's initial basis generally was decreased, but not below zero, by:

     - the unitholder's share of Cornerstone Partnership's distributions;

     - decreases in the unitholder's share of Cornerstone Partnership liabilities, including nonrecourse liabilities;

     - the unitholder's share of losses of Cornerstone Partnership; and

     - the unitholder's share of nondeductible expenditures of Cornerstone Partnership that are not chargeable to capital.

     The specific federal income tax consequences of any redemption of Cornerstone Partnership units prior to the partnership merger will vary for each Cornerstone Partnership unitholder according to its own circumstances. Accordingly, each Cornerstone Partnership unitholder is urged to consult with its own tax advisor before deciding whether to elect to redeem its Cornerstone Partnership units for Cornerstone common stock before the partnership merger.


     Potential Application of the Disguised Sale Rules to a Redemption of Cornerstone Partnership Units. There is a risk that if a Cornerstone Partnership unit is redeemed, particularly if it is redeemed within two years of when it was issued, the IRS might contend that the original transaction in which the units were issued should be treated as a "disguised sale" of property. Under the IRS's disguised sale rules, unless an exception applies, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner may be treated as a sale, in whole or in part, of the property by the partner to the partnership. If money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. If two years have passed between the original contribution of property and the subsequent transfer of money or other consideration, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. For a more detailed discussion of the disguised sale rules, see "Tax Consequences of the Partnership Merger to Cornerstone Partnership Unitholders That Receive EOP Partnership Units -- Disguised Sale" above.


     Basis and Holding Period in Cornerstone Common Stock Received in the Redemption. A Cornerstone Partnership unitholder who redeems its units for Cornerstone common stock immediately before the partnership merger will have a basis in its Cornerstone common stock received in the redemption equal to the fair market value of the Cornerstone common stock at the time of the redemption. Because the basis will depend upon the trading value of Cornerstone's common stock immediately prior to the partnership merger, that basis may not equal the value of the consideration that the former Cornerstone Partnership unitholder will receive for such common stock in the REIT merger. The unitholder's holding period in the Cornerstone common stock received will begin after the redemption.

TAX CONSEQUENCES OF THE REIT MERGER

     The following discussion summarizes the material U.S. federal income tax consequences relating to the REIT merger and the receipt of cash and/or Equity Office common shares in the REIT merger by Cornerstone common stockholders. This discussion is relevant only to a Cornerstone Partnership unitholder who redeems its Cornerstone Partnership units for Cornerstone common stock before the partnership merger and only with respect to shares of Cornerstone common stock received in the redemption. As described above under "Tax Consequences of Redemption of Cornerstone Partnership Units for

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

Cornerstone Common Stock," a redeeming Cornerstone Partnership unitholder will be subject to federal income tax on the redemption. The federal income tax consequences in this section are in addition to the federal income tax consequences described above with respect to the redemption. For purposes of this discussion, a redeeming Cornerstone Partnership unitholder is referred to as a Cornerstone common stockholder.

     Because this is a summary that is intended to address only federal income tax consequences of the REIT merger that will apply to all Cornerstone stockholders, it may not contain all the information that may be important to you.

     YOU ARE URGED BOTH TO REVIEW THE FOLLOWING DISCUSSION AND TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE EFFECT OF THE REIT MERGER ON YOUR INDIVIDUAL TAX SITUATION, INCLUDING ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES.

     The information in this section is based on the current Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. Neither Equity Office nor Cornerstone has requested, or plans to request, any rulings from the Internal Revenue Service concerning the tax treatment of the REIT merger. It is possible that the Internal Revenue Service would challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court would agree with the Internal Revenue Service.

     General. The REIT merger is intended to qualify as a "reorganization" under section 368(a) of the Internal Revenue Code. The income tax consequences summarized below are based on the assumption that the REIT merger will qualify as a reorganization. The obligation of Equity Office and Cornerstone to consummate the REIT merger is conditioned upon Hogan & Hartson L.L.P., counsel to Equity Office, and King & Spalding, counsel to Cornerstone, delivering opinions to Equity Office and Cornerstone, respectively, that the REIT merger will qualify as a reorganization under the provisions of section 368(a) of the Internal Revenue Code. The opinions of counsel will rely on customary representations made by Equity Office and Cornerstone and applicable factual assumptions. If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions may not accurately describe the U.S. federal income tax treatment of the REIT merger, and this discussion may not accurately describe the tax consequences of the REIT merger.


     One particularly important representation that counsel will rely upon in rendering their opinions will be that the aggregate fair market value of the Equity Office common shares issued in the REIT merger will represent at least 40% of the aggregate value of the total consideration issued by Equity Office in the REIT merger, as of the closing of the REIT merger and taking into account any cash paid for fractional Equity Office common shares. For example, if the REIT merger had occurred on May 12, 2000, then based on the trading price of Equity Office common shares on that date and the number of shares of Cornerstone common stock issued and outstanding on that date, and assuming that no Cornerstone Partnership unitholders had converted their units into Cornerstone common stock immediately before the REIT merger, the aggregate fair market value of the Equity Office common shares that would have been issued in the REIT
merger would represent approximately      % of the value of the total
consideration paid by Equity Office in the REIT merger. There is no guarantee, however, that the trading price of the Equity Office common shares will be high enough at the scheduled closing of the REIT merger to allow counsel to render the required tax opinions and the REIT merger to be consummated.


     Tax Consequences of the REIT Merger to Cornerstone Common Stockholders. If the REIT merger of Cornerstone with and into Equity Office constitutes a reorganization within the meaning of section 368(a) of the Internal Revenue Code, the REIT merger will have the following material federal income tax consequences to Cornerstone common stockholders:

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

     - Equity Office Common Shares Only. The exchange in the REIT merger of Cornerstone common stock solely for Equity Office common shares will not result in the recognition of gain or loss to a Cornerstone stockholder, except with respect to cash received for a fractional Equity Office common share, as discussed below.

       A Cornerstone common stockholder that receives only Equity Office common shares in the REIT merger will have a tax basis in the Equity Office common shares received equal to the stockholder's adjusted tax basis in the Cornerstone common stock exchanged.

     - Equity Office Common Shares and Cash. A Cornerstone common stockholder that receives both Equity Office common shares and cash, other than cash received for a fractional Equity Office common share, will recognize gain equal to the lesser of the cash received, or the amount by which (A) the cash plus the fair market value of the Equity Office common shares received exceeds (B) the stockholder's adjusted tax basis in its Cornerstone common stock. A Cornerstone common stockholder that receives both Equity Office common shares and cash in the REIT merger will not recognize any loss on the exchange.

       In general, gain recognized by a Cornerstone common stockholder that receives both cash and Equity Office common shares will be taxable as short-term capital gain, assuming that the Cornerstone common stock was held as a capital asset. However, it is possible that the gain recognized by a Cornerstone common stockholder that receives both cash and Equity Office common shares will be taxable as dividend income if the cash received does not result in a "meaningful reduction" in the Equity Office common shares that the Cornerstone common stockholder would have received had it received only Equity Office common shares in the REIT merger. In determining whether a meaningful reduction has occurred, section 318 of the Internal Revenue Code requires that the stockholder be treated as actually owning Equity Office common shares that are owned by the stockholder's family members or by entities in which the stockholder owns an interest, or which the stockholder has an option to acquire.

       Gain required to be recognized due to the receipt of cash as part of the REIT merger consideration generally must be calculated separately for each block of Cornerstone common stock exchanged in the REIT merger. A block of stock generally is considered to be a group of shares acquired at the same cost in a single transaction.

       A Cornerstone common stockholder that receives both Equity Office common shares and cash, other than cash received for a fractional Equity Office common share, will have a tax basis in the Equity Office common shares received equal to the stockholder's tax basis in its Cornerstone common stock exchanged, decreased by the amount of any cash received and increased by the amount of gain recognized in the exchange.

     - Cash Only. A Cornerstone stockholder that receives only cash in the REIT merger generally will recognize short-term capital gain or loss equal to the difference between the amount of cash received and the stockholder's adjusted tax basis in its Cornerstone common stock, assuming that the Cornerstone common stock was held as a capital asset.

     - Fractional Shares. A Cornerstone common stockholder that receives cash instead of a fractional Equity Office common share will be treated as if the fractional share was received in the REIT merger and then redeemed by Equity Office. The Cornerstone common stockholder generally will recognize short-term capital gain or loss equal to the difference between the amount of cash received for the fractional share and the stockholder's tax basis in the fractional share, assuming that the Cornerstone common stock was held as a capital asset.

     - Holding Period. The holding period of the Equity Office common shares received by a Cornerstone common stockholder in the REIT merger will include the holding period of the Cornerstone

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

       common stock exchanged, assuming that the Cornerstone common stock was held as a capital asset.

     Backup Withholding. Backup withholding tax at a rate of 31% may apply to cash paid in the REIT merger to a Cornerstone stockholder. Backup withholding will not apply, however, if the Cornerstone stockholder:

     - furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on Internal Revenue Service Form W-9, or an appropriate substitute form;

     - provides a certificate of foreign status on Internal Revenue Service Form W-8 or W-8 BEN, or an appropriate substitute form; or

     - is otherwise exempt from backup withholding.

     The Internal Revenue Service may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

     Tax Consequences to Cornerstone and Equity Office. Equity Office will not recognize any gain as a result of the REIT merger, whether or not the REIT merger qualifies as a reorganization under section 368(a) of the Internal Revenue Code.

     Cornerstone will not recognize any gain as a result of the REIT merger if the REIT merger qualifies as a reorganization under section 368(a) of the Internal Revenue Code and Cornerstone qualifies as a REIT at the time of the REIT merger.

     Tax Consequences of the REIT Merger if the REIT Merger Did Not Qualify as a Reorganization or Cornerstone Did Not Qualify as a REIT. Although it is a condition to consummation of the REIT merger that Equity Office and Cornerstone receive opinions of counsel that the REIT merger will qualify as a reorganization for federal income tax purposes, these opinions will not be binding upon the Internal Revenue Service or the courts. If the REIT merger did not qualify as a reorganization for federal income tax purposes, the REIT merger would be treated as a taxable transaction. Accordingly, Cornerstone would recognize gain or loss equal to the difference between:

     - the sum of:

      -- the fair market value of the Equity Office common shares issued in the REIT merger;

      -- the cash issued in the REIT merger; and


      -- the outstanding debt of Cornerstone, including Cornerstone's allocable share of the outstanding debt of Cornerstone Partnership, as determined for tax purposes; and


     - Cornerstone's adjusted tax basis in its various properties and assets, including its interest in Cornerstone Partnership.

     In computing its taxable income for the taxable year ending on the date of the REIT merger, Cornerstone generally would be entitled to a dividends paid deduction equal to the fair market value of the Equity Office common shares and cash, including cash paid for fractional shares, issued in the REIT merger.

     A Cornerstone stockholder would recognize gain equal to the difference between:

     - the aggregate fair market value of the Equity Office common shares and the cash received; and

     - the stockholder's adjusted tax basis in its Cornerstone stock.

     To the extent that Cornerstone's gain, if any, were to exceed the fair market value of the Equity Office common shares and cash issued in the REIT merger, the gain generally would be taxable to Cornerstone, and the liability for this tax would transfer to Equity Office.

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

     As a condition to the REIT merger, Equity Office will receive an opinion from King & Spalding, counsel to Cornerstone, that Cornerstone qualifies as a REIT at the time of the REIT merger. This opinion, however, will not be binding on the Internal Revenue Service or the courts. If Cornerstone did not qualify as a REIT at the time of the REIT merger, Cornerstone would be required to recognize gain with respect to the built-in gain attributable to its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis. As the successor to Cornerstone in the REIT merger, Equity Office would be liable for any tax owed by Cornerstone as a result of the recognition of built-in gain. However, under recently published Treasury Regulations, Equity Office would be able to make an election that would allow Cornerstone to avoid recognizing its built-in gain if Cornerstone did not qualify as a REIT at the time of the REIT merger. This election would require Equity Office to recognize the built-in gain at the highest regular corporate rate if Equity Office were to dispose of any asset with built-in gain that was acquired from Cornerstone during the 10 years following the REIT merger. Even though Equity Office will receive an opinion of King & Spalding, counsel to Cornerstone, that Cornerstone qualifies for taxation as a REIT at the time of the REIT merger, Equity Office intends to make a protective election of the type described above as a precautionary measure in order to ensure that Cornerstone would not recognize gain at the time of the REIT merger if the Internal Revenue Service later were to determine that Cornerstone did not qualify as a REIT at the time of the REIT merger.


REIT QUALIFICATION


     Both Equity Office and Cornerstone have elected to be taxed as REITs under sections 856 through 860 of the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to shareholders if it distributes at least 95% of its REIT taxable income and it meets other requirements. For taxable years starting after December 31, 2000, REITs will have to distribute only 90% of their REIT taxable income to shareholders.


     As a condition to the mergers, Hogan & Hartson L.L.P., counsel to Equity Office, will deliver an opinion to Equity Office and Cornerstone that commencing with Equity Office's taxable year ending December 31, 1997, Equity Office was organized and has operated in conformity with the requirements for qualification as a REIT, and that after consummation of the mergers, Equity Office's proposed method of operation will enable it to continue to qualify as a REIT.



     This opinion will rely upon customary representations made by Equity Office about factual matters relating to the organization and operation of Equity Office, EOP Partnership and its subsidiaries, including BeaMetFed, Inc. In addition, this opinion will be based upon factual representations of Equity Office concerning its business and properties as set forth in this consent solicitation/information statement/prospectus and the other documents incorporated by reference in this consent solicitation/information statement/prospectus. Finally, the portion of the Hogan & Hartson L.L.P. opinion that addresses the qualification of Equity Office as a REIT following the mergers will be based in part upon the opinion of King & Spalding described below relating to the qualification of Cornerstone as a REIT at the closing of the mergers and the representations made by Cornerstone in connection with the King & Spalding opinion.



     Equity Office intends to continue to operate in a manner to qualify as a REIT following the mergers, but there is no guarantee that Equity Office will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon Equity Office's ability to meet, through actual annual operating results, requirements relating to asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Internal Revenue Code. Hogan & Hartson L.L.P. will not review Equity Office's compliance with these tests on a continuing basis. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Equity Office, Equity Office cannot guarantee that its actual operating results for any particular tax year will satisfy the requirements for taxation as a REIT under the Internal Revenue Code.


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


     If Cornerstone did not qualify as a REIT in any of its prior tax years, Cornerstone would be liable for federal income tax on its income earned in any year that it did not qualify as a REIT. In addition, if Cornerstone did not qualify as a REIT at the time of the REIT merger, Equity Office could have to pay additional taxes if it sold any of the Cornerstone properties within 10 years following the REIT merger. See "Material Federal Income Tax
Consequences -- Tax Consequences of the REIT Merger -- Tax Consequences of the REIT Merger if the REIT Merger Did Not Qualify as a Reorganization or Cornerstone Did Not Qualify as a REIT." As a condition to the mergers, King & Spalding, counsel to Cornerstone, will provide an opinion to Equity Office that Cornerstone, commencing with its taxable year ended December 31, 1997, through its short taxable year ending at the closing of the REIT merger, was organized and has operated in conformity with the requirements for qualification as a REIT. This opinion will rely upon customary representations made by Cornerstone about factual matters relating to the organization and operation of Cornerstone, Cornerstone Partnership and their affiliates. Cornerstone intends to continue to operate in a manner to qualify or remain qualified as a REIT until the closing of the REIT merger. Qualification and taxation as a REIT depend upon Cornerstone's ability to meet, through actual annual operating results, requirements relating to asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Internal Revenue Code. There is no guarantee that Cornerstone's actual operating results for any of its taxable years, including its short taxable year ending at the closing of the REIT merger, will have satisfied the requirements for taxation as a REIT under the Internal Revenue Code.


TAXATION OF EQUITY OFFICE AS A REIT


     General. So long as Equity Office qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. This treatment substantially eliminates double taxation at both the corporate and shareholder levels that generally results from an investment in a regular corporation. However, Equity Office will be subject to federal income tax as follows:



     - Equity Office will be taxed at regular corporate rates on any undistributed "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid;


     - Under some circumstances, Equity Office may be subject to the "alternative minimum tax" on its items of tax preference;

     - If Equity Office has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on this income;

     - Equity Office's net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;


     - If Equity Office fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a tax equal to the gross income attributable to the greater of the amount by which Equity Office fails either the 75% or 95% test (or, for taxable years beginning after December 31, 2000, a 90% test), multiplied by a fraction intended to reflect its profitability; and


     - Equity Office will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if Equity Office fails to distribute during each calendar year at least the sum of:

       -- 85% of its REIT ordinary income for the year;

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

       -- 95% of its REIT capital gain net income for the year; and

       -- any undistributed taxable income from prior taxable years.


     In addition, if Equity Office acquires any asset from a taxable "C" corporation in a carry-over basis transaction, it could be liable for certain tax liabilities inherited from that "C" corporation. To its knowledge, Equity Office has not acquired any assets from a "C" corporation in a carry-over basis transaction. Equity Office, however, has acquired assets in carry-over basis merger transactions with several REITs. If one of those REITs failed to qualify as a REIT at the time of its merger into Equity Office, it would have been required to recognize gain with respect to its assets' "built-in gain." Built-in gain is the amount by which an asset's fair market value exceeds the REIT's adjusted basis in the asset. As the successor to these REITs, Equity Office would be liable for any tax owed by them as a result of the recognition of built-in gain. However, under recently published Treasury Regulations, Equity Office will be able to make an election that will allow these REITs to have avoided recognizing gain at the time of their mergers into Equity Office if the REITs did not qualify as REITs at the time of their mergers. The election will require Equity Office to recognize the built-in gain and pay tax at the highest regular corporate rate if Equity Office disposes of any built-in gain asset during the 10 years following the merger in which the particular built-in gain asset was acquired. Even though Equity Office believes that each of these REITs qualified as a REIT for tax purposes at the time of its merger into Equity Office, Equity Office intends to make the election described above as a precautionary measure to protect Equity Office if the Internal Revenue Service later determines that one of these REITs did not qualify as a REIT at the time of its merger into Equity Office. Similar rules would apply if Equity Office were to acquire assets from a "C" corporation in the future in a carry-over basis transaction.


     Requirements for Qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

          (1) that is managed by one or more trustees or directors;

          (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

          (3) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Internal Revenue Code, which provide the rules applicable to REITs;

          (4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

          (5) the beneficial ownership of which is held by 100 or more persons;

          (6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

          (7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met in order to elect and maintain REIT status;

          (8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

          (9) that meets applicable other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

     Conditions (1), (2), (3), and (4) must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6), a

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supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code section 401(a) generally is not considered an individual and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6).

     Equity Office believes that it has issued sufficient shares of beneficial interest with sufficient diversity of ownership to allow it to satisfy the conditions (5) and (6) above. In addition, Equity Office's declaration of trust contains restrictions regarding the transfer of shares of beneficial interest that are intended to assist Equity Office in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Equity Office will be able to satisfy the share ownership requirements described above. If Equity Office fails to satisfy these share ownership requirements, it will fail to qualify as a REIT.

     To monitor its compliance with condition (6), a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. For Equity Office's taxable years beginning on or after January 1, 1998, if Equity Office complies with the annual letters requirement and it does not know or, exercising reasonable diligence, would not have known of its failure to meet condition (6), then it will be treated as having met condition (6).


     To qualify as a REIT, Equity Office cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. Equity Office has elected to be taxed as a REIT commencing with its first taxable year. Therefore, Equity Office has not had any undistributed non-REIT earnings and profits of its own. As a result of the REIT merger, Equity Office will inherit any undistributed non-REIT earnings and profits that would result from the failure of Cornerstone to have qualified as a REIT at any point. Equity Office will receive an opinion from King & Spalding regarding Cornerstone's REIT qualification, which will rely on Cornerstone's representations to King & Spalding that Cornerstone does not have any non-REIT earnings and profits attributable to any taxable year in which Cornerstone did not elect or qualify to be taxed as a REIT, and that Cornerstone will take all steps to ensure that it will not have earnings and profits attributable to non-REIT taxable years at the close of Cornerstone's short taxable year ending at the time of the REIT merger. In prior years, Equity Office has merged with other REITs and would have inherited any undistributed non-REIT earnings and profits that those REITs might have had if any of them had failed to qualify as a REIT at any point. Equity Office believes that all of the REITs with which it has merged qualified as REITs throughout their existence. However, the Internal Revenue Service could determine otherwise.


     If the Internal Revenue Service did determine that Equity Office inherited undistributed non-REIT earnings and profits and Equity Office did not distribute the non-REIT earnings and profits by the end of that tax year, it appears that Equity Office could avoid disqualification as a REIT by using "deficiency dividend" procedures to distribute the non-REIT earnings and profits. The deficiency dividend procedures would require Equity Office to make a distribution to shareholders, in addition to the regularly required REIT distributions, within 90 days of the Internal Revenue Service determination. In addition, Equity Office would have to pay to the Internal Revenue Service an interest charge on 50% of the non-REIT earnings and profits that were not distributed prior to the end of the taxable year in which Equity Office inherited the undistributed non-REIT earnings and profits. However, it is possible that the Internal Revenue Service would determine that the deficiency dividend procedure is not available to Equity Office, in which case Equity Office would fail to qualify as a REIT. It is also possible that, even if the procedure were available, Equity Office would be prohibited from qualifying as a REIT for the year in which any undistributed earnings and profits were acquired, but would be allowed to qualify as a REIT for subsequent years. For taxable years of Equity Office beginning after December 31, 2000, changes in the law clarify that the deficiency dividend procedures should be available to allow Equity Office to qualify as a REIT in the year in which any undistributed non-REIT earnings and profits are acquired.


     Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary" the separate existence of that subsidiary will be disregarded for federal income tax purposes.


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


Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Equity Office will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.


     Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, Equity Office's proportionate share of the assets and items of income of EOP Partnership, including EOP Partnership's share of assets and items of income of any subsidiaries that are partnerships or limited liability companies, are treated as assets and items of income of Equity Office for purposes of applying the asset and income tests. Equity Office has control over EOP Partnership and each partnership or limited liability company subsidiary of EOP Partnership and intends to operate them in a manner that is consistent with the requirements for qualification of Equity Office as a REIT.

     Income Tests Applicable to REITs. To qualify as a REIT, Equity Office must satisfy two gross income tests. First, at least 75% of Equity Office's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of Equity Office's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities and some hedging instruments.


     Rents received by Equity Office will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless, for periods after December 31, 2000, the tenant is a taxable REIT subsidiary and certain applicable conditions are met. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.



     Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, Equity Office is only allowed to provide services that are "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Accordingly, Equity Office may not provide "impermissible services" to the tenants except through an independent contractor that bears the expenses of providing the services and from whom Equity Office derives no revenue. Equity Office, however, may provide some impermissible services directly if the "impermissible tenant service income" at any particular property for any taxable year does not exceed 1% of Equity Office's total income from that property. Impermissible tenant service income is deemed to be at least 150% of Equity Office's direct cost of providing the service. If the total amount of impermissible tenant service income from a property does not exceed 1% of Equity Office's total income from the property, the services will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income will not qualify as rents from real property. If the impermissible tenant service income exceeds 1% of Equity Office's total income from a property,

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


then all of the income from that property will fail to qualify as rents from real property. In addition, after December 31, 2000, Equity Office will be able to provide impermissible services to tenants through a taxable REIT subsidiary, subject to certain limitations. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary will be subject to regular federal income taxes. For a further discussion of taxable REIT subsidiaries, see "-- Changes to REIT Qualification Requirements" below.



     Equity Office does not and does not intend to do any of the following:



     - charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a percentage of receipts or sales, as described above, unless Equity Office determines that the rent received from a particular tenant under this type of arrangement is not material and will not jeopardize Equity Office's status as a REIT;



     - rent any property to a related party tenant, unless Equity Office determines that the rent received from the related party tenant is not material and will not jeopardize Equity Office's status as REIT;



     - derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which either is less than 15% of the total rent received under the lease unless such rental income is not material and or is an amount that will not jeopardize Equity Office's status as a REIT; or



     - perform services considered to be noncustomary or rendered to the occupant of the property, other than through an independent contractor from whom Equity Office derives no revenue, except where the impermissible service income would not exceed the 1% limit described above.



     Equity Office provides services and access to third-party service providers at some or all of its properties. However, based upon Equity Office's experience in the office rental markets where the properties are located, Equity Office believes that all access to service providers and services provided to tenants by Equity Office either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in impermissible service income with respect to any property in excess of the 1% limit. However, Equity Office can not guarantee that the Internal Revenue Service will agree with these positions. Equity Office monitors the activities at its properties and believes that the 1% limit has not been exceeded at any property and intends to continue to monitor the application of the 1% limit at each of its properties. In the past, Equity Office has engaged Tenant Services Corp., which is owned by affiliates of Mr. Zell and was structured to qualify as an independent contractor, to perform services at some properties that Equity Office believes are customarily offered at similar properties in the same geographical area, but that might not be permissible for a REIT to perform directly. Equity Office may continue to engage Tenant Services Corp. to perform services that, if not performed by an independent contractor, would give rise to impermissible service income in excess of the 1% limit.



     Equity Office has obtained a ruling from the Internal Revenue Service indicating that amounts received by Equity Office under agreements with third-party service companies for the operation of qualifying parking facilities will qualify as rents from real property for purposes of satisfying the 95% and 75% gross income tests. The parking facilities must be part of, adjacent to, or within the same complex as an Equity Office building, and EOP Partnership must bear the expenses incurred in operating the parking facilities. Parking facilities that are within one block of an Equity Office building are considered adjacent for purposes of the ruling. The parking garages are operated under parking management agreements with third-party service companies that receive a management fee which may be a fixed dollar amount or a percentage of gross or net revenues.



     All but one of the stand-alone garages owned by Equity Office are operated by third-party service companies under lease agreements whereby EOP Partnership and the service companies share the gross receipts from the parking operation and EOP Partnership receives fixed rental payments from the service companies and bears none of the operational expenses. The income received by EOP Partnership from the

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


stand-alone garages under these agreements should qualify as rents from real property for the purposes of the 95% and 75% gross income tests. One stand-alone garage agreement provides for the receipt of a percentage of net receipts by EOP Partnership and, therefore, results in nonqualifying gross income. However, the amount of nonqualifying income received under this one agreement is insignificant relative to the total gross income of Equity Office. Equity Office believes that the income received under this agreement should not affect its ability to satisfy the 95% and 75% gross income tests in the future.



     In addition, Equity Office may acquire interests in stand-alone parking facilities that are owned by municipalities. Interests in these municipal parking facilities may be acquired by entering into either leases or concession agreements with the municipalities, under which Equity Office would have rights and obligations that would be substantially similar to those of a ground lease. Equity Office then would enter into subconcession agreements, which would be substantially similar to subleases, under which third-parties would operate the parking facilities. Equity Office has requested a ruling from the Internal Revenue Service that any income received under these subconcession agreements would be qualifying income for purposes of the 75% and 95% gross income tests and the subconcession rights would qualify as a "real estate asset" for the REIT asset tests discussed below.



     Equity Office also has received a ruling from the Internal Revenue Service generally stating that revenue received by Equity Office with respect to telecommunications services provided to tenants will qualify as rents from real property for purposes of the 75% and 95% gross income tests. The ruling broadly defines telecommunications services to include telephone and other communications services, e-mail, video communications, electronic research, internet access, communication networking, safety and security systems and environmental control systems, which may be provided by telecommunications service providers. The ruling, however, provides that these amounts will not qualify as rents from real property if they are received from a related party tenant or if the amounts are based on a percentage of net income. Allied Riser Communications Corp., a telecommunications service provider, has entered into a license agreement with Equity Office to provide telecommunications services to Equity Office tenants. Equity Office believes that amounts paid by Allied Riser Communications Corp. under the license agreement should qualify as a rents from real property and not be disqualified as related party rent. Although Mr. Zell owns a substantial indirect interest in Allied Riser Communications Corp., Equity Office has determined that Mr. Zell's interests would not be treated as owned by Equity Office under the applicable constructive ownership rules and thereby cause it to be a related party tenant.



     Equity Office has received stock and warrants to acquire stock at a nominal cost or no cost from Allied Riser Communications Corp., and several other telecommunications services providers, and intends to enter into other similar arrangements in the future. Equity Office recognizes income at the time it receives below-market stock and warrants to the extent their fair market value exceeds any amount that Equity Office may have paid for the stock or warrants. Equity Office believes that the gross income from the receipt of the below-market stock and warrants qualifies as rents from real property under its ruling from the Internal Revenue Service. If, however, the stock and warrants received by Equity Office would cause a telecommunications service provider to be a related party tenant, Equity Office would treat any income received from such provider as nonqualifying income for purposes of the 75% and 95% gross income tests. For the purpose of determining whether the provider is a related party tenant, Equity Office will treat any warrants as having been exercised.



     As a result of the mergers, Equity Office will acquire from Cornerstone stock and warrants in Allied Riser Communications Corp., Broadband Office, Inc. and Cypress Communications, Inc., another telecommunications service provider. Equity Office believes that the services provided by these providers with respect to Cornerstone's properties also are covered by Equity Office's telecommunications ruling. In addition, Equity Office does not believe that Cornerstone constructively owns 10% or more of any of these providers or that any of these providers will become related party tenants of Equity Office as a result of the mergers.


     Both Equity Office and Cornerstone have invested in Captivate Network, Inc., a media company that installs, designs and operates electronic display screens for use in office building elevators. Both Equity

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


Office and Cornerstone have purchased stock in Captivate, and each of them will also receive below-market warrants for Captivate stock based on the number of their properties that enter into license agreements with Captivate. Beginning in 2001, Equity Office also will receive a portion of the gross income earned by Captivate from advertisers' use of the system and all other income earned directly or indirectly by Captivate from the system. As a result of the mergers, Equity Office will own constructively more than 10% of Captivate, and Captivate will be a related party tenant of Equity Office for the entire 2000 taxable year. Equity Office will treat the income earned by Equity Office as a result of receiving below market warrants from Captivate, whether received before or after the mergers, including warrants received for license agreements entered into for properties acquired from Cornerstone, as nonqualifying related party tenant income. Equity Office does not believe that the income from the Captivate warrants or any other income to be earned from Captivate, when combined with other nonqualifying income of Equity Office, will cause Equity Office not to satisfy the 95% gross income test.



     In 1999, Equity Office and Equity Business Centers Holding Corp., an unaffiliated entity, formed a new corporation, Equity Business Centers Corp., of which Equity Office owns 100% of the nonvoting common stock representing 95% of the equity, but none of the voting common stock. Equity Office also intends to loan money to Equity Business Centers Corp. to fund its operations. Equity Business Centers Corp. entered into a joint venture with an affiliate of Regus Business Centres plc, a company registered in England. The joint venture, Regus Equity Business Centers, L.L.C., was formed to lease office space from Equity Office to operate business centers. Equity Office has requested that the Internal Revenue Service rule that the activities of Regus Equity Business Centers, L.L.C., will not cause the rents received by Equity Office from tenants at the properties where Regus Equity Business Centers, L.L.C., operates a business center, to be considered nonqualifying income. Equity Office, however, would treat the rent paid by Regus Equity Business Centers, L.L.C. to Equity Office as related party rent and thus nonqualifying income.



     Following the mergers, Equity Office intends to operate the former Cornerstone properties in a manner so that they do not produce material amounts of nonqualifying income for purposes of the gross income tests. After the mergers, Equity Office will own and operate a hotel property currently owned by Cornerstone. Income from the operation of a hotel does not qualify for purposes of the REIT income tests. Equity Office believes that the amount of nonqualifying income generated from this hotel will be an insignificant amount and will not affect Equity Office's ability to meet the 95% gross income test.



     "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipt of sales may still qualify under the gross income tests. Equity Office does not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests. Beacon Property Management Corp. and Beacon Construction Co., Inc., each a taxable "C" corporation, currently hold loans secured by the Rowes Wharf property. These loans provide for payments of interest based upon cash flow and might be recharacterized as equity interests. These loans could not be held directly by Equity Office without jeopardizing our qualification as a REIT and will continue to be held in a taxable "C" corporation.



     Equity Office Properties Management Corp. and Beacon Property Management Corp., each a taxable "C" corporation, conduct third-party management services for properties not wholly owned by EOP Partnership. EOP Office Company, a taxable "C" corporation, through its interest in Wright Runstad Associates Limited Partnership, provides development services for properties that are not wholly owned by EOP Partnership. These entities collectively, together with Beacon Construction Company, Inc., which has ceased construction operations, and Beacon Design Corporation, which has an interest in a development project in Newton, Massachusetts, Real State Insurance Corporation and Equity Business Centers, Corp. are referred to as the noncontrolled subsidiaries. EOP Partnership owns 100% of the non-voting stock of each of the noncontrolled subsidiaries, 1% of the voting stock of Beacon Property Management Corp. and Beacon Construction Co., Inc. and none of the voting stock of any of the other noncontrolled subsidiaries. Each of the noncontrolled subsidiaries is taxable as a regular "C" corporation. Equity Office's share of any dividends received from the noncontrolled subsidiaries should qualify for purposes of the 95% gross income

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

test but not for purposes of the 75% gross income test. Equity Office does not anticipate that it will receive sufficient dividends from the noncontrolled subsidiaries to cause it to exceed the limit on nonqualifying income under the 75% gross income test.

     In addition to the 75% and 95% gross income tests, Equity Office had to meet a 30% gross income test for its taxable year ended December 31, 1997. The 30% gross income test required that short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years, apart from involuntary conversions and sales of foreclosure property, represent less than 30% of Equity Office's gross income, including gross income from prohibited transactions. The 30% gross income test is not applicable for taxable years starting on or after January 1, 1998.


     If Equity Office fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if Equity Office's failure to meet the tests is due to reasonable cause and not due to willful neglect, Equity Office attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Equity Office would be entitled to the benefit of these relief provisions. For example, if Equity Office fails to satisfy the gross income tests because nonqualifying income that Equity Office intentionally incurs exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving Equity Office, Equity Office will fail to qualify as a REIT. As discussed above in "-- General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar relief provision is available if Equity Office failed the 30% income test for its taxable year ended December 31, 1997.


     Any gain realized by Equity Office on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Equity Office's share of this type of gain realized by EOP Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. EOP Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the properties, and other properties, and to make occasional sales of the properties as are consistent with EOP Partnership's investment objectives. Equity Office cannot guarantee, however, that the Internal Revenue Service might not contend that one or more of these sales is subject to the 100% penalty tax.

     Asset Tests Applicable to REITs. At the close of each quarter of its taxable year, Equity Office must satisfy three tests relating to the nature of its assets:

          (1) at least 75% of the value of Equity Office's total assets must be represented by real estate assets. Equity Office's real estate assets include, for this purpose, its allocable share of real estate assets held by EOP Partnership and the non-corporate subsidiaries of EOP Partnership, as well as stock or debt instruments held for less than one year purchased with the proceeds of a stock offering, or long-term debt offering of Equity Office, cash, cash items and government securities;

          (2) not more than 25% of Equity Office's total assets may be represented by securities other than those in the 75% asset class; and

          (3) of the investments included in the 25% asset class, except for REITs or qualified REIT subsidiaries, the value of any one issuer's securities owned by Equity Office may not exceed 5% of the value of Equity Office's total assets, and Equity Office may not own more than 10% of any one issuer's outstanding voting securities. For taxable years commencing after December 31, 2000, the

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

     10% test will be modified, and Equity Office will become subject to a new asset test. See "--Changes to REIT Qualification Requirements."


     After initially meeting the asset tests at the close of any quarter, Equity Office will not lose its status as a REIT if it fails to satisfy the 25% or 5% asset tests at the end of a later quarter solely by reason of changes in the relative values of its assets. If the failure to satisfy the 25% or 5% asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An acquisition of securities could include Equity Office increasing its interest in EOP Partnership as a result of a merger, the exercise by limited partners of their right to redeem units in EOP Partnership, or an additional capital contribution of proceeds of an offering of shares of beneficial interest by Equity Office. Equity Office intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25% or 5% asset tests. If Equity Office fails to cure noncompliance with the asset tests within this time period, Equity Office would cease to qualify as a REIT.


     Stock interests owned by Equity Office in another REIT are qualifying real estate assets for purposes of the 75% gross asset test, and, consequently, these stock interests are not subject to the 10% voting stock limitation or 5% asset test described above. Equity Office and EOP Partnership currently own, in aggregate, 51.6% of the outstanding stock of BeaMetFed, Inc., which has elected to be taxed as a REIT for federal income tax purposes. As a REIT, BeaMetFed, Inc., is subject to the various REIT qualification requirements. Equity Office believes that BeaMetFed, Inc. has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and to operate in this manner. If BeaMetFed, Inc. were to fail to qualify as a REIT, Equity Office's stock interests in BeaMetFed, Inc. would cease to be qualifying real estate assets for purposes of the 75% gross asset test and would become subject to the 10% voting stock limitation generally applicable to Equity Office's ownership in corporations that are neither REITs nor qualified REIT subsidiaries. Since Equity Office owns 51.6% of the outstanding stock of BeaMetFed, Inc., if BeaMetFed, Inc. failed to qualify as a REIT, the 10% voting stock limitation would not be satisfied and Equity Office itself would fail to qualify as a REIT.


     Equity Office does not own more than 1% of the voting stock of any of the noncontrolled subsidiaries but it does own 100% of the nonvoting stock of each of the noncontrolled subsidiaries, and it loans money to the noncontrolled subsidiaries. As described above, Equity Office also owns stock and warrants in telecommunications service providers and Captivate. None of Equity Office, EOP Partnership, or any of the non-corporate subsidiaries of EOP Partnership, however, owns more than 10% of the voting securities of any of these entities. In making this determination, Equity Office treats warrants and convertible preferred stock that have a zero or relatively insubstantial exercise or conversion prices and are currently exercisable for voting stock as if the warrants or conversion rights had been exercised.



     In addition, Equity Office believes that its pro rata share of the value of the securities, including debt, of each of the noncontrolled subsidiaries and of each of the telecommunication providers and Captivate, does not exceed 5% of the total value of Equity Office's assets. Equity Office cannot guarantee, however, that the Internal Revenue Service might not contend either that the value of the securities of the noncontrolled subsidiaries held by Equity Office exceeds the 5% value limitation or that nonvoting stock of the noncontrolled subsidiaries or another corporate entity owned by Equity Office should be considered voting stock for this purpose.



     Equity Office will acquire in the mergers a new non-controlled subsidiary, WCP Services, Inc., currently owned by Cornerstone. Equity Office will own all of the non-voting stock and 1% of the voting stock of WCP Services, Inc., which together represents 95% of the economic interest. The remaining voting stock, representing 5% of the economic interest, will be acquired by Equity Office Properties Management Corp., another non-controlled subsidiary of Equity Office. WCP Services, Inc. is taxable as a regular "C" corporation. Equity Office does not believe that the value of the securities of WCP Services, Inc. will cause it to violate the 5% asset test.


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


     Equity Office also has taken into account for the period after the REIT merger, warrants and stock of telecommunications service providers and Captivate owned by Cornerstone in determining that Equity Office will satisfy the 10% voting securities test and the 5% value limitation.


     Changes to REIT Qualification Requirements. As a result of the Work Incentives Improvement Act, after December 31, 2000, the 5% value test and the 10% voting security test will be modified in three respects. First, the 10% voting securities test will be expanded so that REITs also will be prohibited from owning more than 10% of the value of the outstanding securities of any one issuer. Second, an exception to these tests will be created so that REITs will be permitted to own securities of a subsidiary that exceed the 5% value test and the new 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. Equity Office currently owns more than 10% of the total value of the outstanding securities of the noncontrolled subsidiaries. The expanded 10% vote or value test, however, will not apply to a noncontrolled subsidiary unless it engages in a substantial new line of business or acquires any substantial asset or Equity Office acquired any securities in the noncontrolled subsidiary after July 12, 1999. Equity Office expects that some or all of its existing noncontrolled subsidiaries will elect to be treated as taxable REIT subsidiaries. Under the third new asset test, for taxable years beginning after December 31, 2000, Equity Office will not be able to own securities of taxable REIT subsidiaries that represent in the aggregate more than 20% of the value of Equity Office's total assets.

     Rents received by Equity Office from a taxable REIT subsidiary will be qualifying rents from real property for purposes of the REIT income tests, described above, and will not be related party rent, so long as at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. In addition, a taxable REIT subsidiary will be able to perform some impermissible tenant services without causing Equity Office to receive impermissible tenant services income under the REIT income tests. Several provisions of the new law will ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary will be limited in its ability to deduct interest payments made to an affiliated REIT. In addition, the REIT will have to pay a 100% penalty tax on some payments that it receives if the economic arrangements between the REIT, the REIT's tenants, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties.


     Equity Office will receive warrants in Captivate that are exercisable into nonvoting stock prior to January 1, 2001, and exercisable into voting stock commencing on January 1, 2001. Captivate has agreed to make the election to be a taxable REIT subsidiary, which generally would allow Equity Office to own any amount of Captivate's voting stock without violating the REIT asset tests beginning January 1, 2001. At present, the IRS has not provided guidance about the mechanics of making the taxable REIT subsidiary election. If Captivate breached its contractual obligation and failed to make the election, it is possible that the Internal Revenue Service could assert that Equity Office failed to qualify as a REIT on January 1, 2001. However, the agreement with Captivate includes a provision allowing Equity Office to require specific performance of the agreement. Under these circumstances, Equity Office believes that the Internal Revenue Service would not take the position that Equity Office had failed to qualify as a REIT if Captivate breached its obligation to make the taxable REIT subsidiary election, but there are no assurances that the Internal Revenue Service would not take that position.



     Annual Distribution Requirements Applicable to REITs. In order to qualify as a REIT, Equity Office is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to (1) the sum of (a) 95% (90% for taxable years beginning after December 31, 2000) of Equity Office's REIT taxable income, computed without regard to the dividends paid deduction and its net capital gain, and (b) 95% (90% for taxable years beginning after December 31, 2000) of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income.


     In addition, if Equity Office recognizes any built-in gain, Equity Office will be required, pursuant to Treasury Regulations, to distribute at least 95% (90% for taxable years beginning after December 31,

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

2000) of the built-in gain, after tax, recognized on the disposition of the applicable asset. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before Equity Office timely files its tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made. See "-- General" above for a discussion of the possible recognition of built-in gain.


     Equity Office intends to make timely distributions sufficient to satisfy its annual distribution requirements. In this regard, the partnership agreement of EOP Partnership authorizes Equity Office, as general partner, to take steps as may be necessary to cause EOP Partnership to distribute to its partners an amount sufficient to permit Equity Office to meet these distribution requirements. It is expected that Equity Office's REIT taxable income generally will be less than its cash flow due to the allowance of depreciation and other noncash charges in computing REIT taxable income. Accordingly, Equity Office anticipates that it generally will have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that Equity Office, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements. In this event, Equity Office may find it necessary to arrange for short-term, or possibly long-term borrowings to fund required distributions or to pay dividends in the form of taxable stock dividends.


     Under some circumstances, Equity Office may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in Equity Office's deduction for dividends paid for the earlier year. Thus, Equity Office may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Equity Office will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.


     To the extent that Equity Office does not distribute all of its net capital gain or distributes at least 95% (90% for taxable years beginning after December 31, 2000), but less than 100%, of its REIT taxable income, as adjusted, it is subject to tax on these amounts at regular corporate tax rates.


     Equity Office will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if Equity Office fails to distribute during each calendar year at least the sum of:

     - 85% of its REIT ordinary income for the year;

     - 95% of its REIT capital gain net income for the year; and

     - any undistributed taxable income from prior taxable years.

     A REIT may elect to retain rather than distribute, all or a portion of its net capital gains and pay the tax on the gains. In such a case, a REIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

     Recordkeeping Requirements. Under applicable Treasury Regulations, Equity Office must comply with applicable recordkeeping requirements to qualify for taxation as a REIT.


     Failure of Equity Office to Qualify as a REIT. If Equity Office fails to qualify for taxation as a REIT in any taxable year, and if relief provisions do not apply, Equity Office will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. If Equity Office fails to qualify as a REIT, Equity Office will not be required to make any distributions to shareholders and any distributions that are made to shareholders will not be deductible by Equity Office. As a result, Equity Office's failure to qualify as a REIT would significantly reduce the cash available for distributions by Equity Office to its shareholders. In addition, if Equity Office fails to qualify as a REIT, all distributions to shareholders will be taxable as ordinary income to the extent of Equity Office's current and accumulated earnings and profits, whether or not attributable to capital gains of Equity Office, and corporate shareholders may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Equity Office also will be disqualified from taxation as a REIT for the four

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

taxable years following the year during which qualification was lost. There is no guarantee that Equity Office would be entitled to any statutory relief.

TAXATION OF U.S. SHAREHOLDERS

     As used in this section, the term "U.S. shareholder" means a holder of common shares who for United States federal income tax purposes is:

     - a citizen or resident of the United States;

     - a corporation, partnership, or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States, or of any state or the District of Columbia, unless in the case of a partnership Treasury Regulations otherwise require;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.


     Distributions by Equity Office. As long as Equity Office qualifies as a REIT, distributions to U.S. shareholders out of its current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as ordinary income and will not be eligible for the dividends received deduction generally available for corporations. Distributions in excess of its current and accumulated earnings and profits will reduce the adjusted tax basis of the shareholder's shares. Distributions that exceed the U.S. shareholder's adjusted basis in its shares will be taxable as capital gains if the shares are held as a capital asset. If Equity Office declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 30 of the following year, Equity Office will be treated as having paid the dividend and the shareholder will be treated as having received the dividend on December 31 of the year in which the dividend was declared.


     Equity Office may elect to designate distributions of its net capital gain as "capital gain dividends." Capital gain dividends are taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. shareholder has held its shares. If Equity Office designates any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.


     Instead of paying capital gain dividends, Equity Office may designate all or part of its net capital gain as "undistributed capital gain." Equity Office will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. shareholder will be required to include its share of this gain in income as long-term capital gain. However, the U.S. Shareholder will also be treated as having paid its share of the tax paid by Equity Office with respect to the gain. Accordingly, U.S. shareholders will be able to claim a refund or a credit to the extent that the tax paid by Equity Office exceeds the shareholders' tax liability on the undistributed capital gain. The U.S. shareholder's basis in its shares would be increased by its share of this gain and decreased by its share of applicable tax.


     Equity Office will classify portions of any designated capital gain dividend as either:

     - a 20% rate gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or


     - an "unrecaptured section 1250 gain" distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.


     Equity Office must determine the maximum amounts that it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the
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

REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by Equity Office only will be effective to the extent that they comply with Revenue Ruling 89-91, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.


     Distributions made by Equity Office and gain arising from the sale or exchange by a U.S. shareholder of shares will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from Equity Office generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. Equity Office will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any net operating losses or capital losses of Equity Office. Equity Office's operating or capital losses would be carried over by Equity Office for potential offset against future income, subject to applicable limitations.


     Sales of Shares. Upon any taxable sale or other disposition of shares, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

     - the amount of cash and the fair market value of any property received on the sale or other disposition; and

     - the holder's adjusted basis in the shares for tax purposes.


     This gain or loss will be a capital gain or loss if the shares have been held by the U.S. shareholder as a capital asset. Generally, a non-corporate U.S. shareholder who has held Equity Office shares for more than one year will be taxable on capital gain at a maximum rate of 20%. However, a maximum rate of 25% will apply to capital gain that is treated as "unrecaptured section 1250 gain" for individuals, trusts and estates. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations on how the capital gain rates will apply to sales of shares in REITs. Shareholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of Equity Office shares held for more than 12 months. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of shares that have been held for six months or more, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. shareholder from Equity Office that were required to be treated as long-term capital gains.



TAXATION OF TAX-EXEMPT SHAREHOLDERS



     Provided that a tax-exempt shareholder has not held its common shares as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from Equity Office will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless the tax-exempt shareholder has held its shares as debt financed property within the meaning of the Internal Revenue Code or has used the shares in a trade or business.


     However, for tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in Equity Office will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for applicable purposes to offset the income generated by its investment in Equity Office. These tax-exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI if received by any trust which is described in section 401(a) of the Internal Revenue
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

Code, is tax-exempt under section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

     A REIT is a pension held REIT if it meets the following two tests:


     - it qualified as a REIT only by reason of section 856(h) (3) of the Internal Revenue Code, which provides that stock owned by pension trusts shall be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and



     - either (a) at least one pension trust holds more than 25% of the value of the REIT's stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.



     The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying upon the "look-through" exception with respect to pension trusts. Based on both its current share ownership and the limitations on transfer and ownership of shares contained in its declaration of trust, Equity Office does not expect to be classified as a pension held REIT.



BACKUP WITHHOLDING AND INFORMATION REPORTING CONSEQUENCES TO SHAREHOLDERS


     Generally, Equity Office must report annually to the Internal Revenue Service and to each Equity Office shareholder the amount of dividends paid during each calendar year, and the amount of any tax withheld. Information reporting requirements may apply even if withholding is not required. Copies of these information reporting returns also may be made available, under provisions of an applicable income tax treaty or agreement, to the tax authorities in the country in which a non-U.S. shareholder is resident.

     Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the shareholder:

     - is a corporation or comes within other exempt categories, and when required, demonstrates this fact;

     - furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on Internal Revenue Service Form W-9, or an appropriate substitute form; or

     - otherwise complies with applicable requirements of the backup withholding rules.


     A U.S. shareholder that does not provide Equity Office with a correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is creditable against the shareholder's income tax liability. In addition, Equity Office may be required to withhold a portion of its capital gain distributions to any shareholders who fail to certify their nonforeign status to Equity Office.



TAX ASPECTS OF EQUITY OFFICE'S OWNERSHIP OF INTERESTS IN EOP PARTNERSHIP AND OTHER PARTNERSHIPS



     General. All of Equity Office's investments are held indirectly through EOP Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax at the partnership level. However, a partner is allocated its proportionate share of the items of income, gain, loss, deduction and credit of a partnership, and is required to include these items in calculating its tax liability, without regard to whether it receives a distribution from the partnership. Equity Office includes its proportionate share of these partnership items in its income for purposes of the various REIT income tests and the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Equity Office includes its


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


proportionate share of assets held through EOP Partnership. See "Taxation of Equity Office as a REIT -- Ownership of Partnership Interests by a REIT" above.



     Entity Classification. Equity Office believes that EOP Partnership and each of the partnerships and limited liability companies in which Equity Office owns an interest, directly or through another partnership or limited liability company, will be treated as a partnership or disregarded for federal income tax purposes and will not be taxable as a corporation. If any of these entities were treated as a corporation, it would be subject to an entity level tax on its income and Equity Office could fail to meet the REIT income and asset tests. See "Taxation of Equity Office as a REIT -- Asset Tests Applicable to REITs" and "Taxation of Equity Office as a REIT -- Income Tests Applicable to REITs" above.


     A partnership is a "publicly traded partnership" under section 7704 of the Code if:

     - interests in the partnership are traded on an established securities market; or


     - interests in the partnership are readily tradeable on a "secondary market," or the "substantial equivalent" of a secondary market.



     Under the relevant Treasury Regulations interests in a partnership will not be considered readily tradeable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified "safe harbors," which are based on the specific facts and circumstances relating to the partnership.



     EOP Partnership currently takes the reporting position for federal income tax purposes that it is not a publicly traded partnership. There is a significant risk, however, that the right of a holder of EOP Partnership units to redeem the EOP Partnership units for EOP common shares could cause EOP Partnership units to be considered readily tradeable on the substantial equivalent of a secondary market. Moreover, if EOP Partnership units were considered to be tradeable on the substantial equivalent of a secondary market, either now or in the future, EOP Partnership cannot guarantee that it would qualify for any of the safe harbors mentioned above, or that, if it currently qualifies for a safe harbor, EOP Partnership will continue to qualify for the safe harbors in the future. For example, EOP Partnership cannot satisfy the "private placement" safe harbor because it has more than 100 partners and has issued units in registered offerings, such as units to be issued in connection with the partnership merger.


     If EOP Partnership is a publicly traded partnership, it will be taxed as a corporation, unless at least 90% of its gross income consists of "qualifying income" under section 7704 of the Internal Revenue Code. Qualifying income is generally real property rents and other types of passive income. Equity Office believes that EOP Partnership will have sufficient qualifying income so that it will be taxed as a partnership, even if it were a publicly traded partnership. The income requirements applicable to Equity Office in order for it to qualify as a REIT under the Internal Revenue Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although a difference exists between these two income tests regarding whether rent is considered from a related tenant, Equity Office does not believe that this difference would cause EOP Partnership not to satisfy the 90% gross income test applicable to publicly traded partnerships.

     Allocations of Partnership Income, Gain, Loss and Deduction. A partnership agreement will generally determine the allocation of income and loss among partners. However, those allocations will be disregarded for tax purposes if they do not comply with the provisions of section 704(b) of the Internal Revenue Code and the applicable Treasury Regulations, which generally require that partnership allocations respect the economic arrangement of the partners.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the partnership agreement of EOP Partnership are intended to comply with the requirements of section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

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

     Tax Allocations with Respect to the Properties. Pursuant to section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to a property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of property at the time of contribution. The difference is known as the book-tax difference. Section 704(c) allocations are for federal income tax purposes only and do not affect the book capital accounts or other economic or legal arrangements among the partners. Under Treasury Regulations promulgated under section 704(c) of the Internal Revenue Code, similar rules apply when a partnership elects to "revalue" its assets in limited situations, such as when a contribution of property is made to a partnership by a new partner.

     The partnership agreement of EOP Partnership requires that such allocations be made in a manner consistent with section 704(c) of the Internal Revenue Code. Treasury Regulations under section 704(c) of the Internal Revenue Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the "traditional method" or the election of alternative methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. EOP Partnership and Equity Office have determined to use the traditional method of accounting for book-tax differences with respect to the properties initially contributed to EOP Partnership in connection with its formation or subsequently acquired by merger or contribution.


     In general, if any asset contributed to or revalued by EOP Partnership is determined to have a fair market value that is greater than its adjusted tax basis, some partners of EOP Partnership, including Equity Office, will be allocated lower amounts of depreciation deductions as to specific properties for tax purposes by EOP Partnership and increased taxable income and gain on sale. Thus, Equity Office may be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of contributed assets. These amounts may be in excess of the economic or book income allocated to it as a result of the sale and, as a result, the allocation might cause Equity Office to recognize taxable income in excess of the cash distribution received. This excess taxable income is sometimes referred to as "phantom income." Because Equity Office relies on cash distributions from EOP Partnership to meet its REIT distribution requirements, which are specified percentages of its taxable income, the recognition of this phantom income might adversely affect Equity Office's ability to comply with those requirements. In this regard, it should be noted that as the general partner of EOP Partnership, Equity Office will determine, taking into account the tax consequences to it, when and whether to sell any given property. See "-- Annual Distribution Requirements Applicable to REITs" above.


OTHER TAX CONSEQUENCES FOR EQUITY OFFICE AND ITS SHAREHOLDERS

     Equity Office and its shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Equity Office and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of Equity Office should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Equity Office.


     A portion of the cash to be used by Equity Office to fund distributions comes from dividends paid by the noncontrolled subsidiaries (and after December 31, 2000, any new taxable REIT subsidiaries formed by Equity Office). The noncontrolled subsidiaries are subject to federal and state income tax at the full applicable corporate rates. Equity Office expects that some or all of its noncontrolled subsidiaries will elect to be treated as taxable REIT subsidiaries after December 31, 2000. A taxable REIT subsidiary will be a fully taxable corporation and, in addition, will be limited in its ability to deduct interest payments made to Equity Office. For a more detailed discussion of taxable REIT subsidiaries, see "-- Changes to REIT Qualification Requirements" above. To the extent that the noncontrolled subsidiaries and any taxable REIT subsidiaries are required to pay federal, state or local taxes, Equity Office will receive less dividend income from them and will have less cash available for distribution to shareholders.


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                      BUSINESS OF CORNERSTONE PARTNERSHIP


GENERAL


     Cornerstone is a self-administered equity real estate investment trust which owns, through Cornerstone Partnership, interests in 82 class A office buildings comprising approximately 17 million rentable square feet, a shopping center, a hotel and developable land. These properties are primarily located in nine major metropolitan areas throughout the United States: Atlanta, Boston, suburban Chicago, Minneapolis, New York City, San Francisco Bay Area, Seattle, Southern California and Washington, D.C. and surrounding suburbs. In January 1998, Cornerstone converted its corporate structure into an umbrella limited partnership REIT. Under this structure, Cornerstone owns all of its properties and conducts all of its business through Cornerstone Partnership. Cornerstone is the sole general partner of Cornerstone Partnership and owns approximately 87.1% of the Cornerstone Partnership units.


     Cornerstone Partnership is a Delaware limited partnership formed in December 1997. Cornerstone Partnership's principal place of business is located at Tower 56, 126 East 56th Street, New York, New York 10022. Cornerstone has an internet web site at http://www.cstoneprop.com.

OPERATIONS

     The operations of the Cornerstone Partnership properties are conducted under the direction of Cornerstone, which is managed by its executive officers and board of directors.

OWNERSHIP AND MANAGEMENT OF CORNERSTONE PARTNERSHIP PROPERTIES

     All of the properties, with the exception of 191 Peachtree Street, Washington Mutual Tower, Norwest Center, 500 Boylston Street, 222 Berkeley Street, Market Square, 120 Montgomery Street, and One Post, all of which are referred to herein as the "joint venture properties," are owned directly or indirectly by Cornerstone Partnership. Cornerstone Partnership owns only a partial interest in the joint venture properties. Consequently, Cornerstone Partnership may not exercise sole decision-making authority with respect to the joint venture properties.


     Cornerstone Partnership conducts third party management operations through WCP Services, Inc., a partially-owned subsidiary of Cornerstone Partnership. Cornerstone Partnership owns 1% of the voting stock and 100% of the non-voting stock of WCP Services, which collectively represent 95% of the economic value of WCP Services.



     Cornerstone Partnership believes that all of the Cornerstone Partnership properties are adequately covered by insurance. Fifty-nine of the properties are located in California, an area of particular earthquake risk. Cornerstone Partnership carries earthquake insurance on all of its properties located in California; the policies, however, are subject to coverage limitations.


     The following table summarizes Cornerstone Partnership's interest in real estate investments at December 31, 1999. None of the properties listed below had either net book values equal to 10.0% or more of Cornerstone Partnership's total assets as of December 31, 1999 or gross revenues equal to 10.0% or more of Cornerstone Partnership's consolidated gross revenues for the year ended December 31, 1999.

                                                               CORNERSTONE
                MARKET NAME                   TOTAL RENTABLE   PARTNERSHIP       YEAR
                  PROPERTY                     SQUARE FEET     INTEREST (A)   CONSTRUCTED   LEASED   NOTES
                -----------                   --------------   ------------   -----------   ------   -----
BOSTON, MASSACHUSETTS
  Sixty State Street                               823,014        100.0%         1979        100%       B
  500 Boylston Street                              714,513         91.5%         1988        100%       C
  222 Berkeley Street                              530,844         91.5%         1991        100%       C
  125 Summer Street                                463,691        100.0%         1989         74%
  One Memorial Drive                               352,764        100.0%         1985        100%       D
                                                ----------                                   ---
  MARKET TOTAL                                   2,884,826                                    96%
SAN MATEO COUNTY, CALIFORNIA
  Bayhill (4 buildings)                            514,255        100.0%      1982-1987       96%       E
  Peninsula Office Park (7 buildings)              492,044        100.0%      1971-1998      100%       E
  Seaport Centre                                   463,418        100.0%         1988        100%       E
  Bay Park Plaza (2 buildings)                     257,058        100.0%      1985-1998      100%       E
  One Bay Plaza                                    176,533        100.0%         1979         99%       E
                                                ----------                                   ---
  MARKET TOTAL                                   1,903,308                                    99%
ATLANTA, GEORGIA
  191 Peachtree Street                           1,215,288         80.0%         1991         98%     C,F
  200 Galleria                                     432,698        100.0%         1985         98%       C
                                                ----------                                   ---
  MARKET TOTAL                                   1,647,986                                    98%
EAST BAY, CALIFORNIA
  Corporate Centre (2 buildings)                   329,348        100.0%      1985-1987       96%       E
  ADP Plaza (2 buildings)                          300,308        100.0%      1987-1989       95%       E
  PeopleSoft Plaza                                 277,562        100.0%         1984        100%       E
  Norris Tech Center (3 buildings)                 260,513        100.0%      1984-1990      100%       E
  Golden Bear Center                               160,587        100.0%         1986         99%       E
  2700 Ygnacio Valley Road                         103,214        100.0%         1984         99%       E
  Park Plaza                                        87,040        100.0%         1986        100%       E
  1600 South Main                                   83,277        100.0%         1983         98%       E
                                                ----------                                   ---
  MARKET TOTAL                                   1,601,849                                    98%
SEATTLE, WASHINGTON
  Washington Mutual Tower (3 buildings)          1,154,560         50.0%         1988         98%       G
  110 Atrium Place                                 215,172        100.0%         1981        100%       E
  Island Corporate Center                          100,009        100.0%         1987         97%       E
                                                ----------                                   ---
  MARKET TOTAL                                   1,469,741                                    98%
SANTA CLARA COUNTY, CALIFORNIA
  Pruneyard Office (3 buildings)                   354,629        100.0%      1971-1999       99%     E,H
  10 Almaden                                       294,809        100.0%         1989        100%       E
  Pruneyard Shopping Center                        252,210        100.0%        1970s         90%       E
  Embarcadero Place (4 buildings)                  192,081        100.0%         1984        100%       E
  Pruneyard Inn                                     94,500        100.0%         1989        N/A      E,I
                                                ----------                                   ---
  MARKET TOTAL                                   1,188,229                                    98%

                                                               CORNERSTONE
                MARKET NAME                   TOTAL RENTABLE   PARTNERSHIP       YEAR
                  PROPERTY                     SQUARE FEET     INTEREST (A)   CONSTRUCTED   LEASED   NOTES
                -----------                   --------------   ------------   -----------   ------   -----
SAN FRANCISCO, CALIFORNIA
  120 Montgomery Street                            420,310         66.7%         1955         95%       E
  One Post                                         391,450         50.0%         1969         99%       E
  201 California Street                            240,230        100.0%         1980         96%       J
  188 Embarcadero                                   85,183        100.0%         1985         99%       E
                                                ----------                                   ---
  MARKET TOTAL                                   1,137,173                                    97%
MINNEAPOLIS, MINNESOTA
  Norwest Center                                 1,117,439         50.0%         1988        100%       K
                                                ----------                                   ---
  MARKET TOTAL                                   1,117,439                                   100%
WASHINGTON, D.C./ALEXANDRIA, VIRGINIA
  Market Square (2 buildings)                      688,709         70.0%         1990         99%     C,L
  99 Canal Center                                  137,945        100.0%         1986        100%       C
  TransPotomac Plaza 5                              96,392        100.0%         1983        100%       C
  11 Canal Center                                   70,365        100.0%         1986         98%       C
                                                ----------                                   ---
  MARKET TOTAL                                     993,411                                    99%
SUBURBAN CHICAGO, ILLINOIS
  Corporate 500 Centre (4 buildings)               679,039        100.0%      1986/1990       99%       M
  One Lincoln Centre                               297,040        100.0%         1986         89%
                                                ----------                                   ---
  MARKET TOTAL                                     976,079                                    96%
SANTA MONICA/WEST LOS ANGELES, CALIFORNIA
  West Wilshire (2 buildings)                      235,787        100.0%      1960-1976       94%       E
  Wilshire Palisades                               186,714        100.0%         1981        100%       J
  Janss Court                                      125,709        100.0%         1989        100%     E,N
  Searise Office Tower                             122,292        100.0%         1975        100%       E
  Commerce Park                                     94,367        100.0%         1977         79%     E,O
  429 Santa Monica                                  83,243        100.0%         1982         88%       E
                                                ----------                                   ---
  MARKET TOTAL                                     848,112                                    95%
ORANGE COUNTY, CALIFORNIA
  Bixby Ranch                                      277,289        100.0%         1987         98%       E
  18301 Von Karman                                 219,508        100.0%         1991         88%       E
  2677 North Main                                  213,318        100.0%         1987         94%       E
                                                ----------                                   ---
  MARKET TOTAL                                     710,115                                    94%
SAN DIEGO, CALIFORNIA
  Centerside II                                    286,949        100.0%         1987         93%       E
  Crossroads                                       133,553        100.0%         1983        100%       E
                                                ----------                                   ---
  MARKET TOTAL                                     420,502                                    95%
NEW YORK CITY, NEW YORK
  527 Madison Avenue                               215,332        100.0%         1986        100%
  Tower 56                                         163,633        100.0%         1983         99%       P
                                                ----------                                   ---
  MARKET TOTAL                                     378,965                                    99%
LOS ANGELES, CALIFORNIA
  700 North Brand                                  202,531        100.0%         1981         94%       E
  Warner Park Center                                57,366        100.0%         1986        100%       E
                                                ----------                                   ---
  MARKET TOTAL                                     259,897                                    95%
CONEJO VALLEY (VENTURA), CALIFORNIA
  Westlake Spectrum (2 buildings)                  118,990        100.0%         1990         97%       E
  Agoura Hills                                     115,208        100.0%         1987        100%       E
                                                ----------                                   ---
  MARKET TOTAL                                     234,198                                    99%

                                                               CORNERSTONE
                MARKET NAME                   TOTAL RENTABLE   PARTNERSHIP       YEAR
                  PROPERTY                     SQUARE FEET     INTEREST (A)   CONSTRUCTED   LEASED   NOTES
                -----------                   --------------   ------------   -----------   ------   -----
OTHER REGIONS
  U.S. West (Murray, Utah)                         136,608        100.0%         1985         76%       E
  Exposition Centre (Sacramento, California)        72,971        100.0%         1984         70%       E
                                                ----------                                   ---
  MARKET TOTAL                                     209,579                                    74%
                                                ----------                                   ---
  TOTAL PORTFOLIO                               17,981,409                                    97%
                                                ----------
  Minority Interest Adjustment (Q)                (728,307)
                                                ----------                                   ---
  CORNERSTONE PORTFOLIO                         17,253,102                                    96%
                                                ==========                                   ===

---------------
(A) Unless noted below, cash flow and residual proceeds will be distributed to Cornerstone Partnership according to its percentage interest.

(B) On December 31, 1997, Cornerstone purchased the second mortgage on Sixty State Street. The mortgage is a cash flow mortgage through which all the economic benefits/risks (subject to the first mortgage) inure to Cornerstone Partnership. Cornerstone Partnership controls all major decisions regarding management and leasing. The total purchase price for the second mortgage was $131.5 million and is consolidated in buildings due to the above factors. The $78.4 million first mortgage on the property was originally recorded by Cornerstone as an $89.6 million liability due to its above-market interest rate. As of January 20, 1998 all of the interests stated above were contributed to Cornerstone Partnership in exchange for units.

    The second mortgage, which Cornerstone Partnership holds, is collateralized only by the improvements on Sixty State Street. Title to the improvements is owned by Sixty State Street Trust, the ground lessee under a ground lease that expires on December 28, 2067. The lease payments on the ground lease are $398,896 per annum throughout the term.


(C) On October 27, 1997, Cornerstone Partnership acquired interests in nine Class A office properties comprising approximately 4.5 million rentable square feet in Alexandria, Virginia (3 properties), Atlanta (2 properties), Boston (2 properties), Charlotte and Washington, D.C., as well as an undeveloped parcel of land in Chicago, which we refer to as the DIHC Portfolio. Cornerstone acquired the DIHC Portfolio for a purchase price of approximately $1.06 billion, consisting of approximately 34.2 million shares of Cornerstone common stock valued and recorded at $16.00 per share, approximately $260.0 million in cash and $250.0 million in promissory notes. The cash portion of the acquisition was financed with proceeds from Cornerstone's initial public offering in April 1997 and $54.0 million from its revolving credit facility. As of January 20, 1998 all of the interests stated above were contributed to Cornerstone Partnership in exchange for units. Cornerstone Partnership has since sold the asset in Charlotte as well as the undeveloped parcel of land in Chicago.


(D) On April 28, 1998, Cornerstone Partnership purchased One Memorial Drive in Cambridge, Massachusetts. The total purchase price for the property was approximately $112.5 million, approximately $23.5 million of which was paid in cash, approximately $29.0 million of which was paid in Cornerstone Partnership units valued at $17.50 per unit and approximately $60.0 million of which was paid in Cornerstone's common stock valued at $17.50 per share.

(E) This property was acquired as a result of the Wilson acquisition in December 1998. After receiving stockholder approval on December 14, 1998, Cornerstone Partnership acquired substantially all of the properties and real estate operations of William Wilson & Associates and related entities, or WW&A. We refer to this acquisition as the Wilson acquisition. As part of the Wilson acquisition, Cornerstone Partnership acquired interests in 69 Class A office properties, comprising approximately 9.2 million rentable square feet primarily in the San Francisco Bay Area and in Southern California, a shopping center consisting of approximately 252,000 rentable square feet in Santa Clara, California, a hotel consisting of 94,500 square feet in Santa Clara, California and 12.8 acres of developable land in the

     San Francisco Bay Area. Cornerstone Partnership has since sold 11 assets comprising approximately 1.2 million square feet.


     Cornerstone and Cornerstone Partnership acquired WW&A for a purchase price of approximately $1.8 billion, consisting of approximately 14.9 million shares of Cornerstone's common stock valued at $17.25 per share (recorded at $16.25 per share for GAAP purposes), approximately 16.2 million Cornerstone Partnership units valued at $17.25 per unit (recorded at $16.25 per unit for GAAP purposes), approximately $465.0 million in cash and the assumption of approximately $760.0 million of property and construction related debt (recorded at $773.7 million for GAAP purposes). The cash portion of the transaction was financed primarily from Cornerstone Partnership's revolving credit facility and the sale of $200.0 million of Cornerstone common stock to PGGM, an approximate 33.6% stockholder prior to the Wilson acquisition, priced at $17.25 per share.

(F) While Cornerstone Partnership's stated interest in the partnership that owns 191 Peachtree Street is 80.0%, its economic interest is significantly larger since it has acquired the first mortgage note on the property in the amount of $145.0 million, which earns interest at 9.375% and will receive a priority distribution on its acquired capital base. In 1999, the partner in the transaction, CH Associates, Ltd., received an annual incentive distribution (as defined) of $250,000, with Cornerstone Partnership receiving the remainder of the cash flow of the property.

     The partnership that owns 191 Peachtree Street leases a portion of the land upon which the project is located pursuant to a ground lease agreement. The agreement requires annual payments of $45,000 through January 31, 2002 and $75,000 through January 31, 2008. Thereafter, the annual rent increases $2,500 per year until the expiration date of January 31, 2087. The partnership records ground rental expense relating to this agreement on a straight-line basis. The ground lease is renewable for an additional 99 years.

(G) While Cornerstone Partnership's stated interest in the partnership that owns Washington Mutual Tower is 50.0%, its economic interest in the property is significantly larger due to priority distributions it receives on its invested capital base. For the year ended December 31, 1999, the Cornerstone Partnership received 100% of the cash distributions from the partnership that owns Washington Mutual Tower.

(H) The final phase of the Pruneyard complex, Pruneyard Place, was completed and occupied on April 1, 1999. The building was entirely pre-leased.

(I) The Pruneyard Inn is a three-story hotel. An expansion was completed in May 1999, increasing the number of rooms from 118 to 172.

(J) On June 3, 1998, Cornerstone Partnership purchased 201 California Street and Wilshire Palisades. The total purchase price for the properties was approximately $121.5 million, approximately $29.5 million of which was paid in cash, approximately $29.1 million of which was paid in Cornerstone Partnership units valued at $17.50 per unit and approximately $62.9 million of assumed debt (recorded at $64.6 million for GAAP purposes).

(K) While Cornerstone Partnership's stated interest in the partnership that owns Norwest Center is 50.0%, its economic interest in the property is significantly larger due to priority distributions it receives on its invested capital base. For the year ended December 31, 1999, Cornerstone Partnership's share of earnings and cash distributions from the partnership that owns Norwest Center was 74.4%.

(L) During 1998, through a series of transactions, Cornerstone Partnership acquired partnership interests with a stated interest of approximately 70.0% in the partnerships that own Market Square. Cornerstone Partnership's economic interest is significantly larger since it has acquired the first mortgage note on the property in the amount of $181.0 million which earns interest at 9.75% and will receive a priority distribution on its acquired capital base. In addition, Cornerstone Partnership acquired a "buffer loan," with accrued principal and interest of $49.0 million at purchase, which accrues interest at a rate of prime plus 1.25% and is payable from cash flow, refinancing or sales proceeds in excess of the first mortgage. During the year ended December 31, 1999, Cornerstone Partnership received 100% of the cash flow from the property. On November 14, 1998, Cornerstone

     Partnership purchased an additional interest in the partnerships that own Market Square which enabled it to gain sufficient control in order to consolidate the investment.

(M) On January 28, 1998, Cornerstone Partnership purchased Corporate 500 Centre in Deerfield, Illinois. This property consists of four Class A office buildings with approximately 679,000 rentable square feet. The consideration paid for this property was approximately $135.0 million in cash and approximately $15.0 million in Cornerstone Partnership units valued at $18.50 per unit, for a total purchase price of approximately $150.0 million. Cornerstone Partnership financed a portion of the purchase price with an $80.0 million mortgage loan from Bankers Trust Company, which mortgage was subsequently refinanced in October 1998.

(N) Janss Court is a seven-story class A mixed-use building containing approximately 126,000 square feet. In addition to approximately 93,000 square feet of retail and office space, Janss Court offers 32 apartments for a total of 33,000 rentable square feet of residential space.

(O) The property is subject to a ground lease agreement. The agreement requires annual payments of $115,000 through March 31, 2002 and $121,000 from April 1, 2002 through March 31, 2007. The lease payment increases every ten years thereafter according to a formula based on the Consumer Price Index. The ground lease expires on March 31, 2041.

(P) On January 5, 1998, Cornerstone purchased for approximately $5.5 million, the remaining participation rights in the cash flow and residual value of Tower 56 from the former participants for 307,692 shares of Cornerstone common stock. As a result, all of the cash flow and the residual value of Tower 56 inures to Cornerstone Partnership. As of January 20, 1998 all of the interests stated above were contributed to Cornerstone Partnership in exchange for Cornerstone Partnership units.

(Q) Rentable square feet includes an adjustment for the interest of a joint venture or minority partner. Calculations are based on the partners' percentage interest in the cash flows of the property.

TENANTS

     Cornerstone Parnership's tenants include local, regional, national and international companies engaged in a variety of businesses. The following table sets forth, as of December 31, 1999, information concerning the ten largest tenants ranked by their respective percentages of Cornerstone Partnership's aggregate annualized rent. Annualized rent is the monthly contractual base rent under existing leases as of December 31, 1999, multiplied by 12.

                                              WEIGHTED
                                               AVERAGE           PERCENTAGE                      PERCENTAGE OF
                                              REMAINING         OF AGGREGATE        AGGREGATE      AGGREGATE
                                NUMBER OF    LEASE TERM     PORTFOLIO ANNUALIZED    RENTABLE       OCCUPIED
          TENANT (A)            BUILDINGS   IN MONTHS (B)         RENT (C)         SQUARE FEET    SQUARE FEET
          ----------            ---------   -------------   --------------------   -----------   -------------
Norwest Corporation (Wells
  Fargo)                            4            181                 2.8%             795,424         4.6%
Massachusetts Financial
  Services                          1             38                 2.4%             328,540         1.9%
Hale & Dorr                         1            162                 2.4%             319,501         1.9%
Wachovia Bank                       1            108                 2.2%             380,442         2.2%
King & Spalding                     1            109                 2.0%             314,443         1.8%
The New England Life                2            105                 1.3%             216,978         1.3%
Perkins Coie                        1            132                 1.2%             240,127         1.4%
Houghton Mifflin                    1             86                 1.1%             225,883         1.3%
PeopleSoft Corporation              1            105                 1.0%             210,940         1.2%
McKesson HBOC, Inc.                 1            157                 0.6%             132,476         0.8%
                                                 ---                ----            ---------        ----
     TOTAL WEIGHTED AVERAGE
       (B)                                       123                17.0%           3,164,754        18.4%
                                                 ===                ====            =========        ====

---------------
(a) Actual tenant may be a subsidiary of, or an entity affiliated with, the named tenant.

(b) Weighted average calculation based on aggregate rentable square footage occupied by each tenant.

(c) "Annualized Rent" is the monthly contractual base rent under existing leases as of December 31, 1999 multiplied by 12.

RECENT DEVELOPMENTS

     Property Dispositions. In 1999, Cornerstone Partnership sold its interest in 13 office properties for gross proceeds of $495,705,000, comprising approximately 3.0 million rentable square feet in Charlotte, Denver, Phoenix (four properties), the San Francisco Bay Area (six properties) and Southern California. Also during 1999, Cornerstone Partnership acquired a six-acre development project in the San Francisco Bay Area for approximately $36 million. On March 15, 2000 and March 23, 2000, Cornerstone Partnership sold its interest in two properties located in East Bay, California for gross proceeds of $14,425,000 and $12,800,000, respectively. The properties had been acquired as part of the Wilson acquisition in December 1998.

     Prudential/Northwestern Debt Restructuring. On June 23, 1999, Cornerstone Partnership restructured approximately $163.0 million of property-related debt with Prudential Insurance of Company of America and Northwestern Mutual Life Insurance Company. The restructuring involved retiring 17 of the individual property-related debts and creating a single $180.0 million term loan which is cross-collateralized by six of Cornerstone Partnership's properties. The loan has a ten-year term and bears interest at 7.26% per annum.

     Northwestern Debt Restructuring. On October 6, 1999, Cornerstone Partnership restructured approximately $219.9 million of individual property-related debt with Northwestern Mutual Life Insurance Company. The restructuring involved retiring the individual property-related debt and creating a single $275.0 million term loan which is cross-collateralized by five of the original six properties. The loan has a ten-year term and bears interest at 7.23%. Upon closing the loan, the lien on 10 Almaden was released and the property was added to Cornerstone Partnership's unencumbered pool.

     Development Project Modification. In April 1998, Cornerstone Partnership entered into a contract to acquire from the developer the 928,857 square-foot Piper Jaffray building under construction in Minneapolis. In November 1999, this contract was amended in connection with a 350,000 square-foot expansion lease with a major tenant of the building. The contract was amended to provide for a purchase price equal to the costs incurred in construction and development plus a fixed amount to the developer plus an additional amount based on the leasing of the building. In addition, at Cornerstone Partnership's election, the closing of the acquisition may occur prior to the completion of the building, but the developer will remain obligated to complete the project.

     400 Capitol Mall Acquisition. On January 21, 2000, Cornerstone Partnership purchased 400 Capitol Mall in Sacramento, California. This property contains approximately 502,000 rentable square feet. The total purchase price for the property was approximately $130.0 million, consisting of approximately $128.0 million in cash which were section 1031 exchange funds from the sale of One Norwest Center in Denver, Colorado, and approximately $2.0 million of which was paid in Cornerstone Partnership units valued at $17.25 per unit.

COMPETITION

     The leasing of real estate is highly competitive. Cornerstone Partnership's properties compete for tenants with similar properties located in its markets primarily on the basis of location, rent charged, services provided and the design and condition of the improvements.

MORTGAGE INDEBTEDNESS

     The following table sets forth certain information regarding the consolidated debt obligations of Cornerstone Partnership as of December 31, 1999 and 1998, including mortgage obligations relating to the properties. All of this debt is nonrecourse to Cornerstone Partnership. However, notwithstanding the nonrecourse indebtedness, the lender may have the right to recover deficiencies from Cornerstone Partnership in certain circumstances, including fraud, misappropriation of funds and environmental liabilities (dollar amounts in thousands).

                                                                        MATURITY
PROPERTY                        AMORTIZATION    INTEREST RATE (A)         DATE          12/31/99     12/31/98
--------                        -------------   -----------------      ----------      ----------   ----------
FIXED RATE DEBT
TransPotomac Plaza (B)........  Interest Only               7.28%        Oct-2000      $   65,000   $   65,000
West Wilshire Office and
  Medical.....................        25 year               6.90%        Jan-2002          16,926       17,301
Searise Office Tower..........        25 year               6.90%        Jan-2002          11,607       11,864
Exposition Centre.............        25 year               6.90%        May-2002           5,081        5,200
Wilshire Palisades............        22 year               6.70%        Jul-2002          29,047       29,902
110 Atrium Place..............        30 year               6.90%        Mar-2004          21,517       21,838
527 Madison Avenue and
  One Lincoln Centre (B)......  Interest only               7.47%        Oct-2004          65,000       65,000
Sixty State Street............        30 year               6.84%        Jan-2005          85,420       87,627
Island Corporate Center.......        30 year               6.90%        Apr-2005          13,170       13,294
Washington Mutual Tower.......  Interest only               7.53%        Nov-2005          79,100       79,100
Norwest Center................  Interest only               8.74%        Dec-2005         110,000      110,000
Agoura Hills..................        25 year               6.90%        Dec-2005          12,003       12,328
Janss Court...................        30 year               6.90%        Dec-2005          18,357       18,723
Bayhill 4, 5, 6 & 7...........        25 year               6.90%        Dec-2006          57,764       59,071
Market Square (C) and
  200 Galleria (B)............  Interest only               7.54%        Oct-2007         120,000      120,000
Corporate 500 Centre..........        25 year               6.66%        Nov-2008          88,424       89,765
188 Embarcadero (D)...........        25 year               7.26%        Aug-2009          15,606        9,135
Centerside II (D).............        25 year               7.26%        Aug-2009          24,254       13,818
700 North Brand (D)...........        25 year               7.26%        Aug-2009          26,938       18,108
Golden Bear Center (D)........        25 year               7.26%        Aug-2009          20,477       15,753
Bixby Ranch (D)...............        25 year               7.26%        Aug-2009          28,528       20,243
One Memorial Drive (D)........        25 year               7.26%        Aug-2009          63,119           --
125 Summer Street (E).........        25 year               7.23%        Nov-2009          78,844       50,000
Tower 56 (E)..................        25 year               7.23%        Nov-2009          25,024       17,548
Peninsula Office Park 1, 3, 4,
  5, 6, 8 & 9 (E).............        25 year               7.23%        Nov-2009          88,128       60,242
Embarcadero Place (E).........        25 year               7.23%        Nov-2009          38,149       26,061
201 California Street (E).....        25 year               7.23%        Nov-2009          44,504       33,071
                                                                                       ----------   ----------
    Total Fixed Rate Debt.....                              7.31%(F)      7.1 yrs(F)   $1,251,987   $1,069,992
                                                                                       ----------   ----------

VARIABLE RATE DEBT
Seaport Centre (G)............  Interest only    LIBOR plus 1.50%        Dec-2000          58,000       58,000
The Pruneyard.................        24 year    LIBOR plus 1.50%        Jul-2000          60,947       49,384
120 Montgomery Street.........        24 year    LIBOR plus 1.40%        Nov-2002          48,160       46,930
Norris Tech Center............        25 year    LIBOR plus 1.65%        Dec-2003          16,066       16,392
Other loans...................        Various            Various          Various             245          597
                                                                                       ----------   ----------
    Total Variable Rate
      Debt....................                              7.48%(F)      1.5 yrs(F)   $  183,418   $  171,303
                                                                                       ----------   ----------

                                                                        MATURITY
PROPERTY                        AMORTIZATION    INTEREST RATE (A)         DATE          12/31/99     12/31/98
--------                        -------------   -----------------      ----------      ----------   ----------
REPAID DEBT
18301 Von Karman (H)..........             --                 --               --              --       10,647
1600 South Main (H)...........             --                 --               --              --        5,038
Biltmore Lakes (H)............             --                 --               --              --       11,468
Belmont Shores (H)............             --                 --               --              --        9,839
2677 North Main (H)...........             --                 --               --              --       10,774
2700 Ygnacio Valley Road
  (H).........................             --                 --               --              --        5,035
Westlake Spectrum (H).........             --                 --               --              --        3,993
Park Plaza (H)................             --                 --               --              --        4,940
Warner Park Center (H)........             --                 --               --              --        5,213
429 Santa Monica (H)..........             --                 --               --              --       10,176
Crossroads (H)................             --                 --               --              --        7,339
Westlake Spectrum II (H)......             --                 --               --              --        5,284
Two ADP Plaza (I).............             --                 --               --              --       13,400
Two Corporate Centre (I)......             --                 --               --              --       18,600
One & Two Gateway (J).........             --                 --               --              --        8,679
Scottsdale Centre (J).........             --                 --               --              --        7,745
66 Bovet (J)..................             --                 --               --              --        3,939
One Norwest Center (K)........             --                 --               --              --       98,252
1300 South El Camino (J)......             --                 --               --              --        4,007
10 Almaden (L)................             --                 --               --              --       33,885
                                                                                       ----------   ----------
    Total Repaid Debt.........                                                         $       --   $  278,253
                                                                                       ----------   ----------
Total Cornerstone Partnership
  Debt before Adjustments.....                              7.33%(F)      6.4 yrs(F)   $1,435,405   $1,519,548
                                                                                       ----------   ----------
Adjustments:
One Post (M)..................        25 year               6.90%          Dec-02          17,220       17,250
120 Montgomery (N)............        24 year    LIBOR plus 1.40%          Nov-02         (16,037)     (15,646)
Norwest Center (N)............  Interest only               8.74%          Dec-05         (28,215)     (24,310)
                                                                                       ----------   ----------
Total Adjustment..............                                                         $  (27,032)  $  (22,706)
                                                                                       ----------   ----------
Total Cornerstone Partnership
  Share of Debt...............                              7.30%(F)      6.4 yrs(F)   $1,408,373   $1,496,842
                                                                                       ==========   ==========

---------------
(A) The interest rate is the stated interest rate for Cornerstone Partnership originated debt or the prevailing market rate at the time of acquisition for debt assumed as part of an acquisition.

(B) The three notes arising from the acquisition of several properties from PGGM are cross-collateralized, having the effect of forming a "collateral pool" for the underlying notes.

(C) The collateral for this loan is a pledge of the $181.0 million first mortgage loan on Market Square that Cornerstone Partnership purchased from PGGM.

(D) The six notes arising from the restructuring of certain debt with Prudential Insurance Company of America and Northwestern Mutual Life Insurance Company are cross-collateralized, having the effect of forming a "collateral pool" for the underlying notes.

(E) The five notes arising from the restructuring of certain debt with Northwestern Mutual Life Insurance Company are cross-collateralized, having the effect of forming a "collateral pool" for the underlying notes.

(F) Weighted-average interest rate and maturity of Cornerstone Partnership's long-term debt.

(G) On December 15, 1999, through an extension and modification agreement, the maturity date of the $58.0 million variable rate debt held on Seaport Centre was extended from December 31, 1999 to December 31, 2000. All other terms of the note remain unchanged.

(H) These 12 notes were prepaid as part of the Prudential Insurance Company of America and Northwestern Mutual Life Insurance Company restructuring, see note (D) above. All the notes had a mark to market interest rate of 6.9% and maturity dates ranging from April 2000 to March 2003.

(I) On January 4, 1999, in connection with the Wilson acquisition, Cornerstone Partnership prepaid the notes on Two ADP Plaza and Two Corporate Centre.

(J) These notes were prepaid in conjunction with the sale of these properties.

(K) The note was assumed by the purchaser as of the date of closing, in conjunction with the sale of this property during the fourth quarter.

(L) This note was prepaid as part of the Northwestern Mutual Life Insurance Company restructuring, see note (E) above. This note had a mark to market interest rate of 6.9% and a maturity of April 2004.

(M) Amount relates to Cornerstone Partnership's share of property debt as this property is accounted for under the equity method of accounting.

(N) Amounts relate to the joint venture or minority partners' portion of the total debt. Calculations are based on the partners' 1999 percentage participation in the cash flow of such property.

     The combined aggregate amount of maturities for all long-term borrowings for 2000 through 2004 are $183,947,000, $0, $110,821,000, $16,066,000 and
$86,517,000, respectively.

REVOLVING CREDIT FACILITY

     Cornerstone Partnership has a $550.0 million revolving credit facility with a syndicate of 17 banks led by Deutsche Bank, The Chase Manhattan Bank and Bank of America for acquisitions and general working capital purposes as well as the issuance of letters of credit, which we refer to as the revolving credit facility. The interest rate on the facility depends on Cornerstone Partnership's ratio of total debt to asset value (as defined) at the time of borrowing and will be at a spread of 1.10% to 1.40% over the applicable LIBOR or prime rate at the borrower's option. The letters of credit will be priced at the applicable Eurodollar credit spread. The revolving credit facility expires on November 3, 2001. As of December 31, 1999, $329.0 million of the facility was outstanding at a rate of approximately 8.0%. Of this amount, approximately $250.0 million is fixed with interest rate swaps, which effectively fix the rate at 6.47%. Beginning January 2000, the rate will be reduced to 5.41% through the expiration of the swaps in December 2000. The revolving credit facility contains certain restrictive covenants including: (a) a limitation on Cornerstone Partnership's dividend to 90.0% of funds from operations and 110.0% of funds available for distribution, both as defined in the agreement; (b) the percentage of total liabilities to total property asset value (as defined) cannot exceed 55.0%; (c) the ratio of adjusted EBITDA to interest expense may not be less than 2.00 to
1.00 through July 1, 1999 and 2.25 to 1.00 thereafter; (d) the fixed charge coverage ratio may not be less than 1.75 to 1.00; and (e) the ratio of total property asset value (as defined) to secured indebtedness may not be less than
2.22 to 1.00. The above terms reflect an amendment to the revolving credit facility that occurred during 1999. The amendment allowed Cornerstone Partnership to temporarily increase its leverage from 55.0% to 60.0% in (b) above for a short period, which has since expired. Cornerstone Partnership also increased its ability to enter into mortgage debt under (e) above by decreasing the required ratio from 2.5 to 1.00 to 2.22 to 1.00.

LEGAL PROCEEDINGS

     In the ordinary course of business, Cornerstone Partnership is subject to tenant and property related claims and other litigation. It is the opinion of management, after consultation with outside counsel, that the resolution of these claims will not have a material effect on the consolidated financial condition or results of operations of Cornerstone Partnership.

              CORNERSTONE PARTNERSHIP MANAGEMENT'S DISCUSSION AND
           ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the selected historical consolidated financial data of Cornerstone Partnership and the historical consolidated financial statements and notes of Cornerstone Partnership. See "Summary -- Partnership Merger Selected Historical Consolidated Financial Data -- Cornerstone Partnership" on page 9 and "Cornerstone Partnership Historical Consolidated Financial Statements" on page F-20.

     When used in the following discussion, the words "believes," "anticipates," and similar expressions are intended to identify "forward-looking statements." Such statements are subject to various risks and uncertainties, which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these "forward-looking statements," which speak only as of the date hereof. Cornerstone Partnership undertakes no obligation to publicly release the result of any revisions of these "forward-looking statements," which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RESULTS OF OPERATIONS

     Cornerstone Partnership's principal source of income is rental revenues received through its investment in 76 fee simple investments, six real estate partnerships, one limited liability company, one co-tenancy agreement and one mortgage. NWC Limited Partnership, which we refer to as NWC, Third and University Limited Partnership, which we refer to as Third Partnership, One Ninety One Peachtree Associates, which we refer to as 191 Peachtree, Two Twenty Two Berkeley Associates, which we refer to as 222 Berkeley, Five Hundred Boylston West Venture, which we refer to as 500 Boylston, and Avenue Associates Limited Partnership, which we refer to as Market Square (since November 1,
1998), have been consolidated because Cornerstone Partnership has the majority interest in the economic benefits and is or has the right to become managing general partner at its sole discretion. 120 Montgomery Associates, LLC, which we refer to as 120 Montgomery, has been consolidated because Cornerstone Partnership has the majority interest in the economic benefits and control of the major decisions of the limited liability company. Cornerstone Partnership has accounted for its investment in Market Square (from February 1, 1998 through October 31, 1998) and One Post using the equity method of accounting because it did not or, in the case of One Post, does not have sufficient control of the day-to-day operations of the investment.

     PROPERTY RESULTS. For the years ended December 31, 1999 and 1998 property results can be summarized as follows (in thousands):

                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Office and parking rentals..................................  $607,409    $321,097
Less:
  Building operating expenses...............................   132,630      71,404
  Real estate taxes.........................................    71,554      44,184
  Depreciation and amortization.............................    96,726      57,031
                                                              --------    --------
Total operating expenses....................................   300,910     172,619
                                                              --------    --------
Total property income.......................................  $306,499    $148,478
                                                              ========    ========


     The increase in property income from 1998 to 1999 of $158.0 million was due to a net increase of $120.5 million derived from the interests in 69 properties acquired as part of the Wilson acquisition on December 16, 1998 (Cornerstone Partnership has since sold 11 of these properties); an increase of $14.2 million from Market Square, which was consolidated starting November 1998; an increase of $9.4 million from four properties acquired during 1998 (Wilshire Palisades, $2.0 million; One Memorial Drive, $2.6 million; 201 California Street, $1.4 million; and Corporate 500 Centre, $3.4 million); and a net increase of $15.6 million related to the properties held during both periods resulting primarily from increased leasing activity, increased rental rates and a reduction in depreciation due to fully depreciated leasing costs as well as the discontinued recording of depreciation on properties held for sale. These increases were offset by a $0.3 million decrease due to an asset sale during 1999 and a $1.4 million decrease at 125 Summer Street due to a large vacant space for a portion of 1999.

     EARNINGS IN JOINT VENTURES

     The earnings in joint ventures of approximately $0.9 million in 1999 is comprised of Cornerstone Partnership's investments in One Post and WCP Services, Inc., both of which were acquired as part of the Wilson acquisition.

     The earnings in joint ventures of approximately $11.6 million in 1998 was mainly due to the acquisition of the partnership interest in Market Square in January 1998. The investment in Market Square was accounted for under the equity method of accounting from February 1998 through October 1998 due to the lack of sufficient control of the day-to-day operations of the investment. In November 1998, Cornerstone Partnership gained sufficient control of the investment and began consolidating this investment. The amount attributable to Market Square of $11.3 million is comprised of approximately $17.1 million of interest earned on the loans, which was offset by an equity in loss of approximately $5.8 million. The remaining $0.3 million of earnings in joint ventures is comprised of equity earnings from Cornerstone Partnership's investments in One Post and WCP Services, Inc.

     INTEREST AND OTHER INCOME

     Interest and other income was $8.0 million in 1999 and $6.6 million in 1998. These amounts primarily consist of interest earned from short-term investments, tenant alteration income in 1998, lease cancellation income, interest earned on a mortgage note receivable in 1998, a note receivable from a partner and management fee income.

     The 1999 increase in interest and other income of $1.4 million from 1998 is due to a $1.4 million increase in other income, a $1.5 million increase in management fee income and a $2.0 million increase in interest earned from short-term investments. These increases were offset by a $1.0 million decrease in interest income from the mortgage loan and "buffer loan" on Market Square, a $2.3 million decrease in tenant alteration income and a $0.2 million decrease in lease cancellation income.

     INTEREST EXPENSE

     Interest expense incurred by Cornerstone Partnership was $137.0 million and $63.4 million for 1999 and 1998, respectively.

     The increase in 1999 from 1998 of approximately $73.6 million is due to an increase of $40.5 million from the property mortgages assumed as part of the Wilson acquisition; an increase of $24.2 million on the revolving credit facility mainly due to increased borrowings; a $2.4 million increase in interest expense related to One Memorial Drive, which is included in the new $180.0 million loan that was completed in June 1999 (see "-- Mortgage Indebtedness" below); an increase of $1.1 million on the Corporate 500 Centre loan due mainly to the property being acquired on January 28, 1998; an increase of $1.9 million on the 201 California Street and Wilshire Palisades loans mainly due to these properties being acquired on June 3, 1998; an increase of $0.6 million in the amortization of deferred financing costs; an increase of $1.1 million on the DIHC portfolio loans due to the sale of the Dearborn land in March 1998; a net increase of $1.0 million on the Sixty State Street, Washington Mutual Tower and Norwest Center loans due to the Cornerstone Partnership being formed on January 20, 1998; and an increase of $1.0 million in interest expense related to 125 Summer Street and Tower 56, which were included in the new $275.0 million loan that was completed in October 1999 (see "-- Mortgage Indebtedness" below). These increases were offset by a $0.2 million decrease in interest on the One Norwest Center loan due to the refinancing of this loan in September 1998.

     GENERAL AND ADMINISTRATIVE EXPENSES

     The aggregate amount of Cornerstone Partnership's general and administrative expenses increased to $27.0 million in 1999 from $12.4 million in 1998. The increase of $14.6 million in 1999 from 1998 is due mainly to the additional employees, space, systems and other support necessary to manage the substantial growth in assets of Cornerstone Partnership during the most recent twenty-three month period.

     GAIN (LOSS) ON SALE OF REAL ESTATE ASSETS

     During 1999, Cornerstone Partnership sold its interest in 13 office properties for gross proceeds of $495.7 million, comprising approximately 3.0 million rentable square feet in Charlotte, Denver, Phoenix (four properties), the San Francisco Bay Area (six properties) and Southern California, resulting in a gain of approximately $131.0 million.


     On March 31, 1998, Cornerstone Partnership sold the Dearborn land (an undeveloped parcel of land in Chicago that was acquired as part of the acquisition of the PGGM portfolio in October 1997) for gross proceeds of approximately $19.0 million, resulting in a loss of approximately $0.3 million.



     On December 29, 1998, Market Square sold a condominium unit located in Washington D.C., for gross proceeds of approximately $0.3 million, resulting in a gain of approximately $0.1 million.


     MINORITY INTEREST IN JOINT VENTURES

     The increase in minority interest in joint ventures from 1998 to 1999 of $1.4 million is due to the change in the components of the joint venture properties, as well as the increased income at the joint venture properties which affects the allocation of minority interest to the Cornerstone Partnership's joint venture partners.

LIQUIDITY AND CAPITAL RESOURCES

     CASH FLOW (DOLLAR AMOUNTS IN THOUSANDS)


                                                                FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                             ------------------------
                                                                1999          1998
                                                             ----------    ----------
CASH FLOW PROVIDED BY (USED IN):
Operating activities.......................................  $  223,115    $  173,958
Investing activities.......................................      52,488      (849,830)
Financing activities.......................................    (317,536)      737,484
Earnings to fixed charges ratio............................        2.84          2.06


     YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998


     Cash provided by operating activities increased to approximately $223.1 million for 1999 from $174.0 million for 1998. The increase is primarily due to the cash flows from the interests in 69 properties acquired in the Wilson acquisition. Cornerstone Partnership has since sold 11 of these assets.



     Cash provided by investing activities was approximately $52.5 million for 1999 whereas $849.8 million was used for 1998. The net increase in cash provided by investing activities of $902.3 million is primarily due to the following: during 1998 Cornerstone Partnership purchased Corporate 500 Centre for $135.0 million, One Memorial Drive for $23.5 million, 201 California Street and Wilshire Palisades for $29.5 million, and the properties acquired in the Wilson acquisition for $465.0 million; during 1998, Cornerstone Partnership incurred an additional $144.2 million in additions to existing properties whereas Cornerstone Partnership incurred $79.3 million in additions to existing properties for the same period in 1999; and during 1999, Cornerstone Partnership sold 13 properties for proceeds net of escrow amounts of $136.7 million whereas Cornerstone Partnership sold two real estate investments for proceeds of $19.1 million during the same period in 1998. Further adding to the increase was the net change in investments in real estate joint ventures of approximately $31.4 million and a decrease in other investments of $36.9 million during 1999. These amounts were offset by a decrease of $1.4 million in the repayment of a notes receivable from a related party (the note was paid off in January 1999).


     Cash used in financing activities was $317.5 million during 1999, whereas $737.5 million of cash was provided by financing activities for 1998. The net increase in cash used in financing activities of $1,055.0 million is due to the following: a decrease in the amount received from unit offerings of $462.3 million (Cornerstone had a secondary offering in February 1998 of approximately $262.3 million and an additional stock purchase by PGGM of $200.0 million whereas there were no stock offerings during 1999); an increase in the costs associated with the repurchase of units of approximately $4.9 million in 1999; a decrease in borrowings under the credit facility of $437.5 million; an increase in repayments under mortgage loans of $429.6 million; a decrease in proceeds received from the distribution reinvestment plan of $4.4 million; an increase of $13.1 million in debt prepayment costs; an increase of $1.2 million in unitholder redemptions; a decrease in contributed capital from Cornerstone of $59.4 million and an increase in distributions to minority partners and unitholders of $0.7 million and $52.6 million, respectively. These increases were offset by the following: an increase of $362.6 million in borrowings under mortgage loans; a decrease of $23.5 million in repayments under the credit facility; a $4.7 million increase in restricted cash; a decrease of $18.1 million in unit issuance costs; and an increase of $1.8 million in option exercise proceeds.


     The ratio of earnings to fixed charges and dividends on preferred units increased to 2.84 at December 31, 1999 from 2.06 at December 31, 1998, due mainly to the net gain on real estate assets during 1999.

     EQUITY TRANSACTIONS

     On January 20, 1998, Cornerstone converted its corporate structure into an umbrella limited partnership REIT, which is commonly referred to as an UPREIT. Under the UPREIT structure, Cornerstone assigned substantially all of its assets to Cornerstone Partnership in exchange for 3,030,303 preferred units and 82,634,231 common units.

     On February 6, 1998, Cornerstone completed a secondary public offering of 14,375,000 shares of common stock at $18.25 per share. The shares were placed in the U.S. through a syndicate of seven investment banks led by Merrill Lynch & Co. Cornerstone contributed net proceeds to Cornerstone Partnership of approximately $247.9 million (approximately $262.3 million in gross proceeds less an underwriting discount of approximately $13.7 million and expenses of approximately $0.7 million) in exchange for a corresponding number of units. The net proceeds were used to repay outstanding borrowings under the revolving credit facility and for working capital purposes.

     On February 27, 1998, through a dividend reinvestment plan, Cornerstone received proceeds of approximately $2.0 million and issued an additional 109,007 shares of common stock to stockholders. The net proceeds were contributed to Cornerstone Partnership in exchange for a corresponding number of units.

     On April 28, 1998, Cornerstone issued 3,428,571 shares of Common Stock to the Prudential Insurance Company of America, or Prudential, and Cornerstone Partnership issued 1,657,426 units to certain other persons as partial consideration for the acquisition of One Memorial Drive. Such securities were not registered under the Securities Act of 1933, as amended, and were issued in an exempt transaction pursuant to section 4(2) of the Securities Act. Cornerstone has filed a registration statement on Form S-3 to register under the Securities Act the resale by Prudential of such shares of common stock. In connection with the acquisition, Cornerstone Partnership issued 3,428,571 units to Cornerstone in exchange for the corresponding real estate investment.

     On May 20, 1998, Cornerstone increased the number of authorized preferred stock from 15,000,000 shares to 65,000,000 shares and, as a result, Cornerstone Partnership increased the number of authorized preferred units from 15,000,000 units to 65,000,000 units.

     On May 29, 1998, through a dividend reinvestment plan, Cornerstone received proceeds of approximately $1.8 million and issued an additional 98,487 shares of common stock to stockholders. The net proceeds were contributed to Cornerstone Partnership in exchange for a corresponding number of units.

     On June 3, 1998, Cornerstone Partnership issued a total of 1,665,663 units to certain persons in connection with the acquisition of 201 California Street and the Wilshire Palisades building. Such securities were not registered under the Securities Act and were issued in an exempt transaction pursuant to section 4(2) of the Securities Act.

     On August 31, 1998, through a dividend reinvestment plan, Cornerstone received proceeds of approximately $1.5 million and issued an additional 94,610 shares of common stock to stockholders. The net proceeds were contributed to Cornerstone Partnership in exchange for a corresponding number of units.

     On November 30, 1998, through a dividend reinvestment plan, Cornerstone received proceeds of approximately $1.5 million and issued an additional 95,300 shares of common stock to stockholders. The net proceeds were contributed to Cornerstone Partnership in exchange for a corresponding number of units.

     On December 16, 1998, as part of the consideration paid by Cornerstone Partnership in connection with the Wilson acquisition, Cornerstone issued 14,884,417 shares of common stock and Cornerstone Partnership issued 16,187,724 units to the former owners of WW&A and the Wilson properties. Such securities were not registered under the Securities Act and were offered and sold in a private offering pursuant to section 4(2) of the Securities Act and Regulation D promulgated thereunder. Cornerstone has filed a registration statement on Form S-3 to register under the Securities Act the resale by the holders thereof of the 14,884,417 shares of common stock issued in connection with the Wilson acquisition and 16,187,724 shares of common stock issuable upon redemption of the Cornerstone Partnership units issued in connection with the Wilson acquisition. In connection with the acquisition, Cornerstone Partnership issued 14,884,417 units to Cornerstone in exchange for the corresponding investment.

     On December 16, 1998, in connection with the Wilson acquisition, Cornerstone issued 11,594,203 shares of common stock to PGGM. Such shares were not registered under the Securities Act and were offered and sold to PGGM in a private offering pursuant to section 4(2) of the Securities Act. The proceeds were contributed to Cornerstone Partnership in exchange for a corresponding number of units.

     On May 12, 1999, Cornerstone received proceeds of approximately $1.8 million and issued an additional 127,000 shares of common stock due to the exercise of certain stock options. The proceeds were contributed to Cornerstone Partnership in exchange for a corresponding number of units.

     On May 28, 1999, through a dividend reinvestment plan, Cornerstone received proceeds of approximately $1.2 million and issued an additional 76,603 shares of common stock. The net proceeds were contributed to Cornerstone Partnership in exchange for a corresponding number of units.

     On July 30, 1999, as a result of the redemption of Cornerstone Partnership units on a one-for-one basis, Cornerstone issued an additional 562,588 shares of Common stock.

     On August 3, 1999, as a result of the redemption of Cornerstone Partnership units on a one-for-one basis, Cornerstone issued an additional 562,587 shares of common stock.

     On August 17, 1999, Cornerstone reacquired 10,833 shares of restricted common stock as a result of the forfeiture of these shares by an employee of Cornerstone.

     On August 31, 1999, through a dividend reinvestment plan, Cornerstone received proceeds of approximately $1.1 million and issued an additional 70,974 shares of common stock. The net proceeds were contributed to Cornerstone Partnership in exchange for a corresponding number of units.

     During December 1999, Cornerstone repurchased 347,400 shares of its outstanding common stock for an aggregate cost of approximately $4.9 million through its repurchase program. Cornerstone Partnership redeemed a corresponding number of units held by Cornerstone and contributed the proceeds to Cornerstone to effect the repurchase.

     FUNDS FROM OPERATIONS

     Cornerstone Partnership calculates funds from operations, or FFO, based upon guidance from the National Association of Real Estate Investment Trusts, or NAREIT. FFO is defined as net income or loss (computed in accordance with GAAP), excluding gains or losses from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated joint ventures.

     Industry analysts generally consider FFO to be an appropriate measure of performance of a REIT. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, or GAAP, and, therefore, should not be considered a substitute for net income as a measure of performance or a substitute for cash flow from operations as a measure of liquidity calculated in accordance with GAAP.

     Cornerstone Partnership believes that FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating activities, financing activities and investing activities, it provides investors an understanding of the ability of Cornerstone Partnership to generate earnings from its recurring operations, after the payment of all administrative costs and interest expense. For cash flows from operating, financing, and investing activities in accordance with GAAP. See the Consolidated Statements of Cash Flows included in the Cornerstone Historical Consolidated Financial Statements on page F-24.

     Included in FFO for 1999 and 1998, is approximately $25.3 million and $14.5 million, respectively, for free and deferred rental income (after adjustment for minority interest).

     The table below sets forth the adjustments which were made to the net income of Cornerstone Partnership in the calculation of FFO for the last two years (amounts in thousands):

                           FUNDS FROM OPERATIONS (1)

                                                                1999         1998
                                                              ---------    --------
NET INCOME:.................................................  $ 265,249    $ 82,024
  NAREIT adjustments:
  Depreciation and amortization (2).........................     96,726      57,031
  Minority adjustments......................................     (2,686)     (2,022)
  Unconsolidated depreciation (3)...........................      1,507       4,054
  Cumulative effect of a change in accounting principle.....        630          --
  (Gain) loss on sale of assets.............................   (131,034)        173
  Extraordinary loss........................................     10,787       4,303
OTHER ADJUSTMENTS:
  Amortization on rent notes................................         --       1,494
  Severance payments........................................        861         478
                                                              ---------    --------
FUNDS FROM OPERATIONS.......................................    242,040     147,535
                                                              =========    ========

---------------
(1) Although Cornerstone Partnership believes that this table is a full and fair presentation of Cornerstone Partnership's FFO, similarly captioned items may be defined differently by other REITs, in which case direct comparisons may not be possible.

(2) The depreciation and amortization adjustment does not include amortization of deferred financing costs and depreciation of non-real estate assets in accordance with guidance from NAREIT. For the years ended December 31, 1999 and 1998, depreciation and amortization includes approximately $4.0 million and approximately $0.2 million, respectively, of amortization relating to the intangible management and development company assets that were acquired as part of the Wilson acquisition.

(3) For the years ended December 31, 1999 and 1998, the unconsolidated depreciation adjustment includes approximately $0.7 million and approximately $0.2 million, respectively, of amortization relating to the intangible management and development company assets that were acquired as part of the Wilson acquisition.


     The increase in FFO from 1998 to 1999 of approximately $94.5 million is primarily due to the full year of operations of the 69 properties acquired as part of the Wilson acquisition (eleven of these assets have since been sold), as well as the four additional properties acquired during 1998.

     MORTGAGE INDEBTEDNESS

     On January 28, 1998, Cornerstone Partnership entered into an $80.0 million first mortgage on Corporate 500 Centre with Bankers Trust Company. The loan bears interest at a rate of LIBOR plus 1.0% and matures in July 2002. Cornerstone Partnership had entered into a $80.0 million interest rate swap to protect it from interest rate fluctuations that could have affected its floating rate debt on Corporate 500 Centre. The swap effectively fixed the interest rate on the $80.0 million loan at 6.63%. This agreement was terminated in August 1998 at no cost to Cornerstone Partnership. On October 9, 1998, Cornerstone Partnership completed the refinancing of the $80.0 million mortgage on Corporate 500 Centre with Teachers Insurance and Annuity Association. As a result of the refinancing, the principal balance was increased to $90.0 million, the term of the loan was extended from 4.5 years to 10 years and the interest rate was increased by three basis points to 6.66%.

     On June 3, 1998, Cornerstone Partnership assumed the mortgage on 201 California Street in San Francisco, California. The loan required amortization based on a 30-year schedule and bore interest at a rate of 6.9%. This mortgage was restructured as part of the Northwestern Mutual Life Insurance Company restructuring on October 6, 1999.

     On June 3, 1998, Cornerstone Partnership assumed the mortgage on Wilshire Palisades in Santa Monica, California. The loan requires amortization based on a 22-year schedule and bears interest at a rate of 8.04%. While the face amount of the loan is $28.8 million, and the interest rate is 8.04%, Cornerstone Partnership is carrying the debt at $29.0 million, which is the market value of the loan at the time of the closing, less the amortization of principal and premium since closing, based upon a market interest rate for similar quality loans of 6.7%.

     On September 25, 1998, Cornerstone Partnership completed the refinancing of the $96.1 million mortgage on One Norwest Center with the Connecticut General Life Insurance Company, or CIGNA, and the Massachusetts Mutual Life Insurance Company, or Mass Mutual. As a result of the refinancing, the principal balance was increased to $98.5 million, the term of the loan was extended from three years to ten years and the interest rate was reduced from 7.50% to 6.90%. In conjunction with the sale of this property during the fourth quarter of 1999, the mortgage was assumed by the purchaser at closing.

     On December 16, 1998, Cornerstone Partnership assumed various mortgages totaling approximately $760.0 million as part of the Wilson acquisition. The loans have various amortization periods and interest rates. Certain assumed loans were prepaid subsequent to the closing but prior to year end.

     During June 1999, Cornerstone Partnership restructured approximately $163.0 million of property-related debt with Prudential Insurance Company of America and Northwestern Mutual Life Insurance Company. The restructuring involved retiring 17 of the individual property-related debts and creating a single $180.0 million term loan which is cross-collateralized by six of Cornerstone Partnership's properties. The loan has a ten-year term and bears interest at 7.26% per annum.

     On October 6, 1999, Cornerstone Partnership restructured approximately $219.9 million of individual property-related debt with Northwestern Mutual Life Insurance Company. The restructuring involved retiring the individual property-related debt and creating a single $275.0 million term loan which is cross-collateralized by five of the original six properties. The loan has a ten-year term and bears interest at 7.23%. Upon closing the loan, the lien on 10 Almaden was released and the property was added to Cornerstone Partnership's unencumbered pool.

     On December 15, 1999, through an extension and modification agreement, the maturity date of the $58.0 million variable rate debt held on Seaport Centre was extended from December 31, 1999 to December 31, 2000. All other terms of the note remain unchanged.

     OTHER INDEBTEDNESS

     On November 3, 1998, a syndicate of 17 banks led by Deutsche Bank, The Chase Manhattan Bank and Bank of America provided Cornerstone Partnership with a $550.0 million line of credit for acquisitions and general working capital purposes, which we refer to as the revolving credit facility. The facility is also available for the issuance of letters of credit. The interest rate on the revolving credit facility depends on Cornerstone Partnership's ratio of total debt to total asset value (as defined) at the time of borrowing and will be at a spread of 1.10% to 1.40% over the applicable LIBOR or Prime Rate at the borrower's option. The letters of credit will be priced at the applicable Eurodollar credit spread. The revolving credit facility expires on November 3, 2001. As of December 31, 1999, $329.0 million of the facility was outstanding at a rate of approximately 8.0%. Of this amount, approximately $250.0 million is fixed with interest rate swaps, which effectively fix the rate at 6.47%. Beginning January 2000, the rate will be reduced to 5.41% through the expiration of the swaps in December 2000. These swaps are considered hedges for federal income tax purposes. During 1999, the revolving credit facility was amended to allow Cornerstone Partnership to temporarily increase its leverage from 55.0% to 60.0% for a short period, which has since expired. The amendment also increased Cornerstone Partnership's ability to enter into mortgage debt by decreasing the required ratio of total property asset value (as defined) to secured indebtedness from 2.5 to 1.00 to 2.22 to 1.00.

     Cornerstone Partnership holds debt instruments that are sensitive to changes in interest rates. The maturity, weighted average interest rates and fair values are presented in the Cornerstone Partnership Historical Consolidated Financial Statements on pages F-36 and F-43.

     In the normal course of business, Cornerstone Partnership also faces risks that are either non-financial or non-qualitative. Such risks principally include credit risks and legal risks and are not included in the above discussion.

     LIQUIDITY

     At December 31, 1999, Cornerstone Partnership had approximately $19.7 million in cash and cash equivalents and approximately $222.0 million in restricted cash. Restricted cash includes prepaid rents and security deposits for some of Cornerstone Partnership's office properties and escrow and reserve funds for real estate taxes, property insurance, capital improvements, tenant improvements and leasing costs. These funds were established pursuant to certain mortgage and construction financing arrangements. Restricted cash also includes the proceeds from the sale of certain properties during 1999 totaling approximately $211.5 million which are restricted pursuant to the terms of section 1031 of the Internal Revenue Code.

     At December 31, 1999, Cornerstone Partnership also had $221.0 million available under its revolving credit facility for general corporate purposes. In addition, Cornerstone Partnership anticipates it will receive distributions from its real estate partnerships, rental income from its fee owned properties and interest income from its mortgages on a monthly basis that will cover normal operating expenses and pay distributions to its stockholders and unitholders. Based upon its cash reserves and other sources of funds, including its $550.0 million revolving credit facility, management believes Cornerstone Partnership has sufficient liquidity to meet its cash requirements for the remainder of 2000.

OTHER MATTERS

     GENERAL

     Cornerstone Partnership is not aware of any environmental issues at any of its properties that would have a material adverse impact on Cornerstone Partnership's operating results or financial condition. Cornerstone Partnership believes it has sufficient insurance coverage at each of its properties, including earthquake insurance where necessary. A majority of Cornerstone Partnership's leases with the majority of its tenants require the tenants to pay most operating expenses and increases in common area maintenance expenses, which reduces Cornerstone Partnership's exposure to increases in costs and operating expenses resulting from inflation.

     CONCENTRATION OF RISK


     Approximately 5.8 million of Cornerstone Partnership's 17 million rentable square feet is located in the San Francisco metropolitan market, accounting for approximately 29% of Cornerstone Partnership's total assets at December 31, 1999. In addition, five of Cornerstone Partnership's 82 office properties are located in the Downtown Boston market, accounting for approximately 19.4% of Cornerstone Partnership's office and parking revenues for the year ended December 31, 1999. This concentration of assets makes Cornerstone Partnership particularly vulnerable to adverse changes in economic conditions in the San Francisco and Boston metropolitan areas. A significant decline in these economic conditions could have a material adverse effect on Cornerstone Partnership.


     Norwest Corporation and its subsidiary, Norwest Bank Denver N.A., tenants of Cornerstone Partnership, provided approximately 6.2% and 10.0% of office and parking rental income for the years ended December 31, 1999 and 1998, respectively. Included in deferred tenant receivables is approximately $34.8 million and $33.9 million due from Norwest Corporation at December 31, 1999 and 1998, respectively. As a result of the sale of Cornerstone Partnership's property located in Denver during the fourth quarter of 1999, the concentration of revenue received from this tenant will be significantly reduced.

     RECENTLY ISSUED ACCOUNTING STANDARDS

     During the first quarter of 1999, Cornerstone Partnership adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or SFAS 133. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

     During the first quarter of 1999, Cornerstone Partnership also adopted Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," or SOP 98-5. SOP 98-5 requires that certain costs incurred in conjunction with start-up and organizational activities be expensed. Pursuant to the requirements of SOP 98-5, Cornerstone Partnership has written off all unamortized organizational costs and has recorded a cumulative effect of a change in accounting principle of $630,044.

     In addition, during the first quarter of 1999, Cornerstone Partnership adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," or SOP 98-1. SOP 98-1 provides guidance on whether the costs of computer software developed or obtained for internal use should be capitalized or expensed. The adoption of SOP 98-1 did not have a significant effect on Cornerstone Partnership's financial statements.

     YEAR 2000 COMPLIANCE

     Cornerstone Partnership previously recognized the material nature of the business issues surrounding computer processing of dates into and beyond the Year 2000 and began taking corrective action. Cornerstone Partnership's efforts included: (a) assessment of compliance of information systems at the corporate offices in New York, Atlanta and San Mateo; (b) assessment of compliance of information and real estate operating systems at the property sites; and (c) assessment of compliance of significant service providers including third party managers and the buildings they manage, vendors and customers, which we refer to as External Agents. The plan covered the following major tasks: (a) inventory of all systems; (b) analysis of inventory including assessment of risk; (c) verification of compliance of inventory with vendors; (d) testing of critical equipment and processes; and (e) replacement or modification of systems. Management believes Cornerstone Partnership has completed all of the activities within its control to ensure that Cornerstone Partnership's systems are Year 2000 compliant and Cornerstone Partnership has experienced no interruptions to normal operations due to the start of the Year 2000.

     Cornerstone Partnership's total historical Year 2000 readiness costs were immaterial to Cornerstone Partnership's financial condition. The costs incurred in the current fiscal year consisted of recurring system upgrades and replacements, immaterial internal staff costs and other expenses such as telephone and mailing costs. Cornerstone Partnership does not anticipate incurring any additional material costs to address Year 2000 issues.

     As of March 22, 2000, Cornerstone Partnership has not experienced any material disruptions of its internal computer systems or software applications, and has not experienced any problems with the computer systems or software applications of its External Agents. Cornerstone Partnership will continue to monitor these External Agents to determine the impact, if any, on the business of Cornerstone Partnership and the actions Cornerstone Partnership must take, if any, in the event of non-compliance by any of these External Agents. Based upon Cornerstone Partnership's assessment of compliance by External Agents, there appears to be no material business risk posed by any such noncompliance. Moreover, Cornerstone Partnership generally believes that the vendors that supply products to Cornerstone Partnership are responsible for the products' Year 2000 functionality.

     Although Cornerstone Partnership's Year 2000 rollover did not present any material business disruption, there are some remaining Year 2000-related risks, including risks due to the fact that the Year 2000 is a leap year. These risks include potential product supply issues and other non-operational issues. Management believes that appropriate action has been taken to address these remaining Year 2000 issues and contingency plans are in place to minimize the financial impact to Cornerstone Partnership. Management, however, cannot be certain that Year 2000 issues will not have a material adverse impact on Cornerstone Partnership, since the evaluation process is not yet complete and it is early in the Year 2000.

     DEVELOPMENT PROJECT

     In April 1998, Cornerstone Partnership entered into a contract to acquire from the developer the 928,857 square-foot Piper Jaffray building under construction in Minneapolis. In November 1999, this contract was amended in connection with a 350,000 square-foot expansion lease with a major tenant of the building. The contract was amended to provide for a purchase price equal to the costs incurred in construction and development plus a fixed amount to the developer plus an additional amount based on the leasing of the building. In addition, at Cornerstone Partnership's election, the closing of the acquisition may occur prior to the completion of the building, but the developer will remain obligated to complete the project. Through December 31, 1999, approximately $109.4 million has been spent on the construction. The project is scheduled to be completed in the year 2000 and is approximately 75.0% pre-leased.

SUBSEQUENT EVENTS

     On January 20, 2000, Cornerstone and Cornerstone Partnership declared a distribution of $0.31 per share and per unit, respectively, paid on February 29, 2000, to common stockholders and unitholders, respectively, of record as of January 31, 2000.

     On January 21, 2000, Cornerstone Partnership purchased 400 Capitol Mall in Sacramento, California. This property contains approximately 502,000 rentable square feet. The total purchase price for the property was approximately $130.0 million, consisting of approximately $128.0 million in cash which were section 1031 exchange funds from the sale of One Norwest Center in Denver, Colorado, and approximately $2.0 million of which was paid in Cornerstone Partnership units valued at $17.25 per unit.

     On February 11, 2000, Cornerstone and Cornerstone Partnership announced that it had entered into the merger agreement, which provides for the REIT merger and the partnership merger.

     On March 8, 2000, as provided in the merger agreement with Equity Office, the Board of Directors declared a distribution of $0.20 per share and unit, respectively, payable on April 14, 2000, to common stockholders and unitholders, respectively, of record as of March 31, 2000. This distribution was declared to make Cornerstone's and Cornerstone Partnership's distribution schedule consistent with that of Equity Office pending the mergers. Thereafter, it is anticipated that Cornerstone's and Cornerstone Partnership's distributions will be paid as of the end of each quarter until the completion of the mergers.


     On March 8, 2000, 9,200 Cornerstone Partnership units were redeemed for shares of Cornerstone common stock on a one-for-one basis.

     On March 15, 2000, Cornerstone Partnership sold its interest in a property located in East Bay, California for gross proceeds of $14,425,000. The property had been acquired as part of the Wilson acquisition in December 1998.

     On March 23, 2000, Cornerstone Partnership sold its interest in a property located in East Bay, California for gross proceeds of $12,800,000. The property had been acquired as part of the Wilson acquisition in December 1998.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Approximately $1.3 billion of Cornerstone Partnership's long-term debt bears interest at fixed rates, and therefore the fair value of these instruments is affected by changes in market interest rates. The following table presents principal cash flows (dollar amounts in thousands) based upon expected maturity dates of the debt obligations and the related weighted-average interest rates by expected maturity dates for the fixed rate debt. The interest rate on the variable rate debt as of December 31, 1999 ranged from LIBOR plus 1.40% to LIBOR plus 1.65%.

     Annual rates on advances from the revolving credit facility depend on Cornerstone Partnership's ratio of total debt to asset value (as defined) at the time of borrowing and will be at a spread of 1.10% to 1.40% over the applicable LIBOR or prime rate at Cornerstone Partnership's option. Of the total advances outstanding under the facility at December 31, 1999, $250.0 million is fixed with interest rate swaps, which effectively fix the rate at 6.47%. Beginning January 2000, the rate will be reduced to 5.41% through the expiration of the swaps in December 2000.

                            2000      2001      2002     2003     2004    THEREAFTER     TOTAL     FAIR VALUE
                           -------   -------   ------   ------   ------   ----------   ---------   ----------
LONG-TERM DEBT:
  Fixed rate.............   65,000        --   62,661       --   86,517   1,037,809    1,251,987   1,183,491
    Average interest
      rate...............     7.28%       --     6.81%      --     7.33%       7.34%
  Variable rate..........  119,192   329,000   48,160   16,066       --          --      512,418     512,418
INTEREST RATE SWAPS:
  Variable to fixed......  250,000        --       --       --       --          --           --          --
    Average pay rate
      (1)................     5.07%       --       --       --       --          --           --          --
    Average receive rate
      (1)................     6.46%       --       --       --       --          --           --          --

---------------
(1) As of December 31, 1999.


                SECURITY OWNERSHIP OF CORNERSTONE PARTNERSHIP BY


            CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CORNERSTONE


     The following table sets forth certain information with respect to the beneficial ownership of the Cornerstone Partnership units by:

     - each person or entity known by Cornerstone Partnership to be the beneficial owner of more than 5% of the outstanding units;

     - each of Cornerstone's directors and executive officers; and

     - all of Cornerstone's directors and executive officers as a group.

     Unless otherwise identified, the address of each of the beneficial owners identified is c/o Cornerstone Properties Inc., Tower 56, 126 East 56th Street, New York, NY 10022. Except as otherwise indicated, such beneficial owners have sole voting and investment power with respect to all units owned by them, subject to community property laws where applicable.


     Percentage of ownership is based on 148,852,333 Cornerstone Partnership units outstanding on May 12, 2000. Percentage of ownership also is based on:


     - 0.7009 EOP Partnership units being issued for each Cornerstone Partnership unit;

     - an estimated                EOP Partnership units outstanding following
       the partnership merger; and

     - no redemptions of Cornerstone Partnership units for Cornerstone common stock prior to the partnership merger.

                                                       UNITS BENEFICIALLY OWNED
                                                       PRIOR TO THE PARTNERSHIP      PERCENT OF EOP
                                                                MERGER             PARTNERSHIP UNITS
                                                       ------------------------        AFTER THE
NAME                                                      UNITS        PERCENT     PARTNERSHIP MERGER
----                                                   ------------    --------    ------------------
Cornerstone Properties Inc...........................  129,638,245       87.1%
Cecil D. Conlee......................................            0          *
Rodney C. Dimock.....................................            0          *
Blake Eagle..........................................            0          *
Donald G. Fisher.....................................      539,196(1)       *
Randall A. Hack......................................            0          *
Dr. Karl-Ludwig Hermann..............................            0          *
Hans C. Mautner......................................            0          *
Dr. Lutz Mellinger...................................            0          *
John S. Moody........................................            0          *
Craig R. Stapleton...................................            0          *
Michael J. G. Topham.................................            0          *
Dick van den Bos.....................................            0          *
Jan H.W.R. van der Vlist.............................            0          *
William Wilson III...................................    1,182,572(2)       *
John J. Hamilton, III................................      183,655          *
Thomas P. Loftus.....................................            0          *
Kevin P. Mahoney.....................................            0          *
R. Matthew Moran.....................................       31,889(3)       *
Thomas A. Nye........................................            0          *
Stephen J. Pilch.....................................            0          *
A. Robert Paratte....................................        7,771          *
H. Lee Van Boven.....................................       29,770          *
All directors and executive officers as a group (22
  persons)...........................................    1,974,853        1.3%

---------------
(1) Includes:
     - 226,146 units owned jointly with Mr. Fisher's spouse; and
     - 313,050 units deemed beneficially owned by Mr. Fisher as a result of his control of DDRWJ Investment Company.

(2) Includes:
     - 22,845 units held by Mr. Wilson as trustee for three trusts for the benefit of his children;
     - 639,191 units held directly by Mr. Wilson;
     - 294,630 units deemed beneficially owned by Mr. Wilson as a result of his control of Wilson Investment Associates, Ltd.; and

     - 225,906 units beneficially owned by Mr. Wilson through a family partnership.

       Does not include 3,160,513 units which may be deemed beneficially owned by Mr. Wilson as a result of his control of four entities and of which Mr. Wilson may be deemed to share voting and dispositive power with other executive officers of Cornerstone.

(3) Includes 27,682 units deemed beneficially owned by Mr. Moran as a result of his control of Moran Investments LLC.

      CORNERSTONE PARTNERSHIP POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of the historical policies of Cornerstone Partnership with respect to its investments. These policies have been historically determined by the Cornerstone board of directors and may be amended or revised from time to time at the discretion of the Cornerstone board without notice to or a vote of Cornerstone's stockholders or Cornerstone Partnership's unitholders.

     Investments in Real Estate or Interests in Real Estate. All of Cornerstone's investment activities are conducted through Cornerstone Partnership. Cornerstone's investment objectives have been to increase cash flow and the value of its properties, and to acquire established income-producing office properties with cash flow growth potential. Additionally, where prudent and possible, Cornerstone has sought to upgrade its existing properties and any newly acquired office properties. Cornerstone's business has been focused on office properties. Where appropriate, and subject to the qualification rules governing REITs, Cornerstone has sold some of its properties.

     Cornerstone has pursued its investment objectives through the direct and indirect ownership of properties and through the ownership of interests in other entities. Cornerstone has focused on properties in major metropolitan markets and in new markets targeted by its management. Although management of Cornerstone does not anticipate any future investments due to the mergers, any newly acquired properties would be located in the United States, but Cornerstone would not limit its activities to any specific geographic area of the United States.


     Cornerstone Partnership has also historically participated with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may have been incurred in connection with the acquisition of an investment. Any such financing of indebtedness would have priority over Cornerstone Partnership's equity interest in such property.


     Investments in Real Estate Mortgages. With the exception of its investment in Sixty State Street, Cornerstone Partnership has not historically invested in mortgages on office properties or other similar interests with respect to which Cornerstone Partnership does not own, either fully or partially, including any joint venture properties, the property underlying the mortgage. Due to the mergers, Cornerstone Partnership does not intend to invest in mortgages or deeds of trust in the future, but if the mergers are not completed, Cornerstone Partnership may engage in such investments, primarily as a strategy for acquiring ownership of a property or the economic equivalent thereof, subject to the investment restrictions applicable to REITs. In addition, if the mergers are not completed, Cornerstone Partnership may invest in mortgage-related securities and/or may seek to issue securities representing interests in such mortgage-related securities as a method of raising additional funds.

     Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Securities. Although Cornerstone Partnership has not historically made and has no current intention, if the mergers are not completed, to make such investments, it may legally invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities, subject to the gross income and asset tests necessary for qualification of Cornerstone as a REIT. If the mergers are not completed, Cornerstone Partnership may in the future acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with Cornerstone Partnership's investment policies. In any event, Cornerstone Partnership does not intend that any investment it might make in securities, absent the completion of the mergers, to require it or Cornerstone Partnership to register as an "investment company" under the Investment Company Act of 1940.

                  DESCRIPTION OF EOP PARTNERSHIP CLASS A UNITS


     The following summary of the terms of the EOP Partnership class A units is qualified in its entirety by reference to the partnership agreement of EOP Partnership. For information on how to obtain a copy of the partnership agreement of EOP Partnership, see "Where You Can Find More Information" on page 186.


CAPITALIZATION

     As of the date of this consent solicitation/information statement/prospectus, EOP Partnership has the following units issued and outstanding:

     -      class A units;

     -      class B units;

     -      series A preferred units;

     -      series B preferred units; and

     -      series C preferred units.


     Equity Office owns all of the series A, series B and series C preferred units and 88.2% of the class A units. Before the partnership merger, Equity Office will take all necessary actions to cause EOP Partnership to issue 3,030,303 series D preferred units. EOP Partnership will issue the series D preferred units in the partnership merger in exchange for the outstanding Cornerstone Partnership class A preferred units. All of the EOP Partnership series D preferred units to be issued in the partnership merger will be issued to Cornerstone and will be acquired by Equity Office in the REIT merger. Following the REIT merger and the elimination of the Cornerstone 7% cumulative convertible preferred stock in exchange for cash, the EOP Partnership series D
preferred units will be converted to      EOP Partnership class A units.


ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

     Equity Office is authorized to cause EOP Partnership to issue additional partnership units or interests to its partners, including Equity Office and its affiliates, or other persons. These units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to those of the class A common units, as determined by Equity Office in its sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

     No partnership unit or interest may be issued to Equity Office as general partner or limited partner unless:

     - EOP Partnership issues the units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in Equity Office having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests are substantially similar to the designations, preferences and other rights of the EOP Partnership units or other partnership interests issued to Equity Office, and Equity Office contributes to EOP Partnership the proceeds from the issuance of the shares or other equity interests received by Equity Office; or

     - EOP Partnership issues the additional EOP Partnership units or other partnership interests to all partners holding EOP Partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

     At the election of Equity Office, in its sole and absolute discretion, EOP Partnership may issue either class A units or class B units to newly admitted partners. The major difference between class A units and class B units is that the class A units receive a full distribution of any cash distributed by EOP Partnership with respect to its units, without any proration to take into account the number of days that the class A units were outstanding, while distributions to the class B units are prorated based upon the number of days in the applicable distribution period that the class B units were outstanding. Any EOP Partnership unit that is not specifically designated by Equity Office as being of a particular class will be deemed to be a class A unit. In the partnership merger, EOP Partnership class A units will be issued in exchange for Cornerstone Partnership class A common units and EOP Partnership series D preferred units will be issued in exchange for Cornerstone Partnership class A preferred units.

CAPITAL CONTRIBUTIONS

     Partners of EOP Partnership are not required to make additional capital contributions to EOP Partnership unless they have entered into a separate agreement, generally referred to as a deficit restoration obligation, that requires additional contributions upon liquidation of EOP Partnership. However, Equity Office generally is required to contribute net proceeds of any sale of equity interests in Equity Office to EOP Partnership in exchange for additional partnership units, as described above. Limited partners of Cornerstone Partnership receiving EOP Partnership units in the partnership merger will not be required to pay to EOP Partnership any deficit or negative balance which may exist in their capital accounts unless in connection with or subsequent to the partnership merger they elect to enter into an express agreement with EOP Partnership undertaking a deficit restoration obligation.

DISTRIBUTIONS

     The partnership agreement of EOP Partnership requires the distribution, on a quarterly or shorter basis, of available cash. Available cash is the net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments, as determined by Equity Office in its sole discretion. EOP Partnership makes distributions to all partners who are partners on the record date for the distribution in the following order:

     - first, to each partner, including Equity Office, who holds a partnership interest of a class or series that is entitled to a preference according to the rights of that class or series of partnership interest; and

     - second, to the extent that there is available cash available after payment of any preferences, to the partners who hold a partnership interest that is not entitled to a preference in distribution, including class A units and class B units, pro rata to each class or series and, within each class or series, in proportion to the partner's percentage share of that class or series.

     Unless otherwise specifically agreed to by Equity Office in the partnership agreement of EOP Partnership or an agreement at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other. As a general rule, distributions payable with respect to any class A units that were not outstanding during the entire quarterly or shorter period on which the distribution is based will not be prorated based on the portion of the period that these units were outstanding, but distributions paid with respect to class B units will be prorated. An EOP Partnership partner will not in any event receive a distribution of available cash with respect to a partnership unit if the partner is entitled to receive a distribution out of that same available cash with respect to an Equity Office share for which that partnership unit has been exchanged or redeemed.

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     Equity Office will make reasonable efforts, as determined by it in its sole and absolute discretion and consistent with Equity Office's qualification as a REIT, to distribute available cash:

     - to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal tax purposes; and

     - to all units so that the amount distributed to Equity Office is sufficient to enable Equity Office to pay shareholder dividends that will:


      -- satisfy the requirements for qualifying or reelecting as a REIT; and


      -- avoid any federal income or excise tax liability for Equity Office.

     If Equity Office is not publicly traded, EOP Partnership will make cash distributions with respect to class A units at least annually for each taxable year of EOP Partnership beginning before July 11, 2012 in an aggregate amount that reflects at least 95% of EOP Partnership's taxable income for that year allocable to the class A units.

PREEMPTIVE RIGHTS

     Except to the extent expressly granted by EOP Partnership in an agreement other than the partnership agreement of EOP Partnership, no person or entity, including any partner of EOP Partnership, has any preemptive, preferential or other similar right with respect to:

     - additional capital contributions or loans to EOP Partnership; or

     - the issuance or sale of any EOP Partnership units or other partnership interests of EOP Partnership.

CONVERSION; REDEMPTION

     Each EOP Partnership class B unit will be converted automatically into an EOP Partnership class A unit on the day immediately following the record date for the distribution period during which the EOP Partnership class B unit was issued.

     In the absence of the limitations described below, each holder of class A units other than Equity Office and some of its affiliates has a unit redemption right which is a right to require the redemption of its EOP Partnership class A units by EOP Partnership. As a general rule, a limited partner may exercise the redemption right at any time beginning on the first anniversary of the issuance of the partnership units held by it. Specific investors described in the partnership agreement of EOP Partnership, however, only may exercise the redemption right on the second anniversary of the issuance of EOP Partnership units to them. Equity Office may agree to a shorter waiting period, or no waiting period, on the exercise of the unit redemption right. Cornerstone Partnership limited partners who receive EOP Partnership class A units in the partnership merger will be permitted to exercise the unit redemption right at any time following the partnership merger.

     In addition, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its EOP Partnership units, during the period commencing on the date Equity Office has given the limited partners notice of its intention to make an extraordinary distribution of cash or property to its shareholders or effect a merger, a sale of all or substantially all of its assets, or any other similar extraordinary transaction, which notice must be given at least 20 business days prior to the record date for determining shareholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ending on such record date. Equity Office, in its sole discretion, may shorten the required notice period of not less than twenty business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other covered transactions) by up to ten business days (thereby continuing to afford the holders of units the opportunity to redeem units on or prior to the record date for the shareholder vote on the merger transaction) so long as (a) Equity Office will be the surviving entity in such merger transaction, (b) immediately following the

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merger transaction, persons who held voting securities of Equity Office immediately prior to such merger transaction will hold, solely by reason of the ownership of voting securities of Equity Office immediately prior to the merger transaction, voting securities of Equity Office representing not less than 51% of the total combined voting power of all outstanding voting securities of Equity Office after such merger, and (c) in the event that in connection with such merger transaction EOP Partnership will merge with another entity, EOP Partnership will be the surviving entity in such merger. If no record date as described is applicable, the date shall be at least 20 business days before the consummation of the merger, sale or other extraordinary transaction.

     A limited partner may exercise its unit redemption right by giving written notice to EOP Partnership and Equity Office. The EOP Partnership units specified in the notice shall be redeemed on the 10th business day following the date Equity Office received the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date EOP Partnership and Equity Office received the redemption notice.

     A notice of redemption delivered to EOP Partnership by the limited partner exercising the right will exercise the redemption right. A limited partner may not exercise the redemption right for fewer than 1,000 partnership units, or if the limited partner holds fewer than 1,000 partnership units, all of the partnership units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those partnership units redeemed.

     Unless Equity Office elects to assume and perform EOP Partnership's obligation with respect to the unit redemption right, as described below, a limited partner which exercises its unit redemption right will receive cash from EOP Partnership in an amount equal to the market value of the EOP Partnership units to be redeemed. The market value of an EOP Partnership unit for this purpose will be equal to the average of the closing trading price of an Equity Office common share on the NYSE for the ten trading days before the day on which the redemption notice was given.


     Instead of EOP Partnership acquiring the units being redeemed for cash, Equity Office has the right to elect to acquire on the redemption date the EOP Partnership units directly from a limited partner exercising the unit redemption right in exchange for either cash in the amount specified above or a number of Equity Office common shares equal to the number of EOP Partnership units offered for redemption, adjusted as specified in the partnership agreement of EOP Partnership to take into account prior share dividends or any subdivisions or combinations of Equity Office common shares. No redemption or exchange can occur if delivery of common shares by Equity Office would be prohibited either under the provisions of Equity Office's declaration of trust or under applicable federal or state securities laws, regardless of whether Equity Office would in fact elect to assume and satisfy the unit redemption right. Equity Office will at all times reserve and keep available out of its authorized but unissued Equity Office common shares, solely for the purpose of effecting the issuance of Equity Office common shares through a unit redemption right, a number of Equity Office common shares that would be sufficient for the redemption of all outstanding EOP Partnership units not owned by Equity Office.


     Unless Equity Office exercises its right to purchase the redeeming partner's EOP Partnership units, as described above, Equity Office has no obligation to the redeeming partner with respect to the redeeming partner's unit redemption right. Likewise, if Equity Office exercises this purchase option, EOP Partnership has no obligation to pay any amount to the redeeming partner with respect to the unit redemption right. If Equity Office elects to assume and perform the obligations of EOP Partnership under the unit redemption right, each of the redeeming partner, EOP Partnership and Equity Office will treat this transaction between Equity Office and the redeeming partner, for federal tax purposes, as a sale of the redeeming partner's EOP Partnership units to Equity Office.

     If any Equity Office preferred shares have been called for redemption, a number of EOP Partnership preferred units equal to the number of Equity Office preferred shares called for redemption will be redeemed. The redemption shall occur at a time and in a manner that allows the redemption of Equity Office preferred shares to be completed in a timely fashion to comply with the applicable requirements related to the share redemption.
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

     All EOP Partnership units delivered for redemption must be delivered to EOP free and clear of all liens.

MANAGEMENT

     Except as otherwise expressly provided in the partnership agreement of EOP Partnership, the business and affairs of EOP Partnership are managed by Equity Office, which has the exclusive right and full authority and responsibility to manage and operate the partnership's business. Limited partners do not have any right to participate in or exercise control or management power over the business and affairs of EOP Partnership or the power to sign documents for or otherwise bind EOP Partnership. Equity Office has full power and authority to do all things it deems necessary or desirable to conduct the business of EOP Partnership. However, the consent of the limited partners to some limited matters is necessary in limited circumstances. In particular, Equity Office is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of EOP Partnership. The limited partners have no power to remove Equity Office as general partner. Equity Office, however, may not take any action that is contrary to an express limitation or prohibition in the partnership agreement of EOP Partnership without the written consent of:

     - all partners adversely affected; or

     - the lower percentage of the limited partners as may be specifically provided for in the partnership agreement of EOP Partnership.

SALE OF SUBSTANTIALLY ALL OF THE PARTNERSHIP ASSETS

     A sale of all or substantially all of the assets of EOP Partnership in a single transaction or a series of related transactions, including by way of a merger, consolidation or other combination of EOP Partnership with another entity, will require the following:

     - if the transaction is in connection with a similar transaction involving Equity Office which has also been approved by a majority of the outstanding EOP Partnership units, including EOP Partnership units held directly or indirectly by Equity Office, and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by the shareholders of Equity Office on a per share basis, approval by a majority of the outstanding EOP Partnership units, including EOP Partnership units held directly or indirectly by Equity Office; or

     - in the case of any other transaction, the approval of a majority of the outstanding EOP Partnership units held by persons or entities other than Equity Office and some of its affiliates.

TRANSFERS

     Equity Office may not transfer any of its partnership interests, including any of its limited partnership interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding shares and only if the transaction has been approved by the consent of the partners holding at least a majority of the then outstanding EOP Partnership units, including any EOP Partnership units held by Equity Office and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by the shareholders of Equity Office, on a per share basis. Equity Office will not withdraw from EOP Partnership except in connection with a transaction as described in the preceding sentence.

     A limited partner, other than Equity Office, may transfer, with or without the consent of Equity Office, all or any portion of its partnership interest, or any of its economic rights as a limited partner, if:

     - the transfer does not violate any federal or state securities laws or regulations applicable to EOP Partnership or the EOP Partnership units; or

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

     - the transfer does not change or potentially affect adversely the tax status of EOP Partnership.

     In the case of a proposed transfer of units to a lender to EOP Partnership or any person related to the lender whose loan constitutes a nonrecourse liability, the transferring partner must obtain the consent of Equity Office.

     No transferee of a limited partnership interest will be admitted as a limited partner without the consent of Equity Office, which may be given or withheld in its sole and absolute discretion.

AMENDMENT OF PARTNERSHIP AGREEMENT

     Amendments to the partnership agreement of EOP Partnership may be proposed by Equity Office or by limited partners owning at least 25% of the total partnership interests. Except as described below, the partnership agreement of EOP Partnership may be amended with the approval of Equity Office and limited partners holding a majority of the partnership interests held by the limited partners, including Equity Office. Equity Office has the power, without the consent of the limited partners, to amend the partnership agreement of EOP Partnership as may be required:

     - to add to the obligations of the general partner or surrender any right or power granted to Equity Office or any affiliate of Equity Office for the benefit of the limited partners;

     - to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement of EOP Partnership;

     - to declare the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to Equity Office;

     - to reflect a change that does not affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement of EOP Partnership not inconsistent with law or with other provisions of the partnership agreement of EOP Partnership, or make other changes with respect to matters arising under the partnership agreement of EOP Partnership that will not be inconsistent with law or with the provisions of the partnership agreement of EOP Partnership; and

     - to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local law.

     The approval of a majority of the partnership interests held by limited partners other than Equity Office is necessary to amend provisions regarding, among other things:

     - restrictions imposed on the issuance of additional EOP Partnership units or other partnership interests to Equity Office;

     - distribution requirements with respect to the EOP Partnership class A units if Equity Office is not publicly traded;

     - the prohibition against removal of Equity Office by the limited partners;

     - restrictions on Equity Office's power to conduct businesses other than owning partnership interests of EOP Partnership;

     - limitations on transactions with affiliates;

     - the liability of Equity Office for monetary damages to EOP Partnership;

     - partnership consent requirements for the sale of substantially all the assets of EOP Partnership; or

     - the transfer of partnership interests held by Equity Office, the admission and rights of substituted limited partners or the dissolution of EOP Partnership.

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

     Any amendment of the provision of the partnership agreement of EOP Partnership which allows the voluntary dissolution of EOP Partnership before December 31, 2046 can be made only with the approval of 90% of the outstanding partnership interests, including partnership interests held by Equity Office.

     Amendments to the partnership agreement of EOP Partnership that would, among other things:

     - convert a limited partner's interest into a general partner's interest;

     - modify the limited liability of a limited partner;

     - alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement of EOP Partnership with respect to the admission of new partners or the issuance of additional EOP Partnership units; or

     - alter the unit redemption right of the limited partners of EOP
       Partnership,

must be approved by each limited partner that would be adversely affected by the amendment.

MEETINGS

     Meetings of the partners may be called by Equity Office by written request by limited partners holding 25% or more of the partnership interests. The call must state the nature of the business to be transacted. Notice of any meeting is required to be given to all partners not less than seven days nor more than 30 days before the date of the meeting. Partners may vote in person or by proxy at the meeting. Whenever the vote or consent of partners is permitted or required under the partnership agreement of EOP Partnership, this vote or consent may be given at a meeting of partners. Except as otherwise expressly provided in the partnership agreement of EOP Partnership, the consent of a majority of the percentage interests held by limited partners, including limited partnership interests held by Equity Office, shall control.

     Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if a written consent showing the action taken is signed by a majority of the percentage interests of the partners or another percentage as required by the partnership agreement of EOP Partnership.

                      COMPARISON OF RIGHTS OF UNITHOLDERS

     At the time of the partnership merger, Cornerstone Partnership unitholders automatically will become EOP Partnership unitholders and their rights as partners will be determined by the partnership agreement of EOP Partnership. The following is a summary of the material differences in the rights of partners of EOP Partnership and the rights of partners of Cornerstone Partnership. Note that Equity Office is the general partner of EOP Partnership and Cornerstone is the general partner of Cornerstone Partnership. As general partners, Equity Office and Cornerstone have the exclusive right to manage the business and affairs of EOP Partnership and Cornerstone Partnership, respectively. This summary is not complete. Therefore, you should refer to the partnership agreements, including all amendments, of EOP Partnership and Cornerstone Partnership for complete information.

CAPITALIZATION

     EOP Partnership. As of the date of this consent solicitation/information statement/prospectus, EOP Partnership has the following units issued and outstanding:

     -      class A units;

     -      class B units;

     -      series A preferred units;

     -      series B preferred units; and

     -      series C preferred units.
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


     Equity Office owns all of the series A, series B and series C preferred units and 88.2% of the class A units. Before the partnership merger, Equity Office will take all necessary actions to cause EOP Partnership to issue 3,030,303 series D preferred units. EOP Partnership will issue the series D preferred units in the partnership merger in exchange for the outstanding Cornerstone Partnership class A preferred units. All of the EOP Partnership series D preferred units to be issued in the partnership merger will be issued to Cornerstone and will be acquired by Equity Office in the REIT merger. Following the REIT merger and the elimination of the Cornerstone cumulative convertible preferred stock in exchange for cash, the EOP Partnership series D
preferred units will be converted to      EOP Partnership class A units.


     Cornerstone Partnership. As of the date of this consent solicitation/information statement/prospectus, Cornerstone Partnership has issued and outstanding 148,852,333 class A common units and 3,030,303 class A preferred units.

ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

     EOP Partnership. Equity Office is authorized to cause EOP Partnership to issue additional partnership units or interests to its partners, including Equity Office and its affiliates, or other persons. These units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to those of the class A common units, as determined by Equity Office in its sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

     No partnership unit or interest may be issued to Equity Office as general partner or limited partner unless:

     - EOP Partnership issues the units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in Equity Office having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests are substantially similar to the designations, preferences and other rights of the EOP Partnership units or other partnership interests issued to Equity Office, and Equity Office contributes to EOP Partnership the proceeds from the issuance of the shares or other equity interests received by Equity Office; or

     - EOP Partnership issues the additional EOP Partnership units or other partnership interests to all partners holding EOP Partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

     At the election of Equity Office, in its sole and absolute discretion, EOP Partnership may issue either class A units or class B units to newly admitted partners. The major difference between class A units and class B units is that the class A units receive a full distribution of any cash distributed by EOP Partnership with respect to its units, without any proration to take into account the number of days that the class A units were outstanding, while distributions to the class B units are prorated based upon the number of days in the applicable distribution period that the class B units were outstanding. Any EOP Partnership unit that is not specifically designated by Equity Office as being of a particular class will be deemed to be a class A unit. In the partnership merger, EOP Partnership class A units will be issued in exchange for Cornerstone Partnership class A common units and EOP Partnership class D preferred units will be issued in exchange for Cornerstone Partnership class A preferred units.

     Cornerstone Partnership. Cornerstone is authorized to cause Cornerstone Partnership to issue additional partnership units or interests to its partners, including Cornerstone and its affiliates, or other persons. These units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to those of the Cornerstone Partnership units, as determined by Cornerstone in its sole and absolute discretion without the approval of any limited partner, subject to limitations detailed below.

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

     No partnership unit or interest may be issued to Cornerstone as general partner or limited partner unless:

     - Cornerstone Partnership issues the units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in Cornerstone having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests are substantially similar to the designations, preferences and other rights of the additional partnership interests issued to Cornerstone, and Cornerstone contributes to Cornerstone Partnership the proceeds from the issuance of the shares or other equity interests received by Cornerstone;

     - Cornerstone Partnership issues the additional Cornerstone Partnership units or other partnership interests to all partners holding Cornerstone Partnership units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series;

     - the additional Cornerstone Partnership units are issued upon the conversion or redemption of preferred shares of Cornerstone; or

     - the additional Cornerstone Partnership units are issued upon the conversion, redemption or exchange of debt, partnership units or other securities issued by Cornerstone or Cornerstone Partnership.

     Unless specifically designated by Cornerstone, any additional Cornerstone Partnership interest issued will be deemed a Cornerstone Partnership unit.

CAPITAL CONTRIBUTIONS

     EOP Partnership. Partners of EOP Partnership are not required to make additional capital contributions to EOP Partnership unless they have entered into a separate agreement, generally referred to as a deficit restoration obligation, that requires additional contributions upon liquidation of EOP Partnership. However, Equity Office generally is required to contribute net proceeds of any sale of equity interests in Equity Office to EOP Partnership in exchange for additional partnership units, as described above. Limited partners of Cornerstone Partnership receiving EOP Partnership units in the partnership merger will not be required to pay to EOP Partnership any deficit or negative balance which may exist in their capital accounts unless in connection with or subsequent to the partnership merger they elect to enter into an express agreement with EOP Partnership undertaking a deficit restoration obligation.

     Cornerstone Partnership. Partners are not required to make additional capital contributions to Cornerstone Partnership unless they have entered into a separate deficit restoration obligation that requires additional capital contributions upon liquidation of Cornerstone Partnership. However, Cornerstone generally is required to contribute to Cornerstone Partnership net proceeds of any sale of equity interests in Cornerstone.

     As described in "The Merger Agreement -- Tax Related Undertakings of EOP Partnership -- Deficit Restoration Obligations," limited partners in Cornerstone Partnership that have entered into a deficit restoration obligation to Cornerstone Partnership prior to the partnership merger will have the right to make a similar undertaking to EOP Partnership at the time of the partnership merger; and former limited partners of Cornerstone Partnership will have a limited opportunity to make new deficit restoration obligation commitments to EOP Partnership from time to time following the partnership merger.

DISTRIBUTIONS

     EOP Partnership. The partnership agreement of EOP Partnership requires the distribution, on a quarterly or shorter basis, of available cash. Available cash is the net operating cash flow plus any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments, as determined by Equity Office in its sole discretion. EOP

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Partnership makes distributions to all partners who are partners on the record date for the distribution in the following order:

     - first, to each partner, including Equity Office, who holds a partnership interest of a class or series that is entitled to a preference according to the rights of that class or series of partnership interest; and

     - second, to the extent that there is available cash available after payment of any preferences, to the partners who hold a partnership interest that is not entitled to a preference in distribution, including class A units and class B units, pro rata to each class or series and, within each class or series, in proportion to the partner's percentage share of that class or series.

     Unless otherwise specifically agreed to by Equity Office in the partnership agreement of EOP Partnership or an agreement at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other. As a general rule, distributions payable with respect to any class A units that were not outstanding during the entire quarterly or shorter period on which the distribution is based will not be prorated based on the portion of the period that these units were outstanding, but distributions paid with respect to class B units will be prorated. An EOP Partnership partner will not in any event receive a distribution of available cash with respect to a partnership unit if the partner is entitled to receive a distribution out of that same available cash with respect to an Equity Office share for which that partnership unit has been exchanged or redeemed.

     Equity Office will make reasonable efforts, as determined by it in its sole and absolute discretion and consistent with Equity Office's qualification as a REIT, to distribute available cash:

     - to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal tax purposes; and

     - to all units so that the amount distributed to Equity Office is sufficient to enable Equity Office to pay shareholder dividends that will:

      -- satisfy the requirements for qualifying or re-electing as a REIT; and

      -- avoid any federal income or excise tax liability for Equity Office.

     If Equity Office is not publicly traded, EOP Partnership will make cash distributions with respect to class A units at least annually for each taxable year of EOP Partnership beginning before July 11, 2012 in an aggregate amount that reflects at least 95% of EOP Partnership's taxable income for that year allocable to the class A units.

     Cornerstone Partnership. The partnership agreement of Cornerstone Partnership requires the distribution, at least quarterly, of all or a portion of available cash generated by the partnership during the time period. Cornerstone will determine in its sole and absolute discretion the amount of the distribution to be made. Distributions will be made to all partners who are partners on the record date for the distribution in the following order:

     - first, to each partner, including Cornerstone, who holds a partnership interest of a class or series that is entitled to a preference according to the rights of that class or series of partnership interest; and

     - second, to the extent that there is available cash remaining after payment of any preferences, to the partners who hold a partnership interest that is not entitled to a preference in distribution, including Cornerstone Partnership units, pro rata to each class or series and, within each class or series, in proportion to the partner's percentage share of that class or series.

     Unless otherwise specifically agreed to by Cornerstone in the partnership agreement of Cornerstone Partnership or an agreement at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other. Unless otherwise specifically agreed to by Cornerstone, distributions payable with respect to partnership units that were not outstanding during the entire quarterly or shorter period on which the distribution is based will be prorated based on the portion of the period that these units were outstanding. A Cornerstone Partnership partner will in no event receive a distribution of available cash with respect to a partnership unit if the partner is entitled to receive a distribution out of that same available cash with respect to a share of Cornerstone stock for which that partnership unit has been exchanged or redeemed.

     Cornerstone will make reasonable efforts, as determined by it in its sole and absolute discretion and consistent with Cornerstone's qualification as a REIT, to distribute available cash:

     - to the limited partners so as to preclude all or a portion of the distribution from being treated as a part of a disguised sale for federal income tax purposes; and

     - to Cornerstone in amounts sufficient to enable Cornerstone to pay stockholder dividends that will:


      -- satisfy the requirements for qualifying or reelecting as a REIT; and


      -- avoid any federal income or excise tax liability for Cornerstone.

     As long as it would not have a negative impact on the limited partners, Cornerstone may elect not to cause Cornerstone Partnership to distribute sufficient amounts to enable Cornerstone to pay stockholder dividends that will avoid federal income or excise tax liability of Cornerstone.

PREEMPTIVE RIGHTS

     EOP Partnership. Except to the extent expressly granted by EOP Partnership in an agreement other than the partnership agreement of EOP Partnership, no person or entity, including any partner of EOP Partnership, has any preemptive, preferential or other similar right with respect to:

     - additional capital contributions or loans to EOP Partnership; or

     - the issuance or sale of any EOP Partnership units or other partnership interests of EOP Partnership.

     Cornerstone Partnership. Except to the extent expressly granted by Cornerstone on behalf of Cornerstone Partnership in an agreement other than the partnership agreement of Cornerstone Partnership, no person or entity, including, without limitation, any partner of Cornerstone Partnership, shall have any preemptive, preferential or other similar right with respect to:

     - additional capital contributions or loans to Cornerstone Partnership; or

     - the issuance or sale of any Cornerstone Partnership units or other partnership interests of Cornerstone Partnership.

CONVERSION; REDEMPTION

     EOP Partnership. Each EOP Partnership class B unit will be converted automatically into an EOP Partnership class A unit on the day immediately following the record date for the distribution period during which the EOP Partnership class B unit was issued.

     In the absence of the limitations described below, each holder of class A units other than Equity Office and some of its affiliates has a unit redemption right which is a right to require the redemption of its EOP Partnership class A units by EOP Partnership. As a general rule, a limited partner may exercise the redemption right at any time beginning on the first anniversary of the issuance of the partnership units held by it. Specific investors described in the partnership agreement of EOP Partnership, however only may exercise the redemption right on the second anniversary of the issuance of EOP Partnership units to them. Equity Office may agree to a shorter waiting period, or no waiting period, on the exercise of the unit redemption right. Cornerstone Partnership limited partners who receive EOP Partnership class A units in the partnership merger will be permitted to exercise the unit redemption right at any time following the partnership merger.

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     In addition, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its EOP Partnership units, during the period commencing on the date Equity Office has given the limited partners notice of its intention to make an extraordinary distribution of cash or property to its shareholders or effect a merger, a sale of all or substantially all of its assets, or any other similar extraordinary transaction, which notice must be given at least 20 business days prior to the record date for determining shareholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ending on such record date. Equity Office, in its sole discretion, may shorten the required notice period of not less than twenty business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other covered transactions) by up to ten business days (thereby continuing to afford the holders of units the opportunity to redeem units on or prior to the record date for the shareholder vote on the merger transaction) so long as (a) Equity Office will be the surviving entity in such merger transaction, (b) immediately following the merger transaction, persons who held voting securities of Equity Office immediately prior to such merger transaction will hold, solely by reason of the ownership of voting securities of Equity Office immediately prior to the merger transaction, voting securities of Equity Office representing not less than 51% of the total combined voting power of all outstanding voting securities of Equity Office after such merger, and (c) in the event that in connection with such merger transaction EOP Partnership will merge with another entity, EOP Partnership will be the surviving entity in such merger. If no record date as described is applicable, the date shall be at least 20 business days before the consummation of the merger, sale or other extraordinary transaction.

     A limited partner may exercise its unit redemption right by giving written notice to EOP Partnership and Equity Office. The EOP Partnership units specified in the notice shall be redeemed on the 10th business day following the date Equity Office received the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date EOP Partnership and Equity Office received the redemption notice.

     A notice of redemption delivered to EOP Partnership by the limited partner exercising the right will exercise the redemption right. A limited partner may not exercise the redemption right for fewer than 1,000 partnership units, or if the limited partner holds fewer than 1,000 partnership units, all of the partnership units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those partnership units redeemed.

     Unless Equity Office elects to assume and perform EOP Partnership's obligation with respect to the unit redemption right, as described below, a limited partner which exercises its unit redemption right will receive cash from EOP Partnership in an amount equal to the market value of the EOP Partnership units to be redeemed. The market value of an EOP Partnership unit for this purpose will be equal to the average of the closing trading price of an Equity Office common share on the NYSE for the ten trading days before the day on which the redemption notice was given.


     Instead of EOP Partnership acquiring the units being redeemed for cash, Equity Office has the right to elect to acquire on the redemption date the EOP Partnership units directly from a limited partner exercising the unit redemption right in exchange for either cash in the amount specified above or a number of Equity Office common shares equal to the number of EOP Partnership units offered for redemption, adjusted as specified in the partnership agreement of EOP Partnership to take into account prior share dividends or any subdivisions or combinations of Equity Office common shares. No redemption or exchange can occur if delivery of common shares by Equity Office would be prohibited either under the provisions of Equity Office's declaration of trust or under applicable federal or state securities laws, regardless of whether Equity Office would in fact elect to assume and satisfy the unit redemption right. Equity Office will at all times reserve and keep available out of its authorized but unissued Equity Office common shares, solely for the purpose of effecting the issuance of Equity Office common shares through a unit redemption right, a number of Equity Office common shares that would be sufficient for the redemption of all outstanding EOP Partnership units not owned by Equity Office.


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

     Unless Equity Office exercises its right to purchase the redeeming partner's EOP Partnership units, as described above, Equity Office has no obligation to the redeeming partner with respect to the redeeming partner's unit redemption right. Likewise, if Equity Office exercises this purchase option, EOP Partnership has no obligation to pay any amount to the redeeming partner with respect to the unit redemption right. If Equity Office elects to assume and perform the obligations of EOP Partnership under the unit redemption right, each of the redeeming partner, EOP Partnership and Equity Office will treat this transaction between Equity Office and the redeeming partner, for federal tax purposes, as a sale of the redeeming partner's EOP Partnership units to Equity Office.

     If any Equity Office preferred shares have been called for redemption, a number of EOP Partnership preferred units equal to the number of Equity Office preferred shares called for redemption will be redeemed. The redemption shall occur at a time and in a manner that allows the redemption of Equity Office preferred shares to be completed in a timely fashion to comply with the applicable requirements related to the share redemption.

     All EOP Partnership units delivered for redemption must be delivered to EOP free and clear of all liens.

     Cornerstone Partnership. Each holder of Cornerstone Partnership units, other than Cornerstone, has a unit redemption right which requires Cornerstone Partnership to redeem on a specified date all or a portion of the Cornerstone Partnership units held by that limited partner for cash in an amount equal to the value of one share of Cornerstone stock for each Cornerstone Partnership unit being redeemed. Each limited partner may exercise this right:

     - any time on or after the day following the first anniversary of the date its Cornerstone Partnership units were issued or, in the case of Cornerstone Partnership units issued to an additional limited partner in December 1998, on or after the earlier of:


      -- the first anniversary of the date that the partnership interest was issued; or


      -- a change in control of Cornerstone; or

     - any date prior to the first anniversary that Cornerstone designates with respect to any units then outstanding.

     A notice of redemption delivered to Cornerstone Partnership by the limited partner is necessary to exercise the unit redemption right. A limited partner may not exercise the unit redemption right for fewer than 1,000 partnership units, or if the limited partner holds fewer than 1,000 partnership units, all of the partnership units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those partnership units redeemed.

     Unless Cornerstone elects to assume and perform Cornerstone Partnership's obligation with respect to the unit redemption right, as described below, a limited partner which exercises its unit redemption right will receive cash from Cornerstone Partnership in an amount equal to the value of one share of Cornerstone stock for each Cornerstone Partnership unit being redeemed.

     Instead of Cornerstone Partnership acquiring the Cornerstone Partnership units for cash, Cornerstone has the right to acquire on the redemption date the units being redeemed directly from a limited partner exercising the unit redemption right in exchange for either cash in the amount specified above or a number of Cornerstone common shares equal to the number of Cornerstone Partnership units offered for redemption adjusted as specified in the partnership agreement of Cornerstone Partnership to take into account prior share dividends or any subdivisions or combinations of Cornerstone common shares. No redemption or exchange can occur if delivery of common shares would be prohibited under the provisions of Cornerstone's Certificate of Incorporation.

     Unless Cornerstone exercises its right to purchase the redeeming partner's Cornerstone Partnership units, as described above, Cornerstone has no obligation to the redeeming partner with respect to the redeeming partner's unit redemption right. Likewise, if Cornerstone exercises this purchase option,

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

Cornerstone Partnership has no obligation to pay any amount to the redeeming partner with respect to the unit redemption right. If Cornerstone elects to assume and perform the obligations of Cornerstone Partnership under the unit redemption right, each of the redeeming partner, Cornerstone Partnership and Cornerstone will treat this transaction between Cornerstone and the redeeming partner, for federal income tax purposes, as a sale of the redeeming partner's Cornerstone Partnership units to Cornerstone.

     If any Cornerstone preferred shares are redeemed for cash, a number of Cornerstone Partnership preferred units equal to the number of Cornerstone preferred shares so redeemed will be redeemed. The redemption shall occur at a time and in a manner that allows the redemption of Cornerstone preferred shares to be completed in a timely fashion to comply with the applicable requirements related to the share redemption.

     All Cornerstone Partnership units delivered for redemption must be delivered to Cornerstone free and clear of all liens.

MANAGEMENT

     EOP Partnership. Except as otherwise expressly provided in the partnership agreement of EOP Partnership, the business and affairs of EOP Partnership are managed by Equity Office, which has the exclusive right and full authority and responsibility to manage and operate the partnership's business. Limited partners do not have any right to participate in or exercise control or management power over the business and affairs of EOP Partnership or the power to sign documents for or otherwise bind EOP Partnership. Equity Office has full power and authority to do all things it deems necessary or desirable to conduct the business of EOP Partnership. However, the consent of the limited partners to some limited matters is necessary in limited circumstances. In particular, Equity Office is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of EOP Partnership. The limited partners have no power to remove Equity Office as general partner. Equity Office, however, may not take any action that is contrary to an express limitation or prohibition in the partnership agreement of EOP Partnership without the written consent of:

     - all partners adversely affected; or

     - the lower percentage of the limited partners as may be specifically provided for in the partnership agreement of EOP Partnership.

     Cornerstone Partnership. Except as otherwise expressly provided in the partnership agreement of Cornerstone Partnership, the business and affairs of Cornerstone Partnership are managed by Cornerstone, which has the exclusive right and full authority and responsibility to manage and operate the partnership's business. Limited partners do not have any right to participate in or exercise control or management power over the business and affairs of Cornerstone Partnership or the power to sign documents for or otherwise bind Cornerstone Partnership. Cornerstone has full power and authority to do all things it deems necessary or desirable to conduct the business of Cornerstone Partnership. However, the consent of the limited partners to some matters is necessary in limited circumstances. For example, Cornerstone is under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of Cornerstone Partnership. However, if a merger would cause adverse tax consequences to specified limited partners of Cornerstone Partnership, written consent of those limited partners may be required. The limited partners have no power to remove Cornerstone as the general partner. Cornerstone, however, may not take any action that is contrary to an express limitation or prohibition in the partnership agreement of Cornerstone Partnership without the written consent of the limited partners holding a majority of the Cornerstone Partnership units, including Cornerstone Partnership units owned by Cornerstone.

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

SALE OF SUBSTANTIALLY ALL OF THE PARTNERSHIP ASSETS

     EOP Partnership. A sale of all or substantially all of the assets of EOP Partnership in a single transaction or a series of related transactions, including by way of a merger, consolidation or other combination of EOP Partnership with another entity, will require the following:

     - if the transaction is in connection with a similar transaction involving Equity Office which has also been approved by a majority of the outstanding EOP Partnership units, including EOP Partnership units held directly or indirectly by Equity Office, and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by the shareholders of Equity Office on a per share basis, approval by a majority of the outstanding EOP Partnership units, including EOP Partnership units held directly or indirectly by Equity Office; or

     - in the case of any other transaction, the approval of a majority of the outstanding EOP Partnership units held by persons or entities other than Equity Office and some of its affiliates.

     Cornerstone Partnership. The partnership agreement of Cornerstone Partnership does not contain a direct limitation on a sale or other disposition by Cornerstone Partnership of all or substantially all of its assets. The partnership agreement of Cornerstone Partnership, however, contains limitations on "extraordinary transactions" involving Cornerstone that may limit most transfers of all or substantially all of the assets of Cornerstone Partnership.

INDEMNIFICATION

     EOP Partnership. EOP Partnership will indemnify, to the fullest extent provided by law, any person or entity made a party to a proceeding by reason of its status as a general partner, a limited partner or a trustee, director or officer of Equity Office or EOP Partnership and any other persons or entities as Equity Office may designate, in its sole discretion, from and against any and all losses, claims, damages, liabilities, joint or several, expenses. Expenses include, without limitation, attorneys' fees and other legal fees and expenses, judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred by the indemnitee and relating to EOP Partnership or Equity Office or the operation of, or the ownership of property by, either Equity Office or EOP Partnership, as described in the partnership agreement of EOP Partnership, in which the indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that:

     - the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

     - the indemnitee actually received an improper personal benefit in money, property or services, or

     - in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

     Any indemnification will be made only out of the assets of EOP Partnership and any insurance proceeds from the liability policy covering Equity Office or EOP Partnership. Indemnitees, Equity Office, and limited partners will have no obligation to contribute to the capital of EOP Partnership or otherwise provide funds to enable EOP Partnership to fund its indemnity obligations.

     EOP Partnership is obligated to advance amounts to an indemnitee for expenses upon receipt of:

     - a written affirmation of the indemnitee that it believes it has met the standard of conduct necessary to entitle it to indemnification, and

     - a written undertaking of the indemnitee that it will repay any advances if it shall be ultimately determined that the indemnitee did not meet the appropriate standard of conduct.

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

     These indemnification rights are in addition to any other rights afforded to an indemnitee under any other agreement, by vote of the partners, under applicable law or otherwise. These rights will continue as to an indemnitee who has ceased to serve unless otherwise provided in a written agreement under which indemnitees are indemnified. EOP Partnership is authorized to purchase and maintain insurance on behalf of the indemnitees with respect to the foregoing matters.

     EOP Partnership will be deemed to have requested an indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to EOP Partnership also imposes duties on it, or otherwise involves services by it, to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an indemnitee with respect to an employee benefit plan according to applicable law will constitute fines. Actions taken or omitted by the indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan will be deemed to be for a purpose which is not opposed to the best interests of EOP Partnership.

     An indemnitee will not be denied indemnification in whole or in part because the indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the partnership agreement of EOP Partnership.

     Cornerstone Partnership. Cornerstone Partnership will indemnify, to the fullest extent provided by Delaware law, each indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of Cornerstone Partnership. Expenses include, without limitation, attorney's fees and other legal fees and expenses. Indemnification will occur whether the indemnitee is involved or threatened to be involved as a party or otherwise. Indemnification will occur unless it is established that:

     - the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

     - the indemnitee actually received an improper personal benefit in money, property, or services; or

     - in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

     Any indemnification will be made only out of the assets of Cornerstone Partnership and any insurance proceeds from the liability policy covering Cornerstone or Cornerstone Partnership. Neither Cornerstone nor the limited partners shall have an obligation to contribute to the capital of Cornerstone Partnership or otherwise provide funds to enable Cornerstone Partnership to fund its indemnity obligations. It is the intent of the partners that any amounts paid by Cornerstone Partnership to Cornerstone for indemnification will be treated as "guaranteed payments" within the meaning of section 707(c) of the Internal Revenue Code.

     Cornerstone Partnership is obligated to advance amounts to an indemnitee for expenses upon receipt of:

     - a written affirmation by the indemnitee that it believes in good faith it has met the standard of conduct necessary to entitle it to indemnification; and

     - a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the indemnitee did not meet the appropriate standard of conduct.

     These indemnification rights are in addition to any other rights afforded to an indemnitee under any other agreement, by vote of the partners, under applicable law or otherwise. These rights will continue as to an indemnitee who has ceased to serve unless otherwise provided in a written agreement under which indemnitees are indemnified. Cornerstone Partnership is authorized to purchase and maintain insurance on behalf of the indemnitees.

     Cornerstone Partnership will be deemed to have requested an indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to Cornerstone Partnership also
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

imposes duties on it, or otherwise involves services by it, to the plan or participants or beneficiaries of the plan. Excise taxes assessed on an indemnitee with respect to an employee benefit plan according to applicable law will constitute fines and are eligible for indemnification. Actions taken or omitted by the indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan will be deemed to be for a purpose which is not opposed to the best interests of Cornerstone Partnership.

     An indemnitee will not be denied indemnification in whole or in part solely because the indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the partnership agreement of Cornerstone Partnership.

TRANSFERS

     EOP Partnership. Equity Office may not transfer any of its partnership interests, including any of its limited partnership interests, except in connection with a merger, consolidation or other combination with or into another person, a sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding shares and only if the transaction has been approved by the consent of the partners holding at least a majority of the then outstanding EOP Partnership units, including any EOP Partnership units held by Equity Office and in connection with which all limited partners have the right to receive consideration which, on a per unit basis, is equivalent in value to the consideration to be received by the shareholders of Equity Office, on a per share basis. Equity Office will not withdraw from EOP Partnership except in connection with a transaction as described in the preceding sentence.

     A limited partner, other than Equity Office, may transfer, with or without the consent of Equity Office, all or any portion of its partnership interest, or any of its economic rights as a limited partner, if:

     - the transfer does not violate any federal or state securities laws or regulations applicable to EOP Partnership or the EOP Partnership units; or

     - the transfer does not change or potentially affect adversely the tax status of EOP Partnership.

     In the case of a proposed transfer of units to a lender to EOP Partnership or any person related to the lender whose loan constitutes a nonrecourse liability, the transferring partner must obtain the consent of Equity Office.

     No transferee of a limited partnership interest will be admitted as a limited partner without the consent of Equity Office, which may be given or withheld in its sole and absolute discretion.

     Cornerstone Partnership. Cornerstone may not engage in an extraordinary transaction, transfer or withdraw its general partnership interest or transfer its limited partnership interests, unless:

     - the transfer is permitted under the Cornerstone Partnership agreement;

     - the transaction has been approved by the consent of the partners that hold three-fourths of the outstanding Cornerstone Partnership units, other than units held by Cornerstone or its affiliates; or

     - the transfer is to an entity that is wholly owned by Cornerstone and is a qualified REIT subsidiary.

     The partnership agreement of Cornerstone Partnership defines an extraordinary transaction as any one of the following involving Cornerstone: a merger, consolidation or other combination; a direct or indirect sale, lease, exchange or other transfer of all or substantially all assets in one transaction or a series of transactions; a reclassification, recapitalization or change of equity interests; a change of control; or an adoption of a plan of liquidation or dissolution.

     In addition to the above, Cornerstone may engage in an extraordinary transaction if it would fall into one the following categories:

     - a transaction in connection with which all the limited partners either will receive, or will have the right to receive, consideration which, on a per unit basis, is equivalent in value to the consideration received by the Cornerstone stockholders taking into account prior share dividends or subdivisions
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

       or combinations of the Cornerstone shares. If in connection with the transaction, a purchase, tender or exchange offer was made to and accepted by more than 50% of the Cornerstone shares, each limited partner will receive, or will have the right to receive, consideration equivalent to the value of what it would have received had it redeemed its Cornerstone Partnership units and received shares of Cornerstone common stock immediately before the offer expired and accepted the offer before the transaction was consummated; or

     - a merger, or other combination of assets with another entity, in which:

      -- immediately after the transaction, substantially all of the assets directly or indirectly owned by the surviving entity, other than the Cornerstone Partnership units held by Cornerstone, are owned directly or indirectly by Cornerstone Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with Cornerstone Partnership;

      -- the limited partners own a percentage interest of the surviving entity based on the relative fair market value of the net assets of Cornerstone Partnership and the other net assets of the surviving entity;

      -- the rights, preferences and privileges of the limited partners in the surviving entity are at least as favorable as those in effect immediately prior to the transaction or as those applicable to any other limited partners or non-managing member of the surviving entity; and

      -- the limited partners have the right to exchange their interests in the surviving entity for the consideration described above or, if the surviving entity is publicly traded, for the common equity securities with an exchange ratio based on the relative fair market value of those securities and Cornerstone shares.

     Cornerstone will not consummate an extraordinary transaction in connection with which it conducted a vote of Cornerstone stockholders unless there is a corresponding vote of the partners of Cornerstone Partnership. In the corresponding vote, Cornerstone must vote all of its partnership interests in the same proportion and manner that its outstanding capital stock was voted in the stockholder vote. In order for the transaction to be approved, the total votes voted by Cornerstone and the limited partners must be sufficient to approve the transaction as if it were a vote by Cornerstone's stockholders to approve the transaction. Each holder of a partnership interest will be entitled to the number of votes that the holder would be entitled to if it exercised its right to redeem its partnership interest and were to have received shares of Cornerstone stock.

     A limited partner, other than Cornerstone, may transfer, with or without the consent of Cornerstone, all or any portion of its partnership interest, or any of its economic rights as a limited partner, if:

     - the transfer does not require filing of a registration statement and does not violate any federal or state securities laws or regulations applicable to Cornerstone Partnership or the Cornerstone Partnership units; or

     - the transfer does not change or potentially affect adversely the tax status of Cornerstone Partnership.

     In the case of a proposed transfer to a lender to Cornerstone Partnership or any person related to a lender whose loan constitutes a nonrecourse liability, the transferring partner must obtain the consent of Cornerstone.

     No transferee of a limited partnership interest will be admitted as a limited partner without the consent of Cornerstone, which may be given or withheld in its sole and absolute discretion.

AMENDMENT OF PARTNERSHIP AGREEMENT

     EOP Partnership. Amendments to the partnership agreement of EOP Partnership may be proposed by Equity Office or by limited partners owning at least 25% of the total partnership interests. Except as
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

described below, the partnership agreement of EOP Partnership may be amended with the approval of Equity Office and limited partners holding a majority of the partnership interests held by the limited partners, including Equity Office. Equity Office has the power, without the consent of the limited partners, to amend the partnership agreement of EOP Partnership as may be required:

     - to add to the obligations of the general partner or surrender any right or power granted to Equity Office or any affiliate of Equity Office for the benefit of the limited partners;

     - to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement of EOP Partnership;

     - to declare the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued in accordance with the authority granted to Equity Office;

     - to reflect a change that does not affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement of EOP Partnership not inconsistent with law or with other provisions of the partnership agreement of EOP Partnership, or make other changes with respect to matters arising under the partnership agreement of EOP Partnership that will not be inconsistent with law or with the provisions of the partnership agreement of EOP Partnership; and

     - to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local law.

     The approval of a majority of the partnership interests held by limited partners other than Equity Office is necessary to amend provisions regarding, among other things:

     - restrictions imposed on the issuance of additional EOP Partnership units or other partnership interests to Equity Office;

     - distribution requirements with respect to the EOP Partnership class A units if Equity Office is not publicly traded;

     - the prohibition against removal of Equity Office by the limited partners;

     - restrictions on Equity Office's power to conduct businesses other than owning partnership interests of EOP Partnership;

     - limitations on transactions with affiliates;

     - the liability of Equity Office for monetary damages to EOP Partnership;

     - partnership consent requirements for the sale of substantially all the assets of EOP Partnership; or

     - the transfer of partnership interests held by Equity Office, the admission and rights of substituted limited partners or the dissolution of EOP Partnership.

     Any amendment of the provision of the partnership agreement of EOP Partnership which allows the voluntary dissolution of EOP Partnership before December 31, 2046 can be made only with the approval of 90% of the outstanding partnership interests, including partnership interests held by Equity Office.

     Amendments to the partnership agreement of EOP Partnership that would, among other things:

     - convert a limited partner's interest into a general partner's interest;

     - modify the limited liability of a limited partner;

     - alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement of EOP Partnership with respect to the admission of new partners or the issuance of additional EOP Partnership units; or

     - alter the unit redemption right of the limited partners of EOP
       Partnership,

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

must be approved by each limited partner that would be adversely affected by the amendment.

     Cornerstone Partnership. Only Cornerstone may propose amendments to the partnership agreement of Cornerstone Partnership. Except as described below, the partnership agreement of Cornerstone Partnership may be amended with the approval of Cornerstone and the approval of limited partners holding a majority of the Cornerstone Partnership units, including Cornerstone. Cornerstone has the power, without the consent of the limited partners, to amend the partnership agreement of Cornerstone Partnership as may be required:

     - to add to the obligations of Cornerstone or surrender any right or power granted to Cornerstone or any affiliate of Cornerstone for the benefit of the limited partners;

     - to reflect the admission, substitution, termination or withdrawal of partners in compliance with the partnership agreement of Cornerstone Partnership;

     - to declare the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued according to the authority of Cornerstone;

     - to reflect a change that does not affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement of Cornerstone Partnership not inconsistent with law or with other provisions of the partnership agreement of Cornerstone Partnership, or make other changes with respect to matters arising under the partnership agreement of Cornerstone Partnership that will not be inconsistent with law or with the provisions of the partnership agreement; and

     - to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local law.

     The approval of a majority of the Cornerstone Partnership units held by limited partners other than Cornerstone is necessary to amend provisions regarding, among other things:

     - restrictions imposed on the issuance of additional Cornerstone Partnership units or other partnership interests to Cornerstone;

     - restrictions on Cornerstone's power to conduct businesses other than owning partnership interests of Cornerstone Partnership;

     - limitations on Cornerstone or Cornerstone Partnership transactions with affiliates;

     - limitations on Cornerstone to transfer its general partnership interest or to enter into extraordinary transactions; or

     - the meetings of the partners.

     Amendments to the partnership agreement of Cornerstone Partnership that would, among other things:

     - convert a limited partner's interest into a general partner's interest;

     - modify the limited liability of a limited partner in a manner adverse to such partner;

     - alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional Cornerstone Partnership units, or

     - alter the unit redemption right of the limited partners of Cornerstone Partnership,

must be approved by each limited partner that would be adversely affected by the amendment.

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MEETINGS

     EOP Partnership. Meetings of the partners may be called by Equity Office by written request by limited partners holding 25% or more of the partnership interests. The call must state the nature of the business to be transacted. Notice of any meeting is required to be given to all partners not less than seven days nor more than 30 days before the date of the meeting. Partners may vote in person or by proxy at the meeting. Whenever the vote or consent of partners is permitted or required under the partnership agreement of EOP Partnership, this vote or consent may be given at a meeting of partners. Except as otherwise expressly provided in the partnership agreement of EOP Partnership, the consent of a majority of the percentage interests held by limited partners, including limited partnership interests held by Equity Office, shall control.

     Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if a written consent showing the action taken is signed by a majority of the percentage interests of the partners or another percentage as required by the partnership agreement of EOP Partnership.

     Cornerstone Partnership. Meetings of Cornerstone Partnership may only be called by Cornerstone. The request for a meeting must state the nature of the business to be transacted. Notice of a meeting must be given to all partners not less than seven nor more than thirty days before the date of the meeting. Partners may vote in person or by proxy. Whenever the vote or consent of partners is permitted or required under the partnership agreement of Cornerstone Partnership, this vote or consent may be given at a meeting of partners. Except as otherwise expressly provided in the partnership agreement of Cornerstone Partnership, the consent of the holders of a majority of the outstanding Cornerstone Partnership units, including Cornerstone Partnership units held by Cornerstone (other than preferred units), shall control.

     Any action required or permitted to be taken at a meeting of the partners may be taken without a meeting if a written consent showing the action taken is signed by holders of a majority of the outstanding Cornerstone Partnership units, or another percentage as required by the partnership agreement of Cornerstone Partnership.

FINANCIAL STATEMENTS AND REPORTS

     EOP Partnership. On or before the date on which Equity Office mails its annual report to its shareholders, Equity Office is required to mail to each limited partner an annual report, as of the close of the most recently ended fiscal year of EOP Partnership, containing financial statements of EOP Partnership, or of Equity Office if the Equity Office statements are prepared solely on a consolidated basis with EOP Partnership, for that fiscal year.

     In addition, if Equity Office mails quarterly reports to its shareholders, Equity Office is required to mail to each limited partner a report containing unaudited financial statements, as of the last day of the calendar quarter, of EOP Partnership, or of Equity Office if the Equity Office statements are prepared solely on a consolidated basis with EOP Partnership.

     Cornerstone Partnership. On or before the date on which Cornerstone mails its annual report to its stockholders, Cornerstone is required to mail to each limited partner an annual report, as of the close of the most recently ended fiscal year of Cornerstone Partnership, containing financial statements of Cornerstone Partnership, or of Cornerstone if the Cornerstone statements are prepared solely on a consolidated basis with Cornerstone Partnership, for that fiscal year.

     In addition, if and to the extent that Cornerstone mails quarterly reports to its stockholders, on or before the date on which the reports are mailed, Cornerstone must mail to each limited partner a report containing unaudited financial statements, as of the last day of that calendar quarter, of Cornerstone Partnership, or of Cornerstone if Cornerstone statements are prepared solely on a consolidated basis with Cornerstone Partnership.

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

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

     The following is a summary of the material differences between the rights of holders of Equity Office common shares and holders of Cornerstone common stock. As a Maryland real estate investment trust, Equity Office is subject to Maryland law governing real estate investment trusts organized in Maryland. The Maryland real estate investment trust law covers some of the same matters covered by the Maryland General Corporation Law, including liabilities of trustees and officers, amendment of the declaration of trust and mergers of a Maryland real estate investment trust with other entities. There are many corporate governance matters that are addressed in the Maryland General Corporation Law, however, that are not dealt with in the Maryland real estate investment trust law. It is the general practice of Maryland real estate investment trusts to address some of these matters through provisions in the declaration of trust or bylaws. As a Nevada corporation, Cornerstone is subject to applicable provisions of the Nevada General Corporation Law applicable to corporations organized in Nevada.


     The following discussion is not intended to be complete and is qualified by reference to the declaration of trust and bylaws of Equity Office, the articles of incorporation and bylaws of Cornerstone and applicable Maryland and Nevada law. The declaration of trust and bylaws of Equity Office and the articles of incorporation and bylaws of Cornerstone are incorporated by reference in this consent solicitation/information statement/prospectus, and will be sent to Cornerstone unitholders upon request. See "Where You Can Find More Information."


AUTHORIZED SHARES

     Equity Office. The authorized shares of beneficial interest of Equity Office consist of 750,000,000 common shares, par value $.01 per share, and 100,000,000 preferred shares, of which 8,000,000 shares are designated as "8.98% series A cumulative redeemable preferred shares," 7,000,000 shares are designated as "5.25% series B convertible, cumulative preferred shares" and 4,600,000 shares are designated as "8 5/8% series C cumulative redeemable preferred shares of beneficial interest."

     Under the Equity Office declaration of trust, the Equity Office board of trustees has the authority to issue authorized but unissued common shares or preferred shares in one or more classes or series without shareholder approval. The Equity Office board of trustees also is authorized to reclassify authorized but unissued common shares into preferred shares, and authorized but unissued preferred shares into common shares, without shareholder approval. Subject to an express provision to the contrary in the terms of any class or series of authorized shares, under the Equity Office declaration of trust the board of trustees also has the power to divide or combine the outstanding shares of any class or series, without shareholder approval. Notwithstanding the foregoing, under the articles supplementary establishing the outstanding series A, series B and series C preferred shares of Equity Office, the board of trustees may not authorize, create or increase the authorized amount of any class or series of shares ranking before the outstanding series A, series B and series C shares with respect to the payment of distributions or upon liquidation, without the approval of holders of two thirds of the outstanding shares of these series of preferred shares voting together as a single class.


     At May 12, 2000, there were issued and outstanding      Equity Office
common shares,      Equity Office series A preferred shares,      Equity Office
series B convertible, cumulative preferred shares and      Equity Office series
C preferred shares.


     Cornerstone. The authorized stock of Cornerstone consists of 250,000,000 shares of common stock, without par value, and 65,000,000 shares of preferred stock, without par value, of which 3,030,303 shares are designated as "7% cumulative convertible preferred stock" and 344,828 shares are designated as "redeemable preferred stock."

     Under the Cornerstone articles of incorporation, the Cornerstone board of directors has the authority to issue authorized but unissued common shares or preferred shares in one or more series without stockholder approval.

     At May 12, 2000, there were issued and outstanding 130,402,987 shares of Cornerstone common stock and 3,030,303 shares of Cornerstone 7% cumulative convertible preferred stock.


VOTING RIGHTS

     Equity Office. Each holder of Equity Office common shares is entitled to one vote per share and to the same and identical voting rights as other holders of Equity Office common shares. Holders of Equity Office common shares do not have cumulative voting rights. Except as provided in articles supplementary establishing a series of Equity Office preferred shares or required by law, holders of Equity Office preferred shares do not have any voting rights. For a description of the voting rights of holders of outstanding series A, series B and series C preferred shares, see "-- Authorized Shares," "-- Number of Trustees/ Directors; Removal of Trustees/Directors; Vacancies" and "-- Amendment of the Declaration of Trust and Articles of Incorporation."

     Cornerstone. Each holder of Cornerstone common stock is entitled to one vote per share and to the same and identical voting rights as other holders of Cornerstone common stock. Holders of Cornerstone common stock do not have cumulative voting rights. Except as provided by law or in the certificate of designations creating a series of Cornerstone preferred stock, holders of Cornerstone preferred stock do not have any voting rights.

CLASSIFICATION OF THE BOARD

     Equity Office. The Maryland real estate investment trust law permits a Maryland real estate investment trust's board of trustees to be divided into up to three classes with staggered terms of office. The Equity Office declaration of trust divides the Equity Office board of trustees into three classes, with classes being elected to three-year terms on a rotating basis.

     Cornerstone. The Nevada General Corporation Law permits a Nevada corporation to divide its board of directors into up to four classes with staggered terms of office. However, Cornerstone does not have a classified board of directors. Accordingly, its directors serve for one-year terms and are elected annually.

NUMBER OF TRUSTEES/DIRECTORS; REMOVAL OF TRUSTEES/DIRECTORS; VACANCIES

     Equity Office. The Equity Office declaration of trust provides for a minimum of nine and a maximum of 15 trustees, with the number of trustees within this range established by a majority vote of the board of trustees as provided in the Equity Office bylaws. Under the Equity Office bylaws, except during the period in which a vacancy exists, at least two-thirds of the Equity Office trustees must be persons who are not executive officers of Equity Office or persons affiliated with Samuel Zell or his affiliates.

     Under the Equity Office declaration of trust, subject to the rights of one or more classes or series of preferred shares to elect one or more trustees, a trustee may be removed at any time, only with cause, at a meeting of the shareholders by the affirmative vote of the holders of not less than a majority of the shares then outstanding and entitled to vote generally in the election of trustees.

     Under the Equity Office declaration of trust, subject to the rights of holders of any class or series of preferred shares, each vacancy on the board of trustees, including a vacancy resulting from an increase in the number of trustees, may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies.

     The holders of the outstanding shares of series A, series B and series C preferred shares of Equity Office are entitled, voting together as a single class, to elect a total of two trustees to the Equity Office board of trustees at any time distributions on the preferred shares were in arrears for six or more quarterly periods.
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

     Cornerstone. Cornerstone's articles of incorporation provide for a minimum of three and a maximum of eighteen members of Cornerstone's board of directors. At present, Cornerstone's board stands at fourteen members. The size of the board may be increased or decreased by action of the board of directors and, during certain periods set forth in Cornerstone's bylaws, the approval of the board affairs committee of Cornerstone's board is required to effect any such change. Cornerstone's bylaws also require that: (a) until December 16, 2001, Cornerstone's board of directors shall nominate William Wilson III and two individuals designated by Mr. Wilson for election to the board; and (b) until the date that PGGM and its affiliated entities own, collectively, less than 5% of Cornerstone's issued and outstanding common stock, Cornerstone's board is required to nominate two persons designated by PGGM for election as directors.

     At least one of the two persons designated by Mr. Wilson must satisfy the criteria for independent directors described in the New York Stock Exchange, Inc. Listed Company Manual and must satisfy the criteria for non-employee directors described in rule 16b-3(b)(3)(i) promulgated by the SEC under the Securities Exchange Act of 1934.

     Directors may be removed, with or without cause, at any time by the vote or written consent of stockholders of record holding at least two-thirds of the shares of Cornerstone's issued and outstanding common stock.

     Vacancies on Cornerstone's board may be filled by the affirmative vote or written consent of stockholders of record holding at least a majority of the shares of Cornerstone's issued and outstanding common stock or by vote or written consent of Cornerstone's board, whether or not sufficient directors are in office to constitute a quorum. During the periods referred to above in which either Mr. Wilson or PGGM has a right to designate persons for nomination to the board of directors, if a vacancy on Cornerstone's board is caused by the absence of any such person, Cornerstone's board is required to fill the vacancy with a person designated by Mr. Wilson or PGGM, as the case may be. Any director elected to fill a vacancy on Cornerstone's board will hold office for the remainder of the full term of the absent director.

     If dividends payable on Cornerstone's 7% cumulative convertible preferred stock are in arrears for an aggregate number of days equal to six calendar quarters or more, whether or not consecutive, the holders of such stock have the right to elect two members of Cornerstone's board of directors at the next annual meeting of shareholders and at each subsequent meeting of shareholders until such arrearages have been paid or set apart for payment.

LIMITATION OF TRUSTEE/DIRECTOR AND OFFICER LIABILITY

     Equity Office. Under Maryland law, the declaration of trust of a Maryland real estate investment trust may include a provision expanding or limiting the liability of its trustees and officers to the trust or its shareholders for money damages but may not include a provision which restricts or limits the liability of its trustee or officers to the trust or its shareholders to the extent that:

     - it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or

     - a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.


     The Equity Office declaration of trust provides that, to the maximum extent that Maryland law permits, no trustee or officer of Equity Office shall be liable to Equity Office or to any shareholder for money damages.


     Cornerstone. Nevada law allows a corporation to provide in its articles of incorporation that the personal liability of the corporation's directors to its stockholders or the corporation is limited, but such a provision may not extend to intentional misconduct, fraud or a knowing violation of law or payments of

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

distributions to the corporation's shareholders which are not allowed by Nevada law. Cornerstone's articles of incorporation do not contain any such provision limiting director liability.

INDEMNIFICATION

     Equity Office. Maryland law generally permits a Maryland real estate investment trust to indemnify any person made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a trustee, officer, employee or agent of the trust or any predecessor entity, or is or was serving at the request of the trust or predecessor entity as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, unless it is established that:

     - the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

     - the person actually received an improper personal benefit in money, property or services; or

     - in the case of any criminal proceeding, the person had reasonable cause to believe that the act or omission was unlawful.

     Under Maryland law, indemnity may be provided against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The indemnification may be provided, however, only if authorized for a specific proceeding after a determination has been made that indemnification is permissible in the circumstances because the person met the applicable standard of conduct. This determination is required to be made:

     - by the board of trustees by a majority vote of a quorum consisting of trustees not, at the time, parties to the proceeding;

     - if such quorum cannot be obtained, then by a majority vote of a committee of the board consisting solely of two or more trustees not, at the time, parties to the proceeding;

     - by special legal counsel; or

     - by the shareholders.

     If the proceeding is one by or in the right of the trust, indemnification may not be provided as to any proceeding in which the person is found liable to the trust.

     A Maryland real estate investment trust may pay, before final disposition, the expenses, including attorneys' fees, incurred by a trustee, officer, employee or agent in defending a proceeding. Under Maryland law, expenses may be advanced to a trustee or officer when the trustee or officer gives an undertaking to the trust to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. Maryland law does not require that the undertaking be secured and the undertaking may be accepted without reference to the financial ability of the trustee or officer to repay the advance. A Maryland trust is required to indemnify any trustee who has been successful, on the merits or otherwise, in defense of a proceeding for reasonable expenses. The determination as to reasonableness of expenses is required to be made in the same manner as required for indemnification.

     Under Maryland law, the indemnification and advancement of expenses provided by statute are not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, vote of trustees or otherwise.

     Under the Equity Office bylaws, Equity Office is required to indemnify and advance expenses to present and former trustees and officers, and may indemnify employees and agents, of Equity Office and its predecessors. The Equity Office bylaws also provide for mandatory indemnification and advancement of expenses to present and former shareholders of Equity Office or its predecessors made a party to a proceeding by reason of such status.

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


     The partnership agreement of EOP Partnership also provides for indemnification of Equity Office and its officers and trustees to the same extent that indemnification is provided to officers and trustees of Equity Office in its declaration of trust, and limits the liability of Equity Office and its officers and trustees to EOP Partnership and its respective partners to the same extent that the Equity Office declaration of trust limits the liability of the officers and trustees of Equity Office to Equity Office and its shareholders.


     Cornerstone. Section 78.7502 of Chapter 78 of the Nevada Revised Statutes allows Cornerstone to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys' fees, and against judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if:

     - he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; and

     - with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

     The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith or in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe his or her actions were unlawful.

     Section 78.7502 of the Nevada Revised Statutes allows Cornerstone to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities described above against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those described above, except that no indemnification may be made in respect of:

     - any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation; or

     - amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.7502 of the Nevada Revised Statutes further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection therewith. Article IX of Cornerstone's bylaws provides for indemnification of its officers and directors that is substantially identical in scope to the foregoing discussion of the Nevada Revised Statutes.

     Section 78.751 of the Nevada Revised Statutes provides that any indemnification provided for by section 78.7502 of the Nevada Revised Statutes, by court order or otherwise, shall not be deemed to be exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Cornerstone's bylaws also provide, pursuant to section 78.7502 of the Nevada Revised Statutes, that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be

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

paid by Cornerstone as they are incurred and in advance of the final disposition of the action, suit or proceeding, provided that Cornerstone receives an undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he or she is entitled to be indemnified by Cornerstone pursuant to Article IX of its bylaws.

     Finally, section 78.752 of the Nevada Revised Statutes allows Cornerstone to purchase and maintain insurance on behalf of any of Cornerstone's directors, officers, employees or agents against any liability asserted against any of them in any such capacity or arising out of their status as such, whether or not Cornerstone would have the power to indemnify them against such liabilities under section 78.7502. Cornerstone has purchased this type of insurance in customary amounts for its directors, officers, employees and agents.

DUTIES OF TRUSTEES AND DIRECTORS

     Equity Office. Recent Maryland legislation provides increased protection for Maryland real estate investment trusts against unsolicited takeovers by affording greater protection to a board of trustees with regard to actions taken in a takeover context. The Maryland legislation provides that the duties of trustees will not require them to:

     - accept, recommend, or respond to any proposal by a person seeking to acquire control;

     - authorize the real estate investment trust to redeem any rights under, modify, or render inapplicable a shareholder rights plan;

     - make a determination under the Maryland Business Combination Statute or the Control Share Acquisition Statute, as described below;

     - elect to be subject to any or all of the "elective provisions" described below; or

     - act or fail to act solely because of:


       -- the effect the act or failure to act may have on an acquisition or potential acquisition of control; or



       -- the amount or type of consideration that may be offered or paid to shareholders in an acquisition.


     The Maryland legislation also states the presumption that any act of a trustee satisfies the required standard of conduct. In the case of a Maryland corporation, these are a director's duties to act in good faith, in a manner that is in the best interests of the corporation and with the care of an ordinarily prudent person under similar circumstances. In the case of a Maryland real estate investment trust, the standard of conduct is not explicitly provided by statute. Under the Maryland legislation, an act of a trustee relating to or affecting an acquisition or a potential acquisition of control may not be subject to a higher duty or greater scrutiny than is applied to any other act of a trustee. This provision creates a Maryland rule which is less exacting than case law in many other jurisdictions which (a) imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context; and (b) shifts the burden of proof to directors to show that the defensive mechanism adopted by a board is reasonable in relation to the threat posed.

     The Maryland legislation also provides that the duty of a trustee is only enforceable by the trust or in the right of the trust. A shareholder suit to enforce such duty, therefore, can only be brought derivatively.

     Partly in response to judicial decisions in Delaware in the takeover context, Nevada's legislature enacted a statute providing that, in performing their duties, directors of a corporation may consider factors other than the short-term interests of the corporation's shareholders, including the interests of the corporation's employees, suppliers, creditors and customers, the state and national economy, the interests of the community and society, and the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the corporation's continued independence.
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     Cornerstone.  Like directors of Maryland corporations, directors of Nevada corporations enjoy the benefit of a presumption that, in exercising their powers, directors are acting in good faith, on an informed basis and with a view to the interests of the corporation. The required standard of care is expressly stated in the statute: good faith with a view to the interests of the corporation. Given, however, the case law of other jurisdictions in the anti-takeover context, it is not clear whether a Nevada court would impose a more exacting standard of care than that stated in the statute.

MARYLAND ELECTIVE PROVISIONS

     Equity Office. Recent Maryland legislation allows publicly-held Maryland corporations and Maryland real estate investment trusts to elect to be governed by all or any part of new Maryland law provisions relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland real estate investment trust in its declaration of trust or bylaws or by resolution adopted by the board of trustees as long as the trust has at last three trustees who, at the time of electing to be subject to the provisions are not:

     - officers or employees of the trust;

     - persons seeking to acquire control of the trust;

     - directors, officers, affiliates or associates of any person seeking to acquire control; or

     - nominated or designated as trustees by a person seeking to acquire control.


     Articles supplementary must be filed with the Maryland State Department of Assessments and Taxation if a Maryland corporation or trust elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Shareholder approval is not required for the filing of articles supplementary.


     The Maryland legislation provides that a trust can elect to be subject to all or any portion of the following provisions notwithstanding any contrary provisions contained in the trust's existing declaration of trust or bylaws:

     - Classified Board: Equity Office already has a classified board;

     - Two-Thirds Shareholder Vote to Remove Trustees Only For Cause: The shareholders may remove any trustee only by the affirmative vote of at least two thirds of all the votes entitled to be cast by the shareholders generally in the election of directors, but a trustee may not be removed without cause;

     - Size of Board Fixed by Vote of Board: Equity Office already has this provision, subject to the range on the number of trustees contained in its declaration of trust;

     - Board Vacancies Filled by the Board for the Remaining Term: Vacancies that result from an increase in the size of the board, or the death, resignation, or removal of a trustee, may be filled only by the affirmative vote of a majority of the remaining trustees even if they do not constitute a quorum. Trustees elected to fill vacancies shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred (as opposed to until the next annual meeting of shareholders) and until a successor is elected and qualifies. Equity Office recently adopted this provision; and

     - Shareholder Calls of Special Meetings Only Upon the Written Request of Holders of at Least a Majority of All Votes Entitled to be Cast: Equity Office already has this provision.

     Cornerstone. Although Nevada's General Corporation Law contains no similar statute, Cornerstone's bylaws and articles of incorporation address most of the issues addressed by the Maryland legislation described above. Other than stockholder calls for special meetings, Cornerstone's approach to the issues addressed by the Maryland legislation is set forth in the above section entitled "Number of Trustees/ Directors; Removal of Trustees/Directors; Vacancies." Nevada law does not provide for stockholder calls

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of special meetings. However, Cornerstone's bylaws provide that holders of record of at least a majority of the shares of Cornerstone's issued and outstanding common stock which are entitled to vote at a special meeting may call such a meeting.

CALL OF SPECIAL MEETINGS OF SHAREHOLDERS

     Equity Office. The Equity Office bylaws provide that special meetings of shareholders may be called by the chairman of the board, the president or one-third of the trustees. Special meetings of shareholders also may be called by the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at a special meeting of shareholders.

     Cornerstone. As noted above, Cornerstone's bylaws provide that holders of record of at least a majority of the shares of Cornerstone's issued and outstanding common stock which are entitled to vote at a special meeting may call a special meeting of stockholders. In addition, Cornerstone's bylaws allow Cornerstone's board of directors, Chairman of the Board, President or Secretary to call a special meeting of the stockholders.

SHAREHOLDER ACTION BY WRITTEN CONSENT

     Equity Office. The Equity Office bylaws permit any action required or permitted to be taken at a meeting of shareholders to be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by shareholders entitled to cast a sufficient number of votes to approve the matter.

     Cornerstone. Nevada law and Cornerstone's bylaws also allow any action required or allowed to be taken at a stockholder's meeting to be taken without a meeting, notice or a vote of stockholders if a written consent to such action, setting forth the action, is signed by holders of record of a majority, or if a higher proportion would be required at a meeting of stockholders, then that higher proportion, of the corporation's issued and outstanding shares of common stock.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER NEW BUSINESS PROPOSALS

     Equity Office. The Equity Office bylaws require advance written notice for shareholders to nominate a trustee or bring other business before a meeting of shareholders.

     For an annual meeting, a shareholder must deliver notice to the secretary of Equity Office not later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the applicable anniversary date of the prior year's annual meeting, or the meeting is a special meeting of shareholders at which trustees will be elected, notice by the shareholder must be given not earlier than the close of business on the 90th day before the meeting and not later than the close of business on the later of the 60th day before the meeting or the tenth day following the day on which public announcement of the date of the meeting is first made by Equity Office.

     The Equity Office bylaws contain detailed requirements for the contents of shareholder notices of trustee nominations and new business.

     Cornerstone. Neither the Cornerstone articles of incorporation nor its bylaws contain a comparable provision.

AMENDMENT OF THE DECLARATION OF TRUST AND ARTICLES OF INCORPORATION


     Equity Office. Under Maryland law and the Equity Office declaration of trust, the trustees, by a two-thirds vote, may at any time amend the declaration of trust solely to enable Equity Office to qualify as a REIT under the Internal Revenue Code or as a real estate investment trust under Maryland law, without action by Equity Office shareholders. The Equity Office board of trustees also may amend the declaration of trust to set the terms of one or more series of preferred shares without action by holders of Equity


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Office common shares. Other amendments to the declaration of trust must first be declared advisable by the board of trustees and thereafter must be approved by shareholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast, or, in the case of amendments to the declaration of trust in connection with mergers and other specified business combinations or that involve an increase or decrease in the number of authorized common shares or preferred shares, not less than a majority of all votes entitled to be cast.

     Under the articles supplementary for each series of outstanding preferred shares of Equity Office, the approval of holders of each preferred series by a two-thirds class vote would be required for:

     - the authorization, creation or increase in the authorized or issued amount of any class or series of Equity Office shares ranking before the outstanding preferred series as to distributions or upon liquidation; or

     - any amendment, alteration or repeal of provisions of the declaration of trust, whether by merger, consolidation, or otherwise, so as to materially and adversely affect any right, preferences, privileges or voting power of the outstanding series of preferred shares.

     Cornerstone. General amendments to Cornerstone's articles of incorporation are governed by the provisions of the Nevada General Corporation Law. Cornerstone's articles expressly provide, however, that Cornerstone's board of directors may determine the rights, preferences, privileges, designations and other characteristics of classes and series of Cornerstone's preferred stock. Under the Nevada General Corporation Law, general amendments to Cornerstone's articles of incorporation require Cornerstone's board of directors to recommend the amendment to Cornerstone's stockholders and for holders of record of at least a majority of the shares of Cornerstone's issued and outstanding common stock which are entitled to vote to approve such amendment. Nevada's General Corporation Law provides holders of classes or series of Cornerstone's preferred stock a right to vote as a class or series on amendments to Cornerstone's articles of incorporation, regardless of limitations on the voting rights of such class or series, if the amendment would alter or change any preference or relative or other right given to such a class or series.

     The certificate of designations of the only series of Cornerstone's preferred stock of which shares are issued and outstanding, the 7% cumulative convertible preferred stock, provides that the consent or affirmative vote of holders of at least two-thirds of the shares of the holders thereof shall be required to:

     (a) issue or increase the authorized amount of any class or series of shares ranking prior with respect to payment of dividends or distributions of amounts upon liquidation; or

     (b) amend, alter or repeal any provision of Cornerstone's articles of incorporation that would materially and adversely affect any power, preference or special right of the series.

     Notwithstanding (b) above, Nevada's General Corporation Law would require the approval of the record holders of a majority of issued and outstanding shares of the 7% cumulative convertible preferred stock that are entitled to vote, to amend Cornerstone's articles of incorporation, whether or not the proposed amendment would "materially" alter or change any preference or any relative or other right given to such stock.

AMENDMENT OF THE BYLAWS


     Equity Office. The Equity Office bylaws provide that the power to amend, repeal or adopt new bylaws is vested exclusively with the board of trustees, except that any amendments by the board of trustees to the bylaw provisions relating to meetings of shareholders, the minimum and maximum number of trustees, and the requirement that at least two-thirds of the trustees must be persons who are not executive officers of Equity Office or persons affiliated with Samuel Zell or his affiliates are subject to the approval of shareholders by vote of a majority of the votes cast.


     Cornerstone. Amendment of Cornerstone's bylaws is governed by the terms of the bylaws. The bylaws provide that amendments may be adopted either by holders of record of a majority of the corporation's issued and outstanding shares of common stock or by Cornerstone's board. However, until
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December 16, 2001, amendments to sections 3.02 (number of directors and term),
3.03 (identity of members of the board of directors), 3.04 (relating to the position of chairman of the board), 3.07 (filling vacancies on the board of directors), 3.09 (relating to committees of the board of directors), and 10.01(b) (relating to restrictions on amendment of the bylaws), require the consent of a majority of the members of the entire board and the unanimous approval of the board affairs committee of the board of directors. In addition, until the earlier of (a) the date on which PGGM or Dutch Institutional Holding Company or their respective affiliates own, collectively, less than 25% of Cornerstone's issued and outstanding common stock and (b) October 31, 2002, amendments to sections 3.02, 3.03, 3.07, 3.09 or 10.01(c) (relating to restrictions on amendments of the bylaws) of the bylaws require the consent of a majority of the members of the entire board and the unanimous approval of the board affairs committee of the board of directors. Lastly, until PGGM and its affiliated entities own, collectively, less than 5% of the issued and outstanding shares of Cornerstone's common stock, amendments to section 3.03(b) (relating to PGGM's right to designate persons for nomination to Cornerstone's board of directors) and 10.01(c) also require the consent of a majority of the members of the entire board and the unanimous approval of the board affairs committee of the board of directors.

MERGERS, CONSOLIDATIONS AND SALES OF ASSETS

     Equity Office. Under Maryland law, a merger involving a Maryland real estate investment trust generally requires approval by the affirmative vote of not less than two-thirds of all votes entitled to be cast on the matter, unless the declaration of trust specifies a greater or lesser percentage, but not less than a majority. No shareholder approval is required for parent-90% owned subsidiary mergers or by shareholders of a Maryland successor trust if the merger does not reclassify or change the outstanding shares or otherwise amend the declaration of trust and the number of shares to be issued in the merger is not more than 20% of the number of its shares of the same class or series outstanding immediately before the merger is completed. The Equity Office declaration of trust specifies that the affirmative vote of shareholders by not less than a majority of all votes entitled to be cast is required to approve mergers for which a shareholder vote is required under Maryland law.

     Maryland law does not address the requirements for the approval by shareholders of a consolidation or sale of all or substantially all of the assets of a real estate investment trust. However, the Equity Office declaration of trust requires that a majority of the Equity Office shares entitled to vote on the matter must approve a consolidation of Equity Office into one or more other entities or the sale of all or substantially all of the assets of Equity Office outside the ordinary course of business. Under the Equity Office declaration of trust, the mortgage, pledge or other creation of a security interest in any or all of the assets of Equity Office, whether or not in the ordinary course of business, as well as the sale of all or substantially all of the assets of Equity Office to a majority owned subsidiary or as a distribution to shareholders is not deemed to be a sale requiring shareholder approval.

     Cornerstone. Mergers and share exchanges involving Nevada corporations are governed by Chapter 92A of the Nevada Revised Statutes, which we refer to as the "Merger Statute." Under the Merger Statute, Cornerstone may approve a plan of merger or exchange of shares if (a) Cornerstone's board of directors recommends the plan to the stockholders and (b) holders of record of a majority of Cornerstone's common stock entitled to vote approve the plan. Approval of a merger by Cornerstone's stockholders is not required if: (x) Cornerstone is to be the surviving entity in a merger; (y) Cornerstone's articles of incorporation after the merger will be the same as its articles of incorporation before the merger; and (z) the number of shares of Cornerstone's common stock outstanding immediately after the merger, plus the number of such shares issued as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number of shares of Cornerstone's common stock outstanding immediately before the merger by more than 20%.

     Nevada's General Corporation Law requires the consent of the holders of a majority of the shares of Cornerstone's common stock entitled to vote for a sale, lease, or exchange of all of its property and assets.

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DISSOLUTION OF EQUITY OFFICE OR CORNERSTONE; TERMINATION OF REIT STATUS

     Equity Office. The Equity Office declaration of trust permits the termination of the existence of Equity Office if approved by the affirmative vote of the holders of not less two-thirds of the outstanding Equity Office shares entitled to vote on the matter. In addition, the board of trustees may terminate the status of Equity Office as a REIT under the Internal Revenue Code for any taxable year without a vote of the holders of Equity Office common or preferred shares.

     Cornerstone. Under Nevada's General Corporation Law, Cornerstone may be dissolved if its board of directors recommends dissolution to the stockholders and holders of a majority of the shares of Cornerstone's outstanding common stock entitled to vote approve such dissolution.

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS

     Equity Office. The Maryland Business Combination Statute provides that, unless exempted, a Maryland real estate investment trust may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, issuances of shares and other specified transactions, with an "interested shareholder" or its affiliates, for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, unless specified "price criteria" and other standards are met or an exemption is available, a business combination with an interested shareholder or its affiliates must be recommended by the board of trustees and approved by (a) at least 80% of the outstanding voting shares and (b) at least two-thirds of the outstanding voting shares, other than voting shares held by the interested shareholder or any of its affiliates. Under the statute, an "interested shareholder" generally is defined to mean a person or group which owns beneficially, directly or indirectly, 10% of more of the outstanding voting shares of the real estate investment trust. These requirements do not apply to a business combination with an interested shareholder or its affiliates if approved by the board of trustees before the time the interested shareholder first became an interest shareholder.


     The Equity Office board of trustees has elected by resolution to exempt from the provisions of the Maryland Business Combination Statute any business combination with any person. However, this resolution, by its terms, may be altered or repealed at any time, in whole or in part, by the board of trustees.


     Cornerstone. Nevada's Business Combinations Act prohibits combinations between a Nevada corporation and an interested stockholder of the corporation for three years after the stockholder becomes interested unless the combination or acquisition of shares by the interested stockholder on the date the stockholder became an interested stockholder was approved by the corporation's board of directors before that date. An interested stockholder is: (a) a person who, directly or indirectly, has the ability to control the voting of 10% of the voting stock of the corporation; or (b) an affiliate or associate of the corporation who, at any time within three years before the date in question, satisfied the definition in (a). A combination is broadly defined and includes mergers, dispositions of 5% or more of its assets, issuances of shares and other specified transactions.

     Although a Nevada corporation may, in its articles of incorporation, opt out of the Business Combinations Act, Cornerstone has not done so.

CONTROL SHARE ACQUISITIONS

     Equity Office. The Maryland Control Share Act provides that shares of a Maryland real estate investment trust that are acquired in a "control share acquisition," which is defined as the acquisition of shares comprising one-fifth, one-third or a majority of all voting shares, have no voting rights except:

     - if approved by shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all "interested shares;" or

     - if the acquisition of the shares has been approved or exempted at any time before the acquisition of the shares.

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     The Maryland Control Share Act is applicable to a publicly traded Maryland real estate investment trust unless its charter or bylaws specifically provides that it shall be inapplicable.

     The Equity Office bylaws provide that the Maryland Control Share Act shall not apply to any acquisition by any person of shares of Equity Office. Any amendment to this provision by the board of trustees would require the approval of shareholders by a vote of a majority of the votes cast. See "-- Amendment of the Bylaws."

     Cornerstone. Nevada's Control Shares Act restricts the voting rights of shares of stock acquired by a stockholder of a Nevada corporation governed by the act if the acquisition of such shares would provide such stockholder a controlling interest in the corporation. A controlling interest is ownership of one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of the corporation's shares of stock entitled to vote generally in the election of directors. Thus, the act applies to acquisitions of shares as a stockholder moves from one level of control to the next. Only the shares acquired within 90 days immediately preceding the date when the stockholder acquires the relevant controlling interest are subject to the limitation on voting rights.

     The Control Shares Act applies only to Nevada corporations (a) with 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing in the corporation's stock ledger and (b) doing business in Nevada directly or through an affiliated corporation. Cornerstone does not currently have 100 stockholders of record who have addresses in Nevada appearing in Cornerstone's stock ledger and Cornerstone does not do business in Nevada directly or through an affiliated corporation. Moreover, the provisions of the Control Shares Act do not apply to a Nevada corporation if the corporation's articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest by a stockholder provide that such provisions do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

     Neither Cornerstone's bylaws nor its articles of incorporation contain such an opt-out provision.

OTHER CONSTITUENCIES

     Equity Office. Recent Maryland legislation expressly codifies the authority of Maryland real estate investment trusts to include in their declaration of trusts a provision that allows the board of trustees to consider the effect of a potential acquisition of control on shareholders, employees, suppliers, customers, creditors and communities in which offices or other establishments of the trust are located. The Equity Office declaration of trust does not include a provision of this type. The Maryland legislation also states, however, that the inclusion or omission of such a provision in the declaration of trust of a Maryland real estate investment trust allowing the board of trustees to consider the effect of a potential acquisition of control on the foregoing constituencies does not create an inference concerning factors that may be considered by the board of trustees regarding a potential acquisition of control.

     Cornerstone. Nevada law contains a provision similar to the Maryland legislation described above. The Nevada provision is discussed above under the heading "-- Duties of Trustees and Directors."

DISSENTERS' RIGHTS

     Equity Office. Maryland law applicable to Maryland real estate investment trusts provides dissenters' rights for any shareholder who objects to a merger to the same extent as a Maryland corporation's stockholders would enjoy such rights. The shareholder has the right to demand and receive payment of the fair value of his or her shares, unless:

     - the shares are listed on a national securities exchange or are designated as a national market security on the interdealer quotation system of the National Association of Securities Dealers, Inc. on the record date for determining shareholders entitled to vote on the merger; or

     - the shares are those of a successor entity, as long as the merger does not alter the contract rights of the shares as expressly set forth in the declaration of trust and the shares are converted in whole or

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       in part in the merger into stock, including preferred stock, of the successor entity or cash, scrip, or other rights or interests arising out of the treatment of fractional shares.

     Cornerstone. Nevada law regarding dissenter's rights is set forth in the Merger Statute. Under the Merger Statute, a shareholder of a Nevada corporation may dissent with respect to specified corporation actions and, as a result, receive fair value for the stockholder's shares. Those actions to which dissenter's rights apply are: (a) a merger of the corporation if shareholder approval of the merger is required by the Merger Statute or the corporation's articles of incorporation and the stockholder is entitled to vote thereon; (b) merger of the corporation into a parent corporation that owns at least ninety percent of each class of the outstanding shares of the corporation if the merger is effected through section 92A.180 of the Nevada Revised Statutes; (c) consummation of a plan of exchange in which the corporation's shares will be acquired if the stockholder is entitled to vote thereon; and (d) other transactions to which the corporation's articles of incorporation attach the right to dissent and obtain fair payment for dissenter's shares.

     Dissenter's rights are not available, however, if the corporation is listed on a national securities exchange, as Cornerstone is, unless (a) the corporation's articles of incorporation provide otherwise or (b) the stockholders are required under the plan of merger or exchange to accept anything for their shares other than cash, stock or stock and cash in lieu of fractional shares of stock of the surviving corporation or any other entity whose stock was listed on a national securities exchange or NASDAQ or which had at least 2,000 holders of record of such entity's stock, or any combination of the above. As used in this paragraph, "stock" refers to shares of stock in a corporation, membership in a nonprofit corporation, the interest of a member in a limited-liability company or a beneficial owner of a business trust, or the partnership interest of a partner in a general or limited partnership.

DISTRIBUTIONS

     Equity Office. The Equity Office declaration of trust provides that the trustees will endeavor to declare and pay distributions as necessary for Equity Office to qualify as a REIT under the Internal Revenue Code. However, shareholders do not have any right to a distribution unless and until authorized and declared by the board of trustees. Distributions may not be paid on the Equity Office common shares unless all accrued but unpaid distributions on each outstanding series of preferred shares of Equity Office have been declared and paid or set apart for payment. Payments of distributions by Equity Office are not limited by any rules concerning the capital or surplus of Equity Office or the par value of the Equity Office shares.

     Cornerstone. Nevada's General Corporation Law provides that the board of directors may not make a distribution of money or property to its stockholders if such distribution would prevent the corporation from paying its debts as they became due in the ordinary course of business or, unless and to the extent specifically allowed by the corporation's articles of incorporation, if after the distribution, the corporation's total assets would be less than the sum of its total liabilities plus that amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights to distributions upon dissolution of the corporation's shareholders whose rights upon dissolution are superior to those receiving the distribution.

REIT OWNERSHIP LIMITATIONS

     Equity Office. For Equity Office to qualify as a REIT under the Internal Revenue Code, no more than 50% in value of its outstanding shares of beneficial interest may be owned, actually or constructively, by five or fewer "individuals," which, as defined in the Internal Revenue Code for this purpose, includes certain entities. In addition, if Equity Office, or an actual or constructive owner of 10% or more of the shares of Equity Office, owns, actually or constructively, 10% or more of a tenant of Equity Office, then the rent received by Equity Office from that tenant will not be qualifying income for purposes of determining whether Equity Office meets the requirements for qualification as a REIT under the Internal Revenue Code. A REIT's shares also must be beneficially owned by 100 or more persons.

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     As a means of addressing these requirements, the Equity Office declaration of trust provides that, subject to exceptions, no person may own, or be deemed to own directly and/or by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9%, in value or number of shares, whichever is more restrictive, of the issued and outstanding shares of any class or series of shares. Under the Equity Office declaration of trust, the board of trustees may increase the ownership limit with respect to any class or series of shares. However, after giving effect to this increase, five beneficial owners of common shares may not beneficially own in the aggregate more than 49.5% of the outstanding common shares. In addition, the Equity Office board of trustees is required to waive or modify the ownership limit with respect to one or more persons who would not be treated as "individuals" under the Internal Revenue Code if such person submits to the Equity Office board of trustees specified information that demonstrates, to the reasonable satisfaction of the board of trustees, that such ownership would not jeopardize Equity Office's status as a REIT under the Internal Revenue Code. The Equity Office declaration of trust further prohibits any person from transferring any Equity Office common or preferred shares if the transfer would result in shares of beneficial interest of Equity Office being owned by fewer than 100 persons or otherwise would cause Equity Office not to qualify as a REIT.

     If any transfer of shares or any other event would otherwise result in any person violating the ownership limits, then the declaration of trust provides that (a) the transfer will be void and of no force or effect with respect to the prohibited transferee with respect to that number of shares that exceeds the ownership limits and (b) the prohibited transferee would not acquire any right or interest in the shares. The shares transferred in violation of the ownership limit instead would be transferred automatically to a charitable trust, the beneficiary of which would be a qualified charitable organization selected by Equity Office.

     The trustee of the charitable trust would be required to sell the shares transferred in violation of the ownership limit to a person or entity who could own the shares without violating the ownership limit, and to distribute to the prohibited transferee an amount equal to the lesser of the price paid by such person for the shares transferred in violation of the ownership limit or the sales proceeds received by the charitable trust for the shares. In the case of a transfer for no consideration, such as a gift, the charitable trustee would be required to sell the shares to a qualified person or entity and distribute to the prohibited transferee an amount equal to the lesser of the fair market value of the shares as of the date of the prohibited transfer or the sales proceeds received by the charitable trust.

     Under its declaration of trust, Equity Office, or its designee, would have the right to purchase the shares from the charitable trust at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in the transfer of the shares to the charitable trust, or, in the case of a devise or gift, the market price at the time of such devise or gift, and (b) the market price of such shares on the date Equity Office, or its designee, were to agree to purchase the shares. Any proceeds derived from the sale of the shares in excess of the amount distributed to the prohibited transferee under these provisions would be distributed to the beneficiary of the charitable trust.

     The charitable trustee will have the sole right to vote the shares that it holds, and any distributions paid on shares held by the charitable trustee would be paid to the beneficiary of the charitable trust.

     If the transfer to the charitable trust of the shares that were transferred in violation of the ownership limit is not automatically effective for any reason, then the transfer to that resulted in the violation of the ownership limit would be void.

     All persons or entities who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5%, or such other percentage between 1/2 of 1% and 5% as provided in applicable rules and regulations under the Internal Revenue Code, of the lesser of the number or value of the outstanding Equity Office shares must give a written notice to Equity Office by January 30 of each year stating the name and address of such owner, the number of Equity Office shares owned and a description of the manner in which such Equity Office shares are held. In addition, a holder of record of Equity Office shares subject to the foregoing requirement who holds its Equity Office shares as nominee for another person or entity which is required to include in gross income the dividends received on such
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shares must also give notice of the name and address of such person or entity and the number of Equity Office shares of such person or entity with respect to which such holder of record is nominee. In addition, each record, beneficial and constructive holder of Equity Office shares is required, upon demand of Equity Office, to disclose to Equity Office in writing any information with respect to the direct, indirect and constructive ownership of Equity Office shares as the Equity Office board of trustees deems necessary to comply with the provisions of the Internal Revenue Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.


     As part of the REIT merger, the Equity Office declaration of trust will be amended to add an additional limitation on the ownership by non-U.S. persons of Equity Office common shares and preferred shares issued by Equity Office in the future. See "The Merger Agreement -- Amendments to Equity Office's Declaration of Trust Relating to 'Domestically-Controlled' REIT Status." This additional limitation would result in adverse consequences for a non-U.S. person whose purchase of Equity Office common shares or any preferred shares of Equity Office issued in the future caused the foreign ownership limit to be exceeded and, therefore, may deter additional purchases of Equity Office shares by non-U.S. persons.


     The foregoing restrictions on ownership and transferability would not apply if the Equity Office board of trustees were to determine that it is no longer in the best interests of Equity Office to attempt to qualify, or to continue to qualify, as a REIT under the Internal Revenue Code.

     Cornerstone. To help ensure that Cornerstone continues to qualify as a REIT, Article 8 of Cornerstone's articles of incorporation provides that shares of Cornerstone's capital stock shall not be transferred to any person if such transfer would cause such person to become the direct or indirect owner of more than 6% of the value of the outstanding shares of Cornerstone's capital stock. Shares of stock acquired in excess of this ownership limit shall be deemed to be transferred to Cornerstone as trustee for the benefit of the person to whom the person who acquired the excess shares later transfers such shares. In addition, excess shares shall be deemed to have been offered for sale to Cornerstone or its designee at their "fair market value" for a 90-day period. Article 8 further provides that a person who knowingly violates the ownership limit must indemnify Cornerstone and its stockholders for losses if such violation causes Cornerstone either to fail to qualify as a REIT or to be subject to personal holding company taxes. The affirmative vote of the holders of at least 80% of the outstanding shares of Cornerstone common stock is required to alter, amend, repeal or adopt any provision inconsistent with such restrictions.

     Cornerstone's articles of incorporation also contain provisions designed to assist it in becoming a "domestically controlled REIT" under the Internal Revenue Code. Article 9 of Cornerstone's articles of incorporation provides that shares of Cornerstone's stock may not be transferred to any non-U.S. person if such transfer would cause such non-U.S. person to become the direct or indirect owner of more than 3% of the value of the outstanding shares of any class of capital stock of Cornerstone. Shares of stock acquired in excess of the non-U.S. ownership limit are deemed to be transferred to Cornerstone as trustee for the benefit of the person to whom the non-U.S. person who acquired the excess shares later transfers such shares. In addition, excess shares are deemed to have been offered for sale to Cornerstone or its designee at their "fair market value" for a 90-day period. Article 9 does not apply, however, to transfers by any U.S. person by operation of law or pursuant to death, a merger or sale of substantially all of the assets of such person, bankruptcy or pledges of security.


     As used in this section: "non-U.S. person" means (a) a nonresident alien individual, as defined in the Internal Revenue Code, (b) a foreign corporation, foreign partnership, foreign trust, foreign estate, foreign government, and any other organization or entity which is not organized under the laws of the United States or a State, and (c) any other person or entity treated as a "foreign person" under regulations promulgated under the Internal Revenue Code. "U.S. person" means any person other than a non-U.S. person.

                                 LEGAL MATTERS

     The validity of the EOP Partnership units and the Equity Office common shares offered by this consent solicitation/information statement/prospectus will be passed upon for EOP Partnership and Equity Office by Hogan & Hartson L.L.P., Washington, D.C. and New York, NY.


     The qualification of the REIT merger as a reorganization under section 368(a) of the Internal Revenue Code and the qualification of Equity Office as a REIT and the classification of EOP Partnership as a partnership for federal income tax purposes will be passed upon for Equity Office and EOP Partnership by Hogan & Hartson L.L.P., Washington, D.C. and New York, NY, counsel for Equity Office.


     The validity of the shares of Cornerstone common stock offered by this consent solicitation/ information statement/prospectus will be passed upon for Cornerstone by Lionel, Sawyer & Collins, Las Vegas, Nevada.


     The qualification of the REIT merger as a reorganization under section 368(a) of the Internal Revenue Code and the qualification of Cornerstone as a REIT and the classification of Cornerstone Partnership as a partnership for federal income tax purposes will be passed upon for Cornerstone and Cornerstone Partnership by King & Spalding, Atlanta, Georgia and New York, New York, counsel for Cornerstone.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Equity Office included in Equity Office's Annual Report on Form 10-K for the year ended December 31, 1999, and have audited the consolidated financial statements and schedule included in EOP Partnership's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their reports, which are incorporated by reference in this consent solicitation/information statement/prospectus and elsewhere in the registration statement. The Equity Office and EOP Partnership consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of Cornerstone incorporated in this consent solicitation/ information statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, and the consolidated financial statements of the Cornerstone Partnership included in this consent solicitation/information statement/prospectus for the year ended December 31, 1999, have been so incorporated or included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION


     Equity Office, EOP Partnership and Cornerstone have filed with the SEC a registration statement on Form S-4 (333-35590), of which this consent solicitation/information statement/prospectus forms a part. The registration statement registers (a) the distribution to Cornerstone Partnership unitholders of the EOP partnership units to be issued in the partnership merger, which are redeemable by the unitholder for cash or, at the election of Equity Office, Equity Office common shares, and (b) the distribution of shares of common stock of Cornerstone to Cornerstone Partnership unitholders who elect to redeem their Cornerstone Partnership units for Cornerstone common stock prior to the partnership merger and in connection with the REIT merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about EOP Partnership units. The rules and regulations of the SEC allow Equity Office, EOP Partnership and Cornerstone to omit certain information included in the registration statement from this consent solicitation/information statement/prospectus. In addition, Equity Office, EOP Partnership and Cornerstone file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:


Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
New York Regional Office
7 World Trade Center
Suite 1300
New York, NY 10048
Chicago Regional Office
Citicorp Center
500 West Madison Street
Suite 1400
Chicago, IL 60661- 2511

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Equity Office, EOP Partnership and Cornerstone, who file electronically with the SEC. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning Equity Office and Cornerstone may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

     The SEC allows Equity Office, EOP Partnership and Cornerstone to "incorporate by reference" information in this document, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this consent solicitation/information statement/prospectus, except for any information that is superseded by information included directly in this document.

     The documents listed below that Equity Office, EOP Partnership and Cornerstone have previously filed with the SEC are considered to be a part of this consent solicitation/information statement/ prospectus. They contain important information about these companies and their financial condition.

EQUITY OFFICE SEC FILINGS (FILE NO. 1-13115):


1999 Annual Report on Form 10-K..............  Filed on March 29, 2000
Amendment to Form 10-K on Form 10-K/A........  Filed on May 12, 2000
Current Reports on Form 8-K..................  Filed on May 12, 2000 and February 16, 2000
Registration Statement on Form 8-A...........  Filed on June 19, 1997, setting forth the description of Equity Office common shares

EOP PARTNERSHIP SEC FILINGS (FILE NO. 1-13625):


1999 Annual Report on Form 10-K..............  Filed on March 29, 2000
Amendment to Form 10-K on Form 10-K/A........  Filed on May 12, 2000
Current Reports on Form 8-K..................  Filed on May 12, 2000, March 24, 2000, March
                                               15, 2000 and February 16, 2000


CORNERSTONE SEC FILINGS (FILE NO. 1-12861):


Annual Report on Form 10-K/A.................  Year Ended December 31, 1999
Current Reports on Form 8-K..................  Filed on April 10, 2000, March 10, 2000 and
                                               February 16, 2000, as amended
Registration Statement on Form 8-A...........  Filed on March 11, 1997, setting forth the description of Cornerstone common stock


     Equity Office, EOP Partnership and Cornerstone incorporate by reference additional documents that they may file with the SEC between the date of this consent solicitation/information statement/prospectus and the date of the special meetings of Equity Office and Cornerstone in connection with the REIT merger. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy materials.


     If you are a shareholder of Equity Office, a unitholder of EOP Partnership or a unitholder of Cornerstone Partnership, Equity Office, EOP Partnership or Cornerstone, as the case may be, may have sent to you some of the documents incorporated by reference in this document, but you can obtain any of them through Equity Office, EOP Partnership or Cornerstone, as the case may be, or through the SEC or the SEC's web site described above. Documents incorporated by reference are available from Equity Office, EOP Partnership and Cornerstone, as applicable, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this document. Shareholders of Equity Office, holders of EOP Partnership units or stockholders of Cornerstone may obtain documents incorporated by reference in this document by requesting them from writing or by telephone from the appropriate company at the following addresses:


          EQUITY OFFICE PROPERTIES TRUST or
        EOP OPERATING LIMITED PARTNERSHIP
        Two North Riverside Plaza
        Suite 2100
        Chicago, Illinois 60606
        Attention: Stanley M. Stevens
        Telephone: (312) 466-3300
        CORNERSTONE PROPERTIES INC.
        Tower 56
        126 East 56th Street, 6th Floor
        New York, New York 10022
        Attention: Thomas P. Loftus
        Telephone: (212) 605-7131

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY             , 2000
IN ORDER TO RECEIVE TIMELY DELIVERY OF SUCH DOCUMENTS. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     Equity Office has supplied all information contained or incorporated by reference in this consent solicitation/information statement/prospectus relating to Equity Office and EOP Partnership, and Cornerstone has supplied all such information relating to Cornerstone and Cornerstone Partnership. This document constitutes the prospectus of Equity Office and EOP Partnership, the information statement of EOP Partnership, the prospectus of Cornerstone and the consent solicitation of Cornerstone Partnership.

                      WHAT INFORMATION YOU SHOULD RELY ON

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION DISCUSSED IN THIS CONSENT SOLICITATION/INFORMATION STATEMENT/PROSPECTUS OR IN THE ANNEXES ATTACHED HERETO WHICH ARE SPECIFICALLY INCORPORATED BY REFERENCE. THEREFORE, IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.


     THIS DOCUMENT IS DATED MAY     , 2000. THE INFORMATION CONTAINED IN THIS
CONSENT SOLICITATION/INFORMATION STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. THIS CONSENT SOLICITATION/INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, EOP PARTNERSHIP UNITS, EQUITY OFFICE COMMON SHARES, CORNERSTONE PARTNERSHIP UNITS OR CORNERSTONE COMMON STOCK OR TO SOLICIT CONSENTS, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES.

                         INDEX TO FINANCIAL STATEMENTS


EOP Partnership Pro Forma Condensed Combined Financial
     Statements.............................................   F-2
  EOP Partnership Pro Forma Condensed Combined Balance
     Sheet..................................................   F-3
  EOP Partnership Pro Forma Condensed Combined Statement of
     Operations.............................................   F-4
  EOP Partnership Notes to Pro Forma Condensed Combined
     Financial Statements...................................   F-5
Equity Office Pro Forma Condensed Combined Financial
     Statements.............................................  F-10
  Equity Office Pro Forma Condensed Combined Balance
     Sheet..................................................  F-11
  Equity Office Pro Forma Condensed Combined Statement of
     Operations.............................................  F-12
  Equity Office Notes to Pro Forma Condensed Combined
     Financial Statements...................................  F-13
Cornerstone Partnership Historical Consolidated Financial
  Statements
  Report of Independent Accountants.........................  F-19
  Cornerstone Partnership Consolidated Balance Sheets.......  F-20
  Cornerstone Partnership Consolidated Statements of
     Income.................................................  F-21
  Cornerstone Partnership Consolidated Statements of
     Comprehensive Income...................................  F-22
  Cornerstone Partnership Consolidated Statements of
     Partners' Capital......................................  F-23
  Cornerstone Partnership Consolidated Statements of Cash
     Flows..................................................  F-24
  Cornerstone Partnership Notes to Consolidated Financial
     Statements.............................................  F-25
Cornerstone Partnership Historical Consolidated Financial
     Statement Schedule:
        Schedule III........................................  F-44

                       EOP OPERATING LIMITED PARTNERSHIP

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

     The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1999 reflects the following transactions as if they had occurred on December 31, 1999:

     - the proposed merger of EOP Partnership and Cornerstone Partnership; and

     - the issuance of $500 million of unsecured notes on March 21, 2000, due March 2006, coupon rate of 8.4% per annum and effective rate of 8.5% per annum.

     The accompanying Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999 reflects the following transactions as if they had occurred on January 1, 1999:

     - the proposed merger of EOP Partnership and Cornerstone Partnership; and

     - the issuance of $500 million of unsecured notes on March 21, 2000, due March 2006, coupon rate of 8.4% per annum and effective rate of 8.5% per annum.

     In the opinion of management, all significant adjustments necessary to reflect the effects of the partnership merger have been made.

                       EOP OPERATING LIMITED PARTNERSHIP

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                         DECEMBER 31, 1999 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                         CORNERSTONE
                                  EOP OPERATING          PROPERTIES          MERGER AND         EOP OPERATING
                               LIMITED PARTNERSHIP   LIMITED PARTNERSHIP        OTHER        LIMITED PARTNERSHIP
                                   HISTORICAL            HISTORICAL        ADJUSTMENTS (A)        PRO FORMA
                               -------------------   -------------------   ---------------   -------------------
ASSETS:
Investment in real estate,
  net........................      $12,572,153           $3,565,637          $  710,997(B)       $16,848,787
Cash and cash equivalents....            2,338               19,679                  --(C)            22,017
Rent and other receivables...          193,194               91,968             (77,243)(D)          207,919
Escrow deposits and
  restricted cash............           19,754              222,043                  --              241,797
Investment in unconsolidated
  joint ventures.............          865,863               31,725               8,275(B)           905,863
Prepaid expenses and other
  assets.....................          392,756              239,176            (199,275)(E)          432,657
                                   -----------           ----------          ----------          -----------
TOTAL ASSETS.................      $14,046,058           $4,170,228          $  442,754          $18,659,040
                                   ===========           ==========          ==========          ===========
LIABILITIES AND PARTNERS'
  CAPITAL:
Mortgage debt................      $ 1,743,871           $1,435,405          $  (27,326)(F)      $ 3,151,950
Unsecured notes..............        3,655,047                   --             499,320(G)         4,154,367
Lines of credit..............          453,000              329,000             691,027(H)         1,473,027
Distribution payable.........            5,446                   --                  --                5,446
Other liabilities............          479,167              113,240                  65(I)           592,472
                                   -----------           ----------          ----------          -----------
TOTAL LIABILITIES............        6,336,531            1,877,645           1,163,086            9,377,262
                                   -----------           ----------          ----------          -----------
Minority interest in
  partially owned
  properties.................           39,027               22,532                  --               61,559
                                   -----------           ----------          ----------          -----------
Preferred shares.............          615,000               50,000             (50,000)(J)          615,000
Partners' capital............        7,055,500            2,220,051            (670,332)(K)        8,605,219
                                   -----------           ----------          ----------          -----------
TOTAL PARTNERS' CAPITAL......        7,670,500            2,270,051            (720,332)           9,220,219
                                   -----------           ----------          ----------          -----------
TOTAL LIABILITIES AND
  PARTNERS' CAPITAL..........      $14,046,058           $4,170,228          $  442,754          $18,659,040
                                   ===========           ==========          ==========          ===========

                       EOP OPERATING LIMITED PARTNERSHIP

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 31, 1999 (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                                CORNERSTONE                         EOP
                                                  EOP           PROPERTIES      MERGER       OPERATING LIMITED
                                           OPERATING LIMITED      LIMITED      AND OTHER        PARTNERSHIP
                                              PARTNERSHIP       PARTNERSHIP   ADJUSTMENTS        PRO FORMA
                                           -----------------    -----------   -----------    -----------------
                                                                                  (A)
REVENUES:
  Rental.................................    $  1,493,196        $455,204      $  6,181(L)     $  1,954,581
  Tenant reimbursements..................         281,358         121,385            --             402,743
  Parking................................         112,204          27,343            --             139,547
  Other..................................          32,298           4,598            --              36,896
  Fee income.............................           8,939           2,677            --              11,616
  Interest/dividends.....................          14,248           4,211            --              18,459
                                             ------------        --------      --------        ------------
      Total revenues.....................       1,942,243         615,418         6,181           2,563,842
                                             ------------        --------      --------        ------------
EXPENSES:
  Interest:
    Expense incurred.....................         413,995         135,009        90,855(M)          639,859
    Amortization of deferred financing
      costs..............................           4,693           2,004         3,669(N)           10,366
  Depreciation...........................         339,751          87,971        15,109(O)          442,831
  Amortization...........................          14,545           8,755        (8,755)(P)          14,545
  Real estate taxes......................         243,778          71,554            --             315,332
  Insurance..............................           9,589           3,548            --              13,137
  Repairs and maintenance................         209,630          74,728            --             284,358
  Property operating.....................         199,879          52,947            --             252,826
  Ground rent............................           6,887           1,407            --               8,294
  General and administrative.............          80,927          27,006            --(Q)          107,933
                                             ------------        --------      --------        ------------
      Total expenses.....................       1,523,674         464,929       100,878           2,089,481
                                             ------------        --------      --------        ------------
Income before allocation to minority
  interests, income from investment in
  unconsolidated joint ventures and net
  gain on sales of real estate...........         418,569         150,489       (94,697)            474,361
Minority interests -- partially owned
  properties.............................          (1,981)         (5,755)           --              (7,736)
Income from investment in unconsolidated
  joint ventures.........................          13,824             898          (176)(R)          14,546
Net gain on sales of real estate.........          59,661         131,034            --             190,695
                                             ------------        --------      --------        ------------
Net income from continuing operations....         490,073         276,666       (94,873)            671,866
Put option settlement....................          (5,658)             --            --              (5,658)
Preferred distributions..................         (43,603)         (3,500)        3,500(S)          (43,603)
                                             ------------        --------      --------        ------------
Net income from continuing operations
  before extraordinary items and
  cumulative effect of a change in
  accounting principle available for
  units..................................    $    440,812        $273,166      $(91,373)       $    622,605
                                             ============        ========      ========        ============
Net income from continuing operations
  before extraordinary items and
  cumulative effect of a change in
  accounting principle per weighted
  average unit outstanding -- basic......    $       1.53(T)                                   $       1.77(T)
                                             ============                                      ============
Weighted average units
  outstanding -- basic...................     288,326,547                                       351,114,475
                                             ============                                      ============
Net income from continuing operations
  before extraordinary items and
  cumulative effect of a change in
  accounting principle per weighted
  average unit outstanding -- diluted....    $       1.51(T)                                   $       1.76(T)
                                             ============                                      ============
Weighted average units outstanding --
  diluted................................     291,157,204                                       354,965,413
                                             ============                                      ============

                       EOP OPERATING LIMITED PARTNERSHIP
           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (UNAUDITED)

                  (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)


(A) Represents adjustments to record the merger between EOP Partnership and Cornerstone Partnership based upon the assumed purchase price of $4.6 billion assuming a value of $24.6818 per unit of EOP Partnership's units and adjustments to record the issuance of $500 million in unsecured notes which occurred on March 21, 2000. The calculation of the merger acquisition cost is as follows:

          Issuance of 62.8 million EOP Partnership units based on a .7009 exchange rate in exchange for 89.6 million Cornerstone Partnership
          units..................................................................   $1,549,719
          Cash portion of merger consideration:
               Cornerstone Partnership units (58,551,525 @ $18.00)...   1,053,927
               Cornerstone preferred units (3,030,303 @ $18.00)......      54,545    1,108,472
                                                                       ----------
          EOP Partnership's current ownership of 250,700 shares of Cornerstone
            common stock.........................................................        3,480
          Assumption of Cornerstone Partnership's total liabilities..............    1,877,645
          Assumption of the convertible promissory note and related accrued interest payable owed by Cornerstone Properties, Inc to be assumed by
            EOP Partnership in the merger (see Notes F and I)....................       12,991
          Adjustment to Cornerstone Partnership's mortgage debt to reflect market
            value (see Note F)...................................................      (40,252)
          Cornerstone Partnership's minority interest allocation for partially
            owned properties.....................................................       22,532
          Merger costs (see calculation below)...................................       78,000
                                                                                    ----------
                    Total merger acquisition cost................................   $4,612,587
                                                                                    ==========

     The following is a calculation of the EOP Partnership units to be issued in the merger:

                                                                           UNITS
                                                                        -----------
          Cornerstone Partnership units outstanding at December 31,
            1999......................................................  148,384,088
          Less Cornerstone Partnership units redeemed for cash........  (58,551,525)
          Less EOP Partnership's current ownership of 250,700 shares
            of Cornerstone common stock...............................     (250,700)
                                                                        -----------
          Cornerstone Partnership units to be converted in the merger
            into EOP Partnership units at an exchange rate of .7009...   89,581,863
                                                                        ===========
          EOP Partnership units to be issued in the merger............   62,787,928
          EOP Partnership units outstanding at December 31, 1999......  285,786,346
                                                                        -----------
            EOP Partnership units outstanding after the merger........  348,574,274
                                                                        ===========

     The following is a calculation of estimated merger costs:

          Employee termination costs..................................  $    43,800
          Investment advisory fees....................................       15,000
          Transfer taxes..............................................       10,000
          Legal, accounting and other fees............................        7,700
          Loan assumption fees........................................        1,500
                                                                        -----------
                    Total merger costs................................  $    78,000
                                                                        ===========

                       EOP OPERATING LIMITED PARTNERSHIP
   NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(B) Represents the estimated increase in Cornerstone Partnership's investment in real estate based upon the merger acquisition cost to reflect the allocation to other tangible assets of Cornerstone Partnership being acquired:

          Merger acquisition cost (see Note A)........................  $4,612,587
                                                                        ----------
          Less basis of Cornerstone Partnership's net assets acquired:
               Investment in real estate, net.........................   3,565,637
               Cash and cash equivalents..............................      19,679
               Rent and other receivables (excluding $77.2 million of
                deferred rents receivable)............................      14,725
               Escrow deposits and restricted cash....................     222,043
               Investment in unconsolidated joint ventures............      31,725
               Prepaid expenses and other assets (excluding $199.7
                million of deferred leasing, financing and other costs
                (see Note E)).........................................      39,506
                                                                        ----------
                    Subtotal..........................................   3,893,315
                                                                        ----------
          Adjustment to record fair value of Cornerstone Partnership's investment in real estate and investment in unconsolidated
            joint ventures, net.......................................     719,272
          Less adjustment allocated to investment in unconsolidated
            joint ventures............................................      (8,275)
                                                                        ----------
          Adjustment allocated to investment in real estate...........  $  710,997
                                                                        ==========

(C) There was no change in cash and cash equivalents as a result of the following transactions:

          Anticipated borrowings on additional credit facilities to
            finance the cash portion of the merger (see Note H).......  $   691,027
          Gross proceeds from the $500 million unsecured notes
            offering (see Note G).....................................      500,000
          Less cash portion of merger consideration (see Note A)......   (1,108,472)
          Less merger costs (see Note A)..............................      (78,000)
          Less financing costs related to the $500 million unsecured
            notes offering (see Note E)...............................       (3,875)
          Less discount on the $500 million unsecured notes offering
            (see Note G)..............................................         (680)
                                                                        -----------
               Net adjustment to cash and cash equivalents............  $        --
                                                                        ===========

(D) Represents the elimination of Cornerstone Partnership's deferred rents receivable of $77.2 million which arose from the historical straight-lining of rental revenue.

(E) Represents an adjustment for the following:

          Cornerstone Partnership's deferred leasing, financing and
            other costs which were not assigned any value in the
            allocation of the merger acquisition cost.................  $(199,670)
          Transfer of EOP Partnership's current ownership of 250,700 shares of Cornerstone common stock to merger acquisition
            cost (see Note A).........................................     (3,480)
          Additional deferred financing costs associated with the $500
            million unsecured note offering...........................      3,875
                                                                        ---------
                    Total.............................................  $(199,275)
                                                                        =========

                       EOP OPERATING LIMITED PARTNERSHIP
   NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(F)  To reflect the following:

          Adjustment to Cornerstone Partnership's mortgage debt to
            reflect market value (see Note F).........................  $(40,252)
          Assumption of the convertible promissory note and related
            accrued interest payable from Cornerstone Properties, Inc.
            to be assumed by EOP Partnership in the merger............    12,926
                                                                        --------
                                                                        $(27,326)
                                                                        ========

(G) To reflect the $500 million unsecured notes offering net of a $.7 million discount.

(H) To reflect borrowings on additional credit facilities to finance the cash portion of the merger as follows:

          Cash portion of merger consideration (See Note A)...........  $1,108,472
          Merger costs (See Note A)...................................      78,000
          Less net proceeds from the $500 million unsecured notes
            offering (see Note C).....................................    (495,445)
                                                                        ----------
                    Borrowings on additional credit facilities........  $  691,027
                                                                        ==========

(I) To reflect the assumption of the accrued interest payable related to the convertible promissory note owed by Cornerstone's Properties, Inc to be assumed by EOP Partnership in the merger.

(J) To record the redemption of Cornerstone's preferred units into cash (see Note A).

(K) To reflect the net decrease in partners' capital associated with the merger as follows:

          Issuance of 62.8 million EOP Partnership units based on the exchange rate, in exchange for 89.6 million Cornerstone
            Partnership units.........................................  $ 1,549,719
          Less total pre-merger pro forma partners' capital of
            Cornerstone Partnership...................................   (2,220,051)
                                                                        -----------
                    Net decrease to partners' capital.................  $  (670,332)
                                                                        ===========

(L) To reflect the adjustment for the straight-line effect of scheduled rent increases.

(M) To reflect the additional interest expense incurred from the $500 million unsecured notes offering and borrowings from additional credit facilities to finance the cash portion of the merger.

          Additional borrowings from $500 million unsecured notes
            offering (see Note G) and credit facilities (see Note
            H)........................................................  $1,190,347
          Weighted average interest rate..............................        7.57%
                                                                        ----------
          Additional interest expense.................................      90,109
          Interest expense on the convertible promissory note from
            Cornerstone's Properties, Inc. that will be assumed by EOP
            Partnership in the merger.................................         746
                                                                        ----------
                                                                        $   90,855
                                                                        ==========

(N)  To reflect the amortization of $3.9 million of financing costs incurred with the $500 million unsecured notes
       offering over the six-year term...........................   $  646
     To reflect additional amortization of the adjustment to
       Cornerstone Partnership's mortgage debt to market value...    3,023
                                                                    ------
                                                                    $3,669
                                                                    ======

                       EOP OPERATING LIMITED PARTNERSHIP
   NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(O) To reflect additional depreciation expense related to the adjustment to the investment in real estate on a straight-line basis.

          Adjustment to the investment in real estate (see Note B)....  $710,997
          Portion allocated to building and improvements..............        85%
                                                                        --------
          Adjustment to the depreciable basis of Cornerstone
            Partnership's investment in real estate, net..............  $604,347
                                                                        ========
          Additional depreciation expense based on an estimated useful life of 40 years..........................................  $ 15,109
                                                                        ========

(P) To reverse Cornerstone Partnership's historical amortization of deferred lease commissions due to the write-off of deferred lease commissions as a result of the merger (see Note E).


(Q) Management has estimated that there will be a reduction of general and administrative expenses as a result of the merger of approximately $18.0 million on a pro forma basis for 1999. The general and administrative expense savings have not been included in the pro forma condensed combined statement of operations. There can be no assurance that EOP Partnership will be successful in realizing such anticipated cost savings.


(R) To reflect the additional depreciation expense on the adjustment to the depreciable basis of Cornerstone Partnership's investment in unconsolidated joint ventures.

          Adjustment to the basis of the investment in unconsolidated
            joint ventures............................................   $8,275
          Portion allocated to building and improvements..............       85%
                                                                         ------
          Adjustment to the depreciable basis of Cornerstone
            Partnership's investment in unconsolidated joint
            ventures..................................................   $7,034
                                                                         ======
          Decrease in income from investment in unconsolidated joint ventures due to additional depreciation expense pertaining to the adjustment to the basis of the investment in joint
            ventures based on an estimated useful life of 40 years....   $  176
                                                                         ======

(S) To adjust Cornerstone Partnership's preferred distributions assuming Cornerstone Partnership's preferred units were converted into cash on January 1, 1999.

(T) The following table sets forth the computation of basic and diluted earnings per unit:

                                                                  HISTORICAL     PRO FORMA
                                                                  -----------   -----------
    NUMERATOR
    Net income from continuing operations before extraordinary items, cumulative effect of a change in accounting
      principle and net gain on sales of real estate available
      for units.................................................     $381,151      $431,910
    Net gain on sales of real estate............................       59,661       190,695
                                                                     --------      --------
    Numerator for basic earnings per unit -- net income from
      continuing operations before extraordinary items and
      cumulative effect of a change in accounting principle
      available for units.......................................     $440,812      $622,605
    Interest expense on convertible promissory note.............           --           746
                                                                     --------      --------
    Numerator for basic and diluted earnings per unit -- net
      income from continuing operations before extraordinary
      items and cumulative effect of a change in accounting
      principle available for units.............................     $440,812      $623,351
                                                                     ========      ========

                       EOP OPERATING LIMITED PARTNERSHIP
   NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                  HISTORICAL     PRO FORMA
                                                                  -----------   -----------
    DENOMINATOR
    Denominator for basic earnings per unit -- weighted average
      units.....................................................  288,326,547   351,114,475
                                                                       ======        ======
    Denominator for diluted earnings per unit -- weighted
      average units.............................................  291,157,204   354,965,413
                                                                       ======        ======

    BASIC
    Net income from continuing operations before extraordinary items, cumulative effect of a change in accounting
      principle and net gain on sales of real estate available
      for units.................................................       $ 1.32        $ 1.23
    Net gain on sales of real estate............................         0.21          0.54
                                                                       ------        ------
    Net income from continuing operations before extraordinary items and cumulative effect of a change in accounting
      principle available for units.............................       $ 1.53        $ 1.77
                                                                       ======        ======

    DILUTED
    Net income from continuing operations before extraordinary items, cumulative effect of a change in accounting
      principle and net gain on sales of real estate available
      for units.................................................       $ 1.31        $ 1.22
    Net gain on sales of real estate............................         0.20          0.54
                                                                       ------        ------
    Net income from continuing operations before extraordinary items and cumulative effect of a change in accounting
      principle available for units.............................       $ 1.51        $ 1.76
                                                                       ======        ======

                         EQUITY OFFICE PROPERTIES TRUST

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1999
                                  (UNAUDITED)

     The accompanying Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 1999 reflects the following transactions as if they had occurred on December 31, 1999:

     - the proposed merger of Equity Office Properties Trust and Cornerstone Properties Inc.; and

     - the issuance of $500 million of unsecured notes on March 21, 2000, due March 2006, coupon rate of 8.4% per annum and effective rate of 8.5% per annum.

     The accompanying Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1999 reflects the following transactions as if they had occurred on January 1, 1999:

     - the proposed merger of Equity Office Properties Trust and Cornerstone Properties Inc.; and

     - the issuance of $500 million of unsecured notes on March 21, 2000, due March 2006, coupon rate of 8.4% per annum and effective rate of 8.5% per annum.

     In the opinion of management, all significant adjustments necessary to reflect the effects of the merger have been made.

                         EQUITY OFFICE PROPERTIES TRUST

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                         DECEMBER 31, 1999 (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                      EQUITY OFFICE       CORNERSTONE       MERGER AND          EQUITY OFFICE
                                     PROPERTIES TRUST   PROPERTIES INC.        OTHER           PROPERTIES TRUST
                                        HISTORICAL        HISTORICAL      ADJUSTMENTS (A)         PRO FORMA
                                     ----------------   ---------------   ---------------      ----------------
ASSETS:
Investment in real estate, net.....    $12,572,153        $3,565,637        $  710,997(B)        $16,848,787
Cash and cash equivalents..........          2,338            19,679                --(C)             22,017
Rent and other receivables.........        193,194            91,968           (77,243)(D)           207,919
Escrow deposits and restricted
  cash.............................         19,754           222,043                --               241,797
Investment in unconsolidated joint
  ventures.........................        865,863            31,725             8,275(B)            905,863
Prepaid expenses and other
  assets...........................        392,756           239,176          (199,275)(E)           432,657
                                       -----------        ----------        ----------           -----------
TOTAL ASSETS.......................    $14,046,058        $4,170,228        $  442,754           $18,659,040
                                       ===========        ==========        ==========           ===========
LIABILITIES AND SHAREHOLDERS'
  EQUITY:
Mortgage debt......................    $ 1,743,871        $1,448,331        $  (40,252)(F)       $ 3,151,950
Unsecured notes....................      3,655,047                --           499,320(G)          4,154,367
Lines of credit....................        453,000           329,000           691,027(H)          1,473,027
Dividend/distribution payable......          5,446                --                --                 5,446
Other liabilities..................        479,167           113,305                --               592,472
                                       -----------        ----------        ----------           -----------
TOTAL LIABILITIES..................      6,336,531         1,890,636         1,150,095             9,377,262
                                       -----------        ----------        ----------           -----------
Commitments and contingencies
Minority Interests:
  EOP Partnership..................        844,427           284,566            46,480(I)          1,175,473
  Partially owned properties.......         39,027            22,532                --                61,559
                                       -----------        ----------        ----------           -----------
TOTAL MINORITY INTERESTS...........        883,454           307,098            46,480             1,237,032
                                       -----------        ----------        ----------           -----------
Shareholders' Equity:
  Preferred shares.................        615,000            50,000           (50,000)(J)           615,000
  Common shares....................          2,516                --               494(K)              3,010
  Additional paid in capital.......      6,208,557         1,922,494          (704,315)(L)         7,426,736
                                       -----------        ----------        ----------           -----------
TOTAL SHAREHOLDERS' EQUITY.........      6,826,073         1,972,494          (753,821)            8,044,746
                                       -----------        ----------        ----------           -----------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY...........................    $14,046,058        $4,170,228        $  442,754           $18,659,040
                                       ===========        ==========        ==========           ===========

                         EQUITY OFFICE PROPERTIES TRUST

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                FOR THE YEAR ENDED DECEMBER 31, 1999 (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             EQUITY OFFICE        CORNERSTONE       MERGER        EQUITY OFFICE
                                            PROPERTIES TRUST    PROPERTIES INC.    AND OTHER     PROPERTIES TRUST
                                               HISTORICAL         HISTORICAL      ADJUSTMENTS       PRO FORMA
                                            ----------------    ---------------   -----------    ----------------
                                                                                      (A)
REVENUES:
  Rental..................................    $  1,493,196         $455,204        $  6,181(M)     $  1,954,581
  Tenant reimbursements...................         281,358          121,385              --             402,743
  Parking.................................         112,204           27,343              --             139,547
  Other...................................          32,298            5,730              --              38,028
  Fee income..............................           8,939            2,677              --              11,616
  Interest/dividends......................          14,248            4,211              --              18,459
                                              ------------         --------        --------        ------------
    Total revenues........................       1,942,243          616,550           6,181           2,564,974
                                              ------------         --------        --------        ------------
EXPENSES:
  Interest:
    Expense incurred......................         413,995          135,755          90,109(N)          639,859
    Amortization of deferred financing
      costs...............................           4,693            2,004           3,669(O)           10,366
  Depreciation............................         339,751           87,971          15,109(P)          442,831
  Amortization............................          14,545            8,755          (8,755)(Q)          14,545
  Real estate taxes.......................         243,778           71,554              --             315,332
  Insurance...............................           9,589            3,548              --              13,137
  Repairs and maintenance.................         209,630           74,728              --             284,358
  Property operating......................         199,879           52,947              --             252,826
  Ground rent.............................           6,887            1,407              --               8,294
  General and administrative..............          80,927           27,006              --(R)          107,933
                                              ------------         --------        --------        ------------
  Total expenses..........................       1,523,674          465,675         100,132           2,089,481
                                              ------------         --------        --------        ------------
Income before allocation to minority
  interests, income from investment in
  unconsolidated joint ventures and net
  gain on sales of real estate............         418,569          150,875         (93,951)            475,493
Minority Interests:
  EOP Partnership.........................         (48,172)         (34,982)          2,006(S)          (81,148)
  Partially owned properties..............          (1,981)          (5,755)             --              (7,736)
Income from investment in unconsolidated
  joint ventures..........................          13,824              898            (176)(T)          14,546
Net gain on sales of real estate..........          59,661          131,034              --             190,695
                                              ------------         --------        --------        ------------
Net income from continuing operations.....         441,901          242,070         (92,121)            591,850
Put option settlement.....................          (5,658)              --              --              (5,658)
Preferred distributions...................         (43,603)          (3,500)          3,500(U)          (43,603)
                                              ------------         --------        --------        ------------
Net income from continuing operations
  before extraordinary items and
  cumulative effect of a change in
  accounting principle available for
  common shares...........................    $    392,640         $238,570        $(88,621)       $    542,589
                                              ============         ========        ========        ============
Net income from continuing operations
  before extraordinary items and
  cumulative effect of a change in
  accounting principle per weighted
  average common share
  outstanding -- basic....................    $       1.53(V)                                      $       1.78(V)
                                              ============                                         ============
Weighted average common shares
  outstanding -- basic....................     256,045,895                                          305,424,355
                                              ============                                         ============
Net income from continuing operations
  before extraordinary items and
  cumulative effect of a change in
  accounting principle per weighted
  average common share
  outstanding -- diluted..................    $       1.51(V)                                      $       1.76(V)
                                              ============                                         ============
Weighted average common shares
  outstanding -- diluted..................     291,157,204                                          354,965,413
                                              ============                                         ============

                         EQUITY OFFICE PROPERTIES TRUST

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                         DECEMBER 31, 1999 (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) Represents adjustments to record the merger between Equity Office and Cornerstone based upon the assumed purchase price of $4.6 billion assuming a market value of $24.6818 per share of Equity Office's common shares and adjustments to record the issuance of $500 million in unsecured notes which occurred on March 21, 2000. The calculation of the merger acquisition cost is as follows:

          Issuance of 49.4 million Equity Office common shares and 13.4 million
          EOP Partnership units based on a .7009 exchange rate in exchange for
          70.5 million shares of Cornerstone common stock and 19.1 million
          Cornerstone Partnership units (see Note I).............................   $1,549,719
          Cash portion of merger consideration:
               Cornerstone common stock (58,551,525 @ $18.00).........  1,053,927
               Cornerstone preferred stock (3,030,303 @ $18.00).......     54,545    1,108,472
                                                                        ---------
          Equity Office's current ownership of 250,700 shares of Cornerstone
            common stock.........................................................        3,480
          Assumption of Cornerstone's total liabilities..........................    1,890,636
          Adjustment to Cornerstone's mortgage debt to reflect market value (see
            Note F)..............................................................      (40,252)
          Cornerstone's minority interest allocation for partially owned
            properties...........................................................       22,532
          Merger costs (see calculation below)...................................       78,000
                                                                                    ----------
                    Total merger acquisition cost................................   $4,612,587
                                                                                    ==========

     The following is a calculation of estimated merger costs:

          Employee termination costs..................................  $   43,800
          Investment advisory fees....................................      15,000
          Transfer taxes..............................................      10,000
          Legal, accounting and other fees............................       7,700
          Loan assumption fees........................................       1,500
                                                                        ----------
                    Total merger costs................................  $   78,000
                                                                        ==========

(B) Represents the estimated increase in Cornerstone's investment in real estate based upon the merger acquisition cost to reflect the allocation to other tangible assets of Cornerstone being acquired:

          Meger acquisition cost (see Note A).........................  $4,612,587
                                                                        ----------
          Less basis of Cornerstone's net assets acquired:
               Investment in real estate, net.........................   3,565,637
               Cash and cash equivalents..............................      19,679
               Rent and other receivables (excluding $77.2 million of
                deferred rents receivable)............................      14,725
               Escrow deposits and restricted cash....................     222,043
               Investment in unconsolidated joint ventures............      31,725
               Prepaid expenses and other assets (excluding $199.7
                million of deferred leasing, financing and other costs
                (see Note E)).........................................      39,506
                                                                        ----------
                    Subtotal..........................................   3,893,315
                                                                        ----------
          Adjustment to record fair value of Cornerstone's investment in real estate and investment in unconsolidated joint
            ventures, net.............................................     719,272
          Less adjustment allocated to investment in unconsolidated
            joint ventures............................................      (8,275)
                                                                        ----------
          Adjustment allocated to investment in real estate...........  $  710,997
                                                                        ==========

                         EQUITY OFFICE PROPERTIES TRUST

(C) There was no change in cash and cash equivalents as a result of the following transactions:

          Anticipated borrowings on additional credit facilities to
            finance the cash portion of the merger (see Note H).......  $   691,027
          Gross proceeds from the $500 million unsecured notes
            offering (see Note G).....................................      500,000
          Less cash portion of merger consideration (see Note A)......   (1,108,472)
          Less merger costs (see Note A)..............................      (78,000)
          Less financing costs related to the $500 million unsecured
            note offering (see Note E)................................       (3,875)
          Less discount on the $500 million unsecured notes offering
            (see Note G)..............................................         (680)
                                                                        -----------
                    Net adjustment to cash and cash equivalents.......  $        --
                                                                        ===========

(D) Represents the elimination of Cornerstone's deferred rents receivable of $77.2 million which arose from the historical straight-lining of rental revenue.

(E) Represents an adjustment for the following:

          Cornerstone's deferred leasing, financing and other costs
            which were not assigned any value in the allocation of the merger acquisition cost...................................  $(199,670)
          Transfer of Equity Office's current ownership of 250,700
            shares of Cornerstone common stock to merger acquisition
            cost (see Note A).........................................     (3,480)
          Additional deferred financing costs associated with the $500
            million unsecured notes offering..........................      3,875
                                                                        ---------
                    Total.............................................  $(199,275)
                                                                        =========

(F)  To adjust Cornerstone's mortage debt to market value.

(G) To reflect the $500 million unsecured notes offering net of a $.7 million discount.

(H) To reflect borrowings on additional credit facilities to finance the cash portion of the merger as follows:

          Cash portion of merger consideration (See Note A)...........  $1,108,472
          Merger costs (See Note A)...................................      78,000
          Less net proceeds from the $500 million unsecured notes
            offering (see Note C).....................................    (495,445)
                                                                        ----------
                    Borrowings on additional credit facilities........  $  691,027
                                                                        ==========

                         EQUITY OFFICE PROPERTIES TRUST

(I) To adjust minority interests in the EOP Partnership to reflect the merger as follows:

          Equity Office historical common shareholders' equity and
            minority interests in EOP Partnership.....................  $7,055,500
          Cornerstone historical common shareholders' equity and
            minority interests in Cornerstone Partnership.............   2,207,060
          Pro forma adjustments to common shareholders' equity........    (657,341)
                                                                        ----------
                    Total.............................................   8,605,219
          Minority interests ownership percentage of EOP Partnership
            after the merger (see below)..............................       13.66%
                                                                        ----------
          Minority interest ownership of EOP Partnership after the
            merger....................................................   1,175,473
          Less historical minority interest ownership of EOP
            Partnership prior to the merger...........................    (844,427)
          Less historical minority interest ownership of Cornerstone
            Partnership prior to the merger...........................    (284,566)
                                                                        ----------
                    Adjustment to minority interest ownership of EOP
                      Partnership to reflect the merger...............  $   46,480
                                                                        ==========

     The 13.66% minority interests ownership of EOP Partnership is calculated as follows:

                                                          SHARES        UNITS      SHARES AND UNITS
                                                        -----------   ----------   ----------------
          Shares of Cornerstone common stock and
            Cornerstone Partnership units outstanding
            at December 31, 1999......................  129,252,303   19,131,785     148,384,088
          Less shares of Cornerstone common stock
            redeemed for cash (see Note A)............  (58,551,525)          --     (58,551,525)
          Less shares of Cornerstone common stock
            currently held by Equity Office (see Note
            A)........................................     (250,700)          --        (250,700)
                                                        -----------   ----------     -----------
          Shares of Cornerstone common stock and
            Cornerstone Partnership units to be
            converted in the merger into Equity Office
            common shares and EOP Partnership units at
            an exchange rate of .7009.................   70,450,078   19,131,785      89,581,863
                                                        ===========   ==========     ===========
          Equity Office common shares and EOP
            Partnership units to be issued in the
            merger....................................   49,378,460   13,409,468      62,787,928
          Equity Office common shares and EOP
            Partnership units outstanding at December
            31, 1999..................................  251,582,434   34,203,912     285,786,346
                                                        -----------   ----------     -----------
          Equity Office common shares and EOP
            Partnership units outstanding after the
            merger....................................  300,960,894   47,613,380     348,574,274
                                                        ===========   ==========     ===========
          Minority interests ownership percentage of
            EOP Partnership...........................        13.66%
                                                        ===========
          Equity Office ownership percentage of EOP
            Partnership...............................        86.34%
                                                        ===========

(J) To record the redemption of Cornerstone's preferred stock into cash (see Note A).

                         EQUITY OFFICE PROPERTIES TRUST

(K) To record the par value of 49.4 million Equity Office common shares issued to Cornerstone common stockholders.

(L) To reflect the net decrease in additional paid in capital associated with the merger as follows:

          Issuance of 49.4 million Equity Office common shares and
            13.4 million EOP Partnership units at the .7009 exchange
            rate, in exchange for 70.5 million shares of Cornerstone
            common stock and 19.1 million Cornerstone Partnership
            units (see Note I)........................................  $ 1,549,719
          Less par value of Equity Office common shares issued to
            Cornerstone common stockholders (see Note K)..............         (494)
          Adjustment to minority interests in EOP Partnership (see
            Note I)...................................................      (46,480)
          Less historical minority interests in the ownership of
            Cornerstone Partnership...................................     (284,566)
          Less Cornerstone's historical additional paid in capital....   (1,922,494)
                                                                        -----------
                    Net decrease in paid in capital...................  $  (704,315)
                                                                        ===========

(M) To reflect the adjustment for the straight-line effect of scheduled rent increases.

(N) To reflect the additional interest expense incurred from the $500 million unsecured notes offering and borrowings from additional credit facilities to finance the cash portion of the merger.

          Additional borrowings from $500 million unsecured notes
            offering (see Note G) and credit facilities (see Note
            H)........................................................  $1,190,347
          Weighted average interest rate..............................        7.57%
                                                                        ----------
          Additional interest expense.................................  $   90,109
                                                                        ==========

(O)  To reflect the amortization of $3.9 million of financing costs incurred with the $500 million unsecured notes
       offering over the six-year term...........................     $  646
     To reflect additional amortization of the adjustment to
       Cornerstone's mortgage debt to market value...............      3,023
                                                                      ------
                                                                      $3,669
                                                                      ======

(P) To reflect additional depreciation expense related to the adjustment to the investment in real estate

          Adjustment to investment in real estate (see Note B)........  $710,997
          Portion allocated to building and improvements..............        85%
                                                                        --------
          Adjustment to the depreciable basis of Cornerstone's
            investment in real estate, net............................  $604,347
                                                                        ========
          Additional depreciation expense based on an estimated useful life of 40 years..........................................  $ 15,109
                                                                        ========

(Q) To reverse Cornerstone's historical amortization of deferred lease commissions due to the write-off of deferred lease commissions as a result of the merger (see Note E).


(R) Management has estimated that there will be a reduction of general and administrative expenses as a result of the merger of approximately $18.0 million on a pro forma basis for 1999. The general and administrative expense savings have not been included in the pro forma condensed combined statement of operations. There can be no assurance that Equity Office will be successful in realizing such anticipated cost savings.


(S) To adjust the minority interests income allocation to EOP Partnership after the merger to 13.01%.

                         EQUITY OFFICE PROPERTIES TRUST

(T) To reflect the additional depreciation expense on the adjustment to the depreciable basis of Cornerstone's investment in unconsolidated joint ventures.

          Adjustment to the basis of the investment in unconsolidated
            joint ventures............................................   $8,275
          Portion allocated to building and improvements..............       85%
                                                                         ------
          Adjustment to the depreciable basis of Cornerstone's
            investment in unconsolidated joint ventures...............   $7,034
                                                                         ======
          Decrease in income from investment in unconsolidated joint ventures due to additional depreciation expense pertaining to the adjustment to the basis of the investment in joint
            ventures based on an estimated useful life of 40 years....   $  176
                                                                         ======

(U) To adjust Cornerstone's preferred distributions assuming the shares of Cornerstone preferred stock were redeemed for cash on January 1, 1999.

(V) The following table sets forth the computation of basic and diluted earnings per common share:

                                                               HISTORICAL     PRO FORMA
                                                               -----------   -----------
                          NUMERATOR
 ------------------------------------------------------------
 Net income from continuing operations before extraordinary
   items, cumulative effect of a change in accounting
   principle and net gain on sales of real estate available
   for common shares.........................................     $332,979      $351,894
 Net gain on sales of real estate............................       59,661       190,695
                                                                  --------      --------
 Numerator for basic earnings per share -- net income from
   continuing operations before extraordinary items and
   cumulative effect of a change in accounting principle
   available for common shares...............................      392,640       542,589
 Minority interest in EOP Partnership........................       48,172        81,148
 Interest expense on convertible promissory note.............           --           746
                                                                  --------      --------
 Numerator for diluted earnings per share -- net income from continuing operations before extraordinary items and
   cumulative effect of a change in accounting principle
   available for common shares...............................     $440,812      $624,483
                                                                  ========      ========

                         DENOMINATOR
                         -----------
 Denominator for basic earnings per share -- weighted average
   common shares.............................................  256,045,895   305,424,355
                                                               ===========   ===========
 Denominator for diluted earnings per share -- weighted
   average common shares.....................................  291,157,204   354,965,413
                                                               ===========   ===========

                            BASIC
                            -----
 Net income from continuing operations before extraordinary
   items, cumulative effect of a change in accounting
   principle and net gain on sales of real estate available
   for common shares.........................................       $ 1.30        $ 1.15
 Net gain on sales of real estate............................         0.23          0.63
                                                                    ------        ------
 Net income from continuing operations before extraordinary
   items and cumulative effect of a change in accounting
   principle available for common shares.....................       $ 1.53        $ 1.78
                                                                    ======        ======

                         EQUITY OFFICE PROPERTIES TRUST

                                                               HISTORICAL     PRO FORMA
                                                               -----------   -----------
                           DILUTED
                           -------
 Net income from continuing operations before extraordinary
   items, cumulative effect of a change in accounting
   principle and net gain on sales of real estate available
   for common shares.........................................       $ 1.31        $ 1.22
 Net gain on sales of real estate............................         0.20          0.54
                                                                    ------        ------
 Net income from continuing operations before extraordinary
   items and cumulative effect of a change in accounting
   principle available for common shares.....................       $ 1.51        $ 1.76
                                                                    ======        ======

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of Cornerstone
Properties Limited Partnership

In our opinion, the accompanying consolidated balance sheet and the statements of income, comprehensive income, partners' capital and cash flows present fairly, in all material respects, the financial position of Cornerstone Properties Limited Partnership and subsidiaries ("Cornerstone Partnership") at December 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 1 of the consolidated financial statements, on February 11, 2000, Cornerstone Partnership announced a definitive plan of merger with Equity Office Properties Operating Limited Partnership.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

New York, New York
April 12, 2000

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1999 AND 1998

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                 1999         1998
                                                              ----------   -----------
                                                                           (UNAUDITED)
ASSETS
Developments in progress:
  Land......................................................  $   46,132   $   10,437
  Development costs.........................................      17,000        2,519
Rental Property at cost:
  Land......................................................     646,852      702,840
  Buildings, leasehold interests and improvements...........   3,084,466    3,403,152
  Deferred lease costs......................................     157,015      143,188
                                                              ----------   ----------
                                                               3,951,465    4,262,136
  Less: Accumulated depreciation and amortization...........     290,998      286,664
                                                              ----------   ----------
     Total Development and Rental Property..................   3,660,467    3,975,472
Assets held for sale........................................      62,185       77,568
Cash and cash equivalents...................................      19,679       61,612
Restricted cash.............................................     222,043        9,114
Investment in unconsolidated joint ventures.................      31,725       31,500
Other deferred costs, net of accumulated amortization of
  $7,092 and $999...........................................      42,655       47,807
Deferred tenant receivables.................................      77,243       53,489
Tenant and other receivables, net...........................      14,725       10,257
Other assets................................................      39,506       14,839
                                                              ----------   ----------
TOTAL ASSETS................................................  $4,170,228   $4,281,658
                                                              ==========   ==========
LIABILITIES
Long-term debt, inclusive of $16,149 and $25,031 of
  unamortized premium.......................................  $1,435,405   $1,519,548
Credit facility.............................................     329,000      465,000
Accrued interest............................................      10,896       10,873
Accrued real estate taxes...................................      16,457       16,395
Accounts payable and accrued expenses.......................      45,006       51,454
Distributions payable.......................................          --       38,163
Unearned revenue and other liabilities......................      40,881       23,890
                                                              ----------   ----------
TOTAL LIABILITIES...........................................   1,877,645    2,125,323
                                                              ----------   ----------
MINORITY INTEREST IN JOINT VENTURES.........................      22,532       23,420
                                                              ----------   ----------
Commitments and contingencies
PARTNERS' CAPITAL
Redeemable preferred units; 344,828 units authorized; 0
  issued and outstanding....................................          --           --
7% Cumulative convertible preferred units, $16.50 stated
  value; 65,000,000 units authorized; 3,030,303 issued and
  outstanding...............................................      50,000       50,000
General Partners' Capital...................................      22,125       20,846
Limited Partners Capital....................................   2,190,514    2,063,769
Accumulated other comprehensive income......................       9,424           --
Deferred compensation.......................................      (2,012)      (1,700)
                                                              ----------   ----------
TOTAL PARTNERS' CAPITAL.....................................   2,270,051    2,132,915
                                                              ----------   ----------
TOTAL LIABILITIES AND PARTNERS' CAPITAL.....................  $4,170,228   $4,281,658
                                                              ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP


                       CONSOLIDATED STATEMENTS OF INCOME


                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

             (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER UNIT AMOUNTS)


                                                                  1999           1998
                                                              ------------   ------------
                                                                             (UNAUDITED)
REVENUES
  Office and parking rentals................................  $    607,409   $    321,097
  Earnings in joint ventures................................           898         11,615
  Interest and other income.................................         8,009          6,625
                                                              ------------   ------------
     TOTAL REVENUES.........................................       616,316        339,337
                                                              ------------   ------------
EXPENSES
  Building operating expenses...............................       132,630         71,404
  Real estate taxes.........................................        71,554         44,184
  Interest expense..........................................       137,013         63,426
  Depreciation and amortization.............................        96,726         57,031
  General and administrative................................        27,006         12,393
                                                              ------------   ------------
     TOTAL EXPENSES.........................................       464,929        248,438
                                                              ------------   ------------
                                                                   151,387         90,899
                                                              ------------   ------------
OTHER INCOME (EXPENSES)
  Gain (loss) on sale of real estate assets.................       131,034           (173)
                                                              ------------   ------------
     TOTAL OTHER INCOME (EXPENSES)..........................       131,034           (173)
                                                              ------------   ------------
MINORITY INTEREST IN JOINT VENTURES.........................        (5,755)        (4,399)
                                                              ------------   ------------
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE AND EXTRAORDINARY LOSS..........................       276,666         86,327
Cumulative effect of a change in accounting principle.......          (630)            --
Extraordinary loss..........................................       (10,787)        (4,303)
                                                              ------------   ------------
NET INCOME..................................................  $    265,249   $     82,024
                                                              ============   ============
INCOME APPLICABLE TO PREFERRED UNITS........................  $     (3,500)  $     (3,500)
                                                              ------------   ------------
INCOME AVAILABLE FOR UNITS..................................  $    261,749   $     78,524
                                                              ============   ============
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE AND EXTRAORDINARY LOSS PER UNIT.................  $       1.84   $       0.80
                                                              ============   ============
EXTRAORDINARY LOSS PER UNIT.................................  $      (0.08)  $      (0.04)
                                                              ============   ============
BASIC INCOME PER UNIT.......................................  $       1.76   $       0.76
                                                              ============   ============
BASIC WEIGHTED AVERAGE UNITS OUTSTANDING....................   148,654,779    103,881,682
                                                              ============   ============
DILUTED INCOME PER UNIT.....................................  $       1.75   $       0.75
                                                              ============   ============
DILUTED WEIGHTED AVERAGE UNITS OUTSTANDING..................   151,830,347    104,252,294
                                                              ============   ============


  The accompanying notes are an integral part of these consolidated financial statements.

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                1999        1998
                                                              --------   -----------
                                                                         (UNAUDITED)
Net income..................................................  $265,249     $82,024
                                                              ========     =======
OTHER COMPREHENSIVE INCOME:
  Unrealized gain on investments............................     3,911          --
  Unrealized gain on interest rate swaps during the
     period.................................................     5,513          --
                                                              --------     -------
  OTHER COMPREHENSIVE INCOME................................     9,424          --
                                                              --------     -------
COMPREHENSIVE INCOME........................................  $274,673     $82,024
                                                              ========     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                              ACCUMULATED
                                   GENERAL     LIMITED      7% CUMULATIVE        OTHER
                                   PARTNERS    PARTNERS      CONVERTIBLE     COMPREHENSIVE     DEFERRED
                                   CAPITAL     CAPITAL     PREFERRED UNITS      INCOME       COMPENSATION     TOTAL
                                   --------   ----------   ---------------   -------------   ------------   ----------
                                                                       (UNAUDITED)
BALANCE, JANUARY 1, 1998.........       --    $       --       $    --          $   --         $    --      $       --
  Contributed capital -- REIT....   10,706     1,059,933        50,000              --          (2,188)      1,118,451
  Contributed
    capital -- others............    6,383       631,915            --              --              --         638,298
  Proceeds from issuance of
    units, net of $14,463 in
    issuance costs...............    4,479       443,402            --              --              --         447,881
  Distribution reinvestment, net
    of $410 in issuance costs....       63         6,231            --              --              --           6,294
  Restricted share awards........        6           571            --              --            (577)             --
  Restricted share awards
    vesting......................       --            --            --              --           1,065           1,065
  Net income.....................      820        81,204            --              --              --          82,024
  Preferred unit distributions...      (35)       (3,465)           --              --              --          (3,500)
  Distributions -- REIT..........   (1,509)     (149,419)           --              --              --        (150,928)
  Distributions -- others........      (67)       (6,603)           --              --              --          (6,670)
                                   -------    ----------       -------          ------         -------      ----------
BALANCE, DECEMBER 31, 1998.......  $20,846    $2,063,769       $50,000          $   --         $(1,700)     $2,132,915
  Unit issuance costs............       (4)         (374)           --              --              --            (378)
  Restricted share awards........       18         1,742            --              --          (1,760)             --
  Restricted share awards
    vesting......................       --            --            --              --           1,448           1,448
  Net income.....................    2,652       262,597            --              --              --         265,249
  Unrealized gain on
    investments..................       --            --            --           3,911              --           3,911
  Unrealized gain on swaps.......       --            --            --           5,513              --           5,513
  Distribution reinvestment......       23         2,295            --              --              --           2,318
  Share awards exercised.........       18         1,809            --              --              --           1,827
  Partner redemptions............      (12)       (1,157)           --              --              --          (1,169)
  Contributed capital -- REIT....        7           695            --              --              --             702
  Repurchase of units for
    treasury.....................      (50)       (4,961)           --              --              --          (5,011)
  Preferred unit distributions...      (35)       (3,465)           --              --              --          (3,500)
  Distributions -- REIT..........   (1,160)     (114,843)           --              --              --        (116,003)
  Distributions -- Others........     (178)      (17,593)           --              --              --         (17,771)
                                   -------    ----------       -------          ------         -------      ----------
BALANCE, DECEMBER 31, 1999.......  $22,125    $2,190,514       $50,000          $9,424         $(2,012)     $2,270,051
                                   =======    ==========       =======          ======         =======      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                         (DOLLAR AMOUNTS IN THOUSANDS)


                                                                1999        1998
                                                              --------   -----------
                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $265,249    $  82,024
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................    90,790       56,733
    Deferred compensation amortization......................     1,312        1,016
    Net change in real estate joint ventures................      (225)       5,670
    Cumulative effect of a change in accounting principle...       630           --
    Net gain on interest rate swap..........................        --           --
    Extraordinary loss......................................    10,787        4,303
    Unbilled rental revenue.................................   (25,858)     (13,712)
    Increase in accrued interest............................        23        6,739
    Minority interest share of income.......................     5,755        4,399
    (Gain) loss on sale of real estate assets...............  (131,034)         173
    Increase in tenant and other receivables and other
     assets.................................................   (15,745)      (6,902)
    Increase in accounts payable, accrued expenses and other
     liabilities............................................    21,431       33,515
                                                              --------    ---------
      Total adjustments.....................................   (42,134)      91,934
                                                              --------    ---------
      Net cash provided by operating activities.............   223,115      173,958
                                                              --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to investment property..........................   (79,359)    (797,181)
  Repayment of notes receivable.............................       134        1,518
  Other investments.........................................    (5,000)     (41,893)
  Investments in real estate joint ventures.................        --      (31,391)
  Proceeds from sale of real estate assets net of amounts in
    escrow..................................................   136,713       19,117
                                                              --------    ---------
      Net cash provided by (used in) investing activities...    52,488     (849,830)
                                                              --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Units issued................................        --      462,344
  Contributed capital -- REIT...............................       647       60,060
  Repurchase of units for treasury shares...................    (4,889)          --
  Borrowings under mortgage loans...........................   455,000       92,377
  Borrowings under credit facility..........................   130,000      567,500
  Repayments under credit facility..........................  (266,000)    (289,500)
  Repayments under mortgage loans...........................  (432,958)      (3,426)
  Proceeds from distribution reinvestment plan..............     2,318        6,704
  Debt prepayment costs.....................................   (14,898)      (1,762)
  Increase in restricted cash...............................    (2,542)      (7,211)
  Unit issuance costs.......................................    (2,758)     (20,813)
  Option exercise...........................................     1,827           --
  Unitholder redemptions....................................    (1,169)          --
  Distributions to minority interest in joint ventures......    (6,643)      (5,855)
  Distributions to preferred unitholders....................    (3,500)      (3,500)
  Distributions to unitholders..............................  (171,971)    (119,434)
                                                              --------    ---------
      Net cash (used in) provided by financing activities...  (317,536)     737,484
                                                              --------    ---------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS............   (41,933)      61,612
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    61,612           --
                                                              --------    ---------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 19,679    $  61,612
                                                              ========    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

1.  NATURE OF COMPANY'S BUSINESS AND SIGNIFICANT
    ACCOUNTING POLICIES


NATURE OF THE COMPANY'S BUSINESS


     As used herein, "Company" refers to Cornerstone Properties Limited Partnership, a Delaware limited partnership, individually or together with its subsidiaries. The Company is a subsidiary of Cornerstone Properties Inc. (the "Trust"), a self-administered equity real estate investment trust ("REIT"). The Company owns, through subsidiaries, interests in 83 Class A office buildings comprising approximately 17 million rentable square feet, a shopping center, a hotel and developable land (collectively, the "Properties," and each interest, a "Property"). The Properties are primarily located in nine major metropolitan areas throughout the United States: Atlanta, Boston, suburban Chicago, Minneapolis, New York City, San Francisco Bay Area, Seattle, Southern California and Washington, D.C. and surrounding suburbs. The Company's strategy is to own and develop Class A office properties in prime Central Business District locations and major suburban office markets in U.S. metropolitan areas. Class A office properties are generally considered to be those that have the most favorable locations and physical attributes, command premium rents and experience the highest tenant retention rates within their markets. The Company also provides property management, leasing, development and tenant improvement services to third parties on a fee basis through WCP Services, Inc., a taxable corporate subsidiary in which the Company owns 95% of the equity, but only 1% of the voting common stock. Substantially all of the Trust's operations are conducted through the Company. The Trust is the managing general partner of the Company.

     On February 11, 2000, the Trust announced that it had entered into an agreement and plan of merger with Equity Office Properties Trust ("EOP") (the "EOP Merger"). The merger agreement provides for a merger of the Trust with and into EOP and a merger of the Company with and into EOP Operating Limited Partnership. In the mergers, holders of common stock of the Trust and holders of Units in the Company shall be entitled to elect to receive, for each share or unit, as the case may be, either 0.7009 of a share of beneficial interest of EOP (or, in the case of the Company Units, 0.7009 of a Class A Unit of EOP Operating Limited Partnership), or $18.00 per share (or per Unit, as the case may be) in cash, subject to pro ration as provided in the merger agreement. Each share of the Trust's 7% Cumulative Convertible Preferred Stock, liquidation preference $16.50 per share, shall be converted into the right to receive $18.00, plus accrued and unpaid dividends, in cash. For U.S. federal income tax purposes, the merger is expected to be tax-free to the Trust's stockholders who are U.S. persons and who receive EOP shares in the merger, except that any such stockholder who receives cash in addition to EOP shares generally will recognize gain (but not loss) in an amount equal to the amount of cash received in the merger, or, if less, the excess of the fair market value of the EOP shares and cash received in the merger over the stockholder's basis in the common stock exchanged in the merger. The merger is also expected in most cases to be tax-free to stockholders who are non-U.S. persons, although certain non-U.S. stockholders may be subject to U.S. tax under the provisions of the Foreign Investment in Real Property Tax Act. The mergers are subject to customary closing conditions, including the approval of the merger by the shareholders of EOP and the stockholders of the Trust and the approval of the partnership merger, to the extent necessary, by the partners of EOP Operating Limited Partnership and the Company.

PRINCIPLES OF CONSOLIDATION

     The Company has consolidated the following partnerships because it has a majority interest in the economic benefits and is or has the right to become the managing general partner at its sole discretion: NWC Limited Partnership ("NWC"); Third and University Limited Partnership ("Third Partnership"); Two Twenty Two Berkeley Venture ("222 Berkeley"); Five Hundred Boylston West Venture ("500

Boylston"); One Ninety One Peachtree Associates ("191 Peachtree"); 191 Finance Associates, L.P. ("191 Finance"); Avenue Associates Limited Partnership ("Market Square"); and 120 Montgomery Associates, LLC ("120 Montgomery"). The Company's investments in the One Post Property and WCP Services, Inc. are accounted for as equity investments (see Note 4). All significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT PROPERTY

     The costs of the buildings, garages, leasehold interests and improvements are being depreciated using the straight-line method over their estimated useful lives, ranging from 20 years for electrical and mechanical installations to 40 years for structural components. Tenant improvements are being amortized over the terms of the related leases.

     Investment properties are carried at cost less accumulated depreciation. Whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable (such as a significant adverse action by a regulator, a significant physical change in the property or significant changes in market conditions), the Company's policy is to assess any impairment in value by making a comparison of the current and projected cash flows of each property over its remaining useful life (undiscounted and without interest charges) to the carrying amount of each property. Such carrying amount would be adjusted, if necessary, to estimated fair value to reflect the impairment in value of the property. No significant adjustments have been made in the accompanying financial statements.

     Costs directly related to the acquisition and development of rental properties are capitalized. Capitalized development costs include interest, property taxes, insurance and other project costs incurred during the period of construction. Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

ASSETS HELD FOR SALE

     Included in Assets Held for Sale at December 31, 1999 are four properties, which are expected to be sold by the Company within the next year. The Properties are valued at approximately $62.2 million, the lower of the carrying amount or the fair value less estimated costs to sell. For the year ended December 31, 1999, the fair value less estimated costs to sell exceeds the carrying amount for each of these properties and therefore, the Company has not recorded a write down on these assets. The Company discontinues the recognition of depreciation on the assets when the property is considered held for sale.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include investments with original maturities of three months or less from the date of purchase. At December 31, 1999 and 1998, the Company had on deposit with major financial institutions substantially all of its cash and cash equivalents which balances at times exceed federally insurable limits. The Company believes it mitigates its risk by investing in or through major financial institutions. Recoverability of investments is dependent upon the performance of the issuer.

DEFERRED LEASE COSTS

     As an inducement to execute a lease, incentives are sometimes offered which may include cash and/or other allowances. These incentives and other lease costs, such as commissions, which are directly related to specific leases, are deferred and amortized over the terms of the related leases.

OTHER DEFERRED COSTS

     Costs incurred in the underwriting and issuance of long-term debt and revolving lines of credit are being amortized over the term of the debt. As part of the acquisition of the DIHC Portfolio (see Note 2), the Trust purchased several management contracts to which Stichting Pensioenfonds Voor de Gezondheid Geestelijke en Maatschappelijke Belangen ("PGGM") was a party, which were subsequently contributed to the Company. The price paid for these contracts is being amortized over four years. Included in Other Deferred Costs is the purchase price for the intangible management and development company assets that were acquired as part of the Wilson Acquisition which are being amortized over a term of ten years (see Note 2).

OTHER ASSETS

     The Company records costs incurred for potential investments as Other Assets. Upon consummation of an investment, the Company capitalizes all such costs as an adjustment to the purchase price and depreciates these costs over the useful life of the asset. All such costs are expensed at the time it is determined that a potential investment will not be consummated. In addition, the Company adopted EITF 97-11 and in accordance therewith, the Company expenses all internal acquisition costs.

     Included in Other Assets is the Company's $1.5 million equity investment in Allied Riser Communications Corp. ("ARC") and its $3.5 million equity investment in Cypress Communications, Inc. ("Cypress"). ARC and Cypress are providers of voice, video and data telecommunications services. As part of the terms of the agreements with both ARC and Cypress, the Company received warrants for shares of common stock by providing ARC and Cypress access to certain of the Company's buildings. As such, the value of the warrants received from ARC and Cypress of $5.1 million and $2.1 million, respectively, is included in Other Assets. Per the applicable requirements of Statement of Financial Accounting Standards No. 115 ("SFAS 115"), the Company recorded an unrealized gain on its total investment in ARC as of December 31, 1999 of $3.9 million. A corresponding adjustment was posted to a separate component of partner's capital through Other Comprehensive Income. As of December 31, 1999, Cypress was not publicly traded and did not fall within the scope of SFAS 115.

MINORITY INTEREST

     Minority interest in joint ventures represents the minority partner's or venture's capital account balances in NWC, Third Partnership, 222 Berkeley, 500 Boylston, 191 Peachtree, 191 Finance, Market Square and 120 Montgomery. Debit balances in certain of these capital accounts originated through special cash distributions in excess of the partner's share of income in accordance with certain provisions of the respective partnership and joint venture agreements. Reliability of the debit balances is continually monitored by calculating pro forma sales proceeds under the respective agreements.

REVENUE RECOGNITION


     Rental revenue is recognized ratably as earned over the terms of the leases. Deferred tenant receivables result from rental revenues, which have been earned but will be received in future periods as a result of rent concessions provided to tenants and scheduled future rent increases. Deferred tenant receivables were approximately $77,243,000 and $53,489,000 at December 31, 1999 and 1998, respectively. Expense reimbursement and escalation income for the years ended December 31, 1999 and 1998 was approximately $101,595,000 and $74,590,000, respectively.


     An allowance for doubtful accounts of approximately $3,803,000 and $253,000 has been recorded at December 31, 1999 and 1998, respectively, relating to tenant and other receivables. Bad debt expense totaled approximately $3,694,000 and $232,000 during 1999 and 1998 respectively. The Company's policy is to reserve against all trade receivables greater than 90 days past due.

INTEREST RATE SWAP AGREEMENTS

     The Company uses interest rate swaps to effectively fix the interest rates on certain floating-rate debt. Specific types of loans and amounts that are hedged are determined based on prevailing market conditions and the current shape of the yield curve. The specific terms and notional amount of the swaps are determined based on management's assessment of future interest rates, as well as short-term strategic initiatives.

     During 1999, the Company entered into and subsequently amended swap agreements that effectively fixed the rate on $250.0 million of the amount outstanding on the Company's Revolving Credit Facility at 6.47% for 1999 and 5.41% through the maturity of the swaps in December 2000. The swaps have been designated as "cash flow hedges" within the meaning defined in SFAS 133 (as defined hereinafter). At December 31, 1999, the Company recorded an unrealized gain of $5,513,000 in Other Assets with a corresponding adjustment posted to a separate component of partners' capital through Other Comprehensive Income as defined in Statement of Financial Accounting Standards No. 130. Based on the expiration of these instruments, the unrealized gain is expected to be reclassified to earnings during the next twelve months. These swaps are considered hedges for federal income tax purposes.

FEDERAL INCOME TAXES

     The Company is not liable for federal taxes as the partners recognize their proportionate share of the Company's income or loss in their tax returns. The Trust has elected to be taxed as a REIT under Sections 856-859 of the United States Internal Revenue Code (the "Code"). Under these sections of the Code, the Trust is permitted to deduct dividends paid to stockholders in computing its taxable income. All taxable earnings and profits of the Trust since inception have been distributed to the stockholders.

RECENTLY ISSUED ACCOUNTING STANDARDS

     During the first quarter of 1999, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

     During the first quarter of 1999, the Company also adopted Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires that certain costs incurred in conjunction with start-up and organizational activities be expensed. Pursuant to the requirements of SOP 98-5, the Company has written off all unamortized organizational costs and has recorded a cumulative effect of a change in accounting principle of $630,044.

     In addition, during the first quarter of 1999, the Company adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 provides guidance on whether the costs of computer software developed or obtained for internal use should be capitalized or expensed. The adoption of SOP 98-1 did not have a significant effect on the Company's financial statements.

ESTIMATES AND RISKS

     The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant risks, estimates and assumptions are related to the recoverability and depreciable lives of investment property, and the recoverability of deferred tenant receivables and the qualification of the Trust as a REIT. Actual results could differ from those estimates.

2.  PROPERTIES

     The following table summarizes the Company's interest in real estate investments at December 31, 1999:

                MARKET NAME                   TOTAL RENTABLE     COMPANY        YEAR
                  PROPERTY                     SQUARE FEET     INTEREST(A)   CONSTRUCTED   LEASED   NOTES
                -----------                   --------------   -----------   -----------   ------   -----
BOSTON, MASSACHUSETTS
  Sixty State Street........................       823,014        100.0%        1979        100%       B
  500 Boylston Street.......................       714,513         91.5%        1988        100%       C
  222 Berkeley Street.......................       530,844         91.5%        1991        100%       C
  125 Summer Street.........................       463,691        100.0%        1989         74%
  One Memorial Drive........................       352,764        100.0%        1985        100%       D
                                                ----------                                  ---
  MARKET TOTAL..............................     2,884,826                                   96%
SAN MATEO COUNTY, CALIFORNIA
  Bayhill (4 buildings).....................       514,255        100.0%     1982-1987       96%       E
  Peninsula Office Park (7 buildings).......       492,044        100.0%     1971-1998      100%       E
  Seaport Centre............................       463,418        100.0%        1988        100%       E
  Bay Park Plaza (2 buildings)..............       257,058        100.0%     1985-1998      100%       E
  One Bay Plaza.............................       176,533        100.0%        1979         99%       E
                                                ----------                                  ---
  MARKET TOTAL..............................     1,903,308                                   99%
ATLANTA, GEORGIA
  191 Peachtree Street......................     1,215,288         80.0%        1991         98%     C,F
  200 Galleria..............................       432,698        100.0%        1985         98%       C
                                                ----------                                  ---
  MARKET TOTAL..............................     1,647,986                                   98%
EAST BAY, CALIFORNIA
  Corporate Centre (2 buildings)............       329,348        100.0%     1985-1987       96%       E
  ADP Plaza (2 buildings)...................       300,308        100.0%     1987-1989       95%       E
  PeopleSoft Plaza..........................       277,562        100.0%        1984        100%       E
  Norris Tech Center (3 buildings)..........       260,513        100.0%     1984-1990      100%       E
  Golden Bear Center........................       160,587        100.0%        1986         99%       E
  2700 Ygnacio Valley Road..................       103,214        100.0%        1984         99%       E
  Park Plaza................................        87,040        100.0%        1986        100%       E
  1600 South Main...........................        83,277        100.0%        1983         98%       E
                                                ----------                                  ---
  MARKET TOTAL..............................     1,601,849                                   98%
SEATTLE, WASHINGTON
  Washington Mutual Tower (3 buildings).....     1,154,560         50.0%        1988         98%       G
  110 Atrium Place..........................       215,172        100.0%        1981        100%       E
  Island Corporate Center...................       100,009        100.0%        1987         97%       E
                                                ----------                                  ---
  MARKET TOTAL..............................     1,469,741                                   98%
SANTA CLARA COUNTY, CALIFORNIA
  Pruneyard Office (3 buildings)............       354,629        100.0%     1971-1999       99%     E,H
  10 Almaden................................       294,809        100.0%        1989        100%       E
  Pruneyard Shopping Center.................       252,210        100.0%       1970s         90%       E
  Embarcadero Place (4 buildings)...........       192,081        100.0%        1984        100%       E
  Pruneyard Inn.............................        94,500        100.0%        1989        N/A      E,I
                                                ----------                                  ---
  MARKET TOTAL..............................     1,188,229                                   98%

                MARKET NAME                   TOTAL RENTABLE     COMPANY        YEAR
                  PROPERTY                     SQUARE FEET     INTEREST(A)   CONSTRUCTED   LEASED   NOTES
                -----------                   --------------   -----------   -----------   ------   -----
SAN FRANCISCO, CALIFORNIA
  120 Montgomery Street.....................       420,310         66.7%        1955         95%       E
  One Post..................................       391,450         50.0%        1969         99%       E
  201 California Street.....................       240,230        100.0%        1980         96%       J
  188 Embarcadero...........................        85,183        100.0%        1985         99%       E
                                                ----------                                  ---
  MARKET TOTAL..............................     1,137,173                                   97%
MINNEAPOLIS, MINNESOTA
  Norwest Center............................     1,117,439         50.0%        1988        100%       K
                                                ----------                                  ---
  MARKET TOTAL..............................     1,117,439                                  100%
WASHINGTON, D.C./ALEXANDRIA, VIRGINIA
  Market Square (2 buildings)...............       688,709         70.0%        1990         99%     C,L
  99 Canal Center...........................       137,945        100.0%        1986        100%       C
  TransPotomac Plaza 5......................        96,392        100.0%        1983        100%       C
  11 Canal Center...........................        70,365        100.0%        1986         98%       C
                                                ----------                                  ---
  MARKET TOTAL..............................       993,411                                   99%
SUBURBAN CHICAGO, ILLINOIS
  Corporate 500 Centre (4 buildings)........       679,039        100.0%     1986/1990       99%       M
  One Lincoln Centre........................       297,040        100.0%        1986         89%
                                                ----------                                  ---
  MARKET TOTAL..............................       976,079                                   96%
SANTA MONICA/WEST LOS ANGELES, CALIFORNIA
  West Wilshire (2 buildings)...............       235,787        100.0%     1960-1976       94%       E
  Wilshire Palisades........................       186,714        100.0%        1981        100%       J
  Janss Court...............................       125,709        100.0%        1989        100%     E,N
  Searise Office Tower......................       122,292        100.0%        1975        100%       E
  Commerce Park.............................        94,367        100.0%        1977         79%     E,O
  429 Santa Monica..........................        83,243        100.0%        1982         88%       E
                                                ----------                                  ---
  MARKET TOTAL..............................       848,112                                   95%
ORANGE COUNTY, CALIFORNIA
  Bixby Ranch...............................       277,289        100.0%        1987         98%       E
  18301 Von Karman..........................       219,508        100.0%        1991         88%       E
  2677 North Main...........................       213,318        100.0%        1987         94%       E
                                                ----------                                  ---
  MARKET TOTAL..............................       710,115                                   94%
SAN DIEGO, CALIFORNIA
  Centerside II.............................       286,949        100.0%        1987         93%       E
  Crossroads................................       133,553        100.0%        1983        100%       E
                                                ----------                                  ---
  MARKET TOTAL..............................       420,502                                   95%
NEW YORK CITY, NEW YORK
  527 Madison Avenue........................       215,332        100.0%        1986        100%
  Tower 56..................................       163,633        100.0%        1983         99%       P
                                                ----------                                  ---
  MARKET TOTAL..............................       378,965                                   99%
LOS ANGELES, CALIFORNIA
  700 North Brand...........................       202,531        100.0%        1981         94%       E
  Warner Park Center........................        57,366        100.0%        1986        100%       E
                                                ----------                                  ---
  MARKET TOTAL..............................       259,897                                   95%

                MARKET NAME                   TOTAL RENTABLE     COMPANY        YEAR
                  PROPERTY                     SQUARE FEET     INTEREST(A)   CONSTRUCTED   LEASED   NOTES
                -----------                   --------------   -----------   -----------   ------   -----
CONEJO VALLEY (VENTURA), CALIFORNIA
  Westlake Spectrum (2 buildings)...........       118,990        100.0%        1990         97%       E
  Agoura Hills..............................       115,208        100.0%        1987        100%       E
                                                ----------                                  ---
  MARKET TOTAL..............................       234,198                                   99%
OTHER REGIONS
  U.S. West (Murray, Utah)..................       136,608        100.0%        1985         76%       E
  Exposition Centre (Sacramento,
     California)............................        72,971        100.0%        1984         70%       E
                                                ----------                                  ---
  MARKET TOTAL..............................       209,579                                   74%
  TOTAL PORTFOLIO...........................    17,981,409                                   97%
  Minority Interest Adjustment(Q)...........      (728,307)
                                                ----------
  CORNERSTONE PORTFOLIO.....................    17,253,102                                   96%
                                                                                            ===
  Adjustment For Pruneyard Inn..............       (94,500)
                                                ----------
  CORNERSTONE OFFICE PORTFOLIO..............    17,158,602
                                                ==========

---------------
 (A) Unless noted below, cash flow and residual proceeds will be distributed to the Company according to its percentage interest.

 (B) On December 31, 1997, the Trust purchased the second mortgage on Sixty State Street. The mortgage is a cash flow mortgage through which all the economic benefits/risks (subject to the first mortgage) inure to the Company. The Company controls all major decisions regarding management and leasing. The total purchase price for the second mortgage was $131.5 million and is consolidated in buildings due to the above factors. The $78.4 million first mortgage on the Property was originally recorded by the Trust as an $89.6 million liability due to its above-market interest rate. As of January 20, 1998 all of the interest stated above were contributed to the Company in exchange for units.

     The second mortgage, which the Company holds, is collateralized only by the improvements on Sixty State Street. Title to the improvements is owned by Sixty State Street Trust, the ground lessee under a ground lease that expires on December 28, 2067. The lease payments on the ground lease are $398,896 per annum throughout the term.

 (C) On October 27, 1997, the Trust acquired interests in nine Class A office properties comprising approximately 4.5 million rentable square feet in Alexandria, Virginia (3 properties), Atlanta (2 properties), Boston (2 properties), Charlotte and Washington, D.C., as well as an undeveloped parcel of land in Chicago (collectively, "the DIHC Portfolio"). The Trust acquired the DIHC Portfolio for a purchase price of approximately $1.06 billion, consisting of approximately 34.2 million shares of Common Stock valued and recorded at $16.00 per share, approximately $260.0 million in cash and $250.0 million in promissory notes. The cash portion of the acquisition was financed with proceeds from the Trust's initial public offering in April 1997 and $54.0 million from its Revolving Credit Facility. As of January 20, 1998 all of the interest stated above were contributed to the Company in exchange for units. The Company has since sold the asset in Charlotte as well as the undeveloped parcel of land in Chicago.

 (D) On April 28, 1998, the Company purchased One Memorial Drive in Cambridge, Massachusetts. The total purchase price for the Property was approximately $112.5 million, approximately $23.5 million of which was paid in cash, approximately $29.0 million of which was paid in Units valued at $17.50 per unit and approximately $60.0 million of which was paid in the Trust's Common Stock valued at $17.50 per share.

 (E) Property was acquired as a result of the Wilson Acquisition in December 1998. After receiving stockholder approval on December 14, 1998, the Company acquired substantially all of the properties and real estate operations of William Wilson & Associates and related entities ("WW&A") (the "Wilson Acquisition"). As part of the Wilson Acquisition, the Company acquired interests in 69

     Class A office Properties, comprising approximately 9.2 million rentable square feet primarily in the San Francisco Bay Area and in Southern California, a shopping center consisting of approximately 252,000 rentable square feet in Santa Clara, California, a hotel consisting of 94,500 square feet in Santa Clara, California and 12.8 acres of developable land in the San Francisco Bay Area. The Company has since sold eleven assets comprising approximately 1.2 million square feet.

      The Company acquired WW&A for a purchase price of approximately $1.8 billion, consisting of approximately 14.9 million shares of the Trust's Common Stock valued at $17.25 per share (recorded at $16.25 per share for GAAP purposes), approximately 16.2 million Units valued at $17.25 per unit (recorded at $16.25 per unit for GAAP purposes), approximately $465.0 million in cash and the assumption of approximately $760.0 million of property and construction related debt (recorded at $773.7 million for GAAP purposes). The cash portion of the transaction was financed primarily from the Company's Revolving Credit Facility and the sale of $200.0 million of Common Stock to PGGM, an approximate 33.6% stockholder prior to the Wilson Acquisition, priced at $17.25 per share.

 (F) While the Company's stated interest in the partnership that owns 191 Peachtree Street is 80.0%, its economic interest is significantly larger since it has acquired the first mortgage note on the Property in the amount of $145.0 million, which earns interest at 9.375% and will receive a priority distribution on its acquired capital base. In 1999, the partner in the transaction, CH Associates, Ltd., received an annual Incentive Distribution (as defined) of $250,000, with the Company receiving the remainder of the cash flow of the Property.

     The partnership that owns 191 Peachtree Street leases a portion of the land upon which the project is located pursuant to a ground lease agreement. The agreement requires annual payments of $45,000 through January 31, 2002 and $75,000 through January 31, 2008. Thereafter, the annual rent increases $2,500 per year until the expiration date of January 31, 2087. The partnership records ground rental expense relating to this agreement on a straight-line basis. The ground lease is renewable for an additional 99 years.

(G) While the Company's stated interest in the partnership that owns Washington Mutual Tower is 50.0%, its economic interest in the Property is significantly larger due to priority distributions it receives on its invested capital base. For the year ended December 31, 1999, the Company received 100% of the cash distributions from the partnership that owns Washington Mutual Tower.

(H) Pruneyard Place construction was completed and occupied on April 1, 1999. The building was entirely pre-leased.

 (I) The Pruneyard Inn is a three-story hotel. An expansion was completed in May 1999, increasing the number of rooms from 118 to 172.

 (J) On June 3, 1998, the Company purchased 201 California Street and Wilshire Palisades. The total purchase price for the Properties was approximately $121.5 million, approximately $29.5 million of which was paid in cash, approximately $29.1 million of which was paid in Units valued at $17.50 per unit and approximately $62.9 million of assumed debt (recorded at $64.6 million for GAAP purposes).

 (K) While the Company's stated interest in the partnership that owns Norwest Center is 50.0%, its economic interest in the Property is significantly larger due to priority distributions it receives on its invested capital base. For the year ended December 31, 1999, the Company's share of earnings and cash distributions from the partnership that owns Norwest Center was 74.4%.

 (L) During 1998, through a series of transactions, the Company acquired partnership interests with a stated interest of approximately 70.0% in the partnerships that own Market Square. The Company's economic interest is significantly larger since it has acquired the first mortgage note on the Property in the amount of $181.0 million which earns interest at 9.75% and will receive a priority distribution on its acquired capital base. In addition, the Company acquired a "buffer loan", with accrued principal and interest of $49.0 million at purchase, which accrues interest at a rate of Prime plus 1.25% and is payable from cash flow, refinancing or sales proceeds in excess of the first mortgage.

     During the year ended December 31, 1999, the Company received 100% of the cash flow from the Property. On November 14, 1998, the Company purchased an additional interest in the partnerships that own Market Square which enabled it to gain sufficient control in order to consolidate the investment.

(M) On January 28, 1998, the Company purchased Corporate 500 Centre in Deerfield, Illinois. This Property consists of four Class A office buildings with approximately 679,000 rentable square feet. The consideration paid for this Property was approximately $135.0 million in cash and approximately $15.0 million in Units valued at $18.50 per unit, for a total purchase price of approximately $150.0 million. The Company financed a portion of the purchase price with an $80.0 million mortgage loan from Bankers Trust Company; this mortgage was subsequently refinanced in October 1998.

(N) Janss Court is a seven-story, 126,000-square foot Class A mixed-use building. In addition to 93,000 square feet of retail and office space, Janss Court offers 32 apartments for a total of 33,000 rentable square feet of residential space.

 (O) The Property is subject to a ground lease agreement. The agreement requires annual payments of $115,000 through March 31, 2002 and $121,000 from April 1, 2002 through March 31, 2007. The lease payment increases every ten years thereafter according to a formula based on the Consumer Price Index. The ground lease expires on March 31, 2041.

 (P) On January 5, 1998, the Trust purchased for approximately $5.5 million, the remaining participation rights in the cash flow and residual value of Tower 56 from the former participants for 307,692 shares of Common Stock. As a result, all of the cash flow and the residual value of Tower 56 inured to the Trust. As of January 20, 1998 all of the interest stated above were contributed to the Company in exchange for units.

(Q) Rentable square feet includes an adjustment for the interest of a joint venture or minority partner. Calculations are based on the partners' percentage interest in the cash flows of the Property.


     On March 31, 1998, the Company sold the Dearborn Land (an undeveloped parcel of land in Chicago that was acquired as part of the acquisition of the DIHC Portfolio in October 1997) for gross proceeds of approximately $19,000,000, resulting in a loss of approximately $0.3 million.


     On April 29, 1998, the Trust sold the Frick Building, located in Pittsburgh, Pennsylvania, for net proceeds of approximately $26,748. The net proceeds were contributed to the Company.


     On December 29, 1998, Avenue Associates Limited Partnership sold a condominium unit in Market Square, located in Washington D.C., for gross proceeds of $326,154, resulting in a gain of approximately $0.1 million.


     During 1999, the Company sold thirteen properties for gross proceeds of $496,530,000 resulting in a net gain of $131,033,847.

     The future minimum lease payments to be received by the Company under noncancellable operating leases as of December 31, 1999 are as follows (Dollar amounts in thousands):

2000........................................................  $  396,159
2001........................................................     373,079
2002........................................................     327,096
2003........................................................     269,223
2004........................................................     211,497
Thereafter..................................................     737,345
                                                              ----------
Total.......................................................  $2,314,399
                                                              ==========

3.  RESTRICTED CASH

     Restricted cash includes security deposits for some of the Company's office properties and escrow and reserve funds for real estate taxes, property insurance, capital improvements, tenant improvements and leasing costs. These funds were established pursuant to certain mortgage and construction financing arrangements.

     The proceeds from the sales of certain properties during 1999 totaling approximately $211.5 million, are included in restricted cash pursuant to the terms of Section 1031 of the Internal Revenue Code of 1986, as amended, "Exchange of property held for productive use or investment."

4.  INVESTMENT IN UNCONSOLIDATED JOINT VENTURES

     Investment in unconsolidated joint ventures represents the Company's two investments that are accounted for using the equity method of accounting. The first investment is the Company's 50.0% interest in a co-tenancy with Crocker Plaza Company for One Post, a 38-story, Class A office tower in San Francisco, California. The Company and Crocker co-manage and lease the Property. The second equity investment is the Company's interest in WCP Services, Inc. The Company owns 1% of the voting common stock and 100% of the non-voting common stock of WCP Services, Inc. The remaining shares of voting common stock of WCP Services, Inc. are owned by certain executive officers of the Company. The Company's ownership of voting and nonvoting common stock together represents a 95% economic interest in the earnings of WCP Services, Inc. WCP Services, Inc. provides property management, development and tenant construction supervision services to third parties. WCP Services, Inc. also provides tenant construction supervision services to tenants in Properties owned by the Company.

5.  LONG-TERM DEBT

     The following table sets forth certain information regarding the consolidated debt obligations of the Company as of December 31, 1999 and 1998, including mortgage obligations relating to the Properties. All of this debt, is nonrecourse to the Company. However, notwithstanding the nonrecourse indebtedness, the lender may have the right to recover deficiencies from the Company in certain circumstances, including fraud, misappropriation of funds and environmental liabilities (Dollar amounts in thousands).

                                                      INTEREST         MATURITY
            PROPERTY              AMORTIZATION        RATE(A)            DATE         12/31/99    12/31/98
            --------              -------------   ----------------   -------------   ----------  ----------
FIXED RATE
--------------------------------
TransPotomac Plaza(B)...........  Interest Only        7.28%          Oct-2000       $   65,000  $   65,000
West Wilshire Office and          25 year
  Medical.......................                       6.90%          Jan-2002           16,926      17,301
Searise Office Tower............  25 year              6.90%          Jan-2002           11,607      11,864
Exposition Centre...............  25 year              6.90%          May-2002            5,081       5,200
Wilshire Palisades..............  22 year              6.70%          Jul-2002           29,047      29,902
110 Atrium Place................  30 year              6.90%          Mar-2004           21,517      21,838
527 Madison Avenue and
  One Lincoln Centre(B).........  Interest only        7.47%          Oct-2004           65,000      65,000
Sixty State Street..............  30 year              6.84%          Jan-2005           85,420      87,627
Island Corporate Center.........  30 year              6.90%          Apr-2005           13,170      13,294
Washington Mutual Tower.........  Interest only        7.53%          Nov-2005           79,100      79,100
Norwest Center..................  Interest only        8.74%          Dec-2005          110,000     110,000
Agoura Hills....................  25 year              6.90%          Dec-2005           12,003      12,328
Janss Court.....................  30 year              6.90%          Dec-2005           18,357      18,723
Bayhill 4, 5, 6 & 7.............  25 year              6.90%          Dec-2006           57,764      59,071
Market Square(C) and 200
  Galleria(B)...................  Interest only        7.54%          Oct-2007          120,000     120,000
Corporate 500 Centre............  25 year              6.66%          Nov-2008           88,424      89,765
188 Embarcadero(D)..............  25 year              7.26%          Aug-2009           15,606       9,135
Centerside II(D)................  25 year              7.26%          Aug-2009           24,254      13,818

                                                      INTEREST         MATURITY
            PROPERTY              AMORTIZATION        RATE(A)            DATE         12/31/99    12/31/98
            --------              -------------   ----------------   -------------   ----------  ----------
FIXED RATE
--------------------------------
700 North Brand(D)..............  25 year              7.26%          Aug-2009       $   26,938  $   18,108
Golden Bear Center(D)...........  25 year              7.26%          Aug-2009           20,477      15,753
Bixby Ranch(D)..................  25 year              7.26%          Aug-2009           28,528      20,243
One Memorial Drive(D)...........  25 year              7.26%          Aug-2009           63,119          --
125 Summer Street(E)............  25 year              7.23%          Nov-2009           78,844      50,000
Tower 56(E).....................  25 year              7.23%          Nov-2009           25,024      17,548
Peninsula Office Park 1, 3, 4,
  5, 6, 8
  & 9(E)........................  25 year              7.23%          Nov-2009           88,128      60,242
Embarcadero Place(E)............  25 year              7.23%          Nov-2009           38,149      26,061
201 California Street (E).......  25 year              7.23%          Nov-2009           44,504      33,071
                                                                                     ----------  ----------
Total Fixed Rate Debt...........                      7.31%(F)       7.1 yrs(F)      $1,251,987  $1,069,992
                                                                                     ----------  ----------
VARIABLE RATE
--------------------------------
Seaport Centre(G)...............  Interest only   LIBOR plus 1.50%    Dec-2000           58,000      58,000
The Pruneyard...................  24 year         LIBOR plus 1.50%    Jul-2000           60,947      49,384
120 Montgomery Street...........  24 year         LIBOR plus 1.40%    Nov-2002           48,160      46,930
Norris Tech Center..............  25 year         LIBOR plus 1.65%    Dec-2003           16,066      16,392
Other loans.....................  Various             Various         Various               245         597
                                                                                     ----------  ----------
Total Variable Rate Debt........                      7.48%(F)       1.5 yrs(F)      $  183,418  $  171,303
                                                                                     ----------  ----------
REPAID DEBT
--------------------------------
18301 Von Karman(H).............  --                     --              --                  --      10,647
1600 South Main(H)..............  --                     --              --                  --       5,038
Biltmore Lakes(H)...............  --                     --              --                  --      11,468
Belmont Shores(H)...............  --                     --              --                  --       9,839
2677 North Main(H)..............  --                     --              --                  --      10,774
2700 Ygnacio Valley Road(H).....  --                     --              --                  --       5,035
Westlake Spectrum(H)............  --                     --              --                  --       3,993
Park Plaza(H)...................  --                     --              --                  --       4,940
Warner Park Center(H)...........  --                     --              --                  --       5,213
429 Santa Monica(H).............  --                     --              --                  --      10,176
Crossroads(H)...................  --                     --              --                  --       7,339
Westlake Spectrum II(H).........  --                     --              --                  --       5,284
Two ADP Plaza(I)................  --                     --              --                  --      13,400
Two Corporate Centre(I).........  --                     --              --                  --      18,600
One & Two Gateway(J)............  --                     --              --                  --       8,679
Scottsdale Centre(J)............  --                     --              --                  --       7,745
66 Bovet(J).....................  --                     --              --                  --       3,939
One Norwest Center(K)...........  --                     --              --                  --      98,252
1300 South El Camino(J).........  --                     --              --                  --       4,007
10 Almaden(L)...................  --                     --              --                  --      33,885
                                  -------------   ----------------     --------      ----------  ----------
Total Repaid Debt...............                                                     $       --  $  278,253
                                                                                     ----------  ----------
Total Debt......................                      7.33%(F)       6.4yrs(F)       $1,435,405  $1,519,548
                                                                                     ==========  ==========


---------------
(A) The interest rate is the stated interest rate (for Company originated debt) or the mark to market rate at the time of acquisition (for debt assumed as part of an acquisition).

 (B) The three notes arising from the acquisition of several properties in the DIHC Portfolio are cross-collateralized, having the effect of forming a "collateral pool" for the underlying notes.

(C) The collateral for this loan is a pledge of the $181.0 million first mortgage loan on Market Square that the Company purchased from PGGM.

(D) The six notes arising from the restructuring of certain debt with Prudential Insurance Company of America and Northwestern Mutual Life Insurance Company are cross-collateralized, having the effect of forming a "collateral pool" for the underlying notes.

(E) During October 1999 the Company restructured approximately $219.9 million of individual property related debt with Northwestern Mutual Life Insurance Company. The restructuring involved retiring the individual property related debt and creating a single $275.0 million loan which is cross-collateralized by six of the original seven properties. The loan has a ten year term and bears interest at 7.23%. Upon closing the loan, the lien on 10 Almaden was released and the property was added to Cornerstone's unencumbered pool.

 (F) Weighted-average interest rate and maturity of the Company's long-term debt.

(G) On December 15, 1999, through an extension and modification agreement, the maturity date of the $58.0 million variable rate debt held on Seaport Centre was extended from December 31, 1999 to December 31, 2000. All other terms of the note remain unchanged.

(H) These 12 notes were prepaid as part of the Prudential Insurance Company of America and Northwestern Mutual Life Insurance Company restructuring, see note (D) above. All the notes had a mark to market interest rate of 6.9% and maturity dates ranging from April 2000 to March 2003.

 (I) On January 4, 1999, in connection with the Wilson Acquisition, the Company prepaid the notes on Two ADP Plaza and Two Corporate Centre.

 (J) These notes were prepaid in conjunction with the sale of these properties.

(K) The note was assumed by the purchaser as of the date of closing, in conjunction with the sale of this property during the fourth quarter.

(L) This note was prepaid as part of the Northwestern Mutual Life Insurance Company restructuring, see note (E) above. This note had a mark to market interest rate of 6.9% and a maturity of April 2004.

     The combined aggregate amount of maturities for all long-term borrowings for 2000 through 2004 are $183,947,000, $0, $110,821,000, $16,066,000 and
$86,517,000, respectively.

     Since most of the long-term debt is property related, there are restrictive covenants that limit the total amount of indebtedness that can be placed on individual properties.

6.  CREDIT FACILITY

     The Company has a $550.0 million Revolving Credit Facility with a syndicate of 17 banks led by DB Alex Brown, The Chase Manhattan Bank and Bank of America for acquisitions and general working capital purposes as well as the issuance of letters of credit (the "Revolving Credit Facility"). The interest rate on the facility depends on the Company's ratio of total debt to asset value (as defined) at the time of borrowing and will be at a spread of 1.10% to 1.40% over the applicable LIBOR or the Prime Rate at the borrower's option. The letters of credit will be priced at the applicable Eurodollar credit spread. The Revolving Credit Facility expires on November 3, 2001. As of December 31, 1999, $329.0 million of the facility was outstanding at a rate of approximately 8.0%. Of this amount, approximately $250.0 million is fixed with interest rate swaps, which effectively fix the rate at 6.47%. Beginning January 2000, the rate will be reduced to 5.41 through the expiration of the swaps in December 2000. The Revolving Credit Facility contains certain restrictive covenants including: (i) a limitation on the Company's dividend to 90.0% of funds from operations and 110.0% of funds available for distribution, both as defined in the agreement;
(ii) the percentage of total liabilities to total property asset value (as defined) cannot exceed 55.0%; (iii) the ratio of adjusted EBITDA to interest expense may not be less than 2.00 to 1.00 through July 1, 1999 and 2.25 to 1.00 thereafter; (iv) the fixed charge coverage ratio may not be less than 1.75 to 1.00; and (v) the ratio of total property asset value (as defined) to secured indebtedness may not be less than 2.22 to 1.00. The above terms reflect an amendment to the Revolving Credit Facility that occurred during 1999. The amendment allowed the Company to increase its leverage from 55.0% to 60.0% in
(ii) above for a short period, which has since expired. The Company also increased its ability to enter into mortgage debt under (v) above by decreasing the ratio from 2.5 to 1.00 to 2.22 to 1.00.

7.  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Company is subject to tenant and property related claims and other litigation. It is the opinion of management, after consultation with outside counsel, that the resolution of these claims will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

     In April 1998, the Company entered into a contract to acquire from the developer the 928,857 square-foot Piper Jaffray building under construction in Minneapolis. In November 1999, this contract was amended in connection with a 350,000 square-foot expansion lease with a major tenant of the building. The contract was amended to provide for a purchase price equal to the costs incurred in construction and development plus a fixed amount to the developer plus an additional amount based on the leasing of the building. In addition, at the Company's election, the closing of the acquisition may occur prior to the completion of the building, but the developer will remain obligated to complete the project. Through December 31, 1999, approximately $109.4 million has been spent on the construction. The project is scheduled to be completed in the year 2000 and is approximately 75.0% pre-leased.

8.  PARTNERS' CAPITAL

     As of December 31, 1999, the Trust and its subsidiaries had a 1% general partnership interest and an approximate 86.1% limited partnership interest in the Company. The remaining limited partners had an approximate 12.9% interest in the Company and consist of various individuals and entities that contributed their properties to the Company in exchange for partnership interest and are represented by 19,131,785 Units which are exchangeable on a one-for-one basis into the Trust's Common Shares.

     The 7% Cumulative Convertible Preferred Units are convertible into Common Stock at $16.50 per share at any time after August 4, 2000.

     On February 6, 1998, the Trust completed a secondary public offering of 14,375,000 shares of Common Stock at a price of $18.25 per share. The shares were placed in the U.S. through a syndicate of seven investment banks led by Merrill Lynch & Co. Net proceeds to the Company were approximately $247.9 million (approximately $262.3 million gross proceeds less an underwriting discount of approximately $13.7 million and expenses of approximately $0.7 million), which were contributed to the Company in exchange for a corresponding number of Units. The net proceeds were used to repay outstanding borrowings under the Revolving Credit Facility and for working capital purposes.

9.  UNITHOLDERS' DISTRIBUTIONS

     On December 7, 1998, in connection with the Wilson Acquisition, the Company declared a distribution of $0.15 per unit to Unitholders of record as of December 15, 1998 and a distribution of $0.15 per unit to Unitholders of record as of January 29, 1999. Both distributions were paid on February 26, 1999. A distribution of $0.30 per unit was declared for the second quarter of 1999 and paid on May 28, 1999, to Unitholders of record as of April 30, 1999. A distribution of $0.30 per unit was declared for the third quarter of 1999 and paid on August 31, 1999, to Unitholders of record as of July 30, 1999. A distribution of $0.30 per unit was declared on September 28, 1999 for the fourth quarter of 1999 and paid on November 30, 1999, to Unitholders of record as of October 29, 1999.

     On August 4, 1999, the Company paid a dividend of $1.155 per share to all preferred unitholders of record as of July 30, 1999.

10.  EXTRAORDINARY LOSS

     For the year ended December 31, 1999, the Company recorded extraordinary loss of approximately $10.8 million. This amount represents the prepayment fees paid in connection with the property debt restructurings that were completed during June 1999 and October 1999, as well as the write off of any remaining unamortized premium/discount recorded by the Company related to the retired debt. See Notes 5 and 16 for more information about the two restructurings.

11.  NET INCOME PER UNIT

     The table below sets forth the calculation of income per Unit for 1999 and 1998 (Dollar amounts in thousands, except per unit amounts):

                                                   1999                          1998
                                        ---------------------------   ---------------------------
                                           BASIC         DILUTED         BASIC         DILUTED
                                        ------------   ------------   ------------   ------------
Units issuable upon exercise of Trust
  share options.......................            --      3,175,570             --        370,612
Weighted average Units................   148,654,779    148,654,779    103,881,682    103,881,682
                                        ------------   ------------   ------------   ------------
Adjusted weighted average Units.......   148,654,779    151,830,349    103,881,682    104,252,294
                                        ------------   ------------   ------------   ------------
Net income available to Units before
  cumulative effect of a change in
  accounting principle and
  extraordinary loss..................  $    276,666   $    276,666   $     86,327   $     86,327
Income applicable to preferred
  units...............................        (3,500)            --         (3,500)            --
Cumulative effect of a change in
  accounting principle................          (630)          (630)            --             --
Extraordinary loss....................       (10,787)       (10,787)        (4,303)        (4,303)
                                        ------------   ------------   ------------   ------------
Income available to units.............  $    261,749   $    265,249   $     78,524   $     82,024
                                        ------------   ------------   ------------   ------------
Net income available to Units before
  extraordinary items.................  $       1.84   $       1.82   $       0.80   $       0.79
Cumulative effect of a change in
  accounting principle................            --             --             --             --
Extraordinary loss....................         (0.08)         (0.07)         (0.04)         (0.04)
                                        ------------   ------------   ------------   ------------
Income available to units.............  $       1.76   $       1.75   $       0.76   $       0.75
                                        ------------   ------------   ------------   ------------

     The options issued in February 1998, March 1998, December 1998, January 1999, February 1999 and June 1999 were not included in the calculation of diluted earnings per Unit as such options were anti-dilutive during the period. As of December 31, 1999, 1,125,175 Units have been redeemed for shares of the Trust's Common Stock on a one-for-one basis and 76,647 Units have been redeemed for approximately $1.2 million in cash.

12.  RETIREMENT AND SHARE OPTION PLANS

     Eligible employees of the Company participate in a noncontributory age-weighted profit sharing plan. The Company's cash contribution to such plan was approximately $134,000, and $100,000, for the years ended December 31, 1999 and 1998, respectively.

     Eligible employees of the Company also participate in a 401(k) contributory savings plan. Under the plan, the Company matches contributions made by eligible employees based on a percentage of the employee's salary. The Company will match 100% of contributions up to 5.0% of such employee's salary with an annual maximum matching contribution of $4,000 per employee. The Company's matching contribution was approximately $654,000, and $69,600, for the years ended December 31, 1999, and 1998, respectively.

     The Company has adopted the Cornerstone Properties Inc. 1998 Long-Term Incentive Plan (the "Incentive Plan") to provide incentives to attract and retain officers and key employees. Under the Incentive Plan as amended and restated on December 14, 1998, the number of shares available for option grant are approximately 7,400,000. During 1999, options on approximately 40,000 shares of Common Stock at an exercise price of $17.25 per share have been granted under the plan. As of December 31, 1999, 10,000 of these shares have been forfeited.

     The following tables summarize the Trust's stock options and restricted stock grants for certain officers of the Company as of December 31, 1999, which is included in the financial statements because any Common Shares issued pursuant to the officer plan will result in the Company issuing Units to the Trust on a one-for-one basis:


STOCK OPTIONS

                        OPTIONS GRANTED   EXERCISE PRICE                          OPTIONS     OPTIONS      OPTIONS
    DATE OF GRANT       (NO. OF SHARES)    (PER SHARE)           VESTING         EXERCISED   FORFEITED   EXERCISABLE
    -------------       ---------------   --------------   -------------------   ---------   ---------   -----------
August, 1995..........  637,500.....          $14.30       33.3%/yr, 10yr term    75,000            0      562,500
October, 1995.........  150,000.....          $14.30       33.3%/yr, 10yr term    10,500            0      139,500
March, 1997...........  880,000.....          $14.50       33.3%/yr, 10yr term    52,000            0      534,666
November, 1997........  70,000......          $18.44       33.3%/yr, 10yr term         0            0       46,667
February, 1998........  70,000......          $18.13       33.3%/yr, 10yr term         0       46,667       23,333
February, 1998........  595,000.....          $18.25       33.3%/yr, 10yr term         0       26,668      198,333
March, 1998...........  200,000.....          $18.25       33.3%/yr, 10yr term         0      133,334       66,666
December, 1998........  3,000,000...          $17.25       33.3%/yr, 10yr term         0       34,533      978,800
January, 1999.........  20,000......          $17.25       33.3%/yr, 10yr term         0            0            0
February, 1999........  10,000......          $17.25       33.3%/yr, 10yr term         0       10,000            0
June, 1999............  10,000......          $17.25       33.3%/yr, 10yr term         0            0            0


     The weighted average fair value of options granted during 1999 and 1998 was $0.33 per share and $0.28 per share, respectively. The weighted average life of options outstanding at December 31, 1999 was approximately 7.6 years.


RESTRICTED STOCK GRANTS

                       VALUE OF GRANT    SHARES INITIALLY                          SHARES
                            DATE             GRANTED        SHARES FORFEITED     OUTSTANDING      SHARES VESTED    VESTING(A)
    DATE OF GRANT       (PER SHARES)     (NO. OF SHARES)     (NO. OF SHARE)    (NO. OF SHARES)   (NO. OF SHARES)   SEE NOTES
    -------------      --------------    ----------------   ----------------   ---------------   ---------------   ----------
August, 1995.........      $14.30            186,713             19,091            167,622           89,396              (B)
March, 1997..........      $16.40            100,000                  0            100,000           26,666              (C)
November, 1997.......      $18.44             12,500                  0             12,500            3,333              (D)
March, 1998..........      $18.13             12,500             10,833              1,667            1,667              (E)
March, 1998..........      $18.25             19,178                  0             19,178           19,178              (F)
February, 1999.......      $15.50            113,500              1,700            111,800            1,400              (G)

---------------
 (A) Deferred compensation of approximately $5,600,000 is being amortized according to the respective amortization schedule for each vesting period noted below, with the unamortized balance shown as a deduction from stockholders' equity. Regular distributions are paid on restricted stock.

 (B) The grant will fully vest with respect to 13.333% on June 30, 1996, 1997, 1998, 1999 and with respect to 46.668% on June 30, 2000.

 (C) The grant will fully vest with respect to 13.333% on June 30, 1998, 1999, 2000, 2001 and with respect to 46.668% on June 30, 2002.

 (D) The grant will fully vest with respect to 13.333% on June 30, 1998, 1999, 2000, 2001 and with respect to 46.668% on June 30, 2002.

 (E) The grant will fully vest with respect to 13.333% on March 15, 1999, 2000, 2001, 2002 and with respect to 46.668% on March 15, 2003.

 (F) The initial grant was to vest with respect to 13.333% on March 15, 1999, 2000, 2001, 2002 and with respect to 46.668% on March 15, 2003. Pursuant to the terms of a separation agreement, the vesting with respect to 16,621 shares was accelerated to fully vest on December 31, 1999.

(G) The grant will fully vest on February 1, 2004. Pursuant to the terms of certain separation agreements, the vesting with respect to 1,400 shares was accelerated to fully vest on July 1, 1999.

     The Trust has adopted the disclosure-only provision of Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation cost has been recognized for the options described above since the exercise price equaled the fair value at the grant date. Had compensation cost for these options been determined based on the fair value at the grant date consistent with the provisions of SFAS 123, the Trust's net income and net income per common share would have been reduced to the following pro forma amounts (Dollar amounts in thousands, except per share amounts):

                                                           BASIC           DILUTED
                                                       NET INCOME PER   NET INCOME PER
                                        NET INCOME      COMMON SHARE     COMMON SHARE
                                        ----------     --------------   --------------
Year ended December 31, 1999........     $229,622          $1.76            $1.73
Year ended December 31, 1998........     $ 81,561          $0.73            $0.73

     The Company has computed the value of all stock options using the Black-Scholes option pricing model with the following weighted average assumptions:

                        ASSUMPTIONS                           1999      1998
                        -----------                          -------   -------
Risk-free interest rate....................................     5.31%     5.31%
Assumed dividend yield.....................................     7.50%     7.50%
Expected term..............................................  6 years   6 years
Assumed volatility.........................................    10.00%    10.00%

13.  CONCENTRATION OF RISK

     Approximately 5.8 million of the Company's 17 million rentable square feet is located in the San Francisco metropolitan market, accounting for approximately 29% of the Company's total assets at December 31, 1999. In addition, five of the Company's 83 office Properties are located in the Downtown Boston market, accounting for approximately 19.4% of the Company's office and parking revenues for the year ended December 31, 1999. This concentration of assets makes the Company particularly vulnerable to adverse changes in economic conditions in the San Francisco and Boston metropolitan areas. A significant decline in these economic conditions could have a material adverse effect on the Company.

     Norwest Corporation and its subsidiary, Norwest Bank Denver N.A., tenants of the Company, provided approximately 6.2%, and 9.5% of office and parking rental income for the years ended December 31, 1999 and 1998, respectively. Included in deferred tenant receivables is approximately $34.8 million and $33.9 million due from Norwest Corporation at December 31, 1998 and 1997, respectively. As a result of the sale of the Company's property located in Denver during the fourth quarter of 1999, the concentration of revenue received from this tenant will be significantly reduced.

14.  RELATED PARTY TRANSACTIONS

     The Company has entered into $250.0 million of mortgage debt with one of the Trust's major stockholders, PGGM, as further described in Note 5.

     In connection with the Wilson Acquisition, certain third-party services business of WW&A was acquired by WCP Services, Inc., a Delaware corporation ("WCP Services"). The Company owns 100% of the non-voting common stock and 1% of the voting common stock of WCP Services. Mr. Wilson and Mr. Moody each own 49.5% of the voting common stock of WCP Services. To fund the purchase of such shares of voting common stock, the Company loaned $178,750 to each of Mr. Wilson and Mr. Moody, all of which remained outstanding as of December 31, 1999. The notes accrue interest at a rate equal to 140 basis points plus the one-year London Interbank Offered Rate, which rate is adjusted annually. The notes are due and payable on or before December 16, 2008. In connection with the EOP Merger Agreement, Messrs. Wilson and Moody entered into an agreement to sell their voting common stock of WCP Services to EOP at a purchase price of $200,000 each.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company is required to disclose the fair value of financial instruments for which it is practicable to estimate that value. The Company determines the fair value based on discounting future cash flows at a rate that approximates the Company's effective current borrowing rate (see also Note 5). For the year ended December 31, 1999 and 1998, the fair value of the Company's long term debt was approximately $1,367,000 million and $1,542,000 million, respectively.

16.  SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for interest was approximately $138,375 million and $60,992 million for the years ended December 31, 1999 and 1998, respectively.

NON-CASH INVESTING AND FINANCING ACTIVITIES

     On January 20, 1998, the Trust converted its corporate structure into an umbrella limited partnership REIT ("UPREIT"). Under the UPREIT structure, the Trust assigned substantially all of its interest in its properties and substantially all of its operations to the Company.

     On January 28, 1998, the Company purchased Corporate 500 Centre. As part of the total purchase price of approximately $150.0 million, the Company issued 822,794 Units valued at $18.50 per unit.

     On April 28, 1998, the Company purchased One Memorial Drive. As part of the total purchase price of approximately $112.5 million, the Trust issued 3,428,571 shares of common stock and the Company issued 1,657,426 Units, both valued at $17.50.

     On June 3, 1998, the Company purchased 201 California Street and Wilshire Palisades. As part of the total purchase price for the Properties of approximately $121.5 million, the Company assumed $64.6 million in debt and issued 1,665,663 Units valued at $17.50 per unit.

     On September 25, 1998, in conjunction with the refinancing of the One Norwest Center mortgage, the Company incurred an extraordinary loss of approximately $2,269,000, which represents the unamortized deferred financing costs and prepayment fees on the previous One Norwest Center mortgage at the time of the refinancing.

     On October 9, 1998, in conjunction with the refinancing of the Corporate 500 Centre mortgage, the Company incurred an extraordinary loss of $354,717, which represents the unamortized deferred financing costs on the previous Corporate 500 Centre mortgage at the time of the refinancing.

     On November 3, 1998, the Company obtained a $550.0 million Revolving Credit Facility from a syndicate of 17 banks led by Bankers Trust Company, The Chase Manhattan Bank and NationsBank. In conjunction with obtaining this new Revolving Credit Facility, the Company incurred an extraordinary loss of $1,680,016, which represents the unamortized deferred financing costs related to the previous $350.0 million facility, which was extinguished at the time that the new Revolving Credit Facility was obtained.

     On December 16, 1998, the Company consummated the Wilson Acquisition for a purchase price of approximately $1.8 billion, consisting of approximately 14.9 million shares of the Trust's Common Stock valued at $17.25 per share (recorded at $16.25 per share for GAAP purposes), approximately 16.2 million Units valued at $17.25 per unit (recorded at $16.25 for GAAP purposes), approximately $465.0 million in cash and the assumption of approximately $760.0 million of property and construction related debt (recorded at $773.7 million for GAAP purposes). The Company also recorded a minority interest of $241.0 million in connection with this acquisition.

     During the first quarter of 1999, pursuant to the requirements of SOP 98-5 (as defined in Note 1), the Company wrote off all unamortized organizational costs and recorded a cumulative effect of a change in accounting principle of $630,044.

     On February 1, 1999, the Trust issued 113,500 shares of restricted stock valued at $15.50 per share to certain employees of the Company. Units were also issued to the Trust on a one-for-one basis.

     On June 23, 1999, in conjunction with the restructuring of property-related debt with Prudential Insurance Company of America and Northwestern Mutual Life Insurance Company, the Company incurred an extraordinary loss of approximately $3,355,000, of which approximately $1,560,000 represents the unamortized premium/discounts associated with various debt instruments that were assumed as part of the Wilson Acquisition. See Note 5 for more information about this restructuring.

     During 1999, 1,700 shares of the Trust's restricted Common Stock issued to certain employees of the Company were forfeited as a result of their separation from the Company.

     On July 30, 1999, 562,588 Units were redeemed for shares of the Trust's Common Stock on a one-for-one basis.

     On August 3, 1999, 562,587 Units were redeemed for shares of the Trust's Common Stock on a one-for-one basis.

     On August 17, 1999, the Trust reacquired 10,833 shares of restricted Common Stock as a result of the forfeiture of these shares by a certain employee of the Company.

     On October 6, 1999, in conjunction with the restructuring of property-related debt with Northwestern Mutual Life Insurance Company, the Company incurred an extraordinary loss of approximately $7,432,000, of which approximately $2,551,000 represents the unamortized premium/discounts associated with various debt instruments. See Note 5 for more information about this restructuring.

     On December 10, 1999, in conjunction with the sale of One Norwest Center in Denver, Colorado, $97.3 million of outstanding debt was assumed by the purchaser.

     On December 31, 1999 an affiliate of the Trust, Corpro Real Estate Management Company, Inc., was dissolved. The remaining assets were contributed to the Company.

17.  SEGMENT REPORTING

     The Company has one reportable segment - real estate. The Company does not have any foreign operations. The accounting policies of the segment are the same as those described in Note 1. See Note 13 for information regarding concentration of risk.

     The Company evaluates performance based on net operating income from the individual properties in the segment. (Dollar amounts in thousands)

                                                                   CORPORATE &    COMPANY
                                                   TOTAL SEGMENT    OTHER(A)       TOTAL
                                                   -------------   -----------   ----------
Total revenues(B):
  1999...........................................   $  611,657      $   4,659    $  616,316
  1998...........................................      336,922          2,415       339,337
Total operating and Interest expenses(C):
  1999...........................................   $  212,686      $ 155,517    $  368,203
  1998...........................................      112,271         79,136       191,407
Net operating income(D):
  1999...........................................   $  398,971      $(150,858)   $  248,113
  1998...........................................      224,651        (76,721)      147,930
Total long-lived assets(E):
  1999...........................................   $3,770,924      $  66,064    $3,836,988
  1998...........................................    4,137,302         54,782     4,192,084
Total assets:
  1999...........................................   $3,776,765      $ 393,463    $4,170,228
  1998...........................................    4,198,099         83,559     4,281,658

---------------
 (A) Corporate and Other represents all corporate-level items (including interest income, interest expense and general and administrative expenses) as well as intercompany eliminations necessary to reconcile to consolidated Company totals.

 (B) Total revenues represents all revenues during the period (including the Company's earnings in real estate joint ventures). All interest income is excluded from the segment amounts and is classified in Corporate and Other for all periods.

 (C) Total operating and interest expenses represents the sum of building operating expenses, real estate taxes, interest expense and general and administrative expenses. All interest expense (including property level mortgages) is excluded from the segment amounts and is classified in Corporate and Other for all periods. Amounts presented exclude depreciation and amortization of $96,726,000 and $57,031,000 in 1999 and 1998,
     respectively.

(D) Net operating income represents total revenues (as defined in note (B) above) less total operating and interest expense (as defined in note (C) above) for the period.

 (E) Long-lived assets is composed of total rentals property, investments in joint ventures, other deferred costs, deferred tenant receivables and certain other assets.

18.  SUBSEQUENT EVENTS

     On January 20, 2000, the Company declared a distribution of $0.31 per unit paid on February 29, 2000, Unitholders of record as of January 31, 2000.

     On January 21, 2000, the Company purchased Wells Fargo Center in Sacramento, California. This property contains approximately 502,000 rentable square feet. The total purchase price for the Property was approximately $130.0 million, consisting of approximately $128.0 million in cash of which $104.8 million was 1031 exchange funds (see Note 3) and approximately $2.0 million of which was paid in Units valued at $17.25 per unit.

     On March 8, 2000, the Company declared a distribution of $0.20 per unit paid to all unitholders on April 14, 2000.

     On March 15, 2000, the Company sold it interests in a property for gross proceeds of $14,425,000 located in East Bay, California. The property was acquired as part of the Wilson Acquisition in December 1998.

     On March 23, 2000, the Company sold its interest in a Property located in East Bay, California for gross proceeds of $12,800,000. The Property had been acquired as part of the Wilson Acquisition in December 1998.

     On March 30, 2000, 101,050 Units were redeemed for shares of the Trust's Common Stock on a one-for-one basis.

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                  SCHEDULE III
                               DECEMBER 31, 1999

       COLUMN A            COLUMN B             COLUMN C               COLUMN D                     COLUMN E
-----------------------  ------------    -----------------------   ----------------   ------------------------------------
                                                                   COST CAPITALIZED
                                                                    SUBSEQUENT TO        GROSS AMOUNT AT WHICH CARRIED
                                         INITIAL COST TO COMPANY     ACQUISITION               AT CLOSE OF PERIOD
                                         -----------------------   ----------------   ------------------------------------
                                                     BUILDING &         LAND &                    BUILDING &
DESCRIPTION              ENCUMBRANCES      LAND     IMPROVEMENTS     IMPROVEMENTS       LAND     IMPROVEMENTS     TOTAL
-----------              ------------    --------   ------------   ----------------   --------   ------------   ----------
                                                           (DOLLAR AMOUNTS IN THOUSANDS)
Boston, Massachusetts
 Sixty State Street....      $85,420     $     --    $  221,568        $  6,813       $     --    $  228,381    $  228,381
 500 Boylston Street...                    45,132       181,574            (112)        45,132       181,462       226,594
 222 Berkeley Street...                    29,262       118,180             284         29,262       118,464       147,726
 125 Summer Street.....       78,844       15,750        89,250           7,867         15,750        97,117       112,867
 One Memorial Drive....       63,119       22,500        90,873              (6)        22,500        90,867       113,367
San Mateo County,
 California
 Bayhill (4
   buildings)..........       57,764       26,353       105,412           2,166         26,353       107,578       133,931
 Peninsula Office Park
   (7 buildings).......       88,128       25,426       101,705           2,885         25,426       104,590       130,016
 Seaport Centre........       58,000       23,530        94,119           5,259         23,530        99,378       122,908
 Bay Park Plaza (2
   buildings)..........                    13,139        52,556             244         13,139        52,800        65,939
 One Bay Plaza.........                     9,125        36,499           1,165          9,125        37,664        46,789
East Bay, California
 Corporate Centre (2
   buildings)..........                     9,808        39,233             637          9,808        39,870        49,678
 ADP Plaza (2
   buildings)..........                    10,278        41,110             502         10,278        41,612        51,890
 PeopleSoft Plaza......                    10,025        40,100             644         10,025        40,744        50,769
 Norris Tech Center (3
   buildings)..........       16,066        7,223        28,893             379          7,223        29,272        36,495
 Golden Bear Center....       20,477        6,426        25,705             250          6,426        25,955        32,381
 2700 Ygnacio Valley
   Road................                     2,375         9,498             192          2,375         9,690        12,065
 Park Plaza............                     2,673        10,693             323          2,673        11,016        13,689
 1600 South Main.......                     2,501        10,003             175          2,501        10,178        12,679
Atlanta, Georgia
 191 Peachtree
   Street..............                    40,110       228,962           4,575         40,110       233,537       273,647
 200 Galleria..........      120,000(B)    11,994        48,443           3,621         12,726        51,332        64,058
Seattle, Washington
 Washington Mutual
   Tower (3
   buildings)..........       79,100       21,167        43,153         150,354         21,173       193,501       214,674
 110 Atrium Place......       21,517        7,810        31,242             357          7,810        31,599        39,409
 Island Corporate
   Center..............       13,170        3,751        15,004             325          3,751        15,329        19,080
Santa Clara, California
 Pruneyard Office (3
   buildings)..........       60,947       11,896        47,583          13,162         11,896        60,745        72,641
 10 Almaden............                    14,306        57,223             314         14,306        57,537        71,843
 Pruneyard Shopping
   Center..............                     8,491        33,966           1,053          8,491        35,019        43,510
 Embarcadero Place (4
   buildings)..........       38,149       11,728        46,913             (63)        11,728        46,850        58,578
 Pruneyard Inn (C).....                     3,057        12,228           3,126          3,057        15,354        18,411

       COLUMN A            COLUMN F      COLUMN G      COLUMN H        COLUMN I
-----------------------  ------------   -----------   -----------   ---------------

                                                                     LIFE ON WHICH
                                                                    DEPRECIATION IN
                                        (UNAUDITED)   (UNAUDITED)    LATEST INCOME
                         ACCUMULATED       YEAR          DATE        STATEMENTS IS
DESCRIPTION              DEPRECIATION   CONSTRUCTED    ACQUIRED       COMPUTED(A)
-----------              ------------   -----------   -----------   ---------------
                                       (DOLLAR AMOUNTS IN THOUSANDS)
Boston, Massachusetts
 Sixty State Street....   $ (11,312)           1979    12/31/97            40
 500 Boylston Street...      (9,949)           1988    10/27/97            40
 222 Berkeley Street...      (6,515)           1991    10/27/97            40
 125 Summer Street.....     (12,611)           1989     11/1/95            40
 One Memorial Drive....      (3,812)           1985     4/28/98            40
San Mateo County,
 California
 Bayhill (4
   buildings)..........      (2,836)      1982-1987    12/16/98            40
 Peninsula Office Park
   (7 buildings).......      (2,759)      1971-1998    12/16/98            40
 Seaport Centre........      (2,772)           1988    12/16/98            40
 Bay Park Plaza (2
   buildings)..........      (1,403)      1985-1998    12/16/98            40
 One Bay Plaza.........        (997)           1979    12/16/98            40
East Bay, California
 Corporate Centre (2
   buildings)..........      (1,066)      1985-1987    12/16/98            40
 ADP Plaza (2
   buildings)..........      (1,110)      1987-1989    12/16/98            40
 PeopleSoft Plaza......      (1,069)           1984    12/16/98            40
 Norris Tech Center (3
   buildings)..........        (761)      1984-1998    12/16/98            40
 Golden Bear Center....        (702)           1986    12/16/98            40
 2700 Ygnacio Valley
   Road................        (155)           1984    12/16/98            40
 Park Plaza............        (321)           1986    12/16/98            40
 1600 South Main.......        (271)           1983    12/16/98            40
Atlanta, Georgia
 191 Peachtree
   Street..............     (13,469)           1991    10/27/97            40
 200 Galleria..........      (3,146)           1985    10/27/97            40
Seattle, Washington
 Washington Mutual
   Tower (3
   buildings)..........     (82,749)           1988      5/1/88            40
 110 Atrium Place......        (839)           1981    12/16/98            40
 Island Corporate
   Center..............        (404)           1987    12/16/98            40
Santa Clara, California
 Pruneyard Office (3
   buildings)..........      (1,517)      1971-1999    12/16/98            40
 10 Almaden............      (1,510)           1989    12/16/98            40
 Pruneyard Shopping
   Center..............        (922)          1970s    12/16/98            40
 Embarcadero Place (4
   buildings)..........      (1,221)           1984    12/16/98            40
 Pruneyard Inn (C).....        (339)           1989    12/16/98            40

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                          SCHEDULE III -- (CONTINUED)
                               DECEMBER 31, 1999

       COLUMN A            COLUMN B             COLUMN C               COLUMN D                     COLUMN E
-----------------------  ------------    -----------------------   ----------------   ------------------------------------
                                                                   COST CAPITALIZED
                                                                    SUBSEQUENT TO        GROSS AMOUNT AT WHICH CARRIED
                                         INITIAL COST TO COMPANY     ACQUISITION               AT CLOSE OF PERIOD
                                         -----------------------   ----------------   ------------------------------------
                                                     BUILDING &         LAND &                    BUILDING &
DESCRIPTION              ENCUMBRANCES      LAND     IMPROVEMENTS     IMPROVEMENTS       LAND     IMPROVEMENTS     TOTAL
-----------              ------------    --------   ------------   ----------------   --------   ------------   ----------
                                                           (DOLLAR AMOUNTS IN THOUSANDS)
San Francisco,
 California
 120 Montgomery
   Street..............       48,160       16,427        65,709           2,958         16,427        68,667        85,094
 201 California
   Street..............       44,504       11,350        46,040           2,007         11,350        48,047        59,397
 188 Embarcadero.......       15,606        4,718        18,871             399          4,718        19,270        23,988
Minneapolis, Minnesota
 Norwest Center........      110,000       18,000        33,613         152,888         18,000       186,501       204,501
Washington, D.C./
 Alexandria, Virginia
 Market Square (2
   buildings)..........             (B)    50,199       201,084           2,964         50,199       204,048       254,247
 99 Canal Center.......                     4,551        18,380           1,574          4,551        19,954        24,505
 TransPotomac Plaza
   5...................       65,000(B)     2,124         8,577           1,000          2,124         9,577        11,701
 11 Canal Center.......                     2,326         9,394             500          2,326         9,894        12,220
Suburban Chicago,
 Illinois
 Corporate 500 Centre
   (4 buildings).......       88,424       30,000       120,163           3,456         30,000       123,619       153,619
 One Lincoln Centre....       65,000(B)     2,192        47,758           4,302          2,192        52,060        54,252
Santa Monica/West Los
 Angeles, California
 West Wilshire (2
   buildings)..........       16,926        7,492        29,970             629          7,492        30,599        38,091
 Wilshire Palisades....       29,047       12,650        52,247           1,291         12,650        53,538        66,188
 Janss Court (D).......       18,357        7,274        29,098             147          7,274        29,245        36,519
 Searise Office
   Tower...............       11,607        6,043        24,172             347          6,043        24,519        30,562
 Commerce Park.........                     2,653        10,613             149             --        13,415        13,415
 429 Santa Monica......                     3,899        15,595             317          3,899        15,912        19,811
Orange County,
 California
 Bixby Ranch...........       28,528        9,681        38,723             300          9,681        39,023        48,704
 18301 Von Karman......                     8,052        32,206           2,224          8,052        34,430        42,482
 2677 South Main.......                     5,696        22,786           1,571          5,696        24,357        30,053
San Diego, California
 Centerside II.........       24,254        7,524        30,094             609          7,523        30,703        38,226
 Crossroads............                     3,207        12,828             222          3,207        13,050        16,257
Los Angeles, California
 700 North Brand.......       26,938        8,112        32,450             145          8,112        32,595        40,707
 Warner Park Center....                     1,746         6,986             123          1,746         7,109         8,855
New York City, New York
 527 Madison Avenue....             (B)    21,440        46,643           2,627         21,440        49,270        70,710
 Tower 56..............       25,024        5,528        25,203           9,434          5,528        34,637        40,165
Conejo Valley
 (Ventura), California
 Westlake Spectrum (2
   buildings)..........                     3,510        14,038             177          3,510        14,215        17,725
 Agoura Hills..........       12,003        3,821        15,284             241          3,821        15,525        19,346

       COLUMN A            COLUMN F      COLUMN G      COLUMN H        COLUMN I
-----------------------  ------------   -----------   -----------   ---------------

                                                                     LIFE ON WHICH
                                                                    DEPRECIATION IN
                                        (UNAUDITED)   (UNAUDITED)    LATEST INCOME
                         ACCUMULATED       YEAR          DATE        STATEMENTS IS
DESCRIPTION              DEPRECIATION   CONSTRUCTED    ACQUIRED       COMPUTED(A)
-----------              ------------   -----------   -----------   ---------------
                                       (DOLLAR AMOUNTS IN THOUSANDS)
San Francisco,
 California
 120 Montgomery
   Street..............      (1,846)           1955    12/16/98            40
 201 California
   Street..............      (1,845)           1969      6/3/98            40
 188 Embarcadero.......        (504)           1980    12/16/98            40
Minneapolis, Minnesota
 Norwest Center........     (84,164)           1988      7/1/88            40
Washington, D.C./
 Alexandria, Virginia
 Market Square (2
   buildings)..........      (6,142)           1990     11/1/98            40
 99 Canal Center.......      (1,089)           1986    10/27/97            40
 TransPotomac Plaza
   5...................        (544)           1983    10/27/97            40
 11 Canal Center.......        (573)           1986    10/27/97            40
Suburban Chicago,
 Illinois
 Corporate 500 Centre
   (4 buildings).......      (5,958)      1986/1990     1/28/98            40
 One Lincoln Centre....      (4,361)           1986     11/8/96            40
Santa Monica/West Los
 Angeles, California
 West Wilshire (2
   buildings)..........        (411)      1960-1976    12/16/98            40
 Wilshire Palisades....      (2,155)           1981      6/3/98            40
 Janss Court (D).......        (772)           1989    12/16/98            40
 Searise Office
   Tower...............        (657)           1975    12/16/98            40
 Commerce Park.........        (349)           1977    12/16/98            40
 429 Santa Monica......        (411)           1982    12/16/98            40
Orange County,
 California
 Bixby Ranch...........      (1,024)           1987    12/16/98            40
 18301 Von Karman......        (971)           1991    12/16/98            40
 2677 South Main.......        (681)           1987    12/16/98            40
San Diego, California
 Centerside II.........        (803)           1987    12/16/98            40
 Crossroads............        (358)           1983    12/16/98            40
Los Angeles, California
 700 North Brand.......        (852)           1981    12/16/98            40
 Warner Park Center....        (183)           1986    12/16/98            40
New York City, New York
 527 Madison Avenue....      (3,762)           1986     2/14/97            40
 Tower 56..............      (3,501)           1983     4/24/96            40
Conejo Valley
 (Ventura), California
 Westlake Spectrum (2
   buildings)..........        (367)           1990    12/16/98            40
 Agoura Hills..........        (417)           1987    12/16/98            40

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                          SCHEDULE III -- (CONTINUED)
                               DECEMBER 31, 1999

       COLUMN A            COLUMN B             COLUMN C               COLUMN D                     COLUMN E
-----------------------  ------------    -----------------------   ----------------   ------------------------------------
                                                                   COST CAPITALIZED
                                                                    SUBSEQUENT TO        GROSS AMOUNT AT WHICH CARRIED
                                         INITIAL COST TO COMPANY     ACQUISITION               AT CLOSE OF PERIOD
                                         -----------------------   ----------------   ------------------------------------
                                                     BUILDING &         LAND &                    BUILDING &
DESCRIPTION              ENCUMBRANCES      LAND     IMPROVEMENTS     IMPROVEMENTS       LAND     IMPROVEMENTS     TOTAL
-----------              ------------    --------   ------------   ----------------   --------   ------------   ----------
                                                           (DOLLAR AMOUNTS IN THOUSANDS)
Other
 U.S. West (Murray,
   Utah)...............                     3,311        13,245             185          3,311        13,430        16,741
 Exposition Centre
   (Sacramento, CA)....        5,081        1,772         7,089             209          1,772         7,298         9,070
Projects under
 development...........           --       46,720        10,103           6,309         46,132        17,000        63,132
                         -----------     --------    ----------        --------       --------    ----------    ----------
Grand Total............   $1,435,160     $707,854    $2,900,650        $405,795       $705,350    $3,308,948    $4,014,298
                         ===========     ========    ==========        ========       ========    ==========    ==========

       COLUMN A            COLUMN F      COLUMN G      COLUMN H        COLUMN I
-----------------------  ------------   -----------   -----------   ---------------

                                                                     LIFE ON WHICH
                                                                    DEPRECIATION IN
                                        (UNAUDITED)   (UNAUDITED)    LATEST INCOME
                         ACCUMULATED       YEAR          DATE        STATEMENTS IS
DESCRIPTION              DEPRECIATION   CONSTRUCTED    ACQUIRED       COMPUTED(A)
-----------              ------------   -----------   -----------   ---------------
                                       (DOLLAR AMOUNTS IN THOUSANDS)
Other
 U.S. West (Murray,
   Utah)...............        (375)           1985    12/16/98            40
 Exposition Centre
   (Sacramento, CA)....        (222)           1984    12/16/98            40
Projects under
 development...........          --             N/A          --           N/A
                          ---------     -----------    --------           ---
Grand Total............   $(291,834)
                          =========

---------------
(A) The life to compute depreciation on Buildings is 40 years. The life to compute depreciation on Building Improvements is 3 to 40 years.

(B) The three notes arising from the acquisition of several properties from PGGM (a major stockholder and related party) are cross-collateralized, having the effect of forming a "collateral pool" for the underlying notes. In addition, the $181.0 million first mortgage loan on Market Square, which the Company purchased from PGGM in 1997, has been pledged as collateral for the $120.0 million 200 Galleria loan.

(C) The Pruneyard Inn is a 172-room hotel.

(D) In addition to 92,000 square feet of retail and office space, Janss Court contains 32 apartments comprising 33,000 rentable square feet of residential space.

                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP

                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                  SCHEDULE III
                               DECEMBER 31, 1999
                                  (CONTINUED)

RECONCILIATION OF "REAL ESTATE AND ACCUMULATED DEPRECIATION"

                                                                 1999          1998
                                                              ----------    ----------
INVESTMENT IN REAL ESTATE AND ASSETS HELD FOR SALE
Balance, beginning of period................................  $4,340,449    $1,918,746
  Additions during period:
     Acquisitions...........................................      38,437     2,410,427
     Improvements...........................................      14,904        30,690
  Deductions during period:
     Properties disposed of.................................    (358,670)      (19,414)
     Retirements and writeoffs..............................     (20,822)           --
                                                              ----------    ----------
Balance, end of period......................................  $4,014,298    $4,340,449
                                                              ==========    ==========
ACCUMULATED DEPRECIATION
Balance, beginning of period................................  $  288,448    $  231,421
  Additions during period:
     Depreciation...........................................      96,726        57,031
  Deductions during period:
     Properties disposed of.................................     (73,131)
     Retirements and writeoffs..............................     (20,209)           (4)
                                                              ----------    ----------
                                                              $  291,834    $  288,448
                                                              ==========    ==========

                                                                         ANNEX A



                          AGREEMENT AND PLAN OF MERGER



                   DATED AS OF FEBRUARY 11, 2000, AS AMENDED

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                        EQUITY OFFICE PROPERTIES TRUST,
                       EOP OPERATING LIMITED PARTNERSHIP,
                          CORNERSTONE PROPERTIES INC.
                                      AND
                   CORNERSTONE PROPERTIES LIMITED PARTNERSHIP
                         DATED AS OF FEBRUARY 11, 2000

                               TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
ARTICLE 1    THE MERGERS.................................................   A-2
    1.1      Election by Limited Partners in Cornerstone Partnership to
             Exercise the Redemption Right; The Partnership Merger.......   A-2
    1.2      The Merger..................................................   A-3
    1.3      Closing.....................................................   A-3
    1.4      Effective Time..............................................   A-4
    1.5      Effect of Partnership Mergers on Agreement of Limited
             Partnership.................................................   A-4
    1.6      Effect of Merger on Declaration of Trust and Bylaws.........   A-4
    1.7      Trustees of EOP.............................................   A-4
    1.8      Effect on Shares............................................   A-5
    1.9      Effect on Partnership Interests.............................   A-5
   1.10      Exchange Ratios and Other Merger Consideration..............   A-5
   1.11      Election by Holders of Cornerstone Common Stock to Receive
             EOP Common Shares or Cash...................................   A-6
   1.12      Proration...................................................   A-7
   1.13      Partner Approval............................................   A-8
   1.14      No Appraisal Rights.........................................   A-8
   1.15      Exchange of Certificates; Pre-Closing Dividends; Fractional
             Shares......................................................   A-8
ARTICLE 2    REPRESENTATIONS AND WARRANTIES OF CORNERSTONE AND
             CORNERSTONE PARTNERSHIP.....................................  A-11
    2.1      Organization, Standing and Power............................  A-12
    2.2      Cornerstone Subsidiaries....................................  A-12
    2.3      Capital Structure...........................................  A-13
    2.4      Other Interests.............................................  A-14
    2.5      Authority; Noncontravention; Consents.......................  A-14
    2.6      SEC Documents; Financial Statements; Undisclosed
             Liabilities.................................................  A-16
    2.7      Absence of Certain Changes or Events........................  A-16
    2.8      Litigation..................................................  A-17
    2.9      Properties..................................................  A-17
   2.10      Environmental Matters.......................................  A-19
   2.11      Related Party Transactions..................................  A-20
   2.12      Employee Benefits...........................................  A-20
   2.13      Employee Policies...........................................  A-21
   2.14      Taxes.......................................................  A-22
   2.15      No Payments to Employees, Officers or Directors.............  A-23
   2.16      Broker; Schedule of Fees and Expenses.......................  A-23
   2.17      Compliance with Laws........................................  A-23
   2.18      Contracts; Debt Instruments.................................  A-23
   2.19      Opinion of Financial Advisor................................  A-25
   2.20      State Takeover Statutes.....................................  A-25
   2.21      Investment Company Act of 1940..............................  A-25
   2.22      Definition of Knowledge of Cornerstone......................  A-25
   2.23      Required Stockholder Approvals and Partner Approvals........  A-25
ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF EOP AND EOP PARTNERSHIP...  A-25
    3.1      Organization, Standing and Power of EOP.....................  A-26
    3.2      EOP Subsidiaries............................................  A-26
    3.3      Capital Structure...........................................  A-26
    3.4      Other Interests.............................................  A-27

                                                                           PAGE
                                                                           ----
    3.5      Authority; Noncontravention; Consents.......................  A-28
    3.6      SEC Documents; Financial Statements; Undisclosed
             Liabilities.................................................  A-29
    3.7      Absence of Certain Changes or Events........................  A-29
    3.8      Litigation..................................................  A-30
    3.9      Properties..................................................  A-30
   3.10      Environmental Matters.......................................  A-31
   3.11      Taxes.......................................................  A-32
   3.12      Brokers; Schedule of Fees and Expenses......................  A-33
   3.13      Compliance with Laws........................................  A-33
   3.14      Contracts; Debt Instruments.................................  A-33
   3.15      Opinion of Financial Advisor................................  A-33
   3.16      State Takeover Statutes.....................................  A-33
   3.17      Investment Company Act of 1940..............................  A-33
   3.18      Definition of Knowledge of EOP..............................  A-33
   3.19      Required Shareholder Approvals and Partner Approvals........  A-33
ARTICLE 4    COVENANTS...................................................  A-33
    4.1      Conduct of Cornerstone's and Cornerstone Partnership's
             Business Pending Merger.....................................  A-33
    4.2      Conduct of EOP's and EOP Partnership's Business Pending
             Merger......................................................  A-36
    4.3      No Solicitation.............................................  A-37
    4.4      Affiliates..................................................  A-39
    4.5      Other Actions...............................................  A-39
ARTICLE 5    ADDITIONAL COVENANTS........................................  A-40
    5.1      Preparation of the Form S-4 and the Proxy Statement;
             Cornerstone Stockholders Meeting, Cornerstone Unitholders
             Consent Solicitation and EOP Shareholders Meeting...........  A-40
    5.2      Access to Information; Confidentiality......................  A-42
    5.3      Commercially Reasonable Efforts; Notification...............  A-42
    5.4      Tax Matters.................................................  A-43
    5.5      Public Announcements........................................  A-44
    5.6      Listing.....................................................  A-44
    5.7      Transfer and Gains Taxes....................................  A-44
    5.8      Benefit Plans and Other Employee Arrangements...............  A-45
    5.9      Indemnification.............................................  A-46
   5.10      Declaration of Dividends and Distributions..................  A-48
   5.11      Transfer of Non-Controlled Subsidiary Voting Shares.........  A-48
   5.12      Notices.....................................................  A-49
   5.13      Resignations................................................  A-49
   5.14      Assumption of Existing Tax Protection Agreements............  A-49
   5.15      EOP Partnership Agreement...................................  A-49
   5.16      Registration Rights Agreements..............................  A-49
   5.17      Cornerstone Convertible Promissory Note.....................  A-49
ARTICLE 6    CONDITIONS..................................................  A-49
    6.1      Conditions to Each Party's Obligation to Effect the
             Mergers.....................................................  A-49
    6.2      Conditions to Obligations of EOP and EOP Partnership........  A-50
    6.3      Conditions to Obligations of Cornerstone and Cornerstone
             Partnership.................................................  A-51
ARTICLE 7    TERMINATION, AMENDMENT AND WAIVER...........................  A-52
    7.1      Termination.................................................  A-52
    7.2      Certain Fees and Expenses...................................  A-53
    7.3      Effect of Termination.......................................  A-55
    7.4      Amendment...................................................  A-55

                                                                           PAGE
                                                                           ----
    7.5      Extension; Waiver...........................................  A-55
ARTICLE 8    GENERAL PROVISIONS..........................................  A-55
    8.1      Nonsurvival of Representations and Warranties...............  A-55
    8.2      Notices.....................................................  A-55
    8.3      Interpretation..............................................  A-56
    8.4      Counterparts................................................  A-56
    8.5      Entire Agreement; No Third-Party Beneficiaries..............  A-56
    8.6      Governing Law...............................................  A-56
    8.7      Assignment..................................................  A-57
    8.8      Enforcement.................................................  A-57
    8.9      Severability................................................  A-57
   8.10      Exculpation.................................................  A-57
   8.11      Joint and Several Obligations...............................  A-57


                                    EXHIBITS

Exhibit "A" -- Form of Certificate of Merger

Exhibit "B" -- Form of Maryland Articles of Merger

Exhibit "C" -- Form of Nevada Articles of Merger

Exhibit "D" -- Form of Proposed EOP Charter Amendment Relating to Certain Voting
               Requirements

Exhibit "E" -- Form of Proposed EOP Charter Amendment Relating to Domestically
               Controlled REIT Status

                             INDEX OF DEFINED TERMS

AICPA Statement.............................................  5.1(b)
Acquisition Proposal........................................  4.3(a)(i)
Affiliate...................................................  2.11
Agreement...................................................  Preamble
Base Amount.................................................  7.2
BeaMet......................................................  3.11(b)
Break-Up Fee................................................  7.2
Break-Up Fee Tax Opinion....................................  7.2
Break-Up Expenses...........................................  7.2
Cash Election...............................................  1.11(a)
Cash Election Shares........................................  1.12(a)
Cash Fraction...............................................  1.12(b)
CERCLA......................................................  2.10(a)
Certificate of Merger.......................................  C
Certificate.................................................  1.10(b)(iv)
Closing.....................................................  1.3
Closing Date................................................  1.3
Cornerstone.................................................  Preamble
Cornerstone Acquisition Agreement...........................  7.2
Cornerstone Articles........................................  2.1
Cornerstone Bylaws..........................................  2.1
Cornerstone Common Stock....................................  1.10(b)(i)
Cornerstone Convertible Promissory Note.....................  2.3(c)
Cornerstone Disclosure Letter...............................  Art. 2
Cornerstone Financial Statement Date........................  2.7
Cornerstone Material Adverse Change.........................  2.7
Cornerstone Material Adverse Effect.........................  2.1
Cornerstone Non-controlled Subsidiary.......................  J
Cornerstone OP Unit.........................................  1.1(a)
Cornerstone Other Interests.................................  2.4
Cornerstone Partner Approvals...............................  1.13
Cornerstone Partnership.....................................  Preamble
Cornerstone Partnership Agreement...........................  1.5
Cornerstone Preferred OP Unit...............................  1.10(a)(ii)
Cornerstone Properties......................................  2.9(a)
Cornerstone Rent Roll.......................................  2.9(e)
Cornerstone SEC Documents...................................  2.6
Cornerstone 7% Preferred Stock..............................  1.10(b)(iii)
Cornerstone Stockholder Approvals...........................  2.5(a)
Cornerstone Stockholders Meeting............................  5.1(d)
Cornerstone Space Lease.....................................  2.9(e)
Cornerstone Stock Options...................................  2.3(b)
Cornerstone Stock Rights....................................  2.3(b)
Cornerstone Subsidiaries....................................  2.2(a)
Cornerstone Voting Agreement................................  K
Code........................................................  F
Commitment..................................................  4.1(i)
Common Stock Exchange Ratio.................................  1.10(b)(ii)
Confidentiality Agreement...................................  2.18(k)
Controlled Group Member.....................................  2.12
Department..................................................  1.4

DRULPA......................................................  1.1(b)
Effective Time..............................................  1.4
Electing Cornerstone OP Units...............................  1.11
Election....................................................  1.11(a)
Election Date...............................................  1.11(d)
Employee Plan...............................................  2.12
Encumbrances................................................  2.9(a)
Environmental Law...........................................  2.10(a)
Environmental Permits.......................................  2.10(b)(iv)
EOP.........................................................  Preamble
EOP Bylaws..................................................  1.6
EOP Common Share............................................  1.10(b)(ii)
EOP Counter Proposal........................................  4.3(c)
EOP Declaration of Trust....................................  1.6
EOP Disclosure Letter.......................................  Art. 3
EOP Financial Statement Date................................  3.7
EOP Material Adverse Change.................................  3.7
EOP Material Adverse Effect.................................  3.1
EOP NCS Sub.................................................  J
EOP Options.................................................  3.3(b)
EOP OP Unit.................................................  1.10(a)(i)
EOP Other Interests.........................................  3.4
EOP Partner Approvals.......................................  1.13
EOP Partnership.............................................  Preamble
EOP Partnership Agreement...................................  1.5
EOP Preferred OP Unit.......................................  1.10(a)(ii)
EOP Preferred Units.........................................  3.3(e)
EOP Preferred Shares........................................  3.3(a)
EOP Properties..............................................  3.9(a)
EOP Rent Roll...............................................  3.9(g)
EOP SEC Documents...........................................  3.6
EOP Shareholder Approvals...................................  3.5(a)
EOP Shareholders Meeting....................................  5.1(c)
EOP Space Lease.............................................  3.9(g)
EOP Subsidiaries............................................  3.1
ERISA.......................................................  2.12
Exchange Act................................................  2.6
Exchange Agent..............................................  1.15(a)
Exchange Fund...............................................  1.15(b)
Exercise....................................................  1.1(a)(i)
Final Company Dividend......................................  1.15(d)(i)
Form of Election............................................  1.11(b)
Form S-4....................................................  5.1(a)
Former Cornerstone Properties...............................  2.10(b)(ii)
GAAP........................................................  2.6
Governmental Entity.........................................  2.5(c)
Hazardous Materials.........................................  2.10
HSR Act.....................................................  2.5(c)
Indebtedness................................................  2.18(b)
Indemnification Parties.....................................  5.9(b)
Indemnified Parties.........................................  5.9(a)
Indemnifying Parties........................................  5.9(a)
Joint Proxy Statement.......................................  5.1(a)

Knowledge of Cornerstone....................................  2.22
Knowledge of EOP............................................  3.18
Laws........................................................  2.5(c)
Liens.......................................................  2.2(b)
Maryland Articles of Merger.................................  D
Maximum Amount..............................................  7.2
Merger......................................................  A
Mergers.....................................................  B
Merger Consideration........................................  1.10(b)
Nevada Articles of Merger...................................  E
Non-Electing Shares.........................................  1.12(e)
NRS.........................................................  1.2
NYSE........................................................  1.15(g)(ii)
Partner Approvals...........................................  1.13
Partnership Merger..........................................  B
Payor.......................................................  7.2
Pension Plan................................................  2.12
Permitted Title Exceptions..................................  2.9(a)
Person......................................................  2.2(a)
PGGM........................................................  6.3(h)
Prohibited Transaction......................................  2.12(c)
Property Restrictions.......................................  2.9(a)
Proposed EOP Charter Amendment Relating to Domestically
  Controlled REIT Status....................................  4.2(h)
Proposed EOP Charter Amendment Relating to Certain Voting
  Requirements..............................................  4.2(h)
Proposed EOP Charter Amendments.............................  4.2(h)
Qualifying Income...........................................  7.2
Recipient...................................................  7.2
REIT........................................................  2.14(b)
REIT Requirements...........................................  7.2
Release.....................................................  2.10(a)
Rule 145 Affiliates.........................................  4.4
SEC.........................................................  2.5(c)
Section 704(c) values.......................................  5.4(b)
Securities Act..............................................  2.3(g)
Share Election..............................................  1.11(a)
Shareholder Approvals.......................................  3.5(a)
Stock Election Shares.......................................  1.12(a)
Stock Fraction..............................................  1.12(c)
Stock Purchase Agreement....................................  J
Subsidiary..................................................  2.2(a)
Substituted Option..........................................  5.8(c)
Superior Acquisition Proposal...............................  4.3(d)
Surviving Trust.............................................  1.2
Takeover Statute............................................  2.20
Taxes.......................................................  2.14(a)
Tax Protection Agreements...................................  2.18(j)
Title 3.....................................................  1.2
Title 8.....................................................  1.2
Transfer and Gains Taxes....................................  5.7
Welfare Plan................................................  2.12
1940 Act....................................................  2.21

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 11, 2000, by and among EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust ("EOP"), EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("EOP Partnership"), CORNERSTONE PROPERTIES INC., a Nevada corporation ("Cornerstone"), and CORNERSTONE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Cornerstone Partnership").

                                   RECITALS:

     A. The Board of Trustees of EOP and the Board of Directors of Cornerstone deem it advisable and in the best interests of their respective shareholders and stockholders, upon the terms and subject to the conditions contained herein, that Cornerstone shall merge with and into EOP (the "Merger").

     B. EOP, as the managing general partner of EOP Partnership, and Cornerstone, as the sole general partner of Cornerstone Partnership, deem it advisable and in the best interests of their respective limited partners, subject to the conditions and other provisions contained herein, that, immediately prior to the Merger, Cornerstone Partnership shall merge with and into EOP Partnership, with the holders of partnership interests in Cornerstone Partnership at the time of the Partnership Merger receiving in any event units of limited partnership interest in EOP Partnership, as set forth herein (the "Partnership Merger" and, together with the Merger, the "Mergers"). As an alternative to receiving units of limited partnership interest in EOP Partnership in connection with the Partnership Merger, limited partners in Cornerstone Partnership (other than Cornerstone) shall have the right to elect, effective immediately prior to the Partnership Merger, to exercise their redemption right under the Cornerstone Partnership Agreement (as defined herein), regardless of whether or not they would otherwise be entitled to exercise that redemption right under the Cornerstone Partnership Agreement, and Cornerstone shall issue shares of Cornerstone Common Stock (as defined herein) in satisfaction of that right, thereby allowing former limited partners in Cornerstone Partnership (other than Cornerstone) to participate in the Merger as holders of Cornerstone Common Stock.

     C. Upon the terms and subject to the conditions set forth herein, immediately prior to the Merger, EOP Partnership and Cornerstone Partnership shall execute a Certificate of Merger (the "Certificate of Merger") in substantially the form attached hereto as Exhibit A and shall file such Certificate of Merger in accordance with Delaware law to effectuate the Partnership Merger.

     D. Upon the terms and subject to the conditions set forth herein, immediately following the effectiveness of the Partnership Merger, EOP and Cornerstone shall execute Articles of Merger (the "Maryland Articles of Merger") in substantially the form attached hereto as Exhibit B and shall file such Maryland Articles of Merger in accordance with Maryland law to effectuate the Merger.

     E. Upon the terms and subject to the conditions set forth herein, immediately following the effectiveness of the Partnership Merger, EOP and Cornerstone shall execute Articles of Merger (the "Nevada Articles of Merger") in substantially the form attached hereto as Exhibit C and concurrently with the filing of the Maryland Articles of Merger, shall file such Nevada Articles of Merger in accordance with Nevada law to effectuate the Merger.

     F. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a plan of reorganization under Section 368(a) of the Code.

     G. For federal income tax purposes, it is intended that the Partnership Merger, regardless of form, be treated as a contribution by Cornerstone Partnership of all of its assets to EOP Partnership in exchange for partnership interests in EOP Partnership, as provided for herein, under Section 721 of the Code, and a distribution of such partnership interests by Cornerstone Partnership to its partners under Section 731 of the Code.

     H. EOP and Cornerstone have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

     I. EOP, EOP Partnership, Cornerstone and Cornerstone Partnership desire to make certain representations, warranties and agreements in connection with the Mergers.

     J. Concurrently with the execution of this Agreement and as an inducement to EOP and EOP Partnership to enter into this Agreement, William Wilson III and John S. Moody, as the owners of 99% of the voting capital stock of WCP Services, Inc., a Delaware corporation (the "Cornerstone Non-controlled Subsidiary"), have entered into a Stock Purchase Agreement, dated as of the date hereof, relating to the voting capital stock of the Cornerstone Non-controlled Subsidiary (the "Stock Purchase Agreement"), providing for the sale of all of the outstanding voting capital stock of the Cornerstone Non-controlled Subsidiary to EOP Office Properties Management Corporation ("EOP NCS Sub") or its assigns.

     K. As an inducement to EOP to enter into this Agreement, (a) Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen, a stichting formed according to the laws of the Kingdom of The Netherlands, each of the directors and certain executive officers of Cornerstone (and the spouses of certain of the foregoing) and certain entities controlled by any of the foregoing have entered into a voting agreement (each, a "Cornerstone Voting Agreement"), pursuant to which such person or entity has agreed, among other things, to vote his or its shares of Cornerstone Common Stock and Cornerstone OP Units (as defined herein) to approve this Agreement, the respective Mergers and any other matter which requires his or its vote in connection with the transactions contemplated by this Agreement and (b) the holders of the outstanding Cornerstone 7% Preferred Stock (as defined herein) have entered into a stock option agreement, pursuant to which such holders have granted Cornerstone and EOP an option to acquire, among other things, all of their Cornerstone 7% Preferred Stock at any time prior to the Effective Time (as defined herein) of the Merger at a per share purchase price of $18.00, together with accrued and unpaid dividends to the Effective Time, in cash (subject to adjustment).

     L. As an inducement to Cornerstone to enter into this Agreement, each of the trustees and certain executive officers of EOP (and the spouses of certain of the foregoing) and certain entities controlled by any of the foregoing have entered into a voting agreement pursuant to which such person or entity has agreed, among other things, to vote his or its EOP Common Shares (as defined herein) to approve this Agreement, the Merger and any other matter which requires his or its vote in connection with the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGERS

     1.1 Election by Limited Partners in Cornerstone Partnership to Exercise the Redemption Right; The Partnership Merger.

     (a) Notwithstanding any limitation or restriction contained in the Cornerstone Partnership Agreement with respect to the ability of a Limited Partner (as defined in the Cornerstone Partnership Agreement) to exercise the Redemption Right (as defined in the Cornerstone Partnership Agreement) (including, without limitation, any limitation or restriction contained in Section 8.6A of the Cornerstone Partnership Agreement), every Limited Partner shall have the right to exercise the Redemption Right by submitting to Cornerstone Partnership (with a copy to Cornerstone) during the period between the mailing date of the Joint Proxy Statement (as defined herein) for the Cornerstone Stockholders Meeting (as defined herein) and 5:00 p.m., Eastern time, on the second business day prior to the date of the Cornerstone Stockholders Meeting a Notice of Redemption (as defined in the Cornerstone Partnership Agreement) specifying the number of Class A Partnership Common Units (as defined in the Cornerstone Partnership Agreement) of Cornerstone Partnership (the "Cornerstone OP Units") which such Limited Partner desires to have redeemed pursuant to Section 8.6A of the Cornerstone Partnership Agreement (as modified by this Section 1.1(a)), which Notice of Redemption shall be conditioned upon the closing of the Partnership Merger and can be conditional as set forth in clause (v) below; provided, that,

          (i) with respect to each Notice of Redemption (a copy of the form of which shall accompany or form a part of the Form of Election (as defined herein)) properly submitted by a Limited Partner in accordance with this
     Section 1.1(a) (an "Exercise"), Cornerstone shall elect in accordance with
     Section 8.6B of the Cornerstone Partnership Agreement to purchase the Cornerstone OP Units relating to such Exercise by paying the REIT Shares Amount (as defined in the Cornerstone Partnership Agreement) and not the Cash Amount (as defined in the Cornerstone Partnership Agreement);

          (ii) notwithstanding the provisions of Section 8.6B of the Cornerstone Partnership Agreement, Cornerstone shall not be required to notify the Redeeming Partner (as defined in the Cornerstone Partnership Agreement) of Cornerstone's election to purchase the Cornerstone OP Units as described in the foregoing clause (i);

          (iii) the Specified Redemption Date (as defined in the Cornerstone Partnership Agreement) shall be the Closing Date (as defined herein) at a time prior to the consummation of the Partnership Merger;

          (iv) each Redeeming Partner shall be treated as an owner of the shares of Cornerstone Common Stock issued pursuant to this Agreement at the Effective Time (as defined herein) of the Merger and shall have the same right as each of the other holders of shares of Cornerstone Common Stock to make an Election (as defined herein) pursuant to Section 1.11 as to the form of consideration to be received in the Merger with respect to such shares of Cornerstone Common Stock; and

          (v) a Redeeming Partner shall have the option, in its discretion, to make its Notice of Redemption conditional upon part or all of the shares of Cornerstone Common Stock that would be issued pursuant thereto being converted solely into the right to receive cash in the Merger pursuant to
     Section 1.10(b)(i) and the procedures set forth in Sections 1.11 and 1.12, in which event the Notice of Redemption shall not be effective with respect to any Cornerstone OP Units for which the shares of Cornerstone Common Stock that would be received therefor would not be converted entirely into the right to receive cash in the Merger (and any Cornerstone OP Units not redeemed as a result thereof would be converted into EOP OP Units (as defined herein) in the Partnership Merger as set forth in Section 1.10(a)(i)).

     (b) Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 6, Chapter 17 of the Delaware Code Annotated, as amended (the "DRULPA"), immediately prior to the consummation of the Merger, Cornerstone Partnership shall be merged with and into EOP Partnership, with EOP Partnership as the surviving limited partnership or limited liability company, and with the holders of partnership interests in Cornerstone Partnership receiving in any event units of partnership interest in EOP Partnership, as set forth in Section 1.10.

     1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 3"), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended ("Title 8"), and Chapter 92A of Title 7 of the Nevada Revised Statutes Annotated (the "NRS"), immediately following the effectiveness of the Partnership Merger, Cornerstone shall be merged with and into EOP, with EOP surviving as a real estate investment trust (the "Surviving Trust").

     1.3 Closing. The closing of the Mergers (the "Closing") will take place commencing at 9:00 a.m., local time, on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article
6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004, unless another date or place is agreed to in writing by the parties.
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     1.4 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6, (i) EOP Partnership and Cornerstone Partnership shall execute and file the Certificate of Merger, executed in accordance with the DRULPA, with the Office of the Secretary of State of the State of Delaware, and (ii) EOP and Cornerstone shall then execute and file the Maryland Articles of Merger, executed in accordance with Title 3 and Title 8, with the State Department of Assessments and Taxation of Maryland (the "Department"), and the Nevada Articles of Merger, executed in accordance with Title 7 of the NRS with the Secretary of State of the State of Nevada, and shall make all other filings and recordings required, with respect to the Partnership Merger, under the DRULPA or, with respect to the Merger, under Title 3, Title 8 and the NRS. The Mergers shall become effective (each an "Effective Time" and collectively the "Effective Times") at such times as EOP and Cornerstone shall agree should be specified in the Certificate of Merger, the Maryland Articles of Merger and the Nevada Articles of Merger (not to exceed thirty (30) days after the Maryland Articles of Merger are accepted for record by the Department). Unless otherwise agreed, the parties shall cause the Effective Times to occur on the Closing Date, with not less than one hour between the Effective Time of the Partnership Merger and the Effective Time of the Merger.

     1.5 Effect of Partnership Merger on Agreements of Limited Partnership. The Agreement of Limited Partnership, as amended, of EOP Partnership, as in effect immediately prior to the Effective Time of the Partnership Merger (the "EOP Partnership Agreement"), shall continue in full force and effect after the Partnership Merger until further amended in accordance with applicable Delaware law. The Agreement of Limited Partnership, as amended, of Cornerstone Partnership, as in effect immediately prior to the Effective Time of the Partnership Merger (the "Cornerstone Partnership Agreement") shall terminate at the Effective Time of Partnership Merger.

     1.6 Effect of Merger on Declaration of Trust and Bylaws. The Articles of Amendment and Restatement of Declaration of Trust, as amended, of EOP (the "EOP Declaration of Trust") and the Bylaws of EOP (the "EOP Bylaws"), as in effect immediately prior to the Effective Time of the Merger and, if approved by the EOP shareholders, as amended by the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status (as defined herein) and the Proposed EOP Charter Amendment Relating to Certain Voting Requirements (as defined herein), shall continue in full force and effect after the Merger and, until further amended in accordance with applicable Maryland law and, if approved by the EOP shareholders, as amended by the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status (as defined herein) and the Proposed EOP Charter Amendment Relating to Certain Voting Requirements (as defined herein).

     1.7 Trustees of EOP. The trustees of EOP following the Merger shall consist of the trustees of EOP immediately prior to the Effective Time of the Merger, who shall continue to serve for the balance of their unexpired terms or their earlier death, resignation or removal, together with John S. Moody, William Wilson III and Jan van der Vlist, each of whom shall, no later than the third business day after the Effective Time of the Merger, become a trustee with terms expiring in 2002, 2003 and 2003, respectively. Upon the expiration of the terms of Mr. van der Vlist in 2003 and 2006, so long as PGGM and its Affiliates continue to own in the aggregate 21,000,000 (as adjusted for stock splits, reverse stock splits, stock dividends and similar actions) or more of the issued and outstanding EOP Common Shares at all times up to the meeting of shareholders at which trustees are being elected in such years, EOP shall take all action necessary to nominate Mr. van der Vlist for re-election as a trustee of EOP for an additional three-year term at any special or annual meeting of shareholders at which trustees are being elected (or in connection with a written consent in lieu of a meeting pursuant to which trustees are proposed to be elected). In the event that Mr. Van der Vlist shall fail to stand for re-election as aforesaid for any reason in either 2003 or 2006 or in the event of his earlier death or resignation, and so long as PGGM and its Affiliates continue to own in the aggregate 21,000,000 (as adjusted for stock splits, reverse stock splits, stock dividends and similar actions) or more of the issued and outstanding EOP Common Shares at such time, EOP shall take all action necessary to nominate a replacement designated by PGGM, which replacement shall be subject to the approval of EOP if such replacement is not an officer, director or employee of PGGM, for election or re-election as a trustee of EOP for an additional three-year term at

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any special or annual meeting of shareholders at which trustees are being elected (or in connection with a written consent in lieu of a meeting pursuant to which trustees are proposed to be elected) or, in the case of a vacancy, at a meeting of the Board of Trustees called for such purpose. Except as expressly provided above in this Section 1.7, following their election as trustees, such persons shall serve for their designated terms, subject to their earlier death, resignation or removal.

     1.8 Effect on Shares. The effect of the Merger on the shares of capital stock of Cornerstone shall be as provided in the Articles of Merger and in
Section 1.10 hereof. The Merger shall not change the shares of beneficial interest of EOP outstanding immediately prior to the Merger.

     1.9 Effect on Partnership Interests. The effect of the Partnership Merger on the partnership interests of Cornerstone Partnership shall be as provided in the Certificate of Merger and in Section 1.10 hereof. The Partnership Merger shall not change the partnership interests of EOP Partnership outstanding immediately prior to the Merger.

     1.10 Exchange Ratios and Other Merger Consideration.

     (a) (i) The exchange ratio relating to the Partnership Merger shall be
0.7009 of a Class A Unit (as defined in the EOP Partnership Agreement) of EOP Partnership ("EOP OP Unit"), for each Cornerstone OP Unit outstanding immediately prior to the Effective Time of the Partnership Merger. The holders of the EOP OP Units issued in the Partnership Merger (other than Cornerstone and Subsidiaries (as defined herein) of Cornerstone) shall be entitled to redeem such EOP OP Units immediately following the consummation of the Partnership Merger (and thereafter) pursuant to the terms of the EOP Partnership Agreement, except that for purposes of the exchange provisions thereof such EOP OP Units shall be deemed to have been issued as of the date the related Cornerstone OP Units were issued by Cornerstone Partnership (or if earlier, one year prior to the Effective Time of the Partnership Merger), and shall be entitled to the same rights and privileges as the holders of EOP OP Units outstanding on the date hereof.

     (ii) The exchange ratio relating to the Partnership Merger shall be one Class D Preferred Unit (as defined in the EOP Partnership Agreement), designated a Class D 7.0% Cumulative Convertible Preferred Unit, of EOP Partnership ("EOP Preferred OP Units"), for each Class A Partnership Preferred Unit (as defined in the Cornerstone Partnership Agreement), designated a Class A 7% Cumulative Convertible Preferred Unit of Cornerstone Partnership ("Cornerstone Preferred OP Unit") outstanding immediately prior to the Effective Time of the Partnership Merger. EOP, as the holder of the EOP Preferred OP Units issued in the Partnership Merger, shall be entitled to the same rights and privileges as Cornerstone, as the holder of the Cornerstone Preferred Units outstanding on the date hereof.

     (b) The merger consideration to be paid to holders of capital stock of Cornerstone in the Merger (collectively, the "Merger Consideration") is as follows:

          (i) Each share of common stock with no par value of Cornerstone ("Cornerstone Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger, which under the terms of Section 1.12 is to be converted into cash, shall be converted into the right to receive $18.00 in cash, without interest;

          (ii) Except as otherwise provided in Sections 1.10(b)(i) and 1.12, and subject to Section 1.15(g), each share of Cornerstone Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares to be converted into the right to receive cash pursuant to Sections 1.10(b)(i) and 1.12) shall be converted into the right to receive 0.7009 of a validly issued, fully paid and nonassessable common share of beneficial interest, par value $.01 per share, of EOP (an "EOP Common Share") (the "Common Stock Exchange Ratio");

          (iii) Each share of 7.0% Cumulative Convertible Preferred Stock with no par value of Cornerstone ("Cornerstone 7% Preferred Stock") outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive $18.00, together with accrued and unpaid dividends to the Effective Time of the Merger, in cash, without interest; and

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          (iv) All such shares of Cornerstone Common Stock, when so converted as provided in Section 1.10(b)(i) or (ii), and all such shares of Cornerstone 7% Preferred Stock, when so converted as provided in Section 1.10(b)(iii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") theretofore representing any such shares shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Certificate in accordance with Section 1.15(c), as applicable, (A) any dividends and other distributions in accordance with
     Section 1.15(d), (B) certificates representing the EOP Common Shares into which such shares of Cornerstone Common Stock are converted pursuant to
     Section 1.10(c)(ii) (if any), (C) cash into which such shares of Cornerstone Common Stock are converted pursuant to Section 1.10(c)(i), (D) cash into which such shares of Cornerstone 7% Preferred Stock are converted pursuant to Section 1.10(b)(iii), and (E) any cash, without interest, in lieu of fractional EOP Common Shares to be issued or paid in consideration for Cornerstone Common Stock upon the surrender of such Certificate in accordance with Sections 1.15(c) and 1.15(g).

     1.11 Election by Holders of Cornerstone Common Stock to Receive EOP Common Shares or Cash. Each holder of shares of Cornerstone Common Stock (including, without limitation, Limited Partners of Cornerstone Partnership who elect to exercise, on a conditional or unconditional basis, the Redemption Right with respect to all or a portion of their Cornerstone OP Units held by such Limited Partners pursuant to Section 1.1(a) (with the Cornerstone OP Units with respect to which such Exercise is made referred to as "Electing Cornerstone OP Units")) shall have the right to submit a Form of Election specifying the number of shares of Cornerstone Common Stock which such holder desires to have converted into the right to receive EOP Common Shares in the Merger pursuant to Section 1.10(a)(ii) and the number which such holder desires to have converted into the right to receive cash pursuant to Section 1.10(a)(i) in accordance with the following procedures:

     (a) Each holder of shares of Cornerstone Common Stock and each holder of Electing Cornerstone OP Units may specify in a request made in accordance with the provisions of this Section 1.11 (an "Election") (i) the number of such shares which such holder desires to have converted into the right to receive cash in the Merger pursuant to Section 1.10(a)(i) (a "Cash Election") and (ii) the number of such shares which such holder desires to have converted into the right to receive EOP Common Shares in the Merger pursuant to Section 1.10(a)(ii) (a "Share Election").

     (b) EOP and Cornerstone shall prepare, for use by stockholders of Cornerstone (and each holder of Electing Cornerstone OP Units) in surrendering Certificates representing shares of Cornerstone Common Stock, a form of election (the "Form of Election") pursuant to which each holder of Cornerstone Common Stock and each holder of Electing Cornerstone OP Units may make Elections. The Form of Election shall be mailed to stockholders of record of Cornerstone as of the record date for the Cornerstone Stockholders Meeting (as defined herein) and to each holder of Cornerstone OP Units and shall accompany the Joint Proxy Statement (as defined herein).

     (c) Cornerstone shall use commercially reasonable efforts to make the Form of Election available to all persons who become stockholders of record of Cornerstone and to all Limited Partners of Cornerstone Partnership during the period between such record date and the second business day prior to the date of the Cornerstone Stockholders Meeting, provided that only a Limited Partner of Cornerstone Partnership who is a holder of Electing Cornerstone OP Units may submit a Form of Election and such Form of Election shall apply only with respect to shares of Cornerstone Common Stock issued to such Limited Partner prior to the Effective Time of the Partnership Merger pursuant to the Redemption Right as set forth in Section 1.1(a).

     (d) An Election shall have been properly made only if the Exchange Agent (as defined herein) shall have received, by 5:00 p.m., Eastern Standard Time, on the second business day (such time on such day being referred to herein as the "Election Date") preceding the date of the Cornerstone Stockholders Meeting, a Form of Election properly completed and signed (and not revoked) and accompanied (in the case of holders of shares of Cornerstone Common Stock) by the Certificate or Certificates representing the

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shares of Cornerstone Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Cornerstone (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificate or Certificates are in fact delivered by the time set forth in such guarantee of delivery).

     (e) Any holder of record of shares of Cornerstone Common Stock (and any holder of Electing Cornerstone OP Units) may at any time prior to the Election Date change such holder's Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed Form of Election. EOP and Cornerstone shall have the right in their sole discretion and by mutual agreement to permit changes in Elections after the Election Date.

     (f) Any holder of record of shares of Cornerstone Common Stock (and any holder of Electing Cornerstone OP Units) may at any time prior to the Election Date revoke such holder's Election by written notice received by the Exchange Agent at or prior to the Election Date or by withdrawal prior to the Election Date of such holder's Certificates previously deposited with the Exchange Agent. Any revocation of an Election may be withdrawn by notice of such withdrawal delivered at or prior to the Election Date. Any such holder who shall have deposited Certificates with the Exchange Agent shall have the right to withdraw such Certificates by written notice received by the Exchange Agent and thereby revoke such holder's Election as of the Election Date at any time after the expiration of the period of 60 days following the Election Date if the Merger shall not have been consummated prior thereto. EOP shall obtain from the Exchange Agent an agreement to return all Forms of Election and accompanying Certificates to the stockholders submitting the same in the event this Agreement shall be terminated in accordance with its terms.

     (g) EOP and Cornerstone by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.12, the issuance and delivery of certificates for EOP Common Shares into which shares of Cornerstone Common Stock are converted in the Merger and the payment for shares of Cornerstone Common Stock converted into the right to receive cash in the Merger.

     1.12 Proration. The determination of whether shares of Cornerstone Common Stock shall be converted in the Merger into EOP Common Shares in accordance with the Common Stock Exchange Ratio or the right to receive $18.00 in cash shall be made as set forth in this Section 1.12.

     (a) As is more fully set forth below, 58,551,525 shares of Cornerstone Common Stock shall be converted in the Merger into the right to receive $18.00 per share in cash (which shares of Cornerstone Common Stock are referred to as the "Cash Election Shares"), and all shares of Cornerstone Common Stock issued and outstanding immediately prior to the Effective Time of the Merger in excess of 58,551,525 shares shall be converted in the Merger into the right to receive EOP Common Shares in accordance with the Common Stock Exchange Ratio (which shares of Cornerstone Common Stock are referred to as the "Stock Election Shares").

     (b) If Cash Elections are received for a number of shares of Cornerstone Common Stock which is greater than 58,551,525 shares of Cornerstone Common Stock, each Non-Electing Share (as defined herein) and each share of Cornerstone Common Stock for which a Share Election has been received shall be converted in the Merger into EOP Common Shares in accordance with the Common Stock Exchange Ratio, and the shares of Cornerstone Common Stock for which Cash Elections have been received shall be converted in the Merger into the right to receive cash and EOP Common Shares in accordance with the Common Stock Exchange Ratio in the following manner:

          each share of Cornerstone Common Stock covered by a Cash Election shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) $18.00 and (y) a fraction (the "Cash Fraction") the numerator of which shall be 58,551,525 and the

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     denominator of which shall be the aggregate number of shares of Cornerstone
     Common Stock covered by all Cash Elections, and (ii) a number of EOP Common Shares equal to the product of (x) the Common Stock Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction.

     (c) If Share Elections are received for a number of shares of Cornerstone Common Stock which is greater than the total number of Stock Election Shares issued and outstanding immediately prior to the Effective Time of the Merger, each Non-Electing Share and each share of Cornerstone Common Stock for which a Cash Election has been received shall be converted in the Merger into the right to receive $18.00 in cash, without interest, and the shares of Cornerstone Common Stock for which Share Elections have been received shall be converted in the Merger into EOP Shares in accordance with the Common Stock Exchange Ratio and the right to receive cash in the following manner:

          each share of Cornerstone Common Stock covered by a Share Election shall be converted into the right to receive (i) a number of EOP Common Shares equal to the product of (x) the Common Stock Exchange Ratio and (y) a fraction (the "Stock Fraction"), the numerator of which shall be a number equal to the total number of Stock Election Shares issued and outstanding immediately prior to the Effective Time of the Merger and the denominator of which shall be the aggregate number of shares of Cornerstone Common Stock covered by all Share Elections, and (ii) an amount in cash, without interest, equal to the product of (x) $18.00 and (y) a fraction equal to one minus the Stock Fraction.

     (d) If Non-Electing Shares (as defined herein) are not converted under either Section 1.12(b) or Section 1.12(c), then each Non-Electing Share shall be converted into the right to receive EOP Common Shares and the right to receive cash on a proportionate basis, relative to all other Non-Electing Shares, so that the aggregate number of shares of Cornerstone Common Stock converted into the right to receive EOP Common Shares equals, as closely as possible, the number of Stock Election Shares, and the aggregate number of shares of Cornerstone Common Stock converted into the right to receive cash equals, as closely as possible, the number of Cash Election Shares.

     (e) For purposes of this Section 1.12, outstanding shares of Cornerstone as to which an election is not in effect at the Election Date and shares as to which an Election has been withdrawn after the 60-day period following the Election Date and prior to the Effective Time of the Merger shall be called "Non-Electing Shares." If EOP and Cornerstone shall determine for any reason that any Election was not properly made with respect to shares of Cornerstone Common Stock, such Election shall be deemed ineffective and shares of Cornerstone Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares.

     1.13 Partner Approval. Cornerstone shall seek the requisite approval of the partners of Cornerstone Partnership of the Merger, the withdrawal of Cornerstone as general partner and the Partnership Merger to the extent required by the Cornerstone Partnership Agreement to effectuate the transactions contemplated by this Agreement (collectively, the "Cornerstone Partner Approvals"). EOP shall seek the requisite approval of the partners of EOP Partnership of the Merger and the Partnership Merger to the extent required by the EOP Partnership Agreement to effectuate the transactions contemplated by this Agreement (collectively, the "EOP Partner Approvals," and together with the Cornerstone Partner Approvals, the "Partner Approvals").

     1.14 No Appraisal Rights. The holders of Cornerstone Common Stock, Cornerstone OP Units, EOP Common Shares and EOP OP Units are not entitled under applicable law to appraisal or similar rights as a result of the Mergers and, in the case of the holders of the Cornerstone 7% Preferred Stock, such holders irrevocably have waived all such rights.

     1.15 Exchange of Certificates; Pre-Closing Dividends; Fractional Shares.

     (a) Exchange Agent. Prior to the Effective Time, EOP shall appoint Equiserve LLC as the exchange agent, or another bank or trust company reasonably acceptable to Cornerstone, to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration upon surrender of certificates

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representing issued and outstanding shares of Cornerstone Common Stock and
Cornerstone 7% Preferred Stock.

     (b) EOP to Provide Merger Consideration. EOP shall provide to the Exchange Agent on or before the Effective Time of the Merger, for the benefit of the holders of Cornerstone Common Stock and Cornerstone 7% Preferred Stock, the Merger Consideration issuable in exchange for the issued and outstanding Cornerstone Common Stock and Cornerstone 7% Preferred Stock pursuant to Section 1.10, together with any cash required to make payments in lieu of any fractional shares pursuant to Section 1.15(g) (the "Exchange Fund"). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by EOP, on a daily basis. Any interest or other income resulting from such investments shall be paid to EOP. Cornerstone shall provide to the Exchange Agent not later than one business day prior to the Effective Time of the Merger, for the benefit of the holders of Cornerstone Common Stock, cash payable in respect of any dividends required pursuant to Section 1.15(d)(i) or (ii). Such cash shall be invested in accordance with written directions delivered by Cornerstone to the Exchange Agent not later than one business day prior to the Effective Time of the Merger, with any cash earned on such investments to be paid to EOP as the successor to Cornerstone in the Merger. EOP shall use commercially reasonable efforts to cause the Exchange Agent to mail the Merger Consideration to the holders of Cornerstone Common Stock (including to holders of Electing Cornerstone OP Units who made an unconditional Exercise of the Redemption Right or who made a conditional exercise thereof and who will receive cash in the Merger, in each case who have properly submitted a Form of Election prior to the Election Date) and Cornerstone 7% Preferred Stock not later than five business days after the Effective Time of the Merger.

     (c) Exchange Procedure. As soon as reasonably practicable after the Effective Time, EOP shall use commercially reasonable efforts to cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates which immediately prior to the Effective Time represented outstanding shares of Cornerstone Common Stock (other than to holders of Cornerstone Common Stock who previously surrendered with their Forms of Election their Certificates for Cornerstone Common Stock) or Cornerstone 7% Preferred Stock Certificate whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.10, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as EOP may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. To the extent not previously surrendered with a Form of Election, upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by EOP, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock, as applicable, theretofore represented by such Certificate shall have been converted pursuant to Section 1.10, together with any dividends or other distributions to which such holder is entitled pursuant to Section 1.15(d) and cash, if any, payable in lieu of fractional shares pursuant to
Section 1.15(g), to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five business days of receipt thereof, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock which is not registered in the transfer records of Cornerstone, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Certificate or establish to the satisfaction of EOP that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.15, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock heretofore represented by such Certificate shall have been converted pursuant to Section 1.10, and any dividends or other distributions to
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which such holder is entitled pursuant to Section 1.15(d). No interest will be paid or will accrue on the Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.15(d) or Section 1.15(g). EOP or the Exchange Agent, as applicable, shall be entitled, in its sole and absolute discretion, to deduct and withhold from the cash or EOP Common Shares, or any combination thereof, that otherwise is payable pursuant to this Agreement to any holder of shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock such amounts as EOP or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law, provided that in determining whether withholding under Section 1445 of the Code is required, EOP shall take into account (and shall request the Exchange Agent to take into account) Section 1445(b)(6) of the Code and Treasury Regulations Section 1.1445-2(c)(2). For this purpose, any EOP Common Shares deducted and withheld by EOP shall be valued at the last trading price of the EOP Common Shares on the New York Stock Exchange on the Effective Date of the Merger. To the extent that amounts are so withheld by EOP or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Cornerstone Common Stock or Cornerstone 7% Preferred Stock, as applicable, in respect of which such deduction and withholding was made by EOP or the Exchange Agent.

     (d) Record Dates for Final Dividends; Distributions with Respect to Unexchanged Shares.

          (i) To the extent necessary to satisfy the requirements of Section 857(a)(1) of the Code for the taxable year of Cornerstone ending at the Effective Time of the Merger (and avoid the payment of tax with respect to undistributed income), Cornerstone shall declare a dividend (the "Final Company Dividend") to holders of shares of Cornerstone Common Stock and Cornerstone 7% Preferred Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time of the Merger, in an amount equal to the minimum dividend sufficient to permit Cornerstone to satisfy such requirements. If Cornerstone determines it is necessary to declare the Final Company Dividend, it shall notify EOP at least 10 days prior to the date for the Cornerstone Stockholders Meeting, and EOP shall declare a dividend per share to holders of shares of EOP Common Shares, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per EOP Common Share equal to the quotient obtained by dividing (x) the Final Company Dividend paid by Cornerstone with respect to each share of Cornerstone Common Stock by (y) the Common Stock Exchange Ratio. The dividends payable hereunder to holders of Cornerstone Common Stock and Cornerstone 7% Preferred Stock shall be paid on the last business day immediately preceding the Closing Date.

          (ii) No dividends or other distributions with respect to EOP Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EOP Common Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.15(g), in each case until the surrender of such Certificate in accordance with this Section 1.15. Subject to the effect of applicable escheat laws, following surrender of any such Certificate there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable pursuant to Section 1.10 and/or in lieu of any fractional EOP Common Shares to which such holder is entitled pursuant to Section 1.15(g) and (ii) if such Certificate is exchangeable for one or more whole EOP Common Shares, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole EOP Common Shares and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole EOP Common Shares.

     (e) No Further Ownership Rights in Cornerstone Common Stock and Cornerstone 7% Preferred Stock. All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.15 (including any cash paid pursuant to Section 1.15(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Cornerstone Common Stock and Cornerstone 7% Preferred Stock, as applicable, theretofore represented by such Certificates; provided, however, that
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Cornerstone shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Cornerstone on such Cornerstone Common Stock or Cornerstone 7% Preferred Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of Cornerstone of the Cornerstone Common Stock or Cornerstone 7% Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to EOP for any reason, they shall be canceled and exchanged as provided in this Section 1.15.

     (f) No Liability. None of Cornerstone, EOP or the Exchange Agent shall be liable to any person in respect of any Merger Consideration or dividends delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for 12 months after the Effective Time shall be redelivered by the Exchange Agent to EOP, upon demand, and any holders of Certificates who have not theretofore complied with
Section 1.15(c) shall thereafter look only to EOP for delivery of the Merger Consideration and any unpaid dividends, subject to applicable escheat and other similar laws.

     (g) No Fractional Shares

          (i) No certificates or scrip representing fractional EOP Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of EOP.

          (ii) No fractional EOP Common Shares shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional EOP Common Shares pursuant to this Agreement, each holder of Cornerstone Common Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
     (i) the average closing price of one EOP Common Share on the New York Stock Exchange on the five trading days immediately preceding the Closing Date by
     (ii) the fractional amount of 0.7009 of an EOP Common Share which such holder would otherwise be entitled to receive under this Section 1.15.

     (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by EOP or the Exchange Agent, the posting by such person of a bond in such reasonable amount as EOP or the Exchange Agent may direct (but consistent with the practices EOP applies to its own shareholders) as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the EOP Common Shares or cash to which the holders thereof are entitled pursuant to Section 1.10, any cash payable pursuant to Section 1.15(g) to which the holders thereof are entitled and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.15(d).

     (i) Applicability to Partnership Merger. Except for the provisions relating to the Exchange Agent, certificates and the exchange procedure (which shall not be applicable), all other provisions of this Section 1.15 shall apply to Cornerstone Partnership, EOP Partnership, the Cornerstone OP Units and the Cornerstone OP Preferred Units with respect to the Partnership Merger.

                                   ARTICLE 2

                 REPRESENTATIONS AND WARRANTIES OF CORNERSTONE
                          AND CORNERSTONE PARTNERSHIP

     Except as set forth in the Cornerstone SEC Documents (as defined herein) or in the letter of even date herewith signed by the President and Chief Executive Officer or the Chief Operating Officer of

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Cornerstone and delivered to EOP prior to the execution hereof (the "Cornerstone
Disclosure Letter"), Cornerstone and Cornerstone Partnership represent and warrant to EOP and EOP Partnership as follows:

     2.1 Organization, Standing and Power. Cornerstone has been duly organized and is validly existing and in good standing under the laws of the State of Nevada. Cornerstone has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. The Cornerstone Restated Articles of Incorporation, as amended (the "Cornerstone Articles") are in effect, and no dissolution, revocation or forfeiture proceedings regarding Cornerstone have been commenced. Cornerstone is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Cornerstone, Cornerstone Partnership and the Cornerstone Subsidiaries (as defined herein), taken as a whole (a "Cornerstone Material Adverse Effect"). Cornerstone has delivered to EOP complete and correct copies of the Cornerstone Articles and Cornerstone's Amended and Restated Bylaws (the "Cornerstone Bylaws"), in each case, as amended or supplemented to the date of this Agreement.

     2.2 Cornerstone Subsidiaries.

     (a) Schedule 2.2 to the Cornerstone Disclosure Letter sets forth (i) each Subsidiary (as defined herein) of Cornerstone (the "Cornerstone Subsidiaries") and the Cornerstone Non-controlled Subsidiary (which Cornerstone Non-controlled Subsidiary constitutes the only entity in which Cornerstone owns a non-voting equity interest and has no right to control except as set forth on Schedule 2.4 of the Cornerstone Disclosure Letter), (ii) the ownership interest therein of Cornerstone, (iii) if not, directly or indirectly, wholly owned by Cornerstone, the identity and ownership interest of each of the other owners of such Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, as applicable,
(iv) each office property and other commercial property owned by such Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, as applicable, and (v) if not wholly owned by such Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, as applicable, the identity and ownership interest of each of the other owners of such property. As used in this Agreement, "Subsidiary" of any Person (as defined herein) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. Schedule 2.4 of the Cornerstone Disclosure Letter sets forth a true and complete list of the equity securities owned by Cornerstone, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary.

     (b) Except as set forth in Schedule 2.2 to the Cornerstone Disclosure Letter, (i) all of the outstanding shares of capital stock of each Cornerstone Subsidiary and Cornerstone Non-controlled Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by Cornerstone or by another Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each Cornerstone Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Cornerstone, by another Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary or by Cornerstone and another Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such Cornerstone Subsidiary and given to secure performance thereunder. Each Cornerstone Subsidiary and Cornerstone Non-controlled Subsidiary that is a corporation
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

is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Cornerstone Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Cornerstone Subsidiary and Cornerstone Non-controlled Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect. Complete and correct copies of the Articles of Incorporation, Bylaws, organization documents and partnership, joint venture and operating agreements of each Cornerstone Subsidiary and Cornerstone Non-controlled Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to EOP. No effective amendment has been made to the Cornerstone Partnership Agreement since January 21, 2000.

     2.3 Capital Structure.

     (a) The authorized shares of capital stock of Cornerstone consist of 250,000,000 shares of Cornerstone Common Stock, 129,638,245 of which are issued and 129,280,012 of which are outstanding on the date of this Agreement, and 65,000,000 shares of preferred stock with no par value, of which 3,030,303 shares of Cornerstone 7% Preferred Stock are issued and outstanding and 344,828 shares of Redeemable Preferred Stock are designated with none outstanding on the date of this Agreement.

     (b) Set forth in Schedule 2.3(b) to the Cornerstone Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of Common Stock granted under Cornerstone's 1998 Long-Term Incentive Plan or any other formal or informal arrangement (collectively, the "Cornerstone Stock Options"); and (ii) all other warrants or other rights to acquire Cornerstone Common Stock, all stock appreciation rights, restricted stock, dividend equivalents, deferred compensation accounts, performance awards, restricted stock unit awards and other awards which are outstanding on the date of this Agreement ("Cornerstone Stock Rights"). Schedule 2.3(b) to the Cornerstone Disclosure Letter sets forth for each Cornerstone Stock Option and Cornerstone Stock Right the name of the grantee, the date of the grant, the number of shares of Cornerstone Common Stock subject to each option or other award, and the exercise price per share. On the date of this Agreement, except as set forth in this Section 2.3 or in Schedule 2.3(b) to the Cornerstone Disclosure Letter, no shares of Cornerstone Common Stock were outstanding or reserved for issuance.

     (c) All outstanding shares of Cornerstone Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Cornerstone having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Cornerstone may vote, except for the Cornerstone convertible promissory note dated as of January 1, 1996 which does not have voting rights but is convertible into Cornerstone Common Stock (the "Cornerstone Convertible Promissory Note").

     (d) Other than (i) as set forth in this Section 2.3 or in Schedule 2.3(b), 2.3(c), or 2.3(d) to the Cornerstone Disclosure Letter, (ii) Cornerstone OP Units, which may be redeemed for cash or, at the option of Cornerstone, Cornerstone Common Stock at a rate of one share of Cornerstone Common Stock for each Cornerstone OP Unit, (iii) shares of Cornerstone Common Stock issuable upon the conversion of Cornerstone 7% Preferred Stock, and (iv) shares of Cornerstone Common Stock issuable pursuant to the Cornerstone Convertible Promissory Note, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary is a party or by which such entity is bound, obligating Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold,

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

additional shares of capital stock, voting securities or other ownership interests of Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary or obligating Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Cornerstone or a Cornerstone Subsidiary or a Cornerstone Non-controlled Subsidiary).

     (e) As of the date of this Agreement, 148,735,829 Cornerstone OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, of which 129,638,245 are owned by Cornerstone and 3,030,303 Cornerstone Preferred OP Units are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, all of which are owned by Cornerstone. Schedule 2.3(e) to the Cornerstone Disclosure Schedule sets forth the name of each holder of Cornerstone OP Units and the number of Cornerstone OP Units owned by each such holder as of the date of this Agreement. Except as provided in the Cornerstone Partnership Agreement or as set forth on
Schedule 2.3(d), Cornerstone Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in Cornerstone Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in Cornerstone Partnership.

     (f) Except for the distribution of $0.31 per share of Cornerstone Common Stock and per Cornerstone OP Unit declared on January 20, 2000, and payable on February 29, 2000, to holders of record on January 31, 2000, of shares of Cornerstone Common Stock and Cornerstone OP Units, all dividends on Cornerstone Common Stock and Cornerstone 7% Preferred Stock and all distributions on Cornerstone OP Units, which have been declared prior to the date of this Agreement, have been paid in full.

     (g) Set forth on Schedule 2.3(g) to the Cornerstone Disclosure Letter is a list of each registration rights agreement or other agreement between Cornerstone and/or Cornerstone Partnership, on the one hand, and one or more other parties, on the other hand, which sets forth the rights of any such other party or parties to cause the registration of any securities of Cornerstone and/or Cornerstone Partnership pursuant to the Securities Act of 1933, as amended (the "Securities Act").

     2.4 Other Interests. Except for interests in the Cornerstone Subsidiaries, the Cornerstone Non-controlled Subsidiary and certain other entities as set forth in Schedule 2.4 to the Cornerstone Disclosure Letter (the "Cornerstone Other Interests"), none of Cornerstone, Cornerstone Partnership, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust, limited liability company or other entity (other than investments in short-term investment securities). With respect to the Cornerstone Other Interests, Cornerstone Partnership owns such interests free and clear of all Liens other than pledges, if any, contained in organizational documents of such Cornerstone Other Interests and given to secure performance thereunder. None of Cornerstone, Cornerstone Partnership, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is in material breach of any provision of any agreement, document or contract which is of a material nature governing its rights in or to the Cornerstone Other Interests, all of which agreements, documents and contracts are (a) listed in Schedule 2.4 to the Cornerstone Disclosure Letter, (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of Cornerstone (as defined herein), the other parties to any such agreement, document or contract which is of a material nature are not in material breach of any of their respective obligations under such agreements, documents or contracts.

     2.5 Authority; Noncontravention; Consents.

     (a) Cornerstone has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite Cornerstone stockholder approval of the Merger Agreement and the Merger and any other matters reasonably and timely requested by any other party to effectuate the transactions contemplated by this Agreement (collectively, the "Cornerstone Stockholder Approvals"), to consummate the transactions contemplated by this Agreement to which Cornerstone is a party. The execution and delivery of this Agreement by Cornerstone and the consummation by Cornerstone of the transactions contemplated by this Agreement to which Cornerstone is a party have been duly authorized by all
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necessary action on the part of Cornerstone, except for and subject to the
Cornerstone Stockholder Approvals and the Cornerstone Partner Approvals. This Agreement has been duly executed and delivered by Cornerstone and constitutes a valid and binding obligation of Cornerstone, enforceable against Cornerstone in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) Cornerstone Partnership has the requisite partnership power and authority to enter into this Agreement and, subject to the requisite Cornerstone Partner Approvals, to consummate the transactions contemplated by this Agreement to which Cornerstone Partnership is a party. The execution and delivery of this Agreement by Cornerstone Partnership and the consummation by Cornerstone Partnership of the transactions contemplated by this Agreement to which Cornerstone Partnership is a party have been duly authorized by all necessary action on the part of Cornerstone Partnership, except for and subject to the Cornerstone Stockholder Approvals and the Cornerstone Partner Approvals. This Agreement has been duly executed and delivered by Cornerstone Partnership and constitutes a valid and binding obligation of Cornerstone Partnership, enforceable against Cornerstone Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (c) Except as set forth in Schedule 2.5(c)(1) to the Cornerstone Disclosure Letter, the execution and delivery of this Agreement by Cornerstone do not, and the consummation of the transactions contemplated by this Agreement to which Cornerstone is a party and compliance by Cornerstone with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to material loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Cornerstone or any Cornerstone Subsidiary under, (i) the Cornerstone Articles or Cornerstone Bylaws or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, merger or other acquisition agreement, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Cornerstone Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Cornerstone or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary in connection with the execution and delivery of this Agreement by Cornerstone or the consummation by Cornerstone of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Joint Proxy Statement (as defined herein), (ii) the acceptance for record of the Maryland Articles of Merger by the Department, (iii) the filing of the Nevada Articles of Merger with the Secretary of State of the State of Nevada, (iv) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(c)(2) to the Cornerstone Disclosure Letter, (B) as may be required under (w) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (x) laws requiring transfer, recordation or gains tax filings, (y) federal, state or local environmental laws or (z) the "blue sky" laws of various states, to the extent applicable or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Cornerstone from performing its obligations under
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this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, a Cornerstone Material Adverse Effect.

     2.6 SEC Documents; Financial Statements; Undisclosed
Liabilities. Cornerstone has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1997 through the date hereof (the "Cornerstone SEC Documents"). Schedule 2.6(a) to the Cornerstone Disclosure Letter contains a complete list of all Cornerstone SEC Documents filed by Cornerstone with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), between January 1, 1997 and the date of this Agreement. All of the Cornerstone SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Cornerstone SEC Documents. None of the Cornerstone SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Cornerstone SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Cornerstone included in the Cornerstone SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Cornerstone and its Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule 2.6(b) to the Cornerstone Disclosure Letter, Cornerstone has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth in the Cornerstone SEC Documents or in
Schedule 2.6(c) to the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Cornerstone or in the notes thereto and which, individually or in the aggregate, would have a Cornerstone Material Adverse Effect.

     2.7 Absence of Certain Changes or Events. Except as disclosed in the Cornerstone SEC Documents or in Schedule 2.7 to the Cornerstone Disclosure Letter, since the date of the most recent audited financial statements included in Cornerstone SEC Documents (the "Cornerstone Financial Statement Date"), Cornerstone, its Subsidiaries and the Cornerstone Non-controlled Subsidiary have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition and disposition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Cornerstone and its Subsidiaries taken as a whole (a "Cornerstone Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Cornerstone Material Adverse Change, (b) except for regular quarterly distributions not in excess of $0.31 per share of Cornerstone Common Stock or Cornerstone OP Unit and except for regular annual distributions not in excess of $1.155 per share of Cornerstone 7% Preferred Stock (or, in each case, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions as necessary to maintain REIT (as defined herein) status), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Cornerstone Common Stock, the Cornerstone OP Units or the Cornerstone 7% Preferred Stock, (c) any split, combination or reclassification of the Cornerstone Common Stock, the Cornerstone OP Units or the Cornerstone 7% Preferred Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Cornerstone or partnership interests in Cornerstone Partnership or any issuance
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of an ownership interest in, any Cornerstone Subsidiary or the Cornerstone
Non-controlled Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Cornerstone Material Adverse Effect, (e) any change in accounting methods, principles or practices by Cornerstone or any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Cornerstone SEC Documents or required by a change in GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Cornerstone and any officer or director of Cornerstone.

     2.8 Litigation. Except as disclosed in the Cornerstone SEC Documents or in
Schedule 2.8 to the Cornerstone Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary (a) which are covered by adequate insurance subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Cornerstone, a Cornerstone Subsidiary or a Cornerstone Non-controlled Subsidiary) or, to the Knowledge of Cornerstone (as hereinafter defined), threatened in writing against or affecting Cornerstone, or any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have a Cornerstone Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 2.8 to the Cornerstone Disclosure Letter sets forth each and every material uninsured claim, equal employment opportunity claim and claim relating to sexual harassment and/or discrimination pending or, to the Knowledge of Cornerstone, threatened as of the date hereof, and (z) no claim has been made under any directors' and officers' liability insurance policy maintained at any time by Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary.

     2.9 Properties.

     (a) Except as provided in Schedule 2.2 or Schedule 2.9(a) to the Cornerstone Disclosure Letter, Cornerstone or the Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary set forth on Schedule 2.2 to the Cornerstone Disclosure Letter owns fee simple title to or holds a leasehold interest in each of the real properties identified in Schedule 2.2 to the Cornerstone Disclosure Letter (the "Cornerstone Properties"), which are all of the real estate properties owned by them, in each case (except for the Permitted Title Exceptions (as defined herein)) free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"). Schedule 2.2 to the Cornerstone Disclosure Letter further identifies which of the Cornerstone Properties are owned in fee simple by Cornerstone or the Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary and which of the Cornerstone Properties are subject to a ground lease. Except as set forth in Schedule 2.2 to the Cornerstone Disclosure Letter, no other Person has any ownership interest in any of the Cornerstone Properties, and any such ownership interest so scheduled does not materially detract from the value of the Cornerstone Subsidiary's or Cornerstone Non-controlled Subsidiary's (as the case may be) interest in, or materially interfere with the present use of, any of the Cornerstone Properties subject thereto or affected thereby. Except as set forth in Schedule 2.9(a) to the Cornerstone Disclosure Letter, none of the Cornerstone Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon. The Cornerstone Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for the following (collectively, the "Permitted Title Exceptions") (i) Property Restrictions and Encumbrances set forth in the Cornerstone Disclosure Letter,
(ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property,

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including zoning regulations, which do not materially adversely affect the current use of any Cornerstone Property, (iii) Property Restrictions and Encumbrances disclosed on existing title reports or policies or existing surveys or subsequently granted by Cornerstone or the Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, which Property Restrictions and Encumbrances, in any event, do not materially detract from the value of, or materially interfere with the present use of, any of the Cornerstone Properties subject thereto or affected thereby and (iv) liens for real estate taxes not yet due and payable, mechanics', carriers', workmen's, repairmen's liens and other Encumbrances and Property Restrictions, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Cornerstone Properties subject thereto or affected thereby. Schedule 2.9(a) to the Cornerstone Disclosure Letter lists each of the Cornerstone Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

     (b) Except as provided in Schedule 2.2 or Schedule 2.9(b) to the Cornerstone Disclosure Letter, valid policies of title insurance or fully-paid and enforceable commitments therefor have been issued insuring the applicable Cornerstone Subsidiary's or Cornerstone Non-controlled Subsidiary's (as the case may be) fee simple title or leasehold estate, as the case may be, to the Cornerstone Properties owned by it in amounts approximately equal to the purchase price therefor paid by such Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary, subject only to the matters disclosed above and in the Cornerstone Disclosure Letter. Such policies are, at the date hereof, in full force and effect. No claim has been made against any such policy.

     (c) Except as provided in Schedule 2.9(c) to the Cornerstone Disclosure Letter, Cornerstone has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Cornerstone Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Cornerstone Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Cornerstone Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of the same which would have a material adverse effect on such Cornerstone Property, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Cornerstone Properties issued by any governmental authority which would have a material adverse effect on such Cornerstone Property, (iii) of any structural defects relating to any Cornerstone Property which would have a material adverse effect on such Cornerstone Property, (iv) of any Cornerstone Property whose building systems are not in working order so as to have a material adverse effect on such Cornerstone Property, or (v) of any physical damage to any Cornerstone Property which would have a material adverse effect on such Cornerstone Property for which there is no insurance in effect covering the cost of the restoration.

     (d) None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Cornerstone Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Cornerstone Properties or by the continued maintenance, operation or use of the parking areas which would have a material adverse effect on such Cornerstone Property. Except as set forth in Schedule 2.9(d) to the Cornerstone Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Cornerstone Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) have been performed, paid or taken, as the case may be, and Cornerstone has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Cornerstone Properties delivered to EOP and EOP Partnership prior to the date hereof

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and other than those which would not reasonably be expected to have a material adverse effect on any of Cornerstone or the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary.

     (e) The rent rolls previously provided by Cornerstone to EOP (the "Cornerstone Rent Roll") list each Cornerstone Space Lease (as defined herein) in effect as of the dates set forth therein, none of which are earlier than December 31, 1999. "Cornerstone Space Lease" means each lease or other right of occupancy affecting or relating to a property in which Cornerstone Partnership (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any ground lease. Cornerstone has made available to EOP true, correct and complete copies of all Cornerstone Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect, all information set forth in the Cornerstone Rent Roll is true, correct and complete as of the date thereof. Except as set forth in a delinquency report made available to EOP, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, on the one hand, nor, to the knowledge of Cornerstone or Cornerstone Partnership, any other party, on the other hand, is in monetary default under any Cornerstone Space Lease, except for such defaults that would not reasonably be expected to have a Cornerstone Material Adverse Effect.

     2.10 Environmental Matters.

     (a) "Environmental Law" shall mean all applicable Laws relating to the protection of human health or safety and natural resources or the environment, including, without limitation, Laws relating to the use, manufacturing, generation, recycling, reuse, sale, storage, handling, transport, treatment or disposal of any Hazardous Materials (including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. sec.sec. 9601 et seq. ("CERCLA")). "Hazardous Materials" shall mean substances, wastes or materials listed, regulated or defined under any Environmental Law, and shall include "hazardous wastes," "hazardous substances," "hazardous materials," petroleum or any fraction thereof, asbestos, lead-paint, urea-formaldehyde, and polychlorinated biphenyls. "Release" shall have the meaning set forth in Section 101 of CERCLA, without regard to the exclusions set forth therein.

     (b) Except as disclosed in the Cornerstone SEC Documents or in Schedule 2.10(a) to the Cornerstone Disclosure Letter,

          (i) none of Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary or, to Cornerstone's Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the Cornerstone Properties and none of Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary has any knowledge of the presence of any Hazardous Materials at, on or under any of the Cornerstone Properties, in each of the foregoing cases, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the Cornerstone Properties) would, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect;

          (ii) except in accordance with the Environmental Permits (as defined herein) there have been no Releases of Hazardous Materials at, on, under or from (A) the Cornerstone Properties or (B) any real property previously owned, operated or leased by Cornerstone, the Cornerstone Subsidiaries, or the Cornerstone Non-controlled Subsidiary (the "Former Cornerstone Properties") during the period of such ownership, operation or tenancy, and none of Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary has any knowledge of any Releases of Hazardous Materials having occurred or presently occurring at, on, under or from the Cornerstone Properties or the Former Cornerstone Properties, which would, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect;

          (iii) Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary have not failed to comply with all Environmental Laws, and none of Cornerstone, any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary has any liability under the

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     Environmental Laws, except to the extent that any such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect; and

          (iv) Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law (collectively, the "Environmental Permits") necessary to operate their businesses as currently operated except where the failure to obtain and maintain such Environmental Permit would not have a material adverse effect on the Cornerstone Property. Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary have timely filed applications for all Environmental Permits. All of the Environmental Permits are transferable and none require consent, notification or other action to remain in full force and effect following consummation of the transactions contemplated hereby.

     (c) Cornerstone has previously delivered or made available to EOP complete copies of all material information, documents and reports, including, without limitation, environmental investigations and testing or analysis that are in the possession or control of any of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary and which relate to compliance with Environmental Laws by any of them or to the past or current environmental condition of the Cornerstone Properties.

     2.11 Related Party Transactions. Set forth in Schedule 2.11 to the Cornerstone Disclosure Letter is a list of all material arrangements, agreements and contracts entered into by Cornerstone, any Cornerstone Subsidiary and the Cornerstone Non-controlled Subsidiary with (a) any investment banker or financial advisor, (b) any person who is an officer, director or Affiliate (as defined herein) of Cornerstone or any Subsidiary or the Cornerstone Non-controlled Subsidiary, any relative of any of the foregoing or any entity of which any of the foregoing is an Affiliate or (c) any person who acquired Cornerstone Common Stock, Cornerstone OP Units or Cornerstone 7% Preferred Stock in a private placement, in each case which remain in effect and are not otherwise disclosed in the SEC Documents. Such documents, copies of all of which have previously been delivered or made available to EOP, are listed in Schedule
2.11 to the Cornerstone Disclosure Letter. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

     2.12 Employee Benefits. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral,
(i) sponsored or maintained by Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary (each, a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee Plan). Each Employee Plan is listed on
Schedule 2.12 to the Cornerstone Disclosure Letter. Except as disclosed in
Schedule 2.12 to the Cornerstone Disclosure Letter, with respect to the Employee
Plans:

     (a) No Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

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     (b) Each Employee Plan complies in all material respects with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and, to the Knowledge of Cornerstone, each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS stating that such Plan meets the requirements of Section 401(a) of the Code and that the trust associated with such Plan is tax-exempt under Section 501(a) of the Code and, to the Knowledge of Cornerstone, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed, are pending or, to the Knowledge of Cornerstone, threatened with respect to any Employee Plan and, to the Knowledge of Cornerstone, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Pension Plan. Without limiting the foregoing, the following are true with respect to each Employee Plan:

          (i) all Controlled Group Members have complied in all material respects with the reporting and disclosure requirements of ERISA, the Code, or both, with respect to each Employee Plan and no Controlled Group Member has incurred any material liability in connection with such reporting or disclosure;

          (ii) all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

          (iii) with respect to each such Employee Plan, to the extent applicable, Cornerstone has delivered to or has made available to EOP true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan.

     (c) With respect to each Employee Plan, to the Knowledge of Cornerstone, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject Cornerstone or any Controlled Group Member to material liability.

     (d) No Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Title IV of ERISA. No Employee Plan subject to Code Section 412 or Title IV of ERISA has been terminated.

     (e) With respect to each Pension Plan maintained by any Controlled Group Member, such Plan provides the Plan Sponsor the authority to amend or terminate the Plan at any time, subject to applicable requirements of ERISA and the Code.

     2.13 Employee Policies. The employee handbooks of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary currently in effect are attached as Schedule 2.13 to the Cornerstone Disclosure Letter and fairly and accurately summarize all material employee policies, vacation policies and payroll policies.

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     2.14 Taxes.

     (a) Each of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, (B) has paid (or Cornerstone has paid on its behalf) all Taxes (as defined herein) shown on such returns and reports as required to be paid by it, and (C) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns and reports or failure to pay such Taxes or failure to comply with such withholding requirements would not reasonably be expected to have a Cornerstone Material Adverse Effect. The most recent audited financial statements contained in the Cornerstone SEC Documents reflect an adequate reserve for all material Taxes payable by Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary for all taxable periods and portions thereof through the date of such financial statements. Since the Cornerstone Financial Statement Date, Cornerstone has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in
Section 857(b)(6) of the Code, and none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon Cornerstone, any Cornerstone Subsidiary, or the Cornerstone Non-controlled Subsidiary. None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to Cornerstone's Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of Cornerstone, any Cornerstone Subsidiary, or the Cornerstone Non-controlled Subsidiary is being considered by any Tax authority. To the Knowledge of Cornerstone, no deficiencies for any Taxes have been proposed, asserted or assessed against Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all taxes, charges, fees, levies and other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding (including, without limitation, dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the
Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to any such taxes, charges, fees, levies or other assessments.

     (b) Cornerstone (i) for all taxable years for which the Internal Revenue Service could assert a tax liability, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all such years, (ii) has operated since December 31, 1999 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending on the earlier of December 31, 2000 or the Closing Date and, if later, for the taxable year of Cornerstone ending on the Closing Date, and
(iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Cornerstone's Knowledge, no such challenge is pending or threatened. Each Cornerstone Subsidiary which is a partnership, joint venture or limited liability company
(i) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Cornerstone of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Cornerstone to violate Section
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856(c)(4) of the Code. Cornerstone Partnership is not a publicly-traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each Cornerstone Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. Neither Cornerstone nor any Cornerstone Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. sec.1.337(d)-5T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

     2.15 No Payments to Employees, Officers or Directors. Schedule 2.15 to the Cornerstone Disclosure Letter contains a true and complete list of all arrangements, agreements or plans pursuant to which cash and non-cash payments which will become payable (and the maximum aggregate amount which may be payable thereunder) to each employee, officer or director of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary as a result of the Merger or a termination of service subsequent to the consummation of the Merger. Except as described in Schedule 2.15 to the Cornerstone Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary. There is no agreement or arrangement with any employee, officer or other service provider under which Cornerstone, any Cornerstone Subsidiary or any Cornerstone Non-controlled Subsidiary has agreed to pay any tax that might be owed under Section 4999 of the Code with respect to payments to such individuals.

     2.16 Broker; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Lazard Freres & Co. L.L.C. the fees and expenses of which are described in the engagement letter dated January 28, 2000, between Lazard Freres & Co. L.L.C. and Cornerstone, a true, correct and complete copy of which has previously been given to EOP, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Cornerstone or any Cornerstone Subsidiary.

     2.17 Compliance with Laws. None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not reasonably be expected to have a Cornerstone Material Adverse Effect.

     2.18 Contracts; Debt Instruments.

     (a) None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has received a written notice that it is in violation of or in default under (nor to the Knowledge of Cornerstone does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Cornerstone does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not reasonably be expected to have a Cornerstone Material Adverse Effect.

     (b) Except for any of the following expressly identified in Cornerstone SEC Documents, Schedule 2.18(b) to the Cornerstone Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness (as defined herein) of Cornerstone, the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary, other than Indebtedness payable to Cornerstone, a Cornerstone Subsidiary or a Cornerstone Non-controlled Subsidiary, is outstanding or may be incurred. For purposes of this Section 2.18, "Indebtedness" shall mean (i) indebtedness for borrowed money, whether secured or unsecured,
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(ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other person.

     (c) To the extent not set forth in response to the requirements of Section 2.18(b), Schedule 2.18(c) to the Cornerstone Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party or an obligor with respect thereto.

     (d) Except as set forth in Schedule 2.18(d) of the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Cornerstone Properties.

     (e) Except as set forth in Schedule 2.18(e) to the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party to any agreement relating to the management of any Cornerstone Property by any Person other than Cornerstone, a Cornerstone Subsidiary or a Cornerstone Non-controlled Subsidiary.

     (f) None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party to any agreement pursuant to which Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary manages or provides services with respect to any real properties other than Cornerstone Properties, except for the agreements described in
Schedule 2.18(f) to the Cornerstone Disclosure Letter.

     (g) Cornerstone has delivered to EOP prior to the date of this Agreement a true and complete capital budget for the year 2000 relating to budgeted capital improvements and development. Schedule 2.18(g) to the Cornerstone Disclosure Letter lists all material agreements entered into by Cornerstone, each of the Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary relating to the development or construction of, or additions or expansions to, any Cornerstone Real Properties (or any properties with respect to which Cornerstone has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which Cornerstone or any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary currently has, or expects to incur, an obligation in excess of $250,000 in the aggregate. True, correct and complete copies of such agreements have previously been delivered or made available to EOP.

     (h) Schedule 2.18(h) to the Cornerstone Disclosure Letter lists all agreements entered into by Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary providing for the sale of, or option to sell, any Cornerstone Properties or the purchase of, or option to purchase, by Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate which are currently in effect.

     (i) Except as set forth in Schedule 2.18(i) to the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has any material continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Cornerstone, any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary or (B) to pay any additional purchase price for any of the Cornerstone Properties.

     (j) Except as set forth in Schedule 2.18(j) to the Cornerstone Disclosure Letter, none of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements." As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise
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might have been recognized upon a transfer of property to the Cornerstone
Partnership or any other Cornerstone Subsidiary that is treated as a partnership for federal income tax purposes, and that (i) prohibits or restricts in any manner the disposition of any assets of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, (ii) requires that Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Cornerstone Properties, or (iii) requires that Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of Cornerstone or a Cornerstone Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of Cornerstone or any Cornerstone Subsidiary under Section 752 of the Code. None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is in violation of or in default under any Tax Protection Agreement.

     (k) Except as set forth in Schedule 2.18(k) to the Cornerstone Disclosure Letter and for the Confidentiality Agreement, dated January 13, 2000 between Cornerstone and EOP (the "Confidentiality Agreement") and other confidentiality agreements entered into in the ordinary course of business, neither Cornerstone nor any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is a party to any confidentiality, standstill, lock-up or voting agreement.

     2.19 Opinion of Financial Advisor. Cornerstone has received the written opinion of Lazard Freres & Co. L.L.C. Cornerstone's financial advisor, to the effect that the proposed consideration to be received by the holders of Cornerstone Common Stock is fair to such holders from a financial point of view.

     2.20 State Takeover Statutes. Cornerstone has taken all action necessary to exempt the transactions contemplated by this Agreement between EOP and Cornerstone and its Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the laws of the State of Nevada and the State of Delaware or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

     2.21 Investment Company Act of 1940. None of Cornerstone, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     2.22 Definition of "Knowledge of Cornerstone". As used in this Agreement, the phrase "Knowledge of Cornerstone" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 2.22 to the Cornerstone Disclosure Letter.

     2.23 Required Stockholder Approvals and Partner Approvals. The affirmative vote of the holders of at least a majority of the outstanding Cornerstone Common Stock and the holders of at least a majority of the outstanding Cornerstone 7% Preferred Stock are the only votes of the holders of any class or series of Cornerstone capital stock necessary or required under this Agreement or under applicable law to approve the Merger and this Agreement. The approval of Cornerstone and the affirmative vote of at least a majority of all Cornerstone limited partner interests entitled to be cast, voting in accordance with the Cornerstone Partnership Agreement, is the only vote of the holders of any class or series of Cornerstone Partnership's partnership interests necessary or required under this Agreement or under applicable law to approve the Merger, the withdrawal of Cornerstone as general partner and the Partnership Merger.

                                   ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF EOP AND EOP PARTNERSHIP

     Except as set forth in the EOP SEC Documents (as defined herein) or in the letter of even date herewith signed by the President or an Executive Vice President of EOP and delivered to Cornerstone

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prior to the execution hereof (the "EOP Disclosure Letter"), EOP and EOP
Partnership represent and warrant to Cornerstone and Cornerstone Partnership as follows:

     3.1 Organization, Standing and Power of EOP. EOP is a real estate investment trust duly organized, validly existing and in good standing under the laws of Maryland and has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. EOP is duly qualified or licensed to do business as a foreign trust and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the business, properties, assets, financial condition or results of operations of EOP and the Subsidiaries of EOP (collectively, "EOP Subsidiaries"), taken as a whole (an "EOP Material Adverse Effect"). EOP has delivered to Cornerstone complete and correct copies of the EOP Declaration of Trust (as the same is proposed to be modified by each of the Proposed EOP Charter Amendments (as defined herein)) and the EOP Bylaws, as amended or supplemented to the date of this Agreement.

     3.2 EOP Subsidiaries.

     (a) Schedule 3.2(a) to the EOP Disclosure Letter sets forth (i) each EOP Subsidiary and each entity in which EOP holds non-voting equity securities (but no voting equity securities) (collectively, the "EOP Non-controlled Subsidiaries"), (ii) the ownership interest therein of EOP, (iii) if not wholly owned by EOP, the identity and ownership interest of each of the other owners of such EOP Subsidiary, (iv) each office property and other commercial property owned by such Subsidiary, and (v) if not wholly owned by such Subsidiary, the identity and ownership interest of each of the other owners of such property.

     (b) Except as set forth in Schedule 3.2(b) to the EOP Disclosure Letter,
(i) all the outstanding shares of capital stock of each EOP Subsidiary and each EOP Non-controlled Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by EOP or by another EOP Subsidiary and (C) owned free and clear of all Liens and (ii) all equity interests in each EOP Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by EOP, by another EOP Subsidiary or by EOP and another EOP Subsidiary are owned free and clear of all Liens other than pledges, if any, contained in organizational documents of such EOP Subsidiary and given to secure performance thereunder. Each EOP Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each EOP Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each EOP Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect. Complete and correct copies of the Articles of Incorporation, Bylaws, organization documents and partnership, joint venture and operating agreements of each EOP Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Cornerstone. No effective amendment has been made to the EOP Partnership Agreement since January 31, 2000.

     3.3 Capital Structure.

     (a) The authorized shares of beneficial interest of EOP consist of 750,000,000 EOP Common Shares, 248,812,828 of which were issued and outstanding as of January 31, 2000, and 100,000,000 preferred shares of beneficial interest, 18,562,900 of which were issued or outstanding as of January 31, 2000 (collectively, the "EOP Preferred Shares").

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

     (b) Set forth in Schedule 3.3(b) to the EOP Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase EOP's shares of beneficial interest granted under the Employee Share Option and Restricted Share Plan or any other formal or informal arrangement (collectively, the "EOP Options"); and (ii) all other warrants or other rights to acquire EOP's shares of beneficial interest, all share appreciation rights, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement. Schedule 3.3(b) to the EOP Disclosure Letter sets forth the EOP Options granted to EOP's Chief Executive Officer and four other most highly compensated officers, the date of each grant, the status of each EOP Option as qualified or nonqualified under Section 422 of the Code, the number of EOP Common Shares subject to each EOP Option, the number and type of EOP's Common Shares subject to EOP Options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to share appreciation rights. On the date of this Agreement, except as set forth in this Section 3.3 or in Schedule 3.3(b) to the EOP Disclosure Letter, no shares of beneficial interest of EOP were outstanding or reserved for issuance (except for EOP Common Shares reserved for issuance upon redemption of EOP OP Units).

     (c) All outstanding shares of beneficial interest of EOP are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of EOP having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of EOP may vote.

     (d) Except (i) as set forth in this Section 3.3 or in Schedule 3.3(d) to the EOP Disclosure Letter and (ii) EOP OP Units, which may be redeemed for EOP Common Shares, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which EOP or any EOP Subsidiary is a party or by which such entity is bound, obligating EOP or any EOP Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of beneficial interest, voting securities or other ownership interests of EOP or any EOP Subsidiary or obligating EOP or any EOP Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to EOP or an EOP Subsidiary).

     (e) As of January 31, 2000, 282,476,889 EOP OP Units, 8,000,000 8.98%
Series A Preferred Units of Limited Partnership Interest, 6,000,000 5.25% Series B Preferred Units of Limited Partnership Interest, and 4,562,900 8 5/8% Series C Preferred Units of Limited Partnership Interest (collectively, the "EOP Preferred Units") are validly issued and outstanding, fully paid and nonassessable and not subject to preemptive rights, of which 248,812,828 EOP OP Units and all of the EOP Preferred Units are owned by EOP and EOP Subsidiaries.
Schedule 3.3(e) to the EOP Disclosure Schedule sets forth the name of each holder of EOP OP Units and the number of EOP OP Units owned by each such holder as of the date of this Agreement. The EOP OP Units and EOP Preferred Units are subject to no restrictions except as set forth in the EOP Partnership Agreement. EOP Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in EOP Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in EOP Partnership.

     (f) All dividends on EOP Common Shares and all distributions on EOP OP Units and EOP Preferred Units, which have been declared prior to the date of this Agreement have been paid in full, except that the dividends payable on EOP Common Shares (along with the corresponding distributions payable on EOP OP Units) which were declared on February 1, 2000 and are payable on April 14, 2000 have not yet been paid.

     (g) The EOP Common Shares and the EOP Preferred Shares to be issued by EOP, and the EOP OP Units to be issued by the EOP Partnership pursuant to this Agreement have been duly authorized for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable.

     3.4 Other Interests. Except for interests in the EOP Subsidiaries and certain other entities as set forth in Schedule 3.2(a), 3.2(b) or 3.4(a) to the EOP Disclosure Letter (the "EOP Other Interests"), neither

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EOP nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities). With respect to such other interests, EOP or EOP Partnership is a partner or shareholder in good standing, and owns such interests free and clear of all Liens other than pledges, if any, contained in organizational documents of such EOP Other Interests and given to secure performance. Neither EOP nor any of the EOP Subsidiaries is in breach of any provision of any agreement, document or contract governing its rights in or to the interests owned or held by it, all of which agreements, documents and contracts are (a) listed in Schedule 3.4(b) to the EOP Disclosure Letter (or disclosed in the EOP SEC Documents (as defined herein)), (b) unmodified except as described therein and (c) in full force and effect. To the Knowledge of EOP (as defined herein), the other parties to any such agreement, document or contract which is of a material nature are not in breach of any of their respective obligations under such agreements, documents or contracts.

     3.5 Authority; Noncontravention; Consents.

     (a) EOP has the requisite power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Merger (the "EOP Shareholder Approvals" and, together with the Cornerstone Stockholder Approvals, the "Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which EOP is a party. The execution and delivery of this Agreement by EOP and the consummation by EOP of the transactions contemplated by this Agreement to which EOP is a party have been duly authorized by all necessary action on the part of EOP, except for and subject to the EOP Shareholder Approvals and the requisite approval, if any is required, of the partners of EOP Partnership. This Agreement has been duly executed and delivered by EOP and constitutes a valid and binding obligation of EOP, enforceable against EOP in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (b) EOP Partnership has the requisite partnership power and, subject to the requisite partner approval of the Partnership Merger (if any), authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which EOP Partnership is a party. The execution and delivery of this Agreement by EOP Partnership and the consummation by EOP Partnership of the transactions contemplated by this Agreement to which EOP Partnership is a party have been duly authorized by all necessary action on the part of EOP Partnership, except for and subject to the EOP Partnership Approvals. This Agreement has been duly executed and delivered by EOP Partnership and constitutes a valid and binding obligation of EOP Partnership, enforceable against EOP Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     (c) Except as set forth in Schedule 3.5(c)(1) to the EOP Disclosure Letter, the execution and delivery of this Agreement by EOP and EOP Partnership do not, and the consummation of the transactions contemplated by this Agreement to which EOP or EOP Partnership is a party and compliance by EOP or EOP Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of EOP or any EOP Subsidiary under, (i) the EOP Declaration of Trust or the EOP Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any other EOP Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to EOP or any EOP Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to EOP or any EOP Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or
(iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) reasonably be expected to have an EOP Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this
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Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to EOP or any EOP Subsidiary in connection with the execution and delivery of this Agreement or the consummation by EOP of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Form S-4 (as defined herein) and (y) such reports under Section 13 (a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Articles of Merger by the Department, (iii) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, (iv) such filings as may be required in connection with the payment of any transfer and gains taxes and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5(c)(2) to the EOP Disclosure Letter or (B) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent EOP from performing its obligations under this Agreement in any material respect or reasonably be expected to have, individually or in the aggregate, an EOP Material Adverse Effect.

     3.6 SEC Documents; Financial Statements; Undisclosed Liabilities. EOP and EOP Partnership have filed all required reports, schedules, forms, statements and other documents with the SEC since July 8, 1997 and November 19, 1997, respectively, through the date hereof (the "EOP SEC Documents"). Schedule 3.6(a) to the EOP Disclosure Letter contains a complete list of all EOP SEC Documents filed by EOP and EOP Partnership with the SEC under the Exchange Act on or prior to the date of this Agreement. All of the EOP SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such EOP SEC Documents. None of the EOP SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later EOP SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of EOP and the EOP Subsidiaries included in the EOP SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of EOP and the EOP Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth in the EOP SEC Documents or in Schedule 3.6(b) to the EOP Disclosure Letter, neither EOP nor any EOP Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of EOP or in the notes thereto and which, individually or in the aggregate, would reasonably be expected to have an EOP Material Adverse Effect.

     3.7 Absence of Certain Changes or Events. Except as disclosed in the EOP SEC Documents or in Schedule 3.7 to the EOP Disclosure Letter, since the date of the most recent audited financial statements included in the EOP SEC Documents (the "EOP Financial Statement Date"), EOP and the EOP Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of EOP and the EOP Subsidiaries taken as a whole (a "EOP Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in an EOP Material Adverse Change, (b) except for regular quarterly distributions not in excess of $0.42 per EOP Common
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Share or EOP OP Unit or the stated distribution rate for each EOP Preferred
Share or EOP Preferred Unit, subject to rounding adjustments as necessary and with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to EOP Common Shares, EOP OP Units, EOP Preferred Shares or EOP Preferred Units, (c) any split, combination or reclassification of any of EOP's shares of beneficial interest, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would reasonably be expected to have an EOP Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by EOP or any EOP Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the EOP SEC Documents or required by a change in GAAP.

     3.8 Litigation. Except as disclosed in the EOP SEC Documents or in Schedule
3.8 to the EOP Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of EOP and the EOP Subsidiaries (a) which are covered by adequate insurance subject to a reasonable deductible or retention limit or (b) for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no suit, action or proceeding pending (in which service of process has been received by an employee of EOP or an EOP Subsidiary) or, to the Knowledge of EOP (as defined herein), threatened in writing against or affecting EOP or any EOP Subsidiary that, individually or in the aggregate, would reasonably be expected to (i) have an EOP Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EOP or any EOP Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     3.9 Properties.

     (a) Except as set forth in Schedule 3.9(a) to the EOP Disclosure Letter, EOP or one of the EOP Subsidiaries owns fee simple title to each of the real properties listed in the EOP SEC Filings as owned by it (the "EOP Properties"), except where the failure to own such title would not have an EOP Material Adverse Effect.

     (b) The EOP Properties are not subject to any Encumbrances or Property Restrictions which reasonably could be expected to cause an EOP Material Adverse Effect.

     (c) Valid policies of title insurance or fully-paid and enforceable commitments therefor have been issued insuring EOP's or the applicable EOP Subsidiary's fee simple title or leasehold estate, as the case may be, to the EOP Properties in amounts which are, except in the case of San Felipe Plaza, at least equal to the purchase price thereof paid by EOP or the applicable EOP Subsidiaries therefor, except where the failure to obtain such title insurance would not reasonably be expected to have an EOP Material Adverse Effect.

     (d) EOP has no Knowledge (i) that it has failed to obtain a certificate, permit or license from any governmental authority having jurisdiction over any of the EOP Properties where such failure would reasonably be expected to have an EOP Material Adverse Effect or of any pending threat of modification or cancellation of any of the same which would reasonably be expected to have an EOP Material Adverse Effect, (ii) of any written notice of any violation of any federal, state or municipal law, ordinance, order, rule, regulation or requirement affecting any of the EOP Properties issued by any governmental authorities which would reasonably be expected to have an EOP Material Adverse Effect or (iii) of any structural defects relating to EOP Properties, EOP Properties whose building systems are not in working order, physical damage to any EOP Property for which there is no insurance in effect covering the cost of restoration, any current renovation or uninsured restoration, except such structural defects, building systems not in working order, physical damage, renovation and restoration which, in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect.

     (e) Except as set forth in Schedule 3.9(e) to the EOP Disclosure Letter, neither EOP nor any of the EOP Subsidiaries has received any written or published notice to the effect that (i) any condemnation or

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rezoning proceedings are pending or threatened with respect to any of the EOP
Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the EOP Properties or by the continued maintenance, operation or use of the parking areas, other than such notices which, in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect.

     (f) Except as set forth on Schedule 3.9(f) to the EOP Disclosure Letter, all work to be performed, payments to be made and actions to be taken by EOP or the EOP Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or similar action relating to any EOP Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation), has been performed, paid or taken, as the case may be, except where the failure to do so would, in the aggregate, not reasonably be expected to have an EOP Material Adverse Effect, and EOP has no Knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

     (g) The rent roll previously provided by EOP to Cornerstone (the "EOP Rent Roll") lists each EOP Space Lease (as defined herein) in effect as of the respective dates indicated in the EOP Rent Roll. "EOP Space Lease" means each lease or other right of occupancy affecting or relating to a property in which EOP Partnership (or an entity in which it directly or indirectly has an interest) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any ground lease. EOP has made available to Cornerstone true, correct and complete copies of all EOP Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof. Except for discrepancies that, either individually or in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect, all information set forth in the EOP Rent Roll is true, correct, and complete as of the date thereof. Except as set forth in a delinquency report made available to Cornerstone, neither EOP nor any EOP Subsidiary, on the one hand, nor, to the Knowledge of EOP or EOP Partnership, any other party, on the other hand, is in monetary default under any EOP Space Lease, except for such defaults that would not reasonably be expected to have an EOP Material Adverse Effect.

     3.10 Environmental Matters.

     Except as disclosed in the EOP SEC Documents,

     (i) none of EOP, any of the EOP Subsidiaries or, to EOP's Knowledge, any other Person has caused or permitted the presence of any Hazardous Materials at, on or under any of the EOP Properties, such that the presence of such Hazardous Materials (including the presence of asbestos in any buildings or improvements at the EOP Properties) would, individually or in the aggregate, reasonably be expected to have an EOP Material Adverse Effect;

     (ii) except in accordance with the Environmental Permits, there have been no Releases of Hazardous Materials at, on, under or from (A) the EOP Properties, or (B) any real property formerly owned, operated or leased by EOP or the EOP Subsidiaries during the period of such ownership, operation or tenancy, which would, individually or in the aggregate, reasonably be expected to have an EOP Material Adverse Effect;

     (iii) EOP and the EOP Subsidiaries have not failed to comply in any material respect with all Environmental Laws, and neither EOP nor any of the EOP Subsidiaries has any liability under the Environmental Laws, except to the extent such failure to comply or any such liability, individually or in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect; and

     (iv) EOP and the EOP Subsidiaries have been duly issued, and currently have and will maintain through the Closing Date, all Environmental Permits except where the failure to obtain and maintain such Environmental Permits would not have a material adverse effect on the EOP Property necessary to operate their businesses as currently operated. EOP and the EOP Subsidiaries have timely filed applications for all Environmental Permits.

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     3.11 Taxes.

     (a) Each of EOP and the EOP Subsidiaries (i) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all material respects,
(ii) has paid (or EOP has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it and (iii) has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 3121, and 3402 of the Code or similar provisions under any foreign laws) and has, within the time period prescribed by law, withheld and paid over to the proper governmental entities all amounts required to be so withheld and paid over under applicable laws and regulations, except, with respect to all of the foregoing, where the failure to file such tax returns or reports or failure to pay such Taxes or failure to comply with such requirements would not reasonably be expected to have an EOP Material Adverse Effect. The most recent audited financial statements contained in the EOP SEC Documents reflect an adequate reserve for all material Taxes payable by EOP and the EOP Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the EOP Financial Statement Date, EOP has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither EOP nor any EOP Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon EOP or any EOP Subsidiary. Neither EOP nor any EOP Subsidiary is the subject of any audit, examination, or other proceeding in respect of federal income Taxes, and to EOP's Knowledge, no audit, examination or other proceeding in respect of federal income Taxes involving any of EOP or any EOP Subsidiary is being considered by any Tax authority. To the Knowledge of EOP, no deficiencies for any Taxes have been proposed, asserted or assessed against EOP or any of the EOP Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

     (b) EOP (i) for all taxable years commencing with 1997, which is the first year of EOP's existence for federal income tax purposes, through December 31, 1999, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (ii) has operated since December 31, 1999 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to EOP's Knowledge, no such challenge is pending or threatened. BeaMetFed, Inc. ("BeaMet") (i) for all taxable years commencing with 1997 through December 31, 1999 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has qualified as a REIT for all such years, (ii) has operated since December 31, 1999 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to EOP's Knowledge, no such challenge is pending or threatened. Each EOP Subsidiary which is a partnership, joint venture or limited liability company (i) has been treated since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by EOP of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause EOP to violate Section 856(c)(4) of the Code. EOP Partnership is not a publicly-traded partnership within the meaning of Section 7704(b) of the Code that is taxable as a corporation pursuant to Section 7704(a) of the Code. Each EOP Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under
Section 856(i) of the Code. Except as set forth in Schedule 3.11 to the EOP Disclosure Letter, neither EOP nor any EOP Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. sec.1.337(d)-5T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.
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     (c) To EOP's knowledge, as of the date hereof, EOP is a
"domestically-controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code.

     3.12 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than J.P. Morgan & Co. Incorporated, the fees and expenses of which will be paid by EOP and are described in the engagement letters between J.P. Morgan & Co. Incorporated and EOP, a true, correct and complete copy of which has previously been given to Cornerstone, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of EOP or any EOP Subsidiary.

     3.13 Compliance with Laws. Neither EOP nor any of the EOP Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except to the extent that such violation or failure would not reasonably be expected to have an EOP Material Adverse Effect.

     3.14 Contracts; Debt Instruments. Neither EOP nor any EOP Subsidiary has received a written notice that EOP or any EOP Subsidiary is in violation of or in default under (nor to the Knowledge of EOP does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of EOP does such a violation or default exist, except to the extent such violation or default, individually or in the aggregate, would not reasonably be expected to have an EOP Material Adverse Effect, except as set forth in the EOP SEC Documents or in Schedule 3.14 to the EOP Disclosure Letter.

     3.15 Opinion of Financial Advisor. EOP has received the opinion of J.P. Morgan & Co. Incorporated, EOP's financial advisor, to the effect that the consideration to be paid by EOP in connection with the Merger is fair, from a financial point of view, to EOP.

     3.16 State Takeover Statutes. EOP has taken all action necessary to exempt transactions between EOP and Cornerstone and its Affiliates from the operation of Takeover Statutes.

     3.17 Investment Company Act of 1940. Neither EOP nor any of the EOP Subsidiaries is, or at the Effective Time will be, required to be registered under the 1940 Act.

     3.18 Definition of "Knowledge of EOP". As used in this Agreement, the phrase "Knowledge of EOP" (or words of similar import) means the actual knowledge of those individuals identified in Schedule 3.19 to the EOP Disclosure Letter.

     3.19 Required Shareholder Approvals and Partner Approvals. The affirmative vote of the holders of not less than a majority of all votes entitled to be cast by holders of EOP Common Shares, and the affirmative vote of the partners of EOP Partnership holding at least a majority of the outstanding EOP Partnership interests (including partnership interests held by EOP), are the only votes of the holders of any class or series of EOP capital shares necessary or required under this Agreement or under applicable law to approve the Merger and this Agreement. The approval of the Partnership Merger by EOP is the only vote necessary or required under this Agreement or under applicable law to approve the Partnership Merger and this Agreement.

                                   ARTICLE 4

                                   COVENANTS

     4.1 Conduct of Cornerstone's and Cornerstone Partnership's Business Pending Merger. During the period from the date of this Agreement to the Effective Times, except as consented to in writing by EOP or as expressly provided for in this Agreement, Cornerstone and Cornerstone Partnership shall, and shall cause (or, in the case of Cornerstone Subsidiaries and the Cornerstone Non-controlled Subsidiary that

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Cornerstone or Cornerstone Partnership do not control, shall use commercially reasonable efforts to cause) each of the Cornerstone Subsidiaries and Cornerstone Non-controlled Subsidiary to:

     (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

     (b) preserve intact its business organizations and goodwill and use commercially reasonable efforts to keep available the services of its officers and employees;

     (c) confer on a regular basis with one or more representatives of EOP to report operational matters of materiality and, subject to Section 4.3, any proposals to engage in material transactions;

     (d) promptly notify EOP of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

     (e) promptly deliver to EOP true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

     (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Cornerstone Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

     (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Cornerstone notifies EOP that it is availing itself of such extensions and provided such extensions do not adversely affect Cornerstone's status as a qualified REIT under the Code;

     (h) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve Cornerstone's status as a REIT or the status of any Cornerstone Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

     (i) not (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property or, except as permitted in a budget approved in writing by EOP, other transaction (other than Commitments referred to in Schedule 4.1(i) to the Cornerstone Disclosure Letter) involving in excess of $100,000, encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its office property business, including leasing activities pursuant to EOP-approved guidelines (B) incur or enter into any Commitment to incur additional indebtedness (secured or unsecured) except for working capital under its revolving line(s) of credit and Commitments for indebtedness described on
Schedule 4.1(i) to the Cornerstone Disclosure Letter or (C) modify, amend or terminate, or enter into any Commitment to modify, amend or terminate, any indebtedness (secured or unsecured) in existence as of the date hereof;

     (j) not amend the Cornerstone Articles or the Cornerstone Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Cornerstone Subsidiary or Cornerstone Non-controlled Subsidiary;

     (k) make no change in the number of shares of capital stock or units of limited partnership interest issued and outstanding, other than pursuant to (i) the exercise of options disclosed in Schedule 2.3 to the Cornerstone Disclosure Letter, (ii) the conversion of the Cornerstone 7% Preferred Stock or the Cornerstone Convertible Promissory Note if required by their terms, (iii) the redemption of Cornerstone OP Units under existing contracts described on
Schedule 2.18, (iv) the redemption of Cornerstone OP Units pursuant to Section
1.1 of this Agreement, (v) the redemption of Cornerstone OP Units under the

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Cornerstone Partnership Agreement solely for shares of Cornerstone Common Stock, or (vi) Cornerstone OP Units issuable upon the exercise of the First and Howard option;

     (l) grant no options or other right or commitment relating to its shares of capital stock or units of limited partnership interest or any security convertible into its shares of capital stock or units of limited partnership interest, or any security the value of which is measured by shares of beneficial interest, or any security subordinated to the claim of its general creditors and, other than or pursuant to Section 5.8(c) or (d) of this Agreement, not amend or waive any rights under any of the Cornerstone Stock Options or Cornerstone Stock Rights;

     (m) except as provided in Section 5.10 and in connection with the use of Cornerstone Common Stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Cornerstone Common Stock, Cornerstone 7% Preferred Stock or Cornerstone OP Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock or units of partnership interest of Cornerstone, except for (A) deemed transfers of Cornerstone excess shares required under Article 8 of the Cornerstone Articles in order to preserve the status of Cornerstone as a REIT under the Code or Article 9 of the Cornerstone Articles, and (B) redemptions of Cornerstone OP Units, whether or not outstanding on the date of this Agreement, under the Cornerstone Partnership Agreement in which solely Cornerstone Common Stock is utilized;

     (n) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Cornerstone Properties, except in connection with a transaction that is permitted by Section 4.1(i), that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule 2.18 to the Cornerstone Disclosure Letter or in connection with a transaction that is permitted by the leasing guidelines set forth on Schedule 4.1(n) to the Cornerstone Disclosure Letter;

     (o) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in the ordinary course of business and is not material, individually or in the aggregate;

     (p) not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary in existence on the date hereof and ordinary course expense advances to employees and except in connection with a transaction permitted by Section 4.1(i), and not enter into any new, or amend or supplement any existing, contract, lease or other agreement with the Cornerstone Non-controlled Subsidiary;

     (q) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to EOP or incurred in the ordinary course of business consistent with past practice;

     (r) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

     (s) except as disclosed in Schedule 4.1(s) of the Cornerstone Disclosure Letter, not enter into any Commitment with any officer, director or Affiliate of Cornerstone or any of the Cornerstone Subsidiaries or the Cornerstone Non-controlled Subsidiary or any material Commitment with any consultant;

     (t) except as disclosed in Schedule 4.1(t) of the Cornerstone Disclosure Letter, not increase any compensation or enter into or amend any employment agreement described in Schedule 2.18 to the

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Cornerstone Disclosure Letter with any of its officers, directors or employees earning more than $100,000 per annum, other than as required by any contract or Plan or in accordance with waivers by employees of benefits under such agreements;

     (u) not adopt any new employee benefit plan or amend any existing plans or rights;

     (v) not settle any stockholder derivative or class action claims arising out of or in connection with any of the transactions contemplated by this Agreement;

     (w) not change the ownership of any of its Subsidiaries or the Cornerstone Non-controlled Subsidiary, except changes which arise as a result of the acquisition of Cornerstone OP Units in exchange for Cornerstone Common Stock pursuant to exercise of the Cornerstone OP Unit redemption right under Section
8.6 of the Cornerstone Partnership Agreement;

     (x) not accept a promissory note in payment of the exercise price payable under any option to purchase shares of Cornerstone Common Stock;

     (y) not enter into any Tax Protection Agreement;

     (z) not settle or compromise any material federal, state, local or foreign tax liability; and

     (aa) not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

     4.2 Conduct of EOP's and EOP Partnership's Business Pending Merger. During the period from the date of this Agreement to the Effective Times, except as consented to in writing by Cornerstone or as expressly provided for in this Agreement, EOP and EOP Partnership shall, and shall cause (or, in the case of Cornerstone Subsidiaries that Cornerstone or Cornerstone Partnership do not control, shall use commercially reasonable efforts to cause) each of the EOP Subsidiaries to:

     (a) preserve intact its business organizations and goodwill and use commercially reasonable efforts to keep available the services of its officers and employees;

     (b) confer on a regular basis with one or more representatives of Cornerstone to report operational matters of materiality which would reasonably be expected to have an EOP Material Adverse Effect;

     (c) promptly notify Cornerstone of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

     (d) promptly deliver to Cornerstone true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

     (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the EOP Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

     (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect EOP's status as a qualified REIT under the Code;

     (g) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve EOP's status as a REIT or the status of any EOP Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may
be);

     (h) not amend the EOP Declaration of Trust, the EOP Bylaws or the EOP Partnership Agreement (except for the Proposed EOP Charter Relating to Voting Requirements, the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status (as defined herein), the proposed

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

amendment to Section 7.4 of the EOP Partnership Agreement, the amendments to the EOP Partnership Agreement described in Section 5.4(c), the filing of Articles Supplementary to elect to be subject to the provisions of Section 3-804(c) of the Maryland General Corporation Law and to the extent necessary to reflect the admission of additional limited partners and other amendments in connection therewith that can be made by EOP without a vote of limited partners and that will not, individually or in the aggregate, materially adversely affect the rights or obligations of holders of EOP OP Units); as used herein, (i) "Proposed EOP Charter Amendment Relating to Certain Voting Requirements" means the proposed amendment to EOP's Declaration of Trust, substantially the form attached hereto as Exhibit D, which has been approved by the Board of Trustees of EOP and is proposed to be submitted to a vote of the shareholders of EOP,
(ii) "Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status" means the proposed amendment to EOP's Declaration of Trust, substantially the form attached hereto as Exhibit E, which has been approved by the Board of Trustees of EOP and is proposed to be submitted to a vote of the shareholders of EOP at the EOP Shareholders Meeting (as defined below) and (iii) "Proposed EOP Charter Amendments" means, collectively, the Proposed EOP Charter Relating to Voting Requirements and the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status;

     (i) except as provided in Section 5.10 hereof and in connection with the use of EOP Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any EOP Common Shares or EOP OP Units or
(ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of EOP, except for (A) redemptions of EOP Common Shares required under Section 7.3.6 of the EOP Declaration of Trust in order to preserve the status of EOP as a REIT under the Code, (B) redemptions of EOP OP Units, whether or not outstanding on the date of this Agreement, under the EOP Partnership Agreement in which EOP Common Shares are utilized, and (C) repurchases of EOP Common Shares pursuant to its publicly announced share repurchase program;

     (j) not (A) enter into or agree to effect any merger, acquisition, consolidation, reorganization or other business combination with any third party in which EOP is not the surviving party thereto or (B) enter into or agree to effect any merger, acquisition, exchange offer or other business combination with a third party in which EOP is the surviving party that would result in the issuance of equity securities representing in excess of 20% of the outstanding EOP Common Shares on the date any such business combination is entered into or agreed to unless, in either such case, such business combination is approved by Cornerstone, which approval shall not be unreasonably withheld or delayed, or the business combination agreement provides that the required vote of EOP shareholders for approval of such business combination is no less than the affirmative vote of holders of EOP Common Shares representing more than 50% of the sum of (x) the number of EOP Common Shares outstanding at the time of such approval plus (y) 50,000,000; and

     (k) not authorize, recommend, propose or announce an intention to do any of the foregoing prohibited actions, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing prohibited actions.

     4.3 No Solicitation.

     (a) Prior to the Effective Time of the Merger, Cornerstone agrees, for itself and in its capacity as the sole general partner of the Cornerstone Partnership, that:

          (i) none of it, Cornerstone Partnership, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, transaction resulting in the issuance of securities representing 10% or more of the outstanding equity securities of Cornerstone or Cornerstone Partnership,
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     consolidation, business combination, recapitalization, liquidation, dissolution, share exchange, business combination, sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or equity securities (including, without limitation, partnership interests and units) of Cornerstone or Cornerstone Partnership, other than the Mergers (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any discussions or negotiations with or provide any confidential or non-public information or data to, any person relating to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to agree to do any of the foregoing, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

          (ii) none of it, Cornerstone Partnership, any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary will permit any officer, director, employee, affiliate, agent, investment banker, financial advisor, attorney, accountant, broker, finder, consultant or other agent or representative of Cornerstone to engage in any of the activities described in Section 4.3(a);

          (iii) it, Cornerstone Partnership and the Cornerstone Subsidiaries and Cornerstone Non-controlled Subsidiary will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.3(b) of the obligations undertaken in this Section 4.3; and

          (iv) it will notify EOP promptly (but in any event within 24 hours) if Cornerstone, Cornerstone Partnership, any Cornerstone Subsidiary, the Cornerstone Non-controlled Subsidiary or any individual or entity referred to in Section 4.3(b) receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it, and include in such notice the identity of the Person making such inquiry, proposal or request, the material terms of such inquiry, proposal or request and, if in writing, shall promptly deliver to EOP a copy of such inquiry, proposal or request along with all other related documentation and correspondence;

     (b) Notwithstanding Section 4.3(a), the Board of Directors of Cornerstone (including with respect to Cornerstone's capacity as the sole general partner of Cornerstone Partnership) shall not be prohibited from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that (i) a majority of the Board of Directors of Cornerstone determines in good faith, after consultation with its outside counsel, that such action is required for the Board of Directors of Cornerstone to comply with its fiduciary duties to stockholders imposed by applicable law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Cornerstone provides written notice to EOP to the effect that it is furnishing information to, or entering into discussions with such person or entity and (iii) Cornerstone enters into a confidentiality agreement with such Person on terms in the aggregate not more favorable to such Person than the terms of the Confidentiality Agreement.

     (c) Notwithstanding anything to the contrary set forth in Section 4.3(a) or 4.3(b), in the event that an Acquisition Proposal constitutes a Superior Acquisition Proposal (as defined herein), nothing contained in this Section 4.3 shall prohibit the Board of Directors of Cornerstone from withdrawing, modifying, amending or qualifying its recommendation of this Agreement and the Merger as required under Section 5.1(d) hereof and recommending such Superior Acquisition Proposal to its stockholders: (i) if but only if, Cornerstone: (A) complies fully with this Section 4.3 and (B) provides EOP with at least three
(3) business days' prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Merger Agreement and the Merger, (ii) if, in the event that during such three (3) business days EOP makes a counter proposal to such Superior Acquisition Proposal (any such counter proposal being referred to in this Agreement as the "EOP Counter Proposal"), Cornerstone's Board of Directors in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines (A) that the EOP Counter Proposal is not at least as favorable to Cornerstone's stockholders as the Superior Acquisition Proposal, from a financial point of view, and

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(B) the EOP Counter Proposal is not at least as favorable generally to
Cornerstone's stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), and (iii) Cornerstone shall have terminated this Agreement in accordance with Section 7.1(h).

     (d) For all purposes of this Agreement, "Superior Acquisition Proposal" means a bona fide written proposal made by a third party to acquire, directly or indirectly, Cornerstone and/or Cornerstone Partnership pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of Cornerstone, Cornerstone Partnership, and the Cornerstone Subsidiaries or otherwise (i) on terms which a majority of the Board of Directors of Cornerstone determines in good faith, (A) taking into account the advice of Cornerstone's financial advisors of nationally recognized reputation, are superior, from a financial point of view, to Cornerstone's stockholders to those provided for in the Merger and (B) to be more favorable generally to Cornerstone's stockholders (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal), (ii) for which financing, to the extent required, is then fully committed and capable of being obtained and (iii) which the Board of Directors of Cornerstone determines in good faith is reasonably capable of being consummated.

     (e) Any disclosure that the Board of Directors of Cornerstone may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this
Section 4.3.

     (f) Nothing in this Section 4.3 shall (i) permit Cornerstone to terminate this Agreement (except as expressly provided in Article 7) or (ii) affect any other obligations of Cornerstone under this Agreement.

     4.4 Affiliates. Prior to the Effective Time of the Merger, Cornerstone shall cause to be prepared and delivered to EOP a list (reasonably satisfactory to counsel for EOP) identifying all persons who, at the time of the Cornerstone Stockholders Meeting and the EOP Shareholders Meeting, may be deemed to be "affiliates" of Cornerstone or Cornerstone Partnership as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Cornerstone shall use its commercially reasonable efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to EOP on or prior to the Effective Time a written agreement, in the form previously approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any EOP Common Shares and EOP OP Units issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or as otherwise permitted by the Securities Act. EOP shall be entitled to place legends as specified in such written agreements on the certificates representing any EOP Common Shares to be received pursuant to the terms of this Agreement by such Rule 145 Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the EOP Common Shares and EOP OP Units issued to such Rule 145 Affiliates, consistent with the terms of such agreements. EOP and EOP OP shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Rule 145 Affiliate of Cornerstone or EOP may reasonably request, all to the extent required from time to time to enable such Rule 145 Affiliate to sell shares of beneficial interest of EOP received by such Rule 145 Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

     4.5 Other Actions. Each of Cornerstone and Cornerstone Partnership, on the one hand, and EOP and EOP Partnership, on the other hand, shall not take, and shall use commercially reasonable efforts to cause their respective Subsidiaries not to take, any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and

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warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.3, any of the conditions to the Merger set forth in
Article 6 not being satisfied.

                                   ARTICLE 5

                              ADDITIONAL COVENANTS

     5.1 Preparation of the Form S-4 and the Proxy Statement; Cornerstone Stockholders Meeting, Cornerstone Unitholders Consent Solicitation and EOP Shareholders Meeting.

     (a) As promptly as practicable after execution of this Agreement, (i) each of Cornerstone and EOP shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, one or more joint proxy statements/prospectuses, forms of proxies and information statements (such joint proxy statement(s)/prospectus(es) and information statements together with any amendments to supplements thereto, the "Joint Proxy Statement") relating to the stockholder meeting of Cornerstone and the shareholder meeting of EOP, the vote of the stockholders of Cornerstone with respect to this Agreement and the shareholders of EOP with respect to the Merger and the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status, and the consent, if any, of partners of Cornerstone Partnership and EOP Partnership in connection with any required Partner Approvals and (ii) in connection with the clearance by the SEC of the Joint Proxy Statement, EOP and Cornerstone, if applicable, shall prepare and file with the SEC under the Securities Act one or more registration statements on Form S-4 (such registration statements, together with any amendments or supplements thereto, the "Form S-4"), in which the Joint Proxy Statement will be included, as one or more prospectuses in connection with the registration under the Securities Act of the EOP Common Shares and EOP OP Units to be distributed to the holders of Cornerstone Common Stock and Cornerstone OP Units in the Mergers. The respective parties will cause the Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Cornerstone, Cornerstone Partnership, EOP and EOP Partnership shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Joint Proxy Statement and the Form S-4. EOP and Cornerstone, if applicable, shall use its commercially reasonable efforts, and Cornerstone will cooperate with it, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC. Each of Cornerstone and Cornerstone Partnership, on the one hand, and EOP and EOP Partnership, on the other hand, agree promptly to correct any information provided by it for use in the Joint Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Joint Proxy Statement and the Form S-4 and to cause the Joint Proxy Statement and the Form S-4 as amended or supplemented to be filed with the SEC and to be disseminated to their respective stockholders and shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Each of Cornerstone, Cornerstone Partnership, EOP and EOP Partnership agrees that the information provided by it for inclusion in the Joint Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders and shareholders of Cornerstone and EOP and at the time of the respective taking of consents, if any, of partners of Cornerstone Partnership and EOP Partnership, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. EOP will advise and deliver copies (if any) to Cornerstone, promptly after it receives notice thereof, of any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information (regardless of whether such requests relate to EOP or EOP Partnership, on the one hand, and Cornerstone or Cornerstone Partnership, on the other hand), and EOP shall promptly notify Cornerstone, and Cornerstone shall promptly notify EOP, if applicable, of (i) the time

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when the Form S-4 has become effective, (ii) the filing of any supplement or amendment thereto, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the EOP Common Shares and EOP OP Units issuable in connection with the Mergers.

     (b) Each of Cornerstone, Cornerstone Partnership, EOP and EOP Partnership shall use its commercially reasonable efforts to timely mail the joint proxy statement/prospectus contained in the Form S-4 to its stockholders or shareholders. It shall be a condition to the mailing of the joint proxy statement/prospectus that (i) EOP and EOP Partnership shall have received a "comfort" letter from PricewaterhouseCoopers LLP, independent public accountants for Cornerstone and Cornerstone Partnership, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to EOP and EOP Partnership, in form and substance reasonably satisfactory to EOP and EOP Partnership, concerning the procedures undertaken by PricewaterhouseCoopers LLP with respect to the financial statements and information of Cornerstone and Cornerstone Partnership and their subsidiaries and the Cornerstone Non-controlled Subsidiary contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement and (ii) Cornerstone shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for EOP and EOP Partnership, of the kind contemplated by the AICPA Statement, dated as of the date on which the Form S-4 shall become effective and as of the Effective Time, addressed to Cornerstone and Cornerstone Partnership, in form and substance reasonably satisfactory to Cornerstone, concerning the procedures undertaken by Ernst & Young LLP with respect to the financial statements and information of EOP, EOP Partnership and their subsidiaries contained in the Form S-4 and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     (c) EOP will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the shareholders of EOP), convene and hold a meeting of its shareholders (the "EOP Shareholders Meeting") for the purpose of obtaining the EOP Shareholder Approvals. EOP shall, through its Board of Trustees, recommend to its shareholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement.

     (d) Cornerstone will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Joint Proxy Statement is mailed to the stockholders of Cornerstone), convene and hold a meeting of its stockholders (the "Cornerstone Stockholders Meeting") for the purpose of obtaining the Cornerstone Stockholder Approvals. Cornerstone shall, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Merger and the transactions contemplated by this Agreement and include such recommendation in the Proxy Statement; provided, however, that prior to the Cornerstone Stockholders Meeting, such recommendation may be withdrawn, modified, amended or qualified if and only to the extent permitted by Section 4.3(c) hereof.

     (e) EOP and Cornerstone shall use their commercially reasonable efforts to convene their respective shareholder and stockholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c), 5.1(d) and 5.3, shall be a day not later than 60 days after the date the Joint Proxy Statement is mailed.

     (f) If on the date for the EOP Shareholders Meeting and Cornerstone Stockholders Meeting established pursuant to Section 5.1(e) of this Agreement, either EOP or Cornerstone has not received duly executed proxies for a sufficient number of votes to approve the Merger, then both parties shall recommend the adjournment of their respective shareholders and stockholders meetings until one or more dates not later than the date 10 days after the originally scheduled date of the shareholders meetings.

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

     (g) Cornerstone shall request written consents for approval by the limited partners of Cornerstone Partnership of each of the matters described in the definition of Cornerstone Partner Approvals. Cornerstone hereby agrees to vote in favor of or consent to, as applicable, the Partnership Merger, to the extent approval thereof is required by the Cornerstone Partnership Agreement. Cornerstone shall recommend to the limited partners of Cornerstone Partnership that they approve such matters. EOP shall request written consents, if any is required, by the limited partners, of EOP Partnership of each of the matters described in the definition of EOP Partner Approvals. EOP hereby agrees to vote, if any is required, in favor of such matters and to recommend to the limited partners of EOP Partnership that they approve such matters.

     5.2 Access to Information; Confidentiality. Subject to the requirements of confidentiality agreements with third parties in existence on the date hereof, each of the parties shall, and shall cause each of its Subsidiaries (and, in the case of Cornerstone, the Cornerstone Non-controlled Subsidiary) to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries (and, in the case of Cornerstone, the Cornerstone Non-controlled Subsidiary) to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the parties shall, and shall cause its Subsidiaries (and in the case of Cornerstone, the Cornerstone Non-controlled Subsidiary) to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.

     5.3 Commercially Reasonable Efforts; Notification.

     (a) Subject to the terms and conditions herein provided, each of the parties shall: (i) use commercially reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, any filing under the HSR Act, and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use commercially reasonable efforts (other than the payment of money which is not contractually required to be paid) to obtain in writing any consents required from third parties to effectuate the Mergers, such consents to be in form reasonably satisfactory to each of the parties (including, without limitation, taking the actions contemplated under Schedule 5.3(a)(ii)); and (iii) use commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, each party shall take all such necessary action.

     (b) Cornerstone and Cornerstone Partnership shall use commercially reasonable efforts to obtain from PricewaterhouseCoopers LLP access to all work papers relating to audits of Cornerstone and Cornerstone Partnership performed by PricewaterhouseCoopers LLP, and the continued cooperation of PricewaterhouseCoopers LLP with regard to the preparation of consolidated financial statements for the Surviving Trust.

     (c) Cornerstone and Cornerstone Partnership shall give prompt notice to EOP and EOP Partnership, and EOP and EOP Partnership shall give prompt notice to Cornerstone and Cornerstone Partnership, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to

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

materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.4 Tax Matters.

     (a) Each of EOP and Cornerstone shall use its commercially reasonable efforts before and after the Effective Time to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

     (b) Unless, and only to the extent, expressly provided otherwise in the Tax Protection Agreements described in Schedule 2.18(j) to the Cornerstone Disclosure Letter to be assumed by EOP pursuant to Section 5.14, EOP Partnership and its Subsidiaries shall use the "traditional method" under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to the properties of Cornerstone Partnership and its Subsidiaries acquired in the Partnership Merger to take into account differences as of the Effective Time of the Partnership Merger between the adjusted tax bases of such properties and their respective fair market values (referred to as the "Section 704(c) values"), with no curative allocations to offset the effect of the "ceiling rule." EOP Partnership and Cornerstone Partnership shall negotiate in good faith to agree upon the "Section 704(c) values" of the properties of Cornerstone Partnership and its Subsidiaries as of the Effective Time of the Partnership Merger. Unless, and only to the extent, expressly provided otherwise in the Tax Protection Agreements described in
Schedule 2.18(j) to the Cornerstone Disclosure Letter to be assumed by EOP pursuant to Section 5.14, EOP Partnership and its Subsidiaries shall determine in their reasonable discretion the method to be used for allocating "excess nonrecourse liabilities" of EOP Partnership pursuant to Treasury Regulations
Section 1.752-3(a)(3) following the Closing Date, provided that (i) EOP Partnership shall not use with respect to the former limited partners in Cornerstone Partnership a method that is less favorable than the method used by EOP Partnership with respect to the other limited partners of EOP Partnership who are not parties to an express agreement specifying a particular method to be used for such purposes, and (ii) in the case of a Cornerstone Partner who, prior to the Partnership Merger, had been specially allocated a portion of a Cornerstone Partnership nonrecourse liability secured by a property with respect to which such Cornerstone Partner has a built-in gain under Section 704(c) of the Code to take into account such Cornerstone Partner's share of such built-in gain that was not taken into account in making the allocation of such liability under Treasury Regulation Section 1.752-3(a)(2), EOP Partnership shall continue such method of allocating such liability following the Merger.

     (c) EOP Partnership shall amend the EOP Partnership Agreement at or prior to the Effective Time of the Partnership Merger to incorporate provisions relating to the restoration of deficit capital accounts that will permit each limited partner of Cornerstone Partnership who has entered into an agreement with Cornerstone Partnership prior to the Partnership Merger relating to the restoration of deficit capital accounts to continue to be obligated to restore any deficit in its capital account in EOP Partnership in an amount that is not less than the maximum potential amount that such limited partner was obligated to restore to Cornerstone Partnership immediately prior to the Effective Time of the Partnership Merger. Such deficit capital account restoration provisions to be incorporated in the EOP Partnership Agreement shall be in substantially the form of the deficit capital account restoration provisions incorporated in the Cornerstone Partnership Agreement pursuant to the Fourth Amendment of Agreement of Limited Partnership of Cornerstone Properties Limited Partnership, with such changes thereto as shall be approved by Cornerstone Partnership, provided, however, that except as set forth in the next sentence below or in the Tax Protection Agreements listed on Schedule 2.18(j) to the Cornerstone Disclosure Letter, no Cornerstone Partner shall have the right to increase the amount of its deficit restoration obligation following the Partnership Merger to an amount in excess of the maximum potential amount that such limited partner was obligated to restore to Cornerstone Partnership immediately prior to the Effective Time of the Partnership Merger. Notwithstanding the proviso in the immediately preceding sentence, the
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Cornerstone Partners as a group shall have the right, at any time following the
Merger and without the consent of EOP, to increase their maximum potential deficit restoration obligations as a group (as determined immediately prior to the Merger) by an aggregate amount of up to $50 million, reduced by the amount of any increase therein that shall occur under the Cornerstone Partnership Agreement during the period commencing on the date hereof and ending immediately prior to the Effective Time of the Partnership Merger. Any election to increase or to take on a deficit restoration obligation election permitted under a Tax Protection Agreement listed on Schedule 2.18(j) to the Cornerstone Disclosure Letter shall not be taken into account in applying the foregoing $50 million limitation. Notwithstanding any the foregoing, EOP Partnership shall not be obligated to maintain any level of partnership recourse debt in excess of the amounts otherwise specifically required to be maintained under the Tax Protection Agreements listed on Schedule 2.18(j) to the Cornerstone Disclosure Letter. In addition, the amendment to the EOP Partnership Agreement will contain a provision to the effect that (i) EOP Partnership will consider in good faith a request from a former Cornerstone Partner to increase the amount of its deficit restoration obligation from time to time after the Partnership Merger if the former Cornerstone Partner shall provide information from its professional tax advisor satisfactory to EOP Partnership showing that, in the absence of such an increase, such former Cornerstone Partner would not likely be allocated from EOP Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from EOP Partnership following the Partnership Merger); (ii) EOP Partnership and its professional tax advisors will cooperate in good faith with the former Cornerstone Partner and its professional tax advisor to provide such information regarding the allocation of the EOP Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the former Cornerstone Partner's adjusted tax basis in its EOP OP Units and at-risk amount; (iii) in deciding whether or not to grant such request, EOP Partnership shall be entitled to take into account all factors related to EOP Partnership, including, without limitation, the existing and anticipated debt structure of EOP Partnership, the tax situations of other holders of EOP OP Units and the effect that such a deficit restoration commitment might have on their tax situation, and the anticipated term long term business needs of EOP; (iv) in no event shall EOP Partnership be required to incur additional indebtedness that would be considered a "recourse liability" for purposes of Section 752 of the Code to facilitate such additional deficit capital account restoration commitments; and (v) EOP Partnership's only obligation shall be to act in good faith, and a former Cornerstone Partner's exclusive remedy under such provision would be an action for specific performance, with no entitlement to monetary damages.

     5.5 Public Announcements. Each party will consult with each other party before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements, including, without limitation, any press release or other written public statement which address in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties prior to the execution of this Agreement.

     5.6 Listing. EOP shall use commercially reasonable efforts to cause the EOP Common Shares to be issued in the Merger, and the EOP Common Shares reserved for issuance upon redemption of EOP OP Units issued in the Partnership Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

     5.7 Transfer and Gains Taxes. Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Effective Time, EOP shall pay or cause EOP Operating Partnership, as

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appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of EOP Common Shares or EOP OP Units, as applicable, all Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any Tax imposed under the Code).

     5.8 Benefit Plans and Other Employee Arrangements.

     (a) Benefit Plans. After the Effective Time, all employees of Cornerstone who are employed by the Surviving Trust shall, at the option of the Surviving Trust, either continue to be eligible to participate in an "employee benefit plan", as defined in Section 3(3) of ERISA, of Cornerstone which is, at the option of the Surviving Trust, continued by the Surviving Trust, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of the Surviving Trust who were formerly employees of EOP in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by the Surviving Trust after the Effective Time. With respect to each such employee benefit plan, service with Cornerstone or any Cornerstone Subsidiary (as applicable) and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to, benefits under such employee benefit plan. EOP shall, or shall cause the Surviving Trust and its Subsidiaries to, (i) waive all limitations, as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to all employees of Cornerstone who are employed by the Surviving Trust under any welfare plan that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Effective Time, and (ii) provide each such employee of Cornerstone who is employed by the Surviving Trust with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     (b) Stock Option and Restricted Stock Plans. The stock option plans or programs of Cornerstone and the restricted stock plans or programs of Cornerstone shall be discontinued.

     (c) Cornerstone Stock Options. As of the Effective Time, each outstanding Cornerstone Stock Option shall, whether or not then vested or exercisable, effective as of the Effective Time, become fully exercisable and vested and each such Cornerstone Stock Option shall be automatically converted at the Effective Time into an option (a "Substituted Option") to purchase a number of shares of EOP Common Shares equal to the number of shares of Cornerstone Common Stock that could have been purchased (assuming full vesting) under such Cornerstone Stock Option multiplied by 0.7009 (rounded down to the nearest whole number of shares of Cornerstone Common Stock) at an exercise price per share of EOP Common Shares equal to the per-share option exercise price specified in the Cornerstone Stock Option divided by 0.7009 (rounded up to the nearest whole cent). Such Substituted Option shall otherwise be subject to the same terms and conditions as such Cornerstone Stock Option. For purposes of expiration and otherwise, the date of grant of the Substituted Option shall be the date on which the corresponding Cornerstone Stock Option was granted. If the holder of such Cornerstone Stock Option surrenders such option after the Effective Time and prior to 11:59 p.m., Eastern Time, on the second business day immediately following the Effective Time, EOP shall, subject to reduction for required withholding taxes, pay to each such holder of Cornerstone Stock Options an amount in cash in respect thereof equal to the product of (i) the excess, if any, of $18.00 over the exercise price of such Cornerstone Stock Option and (ii) the number of shares of Cornerstone Common Stock subject thereto. At the Effective Time, (i) all references in the related stock option agreements to Cornerstone shall be deemed to refer to EOP and (ii) EOP shall assume all of Cornerstone's obligations with respect to Cornerstone Stock Options as so amended. As promptly as reasonably practicable after the Effective Time, EOP shall issue to each holder of an outstanding Cornerstone Stock Option a document evidencing the foregoing assumption by EOP.

     In respect of each Cornerstone Stock Option assumed by EOP and converted into a Substituted Option, and the EOP Common Shares underlying such Substituted Option, EOP shall, as soon as

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practicable after the Effective Time, file and keep current a Registration
Statement on Form S-8 or other appropriate registration statement for as long as Substituted Options remain outstanding.

     (d) Restricted Stock. All unvested shares of restricted stock of Cornerstone set forth in Schedule 5.8(d) of the Cornerstone Disclosure Schedule, shall, by virtue of this Agreement and without further action of Cornerstone, EOP or the holder of such shares of restricted stock, to the extent required in the plan, agreement or instrument pursuant to which such shares of restricted stock were granted, vest and become free of all restrictions immediately prior to the Effective Time and shall be converted into the Merger Consideration pursuant to Section 1.10.

     (e) Retention Agreements and Retention Plan. From and after the Effective Time, EOP or EOP Partnership shall assume the obligations of Cornerstone under the Retention Agreements and the Cornerstone retention plan set forth on
Schedule 5.9(e) of the Cornerstone Disclosure Letter. The transactions contemplated by this Agreement shall be deemed a "Change in Control" for purposes of such agreements, and EOP shall perform the obligations of Cornerstone under such agreements and plan in accordance with the terms thereof.

     (f) Withholding. To the extent required by applicable law, Cornerstone shall require each employee who exercises a Cornerstone Stock Option or who receives Cornerstone Common Stock pursuant to any existing commitment to pay to Cornerstone in cash or Cornerstone Common Stock an amount sufficient to satisfy in full Cornerstone's obligation to withhold Taxes incurred by reason of such exercise or issuance (unless and to the extent such withholding is satisfied pursuant to the provision regarding withholding in Section 1.15(c)).

     5.9 Indemnification.

     (a) From and after the Effective Time, EOP and EOP Partnership (collectively, the "Indemnifying Parties") shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, an officer or director of Cornerstone or any Cornerstone Subsidiary (the "Indemnified Parties") which is the same as the exculpation and indemnification provided to the Indemnified Parties by Cornerstone and the Cornerstone Subsidiaries immediately prior to the Effective Time of the Merger in its charter, Bylaws or in its partnership, operating or similar agreement, as in effect on the date hereof.

     (b) In addition to the rights provided in Section 5.9(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any action by or on behalf of any or all security holders of Cornerstone or EOP, or any Cornerstone Subsidiary or EOP Subsidiary, or by or in the right of Cornerstone or EOP, or any Cornerstone Subsidiary or EOP Subsidiary, or any claim, action, suit, proceeding or investigation in which any person who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, an officer, employee or director of Cornerstone or any Cornerstone Subsidiary (the "Indemnification Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was an officer, employee or director of Cornerstone or any of the Cornerstone Subsidiaries or any action or omission by such person in his capacity as a director, or (ii) this Agreement or the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, the Indemnifying Parties shall, from and after the Effective Time of the Merger, indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnification Party against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnification Party proposing to assert the right to be indemnified under this Section 5.9(b) shall, promptly after receipt of notice of commencement of any action against such Indemnification Party in respect of which a claim is to be made under this Section 5.9(b) against the Indemnifying Parties, notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Parties except to the extent such failure to notify
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materially prejudices the Indemnifying Parties' ability to defend such claim, action, suit, proceeding or investigation; and provided, further, however, that, in the case of any action pending at the Effective Time of the Merger, notification pursuant to this Section 5.9(b) shall be received by EOP prior to such Effective Time. If any such action is brought against any of the Indemnification Parties and such Indemnification Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnification Parties promptly after receiving notice of the commencement of the action from the Indemnification Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnification Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnification Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnification Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnification Parties or any decree or restriction on the Indemnification Parties; provided, further, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnification Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnification Parties of a release from all liability with respect to such action. The Indemnification Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnification Parties unless (i) the employment of counsel by the Indemnification Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between the Indemnification Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnification Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action from the Indemnification Parties, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties and shall promptly be paid by each Indemnifying Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law; provided, however, that in no event shall any contingent fee arrangement be considered reasonable. Notwithstanding the foregoing, the Indemnifying Parties shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnification Party to repay any expenses advanced if it shall ultimately be determined that the Indemnification Party is not entitled to be indemnified against such expense. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time for all such Indemnification Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to and inconsistent with those available to other Indemnification Parties or (c) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Parties) between any of the Indemnification Parties and the other Indemnification Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnification Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination
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by a court that any payment of expenses is prohibited by applicable law, the
Indemnification Parties shall promptly refund to the Indemnifying Parties the amount of all such expenses theretofore advanced pursuant hereto.

     (c) At or prior to the Effective Time of the Merger, EOP shall purchase directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time of the Merger for a period of six years with respect to those persons who are currently covered by Cornerstone's directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable to Cornerstone's directors and officers currently covered by such insurance than those of such policy in effect on the date hereof.

     (d) This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties, the Indemnification Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of EOP and EOP Operating Partnership. Each of the Indemnified Parties and the Indemnification Parties shall be entitled to enforce the covenants contained in this Section 5.9 and EOP and EOP Partnership acknowledge and agree that each Indemnified Party and Indemnification Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party or such Indemnification Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section 5.9.

     (e) If EOP or EOP Partnership or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

     5.10 Declaration of Dividends and Distributions. From and after the date of this Agreement, neither Cornerstone nor EOP shall make any dividend or distribution to its respective stockholders or shareholders without the prior written consent of the other party; provided, however, the written consent of the other party shall not be required for the authorization and payment of (a) distributions at their respective stated dividend or distribution rates with respect to EOP Preferred Shares or Cornerstone 7% Preferred Stock, (b) quarterly distribution with respect to the Cornerstone Common Stock of up to $0.24 per share for the quarter ending March 31, 2000 and up to $0.31 per share thereafter and (c) quarterly distributions with respect to the EOP Common Share of up to $0.42 per share for the quarter ending March 31, 2000 and for each quarter thereafter; provided, however, except for the record date previously set on January 31, 2000, the record date for each distribution with respect to the Cornerstone Common Stock shall be the same date as the record date for the quarterly distribution for the EOP Common Shares, as provided to Cornerstone by notice not less than twenty (20) business days prior to the record date for any quarterly EOP distribution. From and after the date of this Agreement, Cornerstone Partnership shall not make any distribution to the holders of Cornerstone OP Units except a distribution per Cornerstone OP Unit in the same amount as a dividend per share of Cornerstone Common Stock permitted pursuant to this Section 5.10, with the same record and payment dates as such dividend on the Cornerstone Common Stock. The foregoing restrictions shall not apply, however, to the extent a distribution (or an increase in a distribution) by Cornerstone or EOP is necessary for Cornerstone or EOP, as applicable, to maintain REIT status, avoid the incurrence of any taxes under Section 857 of the Code, avoid the imposition of any excise taxes under Section 4981 of the Code, or avoid the need to make one or more extraordinary or disproportionately larger distributions to meet any of the three preceding objectives.

     5.11 Transfer of Non-Controlled Subsidiary Voting Shares. At the Closing and pursuant to the Stock Purchase Agreement, each of the holders of voting capital stock of the Cornerstone Non-controlled Subsidiary (other than Cornerstone Partnership, to the extent it owns any such voting capital stock) shall transfer to EOP NCS Sub or such person or persons as EOP NCS Sub shall designate by written notice delivered to them prior to the Closing, all of the shares of each such Company owned by them, constituting all the outstanding shares of such companies which are not owned by Cornerstone Partnership,

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for an aggregate consideration in an amount equal to the purchase price set forth in the Stock Purchase Agreement. EOP shall use commercially reasonable efforts to cause EOP NCS Sub to perform its obligations under the Stock Purchase Agreement

     5.12 Notices. EOP shall provide such notice to its preferred shareholders of the Merger as is required under Maryland law or the EOP Declaration of Trust.

     5.13 Resignations. On the Closing Date, Cornerstone shall cause the directors and officers of Cornerstone and of each of the Cornerstone Subsidiaries to submit their resignations from such positions, effective as of the Effective Time of the Merger.

     5.14 Assumption of Existing Tax Protection Agreements. Effective as of the Effective Time of the Partnership Merger, EOP and EOP Partnership shall assume the obligations of Cornerstone, Cornerstone Partnership and/or the applicable Cornerstone Subsidiary, as the case may be, under the Tax Protection Agreements as described in Schedule 2.18(j) to the Cornerstone Disclosure Letter. Immediately prior to the Effective Time of the Partnership Merger, EOP and EOP Partnership shall enter into agreements with Cornerstone and Cornerstone Partnership, for the benefit of and enforceable by the individuals and entities who are intended to be protected by the provisions of the Tax Protection Agreements, confirming such assumption effective as of the Effective Time of the Partnership Merger.

     5.15 EOP Partnership Agreement. At the Closing, EOP Partnership shall assume and perform any obligations that Cornerstone Partnership or any Cornerstone Subsidiary has immediately prior to the Effective Time to issue securities in accordance with the terms of any partnership or other agreement to which Cornerstone Partnership or such Cornerstone Subsidiary is a party and that are described on Schedule 5.15, in the same manner and to the same extent that Cornerstone Partnership or such Cornerstone Subsidiary would be required to perform such obligation if no Merger had been consummated.

     5.16 Registration Rights Agreements. At the Closing, (a) Cornerstone shall assign and EOP shall assume by appropriate instrument the Registration Rights Agreements described on Schedule 5.16 to the Cornerstone Disclosure Letter, and
(b) Cornerstone shall assign and EOP shall assume the obligations of Cornerstone under the Amended and Restated Registration Rights and Voting Agreement dated December 16, 1998 between Cornerstone, PGGM and Dutch Institutional Holding Company, Inc., as and to the extent set forth in PGGM's Cornerstone Voting Agreement.

     5.17 Cornerstone Convertible Promissory Note. Following the Effective Time of the Mergers, the holders of the Cornerstone Convertible Promissory Note shall have the right to obtain upon the exercise of its conversion rights pursuant to such Cornerstone Convertible Promissory Note, in lieu of each share of Cornerstone Common Stock theretofor issuable upon exercise of such conversion rights, EOP Common Shares that it would have owned immediately after the Merger if it had converted the Cornerstone Convertible Promissory Note immediately before the Effective Time of the Merger.

                                   ARTICLE 6

                                   CONDITIONS

     6.1 Conditions to Each Party's Obligation to Effect the Mergers. The obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) Shareholder and Partner Approvals. The Cornerstone Stockholder Approvals, the EOP Shareholder Approvals and the Partner Approvals shall have been obtained.

     (b) HSR Act. The waiting period (and any extension thereof) applicable to the Partnership Merger, the Merger or the transactions contemplated by the Stock Purchase Agreement under the HSR Act, if

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applicable to the Partnership Merger, the Merger or and the transactions contemplated by the Stock Purchase Agreement, shall have expired or been terminated.

     (c) Listing of Shares. The NYSE shall have approved for listing the EOP Common Shares to be issued in the Merger and the EOP Common Shares reserved for issuance upon redemption of EOP OP Units issued in the Partnership Merger, subject to official notice of issuance.

     (d) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

     (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated hereby shall be in effect.

     (f) Blue Sky Laws. EOP and EOP Partnership shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the EOP Common Shares and EOP OP Units issuable in the Mergers.

     6.2 Conditions to Obligations of EOP and EOP Partnership. The obligations of EOP and EOP Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by EOP:

     (a) Representations and Warranties. Each of the representations and warranties of Cornerstone and Cornerstone Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Cornerstone Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Cornerstone Material Adverse Effect; and EOP shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of Cornerstone and Cornerstone Partnership contained herein are so qualified) signed on behalf of Cornerstone by the chief executive officer or the chief financial officer of Cornerstone, in such capacity, to such effect.

     (b) Performance of Obligations of Cornerstone and Cornerstone
Partnership. Cornerstone and Cornerstone Partnership shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and EOP shall have received a certificate signed on behalf of Cornerstone by the chief executive officer or the chief operating officer of Cornerstone, in such capacity, to such effect.

     (c) Material Adverse Change. Since the date of this Agreement, there shall have been no Cornerstone Material Adverse Change and EOP shall have received a certificate of the chief executive officer or chief operating officer of Cornerstone, in such capacity, certifying to such effect.

     (d) Tax Opinions Relating to REIT Status and Partnership Status. EOP shall have received (i) an opinion of King & Spalding or other counsel to Cornerstone reasonably satisfactory to EOP, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1997, (x) Cornerstone was organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and (y) Cornerstone Partnership has been during and since December 23, 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations) and (ii) an opinion of Hogan & Hartson L.L.P. or other counsel to EOP reasonably satisfactory to Cornerstone, dated as of the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1997, EOP was organized and has operated in conformity with the

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requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, EOP's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinion of counsel to Cornerstone described in clause (i) above).

     (e) Tax Opinion Relating to the Merger. EOP shall have received an opinion dated the Closing Date from Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to EOP, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

     (f) "Comfort" Letter. EOP and EOP Partnership shall have received a "comfort" letter from PricewaterhouseCoopers LLP, as described in Section 5.1(b).

     (g) Noncompetition Agreements. Each of William Wilson III and John S. Moody shall have entered into noncompetition and confidentiality agreements substantially in the forms set forth in Schedule 6.2(g) hereto.

     6.3 Conditions to Obligations of Cornerstone and Cornerstone
Partnership. The obligations of Cornerstone and Cornerstone Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Cornerstone:

     (a) Representations and Warranties. Each of the representations and warranties of EOP and EOP Partnership set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or EOP Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a EOP Material Adverse Effect; and Cornerstone shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as the representations and warranties of EOP and EOP Partnership contained herein are so qualified) signed on behalf of EOP by the chief executive officer or the chief financial officer of EOP, in such capacity, to such effect.

     (b) Performance of Obligations of EOP and EOP Partnership. EOP and EOP Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Cornerstone shall have received a certificate of EOP signed on behalf of EOP by a duly authorized executive officer of EOP, in such capacity, to such effect.

     (c) Material Adverse Change. Since the date of this Agreement, there shall have been no EOP Material Adverse Change and Cornerstone shall have received a certificate of a duly authorized executive officer of EOP, in such capacity, certifying to such effect.

     (d) Tax Opinions Relating to REIT Status and Partnership Status. Cornerstone shall have received the opinion of Hogan & Hartson L.L.P. or other counsel to EOP reasonably satisfactory to Cornerstone, dated as of the Closing Date, that, commencing with its taxable year ended December 31, 1997, (i) EOP was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, EOP's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations and based upon and subject to the opinion of counsel to Cornerstone described in Section 6.2(d) of this Agreement), (ii) BeaMet was organized and has operated in conformity with the requirements for qualification as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations), and (iii) EOP Partnership has been during and since 1997, and continues to
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

be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation (with customary exceptions, assumptions and qualifications and based upon customary representations).

     (e) Tax Opinion Relating to the Merger. Cornerstone shall have received an opinion dated the Closing Date from King & Spalding or other counsel reasonably satisfactory to Cornerstone, based upon customary certificates and letters, which letters and certificates are to be in a form to be agreed upon by the parties and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

     (f) Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status. The EOP Shareholders shall have approved the Proposed EOP Charter Amendment Relating to Domestically Controlled REIT Status at the EOP Shareholders Meeting.

     (g) "Comfort" Letter. Cornerstone and Cornerstone Partnership shall have received a "comfort" letter from Ernst & Young LLP, as described in Section 5.1(b).

     (h) Certificate Regarding "Domestically Controlled REIT" Status to PGGM. EOP shall have delivered to Stichting Pensioenfonds voor de Gezondheid, Geestelijke en Maatschappelijke Belangen ("PGGM") a certification dated within fifteen (15) days of the Closing Date that to EOP's knowledge, after reasonable inquiry, EOP is a "domestically controlled REIT" within the meaning of Section 897(h)(4)(B) of the Code as of the date thereof. For purposes of such certification, reasonable inquiry shall include (but not necessarily be limited to) review of all Schedule 13D and 13G filings made under the Exchange Act with the SEC with respect to EOP, all IRS Form 1042 filings made by or on behalf of EOP, the list of EOP's registered shareholders as of a date within 60 days of such certificate (and to the extent reasonably available, as of a date within 60 days of the end of each of 1997, 1998, and 1999), a list of "non-objecting beneficial owners" of shares of EOP obtained as of a date within 60 days of such certificate (and to the extent reasonably available, as of a date within 60 days of the end of each of 1997, 1998, and 1999), and a report of a shareholder tracking service obtained within 60 days of such certificate (together with such other reports as are in the possession of EOP). Such certificate shall be accompanied by copies of information that has been obtained or relied upon by EOP for purposes of such certificate, provided that PGGM shall have executed an agreement with EOP to treat such information as confidential and to use such information solely for the purposes of evaluating the accuracy of such certification.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Partnership Merger, whether such action occurs before or after any of the Cornerstone Stockholder Approvals, the EOP Shareholder Approvals or either of the Cornerstone Partner Approvals are obtained:

     (a) by mutual written consent duly authorized by the Board of Trustees of EOP and the Board of Directors of Cornerstone;

     (b) by EOP, upon a breach of or failure to perform any representation, warranty, covenant, obligation or agreement on the part of Cornerstone or Cornerstone Partnership set forth in this Agreement, or if any representation or warranty of Cornerstone or Cornerstone Partnership shall become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by December 31, 2000 (or as otherwise extended);

     (c) by Cornerstone, upon a breach of any representation, warranty, covenant obligation or agreement on the part of EOP or EOP Partnership set forth in this Agreement, or if any representation or warranty of EOP or EOP Partnership shall become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by December 31, 2000 (or as otherwise extended);

     (d) by either EOP or Cornerstone, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of either of the Mergers shall have become final and non-appealable;

     (e) by either EOP or Cornerstone, if the Mergers shall not have been consummated before December 31, 2000; provided, however, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in any manner that shall have caused either of the Mergers not to have been consummated by such date;

     (f) by either EOP or Cornerstone (unless Cornerstone or Cornerstone Partnership is in breach in any material respect of its obligations under
Section 5.1) if, upon a vote at a duly held Cornerstone Stockholders Meeting or any adjournment thereof, the Cornerstone Stockholder Approvals shall not have been obtained as contemplated by Section 5.1 or if the Cornerstone Partner Approvals have not been obtained as contemplated by Section 5.1;

     (g) by either Cornerstone or EOP (unless EOP or EOP Partnership is in breach in any material respect of its obligations under Section 5.1 if, upon a vote at a duly held EOP Shareholders Meeting or any adjournment thereof, the EOP Shareholder Approvals shall not have been obtained as contemplated by Section
5.1 or if the EOP Partner Approvals have not been obtained as contemplated by
Section 5.1;

     (h) by Cornerstone (i) if the Board of Directors of Cornerstone shall have withdrawn, modified, amended or qualified in any manner adverse to EOP its approval or recommendation of either of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or, (ii) in order to enter into a binding written agreement with respect to a Superior Acquisition Proposal, provided that, in each case, Cornerstone shall have complied with the terms of Section 4.3 and, prior to terminating pursuant to this Section 7.1(h), has paid to EOP Partnership the Break-Up Fee (as defined herein) as provided by Section 7.2 hereof; and

     (i) by EOP, if (1) the Board of Directors of Cornerstone shall have failed to recommend or withdrawn, modified, amended or qualified, or proposed publicly not to recommend or to withdraw, modify, amend or qualify, in any manner adverse to EOP its approval or recommendation of either of the Mergers or this Agreement or approved or recommended any Superior Acquisition Proposal, (2) following the announcement or receipt of an Acquisition Proposal, Cornerstone shall have failed to call the Cornerstone Stockholders Meeting in accordance with Section 5.1(a) or failed to prepare and mail to its stockholders the Joint Proxy Statement in accordance with Section 5.1(a) or 5.1(b), or (3) the Board of Directors of Cornerstone or any committee thereof shall have resolved to do any of the foregoing.

     7.2 Certain Fees and Expenses. If this Agreement shall be terminated (i) pursuant to Section 7.1(h), 7.1(i)(1) or 7.1(i)(3), then Cornerstone and Cornerstone Partnership thereupon shall pay to EOP Partnership a fee equal to the Break-Up Fee (as defined herein), and (ii) pursuant to Section 7.1(b) or 7.1(f), then Cornerstone and Cornerstone Partnership shall pay to EOP Partnership (provided that Cornerstone was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined herein). If this Agreement shall be terminated pursuant to Section 7.1(c) or 7.1(g), then EOP and EOP Partnership shall pay to Cornerstone Partnership (provided that EOP was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(b), 7.1(d) (if primarily resulting from any action or inaction of Cornerstone, Cornerstone Partnership or any Cornerstone Subsidiary or the Cornerstone Non-controlled Subsidiary), 7.1(e), 7.1(f), 7.1(i)(2) and prior to the time of such termination an Acquisition Proposal has been received by Cornerstone or Cornerstone Partnership, and either prior to the termination of this Agreement or within twelve (12) months thereafter, Cornerstone or Cornerstone Partnership enters into any written agreement to consummate a transaction or series of transactions which, had such agreement been proposed or negotiated during the term of this Agreement, would have constituted an Acquisition Proposal pursuant to Section 4.3 (each, a "Cornerstone Acquisition Agreement"), which is subsequently consummated (whether or not any Cornerstone Acquisition Agreement relates to the same Acquisition

Proposal which had been received at the time of the termination of this Agreement), then Cornerstone and Cornerstone Partnership shall pay the Break-Up Fee to EOP Partnership.

     The payment of the Break-Up Fee shall be compensation for the loss suffered by EOP and EOP Partnership as a result of the failure of the Mergers to be consummated (including, without limitation, opportunity costs and out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by Cornerstone and Cornerstone Partnership to EOP Partnership, or the Break-Up Expenses shall be paid by Cornerstone and Cornerstone Partnership to EOP Partnership or EOP Partnership to Cornerstone Partnership (as applicable), in immediately available funds within two (2) business days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(h) or 7.1(i)). Cornerstone acknowledges that the agreements contained in this Section
7.2 are integral parts of this Agreement; accordingly, if Cornerstone and Cornerstone Partnership fail to promptly pay the Break-Up Fee or Break-Up Expenses due pursuant to this Section 7.2 and, in order to obtain payment, EOP commences a suit which results in a judgment against Cornerstone or Cornerstone Partnership for any amounts owed pursuant to this Section 7.2, Cornerstone and Cornerstone Partnership shall pay to EOP its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount owed at the rate on six-month U.S. Treasury obligations in effect on the date such payment was required to be made plus 300 basis points.

     As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $100,000,000 less Break-Up Expenses paid or payable under this
Section 7.2 (the "Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to EOP Partnership without causing EOP to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to EOP, and (B) in the event EOP receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that EOP has received a ruling from the IRS holding that EOP Partnership's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of EOP within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by EOP Partnership of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. Cornerstone's and Cornerstone Partnership's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that EOP Partnership is not able to receive the full Base Amount, Cornerstone and Cornerstone Partnership shall place the unpaid amount in escrow and shall not release any portion thereof to EOP Partnership unless and until Cornerstone receives either one of the following: (i) a letter from EOP's independent accountants indicating the maximum amount that can be paid at that time to EOP Partnership without causing EOP to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events Cornerstone and Cornerstone Partnership shall pay to EOP Partnership the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above.

     The "Break-Up Expenses" payable to EOP Partnership or Cornerstone Partnership, as the case may be (the "Recipient"), shall be an amount equal to the lesser of (i) $7,500,000 or (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses). If the Break-Up Expenses payable to the Recipient exceed the maximum amount that can be paid to the Recipient without causing the Recipient to fail to meet the requirements of Sections 856(c)(2) and
(3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Recipient (the "Maximum Amount"), the amount initially payable to the Recipient shall be limited to the Maximum Amount. If, however, within the three-year period commencing on the date of this Agreement, the Recipient receives a Break-Up Fee Tax Opinion indicating that it has received a ruling from the IRS holding that the Recipient's receipt of the Break-Up

Expenses would either constitute Qualifying Income or would be excluded from gross income of the Recipient within the meaning of the REIT Requirements or that receipt by the Recipient of the balance of the Break-Up Expenses above the Maximum Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Recipient shall be entitled to have payable to it the full amount of the Break-Up Expenses. The obligation of EOP and EOP Partnership or Cornerstone and Cornerstone Partnership, as applicable ("Payor"), to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one of the following:
(i) a letter from the independent accountants of EOP or Cornerstone, as the case may be, indicating the maximum amount that can be paid at that time to the Recipient without causing it to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of which events the Payor shall pay to the Recipient the lesser of the unpaid Break-Up Expenses or the maximum amount stated in the letter referred to in (i) above.

     7.3 Effect of Termination. In the event of termination of this Agreement by either Cornerstone or EOP as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of EOP, EOP Partnership, Cornerstone or Cornerstone Partnership, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and Article 8, and except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     7.4 Amendment. This Agreement may be amended by the parties in writing by action of the respective Board of Trustees or Board of Directors of EOP and Cornerstone at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Shareholder Approvals and Partner Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders or partners without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each party as a REIT or (b) preserve the Merger as a reorganization under Section 368(a) of the Code.

     7.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) if to EOP or EOP Partnership, to:

        Equity Office Properties Trust
        Two North Riverside Plaza, 22nd Floor
        Chicago, Illinois 60606
        Attention: Timothy H. Callahan, President
                Stanley M. Stevens, Chief Counsel
        Fax No.: (312) 559-5021

     with a copy to:

        Hogan & Hartson L.L.P.
        555 Thirteenth Street, N.W.
        Washington, D.C. 20004-1109
        Attention: J. Warren Gorrell, Jr., Esq.
                George P. Barsness, Esq.
        Fax No.: (202) 637-5910

     (b) if to Cornerstone or Cornerstone Partnership, to:

        Cornerstone Properties Inc.
        Tower 56
        126 East 56th Street, 6th Floor
        New York, New York 10022
        Attention: John S. Moody, President
        Fax No.: (212) 605-7199

     with a copy to:

        King & Spalding
        191 Peachtree Street
        Atlanta, GA 30303-1763
        Attention: William B. Fryer, Esq.
        Fax No.: (404) 572-5100

     All notices shall be deemed given only when actually received.

     8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Cornerstone Disclosure Letter, the EOP Disclosure Letter, the Confidentiality Agreement, the Voting Agreements and the other agreements entered into in connection with the Mergers (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement and (b) except as provided in Section 5.9 ("Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies.

     8.6 Governing Law. THE PARTNERSHIP MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE,

REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

     8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Maryland or in any state court located in Maryland this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Maryland or any state court located in Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     8.10 Exculpation. This Agreement shall not impose any personal liability on any shareholder, trustee, trust manager, officer, employee or agent of EOP or Cornerstone, and all Persons shall look solely to the property of EOP or Cornerstone for the payment of any claim hereunder or for the performance of this Agreement.

     8.11 Joint and Several Obligations. In each case where both Cornerstone and Cornerstone Partnership, on the one hand, or EOP and EOP Partnership, on the other hand, are obligated to perform the same obligation hereunder, such obligation shall be joint and several.

     IN WITNESS WHEREOF, EOP, EOP Partnership, Cornerstone and Cornerstone Partnership have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

                                            EQUITY OFFICE PROPERTIES TRUST

                                            By:   /s/ TIMOTHY H. CALLAHAN
                                              ----------------------------------
                                                Name: Timothy H. Callahan
                                              Title: President

                                            EOP OPERATING LIMITED PARTNERSHIP

                                            By: Equity Office Properties Trust,
                                            its
                                              managing general partner

                                            By:   /s/ TIMOTHY H. CALLAHAN
                                              ----------------------------------
                                                Name: Timothy H. Callahan
                                              Title: President

                                            CORNERSTONE PROPERTIES INC.

                                            By:      /s/ JOHN S. MOODY
                                              ----------------------------------
                                                Name: John S. Moody
                                              Title: President & CEO

                                            CORNERSTONE PROPERTIES LIMITED
                                            PARTNERSHIP

                                            By: Cornerstone Properties Inc.,
                                              its sole general partner

                                            By:      /s/ JOHN S. MOODY
                                              ----------------------------------
                                                Name: John S. Moody
                                              Title: President & CEO

                        (Page intentionally left blank)

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER


     THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "First Amendment") is entered into as of May 11, 2000 by and among EQUITY OFFICE PROPERTIES TRUST, a Maryland real estate investment trust ("EOP"), EOP OPERATING LIMITED PARTNERSHIP, a Delaware limited partnership ("EOP Partnership"), CORNERSTONE PROPERTIES INC., a Nevada corporation ("Cornerstone"), and CORNERSTONE PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Cornerstone Partnership"), for the purpose of amending the Agreement and Plan of Merger, dated as of February 11, 2000, entered into by and among EOP, EOP Partnership, Cornerstone, and Cornerstone Partnership (the "Merger Agreement"). All capitalized terms herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.


     WHEREAS, the parties hereto desire to amend certain provisions of the Merger Agreement to clarify certain matters as provided herein;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. SELECTION OF UNSATISFIED CONDITIONAL REDEMPTIONS BY LOT;
           CLARIFICATION OF PRORATION PROVISIONS.

     (a) Section 1.1(a)(v) of the Merger Agreement is amended by redesignating such section as Section 1.1(a)(v)(A).

     (b) Section 1.1(a)(v) of the Merger Agreement is amended further by changing the phrase "the procedures set forth in Sections 1.11 and 1.12" to read "the procedures set forth in Sections 1.1(a)(v)(B), 1.11 and 1.12".

     (c) Section 1.1(a)(v) of the Merger Agreement is amended further by adding the following new subparagraph (B):

          (B) In the event that Section 1.12(b)(ii)(B) is applicable and Excess Cash (as defined in Section 1.12(b)(ii)(B)) is allocated to the Conditional Cash Elections (as defined in Section 1.12(b)(i)(B)), each conditional Exercise made pursuant to Section 1.1(a)(v)(A) that, pursuant to Section 1.1(a)(v)(A), would not be not effective (before giving effect to the procedures set forth in this subparagraph (B)) shall, together with all other such conditional Exercises, be subject to being chosen by lot from among other such conditional Exercises to receive a portion of the Excess Cash. Any conditional Exercise that is chosen by lot shall be made effective if sufficient remaining Excess Cash is available (after taking into account all prior conditional Exercises chosen by lot) to pay to the Redeeming Partner who submitted such conditional Exercise cash for each share of Cornerstone Common Stock that must be converted into solely cash in order for such conditional Exercise to be effective. Conditional Exercises described in the first sentence of this subparagraph (B) shall be subject to being chosen by lot until the amount of remaining Excess Cash available is less than the amount of cash that would be required to allow any of the remaining conditional Exercises to become effective pursuant to the requirements of Section 1.1(a)(v)(A).

     (d) Section 1.12(a) of the Merger Agreement is amended by adding the following sentence at the end thereof:

          Except as otherwise expressly provided pursuant to this Section 1.12, each share of Cornerstone Common Stock for which a Cash Election is received shall be converted into the right to receive $18.00 per share in cash, without interest, and each share of Cornerstone Common Stock for which a Share Election is received shall be converted into EOP Common Shares in accordance with the Common Stock Exchange Ratio.

     (e) Section 1.12(b) of the Merger Agreement is amended by deleting the indented language and substituting therefor the following subparagraphs (i) and
(ii):

          (i) in the event that Non-conditional Cash Elections (defined to mean all Cash Elections received other than Conditional Cash Elections as defined in Section 1.12(b)(i)(B), below) are received for a number of shares of Cornerstone Common Stock that is greater than 58,551,525 shares of Cornerstone Common Stock, then:

             (A) each share of Cornerstone Common Stock covered by a Non-conditional Cash Election shall be converted into the right to receive (1) an amount in cash, without interest, equal to the product of
        (x) $18.00 and (y) a fraction (the "Cash Fraction") the numerator of which shall be 58,551,525 and the denominator of which shall be the aggregate number of shares of Cornerstone Common Stock covered by all Non-conditional Cash Elections, and (2) a number of EOP Common Shares equal to the product of (x) the Common Stock Exchange Ratio and (y) a fraction equal to one minus the Cash Fraction; and

             (B) each Conditional Cash Election (defined to mean any Cash Election received with respect to Electing Cornerstone OP Units with respect to which a conditional Exercise is made pursuant to Section 1.1(a)(v)(A)) shall be of no force and effect; and

          (ii) in the event that Non-conditional Cash Elections are received for a number of shares of Cornerstone Common Stock that is equal to or less than 58,551,525 shares of Cornerstone Common Stock, then:

             (A) each share of Cornerstone Common Stock covered by a Non-conditional Cash Election shall be converted into the right to receive an amount in cash, without interest, equal to $18.00; and

             (B) an amount of cash equal to the product of (x) $18.00 and (y) the excess, if any, of 58,551,525 over the number of shares of Cornerstone Common Stock for which Non-conditional Cash Elections are received (referred to as "Excess Cash") shall be allocated to the Conditional Cash Elections as a group, to be applied as provided for in
        Section 1.1(a)(v)(B).

SECTION 2. NOTICE PERIOD FOR FINAL DIVIDEND.

     Section 1.15(d)(i) of the Merger Agreement is amended by deleting the number "10" in the second sentence of Section 1.15(d)(i) and substituting the number "20" therefor.

SECTION 3. FRACTIONAL EOP OP UNITS.

     (a) Section 1.15(g) of the Merger Agreement is amended by adding "; No Fractional EOP OP Units" after the word "Shares" in the caption.

     (b) Section 1.15(g) of the Merger Agreement is amended by adding the following new paragraph (iii):

          (iii) No fractional EOP Partnership Units shall be issued pursuant to this Agreement. In lieu of the issuance of any fractional EOP Partnership Units pursuant to this Agreement, each holder of Cornerstone OP Units who would receive, based on the exchange ratio specified in Section 1.10(a)(i), a number of EOP OP Units that is not a whole number shall receive instead a number of EOP OP Units that is equal to the whole number that is nearest to the fractional number of EOP OP Units that otherwise would be paid to such holder of Cornerstone OP Units based on the exchange ratio specified in
     Section 1.10(a)(i).

     (c) Section 1.15(i) of the Merger Agreement is amended by adding "," and deleting the word "and" after the word "certificates" in the second clause and adding "and fractional EOP Common Shares" after the word "procedure" in such second clause.

SECTION 4. AMENDMENT OF SECTION 5.10 TO PROVIDE FOR A SPECIAL DIVIDEND BY
           CORNERSTONE OF $0.03 PER SHARE OF COMMON STOCK.

     Section 5.10 is amended to add at the end thereof the following new language:


          Notwithstanding any of the foregoing or any provision of Section 1.15(d), in the event that EOP and Cornerstone do not declare their regular dividend distributions for the second quarter of 2000 prior to the Effective Time of the Merger, (i) Cornerstone shall declare and pay to the holders of Cornerstone Common Stock a special dividend in the amount of $0.03 per share, the record date for which shall be not later than the close of business on the last day prior the Effective Time of the Merger (the "Special Dividend"), and Cornerstone shall cause to be withheld from the Special Dividend payable to Persons who are not "United States persons" (as defined in Section 7701(a)(30) of the Code) $0.02 per share or such higher amount as shall be sufficient so that Cornerstone shall be considered to have complied fully with the withholding requirements applicable to it under Treasury Regulations Section 1.1445-8 and Section 1445 of the Code with respect to all distributions paid by it during calendar year 2000 (and to the extent such treatment is necessary, or Cornerstone deems it to be desirable, to permit or facilitate such withholding, Cornerstone shall treat the Special Dividend as a "capital gain dividend" for purposes of Treasury Regulations Section 1.1445-8 and
     Section 1445 of the Code), and (ii) Cornerstone Partnership shall make a distribution to the holders of the Cornerstone OP Units at a time and in an amount sufficient to permit Cornerstone to pay the Special Dividend as contemplated hereby. The Special Dividend shall be paid on or prior to the last business day prior to the Closing Date. EOP shall not make any distribution to the holders of the EOP Common Shares to correspond to the Special Dividend to be paid to the holders of Cornerstone Common Stock.


SECTION 5. INDEX OF DEFINED TERMS.

     The Index of Defined Terms contained in the Merger Agreement is amended by adding the following new entries:

"Conditional Cash Election".........................  1.12(b)(i)(B)"
"Excess Cash........................................  1.12(b)(ii)(B)"
"Non-conditional Cash Election".....................  1.12(b)(i)"
"Special Dividend"..................................  5.10"

SECTION 6. CONSTRUCTION OF MERGER AGREEMENT.

     The Merger Agreement shall be read together and shall have the same force and effect as if the provisions of the Merger Agreement and this First Amendment were contained in one document. Except as expressly amended by this First Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms.

SECTION 7. COUNTERPARTS.

     This First Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, EOP, EOP Partnership, Cornerstone and Cornerstone Partnership have caused this First Amendment to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.


                                            EQUITY OFFICE PROPERTIES TRUST



                                            By:   /s/ STANLEY M. STEVENS

                                              ----------------------------------

                                              Name: Stanley M. Stevens
                                              Title: Executive Vice President



                                            EOP OPERATING LIMITED PARTNERSHIP



                                            By: Equity Office Properties Trust,
                                                its general partner



                                            By:   /s/ STANLEY M. STEVENS

                                              ----------------------------------

                                              Name: Stanley M. Stevens
                                              Title: Executive Vice President



                                            CORNERSTONE PROPERTIES INC.



                                            By:      /s/ JOHN S. MOODY

                                              ----------------------------------

                                              Name: John S. Moody
                                              Title: President & CEO



                                            CORNERSTONE PROPERTIES LIMITED
                                            PARTNERSHIP



                                            By: Cornerstone Properties Inc., its
                                                sole general partner



                                            By:      /s/ JOHN S. MOODY

                                              ----------------------------------

                                              Name: John S. Moody
                                              Title: President & CEO

                                                                         ANNEX B

                          [LETTERHEAD OF J.P. MORGAN]

February 11, 2000

The Board of Trustees
Equity Office Properties Trust
Two N. Riverside Plaza
Chicago, IL 60606

Attention: Mr. Samuel Zell
        Chairman

Ladies and Gentlemen:


     You have requested our opinion as to the fairness, from a financial point of view, to Equity Office Properties Trust ("EOP" or the "Company") of the consideration proposed to be paid by the Company in connection with the proposed merger (the "Merger") of Cornerstone Properties Inc. (the "Seller") with and into the Company. Pursuant to the Agreement and Plan of Merger, dated as of February 11, 2000 (the "Agreement"), among the Company, the Seller, and their operating partnership subsidiaries, the Seller will be merged with and into the Company, with the Company as the survivor of such merger, and each share of common stock, no par value, of the Seller will be converted into the right to receive either $18.00 or 0.7009 common shares of beneficial interest, $.01 par value, of the Company, or a combination of such cash and stock consideration according to the election and proration provisions in the Agreement.


     In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Seller and of certain other companies engaged in businesses comparable to those of the Seller, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Seller and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Seller and the Company; (v) the audited financial statements of the Company and the Seller for the fiscal year ended December 31, 1998, and the unaudited financial statements of the Company and the Seller for the period ended September 30, 1999; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company and the Seller; (vii) certain internal financial analyses and forecasts prepared by the Company and the Seller and their respective managements; and (viii) the terms of other business combinations that we deemed relevant.

     In addition, we have held discussions with certain members of the management of the Company and the Seller with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Seller, the financial condition and future prospects and operations of the Company and the Seller, the effects of the Merger on the financial condition and future prospects of the Company and the Seller, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness in all material respects of all information that was publicly available or was furnished to us by the Company and the Seller or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Seller to which such analyses or forecasts relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Company's shares will trade at any future time.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services performed to date. We will also receive an additional fee if the proposed Merger is consummated. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or the Seller for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration proposed to be paid by the Company in the Merger is fair, from a financial point of view, to the Company.

     This letter is provided to the Board of Trustees of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any filing made by the Company with the Securities and Exchange Commission in connection with the Merger.

Very truly yours,
J.P. MORGAN SECURITIES INC.

By:       /s/ JOHN PERKINS
    --------------------------------
    Name: John Perkins
    Title: Vice President

                                                                         ANNEX C

                         [LETTERHEAD OF LAZARD FRERES]

                                                      February 11, 2000

The Board of Directors
Cornerstone Properties Inc.
126 East 56th Street
New York, NY

Dear Members of the Board:

     We understand that Cornerstone Properties Inc. ("Cornerstone") has entered into an Agreement and Plan of Merger with Equity Office Properties Trust ("Equity Office") dated as of February 11, 2000 (the "Merger Agreement"), pursuant to which Cornerstone will merge with and into Equity Office and Cornerstone Properties Limited Partnership ("Cornerstone OP") will merge with and into EOP Operating Limited Partnership ("Equity Office OP") (collectively, the "Merger"). Pursuant to the Merger (as set out in the Merger Agreement), each outstanding share of common stock of Cornerstone ("Common Stock") would be converted into the right to receive either $18.00 in cash or .7009 shares of Equity Office common stock as elected by the holders of Cornerstone Common Stock, and subject to pro ration and adjustment as provided in the Merger Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of Common Stock of the consideration to be received by such holders in the Merger. In connection with this opinion, we have:

          (i) Reviewed the financial terms and conditions of the Merger
     Agreement;

          (ii) Analyzed certain historical business and financial information relating to Cornerstone and Equity Office;

          (iii) Reviewed various financial forecasts and other data provided to us by each of Cornerstone and Equity Office and relating to their respective businesses;

          (iv) Held discussions with members of the senior management of Cornerstone and Equity Office with respect to the businesses, prospects and strategic objectives of each company;

          (v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the business of Cornerstone;

          (vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of Cornerstone;

          (vii) Reviewed the historical stock prices and trading volumes of the Common Stock and the common stock of Equity Office; and

          (viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

     We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Cornerstone or Equity Office, or concerning the solvency or fair value of Cornerstone, Cornerstone OP, Equity Office, Equity Office OP or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Cornerstone and Equity Office as to the future financial performance of Cornerstone and Equity Office, respectively. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

     Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of the date hereof. As you know, we have not been asked to solicit nor have we solicited indications of interest from any other parties.

     In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by Cornerstone or Cornerstone OP, and that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on Cornerstone or Cornerstone OP. We note that Cornerstone OP unitholders have an option, exercisable prior to the Merger, to receive Equity Office OP Units to be issued in the partnership merger or to redeem their units for shares of Cornerstone Common Stock and elect to receive cash in the Merger of Cornerstone into Equity Office, with respect to which we do not express a view. However, our analysis has assumed that prior to the Merger each holder of units in Cornerstone OP has elected to exercise its redemption right and receive shares of Common Stock in Cornerstone in exchange therefor in the manner provided in the Merger Agreement.

     Lazard Freres & Co. LLC is acting as investment banker to Cornerstone in connection with the Merger and will receive a fee for our services paid partly upon announcement and the balance upon the closing of the Merger. We have in the past provided investment banking services to Cornerstone for which we have received customary fees.

     Our engagement and the opinion expressed herein are for the benefit of Cornerstone's Board of Directors and our opinion does not constitute a recommendation as to how the holders of Common Stock of Cornerstone (and the holders of limited partnership interests in Cornerstone OP) should vote with respect to the matters contemplated by the Merger Agreement. Except as provided in the engagement letter dated January 28, 2000, between Cornerstone and us, it is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing, we are of the opinion that the consideration to be received in the Merger as set forth above is fair, from a financial point of view, to the holders of Common Stock of Cornerstone.

                                            Very truly yours,

                                            LAZARD FRERES & CO. LLC

                                            By    /s/ MATTHEW J. LUSTIG
                                            ------------------------------------
                                                     Matthew J. Lustig
                                                     Managing Director

                                                                         ANNEX D

                AMENDMENTS TO EQUITY OFFICE DECLARATION OF TRUST
               RELATING TO "DOMESTICALLY-CONTROLLED" REIT STATUS

1. AMENDMENT TO SECTION 7.2.1(A)

     Section 7.2.1(a) is amended to add the following new subparagraph (iv):

          (iv) No Person shall acquire Beneficial Ownership of any Shares after the Effective Time if, as a result of such acquisition of Beneficial Ownership, the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons for purposes of Section 897(h)(4)(B) of the Code would comprise forty three percent (43%) or more of the fair market value of the issued and outstanding Shares; provided, however, that the foregoing shall not apply to any acquisition of Beneficial Ownership of any Preferred Shares outstanding at the Effective Time or any Common Shares upon the conversion of any such Preferred Shares.

2. AMENDMENTS TO SECTION 7.1

     Section 7.1 is amended to add the following new definitions:

          Effective Time. The term "Effective Time" shall mean the later of (i) the time the SDAT accepts for record articles of merger relating to the merger of Cornerstone Properties, Inc. with and into the Trust or (ii) the time established under such articles, not to exceed 30 days after the articles are accepted for record by the SDAT.

          Non-U.S. Person. The term "Non-U.S. Person" shall mean a Person other than a U.S. Person.

          U.S. Person. The term "U.S. Person" shall mean (a) a citizen or resident of the United States, (b) a partnership created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), (c) a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), and (d) any estate or trust (other than a foreign estate or foreign trust, within the meaning of Section 7701(a)(31) of the Code).

3. AMENDMENTS TO SECTION 7.2.1(B)

     Section 7.2.1(b) is amended to read as follows:

          (b) Transfer in Trust. If any Transfer of Shares (whether or not such Transfer is the result of transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.2.1(a)(i), (ii) or (iv),

             (i) then that number of Shares the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv), as applicable (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such Shares; or

             (ii) if the transfer to the Charitable Trust described in clause
        (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i), (ii) or (iv), as applicable, then the Transfer of that number of Shares that otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii) or (iv), as applicable (rounded up to the nearest whole share) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.

4. AMENDMENT TO SECTION 7.2.4(B)

     The existing Section 7.2.4(b) is amended to read as follows:

          (b) each Person who is a Beneficial or Constructive Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial or Constructive Owner shall provide to the Trust such information as the Trust may require, in good faith, in order to determine the Trust's status as a REIT or a "domestically controlled REIT" (within the meaning of Section 897(h)(4)(B) of the Code) and to comply with the requirements of any taxing authority or to determine such compliance.

5. AMENDMENT TO ADD NEW SECTION 7.2.9

     The existing Section 7.2.9 is renumbered as Section 7.2.10 and the following new Section 7.2.9 is added:

          Section 7.2.9 Increase in Percentage Set Forth in Section 7.2.1(a)(iv). The Board of Trustees may from time to time increase the percentage set forth in Section 7.2.1(a)(iv) from forty three percent (43%) to such higher percentage as shall be determined by the Board of Trustees; provided, however, that in no event shall such percentage exceed forty nine percent (49%) less the percentage of the aggregate fair market value of the total issued and outstanding Shares represented by the fair market value of any Preferred Shares then outstanding that were outstanding at the Effective Time (as such fair market values are determined by the Board of Trustees in good faith).

6. AMENDMENTS TO SECTION 7.2.10

     The first sentence of the legend set forth in Section 7.2.10 (as renumbered pursuant to the other amendments made pursuant hereto) is amended to delete the word "and" immediately preceding the following: "(iv) no Person may Transfer Shares . . .", and to insert the following new language at the end of such first sentence:

          ; and (v) no Person may acquire Beneficial Ownership of any Shares after the Effective Date if, as a result of such acquisition, the fair market value of the Shares owned directly and indirectly by Non-U.S. Persons would comprise more than forty three percent (43%) of the fair market value of the issued and outstanding Shares; provided, however, that clause (v) shall not apply to any acquisition of any Preferred Shares outstanding at the Effective Time.

                                                                         ANNEX E


      FORM OF SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                      OF EOP OPERATING LIMITED PARTNERSHIP

                               TABLE OF CONTENTS


ARTICLE I     DEFINED TERMS...............................................     E-1
ARTICLE II    ORGANIZATIONAL MATTERS......................................    E-12
  Section     Organization................................................    E-12
     2.1
  Section     Name........................................................    E-12
     2.2
  Section     Registered Office and Agent; Principal Office...............    E-12
     2.3
  Section     Term........................................................    E-12
     2.4
ARTICLE III   PURPOSE.....................................................    E-12
  Section     Purpose and Business........................................    E-12
     3.1
  Section     Powers......................................................    E-13
     3.2
ARTICLE IV    CAPITAL CONTRIBUTIONS AND ISSUANCES OF PARTNERSHIP
              INTERESTS...................................................    E-13
  Section     Capital Contributions of the Partners.......................    E-13
     4.1
  Section     Issuances of Partnership Interests..........................    E-14
     4.2
  Section     No Preemptive Rights........................................    E-15
     4.3
  Section     Other Contribution Provisions...............................    E-15
     4.4
  Section     No Interest on Capital......................................    E-15
     4.5
  Section     Separate Agreements.........................................    E-15
     4.6
ARTICLE V     DISTRIBUTIONS...............................................    E-15
  Section     Requirement and Characterization of Distributions...........    E-15
     5.1
  Section     Amounts Withheld............................................    E-17
     5.2
  Section     Distributions Upon Liquidation..............................    E-18
     5.3
  Section     Revisions to Reflect Issuance of Partnership Interests......    E-18
     5.4
ARTICLE VI    ALLOCATIONS.................................................    E-18
  Section     Allocations For Capital Account Purposes....................    E-18
     6.1
  Section     Revisions to Allocations to Reflect Issuance of Partnership
     6.2      Interests...................................................    E-19
ARTICLE VII   MANAGEMENT AND OPERATIONS OF BUSINESS.......................    E-19
  Section     Management..................................................    E-19
     7.1
  Section     Certificate of Limited Partnership..........................    E-22
     7.2
  Section     Title to Partnership Assets.................................    E-22
     7.3
  Section     Reimbursement of the General Partner........................    E-23
     7.4
  Section     Outside Activities of the General Partner; Relationship of
     7.5      Shares to Partnership Units; Funding Debt...................    E-24
  Section     Transactions with Affiliates................................    E-26
     7.6
  Section     Indemnification.............................................    E-26
     7.7
  Section     Liability of the General Partner............................    E-28
     7.8
  Section     Other Matters Concerning the General Partner................    E-28
     7.9
  Section     Reliance by Third Parties...................................    E-30
     7.10
  Section     Restrictions on General Partner's Authority.................    E-30
     7.11
  Section     Loans by Third Parties......................................    E-31
     7.12
ARTICLE VIII  RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS..................    E-31
  Section     Limitation of Liability.....................................    E-31
     8.1
  Section     Management of Business......................................    E-31
     8.2
  Section     Outside Activities of Limited Partners......................    E-31
     8.3
  Section     Return of Capital...........................................    E-32
     8.4
  Section     Rights of Limited Partners Relating to the Partnership......    E-32
     8.5
  Section     Redemption Right............................................    E-33
     8.6
ARTICLE IX    BOOKS, RECORDS, ACCOUNTING AND REPORTS......................    E-35
  Section     Records and Accounting......................................    E-35
     9.1
  Section     Fiscal Year.................................................    E-35
     9.2
  Section     Reports.....................................................    E-35
     9.3

ARTICLE X     TAX MATTERS.................................................    E-36
  Section     Preparation of Tax Returns..................................    E-36
     10.1
  Section     Tax Elections...............................................    E-36
     10.2
  Section     Tax Matters Partner.........................................    E-36
     10.3
  Section     Organizational Expenses.....................................    E-37
     10.4
  Section     Withholding.................................................    E-37
     10.5
ARTICLE XI    TRANSFERS AND WITHDRAWALS...................................    E-38
  Section     Transfer....................................................    E-38
     11.1
  Section     Transfers of Partnership Interests of General Partner.......    E-38
     11.2
  Section     Limited Partners' Rights to Transfer........................    E-39
     11.3
  Section     Substituted Limited Partners................................    E-40
     11.4
  Section     Assignees...................................................    E-41
     11.5
  Section     General Provisions..........................................    E-41
     11.6
ARTICLE XII   ADMISSION OF PARTNERS.......................................    E-43
  Section     Admission of a Successor General Partner....................    E-43
     12.1
  Section     Admission of Additional Limited Partners....................    E-43
     12.2
  Section     Amendment of Agreement and Certificate of Limited
     12.3     Partnership.................................................    E-44
ARTICLE XIII  DISSOLUTION AND LIQUIDATION.................................    E-44
  Section     Dissolution.................................................    E-44
     13.1
  Section     Winding Up..................................................    E-44
     13.2
  Section     Compliance with Timing Requirements of Regulations..........    E-45
     13.3
  Section     Rights of Limited Partners..................................    E-46
     13.4
  Section     Notice of Dissolution.......................................    E-47
     13.5
  Section     Cancellation of Certificate of Limited Partnership..........    E-47
     13.6
  Section     Reasonable Time for Winding Up..............................    E-47
     13.7
  Section     Waiver of Partition.........................................    E-47
     13.8
  Section     Liability of Liquidator.....................................    E-47
     13.9
ARTICLE XIV   AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS................    E-47
  Section     Amendments..................................................    E-47
     14.1
  Section     Meetings of the Partners....................................    E-48
     14.2
ARTICLE XV    GENERAL PROVISIONS..........................................    E-49
  Section     Addresses and Notice........................................    E-49
     15.1
  Section     Titles and Captions.........................................    E-49
     15.2
  Section     Pronouns and Plurals........................................    E-49
     15.3
  Section     Further Action..............................................    E-50
     15.4
  Section     Binding Effect..............................................    E-50
     15.5
  Section     Creditors...................................................    E-50
     15.6
  Section     Waiver......................................................    E-50
     15.7
  Section     Counterparts................................................    E-50
     15.8
  Section     Applicable Law..............................................    E-50
     15.9
  Section     Invalidity of Provisions....................................    E-50
     15.10
  Section     Power of Attorney...........................................    E-50
     15.11
  Section     Entire Agreement............................................    E-51
     15.12
  Section     No Rights as Shareholders...................................    E-51
     15.13
  Section     Limitation to Preserve REIT Status..........................    E-51
     15.14

                                   EXHIBIT A
                       PARTNERS AND PARTNERSHIP INTERESTS

                                   EXHIBIT B
                          CAPITAL ACCOUNT MAINTENANCE

                                   EXHIBIT C
                            SPECIAL ALLOCATION RULES

                                   EXHIBIT D
                              NOTICE OF REDEMPTION

                                   EXHIBIT E
                    PROTECTED PARTNERS AND PROTECTED AMOUNTS


                                  EXHIBIT E-1


                                (CAP AGREEMENT)



                                  EXHIBIT E-2


                                (1120 AGREEMENT)



                                  EXHIBIT E-3


                           (WRIGHT RUNSTAD AGREEMENT)



                                  EXHIBIT E-4


                             (GALBREATH AGREEMENT)



                                  EXHIBIT E-5


                          (PALO ALTO SQUARE AGREEMENT)



                                  EXHIBIT E-6


                            (CORNERSTONE AGREEMENT)

                                  ATTACHMENT A


                           (SERIES A PREFERRED UNITS)



                                  ATTACHMENT B


                           (SERIES B PREFERRED UNITS)



                                  ATTACHMENT C


                           (SERIES C PREFERRED UNITS)



                                  ATTACHMENT D


                           (SERIES D PREFERRED UNITS)

                                    FORM OF

                          SECOND AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                       EOP OPERATING LIMITED PARTNERSHIP

     THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP, dated as
of           , 2000, is entered into by and among Equity Office Properties
Trust, a Maryland real estate investment trust, as the General Partner, and the Persons whose names are set forth on Exhibit A hereto as Limited Partners, together with any other Persons who become Partners in the Partnership as provided herein.

     WHEREAS, Equity Office Properties Trust, Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership II, an Illinois limited Partnership, and certain other persons named therein entered into an Agreement of Limited Partnership of EOP Operating Limited Partnership dated as of July 3, 1997, pursuant to which the Partnership was formed (the "Original Partnership Agreement");

     WHEREAS, the General Partner and the other Partners in the Partnership entered into eleven amendments to the Original Partnership Agreement (the "Prior Amendments") and 20 addenda to the Original Partnership Agreement effecting the admission of Additional Limited Partners to the Partnership, the withdrawal of certain Partners from the Partnership, and, in some cases, certain amendments to provisions of the Original Partnership Agreement made in connection therewith (the "Prior Addenda");


     WHEREAS, the General Partner and the Persons named on Exhibit A hereto as Limited Partners entered into the First Amended and Restated Agreement of Limited Partnership, dated as of May 1, 2000, to incorporate the Original Partnership Agreement, the Prior Amendments, and the Addenda (the "First Amended and Restated Agreement"); and



     WHEREAS, the General Partner and the other Partners in the Partnership now desire to enter into amendments to the First Amended and Restated Agreement of Limited Partnership by entering into this Second Amended and Restated Agreement of Limited Partnership;


     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby amend and restate the First Amended and Restated Agreement of Limited Partnership in its entirety and agree to continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act, as amended from time to time, as follows:

                                   ARTICLE I

                                 DEFINED TERMS

     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time, and any successor to such statute.

     "Additional Limited Partner" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

     "Adjusted Capital Account" means the Capital Account maintained for each Partner as of the end of each Partnership Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

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     "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Adjusted Capital Account as of the end of the relevant Partnership Year.

     "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Exhibit B.

     "Adjustment Date" has the meaning set forth in Section 4.2.B.

     "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person,
(ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or
(iv) any officer, director, general partner or trustee of such Person or any Person referred to in clauses (i), (ii), and (iii) above. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Aggregate Protected Amount" means the aggregate balances of the Protected Amounts, if any, of all Protected Partners, as determined on the date in question.

     "Agreed Value" means (i) in the case of any Contributed Property, the 704(c) Value of such property as of the time of its contribution to the Partnership, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, as the same is reflected in the books and records of the Partnership; and (ii) in the case of any property distributed to a Partner by the Partnership, the Partnership's Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the regulations thereunder.


     "Agreement" means this Second Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.


     "Assignee" means a Person to whom one or more Partnership Units have been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

     "Available Cash" means, with respect to any period for which such calculation is being made:

          (a) all cash revenues and funds received by the Partnership from whatever source (excluding the proceeds of any Capital Contribution) plus the amount of any reduction (including, without limitation, a reduction resulting because the General Partner determines such amounts are no longer necessary) in reserves of the Partnership, which reserves are referred to in clause (b)(iv) below;

          (b) less the sum of the following (except to the extent made with the proceeds of any Capital Contribution):

             (i) all interest, principal and other debt payments made during such period by the Partnership,

             (ii) all cash expenditures (including capital expenditures) made by the Partnership during such period,

             (iii) investments in any entity (including loans made thereto) to the extent that such investments are permitted under this Agreement and are not otherwise described in clauses (b)(i) or (ii), and

             (iv) the amount of any increase in reserves established during such period which the General Partner determines is necessary or appropriate in its sole and absolute discretion.

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     Notwithstanding the foregoing, Available Cash shall not include any cash received or reductions in reserves, or take into account any disbursements made or reserves established, after commencement of the dissolution and liquidation of the Partnership.

     "Book-Tax Disparities" means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner's share of the Partnership's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner's Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Partner's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

     "Capital Account" means the Capital Account maintained for a Partner pursuant to Exhibit B.

     "Capital Contribution" means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership pursuant to Section
4.1 or 4.2.

     "Carrying Value" means (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Partners' Capital Accounts and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B, and to reflect changes, additions (including capital improvements thereto) or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

     "Cash Amount" means an amount of cash equal to the Value on the Valuation Date of the Shares Amount.

     "Certificate" means the Certificate of Limited Partnership relating to the Partnership filed in the office of the Delaware Secretary of State, as amended from time to time in accordance with the terms hereof and the Act.

     "Class A" has the meaning set forth in Section 5.1.C.

     "Class A Share" has the meaning set forth in Section 5.1.C.

     "Class A Unit" means any Partnership Unit that is not specifically designated by the General Partner as being of another specified class of Partnership Units.

     "Class B" has the meaning set forth in Section 5.1.C.

     "Class B Share" has the meaning set forth in Section 5.1.C.

     "Class B Unit" means a Partnership Unit that is specifically designated by the General Partner as being a Class B Unit.

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     "Consent" means the consent or approval of a proposed action by a Partner given in accordance with Section 14.2.

     "Consent of the Outside Limited Partners" means the Consent of Limited Partners (excluding for this purpose any Limited Partnership Interests held by the General Partner, any Person of which the General

Partner owns or controls more than fifty percent (50%) of the voting interests and any Person directly or indirectly owning or controlling more than fifty percent (50%) of the outstanding voting interests of the General Partner) holding Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interest of all Limited Partners who are not excluded for the purposes hereof.

     "Consolidation" means (i) the transactions whereby the Partnership acquired interests in certain office properties owned by the Opportunity Partnerships and certain asset management and property management businesses that provided services to those properties and to other office properties, in exchange for Partnership Units, and (ii) the merger of the ZML Investors, Inc., ZML Investors II, Inc., Zell/Merrill Lynch Real Estate Opportunity Partners III Trust and Zell/Merrill Lynch Real Estate Opportunity Partners IV Trust with and into Equity Office Properties Trust, all as described in a Joint Proxy Statement/Offering Memorandum dated March 25, 1997.

     "Contributed Property" means each property or other asset contributed to the Partnership, in such form as may be permitted by the Act, but excluding cash contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B, such property shall no longer constitute a Contributed Property for purposes of Exhibit B, but shall be deemed an Adjusted Property for such purposes.

     "Conversion Factor" means 1.0; provided that, if the General Partner Entity
(i) declares or pays a dividend on its outstanding Shares in Shares or makes a distribution to all holders of its outstanding Shares in Shares, (ii) subdivides its outstanding Shares or (iii) combines its outstanding Shares into a smaller number of Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time) and the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination; and provided further that if an entity shall cease to be the General Partner Entity (the "Predecessor Entity") and another entity shall become the General Partner Entity (the "Successor Entity"), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which is the Value of one Share of the Predecessor Entity, determined as of the date when the Successor Entity becomes the General Partner Entity, and the denominator of which is the Value of one Share of the Successor Entity, determined as of that same date. (For purposes of the second proviso in the preceding sentence, if any shareholders of the Predecessor Entity will receive consideration in connection with the transaction in which the Successor Entity becomes the General Partner Entity, the numerator in the fraction described above for determining the adjustment to the Conversion Factor (that is, the Value of one Share of the Predecessor Entity) shall be the sum of the greatest amount of cash and the fair market value (as determined in good faith by the General Partner) of any securities and other consideration that the holder of one Share in the Predecessor Entity could have received in such transaction (determined without regard to any provisions governing fractional shares).) Any adjustment to the Conversion Factor shall become effective immediately after the effective date of the event retroactive to the record date, if any, for the event giving rise thereto, it being intended that (x) adjustments to the Conversion Factor are to be made to avoid unintended dilution or anti-dilution as a result of transactions in which Shares are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Partnership Units and (y) if a Specified Redemption Date shall fall between the record date and the effective date of any event of the type described above, that the Conversion Factor applicable to such redemption shall be adjusted to take into account such event.

     "Convertible Funding Debt" has the meaning set forth in Section 7.5.F.

     "Debt" means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by

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such Person, (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person's interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (iv) obligations of such Person incurred in connection with entering into a lease which, in accordance with generally accepted accounting principles, should be capitalized.

     "Declaration of Trust" means the Articles of Amendment and Restatement of Declaration of Trust of Equity Office Properties Trust filed in the State of Maryland on July 9, 1997, as amended or restated from time to time.

     "Deemed Partnership Interest Value" means, as of any date with respect to any class of Partnership Interests, the Deemed Value of the Partnership Interest of such class multiplied by the applicable Partner's Percentage Interest of such class.

     "Deemed Value of the Partnership Interest" means, as of any date with respect to any class of Partnership Interests, (a) if the common shares of beneficial interest (or other comparable equity interests) of the General Partner Entity are Publicly Traded (i) the total number of shares of beneficial interest (or other comparable equity interest) of the General Partner Entity corresponding to such class of Partnership Interest (as provided for in Section 4.2.B) issued and outstanding as of the close of business on such date (excluding any treasury shares) multiplied by the Value of a share of such beneficial interest (or other comparable equity interest) on such date divided by (ii) the Percentage Interests of the General Partner, held directly or indirectly through another entity, in such class of Partnership Interests on such date, and (b) otherwise, the aggregate Value of such class of Partnership Interests determined as set forth in the fourth and fifth sentences of the definition of Value. For purposes of clause (a) of the preceding sentence, "Value" means the average of the daily market price of such corresponding shares of beneficial interest (or other comparable equity interests) of the General Partner Entity for such number of consecutive trading days or the Business Day immediately preceding the date with respect to which Value must be determined (which number of days or the Business Day shall be determined by the General Partner in its sole discretion), with the market price for each such trading day being the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. Notwithstanding any of the foregoing, with respect to any class or series of Partnership Interests that is entitled to a preference as compared to the class of Partnership Interests corresponding to common shares of beneficial interests (or other comparable equity interests) of the General Partner Entity, "Value" means the stated liquidation preference or value of such class or series of Partnership Interests provided in the instrument establishing such class or series of Partnership Interests (unless otherwise provided in such instrument).

     "Depreciation" means, for each fiscal year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

     "Distribution Period" has the meaning set forth in Section 5.1.C.

     "Effective Date" means the date of the closing of the Consolidation.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Partner" means either any (a) Limited Partner or (b) holder of shares of beneficial interest in the General Partner that received such Shares in the mergers of ZML Investors, Inc., ZML Investors II, Inc., Zell/Merrill Lynch Real Estate Opportunity Partners III Trust, and Zell/Merrill Lynch Real Estate Opportunity Partners IV Trust into the General Partner, and which Limited Partner or shareholder
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

is either (i) an employee benefit plan subject to Title I of ERISA or section 4975 of the Code, or (ii) a nominee for or a trust established pursuant to such employee benefit plan, or (iii) which is an entity whose underlying assets include assets of such employee benefit plan by reason of such plan's investment in such entity.

     "ERISA Plan" means an "employee benefit plan" as that term is defined in 29 U.S.C. Section 1002(3), and which is not exempt from regulation under ERISA by virtue of 29 U.S.C. Section 1003(b).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Value" shall have the meaning described in Section 7.09.E(iv).

     "Funding Debt" means the incurrence of any Debt by or on behalf of the General Partner Entity for the purpose of providing funds to the Partnership.

     "General Partner" means Equity Office Properties Trust, a Maryland real estate investment trust, or its successor, as general partner of the Partnership.

     "General Partner Entity" means the General Partner; provided, however, that if (i) the common shares of beneficial interest (or other comparable equity interests) of the General Partner are at any time not Publicly Traded and (ii) the common shares of beneficial interest (or other comparable equity interests) of an entity that owns, directly or indirectly, fifty percent (50%) or more of the common shares of beneficial interest (or other comparable equity interests) of the General Partner are Publicly Traded, the term "General Partner Entity" shall refer to such entity whose common shares of beneficial interest (or other comparable equity securities) are Publicly Traded. If both requirements set forth in clauses (i) and (ii) above are not satisfied, then the term "General Partner Entity" shall mean the General Partner.

     "General Partnership Interest" means a Partnership Interest held by the General Partner that is a general partnership interest. A General Partnership Interest may be expressed as a number of Partnership Units.

     "General Partner Payment" has the meaning set forth in Section 15.14 hereof.

     "IRS" means the Internal Revenue Service, which administers the internal revenue laws of the United States.

     "Immediate Family" means, with respect to any natural Person, such natural Person's spouse, parents, descendants, nephews, nieces, brothers, and sisters.

     "Incapacity" or "Incapacitated" means, (i) as to any individual who is a Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her Person or estate, (ii) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (iii) as to any partnership or limited liability company which is a Partner, the dissolution and commencement of winding up of the partnership or limited liability company, (iv) as to any estate which is a Partner, the distribution by the fiduciary of the estate's entire interest in the Partnership, (v) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee) or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner's creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner's properties, (f) any proceeding seeking liquidation,

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reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty
(120) days after the commencement thereof, (g) the appointment without the Partner's consent or acquiescence of a trustee, receiver of liquidator has not been vacated or stayed within ninety (90) days of such appointment or (h) an appointment referred to in clause (g) is not vacated within ninety (90) days after the expiration of any such stay.

     "Indemnitee" means (i) any Person made a party to a proceeding by reason of its status as (A) the General Partner, (B) a Limited Partner, or (C) a trustee, director or officer of the Partnership, or the General Partner and (ii) such other Persons (including Affiliates of the General Partner, a Limited Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

     "Limited Partner" means any Person named as a Limited Partner in Exhibit A, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person's capacity as a Limited Partner in the Partnership.

     "Limited Partnership Interest" means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partnership Interest may be expressed as a number of Partnership Units.

     "Liquidating Event" has the meaning set forth in Section 13.1.

     "Liquidator" has the meaning set forth in Section 13.2.A.

     "Net Income" means, for any taxable period, the excess, if any, of the Partnership's items of income and gain for such taxable period over the Partnership's items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Exhibit B. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subjected to the special allocation rules in Exhibit C, Net Income or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

     "Net Loss" means, for any taxable period, the excess, if any, of the Partnership's items of loss and deduction for such taxable period over the Partnership's items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Exhibit B. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Exhibit C, Net Loss or the resulting Net Income, whichever the case may be, shall be recomputed without regard to such item.

     "New Securities" means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase Shares, excluding grants under any Share Option Plan, or (ii) any Debt issued by the General Partner Entity that provides any of the rights described in clause (i).

     "Nonrecourse Built-in Gain" means, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 2.B of Exhibit C if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

     "Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

     "Nonrecourse Liability" has the meaning set forth in Regulations Section 1.752-1(a)(2).

     "Notice of Redemption" means a Notice of Redemption substantially in the form of Exhibit D.

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     "Opportunity Partnerships" means, Zell/Merrill Lynch Real Estate
Opportunity Partners Limited Partnership, Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership II, Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership III, and Zell/Merrill Lynch Real Estate Opportunity Partners Limited Partnership IV.

     "Partner" means the General Partner or a Limited Partner, and "Partners" means the General Partner and the Limited Partners.

     "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

     "Partner Nonrecourse Debt" has the meaning set forth in Regulations Section 1.704-2(b)(4).

     "Partner Nonrecourse Deductions" has the meaning set forth in Regulations
Section 1.704-2(i), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

     "Partnership" means the limited partnership formed under the Act upon the terms and conditions set forth in the Original Partnership Agreement and continued pursuant to this Agreement, or any successor to such limited partnership.

     "Partnership Interest" means a Limited Partnership Interest or a General Partnership Interest and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be expressed as a number of Partnership Units.

     "Partnership Minimum Gain" has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

     "Partnership Record Date" means the record date established by the General Partner either (i) for the distribution of Available Cash pursuant to Section
5.1 hereof, which record date shall be the same as the record date established by the General Partner Entity for a distribution to its shareholders of some or all of its portion of such distribution, or (ii) if applicable, for determining the Partners entitled to vote on or consent to any proposed action for which the consent or approval of the Partners is sought pursuant to Section 14.2 hereof.

     "Partnership Unit" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2, and includes Class A Units, Class B Units, Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, and any other classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interests in the Partnership represented by such Partnership Units are set forth in Exhibit A, as such Exhibit may be amended from time to time.

     "Partnership Year" means the fiscal year of the Partnership, which shall be the calendar year.

     "Percentage Interest" means, as to a Partner holding a class of Partnership Interests, its interest in such class, determined by dividing the Partnership Units of such class owned by such Partner by the total number of Partnership Units of such class then outstanding as specified in Exhibit A, as such exhibit may be amended from time to time, multiplied by the aggregate Percentage Interest allocable to such class of Partnership Interests. If the Partnership shall at any time have outstanding more than one class of Partnership Interests, the Percentage Interest attributable to each class of Partnership Interests shall be determined as set forth in Section 4.2.B.

     "Person" means a natural person, partnership (whether general or limited), trust, estate, association, corporation, limited liability company, unincorporated organization, custodian, nominee or any other individual or entity in its own or any representative capacity.
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     "Predecessor Entity" has the meaning set forth in the definition of
"Conversion Factor" herein.

     "Protected Amount" means the amount specified on Exhibit E with respect to any Protected Partner, as such Exhibit may be amended from time to time.

     "Protected Partner" means a Partner designated as a Protected Partner on Exhibit E, as such Exhibit may be amended from time to time, which Protected Partner is obligated to make certain contributions, not in excess of such Protected Partner's Protected Amount, to the Partnership with respect to any deficit balance in such Partner's Capital Account upon the occurrence of certain events. A Protected Partner who is obligated to make any such contribution only upon liquidation of the Partnership shall be designated on Exhibit E as a Part I Protected Partner and a Protected Partner who is obligated to make any such contribution to the Partnership either upon liquidation of the Partnership or upon liquidation of such Protected Partner's Partnership Interest shall be designated on Exhibit E as a Part II Protected Partner.

     "Publicly Traded" means listed or admitted to trading on the New York Stock Exchange, the American Stock Exchange or another national securities exchange or designated for quotation on the NASDAQ National Market, or any successor to any of the foregoing.

     "Qualified REIT Subsidiary" means any Subsidiary of the General Partner that is a "qualified REIT subsidiary" within the meaning of Section 856(i) of the Code.

     "Qualified Transferee" means an "Accredited Investor" as defined in Rule 501 promulgated under the Securities Act.

     "Recapture Income" means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the
Code) upon the disposition of any property or asset of the Partnership, which gain is characterized either as ordinary income or as "unrecaptured Section 1250 gain" (as defined in Section 1(h)(7) of the Code because it represents the recapture of deductions previously taken with respect to such property or asset.

     "Recourse Liabilities" means the amount of liabilities owed by the Partnership (other than Nonrecourse Liabilities and liabilities to which Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-(2)(i) of the Regulations).

     "Redeeming Partner" has the meaning set forth in Section 8.6.A.

     "Redemption Amount" means either the Cash Amount or the Shares Amount, as determined by the General Partner, in its sole and absolute discretion; provided that if the Shares are not Publicly Traded at the time a Redeeming Partner exercises its Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount. A Redeeming Partner shall have no right, without the General Partner's consent, in its sole and absolute discretion, to receive the Redemption Amount in the form of the Shares Amount.

     "Redemption Right" has the meaning set forth in Section 8.6.A.

     "Regulations" means the Treasury Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     "REIT" means a real estate investment trust under Section 856 of the Code.

     "REIT Requirements" has the meaning set forth in Section 5.1.A.

     "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.1(a) or 2.B.2(a) of Exhibit C to eliminate Book-Tax Disparities.

     "Safe Harbor" has the meaning set forth in Section 11.6.F.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series A Preferred Shares" means the 8.98% Series A Cumulative Redeemable Preferred Shares of Equity Office Properties Trust issued in connection with the merger of Beacon Properties Corporation into Equity Office Properties Trust on December 19, 1997.

     "Series A Preferred Units" means the series of Partnership Units representing units of Limited Partnership Interest designated as the 8.98% Series A Cumulative Redeemable Preferred Units with the designations, preferences and other rights set forth in Attachment A hereto.

     "Series B Preferred Shares" means the 5.25% Series B Convertible, Cumulative Preferred Shares of the Company, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of shares as described in the Articles Supplementary to the Declaration of Trust filed with the State Department of Assessments and Taxation of Maryland on February 19, 1998, establishing the series of preferred shares, designated Series B Preferred Shares.

     "Series B Preferred Units" means the series of Partnership Units representing units of Limited Partnership Interest designated as the 5.25% B Convertible, Cumulative Preferred Units, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualification and terms and conditions of redemption of units set forth in Attachment B hereto.

     "Series C Preferred Shares" means the 8 5/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company issued and sold in the underwritten public offering made pursuant to the Company's effective shelf registration statement on Form S-3 (Reg. No. 333-58729), its prospectus dated July 22, 1998, and its related prospectus supplement dated December 1, 1998.

     "Series C Preferred Units" means the series of Partnership Units representing units of Limited Partnership Interest designated as the 8 5/8% Series C Cumulative Redeemable Preferred Units, with the designations, preferences and other rights set forth in Attachment C hereto.

     "Series D Preferred Units" means the series of Partnership Units representing units of Limited Partnership Interest designated as the 7% Cumulative Convertible Preferred Units, with the designations, preferences and other rights set forth in Attachment D hereto.

     "704(c) Value" of any Contributed Property means the fair market value of such property at the time of contribution as determined by the General Partner using such reasonable method of valuation as they may adopt; provided, however, subject to Exhibit B, the General Partner shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Value of Contributed Properties in a single or integrated transaction among each separate property on a basis proportional to its fair market values.

     "Share" means a share of beneficial interest (or other comparable equity interest) of the General Partner Entity. Shares may be issued in one or more classes or series in accordance with the terms of the Declaration of Trust (or, if the General Partner is not the General Partner Entity, the organizational documents of the General Partner Entity). If there is more than one class or series of Shares, the term "Shares" shall, as the context requires, be deemed to refer to the class or series of Shares that correspond to the class or series of Partnership Interests for which the reference to Shares is made. When used with reference to Class A Units, the term "Shares" refers to common shares of beneficial interest (or other comparable equity interest) of the General Partner Entity.

     "Shares Amount" means a number of Shares equal to the product of the number of Partnership Units offered for redemption by a Redeeming Partner times the Conversion Factor; provided that, if the General Partner Entity issues to all holders of Shares rights, options, warrants or convertible or exchangeable securities entitling such holders to subscribe for or purchase Shares or any other securities or property (collectively, the "rights"), then the Shares Amount shall also include such rights that a holder of that number of Shares would be entitled to receive.

     "Share Option Plan" means any equity incentive plan of the General Partner, the General Partner Entity, the Partnership and/or any Affiliate of the Partnership.

     "Specified Redemption Date" means the tenth Business Day after receipt by the General Partner of a Notice of Redemption; provided that, if the Shares are not Publicly Traded, the Specified Redemption Date means the thirtieth Business Day after receipt by the General Partner of a Notice of Redemption.

     "Subsidiary" means, with respect to any Person, any corporation, limited liability company, trust, partnership or joint venture, or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

     "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

     "Successor Entity" has the meaning set forth in the definition of "Conversion Factor" herein.

     "Terminating Capital Transaction" means any sale or other disposition of all or substantially all of the assets of the Partnership for cash or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership for cash.

     "Termination Transaction" has the meaning set forth in Section 11.2.B.

     "Unrealized Gain" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Exhibit B) as of such date, over
(ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date.

     "Unrealized Loss" attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date, over (ii) the fair market value of such property (as determined under Exhibit B) as of such date.

     "Valuation Date" means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

     "Value" means, with respect to any outstanding Shares of the General Partner Entity that are Publicly Traded, the average of the daily market price for the ten consecutive trading days immediately preceding the date with respect to which value must be determined. The market price for each such trading day shall be the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day. If the outstanding Shares of the General Partner Entity are Publicly Traded and the Shares Amount includes rights that a holder of Shares would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. If the Shares of the General Partner Entity are not Publicly Traded, the Value of the Shares Amount per Partnership Unit offered for redemption (which will be the Cash Amount per Partnership Unit offered for redemption payable pursuant to
Section 8.6.A) means the amount that a holder of one Partnership Unit would receive if each of the assets of the Partnership were to be sold for its fair market value on the Specified Redemption Date, the Partnership were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Partners in accordance with the terms of this Agreement. Such Value shall be determined by the General Partner, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Partnership if each asset of the Partnership (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Partnership owns a direct or indirect interest) were sold to an unrelated purchaser in an arms' length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Partnership's minority interest in any property or any illiquidity of the Partnership's interest in any property). In connection with determining the Deemed Value of the Partnership Interest for purposes of determining the number of additional Partnership Units issuable upon a Capital Contribution funded by an underwritten public offering or an arm's length private placement of shares of beneficial interest (or other comparable equity interest) of the General Partner, the Value of such shares shall be the public offering or arm's length private placement price per share of such class of beneficial interest (or other comparable equity interest) sold.

                                   ARTICLE II

                             ORGANIZATIONAL MATTERS

SECTION 2.1  ORGANIZATION


     The Partnership is a limited partnership organized pursuant to the provisions of the Act and upon the terms and conditions set forth in the Original Agreement, as amended by the Prior Amendments, the Prior Addenda, and the First Amended and Restated Agreement. The Partners hereby agree to continue the business of the Partnership on the terms set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.


SECTION 2.2  NAME

     The name of the Partnership is EOP Operating Limited Partnership. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of any of the General Partner or any Affiliate thereof. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

SECTION 2.3  REGISTERED OFFICE AND AGENT; PRINCIPAL OFFICE

     The address of the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Corporation Trust Company. The principal office of the Partnership shall be Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems advisable.

SECTION 2.4  TERM

     The term of the Partnership commenced on November 1, 1996, and shall continue until December 31, 2095, unless it is dissolved sooner pursuant to the provisions of Article XIII or as otherwise provided by law.

                                  ARTICLE III

                                    PURPOSE

SECTION 3.1  PURPOSE AND BUSINESS

     The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act; provided, however, that such business shall be limited to and conducted in such a manner as to permit the General Partner Entity at all times to be classified as a REIT, unless the General Partner Entity ceases to qualify or is not qualified as a REIT for any reason or reasons not related to the business conducted by the

Partnership, (ii) to enter into any corporation, partnership, joint venture, trust, limited liability company or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged, directly or indirectly, in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, the Partners acknowledge that the status of the General Partner Entity as a REIT inures to the benefit of all the Partners and not solely to the General Partner Entity or its Affiliates.

SECTION 3.2  POWERS

     The Partnership is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property; provided, however, that the Partnership shall not take, or refrain from taking, any action which, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner Entity to continue to qualify as a REIT, (ii) could subject the General Partner Entity to any taxes under Section 857 or Section 4981 of the Code or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over either the General Partner or the General Partner Entity or its securities, unless such action (or inaction) shall have been specifically consented to by the General Partner in writing.

                                   ARTICLE IV

                      CAPITAL CONTRIBUTIONS AND ISSUANCES
                            OF PARTNERSHIP INTERESTS

SECTION 4.1  CAPITAL CONTRIBUTIONS OF THE PARTNERS

     Prior to the execution of this Agreement, the Partners have made the Capital Contributions as set forth in Exhibit A. The Partners own Partnership Units in the amounts set forth in Exhibit A and have Percentage Interests in the Partnership as set forth in Exhibit A, which number of Partnership Units and Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately redemptions, Capital Contributions, the issuance of additional Partnership Units or similar events having an effect on a Partner's Percentage Interest occurring after the date hereof in accordance with the terms of this Agreement. To the extent the Partnership acquires any property by the merger of any other Person into the Partnership, Persons who receive Partnership Interests in exchange for their interests in the Person merging into the Partnership shall become Partners and shall be deemed to have made Capital Contributions as provided in the applicable merger agreement and as set forth in Exhibit A. A number of Partnership Units held by the General Partner equal to one percent (1%) of the aggregate number of Partnership Units owned by the General Partner shall be deemed to be the General Partner Partnership Units and shall be the General Partnership Interest of the General Partner. All other Partnership Units held by the General Partner shall be deemed to be Limited Partnership Interests and shall be held by the General Partner in its capacity as a Limited Partner in the Partnership. Except as provided in Sections 7.5, 10.5, and 13.3 hereof, the Partners shall have no obligation to make any additional Capital Contributions or provide any additional funding to the Partnership (whether in the form of loans, repayments of loans or otherwise). Except as otherwise set forth in Section 13.3 hereof, no Partner shall have any obligation to restore any deficit that may exist in its Capital Account, either upon a liquidation of the Partnership or otherwise.

SECTION 4.2  ISSUANCES OF PARTNERSHIP INTERESTS

     A. General. The General Partner is hereby authorized to cause the Partnership from time to time to issue to Partners (including the General Partner and its Affiliates) or other Persons (including, without limitation, in connection with the contribution of property to the Partnership) Partnership Units or other Partnership Interests in one or more classes, or in one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined, subject to applicable Delaware law, by the General Partner in its sole and absolute discretion, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests, (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided that no such Partnership Units or other Partnership Interests shall be issued to the General Partner unless either (a) the Partnership Interests are issued in connection with the grant, award or issuance of Shares or other equity interests in the General Partner having designations, preferences and other rights such that the economic interests attributable to such Shares or other equity interests are substantially similar to the designations, preferences and other rights (except voting rights) of the Partnership Interests issued to the General Partner in accordance with this Section 4.2.A or (b) the additional Partnership Interests are issued to all Partners holding Partnership Interests in the same class in proportion to their respective Percentage Interests in such class. If the Partnership issues Partnership Interests pursuant to this Section 4.2.A, the General Partner shall make such revisions to this Agreement (including but not limited to the revisions described in Section 5.4, Section 6.2 and Section 8.6) as it deems necessary to reflect the issuance of such Partnership Interests.

     B. Percentage Interest Adjustments in the Case of Capital Contributions for Partnership Units. Upon the acceptance of additional Capital Contributions in exchange for Partnership Units and so long as the Partnership shall have outstanding more than one class of Partnership Interests, the Percentage Interest related thereto shall be equal to a fraction, the numerator of which is equal to the amount of cash, if any, plus the Agreed Value of Contributed Property, if any, contributed with respect to such additional Partnership Units and the denominator of which is equal to the sum of (i) the Deemed Value of the Partnership Interests for all outstanding classes (computed as of the Business Day immediately preceding the date on which the additional Capital Contributions are made (an "Adjustment Date")) plus (ii) the aggregate amount of additional Capital Contributions contributed to the Partnership on such Adjustment Date in respect of such additional Partnership Units. The Percentage Interest of each other Partner holding Partnership Interests not making a full pro rata Capital Contribution shall be adjusted to a fraction the numerator of which is equal to the sum of (i) the Deemed Partnership Interest Value of such Limited Partner (computed as of the Business Day immediately preceding the Adjustment Date) plus
(ii) the amount of additional Capital Contributions (such amount being equal to the amount of cash, if any, plus the Agreed Value of Contributed Property, if any, so contributed), if any, made by such Partner to the Partnership in respect of such Partnership Interest as of such Adjustment Date and the denominator of which is equal to the sum of (i) the Deemed Value of the Partnership Interests of all outstanding classes (computed as of the Business Day immediately preceding such Adjustment Date) plus (ii) the aggregate amount of the additional Capital Contributions contributed to the Partnership on such Adjustment Date in respect of such additional Partnership Interests. For purposes of calculating a Partner's Percentage Interest pursuant to this Section 4.2.B, cash Capital Contributions by the General Partner will be deemed to equal the cash contributed by the General Partner plus (a) in the case of cash contributions funded by an offering of any equity interests in or other securities of the General Partner, the offering costs attributable to the cash contributed to the Partnership, and (b) in the case of Partnership Units issued pursuant to Section 7.5.E, an amount equal to the difference between the Value of the Shares sold pursuant to any Share Option Plan and the net proceeds of such sale.

     C. Classes of Partnership Units.  Subject to Section 4.2.A above and
Section 4.2.D below, the Partnership shall have two classes of Partnership Units entitled "Class A Units" and "Class B Units."

Either Class A Units or Class B Units, at the election of the General Partner, in its sole and absolute discretion, may be issued to newly admitted Partners in exchange for the contribution by such Partners of cash, real estate partnership interests, stock, notes or other assets or consideration; provided that any Partnership Unit that is not specifically designated by the General Partner as being of a particular class shall be deemed to be a Class A Unit. Each Class B Unit shall be converted automatically into a Class A Unit on the day immediately following the Partnership Record Date for the Distribution Period (as defined in Section 5.1.C) in which such Class B Unit was issued, without the requirement for any action by either the Partnership or the Partner holding the Class B Unit.


     D. Preferred Units Outstanding. Pursuant to Section 4.2.A, the Partnership has heretofore established and issued Series A Preferred Units, Series B Preferred Units, and Series C Preferred Units, and the Partnership is establishing and issuing the Series D Preferred Units in connection with the adoption of this Agreement. The terms and conditions of the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, and the Series D Preferred Units are set forth in Attachment A, Attachment B, Attachment C, and Attachment D, respectively, attached hereto and made part hereof.


SECTION 4.3  NO PREEMPTIVE RIGHTS

     Except to the extent expressly granted by the Partnership pursuant to another agreement, no Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership or (ii) issuance or sale of any Partnership Units or other Partnership Interests.

SECTION 4.4  OTHER CONTRIBUTION PROVISIONS

     If any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such Partner in cash, and the Partner had contributed such cash to the capital of the Partnership.

SECTION 4.5  NO INTEREST ON CAPITAL

     No Partner shall be entitled to interest on its Capital Contributions or its Capital Account.

SECTION 4.6  SEPARATE AGREEMENTS


     In connection with the issuance of Partnership Units to certain Additional Limited Partners, the Partnership has entered into separate agreements that set forth additional rights and obligations of such Additional Limited Partners and additional terms and conditions of such Additional Limited Partner's Partnership Interests. Such agreements are described in Exhibits E-1 through E-6 attached hereto and made part hereof.


                                   ARTICLE V

                                 DISTRIBUTIONS

SECTION 5.1  REQUIREMENT AND CHARACTERIZATION OF DISTRIBUTIONS

     A. General. The General Partner shall distribute at least quarterly an amount equal to one hundred percent (100%) of Available Cash generated by the Partnership during such quarter or shorter period to the Partners who are Partners on the Partnership Record Date with respect to such quarter or shorter period as provided in Sections 5.1.B, 5.1.C and 5.1.D. Notwithstanding anything to the contrary contained herein, in no event may a Partner receive a distribution of Available Cash with respect to a Partnership Unit for a quarter or shorter period if such Partner is entitled to receive a distribution with respect to a Share for which such Partnership Unit has been redeemed or exchanged. Unless otherwise expressly provided for herein, in Attachment A, Attachment B, Attachment C, and Attachment D hereto, with respect to Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, and Series D Preferred Units, respectively, or in an agreement at the time a new class or series of Partnership Interests is created in accordance with Article IV hereof, no Partnership Interest shall be entitled to a distribution in preference to any other Partnership Interest. The General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the qualification of the General Partner Entity as a REIT, to distribute Available Cash (a) to Limited Partners so as to preclude any such distribution or portion thereof from being treated as part of a sale of property to the Partnership by a Limited Partner under Section 707 of the Code or the Regulations thereunder; provided that, the General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of any distribution to a Limited Partner being so treated, and (b) to the General Partner in an amount sufficient to enable the General Partner Entity to make distributions to its shareholders that will enable the General Partner Entity to (1) satisfy the requirements for qualification as a REIT under the Code and the Regulations (the "REIT Requirements"), and (2) avoid any federal income or excise tax liability.


     B. Method. (i) Each holder of Partnership Interests that is entitled to any preference in distribution (including, without limitation, the preferences in distribution set forth in Attachment A, Attachment B, Attachment C, and Attachment D hereto with respect to Series A Preferred Units, Series B Preferred Units, Series C Preferred Units, and Series D Preferred Units, respectively) shall be entitled to a distribution in accordance with the rights of any such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date); and

          (ii) To the extent there is Available Cash remaining after the payment of any preference in distribution in accordance with the foregoing clause
     (i), with respect to Partnership Interests that are not entitled to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within each such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date).

     C. Distributions When Class B Units Are Outstanding. If for any quarter or shorter period with respect to which a distribution is to be made (a "Distribution Period") Class B Units are outstanding on the Partnership Record Date for such Distribution Period, the General Partner shall allocate the Available Cash with respect to such Distribution Period available for distribution with respect to the Class A Units and Class B Units collectively between the Partners who are holders of Class A Units ("Class A") and the Partners who are holders of Class B Units ("Class B") as follows:

          (1) Class A shall receive that portion of the Available Cash (the "Class A Share") determined by multiplying the amount of Available Cash by the following fraction:
                                     A X Y
                            ------------------------
                               (A X Y) + (B X X)

          (2) Class B shall receive that portion of the Available Cash (the "Class B Share") determined by multiplying the amount of Available Cash by the following fraction:
                                     B X X
                            ------------------------
                               (A X Y) + (B X X)

          (3) For purposes of the foregoing formulas, (i) "A" equals the number of Class A Units outstanding on the Partnership Record Date for such Distribution Period; (ii) "B" equals the number of Class B Units outstanding on the Partnership Record Date for such Distribution Period;
     (iii) "Y" equals the number of days in the Distribution Period; and (iv) "X" equals the number of days in the Distribution Period for which the Class B Units were issued and outstanding.

     The Class A Share shall be distributed among Partners holding Class A Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class A Units held by each Partner on such Partnership Record Date; provided that in no event may a Partner receive a distribution of

Available Cash with respect to a Class A Unit if a Partner is entitled to receive a distribution out of such Available Cash with respect to a Share for which such Class A Unit has been redeemed or exchanged. The Class B Shares shall be distributed among the Partners holding Class B Units on the Partnership Record Date for the Distribution Period in accordance with the number of Class B Units held by each Partner on such Partnership Record Date. In no event shall any Class B Units be entitled to receive any distribution of Available Cash for any Distribution Period ending prior to the date on which such Class B Units are issued.

     D. Distributions When Class B Units Have Been Issued on Different
Dates. If Class B Units which have been issued on different dates are outstanding on the Partnership Record Date for any Distribution Period, then the Class B Units issued on each particular date shall be treated as a separate series of Partnership Units for purposes of making the allocation of Available Cash for such Distribution Period among the holders of Partnership Units (and the formula for making such allocation, and the definitions of variables used therein, shall be modified accordingly). Thus, for example, if two series of Class B Units are outstanding on the Partnership Record Date for any Distribution Period, the allocation formula for each series, "Series B(1)" and "Series B(2)" would be as follows:

          (1) Series B(1) shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash by the following fraction:
                                  B(1) X X(1)
                   ------------------------------------------
                    (A X Y) + (B(1) X X(1)) + (B(2) X X(2))

          (2) Series B(2) shall receive that portion of the Available Cash determined by multiplying the amount of Available Cash by the following fraction:
                                  B(2) X X(2)
                   ------------------------------------------
                    (A X Y) + (B(1) X X(1)) + (B(2) X X(2))

          (3) For purposes of the foregoing formulas the definitions set forth in Section 5.1.C.3 remain the same except that (i) "B(1)" equals the number of Partnership Units in Series B(1) outstanding on the Partnership Record Date for such Distribution Period; (ii) "B(2)" equals the number of Partnership Units in Series B(2) outstanding on the Partnership Record Date for such Distribution Period; (iii) "X(1)" equals the number of days in the Distribution Period for which the Partnership Units in Units in Series B(2) outstanding on the Partnership Record Date for such Distribution Period;
     (iii) "X(2)" equals the number of days in the Distribution Period for which the Partnership Units in Series B(1) were issued and outstanding; and (iv) "X(2)" equals the number of days in the Distribution Period for which the Partnership Units in Series B(2) were issued and outstanding.

     E. Minimum Distributions if Shares Not Publicly Traded. In addition (and without regard to the amount of Available Cash), if the Shares of the General Partner Entity are not Publicly Traded, the General Partner shall make cash distributions with respect to the Class A Units at least annually for each taxable year of the Partnership beginning prior to the fifteenth (15th) anniversary of the Effective Date in an aggregate amount with respect to each such taxable year at least equal to 95% of the Partnership's taxable income for such year allocable to the Class A Units, with such distributions to be made not later than 60 days after the end of such year.

SECTION 5.2  AMOUNTS WITHHELD

     All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 10.5 with respect to any allocation, payment or distribution to the General Partner, the Limited Partners or Assignees shall be treated as amounts distributed to the General Partner, Limited Partners or Assignees pursuant to Section 5.1 for all purposes under this Agreement.

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SECTION 5.3  DISTRIBUTIONS UPON LIQUIDATION

     Proceeds from a Terminating Capital Transaction shall be distributed to the Partners in accordance with Section 13.2.

SECTION 5.4  REVISIONS TO REFLECT ISSUANCE OF PARTNERSHIP INTERESTS

     If the Partnership issues Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article V and Exhibit A as it deems necessary to reflect the issuance of such additional Partnership Interests without the requirements for any other consents or approvals.

                                   ARTICLE VI

                                  ALLOCATIONS

SECTION 6.1  ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES

     For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Exhibit B) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

     A. Net Income.  After giving effect to the special allocations set forth in
Section 1 of Exhibit C of the Partnership Agreement, Net Income shall be allocated:


          (1) first, to the General Partner to the extent that cumulative Net Losses previously allocated the General Partner pursuant to Section 6.1.B(6) exceed cumulative Net Income previously allocated to the General Partner pursuant to this clause (1);



          (2) second, to each Protected Partner until the cumulative Net Income allocated such Protected Partner under this clause (2) equals the cumulative Net Losses allocated such Protected Partner under Section 6.1.B(5) (and, within the class of Protected Partners, pro rata in proportion to their respective percentages of the cumulative Net Losses allocated all Protected Partners pursuant to Section 6.1.B(5) hereof);



          (3) third, to the General Partner until the cumulative Net Income allocated under this clause (3) equals the cumulative Net Losses allocated the General Partner under Section 6.1.B(4);



          (4) fourth, to the holders of any Partnership Interests that are entitled to any preference upon liquidation until the cumulative Net income allocated under this clause (4) equals the cumulative Net Losses allocated to such Partners under Section 6.1.B(3);



          (5) fourth, to the holders of any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any such class of Partnership Interests until each such Partnership Interest has been allocated, on a cumulative basis pursuant to this clause
     (5), Net Income equal to the amount of distributions received which are attributable to the preference of such class of Partnership Interests (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); and



          (6) finally, with respect to Partnership Interests that are not entitled to any preference in the allocation of Net Income, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made).

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     B. Net Losses.  After giving effect to the special allocations set forth in
Section 1 of Exhibit C, Net Losses shall be allocated:



          (1) first, to the holders of Partnership Interests, in proportion to their share of the Net Income previously allocated pursuant to Section 6.1.A(6), to the extent that any prior allocations of Net Income to such Partners pursuant to Section 6.1.A(6) exceed, on a cumulative basis, distributions with respect to such Partnership Interests pursuant to clause
     (ii) of Section 5.1.B;



          (2) second, with respect to classes of Partnership Interests that are not entitled to any preference in distribution upon distribution, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); provided that Net Losses shall not be allocated to any Partner pursuant to this Section 6.1.B(2) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case (i) by not including in the Partners' Adjusted Capital Accounts any amount that a Partner is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.3 and (ii) in the case of a Partner who also holds classes of Partnership Interests that are entitled to any preferences in distribution upon liquidation, by subtracting from such Partners' Adjusted Capital Account the amount of such preferred distribution to be made upon liquidation) at the end of such taxable year (or portion thereof);



          (3) third, with respect to classes of Partnership Interests that are entitled to any preference in distribution upon liquidation, in reverse order of the priorities of each such class (and within each such class, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made); provided that Net Losses shall not be allocated to any Partner pursuant to this Section 6.1.B(3) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case by not including in the Partners' Adjusted Capital Accounts any amount that a Partner is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.3) at the end of such taxable year (or portion thereof);



          (4) fourth, to the General Partner in an amount equal to the excess of
     (a) the amount of the Partnership Recourse Liabilities over (b) the Aggregate Protected Amount;



          (5) fifth, to and among the Protected Partners, in proportion to their respective Protected Amounts, until such time as the Protected Partners as a group have been allocated cumulative Net Losses pursuant to this clause
     (5) equal to the Aggregate Protected Amount; and



          (6) thereafter, to the General Partner.


     C. Allocation of Nonrecourse Debt. For purposes of Regulation Section 1.752-3(a), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated by the General Partner by taking into account facts and circumstances relating to each Partner's respective interest in the profits of the Partnership. For this purpose, the General Partner will have discretion in any fiscal year to allocate such excess Nonrecourse Liabilities among the Partners in any manner permitted under Code Section 752 and the Regulations thereunder.

     D. Recapture Income. Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible after taking into account other required allocations of gain pursuant to Exhibit C, be characterized as Recapture Income in the same proportions and to the same extent as such Partners have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

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SECTION 6.2  REVISIONS TO ALLOCATIONS TO REFLECT ISSUANCE OF PARTNERSHIP
             INTERESTS

     If the Partnership issues Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Article IV hereof, the General Partner shall make such revisions to this Article VI and Exhibit A as it deems necessary to reflect the terms of the issuance of such Partnership Interests, including making preferential allocations to classes of Partnership Interests that are entitled thereto. Such revisions shall not require the consent or approval of any other Partner.

                                  ARTICLE VII

                     MANAGEMENT AND OPERATIONS OF BUSINESS

SECTION 7.1  MANAGEMENT

     A. Powers of General Partner. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Limited Partners with or without cause. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to
Section 7.11, shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1, including, without limitation:

          (1) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as are required under Section 5.1.E or will permit the General Partner Entity (so long as the General Partner Entity qualifies as REIT) to avoid the payment of any federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders sufficient to permit the General Partner Entity to maintain REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by mortgage, deed of trust or other lien or encumbrance on the Partnership's assets) and the incurring of any obligations the General Partner deems necessary for the conduct of the activities of the Partnership;

          (2) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

          (3) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity on such terms as the General Partner deems proper;

          (4) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the General Partner, the Partnership or any of the Partnership's Subsidiaries, the lending of funds to other Persons (including, without limitation, the General Partner, its Subsidiaries and the Partnership's Subsidiaries) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which the Partnership has an equity investment and the making of capital contributions to its Subsidiaries;

          (5) the management, operation, leasing, landscaping, repair, alteration, demolition or improvement of any real property or improvements owned by the Partnership or any Subsidiary of the Partnership or any Person in which the Partnership has made a direct or indirect equity investment;

          (6) the negotiation, execution, and performance of any contracts, conveyances or other instruments that the General Partner considers useful or necessary to the conduct of the Partnership's operations or the implementation of the General Partner's powers under this Agreement, including contracting with contractors, developers, consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership's assets;

          (7) the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, and the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms it sees fit, including, without limitation, the financing of the conduct or the operations of the General Partner or the Partnership, the lending of funds to other Persons (including, without limitation, any Subsidiaries of the Partnership) and the repayment of obligations of the Partnership, any of its Subsidiaries and any other Person in which it has an equity investment;

          (8) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

          (9) the holding, managing, investing and reinvesting of cash and other assets of the Partnership;

          (10) the collection and receipt of revenues and income of the Partnership;

          (11) the selection, designation of powers, authority and duties and the dismissal of employees of the Partnership (including, without limitation, employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors of the Partnership and the determination of their compensation and other terms of employment or hiring;

          (12) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary or appropriate;

          (13) the formation of, or acquisition of an interest (including non-voting interests in entities controlled by Affiliates of the Partnership or third parties) in, and the contribution of property to, any further limited or general partnerships, joint ventures, limited liability companies or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of funds or property to, or making of loans to, its Subsidiaries and any other Person in which it has an equity investment from time to time, or the incurrence of indebtedness on behalf of such Persons or the guarantee of the obligations of such Persons); provided that, as long as the General Partner has determined to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the General Partner to fail to qualify as a REIT;

          (14) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution or abandonment of any claim, cause of action, liability, debt or damages due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (15) the determination of the fair market value of any Partnership property distributed in kind, using such reasonable method of valuation as the General Partner may adopt;

          (16) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any assets or investment held by the Partnership;

          (17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, individually or jointly with any such Subsidiary or other Person;

          (18) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have any interest pursuant to contractual or other arrangements with such Person;

          (19) the making, executing and delivering of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or other legal instruments or agreements in writing necessary or appropriate in the judgment of the General Partner for the accomplishment of any of the powers of the General Partner enumerated in this Agreement; and

          (20) the distribution of cash to acquire Partnership Units held by a Limited Partner in connection with a Limited Partner's exercise of its Redemption Right under Section 8.6; and

          (21) the amendment and restatement of Exhibit A to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to the extent necessary to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which amendment and restatement, notwithstanding anything in this Agreement to the contrary, shall not be deemed an amendment of this Agreement, as long as the matter or event being reflected in Exhibit A otherwise is authorized by this Agreement.

     B. No Approval by Limited Partners. Except as provided in Section 7.11, each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law, rule or regulation, to the full extent permitted under the Act or other applicable law. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

     C. Insurance. At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the properties of the Partnership and (ii) liability insurance for the Indemnitees hereunder and (iii) such other insurance as the General Partner, in its sole and absolute discretion, determines to be necessary.

     D. Working Capital and Other Reserves. At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital reserves in such amounts as the General Partner, in its sole and absolute discretion, deems appropriate and reasonable from time to time, including upon liquidation of the Partnership under Section 13.

     E. No Obligations to Consider Tax Consequences of Limited Partners. In exercising their authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by any of them. The General Partner and the Partnership shall not have liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions, provided that the General Partner has acted in good faith and pursuant to its authority under this Agreement.

SECTION 7.2  CERTIFICATE OF LIMITED PARTNERSHIP

     The General Partner has previously filed the Certificate with the Secretary of State of Delaware. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A(4), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, the District of Columbia or other jurisdiction in which the Partnership may elect to do business or own property.

SECTION 7.3  TITLE TO PARTNERSHIP ASSETS

     Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

SECTION 7.4  REIMBURSEMENT OF THE GENERAL PARTNER

     A. No Compensation. Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as the general partner of the Partnership.

     B. Responsibility for Partnership Expenses. The Partnership shall be responsible for and shall pay all expenses relating to the Partnership's organization, the ownership of its assets and its operations. The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all expenses it incurs relating to the ownership and operation of, or for the benefit of, the Partnership (including, without limitation, expenses related to the operations of the General Partner and to the management and administration of any Subsidiaries of the General Partner or the Partnership or Affiliates of the Partnership, such as auditing expenses and filing fees); provided that the amount of any such reimbursement shall be reduced by (i) any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted in Section 7.5.A (which interest is considered to belong to the Partnership and shall be paid over to the Partnership to the extent not applied to reimburse the General Partner for expenses hereunder); and (ii) any amount derived by the General Partner from any investments permitted in Section 7.5.A. The General Partner shall determine in good faith the amount of expenses incurred by it related to the ownership and operation of, or for the benefit of, the Partnership. If certain expenses are incurred for the benefit of the Partnership and other entities (including the General Partner), such expenses will be allocated to the Partnership and such other entities in such a manner as the General Partner in its sole and absolute discretion deems fair and reasonable. Such reimbursements shall be in addition to any reimbursement to the General Partner pursuant to
Section 10.3.C and as a result of indemnification pursuant to Section 7.7. All payments and reimbursements hereunder shall be characterized for federal income tax purposes as expenses of the Partnership incurred on its behalf, and not as expenses of the General Partner.

     C. Partnership Interest Issuance Expenses. The General Partner shall also be reimbursed for all expenses it incurs relating to any issuance of Partnership Interests, Shares, Debt of the Partnership or the General Partner or rights, options, warrants or convertible or exchangeable securities pursuant to Article IV (including, without limitation, all costs, expenses, damages and other payments resulting from or arising in connection with litigation related to any of the foregoing), all of which expenses are considered by the Partners to constitute expenses of, and for the benefit of, the Partnership.

     D. Purchases of Shares by the General Partner. If the General Partner exercises its rights under the Declaration of Trust to purchase Shares or otherwise elects to purchase from its shareholders Shares in connection with a share repurchase or similar program or for the purpose of delivering such Shares to satisfy an obligation under any dividend reinvestment or equity purchase program adopted by the General Partner, any employee equity purchase plan adopted by the General Partner or any similar obligation or arrangement undertaken by the General Partner in the future, the purchase price paid by the General Partner for those Shares and any other expenses incurred by the General Partner in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursable to the General Partner, subject to the conditions that: (i) if those Shares subsequently are to be sold by the General Partner, the General Partner shall pay to the Partnership any proceeds received by the General Partner for those Shares (provided that a transfer of Shares for Partnership Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such Shares are not retransferred by the General Partner within thirty (30) days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units (rounded to the nearest whole Partnership Unit) held by the General Partner equal to the product attained by multiplying the number of those Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor.

     E. Reimbursement not a Distribution. If and to the extent any reimbursement made pursuant to this Section 7.4 is determined for federal income tax purposes not to constitute a payment of expenses of the Partnership, the amount so determined shall constitute a guaranteed payment with respect to capital within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners and shall not be treated as a distribution for purposes of computing the Partners' Capital Accounts.

     F. Funding for Certain Capital Transactions. In the event that the General Partner shall undertake to acquire (whether by merger, consolidation, purchase, or otherwise) the assets or equity interests of another Person and such acquisition shall require the payment of cash by the General Partner (whether to such Person or to any other selling party or parties in such transaction or to one or more creditors, if any, of such Person or such selling party or parties),
(i) the Partnership shall advance to the General Partner the cash required to consummate such acquisition if, and to the extent that, such cash is not to be obtained by the General Partner through an issuance of Shares described in
Section 4.2 or pursuant to a transaction described in Section 7.5.B, (ii) the General Partner shall immediately, upon consummation of such acquisition, transfer to the Partnership (or cause to be transferred to the Partnership), in full and complete satisfaction of such advance and as required by Section 7.5, the assets or equity interests of such Person acquired by the General Partner in such acquisition, and (iii) pursuant to and in accordance with Section 4.2 and
Section 7.5.B, the Partnership shall issue to the General Partner Partnership Interests and/or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights that are substantially the same as those of any additional Shares, other equity securities, New Securities and/or Convertible Funding Debt, as the case may be, issued by the General Partner in connection with such acquisition (whether issued directly to participants in the acquisition transaction or to third parties in order to obtain cash to complete the acquisition). In addition to, and without limiting the foregoing, in the event that the General Partner engages in a transaction in which (x) the General Partner (or a wholly owned direct or indirect Subsidiary of the General Partner) merges with another entity (referred to as the "Parent Entity") that is organized in the "UPREIT format" (i.e., where the Parent Entity holds substantially all of its assets and conducts substantially all of its operations through a partnership, limited liability company or other entity (referred to as an "Operating Entity")) and the General Partner survives such merger, (y) such Operating Entity merges with or is otherwise acquired by the Partnership in exchange in whole or in part for Partnership Interests, and (z) the General Partner is required or elects to pay part of the consideration in connection with such merger involving the Parent Entity in the form of cash and part of the consideration in the form of Shares, the Partnership shall distribute to the General Partner with respect to its existing Partnership Interest an amount of cash sufficient to complete such transaction and the General Partner shall cause the Partnership to cancel a number of Partnership Units (rounded to the nearest whole number) held by the General Partner equal to the product attained by multiplying the number of additional Shares of the General Partner that the General Partner would have issued to the Parent Entity or the owners of the Parent Entity in such transaction if the entire consideration therefor were to have been paid in Shares by a fraction, the numerator of which is one and the denominator of which is the Conversion Factor.

SECTION 7.5 OUTSIDE ACTIVITIES OF THE GENERAL PARTNER; RELATIONSHIP OF SHARES TO PARTNERSHIP UNITS; FUNDING DEBT

     A. General. Without the Consent of the Outside Limited Partners, the General Partner shall not, directly or indirectly, enter into or conduct any business other than in connection with the ownership, acquisition and disposition of Partnership Interests as General Partner or Limited Partner and the management of the business of the Partnership and such activities as are incidental thereto. Without the Consent of the Outside Limited Partners, the assets of the General Partner shall be limited to Partnership Interests and permitted debt obligations of the Partnership (as contemplated by Section 7.5.F), so that Shares and Partnership Units are completely fungible except as otherwise specifically provided herein; provided that the General Partner shall be permitted to hold such bank accounts or similar instruments or accounts in its name as it deems necessary to carry out its responsibilities and purposes as contemplated under this Agreement and its organizational documents (provided that accounts held on behalf of the Partnership to permit the General Partner to carry out its responsibilities under this Agreement shall be considered to belong to the Partnership and the interest earned thereon shall, subject to
Section 7.4.B, be applied for the benefit of the Partnership); and, provided further that, the General Partner shall be permitted to acquire, directly or through a Qualified REIT Subsidiary or limited liability company, up to a one percent (1%) interest in any partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned, directly or indirectly, by the Partnership. The General Partner and any of its Affiliates may acquire Limited Partnership Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partnership Interests.

     B. Repurchase of Shares. If the General Partner exercises its rights under the Declaration of Trust to purchase Shares or otherwise elects to purchase from its shareholders Shares in connection with a share repurchase or similar program or for the purpose of delivering such shares to satisfy an obligation under any dividend reinvestment or share purchase program adopted by the General Partner, any employee share purchase plan adopted by the General Partner or any similar obligation or arrangement undertaken by the General Partner in the future, then the General Partner shall cause the Partnership to purchase from the General Partner that number of Partnership Units of the appropriate class equal to the product obtained by multiplying the number of Shares purchased by the General Partner times a fraction, the numerator of which is one and the denominator of which is the Conversion Factor, on the same terms and for the same aggregate price that the General Partner purchased such Shares.

     C. Forfeiture of Shares. If the Partnership or the General Partner acquires Shares as a result of the forfeiture of such Shares under a restricted or similar share plan, then the General Partner shall cause the Partnership to cancel that number of Partnership Units equal to the number of Shares so acquired, and, if the Partnership acquired such Shares, it shall transfer such Shares to the General Partner for cancellation.

     D. Issuances of Shares. After the Effective Date, the General Partner shall not grant, award, or issue any additional Shares (other than Shares issued pursuant to Section 8.6 hereof, pursuant to a dividend or distribution (including any share split) of Shares to all of its shareholders), or in connection with any acquisition permitted by Section 7.5.A hereof of up to a one percent (1%) interest in any
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partnership or limited liability company at least ninety-nine percent (99%) of the equity of which is owned, directly or indirectly, by the Partnership), other equity securities of the General Partner, New Securities or Convertible Funding Debt unless (i) the General Partner shall cause, pursuant to Section 4.2.A hereof, the Partnership to issue to the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially the same as those of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, and (ii) the General Partner transfers to the Partnership, as an additional Capital Contribution, the proceeds from the grant, award, or issuance of such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, or from the exercise of rights contained in such additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be. Without limiting the foregoing, the General Partner is expressly authorized to issue additional Shares, other equity securities, New Securities or Convertible Funding Debt, as the case may be, for less than fair market value, and the General Partner is expressly authorized, pursuant to Section 4.2.A hereof, to cause the Partnership to issue to the General Partner corresponding Partnership Interests, as long as (a) the General Partner concludes in good faith that such issuance is in the interests of the General Partner and the Partnership (for example, and not by way of limitation, the issuance of Shares and corresponding Partnership Units pursuant to a share purchase plan providing for purchases of Shares, either by employees or shareholders, at a discount from fair market value or pursuant to employee share options that have an exercise price that is less than the fair market value of the Shares, either at the time of issuance or at the time of exercise) and (b) the General Partner transfers all proceeds from any such issuance or exercise to the Partnership as an additional Capital Contribution.

     E. Share Option Plan. If at any time or from time to time, the General Partner sells Shares pursuant to any Share Option Plan, the General Partner shall transfer the net proceeds of the sale of such Shares to the Partnership as an additional Capital Contribution in exchange for an amount of additional Partnership Units equal to the number of Shares so sold divided by the Conversion Factor.

     F. Funding Debt. The General Partner may incur a Funding Debt, including, without limitation, a Funding Debt that is convertible into Shares or otherwise constitutes a class of New Securities ("Convertible Funding Debt"), subject to the condition that the General Partner lend to the Partnership the net proceeds of such Funding Debt; provided that Convertible Funding Debt shall be issued pursuant to Section 7.5.D above; and, provided further that, the General Partner shall not be obligated to lend the net proceeds of any Funding Debt to the Partnership in a manner that would be inconsistent with the General Partner's ability to remain qualified as a REIT. If the General Partner enters into any Funding Debt, the loan to the Partnership shall be on comparable terms and conditions, including interest rate, repayment schedule and costs and expenses, as are applicable with respect to or incurred in connection with such Funding Debt.

SECTION 7.6  TRANSACTIONS WITH AFFILIATES

     A. Transactions with Certain Affiliates. Except as expressly permitted by this Agreement, the Partnership shall not, directly or indirectly, sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, any Partner or any Affiliate of the Partnership that is not also a Subsidiary of the Partnership, except pursuant to transactions that are on terms that are fair and reasonable and no less favorable to the Partnership than would be obtained from an unaffiliated third party.

     B. Conflict Avoidance. The General Partner is expressly authorized to enter into, in the name and on behalf of the Partnership, a right of first opportunity arrangement and other conflict avoidance agreements with various Affiliates of the Partnership and General Partner on such terms as the General Partner, in its sole and absolute discretion, believes are advisable.

     C. Benefit Plans Sponsored by the Partnership. The General Partner in its sole and absolute discretion and without the approval of the Limited Partners, may propose and adopt on behalf of the

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

Partnership employee benefit plans funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them.

SECTION 7.7  INDEMNIFICATION

     A. General. The Partnership shall indemnify each Indemnitee to the fullest extent provided by the Act from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred by the Indemnitee and relating to the Partnership or the General Partner or the operation of, or the ownership of property by, the Partnership or the General Partner as set forth in this Agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guarantee, contractual obligation for any indebtedness or other obligation or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and any insurance proceeds from the liability policy covering the General Partner and any Indemnitee, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

     B. Advancement of Expenses. Reasonable expenses expected to be incurred by an Indemnitee shall be paid or reimbursed by the Partnership in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against an Indemnitee upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 7.7.A has been met and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

     C. No Limitation of Rights.  The indemnification provided by this Section
7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitee is indemnified.

     D. Insurance. The Partnership may purchase and maintain insurance on behalf of the Indemnitees and such other Persons as the General Partner shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
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

     E. Benefit Plan Fiduciary. For purposes of this Section 7.7, (i) excise taxes assessed on an Indemnitee, of for which the Indemnitee is otherwise found liable, with respect to an ERISA Plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.7, and (iii) actions taken or omitted by the Indemnitee with respect to an ERISA Plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of such ERISA Plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

     F. No Personal Liability for Limited Partners. In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

     G. Interested Transactions. An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     H. Benefit. The provisions of this Section 7.7 are for the benefit of the Indemnitees, their employees, officers, directors, trustees, heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this
Section 7.7, or any provision hereof, shall be prospective only and shall not in any way affect the limitation on the Partnership's liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

     I. Indemnification Payments Not Distributions. If and to the extent any payments to the General Partner pursuant to this Section 7.7 constitute gross income to the General Partner (as opposed to the repayment of advances made on behalf of the Partnership), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners' Capital Accounts.

     J. Exception to Indemnification. Notwithstanding anything to the contrary in this Agreement, the General Partner shall not be entitled to indemnification hereunder for any loss, claim, damage, liability or expense for which the General Partner is obligated to indemnify the Partnership under any other agreement between the General Partner and the Partnership.

SECTION 7.8  LIABILITY OF THE GENERAL PARTNER

     A. General. Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the General Partner acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

     B. No Obligation to Consider Separate Interests of Limited Partners or Shareholders. The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or Assignees) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions, provided that the General Partner has acted in good faith.

     C. Actions of Agents. Subject to its obligations and duties as General Partner set forth in Section 7.1.A, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

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

     D. Effect of Amendment. Notwithstanding any other provision contained herein, any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner's liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

SECTION 7.9  OTHER MATTERS CONCERNING THE GENERAL PARTNER

     A. Reliance on Documents. The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

     B. Reliance on Advisors. The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

     C. Action Through Agents. The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

     D. Actions to Maintain REIT Status or Avoid Taxation of the General Partner Entity. Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner Entity to qualify as a REIT or (ii) to allow the General Partner Entity to avoid incurring any liability for taxes under Section 857 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

     E. Actions to Maintain REOC Status. If and so long as the Partnership Interests of "benefit plan investors" is "significant" (as such terms, or terms succeeding thereto with the same objective, are used in 29 C.F.R. Section 2510.3-101(f) (such regulation or successor regulation being known as the "Plan Assets Regulation")), or if necessary so that the underlying assets of the General Partner will not be "plan assets" (as such term is defined in the Plan Assets Regulations) of any ERISA Partner, then the General Partner shall conduct the affairs of the Partnership in such manner so that the Partnership shall qualify as a "real estate operating company" (REOC"), as that term is used in the Plan Assets Regulations, and so that the assets of the Partnership will not be plan assets of any ERISA Partner.

          (i) If the General Partner, pursuant to this Section 7.09.E, intends to conduct the affairs of the Partnership as a REOC, the General Partner shall deliver to each ERISA Partner an opinion of counsel reasonably acceptable to each ERISA Partner and upon which such ERISA Partner may rely with respect to the Partnership's REOC status as of the "initial valuation date" and, if requested in writing by an ERISA Partner, as of each "annual valuation period" (as those terms, or terms succeeding thereto with the same objective, are defined in the Plan Assets Regulation). Such opinion of counsel shall state, (A) as to the opinion respecting the "initial valuation date," that the Partnership shall qualify as a REOC for the period beginning on such "initial valuation date" and ending on the last day of the first "annual valuation period," and (B) as to each annual opinion respecting each "annual valuation period," that the Partnership shall qualify as a REOC for the 12-month period following the last day of such "annual valuation period." Such opinion of counsel may rely upon, among other things, a certificate of the General Partner as to the exercise of management rights with respect to one or more investments (other than short-term investments pending long-term commitment or distribution to investors) during the appropriate period and as to a description of such investments, and also shall state whether the Partnership has included in a certification to the opinion a statement to the effect that on such "initial valuation date" or during such "annual valuation period" at least 50 percent of Partnership assets (other than short-term investments pending long-term commitment or distribution to investors), valued at cost, were invested in real estate investments as described in the Plan Assets Regulation.

          (ii) If the opinion described in this subsection is not provided in the affirmative, or if any ERISA Partner shall obtain and deliver to the General Partner an opinion of counsel to such ERISA Partner (which opinion shall be reasonably satisfactory to the General Partner) that there is a reasonable probability that either the Partnership was not or will not be a REOC for a period in which either (i) participation by benefit plan investors in the Partnership is significant or (ii) REOC status is necessary so that the underlying assets of the General Partner will not be plan assets and the General Partner does not obtain an opinion to the contrary reasonably acceptable to each such ERISA Partner within fifteen
     (15) days of its receipt of the opinion delivered by the ERISA Partner (it being understood that the existence or reaffirmation of the opinion delivered by the ERISA Partner to the General Partner shall not constitute the sole basis of any ERISA Partner's determination that the opinion delivered within fifteen days by the General Partner is not reasonably satisfactory), then the General Partner is hereby authorized and empowered to take such actions as it deems necessary and appropriate to mitigate, prevent, or cure such adverse consequences as might result to an ERISA Partner from the underlying assets of the Partnership being assets of an ERISA Partner or the underlying assets of the General Partner being assets of any ERISA Partner.

SECTION 7.10  RELIANCE BY THIRD PARTIES

     Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership, to enter into any contracts on behalf of the Partnership and to take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership's sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and
(iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

SECTION 7.11  RESTRICTIONS ON GENERAL PARTNER'S AUTHORITY

     A. Consent Required. The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written Consent of (i) all Partners adversely affected or (ii) such lower percentage of the Limited Partnership Interests as may be specifically provided for under a provision of this Agreement or the Act.

     B. Sale of All Assets of the Partnership. Except as provided in Article XIII, the General Partner may not, directly or indirectly, cause the Partnership to sell, exchange, transfer or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions (including by way of merger (including a triangular merger), consolidation or other combination with any
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

other Persons) (i) if such merger, sale or other transaction is in connection with a Termination Transaction permitted under Section 11.2.B hereof, without the Consent of the Partners holding at least a majority of the then outstanding Partnership Units (including any Partnership Units held by the General Partner), or (ii) otherwise, without the Consent of the Outside Limited Partners.

     C. Communications Act Investors. Unless otherwise approved in writing by each affected Communications Act Investor (hereinafter defined), the General Partner may not, directly or indirectly, cause the Partnership to invest in any Property or otherwise take any action that (i) would result in the Communications Act Investor being placed in a position whereby it would have or be deemed to have the right to act for any third party in selecting or dealing with any interexchange carrier (which, for purposes hereof, shall include satellite telecommunication service) in providing long distance service between local access and transport areas which originates in any State within the region in which the affected Communications Act Investor (or the operating company affiliate thereof) provides wireline telephone local exchange service, (but in no event shall the foregoing be deemed to prohibit the Partnership from contracting with a third party to perform such functions on a discretionary basis as part of its property management duties where such activity is a necessary adjunct to an investment and such activities, in the aggregate, are not significant in relation to the Partnership's business activities taken as a whole), or (ii) would cause a significant percentage of the Partnership's gross income from any Property to be attributable to either the provision or resale of long distance service between local access and transport areas which originates in any State within the region in which the affected Communications Act Investor (or the operating company affiliate thereof) provides wireline telephone local exchange service, or the manufacture of telecommunications, customer premises or related equipment. In addition, the Partnership will not engage in any telecommunications activities other than those that may be ancillary to the ownership or operation of its investments or make an investment in a cable television system that would violate the cable-telephone cross-ownership restriction in the Communications Act of 1934, as amended, with regard to the local exchange service area of a Communications Act Investor (or the operating company affiliate thereof). Notwithstanding the foregoing, the Partnership is not precluded from engaging in any telecommunications business or cable business unless such business is found to place the Communications Act Investor in violation of law. The General Partner shall have a period of 120 days following a finding by a court or regulatory body that such a violation exists to use its reasonable best efforts to prevent or eliminate such violation, including, but not limited to, correction of the condition giving rise to the violation, amendment to this Agreement or sale of the relevant property or the interest of the Communications Act Investor therein. A "Communications Act Investor" is a Partner or shareholder of the General Partner that has notified the General Partner that it is subject to the Communications Act of 1934, as amended.

SECTION 7.12  LOANS BY THIRD PARTIES

     The Partnership may incur Debt, or enter into similar credit, guarantee, financing or refinancing arrangements for any purpose (including, without limitation, in connection with any acquisition of property) with any Person upon such terms as the General Partner determines appropriate.

                                  ARTICLE VIII

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

SECTION 8.1  LIMITATION OF LIABILITY

     The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement, including Section 10.5, or under the Act.

SECTION 8.2  MANAGEMENT OF BUSINESS

     No Limited Partner or Assignee (other than the General Partner, any of its Affiliates, or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their

Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

SECTION 8.3  OUTSIDE ACTIVITIES OF LIMITED PARTNERS

     Subject to Section 7.5 hereof, and subject to any agreements entered into pursuant to Section 7.6.C hereof and to any other agreements entered into by a Limited Partner or its Affiliates with the Partnership or a Subsidiary, any Limited Partner (other than the General Partner) and any officer, director, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct or indirect competition with the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners (other than the General Partner) or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner to the extent expressly provided herein), and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

SECTION 8.4  RETURN OF CAPITAL

     Except pursuant to the right of redemption set forth in Section 8.6, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. No Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions (except as permitted by Section 4.2.A) or, except to the extent provided by Exhibit C or as permitted by Sections 4.2.A, 5.1.B(i), 6.1.A(ii) and 6.1.B(i), or otherwise expressly provided in this Agreement, as to profits, losses, distributions or credits.

SECTION 8.5  RIGHTS OF LIMITED PARTNERS RELATING TO THE PARTNERSHIP

     A. General. In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.D, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner's own expense:

          (1) to obtain a copy of the most recent annual and quarterly reports filed with the Securities and Exchange Commission by either the General Partner Entity or the Partnership pursuant to the Exchange Act;

          (2) to obtain a copy of the Partnership's federal, state and local income tax returns for each Partnership Year;

          (3) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

          (4) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

          (5) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

     B. Notice of Conversion Factor. The Partnership shall notify each Limited Partner upon request of the then current Conversion Factor and any changes that have been made thereto.

     C. Notice of Extraordinary Transaction of the General Partner Entity. The General Partner Entity shall not make any extraordinary distributions of cash or property to its shareholders or effect a merger (including, without limitation, a triangular merger), a sale of all or substantially all of its assets or any other similar extraordinary transaction without notifying the Limited Partners of its intention to make such distribution or effect such merger, sale or other extraordinary transaction at least twenty (20) Business Days prior to the record date to determine shareholders eligible to receive such distribution or to vote upon the approval of such merger, sale or other extraordinary transaction (or, if no such record date is applicable, at least twenty (20) business days before consummation of such merger, sale or other extraordinary transaction); provided, however, that the General Partner, in its sole discretion, may shorten the required notice period of not less than twenty (20) business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other transactions covered by this Section 8.5.C.) by up to ten (10) business days (thereby continuing to afford the holders of Units the opportunity to redeem Units under Section 8.6 on or prior to the record date for the shareholder vote on the merger transaction) so long as (i) the General Partner Entity will be the surviving entity in such merger transaction, (ii) immediately following the merger transaction, Persons who held voting securities of the General Partner Entity immediately prior to such merger transaction will hold, solely by reason of the ownership of voting securities of the General Partner Entity immediately prior to the merger transaction, voting securities of the General Partner Entity representing not less than fifty one percent (51%) of the total combined voting power of all outstanding voting securities of the General Partner Entity after such merger, and (iii) in the event that in connection with such merger transaction the Partnership will merge with another entity, the Partnership will be the surviving entity in such merger. This provision for such notice shall not be deemed (i) to permit any transaction that otherwise is prohibited by this Agreement or requires a Consent of the Partners or (ii) to require a Consent of the Limited Partners to a transaction that does not otherwise require Consent under this Agreement. Each Limited Partner agrees, as a condition to the receipt of the notice pursuant hereto, to keep confidential the information set forth therein until such time as the General Partner Entity has made public disclosure thereof and to use such information during such period of confidentiality solely for purposes of determining whether to exercise the Redemption Right; provided, however, that a Limited Partner may disclose such information to its attorney, accountant and/or financial advisor for purposes of obtaining advice with respect to such exercise so long as such attorney, accountant and/or financial advisor agrees to receive and hold such information subject to this confidentiality requirement; ; provided, however, that the General Partner, in its sole discretion, may shorten the required notice period of not less than twenty (20) business days prior to the record date to determine the shareholders eligible to vote upon a merger transaction (but not any of the other transactions covered by this Section 8.5.C.) to a period of not less than ten (10) calendar days (thereby continuing to afford the holders of Units the opportunity to redeem Units under Section 8.6 on or prior to the record date for the shareholder vote on the merger transaction) so long as (i) the General Partner Entity will be the surviving entity in such merger transaction, (ii) immediately following the merger transaction, Persons who held voting securities of the General Partner Entity immediately prior to such merger transaction will hold, solely by reason of the ownership of voting securities of the General Partner Entity immediately prior to the merger transaction, voting securities of the General Partner Entity representing not less than fifty-one percent (51%) of the total combined voting power of all outstanding voting securities of the General Partner Entity after such merger, and (iii) in the event that in connection with such merger transaction the Partnership will merge with another entity, the Partnership will be the surviving entity in such merger.

     D. Confidentiality. Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determine in

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

its sole and absolute discretion to be reasonable, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or (ii) the Partnership is required by law or by agreements with unaffiliated third parties to keep confidential.

SECTION 8.6  REDEMPTION RIGHT

     A. General. (i) Subject to Section 8.6.C, at any time on or after the first anniversary date of the issuance of a Partnership Unit to a Limited Partner pursuant to Article IV hereof (which one-year period shall commence upon the issuance of such Partnership Unit regardless of whether such Partnership Unit is designated upon issuance as a Class A Unit, a Class B Unit or otherwise and shall include the period of time from the date such Partnership Unit is issued to such Limited Partner as other than a Class A Unit until the date such Partnership Unit is converted automatically to a Class A Unit pursuant to
Section 4.2.C hereof), or on or after such date prior to the expiration of such one-year period as the General Partner, in its sole and absolute discretion, designates with respect to any or all Class A Units then outstanding, the holder of a Partnership Unit (if other than the General Partner or the General Partner Entity or any Subsidiary of either the General Partner or the General Partner Entity) shall have the right (the "Redemption Right") to require the Partnership to redeem such Partnership Unit, with such redemption to occur on the Specified Redemption Date and at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership. Any such Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the Redemption Right (the "Redeeming Partner"). A Limited Partner may exercise the Redemption Right from time to time, without limitation as to frequency, with respect to part or all of the Units that it owns, as selected by the Limited Partner, provided that a Limited Partner may not exercise the Redemption Right for less than one thousand (1,000) Partnership Units unless such Redeeming Partner then holds less than one thousand (1,000) Partnership Units, in which event such Redeeming Partner must exercise the Redemption Right for all of the Partnership Units held by such Redeeming Partner.

          (ii) The Redeeming Partner shall have no right with respect to any Partnership Units so redeemed to receive any distributions paid after the Specified Redemption Date with respect to such Partnership Units.

          (iii) The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Limited Partner's Assignee. In connection with any exercise of such rights by such Assignee on behalf of such Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner.

          (iv) If the General Partner Entity provides notice to the Limited Partners, pursuant to Section 8.5.C hereof, the Redemption Right shall be exercisable, without regard to whether the Partnership Units have been outstanding for any specified period, during the period commencing on the date on which the General Partner Entity provides such notice and ending on the record date to determine shareholders eligible to receive such distribution or to vote upon the approval of such merger, sale or other extraordinary transaction (or, if no such record date is applicable, at least twenty (20) business days before the consummation of such merger, sale or other extraordinary transaction). If this subparagraph (iv) applies, the Specified Redemption Date is the date on which the Partnership and the General Partner receive notice of exercise of the Redemption Right, rather than ten (10) Business Days after receipt of the notice of redemption.

     B. General Partner Assumption of Right. (i) If a Limited Partner has delivered a Notice of Redemption, the General Partner may, in its sole and absolute discretion (subject to the limitations on ownership and transfer of Shares set forth in the Declaration of Trust), elect to assume directly and satisfy

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

a Redemption Right by paying to the Redeeming Partner either the Cash Amount or the Shares Amount, as the General Partner determines in its sole and absolute discretion (provided that payment of the Redemption Amount in the form of Shares shall be in Shares registered for resale under Section 12 of the Exchange Act and listed for trading on the exchange or national market on which the Shares are Publicly Traded and, provided further that, if the Shares are not Publicly Traded at the time a Redeeming Partner exercises its Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the Shares Amount), on the Specified Redemption Date, whereupon the General Partner shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. Unless the General Partner, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Redemption Right, the General Partner shall not have any obligation to the Redeeming Partner or to the Partnership with respect to the Redeeming Partner's exercise of the Redemption Right. If the General Partner shall exercise its right to satisfy the Redemption Right in the manner described in the first sentence of this Section 8.6B and shall fully perform its obligations in connection therewith, the Partnership shall have no right or obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner's exercise of the Redemption Right, and each of the Redeeming Partner, the Partnership and the General Partner shall, for federal income tax purposes, treat the transaction between the General Partner and the Redeeming Partner as a sale of the Redeeming Partner's Partnership Units to the General Partner. Nothing contained in this Section 8.6.B shall imply any right of the General Partner to require any Limited Partner to exercise the Redemption Right afforded to such Limited Partner pursuant to Section 8.6.A.

          (ii) If the General Partner determines to pay the Redeeming Partner the Redemption Amount in the form of Shares, the total number of Shares to be paid to the Redeeming Partner in exchange for the Redeeming Partner's Partnership Units shall be the applicable Shares Amount. If this amount is not a whole number of Shares, the Redeeming Partner shall be paid (i) that number of Shares which equals the nearest whole number less than such amount plus (ii) an amount of cash which the General Partner determines, in its reasonable discretion, to represent the fair value of the remaining fractional Share which would otherwise be payable to the Redeeming Partner.

          (iii) Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of Shares upon exercise of the Redemption Right.

     C. Exceptions to Exercise of Redemption Right. Notwithstanding the provisions of Sections 8.6.A and 8.6.B, a Partner shall not be entitled to exercise the Redemption Right pursuant to Section 8.6.A if (but only as long as) the delivery of Shares to such Partner on the Specified Redemption Date (i) would be prohibited under the Declaration of Trust or (ii) would be prohibited under applicable federal or state securities laws or regulations (in each case regardless of whether the General Partner would in fact assume and satisfy the Redemption Right).

     D. No Liens on Partnership Units Delivered for Redemption. Each Limited Partner covenants and agrees with the General Partner that all Partnership Units delivered for redemption shall be delivered to the Partnership or the General Partner, as the case may be, free and clear of all liens; and, notwithstanding anything contained herein to the contrary, neither the General Partner nor the Partnership shall be under any obligation to acquire Partnership Units which are or may be subject to any liens. Each Limited Partner further agrees that, if any state or local property transfer tax is payable as a result of the transfer of its Partnership Units to the Partnership or the General Partner, such Limited Partner shall assume and pay such transfer tax.

     E. Additional Partnership Interests. If the Partnership issues Partnership Interests to any Additional Limited Partner pursuant to Article IV, the General Partner shall make such revisions to this Section 8.6 as it determines are necessary to reflect the issuance of such Partnership Interests (including setting forth any restrictions on the exercise of the Redemption Right with respect to such Partnership Interests).

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                                   ARTICLE IX

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

SECTION 9.1  RECORDS AND ACCOUNTING

     The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on, or be in the form of, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

SECTION 9.2  FISCAL YEAR

     The fiscal year of the Partnership shall be the calendar year.

SECTION 9.3  REPORTS

     A. Annual Reports. As soon as practicable, but in no event later than the date on which the General Partner Entity mails its annual report to its shareholders, the General Partner Entity shall cause to be mailed to each Limited Partner an annual report, as of the close of the most recently ended Partnership Year, containing financial statements of the Partnership, or of the General Partner Entity if such statements are prepared solely on a consolidated basis with the Partnership, for such Partnership Year, presented in accordance with generally accepted accounting principles, such statements to be audited by a nationally recognized firm of independent public accountants selected by the General Partner Entity.

     B. Quarterly Reports. If and to the extent that the General Partner Entity mails quarterly reports to its shareholders, as soon as practicable, but in no event later than the date on such reports are mailed, the General Partner Entity shall cause to be mailed to each Limited Partner a report containing unaudited financial statements, as of the last day of such calendar quarter, of the Partnership, or of the General Partner Entity if such statements are prepared solely on a consolidated basis with the Partnership, and such other information as may be required by applicable law or regulation, or as the General Partner determines to be appropriate.

                                   ARTICLE X

                                  TAX MATTERS

SECTION 10.1  PREPARATION OF TAX RETURNS

     The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within ninety (90) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes.

SECTION 10.2  TAX ELECTIONS

     Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that the General Partner shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The General Partner shall have the right to seek to revoke any such election

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

(including, without limitation, the election under Section 754 of the Code) upon the General Partner's determination in its sole and absolute discretion that such revocation is in the best interests of the Partners.

SECTION 10.3  TAX MATTERS PARTNER

     A. General. The General Partner shall be the "tax matters partner" of the Partnership for federal income tax purposes. Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Partnership, the tax matters partner shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each of the Limited Partners and any Assignees; provided, however, that such information is provided to the Partnership by the Limited Partners.

     B. Powers.  The tax matters partner is authorized, but not required:

          (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a "tax audit" and such judicial proceedings being referred to as "judicial review"), and in the settlement agreement the tax matters partner may expressly state that such agreement shall bind all Partners, except that such settlement agreement shall not bind any Partner (i) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the tax matters partner shall not have the authority to enter into a settlement agreement on behalf of such Partner or
     (ii) who is a "notice partner" (as defined in Section 6231(a)(8) of the Code) or a member of a "notice group" (as defined in Section 6223(b)(2) of the Code);

          (2) if a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a "final adjustment") is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership's principal place of business is located;

          (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

          (4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

          (5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

          (6) to take any other action on behalf of the Partners of the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

     The taking of any action and the incurring of any expense by the tax matters partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the tax matters partner and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the tax matters partner in its capacity as such.

     C. Reimbursement. The tax matters partner shall receive no compensation for its services. All third party costs and expenses incurred by the tax matters partner in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm and/or law firm to assist the tax matters partner in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.
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

SECTION 10.4  ORGANIZATIONAL EXPENSES

     The Partnership shall elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a sixty (60) month period as provided in
Section 709 of the Code.

SECTION 10.5  WITHHOLDING

     Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within fifteen (15) days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner's Partnership Interest to secure such Limited Partner's obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 10.5. If a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.5 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate under the laws of the State of Illinois) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request to perfect or enforce the security interest created hereunder.

                                   ARTICLE XI

                           TRANSFERS AND WITHDRAWALS

SECTION 11.1  TRANSFER

     A. Definition. The term "transfer," when used in this Article XI with respect to a Partnership Interest or a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partnership Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partnership Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term "transfer" when used in this Article XI does not include any redemption or repurchase of Partnership Units by the Partnership from a Partner or acquisition of Partnership Units from a Limited Partner by the General Partner pursuant to Section 8.6 or otherwise. No part of the interest of a Limited Partner shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

     B. General. No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
Article XI. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article XI shall be null and void.

SECTION 11.2  TRANSFERS OF PARTNERSHIP INTERESTS OF GENERAL PARTNER

     A. Except for transfers of Partnership Units to the Partnership as provided in Section 7.5 or Section 8.6, the General Partner may not transfer any of its Partnership Interest (including both its General Partnership Interest and its Limited Partnership Interest) except in connection with a transaction described in Section 11.2.B or as otherwise expressly permitted under this Agreement, nor shall the General Partner withdraw as the General Partner except in connection with a transaction described in Section 11.2.B.

     B. The General Partner shall not engage in any merger (including a triangular merger), consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or change of outstanding Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination as described in the definition of "Conversion Factor") ("Termination Transaction"), unless the Termination Transaction has been approved by the Consent of the Partners holding at least a majority of the then outstanding Partnership Units (including any Partnership Units held by the General Partner) and in connection with which all Limited Partners either will receive, or will have the right to elect to receive, for each Partnership Unit an amount of cash, securities, or other property equal to the product of the Conversion Factor multiplied by the greatest amount of cash, securities or other property paid to a holder of Shares corresponding to such Partnership Unit in consideration of one such Share at any time during the period from and after the date on which the Termination Transaction is consummated; provided that if, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than fifty percent (50%) of the outstanding Shares, each holder of Partnership Units shall receive, or shall have the right to elect to receive without any right of Consent set forth above in this subsection B, the greatest amount of cash, securities, or other property which such holder would have received had it exercised the Redemption Right and received Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

SECTION 11.3  LIMITED PARTNERS' RIGHTS TO TRANSFER

     A. General.  Subject to the provisions of Sections 11.3.C, 11.3.D, 11.3.E,
11.4 and 11.6, a Limited Partner (other than the General Partner) may transfer with or without the consent of the General Partner, all or any portion of its Partnership Interest, or any of such Limited Partner's rights as a Limited Partner, provided that prior written notice of such proposed transfer is delivered to the General Partner. Notwithstanding the foregoing, any Limited Partner may, at any time, without the consent of the General Partner, (i) transfer all or any portion of its Partnership Interest to the General Partner,
(ii) transfer all or any portion of its Partnership Interest to an Affiliate, another original Limited Partner or to an Immediate Family member, subject to the provisions of Section 11.6, (iii) transfer all or any portion of its Partnership Interest to a trust for the benefit of a charitable beneficiary or to a charitable foundation, subject to the provisions of Section 11.6, and (iv) subject to the provisions of Section 11.6, pledge (a "Pledge") all or any portion of its Partnership Interest to a lending institution, which is not an Affiliate of such Limited Partner, as collateral or security for a bona fide loan or other extension of credit, and transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension or credit. Each Limited Partner or Assignee (resulting from a transfer made pursuant to clauses (i)-(iv) of the proviso of the preceding sentence) shall have the right to transfer all or any portion of its Partnership Interest, subject to the provisions of Section 11.6 and the satisfaction of each of the following conditions (in addition to the right of each such Limited Partner or Assignee to continue to

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

make any such transfer permitted by clauses (i)-(iv) of such proviso without satisfying either of the following conditions):

          (a) GENERAL PARTNER RIGHT OF FIRST REFUSAL. The transferring Partner shall give written notice of the proposed transfer to the General Partner, which notice shall state (i) the identity of the proposed transferee, and
     (ii) the amount and type of consideration proposed to be received for the transferred Partnership Units. The General Partner shall have ten (10) days upon which to give the transferring Partner notice of its election to acquire the Partnership Units on the proposed terms. If it so elects, it shall purchase the Partnership Units on such terms within ten (10) days after giving notice of such election. If it does not so elect, the transferring Partner may transfer such Partnership Units to a third party, on economic terms no more favorable to the transferee than the proposed terms, subject to the other conditions of this Section 11.3.

          (b) QUALIFIED TRANSFEREE. Any transfer of a Partnership Interest shall be made only to Qualified Transferees.

     It is a condition to any transfer otherwise permitted hereunder (excluding Pledges of a Partnership Interest, but including any transfer of the pledged Partnership Interest, whether to the secured party or otherwise, pursuant to the secured party's exercise of its remedies under such Pledge or the related loan or extension of credit) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such transferred Partnership Interest and no such transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its reasonable discretion. Notwithstanding the foregoing, any transferee of any transferred Partnership Interest shall be subject to any and all ownership limitations contained in the Declaration of Trust. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substitute Limited Partner, no transferee, whether by a voluntary transfer, by operation of law or otherwise, shall have rights hereunder, other than the rights of an Assignee as provided in Section 11.5.

     B. Incapacitated Limited Partners. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner's estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

     C. No Transfers Violating Securities Laws. The General Partner may prohibit any transfer of Partnership Units by a Limited Partner unless it receives a written opinion of legal counsel (which opinion and counsel shall be reasonably satisfactory to the Partnership) to such Limited Partner that such transfer would not require filing of a registration statement under the Securities Act or would not otherwise violate any federal, or state securities laws or regulations applicable to the Partnership or the Partnership Unit or, at the option of the Partnership, an opinion of legal counsel to the Partnership to the same effect.

     D. No Transfers Affecting Tax Status of Partnership. No transfer of Partnership Units by a Limited Partner (including a redemption or exchange pursuant to Section 8.6) may be made to any Person if (i) in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation for federal income tax purposes or would result in a termination of the Partnership for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners other than the General Partner or the General Partner Entity or any Subsidiary of the General Partner or the General Partner Entity or pursuant to a transaction expressly permitted under
Section 7.11.B or Section 11.2), (ii) in the opinion of legal counsel for the Partnership, it would adversely affect the ability of the General Partner Entity to continue to qualify as a REIT or would subject the General Partner Entity to any additional taxes under Section 857 or Section 4981 of the Code or (iii) such transfer is effectuated through an "established securities market"
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or a "secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code (provided that this clause (iii) shall not be the basis for limiting or restricting in any manner the exercise of the Redemption Right under Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a "publicly traded partnership" and, by reason thereof, taxable as a corporation).

     E. No Transfers to Holders of Nonrecourse Liabilities. No Pledge or transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability unless (i) the General Partner is provided notice thereof and (ii) the lender enters into an arrangement with the Partnership and the General Partner to exchange or redeem for the Redemption Amount any Partnership Units in which a security interest is held simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Section 752 of the Code.

SECTION 11.4  SUBSTITUTED LIMITED PARTNERS

     A. Consent of General Partner. No Limited Partner shall have the right to substitute a transferee as a Limited Partner in its place. The General Partner shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion. The General Partner's failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or any Partner. The General Partner hereby grants its consent to the admission as a Substituted Limited Partner to any bona fide financial institution that loans money or otherwise extends credit to a holder of Units and thereafter becomes the owner of such Units pursuant to the exercise by such financial institution of its rights under a Pledge of such Units granted in connection with such loan or extension of credit.

     B. Rights of Substituted Limited Partner. A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article XI shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement. The admission of any transferee as a Substituted Limited Partner shall be conditioned upon the transferee executing and delivering to the Partnership an acceptance of all the terms and conditions of this Agreement (including, without limitation, the provisions of Section 15.11) and such other documents or instruments as may be required to effect the admission.

     C. Amendment of Exhibit A. Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, Capital Account, number of Partnership Units, and Percentage Interest of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address, Capital Account and Percentage Interest and interest of the predecessor of such Substituted Limited Partner.

SECTION 11.5  ASSIGNEES

     If the General Partner, in its sole and absolute discretion, does not consent to the admission of any permitted transferee under Section 11.3 as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses, gain, loss and Recapture Income attributable to the Partnership Units assigned to such transferee, and shall have the rights granted to the Limited Partners under Section 8.6, but shall not be deemed to be a holder of Partnership Units for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Units in any matter presented to the Limited Partners for a vote (such Partnership Units being deemed to have been voted on such matter in the same proportion as all other Partnership Units

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

held by Limited Partners are voted). If any such transferee desires to make a further assignment of any such Partnership Units, such transferee shall be subject to all the provisions of this Article XI to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Units.

SECTION 11.6  GENERAL PROVISIONS

     A. Withdrawal of Limited Partner. No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner's Partnership Units in accordance with this Article XI or pursuant to redemption of all of its Partnership Units under Section 8.6.

     B. Termination of Status as Limited Partner. Any Limited Partner who shall transfer all of its Partnership Units in a transfer permitted pursuant to this
Article XI or pursuant to redemption of all of its Partnership Units under
Section 8.6 shall cease to be a Limited Partner.

     C. Timing of Transfers. Transfers pursuant to this Article XI may only be made upon three business days prior notice, unless the General Partner otherwise agrees.

     D. Allocations. If any Partnership Interest is transferred during any quarterly segment of the Partnership's fiscal year in compliance with the provisions of this Article XI or redeemed or transferred pursuant to Section 8.6, Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the fiscal year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly, or a monthly proration period, in which event Net Income, Net Losses, each item thereof and all other items attributable to such interest for such fiscal year shall be prorated based upon the applicable method selected by the General Partner). Solely for purposes of making such allocations, each of such items for the calendar month in which the transfer or redemption occurs shall be allocated to the Person who is a Partner as of midnight on the last day of said month. All distributions of Available Cash attributable to any Partnership Unit with respect to which the Partnership Record Date is before the date of such transfer, assignment or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and, in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

     E. Additional Restrictions. In addition to any other restrictions on transfer herein contained, including without limitation the provisions of this
Article XI, in no event may any transfer or assignment of a Partnership Interest by any Partner (including pursuant to Section 8.6) be made without the express consent of the General Partner, in its sole and absolute discretion, (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if in the opinion of legal counsel to the Partnership such transfer would cause a termination of the Partnership for federal or state income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 7.11.B or Section 11.2); (v) if in the opinion of counsel to the Partnership, such transfer would cause the Partnership to cease to be classified as a partnership for federal income tax purposes (except as a result of the redemption or exchange for Shares of all Partnership Units held by all Limited Partners or pursuant to a transaction expressly permitted under Section 7.11.B or Section 11.2); (vi) if such transfer would cause the Partnership Interests of "benefit plan investors" to become "significant," as those terms are used in Section 7.9.E., or would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a "party-in-interest" (as defined in Section 3(14) of ERISA) or a "disqualified person" (as defined in Section 4975(c) of the Code); (vii) if such transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.1-101;
(viii) if

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

such transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (ix) if such transfer is effectuated through an "established securities market" or a "secondary market" (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or such transfer causes the Partnership to become a "publicly traded partnership," as such term is defined in Section 469(k)(2) or Section 7704(b) of the Code (provided that this clause (ix) shall not be the basis for limiting or restricting in any manner the exercise of the Redemption Right under Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a "publicly traded partnership" and, by reason thereof, taxable as a corporation); (x) if such transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended; (xi) such transfer could adversely affect the ability of the General Partner Entity to remain qualified as a REIT; or (xii) if in the opinion of legal counsel for the transferring Partner (which opinion and counsel shall be reasonably satisfactory to the Partnership) or legal counsel for the Partnership, such transfer would adversely affect the ability of the General Partner Entity to qualify as a REIT or subject the General Partner Entity to any taxes under Section 857 or Section 4981 of the Code.

     F. Avoidance of "Publicly Traded Partnership" Status. The General Partner shall monitor the transfers of interests in the Partnership to determine (i) if such interests are being traded on an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of
Section 7704 of the Code and (ii) whether additional transfers of interests would result in the Partnership being unable to qualify for at least one of the "safe harbors" set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 of the Code) (the "Safe Harbors"). The General Partner shall take all steps reasonably necessary or appropriate to prevent any trading of interests or any recognition by the Partnership of transfers made on such markets and, except as otherwise provided herein, to insure that at least one of the Safe Harbors is met; provided, however, that the foregoing shall not authorize the General Partner to limit or restrict in any manner the right of any holder of a Partnership Unit to exercise the Redemption Right in accordance with the terms of Section 8.6 unless, and only to the extent that, outside tax counsel provides to the General Partner an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Partnership will be treated as a "publicly traded partnership" and, by reason thereof, taxable as a corporation.

                                  ARTICLE XII

                             ADMISSION OF PARTNERS

SECTION 12.1  ADMISSION OF A SUCCESSOR GENERAL PARTNER

     A successor to all of the General Partner's General Partnership Interest pursuant to Section 11.2 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective upon such transfer. Any such successor shall carry on the business of the Partnership without dissolution. In such case, the admission shall be subject to such successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission.

SECTION 12.2  ADMISSION OF ADDITIONAL LIMITED PARTNERS

     A. General. No Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent shall be given or withheld in the General Partner's sole and absolute discretion. A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement, including without limitation, under Section 4.1.C, or who exercises an option to receive Partnership Units shall be admitted to the Partnership as an Additional Limited Partner only with the

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

consent of the General Partner and only upon furnishing to the General Partner
(i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 15.11 and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

     B. Allocations to Additional Limited Partners. If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method (unless the General Partner, in its sole and absolute discretion, elects to adopt a daily, weekly or monthly proration method, in which event Net Income, Net Losses, and each item thereof would be prorated based upon the applicable period selected by the General Partner). Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Partners and Assignees including such Additional Limited Partner. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

SECTION 12.3  AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP

     For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section
15.11 hereof.

                                  ARTICLE XIII

                          DISSOLUTION AND LIQUIDATION

SECTION 13.1  DISSOLUTION

     The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following ("Liquidating Events"):

          (i) the expiration of its term as provided in Section 2.4 hereof;

          (ii) an event of withdrawal of the General Partner, as defined in the Act (other than an event of bankruptcy), unless within ninety (90) days after the withdrawal a "majority in interest" (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of the date of withdrawal, of a substitute General Partner;

          (iii) through December 31, 2046, an election to dissolve the Partnership made by the General Partner with the consent of Limited Partners who hold ninety percent (90%) of the outstanding Units held by Limited Partners (including Units held by the General Partner);

          (iv) an election to dissolve the Partnership made by the General Partner, in its sole and absolute discretion after December 31, 2046;

          (v) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act;

          (vi) the sale of all or substantially all of the assets and properties of the Partnership for cash or for marketable securities; or

          (vii) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to or at the time of the entry of such order or judgment a "majority in interest" (as defined below) of the remaining Partners Consent in writing to continue the business of the Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.

     As used herein, a "majority in interest" shall refer to Partners (excluding the General Partner) who hold more than fifty percent (50%) of the outstanding Percentage Interests not held by the General Partner.

SECTION 13.2  WINDING UP

     A. General. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, if there is no remaining General Partner, any Person elected by a majority in interest of the Limited Partners (the "Liquidator")) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include equity or other securities of the General Partner or any other entity) shall be applied and distributed in the following order:

          (1) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners;

          (2) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the General Partner;

          (3) Third, to the payment and discharge of all of the Partnership's debts and liabilities to the Limited Partners;

          (4) Fourth, to the holders of Partnership Interests that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series of Partnership Interests, including without limitation, Series A Preferred Units, Series B Preferred Units, and Series C Preferred Units (and, within each such class or series, to each holder thereof pro rata based on the proportion of the total number of outstanding units of such class or series represented by such holder's units of such series or class); and

          (5) The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

     The General Partner shall not receive any additional compensation for any services performed pursuant to this Article XIII.

     B. Deferred Liquidation. Notwithstanding the provisions of Section 13.2.A which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of
Section 13.2.A, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.


SECTION 13.3 COMPLIANCE WITH TIMING REQUIREMENTS OF REGULATIONS; RESTORATION OF DEFICIT CAPITAL ACCOUNTS



     A. Timing of Distributions. If the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made under this Article XIII to the General Partner and Limited Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the General Partner and Limited Partners pursuant to this Article XIII may be: (A) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership (in which case the assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement); or (B) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the General Partner and Limited Partners as soon as practicable.



     B. Restoration of Deficit Capital Accounts Upon Liquidation of the Partnership. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever, except as otherwise set forth in this Section 13.3.B, or as otherwise expressly agreed in writing by the affected Partner and the Partnership after the date hereof. Notwithstanding the foregoing, (i) if the General Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Partnership Years or portions thereof, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3); (ii) if a Protected Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all Partnership Years or portions thereof, including the year during which such liquidation occurs), such Protected Partner shall be obligated to make a contribution to the Partnership with respect to any such deficit balance in such Protected Partner's Capital Account upon a liquidation of the Partnership in an amount equal to the lesser of such deficit balance or such Protected Partner's Protected Amount; and (iii) the first sentence of this Section 13.3.B shall not apply with respect to any other Partner to the extent, but only to such extent, that such Partner previously has agreed in writing, with the consent of the General Partner, to undertake an express obligation to restore all or any portion of a deficit that may exist in its Capital Account upon a liquidation of the Partnership (including, without limitations, those Partners who have undertaken "deficit restoration obligations" as defined in Exhibit E). No Limited Partner shall have any right to become a Protected Partner, to increase its Protected Amount, or otherwise agree to restore any portion of any deficit that may exist in its Capital Account, except, and only to the extent, provided in Exhibits E-1 through E-6 (or the agreements described therein), without the express written consent of the General Partners, in its sole and absolute discretion. Any contribution required of a Partner under this Section 13.3.B. shall be made on or before the later of (i) the end of the Partnership Year in which the interest is liquidated or (ii) the ninetieth (90th) day following the date of such liquidation. The proceeds of any contribution to the Partnership made by a Protected Partner with respect to a deficit in such Protected Partner's Capital Account balance shall be treated as a Capital Contribution by such Protected Partner and the proceeds thereof shall be treated as assets of the Partnership to be applied as set forth in Section 13.2.A.



     C. Restoration of Deficit Capital Accounts Upon a Liquidation of a Partner's Interest by Transfer. If a Protected Partner's interest in the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (other than in connection with a liquidation of the Partnership) which term shall include a redemption by the Partnership of such Protected Partner's interest upon exercise of the Redemption Right, and such Protected Partner is designated on Exhibit E as Part II Protected Partner, such Protected Partner shall be required to contribute cash to the Partnership equal to the lesser of (i) the amount required to increase its Capital Account balance as of such date to zero, or (ii) such Protected Partner's Protected Amount. For this purpose, (i) the Protected Partner's deficit Capital Account balance shall be determined by taking into account all contributions, distributions, and allocations for the portion of the Partnership Year ending on the date of the liquidation or redemption, and (ii) solely for purposes of determining such Protected Partner's Capital Account balance, the General Partner shall redetermine the Carrying Value of the Partnership's assets on such date based upon the principles set forth in Sections 1.D.(3) and (4) of Exhibit B hereto, and shall take into account the Protected Partner's allocable share of any Unrealized Gain or Unrealized Loss resulting from such redetermination in determining the balance of its Capital Account. The amount of any payment required hereunder shall be due and payable within the time period specified in the second to last sentence of Section 13.3.B.



     D. Effect of the Death of a Protected Partner. After the death of a Protected Partner who is an individual, the executor of the estate of such Protected Partner may elect to reduce (or eliminate) the Protected Amount of such Protected Partner. Such elections may be made by such executor by delivering to the General Partner within two hundred and seventy (270) days of the death of such Limited Partner, a written notice setting forth the maximum deficit balance in its Capital Account that such executor agrees to restore under this Section 13.3, if any. If such executor does not make a timely election pursuant to this Section 13.3 (whether or not the balance in the applicable Capital Account is negative at such time), then the Protected Partner's estate (and the beneficiaries thereof who receive distributions of Partnership Interests therefrom) shall be deemed a Protected Partner with a Protected Amount in the same amount as the deceased Protected Partner. Any Protected Partner which itself is a partnership may likewise elect, after the date of its partner's death to reduce (or eliminate) its Protected Amount by delivering a similar notice to the General Partner within the time period specified above, and in the absence of any such notice the Protected Amount of such Protected Partner shall not be reduced to reflect the death of any of its partners.


SECTION 13.4  RIGHTS OF LIMITED PARTNERS

     Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise expressly provided in this Agreement, no Limited Partner shall have priority over any other Limited Partner as to the return of its Capital Contributions, distributions, or allocations.

SECTION 13.5  NOTICE OF DISSOLUTION

     If a Liquidating Event occurs or an event occurs that would, but for provisions of an election or objection by one or more Partners pursuant to
Section 13.1, result in a dissolution of the Partnership, the General Partner shall, within thirty (30) days thereafter, provide written notice thereof to each of the
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

Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the General Partner).

SECTION 13.6  CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP

     Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2, the Partnership shall be terminated and the Certificate and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

SECTION 13.7  REASONABLE TIME FOR WINDING UP

     A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2, to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

SECTION 13.8  WAIVER OF PARTITION

     Each Partner hereby waives any right to partition of the Partnership property.

SECTION 13.9  LIABILITY OF LIQUIDATOR

     The Liquidator shall be indemnified and held harmless by the Partnership in the same manner and to the same degree as an Indemnitee may be indemnified pursuant to Section 7.7.

                                  ARTICLE XIV

                  AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

SECTION 14.1  AMENDMENTS

     A. General. Amendments to this Agreement may be proposed by the General Partner or by any Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests. Following such proposal (except an amendment pursuant to Section 14.1.B), the General Partner shall submit any proposed amendment to the Limited Partners. The General Partner shall seek the written vote of the Partners on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. For purposes of obtaining a written vote, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a vote which is consistent with the General Partner's recommendation with respect to the proposal. Except as provided in Section 14.1.B, 14.1.C or 14.1.D, a proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and it receives the Consent of Partners holding a majority of the Percentage Interests of the Limited Partners (including Limited Partnership Interests held by the General Partner).

     B. Amendments Not Requiring Limited Partner Approval.  Notwithstanding
Section 14.1.A or 14.1.C, the General Partner shall have the power, without the consent of the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

          (1) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

          (2) to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement (which may be effected through the replacement of Exhibit A with an amended Exhibit A);

          (3) to set forth the designations, rights, powers, duties, and preferences of the holders of any additional Partnership Interests issued pursuant to Article IV;

          (4) to reflect a change that does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions of this Agreement, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

          (5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal, state or local agency or contained in federal, state or local law.

     The General Partner shall notify the Limited Partners when any action under this Section 14.1.B is taken in the next regular communication to the Limited Partners; provided, however, that no notice need be given of any amendment of this Agreement to reflect the admission, substitution, termination, or withdrawal of Partners in accordance with this Agreement (whether or not effected through the replacement of Exhibit A with an amended Exhibit A). For purposes of the immediately preceding sentence, notwithstanding any other means by which the General Partner may provide any such notice to the Limited Partners, such notice requirement shall be deemed to have been satisfied upon the filing with the Securities and Exchange Commission by the Partnership of any amendment to this Agreement permitted under this Section 14.1.B as an exhibit to
(i) a registration statement filed by the Partnership under the Securities Act or (ii) any report or other document filed by the Partnership under the Exchange Act.

     C. Amendments Requiring Limited Partner Approval (Excluding the General Partner). Notwithstanding Section 14.1.A, without the Consent of the Outside Limited Partners, the General Partner shall not amend Section 4.2.A, Section 5.1.E, Section 7.1.A (second sentence only), Section 7.5, Section 7.6, Section 7.8, Section 7.11.B, Section 11.2, Section 13.1 (other than Section 13.1(iii) which can be amended only with a Consent of 90% of the Partnership Units (including Partnership Units held by the General Partner)), the last sentence of
Section 11.4.A (provided that no such amendment shall in any event adversely affect the rights of any lender who made a loan or who extended credit and received in connection therewith a Pledge of Units prior to the date such amendment is adopted unless, and only to the extent such lender consents thereto), this Section 14.1.C or Section 14.2.

     D. Other Amendments Requiring Certain Limited Partner
Approval. Notwithstanding anything in this Section 14.1 to the contrary, this Agreement shall not be amended with respect to any Partner adversely affected without the Consent of such Partner, or any Assignee who is a bona fide financial institution that loans money or otherwise extends credit to a holder of Units, adversely affected if such amendment would (i) convert a Limited Partner's interest in the Partnership into a general partner's interest, (ii) modify the limited liability of a Limited Partner, (iii) amend Section 7.11.A,
(iv) amend Article V or Article VI (except as permitted pursuant to Sections 4.2, 5.1.E, 5.4, 6.2 and 14.1(B)(3)), (v) amend Section 8.6 or any defined terms set forth in Article I that relate to the Redemption Right (except as permitted in Section 8.6.E), or (vi) amend Sections 11.3 or 11.5, or any additional restrictions from Section 11.6.E or amend Sections 14.1.B(4) or 14.1.D. This
Section 14.1.D does not require unanimous consent of all Partners adversely affected unless the amendment is to be effective against all Partners adversely affected.

SECTION 14.2  MEETINGS OF THE PARTNERS

     A. General. Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven
(7) days nor more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of Partners is permitted or required under this Agreement, such vote or Consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 14.1.A. Except as otherwise expressly provided in this Agreement, the Consent of holders of a majority of the Percentage Interests held by Limited Partners (including Limited Partnership Interests held by the General Partner) shall control.

     B. Actions Without a Meeting. Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

     C. Proxy. Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership's receipt of written notice thereof.

     D. Conduct of Meeting. Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deem appropriate.

                                   ARTICLE XV

                               GENERAL PROVISIONS

SECTION 15.1  ADDRESSES AND NOTICE

     Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address set forth in Exhibit A or such other address as the Partners shall notify the General Partner in writing.

SECTION 15.2  TITLES AND CAPTIONS

     All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" "Sections" and "Exhibits" are to Articles, Sections and Exhibits of this Agreement.

SECTION 15.3  PRONOUNS AND PLURALS

     Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

SECTION 15.4  FURTHER ACTION

     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

SECTION 15.5  BINDING EFFECT

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 15.6  CREDITORS

     Other than as expressly set forth herein with regard to any Indemnitee, none of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

SECTION 15.7  WAIVER

     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 15.8  COUNTERPARTS

     This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

SECTION 15.9  APPLICABLE LAW

     This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

SECTION 15.10  INVALIDITY OF PROVISIONS

     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

SECTION 15.11  POWER OF ATTORNEY

     A. General. Each Limited Partner and each Assignee who accepts Partnership Units (or any rights, benefits or privileges associated therewith) is deemed to irrevocably constitute and appoint the General Partner, any Liquidator and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

          (1) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or any Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property, (b) all instruments that the General Partner or any Liquidator deem appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms, (c) all conveyances and other instruments or documents that the General Partner or any Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation, (d) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article XI, XII or XIII hereof or the Capital Contribution of any Partner and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of Partnership Interests; and

          (2) execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement or appropriate or necessary, in the sole discretion of the General Partner or any Liquidator, to effectuate the terms or intent of this Agreement.

     Nothing contained in this Section 15.11 shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Article XIV hereof or as may be otherwise expressly provided for in this Agreement.

     B. Irrevocable Nature. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner or any Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner's or Assignee's Partnership Units and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or any Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or any Liquidator, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner's or Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

SECTION 15.12  ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes any prior written oral understandings or agreements among them with respect thereto.

SECTION 15.13  NO RIGHTS AS SHAREHOLDERS

     Nothing contained in this Agreement shall be construed as conferring upon the holders of the Partnership Units any rights whatsoever as shareholders of the General Partner, including, without limitation, any right to receive dividends or other distributions made to shareholders of the General Partner or to vote or to consent or receive notice as shareholders in respect to any meeting of shareholders for the election of trustees of the General Partner or any other matter.

SECTION 15.14  LIMITATION TO PRESERVE REIT STATUS

     To the extent that any amount paid or credited to the General Partner or any of its officers, trustees, employees or agents pursuant to Section 7.4 or
Section 7.7 would constitute gross income to the General Partner for purposes of
Section 856(c)(2) or 856(c)(3) of the Code (a "General Partner Payment") then, notwithstanding any other provision of this Agreement, the amount of such General Partner Payment for any fiscal year shall not exceed the lesser of:

          (i) an amount equal to the excess, if any, of (a) 4.20% of the General Partner's total gross income (but not including the amount of any General Partner Payments) for the fiscal year which is described in subsections (A) though (H) of Section 856(c)(2) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(2) of the Code) derived by the General Partner from sources other than those described in subsections (A) through (H) of Section 856(c)(2) of the Code (but not including the amount of any General Partner Payments); or

          (ii) an amount equal to the excess, if any of (a) 25% of the General Partner's total gross income (but not including the amount of any General Partner Payments) for the fiscal year which is described in subsections (A) through (I) of Section 856(c)(3) of the Code over (b) the amount of gross income (within the meaning of Section 856(c)(3) of the Code) derived by the General Partner from sources other than those described in subsections (A) through (I) of Section 856(c)(3) of the Code (but not including the amount of any General Partner Payments); provided, however, that General Partner Payments in excess of the amounts set forth in subparagraphs (i) and (ii) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts would not adversely affect the General Partner's ability to qualify as a REIT. To the extent General Partner Payments may not be made in a year due to the foregoing limitations, such General Partner Payments shall carry over and be treated as arising in the following year, provided, however, that such amounts shall not carry over for more than five years, and if not paid within such five year period, shall expire; provided further, that (i) as General Partner Payments are made, such payments shall be applied first to carry over amounts outstanding, if any, and (ii) with respect to carry over amounts for more than one Partnership Year, such payments shall be applied to the earliest Partnership Year first.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          GENERAL PARTNER:

                                          EQUITY OFFICE PROPERTIES TRUST

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          LIMITED PARTNERS:

                                          By: Equity Office Properties Trust,
                                              as Attorney-in-Fact for the
                                              Limited Partners

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                          For purposes of Section 8.6 hereof:
                                          EQUITY OFFICE PROPERTIES TRUST

                                          By:
                                          --------------------------------------
                                          Name:
                                          --------------------------------------
                                          Title:
                                          --------------------------------------

                                   EXHIBIT A

                       PARTNERS AND PARTNERSHIP INTERESTS

                                                                    CLASS A AND CLASS B UNITS
                                                              -------------------------------------
                                                                            INITIAL
                                                              PARTNERSHIP   CAPITAL     PERCENTAGE
                NAME AND ADDRESS OF PARTNER                      UNITS      ACCOUNT    INTEREST (4)
                ---------------------------                   -----------   --------   ------------
GENERAL PARTNER:
Equity Office Properties Trust
Two North Riverside Plaza
Suite 2200
Chicago, Illinois 60606

LIMITED PARTNERS:
TOTAL CLASS A AND CLASS B UNITS.............................                             100.00000%
                                                                                         =========

                                                                    SERIES A PREFERRED UNITS
                                                              ------------------------------------
                                                                            INITIAL
                                                              PARTNERSHIP   CAPITAL    PERCENTAGE
                NAME AND ADDRESS OF PARTNER                      UNITS      ACCOUNT    INTEREST(4)
                ---------------------------                   -----------   --------   -----------
TOTAL SERIES A PREFERRED UNITS..............................                            100.00000%
                                                                                        =========

                                                                    SERIES B PREFERRED UNITS
                                                              ------------------------------------
                                                                            INITIAL
                                                              PARTNERSHIP   CAPITAL    PERCENTAGE
                NAME AND ADDRESS OF PARTNER                      UNITS      ACCOUNT    INTEREST(4)
                ---------------------------                   -----------   --------   -----------
TOTAL SERIES B PREFERRED UNITS..............................                            100.00000%
                                                                                        =========

                                                                    SERIES C PREFERRED UNITS
                                                              ------------------------------------
                                                                            INITIAL
                                                              PARTNERSHIP   CAPITAL    PERCENTAGE
                NAME AND ADDRESS OF PARTNER                      UNITS      ACCOUNT    INTEREST(4)
                ---------------------------                   -----------   --------   -----------
TOTAL SERIES C PREFERRED UNITS..............................                            100.00000%
                                                                                        =========

NOTES:

(1) 194 Class A Units were cancelled to provide cash for fractional share amounts in connection with the merger of Beacon Properties Corporation into Equity Office Properties Trust on December 19, 1997.

(2) Beacon Partner

(3) Class B Units.

(4) For purposes of this calculation, the Class A Units and Class B Units are treated as one class. Of the aggregate Partnership Interests currently outstanding, the percentage of each class and series are as follows:

Class A and B Units (collectively)..........................          %
Series A Preferred Units....................................          %
Series B Preferred Units....................................          %
Series C Preferred Units....................................          %
                                                                100.00%

(5) Acquired in connection with acquisition of Palo Alto.

                                   EXHIBIT B

                          CAPITAL ACCOUNT MAINTENANCE

1.  Capital Accounts of the Partners

     A. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section l.704-l(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with
Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and Exhibit C thereof, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1 of the Agreement and Exhibit C thereof.

     B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, unless otherwise specified in this Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to
Section 703(a) (1) of the Code shall be included in taxable income or loss), with the following adjustments:

          (1) Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership, provided that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners' Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section l.704-1(b)(2)(iv)(m)(4).

          (2) The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(l)(B) or 705(a)(2)(B) of the Code are not includible in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

          (3) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership's Carrying Value with respect to such property as of such date.

          (4) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

          (5) In the event the Carrying Value of any Partnership Asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

          (6) Any items specially allocated under Section 2 of Exhibit C to the Agreement hereof shall not be taken into account.

     C. A transferee (including any Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor.

     D. (1) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D(2), the Carrying Values of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

          (2) Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; and (c) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g), provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

          (3) In accordance with Regulations Section 1.704-l(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

          (4) In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article XIII of the Agreement, shall be determined and allocated by the Liquidator using such reasonable methods of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate fair market value among the assets of the Partnership in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties.

     E. The provisions of the Agreement (including this Exhibit B and the other Exhibits to the Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed in order to comply with such Regulations, the General Partner may make such modification without regard to Article XIV of the Agreement, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article XIII of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section l.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section l.704-1(b).

2.  No Interest

     No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

3.  No Withdrawal

     No Partner shall be entitled to withdraw any part of its Capital Contribution or Capital Account or to receive any distribution from the Partnership, except as provided in Articles IV, V, VII and XIII of the Agreement.

                                   EXHIBIT C

                            SPECIAL ALLOCATION RULES

1.  Special Allocation Rules.

     Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made in the following order:

     A. Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, as determined under Regulations
Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 1.A only, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to
Section 6.1 of this Agreement with respect to such Partnership Year and without regard to any decrease in Partner Minimum Gain during such Partnership Year.

     B. Partner Minimum Gain Chargeback.  Notwithstanding any other provision of
Section 6.1 of this Agreement or any other provisions of this Exhibit C (except
Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each General Partner and Limited Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner's Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section
6.1 of the Agreement or this Exhibit with respect to such Partnership Year, other than allocations pursuant to Section 1.A hereof.

     C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-l(b)(2)(ii)(d)(4), l.704-1(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6),
and after giving effect to the allocations required under Sections 1.A and 1.B hereof with respect to such Partnership Year, such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) shall be specifically allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 1.C is intended to constitute a "qualified income offset" under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     D. Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Partnership Year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Partnership Year), each such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership Year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

     E. Nonrecourse Deductions. Nonrecourse Deductions for any Partnership Year shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership's Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio for such Partnership Year to the numerically closest ratio which would satisfy such requirements.

     F. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

     G. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent Exhibit E-1 with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

2.  Allocations for Tax Purposes

     A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and
Section 1 of this Exhibit C.

     B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

          (1) (a) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners consistent with the principles of Section 704(c) of the Code to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution (taking into account Section 2.C of this Exhibit C); and

          (b) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

          (2) (a) In the case of an Adjusted Property, such items shall

             (i) first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B;

             (ii) second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B(1) of this Exhibit C; and

          (b) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner its correlative item of "book" gain or loss is allocated pursuant to
     Section 6.1 of the Agreement and Section 1 of this Exhibit C.

          (3) all other items of income, gain, loss and deduction shall be allocated among the Partners the same manner as their correlative item of "book" gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

     C. To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit a Partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the General Partner shall, subject to the following, have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners; provided that, to the extent that the General Partner has agreed to use a particular method with respect to a Contributed Property, the General Partner shall be bound by such agreement (including, without limitation, the agreements set forth in Exhibit E hereto) pursuant to the terms thereof. With respect to the Contributed Property transferred to the Partnership in connection with the Consolidation and the BRE/ Worldwide L.L.C. purchase, the Partnership shall elect to use the "traditional method" set forth in Treasury Regulation Section 1.704-3(b).

                                   EXHIBIT D

                              NOTICE OF REDEMPTION

     The undersigned hereby irrevocably (i) redeems ________ Partnership Units in EOP Operating Limited Partnership in accordance with the terms of the Agreement of Limited Partnership of EOP Operating Limited Partnership, as amended, and the Redemption Right referred to therein, (ii) surrenders such Partnership Units and all right, title and interest therein and (iii) directs that the Cash Amount or Shares Amount (as determined by the General Partner) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if Shares are to be delivered, such Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Partnership Units, free and clear of the rights of or interests of any other person or entity, (b) has the full right, power and authority to redeem and surrender such Partnership Units as provided herein and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consult or approve such redemption and surrender.

Dated:                                    Name of Limited Partner:
                                          --------------------------------------

                                          --------------------------------------
                                          (Signature of Limited Partner)

                                          --------------------------------------
                                          (Street Address)

                                          --------------------------------------
                                          (City)      (State)     (Zip Code)

                                          Signature Guaranteed by:

                                          --------------------------------------

IF SHARES ARE TO BE ISSUED, ISSUE TO:

Name:
     ---------------------------------------------------------------------------
Social Security or tax identifying number:
                                          --------------------------------------

                                   EXHIBIT E

                    PROTECTED PARTNERS AND PROTECTED AMOUNTS

PART I PROTECTED PARTNERS                   PROTECTED AMOUNT

PART II PROTECTED PARTNERS

     (1) Protected Amount is the Deficit Obligation or Indemnity Obligation, as applicable, as provided in the First Prior Amendment to the Original Partnership Agreement, as set forth in Exhibit E-1.

     (2) Protected Amount is the Deficit Obligation or Indemnity Obligation, as applicable, as provided in the Second Prior Amendment to the Original Partnership Agreement, as set forth in Exhibit E-2.

     (3) Protected Amount is the DRO Amount or any applicable Partner Contribution Amount, as defined in the Third Prior Amendment to the Original Partnership Agreement, as set forth in Exhibit E-3.

     (4) Protected Amount is the Deficit Obligation as defined in the Prior Addendum, dated April 21, 1998, to the Original Partnership Agreement, as set forth in Exhibit E-4.

     (5) Protected Amount is as defined in the Tenth Prior Amendment to the Original Partnership Agreement, as set forth in Exhibit E-5.

                                  EXHIBIT E-1

                                (CAP AGREEMENT)

BACKGROUND

     On September 2, 1997, pursuant to a closing under that certain Agreement for Contribution of Real Estate and Related Property dated as of August 1, 1997, by and among the Partnership, the General Partner, Columbus America Properties, L.L.C. ("CAP"), and certain members of CAP (the "Contribution Agreement"), CAP received 1,690,000 Class A Units, subject to adjustment as provided in the Contribution Agreement, (referred to as the "CAP Units"), in exchange for the office properties known as Texaco Center, LL&E Tower and 601 Tchoupitoulas Garage (collectively, the "CAP Properties"). In connection with the issuance of the CAP Units, the First Prior Amendment to the Original Partnership Agreement was executed, which set forth specific agreements regarding certain additional rights and obligations of CAP and which was later amended by the Sixth Prior Amendment to the Original Partnership Agreement. Such specific agreements are described below.

     All capitalized terms used in this Exhibit E-1 and not otherwise defined have the meanings assigned in the Agreement.

SPECIFIC AGREEMENTS

     1. Notwithstanding any other provision in the Agreement to the contrary and in addition to (and not in lieu thereof) any and all other rights of CAP under the Agreement:

          (i) The holders of the CAP Units shall have the right at any time and from time to time, to exchange all or any number of such CAP Units at the request of such holder for Shares in the form required in Section 8.6.B(i) of the Agreement, but subject in all respects to the terms of a certain Registration Rights Agreement dated as of September 2, 1997, by and among the General Partner, CAP and the other signatories thereto; and

          (ii) CAP shall have the right, exercisable upon written notice to Partnership at any time and from time to time before the earlier to occur of (a) September 3, 2000, or (b) the date that CAP shall have either transferred or converted all of its CAP Units into Shares, to require the Partnership or the General Partner to acquire all, or any portion or portions, of the CAP Units at $29.00 per CAP Unit. The price for such CAP Units shall be paid by the Partnership or the General Partner in immediately available funds not less than five (5) days after receipt of such notice from CAP. The CAP Units shall be conveyed to the Partnership or the General Partner, as applicable, free and clear of all liens and encumbrances, other than those liens and encumbrances, if any, in favor of General Partner or Partnership. At the closing of the acquisition of the CAP Units by the Partnership or the General Partner, the parties shall execute instruments of assignment and conveyance in the form attached to the First Prior Amendment at "Exhibit B" and an amendment to the Agreement evidencing the assignment of the CAP Units to the Partnership, or the General Partner, as applicable, and the withdrawal of CAP as a Limited Partner of the Partnership.

     2. Notwithstanding any other provision of the First Prior Amendment (as amended by the Sixth Prior Amendment) or the Agreement to the contrary, upon liquidation of the Partnership, CAP shall be required to contribute to the Partnership the deficit balance in its Capital Account computed in accordance with Section 1.752-2(b)(1) and (2) of the Regulations, provided, however, that such contribution obligation shall not exceed $84,350,000 (the "Deficit Obligation"). CAP specifically waives any right of contribution or subrogation with respect to such Deficit Obligation and neither the General Partner nor any other Partner or other Person shall be required to reimburse CAP for such contribution. Irrespective of the balance in the Capital Account of CAP, CAP agrees to indemnify the Partnership and the General Partner to the extent that the recourse obligations of the Partnership exceed the assets of the Partnership available to satisfy such recourse obligations. This indemnity obligation is intended to protect and hold the Partnership and the General Partner harmless for such recourse obligations without regard to obligations imposed on the General Partner under applicable state law or other contract provisions. This indemnity obligation shall be limited to $84,350,000 (the "Indemnity Obligation"). CAP hereby specifically waives any right of contribution from or subrogation against the General Partner or any other Partner and neither the Partnership nor any other Partner shall be required to contribute to or otherwise reimburse CAP with respect to such indemnity. Upon payment of such indemnity, CAP's Capital Account shall be credited with such payment only to the extent of any deficit in such Capital Account. Amounts paid to the Partnership pursuant to the Deficit Obligation or the Indemnity Obligation shall be used to satisfy the recourse obligations of the Partnership.

     CAP's Deficit Obligation and Indemnity Obligation shall not in the aggregate exceed $84,350,000 (subject to reduction as provided herein). In addition, the Deficit Obligation and the Indemnity Obligation shall be forever reduced to $6,350,000 immediately upon the first placing, after acquisition of the CAP Properties by the Partnership, of a non-recourse third party mortgage on the CAP Properties securing a third party non-recourse loan to the Partnership in an amount not less than $78,000,000.

     Upon the sale, redemption, conversion or other disposition of the CAP Units, the Deficit Obligation and the Indemnity Obligation of CAP under this provision shall terminate proportionately with the number of CAP Units sold, redeemed, converted or otherwise disposed of; provided, however, that a transferee of CAP may, in its sole discretion, assume the Deficit Obligation and/or the Indemnity Obligation of CAP and, in such event, the Deficit Obligation and the Indemnity Obligation shall be the obligations solely of such transferee (but CAP's obligation shall in all events be proportionately terminated as of the date of any such disposition of its interest in the Partnership). Nothing in this paragraph 2 shall in any way affect the sale, exchange, or conversion rights of CAP under the Agreement or under the First and Sixth Prior Amendments.

                                      E-1-2

                                  EXHIBIT E-2

                                (1120 AGREEMENT)

BACKGROUND

     On October 16, 1997, pursuant to a closing under that certain Contribution Agreement dated September 4, 1997, as amended, by and between the Partnership and 1120 20th Street Associates ("1120") (the "Contribution Agreement"), 1120 received 1,645,885 Class A Units, subject to adjustment as provided in the Contribution Agreement, (referred to as the "1120 Units") in exchange for the office property known as One Lafayette Centre, 1120 20th Street, N.W., Washington, D.C. (the "1120 Property"). In connection with the issuance of the 1120 Units, the Second Prior Amendment to the Original Partnership Agreement, which set forth specific agreements regarding certain additional rights and obligations of 1120, was executed. Such specific agreements are described below.

     All capitalized terms used in this Exhibit E-2 and not otherwise defined herein have the meanings assigned in the Agreement.

SPECIFIC AGREEMENTS

     Notwithstanding any other provision of the Agreement to the contrary, upon liquidation of the Partnership, 1120 shall be required to contribute to the Partnership the deficit balance in its Capital Account computed in accordance with Sections 1.752-2(b)(1) and (2) of the Regulations; provided, however, that such contribution obligation shall not exceed $14,000,000 (the "Deficit Obligation"). 1120 specifically waives any right of contribution or subrogation with respect to such Deficit Obligation and neither the General Partner nor any other Partner or other Person shall be required to reimburse 1120 for such contribution. Irrespective of the balance in the Capital Account of 1120, 1120 agrees to indemnify the Partnership and the General Partner to the extent that the recourse obligations of the Partnership exceed the assets of the Partnership available to satisfy such recourse obligations. This indemnity obligation is intended to protect and hold the Partnership and the General Partner harmless for such recourse obligations without regard to obligations imposed on the General Partner under applicable state law or other contract provisions. This indemnity obligation shall be limited to $14,000,000 (the "Indemnity Obligation"). 1120 specifically waives any right of contribution from or subrogation against the General Partner or any other Partner and neither the Partnership nor any other Partner shall be required to contribute to or otherwise reimburse 1120 with respect to such indemnity. Upon payment of such indemnity, 1120's Capital Amount shall be credited with such payment only to the extent of any deficit in such Capital Account. Amounts paid to the Partnership pursuant to the Deficit Obligation or the Indemnity Obligation shall be used to satisfy the recourse obligations of the Partnership.

     Upon the sale, redemption, conversion or other disposition of the 1120 Units, the Deficit Obligation and the Indemnity Obligation of 1120 under this provision shall terminate; provided, however, a transferee of 1120 may, in its sole discretion, assume the Deficit Obligation and/or the Indemnity Obligation of 1120 and, in such event, the Deficit Obligation and the Indemnity Obligation shall be the obligation solely of such transferee (but 1120's obligation shall in all events be terminated as of the date of any disposition of its interest in the Partnership). Nothing herein shall in any way effect the sale, exchange or conversion rights of 1120 under the Agreement or under the Second Prior Amendment.

                                  EXHIBIT E-3

                           (WRIGHT RUNSTAD AGREEMENT)

BACKGROUND

     On December 16, 1997, (i) pursuant to a closing under that certain Contribution Agreement dated December 16, 1997, by and between the Partnership, WRAM (as defined below), WRH (as defined below) and certain other parties (the "Contribution Agreement") (a) Wright Runstad Asset Management L.P., a Washington limited partnership ("WRAM"), received 446,890 Class B Units in exchange for certain partnership interests ("Titleholder Interests") in Wright Runstad Properties L.P., a Delaware limited partnership (the "Titleholder") and (b) Wright Runstad Holdings L.P., a Washington limited partnership ("WRH"), received 2,168,810 Class B Units in exchange for certain Titleholder Interests; and (ii) pursuant to a closing under that certain Investment Agreement dated December 16, 1997, by and among the Partnership, Wright Runstad Associates Limited Partnership, a Washington limited partnership, ("WRALP"), H. Jon Runstad ("Runstad"), Douglas E. Norberg ("Norberg"), John F. Nordby ("Nordby"), and certain other parties (the "Investment Agreement"), Runstad, Norberg, and Nordby received, in the aggregate, 137,427 Class B Units in exchange for certain limited partnership interests in WRALP ("WRALP Interests"). WRAM and WRH are collectively referred to herein as the "Contributors." Runstad, Norberg, Nordby are collectively referred to herein as the "Principals." The Class B Units issued as described above are referred to herein as the WRP Units. Certain property owned by the Titleholder as described in the Contribution Agreement is referred to herein as the "WRP Property." In connection with the issuance of the WRP Units, the Third Prior Amendment to the Original Partnership Agreement, which set forth specific agreements regarding certain additional rights and obligations of the Contributors and the Principals, was executed. Such specific agreements are described below.

     All capitalized terms used in this Exhibit E-3 and not otherwise defined shall have the meanings assigned to them in the Agreement.

SPECIFIC AGREEMENTS

     1. Right to Assign. Notwithstanding any other provision of this Agreement or of the Third Prior Amendment, each Contributor shall have the right to assign all or any portion of its WRP Units, together with any and all other rights of such Contributor pursuant to the Third Prior Amendment and the Agreement, to one or more of the constituent partners or shareholders, members, partners, or beneficiaries of constituent partners of such Contributor on December 16, 1997, without the need for the consent of the General Partner or any Limited Partner and without being subject to the right of first refusal set forth in Section 11.3.A(a) of the Agreement, but in each case subject to the restrictions and conditions set forth in Sections 11.3.C, 11.3.D, 11.3.E, 11.6.E and 11.6.F of the Agreement. Upon the delivery of written notice of such an assignment to the General Partner, each assignee of WRP Units pursuant to the immediately preceding sentence shall be admitted to the Partnership as a Substituted Limited Partner owning the WRP Units so assigned and having all of the rights of a Limited Partner under the Agreement and the Third Prior Amendment, subject only to such assignee executing and delivering to the Partnership an acceptance of all of the terms and conditions of the Agreement and such other documents or instruments as the General Partner may reasonably require to effect such admission, in accordance with Section 11.4.B of the Agreement. Each permitted assignee of any of the WRP Units issued to a Contributor pursuant to the Contribution Agreement that is admitted as a Substituted Limited Partner in accordance with this Section 1 or Article XI of the Agreement, for so long as such Person owns any such WRP Units, is referred to herein as a "Contributor Limited Partner." Upon satisfaction of the condition described in the second sentence of this Section 1, the General Partner shall amend Exhibit A to the Agreement in the manner described in Section 11.4.C of the Agreement. For purposes of Section 8.6 of the Agreement, each Contributor Limited Partner which is a permitted assignee of a Contributor shall be entitled to exercise its right to require the Partnership to redeem all or any portion of the WRP Units assigned to it by such Contributor at any time.

     2. Adjustments to Carrying Values.

          (a) Upon the admission of the Contributors and the Principals to the Partnership and upon the distribution by the Partnership of the Cash Amount to either Contributor or to any Principal or any Contributor Limited Partner pursuant to the exercise of the Redemption Right with respect to the WRP Units held by such Contributor, Principal or Contributor Limited Partner, the Carrying Values of the Assets of the Partnership shall be adjusted in accordance with the procedures described in Section 1.D of Exhibit B to the Agreement; provided, however, that in order to minimize the administrative burden associated with the adjustments required by this
     Section 2(a) in connection with the distribution of the Cash Amount to a Contributor, a Principal or a Contributor Limited Partner, the Partnership shall make the adjustments to the Carrying Values of the Partnership's Assets (and the resulting adjustments to the Capital Accounts of the Partners) only upon the happening of the most material event during the calendar year that is described in Section 1.D(2) of Exhibit B to the Agreement (the "Annual Adjustment"); and provided, further, that upon the distribution of the Cash Amount to a Contributor, a Principal or a Contributor Limited Partner or, at the option of the General Partner, upon the occurrence of any other event described in Section 1.D(2) of Exhibit B to the Agreement, that occurs during any year other than as of the date of the Annual Adjustment, the Partnership shall, at the time of such distribution, make adjustments to the Carrying Values of the Partnership's Assets in accordance with the procedures described in Section 1.D of Exhibit B to the Agreement for purposes of adjusting the Capital Account of such Contributor, such Principal or such Contributor Limited Partner who has exercised his Redemption Right or such other affected Partner, but no such adjustments shall be necessary at such time with respect to the Capital Account balances of Partners who remain Partners through the date of the Annual Adjustment or are otherwise not directly affected by any such other event.

          (b) Any determination of the fair market value of Partnership assets pursuant to Section 1.D of Exhibit B to the Agreement (for purposes of calculating Unrealized Gain or Unrealized Loss), with respect to adjusting the Carrying Values of Partnership assets in connection with the exercise of Redemption Rights by a Contributor, any Principal or any Contributor Limited Partner shall be made by assuming that the aggregate fair market value of all Partnership assets is equal to the aggregate Cash Amount that would be distributed by the Partnership if all Partnership Units held by all Partners (including the General Partner) were redeemed in exchange for the Cash Amount with respect to each such Partnership Unit at such time, provided, however, such valuation methodology shall not be utilized for purposes of determining the fair market value of the Partnership's assets with respect to any such exercise of Redemption Rights in contemplation of an assignment by or reorganization of the Partnership for the benefit of creditors and any liquidation of the Partnership related thereto or following the filing by (or in contemplation of a filing) by the Partnership of a case under Title 11 of the U.S. Code.

     3. Allocations. Notwithstanding the provisions of Section 2.C of Exhibit C to the Agreement, for purposes of allocating items of income, gain, loss and deduction with respect to the WRP Property in the manner required by Section 704(c) of the Code, the Partnership shall employ, and shall cause any entity controlled by the Partnership which holds title to any of the WRP Property to employ, the "traditional method" as set forth in Regulation Section 1.704-3(b).

     4. Obligation to Restore Deficit Capital Account.

          (a) For purposes of this Section 4, the following terms shall have the meanings set forth below:

             (i) "DRO Amount" means (A) with respect to WRAM, $10,873,678, (B) with respect to WRH, $63,014,285 and (C) with respect to each Scheduled Assignee, the amount set forth opposite such Scheduled Assignee's name on Schedule 1 hereto.

             (ii) "Partner Contribution Agreement" means one or more agreements in favor of that certain partnership or those certain partnerships that are partners in WRH, which were executed concurrently with the Third Prior Amendment and have been assigned by such partnerships to

                                      E-3-2

        WRH, pursuant to which a Second-Tier Partner has agreed to make certain capital contributions to WRH on the terms and subject to the conditions set forth in such Partner Contribution Agreement.

             (iii) "Partner Contribution Amount" means, with respect to each Second-Tier Partner, the amount set forth opposite such Second-Tier Partner's name on Schedule 1 hereto, which amount is the amount of capital contributions agreed to be made by such Second-Tier Partner pursuant to the Partner Contribution Agreement to which he is a party.

             (iv) "Scheduled Assignee" means each permitted assignee of any of the WRP Units of either WRAM or WRH listed on Schedule 1 hereto and the successors and assigns of such Scheduled Assignee.

             (v) "Second-Tier Partners" means those persons listed on Schedule 1 to the Third Prior Amendment who are partners in certain general partnerships that are partners in WRH and who have executed and delivered one or more Partner Contribution Agreements.

          (b) Notwithstanding any other provisions of the Agreement, upon liquidation of the Partnership or upon the liquidation of the Partnership Interest of a Contributor or a Scheduled Assignee, each Contributor or Scheduled Assignee whose interest is being liquidated shall contribute to the Partnership, in accordance with Section 1.704-1(b)(2)(ii)(b)(2) of the Regulations, the deficit balance, if any, in its Capital Account, calculated after the allocation for such year of all items of Net Income, Net Losses, Gross Income and Unrealized Gain or Unrealized Loss allocated in accordance with Section 1.D of Exhibit B to the Agreement; provided, however, that in no event shall such contribution obligation for any Contributor or Scheduled Assignee exceed such Contributor's or Scheduled Assignee's DRO Amount. In addition, WRH assigned and conveyed to the Partnership, effective upon distribution of the WRP Units by WRH, all of WRH's rights under each Partner Contribution Agreement provided by a Second-Tier Partner; provided that in no event shall the contribution obligation pursuant to such Partner Contribution Agreement exceed such Second-Tier Partner's Partner Contribution Amount. The obligation pursuant to this Section 4(b) shall be for the benefit of the Partnership, the General Partner, the creditors of the Partnership or any other person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or the General Partner in its capacity as the general partner of the Partnership and shall be enforceable by such parties. Each Contributor and Scheduled Assignee unconditionally and irrevocably waives any subrogation, reimbursement or similar rights to which it might otherwise be entitled as the result of its performance with respect to the obligation created pursuant to Section 4(b), whether such rights arise with respect to the Partnership, another Partner, or a third party; provided, however, that the General Partner shall in all events be entitled to enforce the contribution obligation of a Contributor or Scheduled Assignee undertaken pursuant to Section 4(b).

          (c) Notwithstanding the foregoing, in the event that the General Partner, pursuant to Section 8.6.B of the Agreement, elects to assume directly and satisfy a Redemption Right exercised by a Contributor or a Scheduled Assignee (a "Tendering Limited Partner"), the General Partner shall assume the obligation of the Tendering Limited Partner pursuant to
     Section 4(b) above with respect to the WRP Units transferred to the General Partner by such Tendering Limited Partner; provided, however, that if the adjustment to the Carrying Values of Partnership Assets and the related adjustments to the Capital Accounts of the Partners pursuant to Section 2 hereof and Section 1.D of Exhibit B to the Agreement that would have been undertaken pursuant to Section 2 hereof had the Partnership satisfied the Redemption Right exercised by such Tendering Limited Partner would have resulted in the Capital Account of the Tendering Limited Partner having a zero or positive balance, then, with respect to such WRP Units acquired from the Tendering Limited Partner, the General Partner shall have no obligation pursuant to Section 4(b) hereof with respect to a liquidation of the Partnership or a liquidation of the Partnership Interest reflected by such WRP Units that occurs more than twelve months following the acquisition of such WRP Units by the General Partner.

                                      E-3-3

          (d) In the event that the liquidation of the Partnership Interest of a Tendering Limited Partner, other than in connection with the liquidation of the Partnership, would trigger an obligation pursuant to Section 4(b) hereof to contribute an amount to the Partnership, then the Net Income of the Partnership for the portion of such year ending on the Specified Redemption Date with respect to such Tendering Limited Partner shall be specially allocated to such Tendering Limited Partner in the amount necessary to eliminate the deficit balance in its Capital Account remaining after all other adjustments for such year (including any adjustments made pursuant to Section 1.D of Exhibit B to the Agreement).

     5. Maintenance of Recourse Debt. The Partnership shall maintain unsecured liabilities as to which the creditor has recourse to the General Partner, including any such unsecured recourse liabilities (as to which the creditor has recourse to the General Partner in its capacity as General Partner) of any other entity that is allocable to the Partnership, in an aggregate amount not less than the amount necessary such that: (a) prior to the distribution by WRAM and WRH of WRP Units issued to them pursuant to the Contribution Agreement, the amount of Partnership recourse liabilities allocated to each of WRAM and WRH shall be not less than its DRO Amount; and (b) following the distribution by WRAM and WRH of WRP Units issued to them pursuant to the Contribution Agreement, the amount of Partnership recourse liabilities allocated directly or indirectly to all Scheduled Assignees and Second-Tier Partners shall be not less than the sum of their respective DRO Amounts and Partner Contribution Amounts. In making such determination, the Partnership shall take into account any and all allocations of Partnership recourse liabilities to other Partners by reason of any guarantees, indemnities, restoration obligations or other, similar arrangements with respect to any such Partners, and the liability by reason of any such Partner's status as a general partner of the Partnership.

     6. Amendments. Notwithstanding any provision in the Agreement to the contrary, the provisions hereof and of the Third Prior Amendment may be waived or amended or otherwise modified with the prior written consent of holders of more than fifty percent (50%) of the WRP Units at the time outstanding and without the consent of any other Limited Partner.

                                      E-3-4

                                   SCHEDULE 1

                  SCHEDULED ASSIGNEES AND SECOND-TIER PARTNERS

                                                                  DRO AMOUNT/
                    SCHEDULED ASSIGNEES/                      PARTNER CONTRIBUTION
                    SECOND-TIER PARTNERS                             AMOUNT
                    --------------------                      --------------------
Runstad, H. Jon.............................................       (4,254,441)
Grousemount Associates......................................       (1,770,549)
Norberg, Douglas E..........................................       (1,551,346)
Nordby, Jon F...............................................         (593,282)
WRAM Inc....................................................       (2,704,060)
Allsop Inc..................................................       (2,608,769)
Atkin, Jeffrey..............................................          (65,221)
Bacon, David L..............................................          (50,842)
Blumenthal, Herman..........................................         (130,441)
Brinsley, John L............................................          (50,843)
Carr, Nancy.................................................          (64,912)
Cleveland T.E...............................................          (65,222)
Crowl, John S...............................................         (130,445)
Danz, Fredric A.............................................         (608,394)
Dingfield, Brabara J........................................       (1,329,940)
Fischer, Robert W...........................................          (50,845)
Flynn, Frank................................................         (260,876)
Flynn, Michael T............................................       (2,420,379)
Foster, Thomas B............................................         (801,449)
Ganahl, Timothy H...........................................         (130,446)
Green, Mark S...............................................         (130,443)
Griffin, J. Michael.........................................         (130,444)
Grousemount Associates......................................       (7,372,126)
Hanson, Peter C.............................................          (65,220)
Heeseman, Tex...............................................          (50,845)
Helsell Partnership.........................................         (108,388)
Helsell, Robert M...........................................         (280,007)
Isham, Martha E.............................................         (183,943)
Kosmos, George C. Jr........................................         (282,280)
Leendersten, Howard V.......................................         (738,833)
Margulis, Valerie L.........................................         (426,318)
Morbeck, John P.............................................         (130,445)
Newell, Christopher A.......................................         (295,017)
Nolan, James L..............................................          (50,845)
Norberg, Douglas E..........................................       (3,518,589)
Nordby, Jon F...............................................       (2,720,052)
Pappas, Theodore R..........................................         (130,445)
Parker, Victor E............................................         (738,834)
Penny, John D. Jr...........................................         (130,442)
Phelps, Margaret P..........................................         (256,141)
Pigott, James C. Family PS..................................         (608,393)
Rozner, Evelyne and Griffin, Matthew J......................       (2,084,177)
Runstad, H. Jon.............................................      (10,800,978)
Scheumann, Theiline P.......................................       (2,401,958)
Schuchart Partnership.......................................       (9,286,144)
Schuchart, George S.........................................         (453,335)
Skinner, Jean Enerson.......................................         (130,443)

                                      E-3-5

                                                                  DRO AMOUNT/
                    SCHEDULED ASSIGNEES/                      PARTNER CONTRIBUTION
                    SECOND-TIER PARTNERS                             AMOUNT
                    --------------------                      --------------------
Stansbury, M.E..............................................          (65,220)
Stearns, Kathlyn............................................         (295,017)
Stroum, Cynthia.............................................         (565,070)
Stuart, E. Hadley Jr........................................       (1,825,169)
Stuart, Marian B............................................       (1,216,770)
Taber, Andrew J.............................................         (225,585)
Taylor, William C...........................................         (496,317)
Trainer, Stevens U..........................................       (1,033,889)
Wayte, Alan.................................................          (50,845)
Whalen, Jerome D............................................         (190,605)
Windhover Associates........................................         (125,384)
Wright Runstad & Company....................................         (729,314)
Wyckoff, Ann P..............................................       (1,192,385)
Wyckoff, Paul...............................................          (54,446)
Wyckoff-Dickey, Sheila......................................          (43,181)
Wyman, David C..............................................         (738,833)
Wyman, Polly R..............................................         (434,094)
Ackerman G.N................................................           (3,723)
Ahearne T...................................................           (2,241)
Aherne P.L..................................................           (5,247)
Anderson D..................................................           (2,685)
Alston C....................................................             (618)
Berg B.J....................................................           (4,744)
Blanchard J.T...............................................          (54,556)
Bohannon M..................................................           (2,051)
Brandeberry M.E.............................................          (17,141)
Bristol J.B.................................................             (750)
Butler D.V..................................................           (4,920)
Chapman F.L.................................................          (41,845)
Clark B.....................................................           (2,716)
Coffey B....................................................           (1,069)
Coulson E.R.................................................           (4,464)
Cullen J.J..................................................           (4,830)
Dean R......................................................             (758)
Diercks R.J.................................................          (63,006)
DIiJulio P.S................................................           (3,598)
Dixon T.E...................................................           (1,736)
Ehrlichman P.S..............................................          (21,820)
Ellis W.H...................................................           (3,525)
Erxleben W.C................................................           (1,755)
Filer T.J...................................................           (2,006)
Fluhrer G.E.................................................          (49,462)
Foreman L.L.................................................           (2,914)
Foster T.B..................................................         (139,362)
Gaffiney J.M................................................          (62,317)
Galloway J..................................................           (1,129)
Gleaves C...................................................           (3,066)
Graybeal L.E................................................           (2,638)
Hall, C.M...................................................          (93,138)
Hendrickson J...............................................           (3,209)

                                      E-3-6

                                                                  DRO AMOUNT/
                    SCHEDULED ASSIGNEES/                      PARTNER CONTRIBUTION
                    SECOND-TIER PARTNERS                             AMOUNT
                    --------------------                      --------------------
Hill G.R....................................................           (4,135)
Howorth D.B.................................................           (2,613)
Israel A.D..................................................          (13,854)
Jackson D.E.................................................           (3,120)
Keefe R.E...................................................          (92,690)
Keehnel S.K.................................................           (5,979)
Kennedy P.F.................................................          (22,914)
Koslow A....................................................             (759)
Lee L.N.....................................................           (2,365)
Loacker L.J.................................................           (5,671)
Mack G......................................................           (5,530)
Macleod J.W.................................................           (2,749)
Magnano M.J.................................................          (43,651)
Marcy D.E...................................................           (2,531)
Martin L.C..................................................           (3,080)
Matson D.D..................................................         (116,291)
Mcconaughy B.A..............................................           (4,758)
Mc Cullough J.C.............................................             (267)
Mellem R....................................................           (2,569)
Morrow A.J..................................................           (3,440)
Murray M.K..................................................          (14,101)
Myklebust R.A...............................................           (1,123)
Nielsen M.J.................................................             (180)
Noll J.B....................................................          (25,934)
Nomellini C.P...............................................          (57,947)
Palmer D.S..................................................          (50,680)
Pepper L.H..................................................          (42,303)
Prince D.R..................................................           (4,289)
Redman A.M..................................................          (41,769)
Rheaume W.J.................................................           (2,778)
Rieke P.V...................................................           (2,881)
Roberts K.E.................................................           (6,033)
Runstad J.M.................................................          (31,986)
Russell B.L.................................................           (5,855)
Sandler M.D.................................................           (6,704)
Schweet L.S.................................................           (1,200)
Seidel R....................................................           (1,262)
Serkin B.P..................................................           (1,794)
Silvey M....................................................           (3,025)
Spitzer H...................................................           (5,318)
Stansbury M.E...............................................           (9,304)
Stone V.R...................................................          (44,495)
Sweeney D.B.................................................           (3,833)
Thieme D....................................................           (2,631)
Tonkin W.G..................................................           (4,370)
Utevsky D...................................................           (5,089)
Vaska M.....................................................           (2,240)
Voorhees L.R................................................           (5,427)
Washburn J.T................................................           (2,868)
Whalen J.D..................................................          (80,770)

                                      E-3-7

                                                                  DRO AMOUNT/
                    SCHEDULED ASSIGNEES/                      PARTNER CONTRIBUTION
                    SECOND-TIER PARTNERS                             AMOUNT
                    --------------------                      --------------------
Whiteley K..................................................           (8,925)
Whitford J.P................................................          (15,963)
Wilson D.R..................................................           (6,527)
Winberry P.B................................................           (2,609)
Winter D.S..................................................           (3,114)
Wolfe C.R...................................................           (1,417)
Wright C.W..................................................           (3,295)
                                                                  -----------
Total.......................................................      (73,887,963)
                                                                  ===========

                                      E-3-8

                                  EXHIBIT E-4

                             (GALBREATH AGREEMENT)

BACKGROUND

     On April 21, 1998, Galbreath-Denver Limited Partnership, an Ohio limited partnership ("Galbreath") and 1560 Broadway Partnership, a Colorado general partnership ("Broadway") (collectively the "Additional Limited Partners") each was issued 1,684 Class B Units (referred to as the "Galbreath and Broadway Units"). In connection with the issuance of the Galbreath and Broadway Units, a Prior Addendum dated as of April 21, 1998, to the Original Partnership Agreement, which set forth specific agreements regarding certain additional rights and obligations of the Additional Limited Partners, was executed. Such specific agreements are described below.

     All capitalized terms used in this Exhibit E-4 and not otherwise defined shall have the meanings assigned in the Agreement.

SPECIFIC AGREEMENTS

     Notwithstanding any other provision of the Agreement to the contrary, upon liquidation of the Partnership, each of the Additional Partners shall be required to contribute to the Partnership the deficit balance in such party's Capital Account computed in accordance with Sections 1.752-2(b)(1) and (2) of the Regulations; provided, however, that such contribution obligation shall not exceed the amount by which the recourse obligations of the Partnership exceed the assets of the Partnership available to satisfy such recourse obligations and shall not exceed $4,154,000 with respect to Galbreath and the lesser of the deficit balance in Broadway's Capital Account in "owner" at the date of "closing" reduced by any income allocated to Broadway after the date of Closing or $10,500,000 with respect to Broadway (collectively, the "Deficit Obligation"). Each of the Additional Limited Partners specifically waives any right of contribution or subrogation with respect to such Deficit Obligation and neither the General Partner nor any other Partner or other Person shall be required to reimburse the Additional Limited Partners for such contributions. Upon payment of such Deficit Obligation, each Additional Limited Partner's Capital Account shall be credited with such payment. Amounts paid to the Partnership pursuant to the Deficit Obligation shall be used to satisfy the recourse obligations of the Partnership.

     Upon the sale, redemption, conversion or other disposition of the Galbreath and Broadway Units received by any Additional Limited Partner, the Deficit Obligation of such Additional Limited Partner shall be reduced in an amount equal to the percentage of the Galbreath and Broadway Units owned by such Additional Limited Partner which were sold, redeemed, converted or otherwise disposed of by such Additional Limited Partner, and upon the sale, redemption, conversion or other disposition of all the Galbreath and Broadway Units received by any Additional Limited Partner, the Deficit Obligation shall be terminated with respect to such Additional Limited Partner. Nothing in this Exhibit E-4 shall in any way effect the sale, exchange or conversion rights of the Additional Limited Partners under the Agreement or this Exhibit E-4.

     In the case of Galbreath only, certain partners of Galbreath shall execute and deliver to the Partnership, and the Partnership shall accept, a Guarantee in the form agreed to by such Galbreath partners and the Partnership.

                                  EXHIBIT E-5

                          (PALO ALTO SQUARE AGREEMENT)

BACKGROUND

     Pursuant to a closing under that certain Contribution Agreement dated September 28, 1999, by and between Palo Alto Square Limited Partnership, an Illinois limited partnership, ("Contributor") and the General Partner (the "Contribution Agreement"), Contributor was issued 1,012,623 Class B Units (referred to as the "Contributor Units") in exchange for certain real property interests described in the Contribution Agreement (the "Property"). Contributor has assigned the Contributor Units to the Equity Holders (as defined below). In connection with the issuance of Contributor Units, the Tenth Prior Amendment to the Original Partnership Agreement, which set forth specific agreements regarding certain additional rights and obligations of the Contributor and its constituent partners as set forth on Schedule 1 to such Tenth Prior Amendment (the "Equity Holders"), was executed. Such specific agreements are described below.

     All capitalized terms used in this Exhibit E-5 and not otherwise defined shall have the meanings assigned in the Agreement.

SPECIFIC AGREEMENTS

     1. Right to Assign. Notwithstanding any other provision of this Exhibit E-5 or of the Agreement, the Equity Holders shall have the right to assign all or any portion of their Contributor Units, together with any and all other rights of the Equity Holders pursuant to this Exhibit E-5 or the Agreement, to one or more of the constituent partners or shareholders, members, partners or beneficiaries of constituent partners of the Equity Holders as of October 1, 1999, whether direct or indirect, without the need for the consent of the General Partner or Limited Partners and without being subject to the right of first refusal set forth in Section 11.3.A(a) of the Agreement, but in each case subject to the restrictions and conditions set forth in Sections 11.3.C, 11.3.D, 11.3.E, 11.6.E and 11.6.F of the Agreement. Upon the delivery of written notice of such an assignment to the General Partner, each assignee of Contributor Units pursuant to the immediately preceding sentence shall be admitted to the Partnership as a Substituted Limited Partner owning the Contributor Units so assigned and having all of the rights of a Limited Partner under the Agreement and this Exhibit E-5, subject only to such assignee executing and delivering to the Partnership an acceptance of all of the terms and conditions of the Agreement and such other documents or instruments as the General Partner may reasonably require to effect such admission, in accordance with Section 11.4.B of the Agreement. Each permitted assignee of any of the Contributor Units, issued to the Contributor pursuant to the Contribution Agreement and subsequently transferred to the Equity Holders, that is admitted as a Substituted Limited Partner in accordance with this Section 1 or Article XI of the Agreement, for so long as such Person owns any such Contributor Units, is referred to in this Exhibit E-5 as an "Indirect Equity Holder." Upon satisfaction of the condition described in the second sentence of this Section 1, the General Partner shall amend Exhibit A to the Agreement in the manner described in Section 11.4.C of the Agreement. For purposes of Section 8.6 of the Agreement, each Equity Holder and Indirect Equity Holder shall be entitled to exercise its right to require the Partnership to redeem all or any portion of the Contributor Units assigned to it by an Equity Holder at any time on or after October 1, 1999.

     2. Adjustments to Carrying Values. (a) The Carrying Values of the Assets of the Partnership shall be adjusted in accordance with the procedures described in Section 1.D of Exhibit B to the Agreement; provided, however, that in order to minimize the administrative burden associated with the adjustments required by this Section 2(a) in connection with the distribution of the Cash Amount to an Equity Holder or an Indirect Equity Holder, the Partnership shall make the adjustments to the Carrying Values of the Partnership's assets (and the resulting adjustments to the Capital Accounts of the Partners) only upon the happening of the most material event during the calendar year that is described in Section 1.D(2) of Exhibit B to the Agreement (the "Annual Adjustment") and; provided further that upon the distribution of the Cash Amount to an Equity Holder or an Indirect Equity Holder or, at the option of the General Partner, upon the occurrence of any other event described in Section 1.D(2) of Exhibit B to the Agreement, that occurs during any year other than as of the date of the Annual Adjustment, the Partnership shall, at the time of such distribution, make adjustments to the Carrying Values of the Partnership's assets in accordance with the procedures described in Section 1.D of Exhibit B to the Agreement for purposes of adjusting the Capital Account of an Equity Holder, or such Indirect Equity Holder who has exercised his Redemption Right or such other affected Partner, but no such adjustments shall be necessary at such time with respect to the Capital Account balances of Partners who remain Partners through the date of the Annual Adjustment or are otherwise not directly affected by any such other event.

          (b) Any determination of the fair market value of Partnership assets pursuant to Section 1.D of Exhibit B to the Agreement (for purposes of calculating Unrealized Gain or, Unrealized Loss), with respect to adjusting the Carrying Values of Partnership assets in connection with the exercise of Redemption Rights by an Equity Holder or any Indirect Equity Holder shall be made by assuming that the aggregate fair market value of all Partnership assets is equal to the aggregate Cash Amount that would be distributed by the Partnership if all Partnership Units held by all Partners (including the General Partner) were redeemed in exchange for the Cash Amount with respect to each such Partnership Unit at such time, provided, however, such valuation methodology shall not be utilized for purposes of determining the fair market value of the Partnership's assets with respect to any such exercise of Redemption Rights in contemplation of an assignment by or reorganization of the Partnership for the benefit of creditors and any liquidation of the Partnership related thereto or following the filing by (or in contemplation of a filing) by the Partnership of a case under Title 11 of the U.S. Code.

     3. Allocations. Notwithstanding the provisions of Section 2.C of Exhibit C to the Agreement, for purposes of allocating, items of income, gain, loss and deduction with respect to the Property in the manner required by Section 704(c) of the Code, the Partnership shall employ, and shall cause any entity controlled by the Partnership which holds title to any of the Property to employ the "traditional method" as set forth in Regulation Section 1.704-3(b).

     4. Obligation to Restore Deficit Capital Accounts. (a) For purposes of this Section 4, the following terms shall have the meanings set forth below:

             (i) "Protected Amount" means, with respect to any Protected Partner, an amount equal to (i) the taxable gain, if any, that would be realized by such Protected Partner if such Partner were to dispose of its Partnership Interests for no consideration other than the release or deemed release of liabilities of the Partnership assumed by or otherwise allocable to such Partner under Code Section 752, as such hypothetical gain is determined from time to time, less (ii) such Partner's share of "qualified nonrecourse financing" as defined in Code Section 465(b)(6) and the Regulations thereunder, as such share is determined from time to time in accordance with Regulations Section 1.752-3(a). The Protected Amount allocable to any Protected Partner may be modified from time to time by an amendment to the Agreement or by execution of a written instrument by and between such Protected Partner and the General Partner, acting on behalf of the Partnership and without the prior written consent of any other Partner (whether or not Protected Partners).

             (ii) "Protected Partner(s)" means that or those Limited Partner(s) designated as Protected Partner(s) on Exhibit A attached to the Tenth Prior Amendment, as such designation may be modified from time to time by the General Partner, whether by express amendment to the Agreement or by execution of a written instrument by and between any Protected Partner(s) and the General Partner, acting on behalf of the Partnership and without the prior consent of other Limited Partners (whether or not Protected Partners). For purposes hereof, any successor, assignee, or transferee of Partnership Interests from a Protected Partner, which successor,

                                      E-5-2
        assignee or transferee determines its basis in such Units by reference to the basis of the predecessor, assignor or transferor Protected Partner, shall be considered a Protected Partner.

          (b) Notwithstanding any provision of the Partnership Agreement to the contrary (including, without limitation, the second sentence of Section
     13.3 of the Partnership Agreement), upon liquidation of the Partnership or upon the liquidation of the Partnership Interest of a Protected Partner, such Protected Partner whose interest is being liquidated shall contribute to the Partnership in accordance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2), the deficit balance, if any, in its Capital Account, calculated after the allocation for such year of all items of Net Income, Net Losses, Gross Income and Unrealized Gain or Unrealized Loss allocated in accordance with Section 6.1 of the Agreement, Section 1.D of Exhibit B to the Agreement, provided, however, that in no event shall such contribution obligation for any Protected Partner exceed such Protected Partner's Protected Amount. The obligation created pursuant to this Section 4(b) shall be for the benefit of the Partnership, the General Partner, the creditors of the Partnership or any other person to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or the General Partner in its capacity as general partner of the Partnership and shall be enforceable by such parties. Each Protected Partner unconditionally and irrevocably waives any subrogation, reimbursement or similar rights to which it might otherwise be entitled as the result of its performance with respect to the obligation pursuant to this Section 4(b), whether such rights arise with respect to the Partnership, another Partner of the Partnership or a third party; provided, however, that the General Partner shall in all events be entitled to enforce the contribution obligation of a Protected Partner undertaken pursuant to Section 4(b). Notwithstanding anything herein to the contrary, the obligation of a Protected Partner to contribute amounts pursuant to this paragraph shall continue in full force and effect in accordance with the terms hereof until one year following the transfer or other disposition by such Protected Partner of its Partnership Interests unless the Partnership and such Protected Partner agree otherwise. Unless expressly agreed by the Partnership and the affected holders of Contributor Units to the contrary in this or any other agreement, no holder of Contributor Units who is not a Protected Partner shall have any obligation to contribute amounts to the Partnership.

     5. Amendments. Notwithstanding any provision in the Agreement to the contrary, the provisions of the Tenth Prior Amendment may be waived or amended or otherwise modified with the prior written consent of holders (being either the Equity Holders and/or the Indirect Equity Holders) of more than seventy-five percent (75%) of the Contributor Units at the time outstanding and without the consent of any other Limited Partner.

                                      E-5-3

                                  EXHIBIT E-6

                            (CORNERSTONE AGREEMENT)

BACKGROUND

     In connection with the closing of the merger of Cornerstone Properties Limited Partnership ("Cornerstone Partnership") with and into the Partnership on
          , 2000, (the "Cornerstone Merger") pursuant to the Agreement and Plan of Merger, dated as of February 11, 2000, as amended, among the General Partner, the Partnership, Cornerstone Properties Inc. and Cornerstone Partnership (the "Merger Agreement"), certain former limited partners of Cornerstone Partnership who became Limited Partners as a result of the Cornerstone Merger (referred to as "Former Cornerstone Limited Partners") have elected to become Protected Partners and, as a group, the Former Cornerstone Limited Partners have been given the right to increase their Protected Amount after the closing of the Cornerstone Merger, subject to a specified aggregate dollar limitation. In addition, the Partnership and Cornerstone Partnership entered into certain other agreements with respect to tax matters that affect the Former Cornerstone Limited Partners. The specific agreements between the Partnership and Cornerstone Partnership with respect to these various matters are described below.

     All capitalized terms used and not otherwise defined in this Exhibit E-6 shall have the meanings assigned in the Agreement.

SPECIFIC AGREEMENTS

     1. Election by Certain Former Cornerstone Limited Partners to Undertake Deficit Restoration Obligation. Each Former Cornerstone Limited Partner who, prior to the closing of the Cornerstone Merger, had entered into an agreement with Cornerstone Partnership to bear the economic risk of loss as to a portion of Cornerstone Partnership's recourse indebtedness by undertaking the obligation to restore a portion of its negative capital account balance upon liquidation of such Former Cornerstone Limited Partner's interest in Cornerstone Partnership was given the opportunity to become a Protected Partner with a Protected Amount in an amount equal to the maximum amount such Former Cornerstone Limited Partner was obligated to restore to Cornerstone Partnership immediately prior to the closing of the Cornerstone Merger; provided, however, that except as set forth in Paragraphs 2 and 3, below, no Former Cornerstone Limited Partner has the right to increase its Protected Amount following the Cornerstone Merger. The Former Cornerstone Limited Partners who have elected to become Protected Partners under such provision of the Merger Agreement, along with their specified Protected Amounts as of the closing of the Cornerstone Merger, are set forth on Schedule 1 to this Exhibit E-6.

     2. Election by Former Cornerstone Limited Partners to Increase Protected Amount. Notwithstanding the proviso in Paragraph 1, above, Former Cornerstone Limited Partners may, at any time following the Cornerstone Merger, elect to become Protected Partners and/or increase their Protected Amounts (as determined immediately prior to the Cornerstone Merger), as a group, by an aggregate amount of up to [$50 million, reduced by the amount of any increases to the amounts that such former limited partners of Cornerstone Partnership were obligated to restore to Cornerstone Partnership that occurred during the period commencing on February 11, 2000, and ending at the closing of the Cornerstone Merger/verify any increases and insert fixed sum at the time of the Merger].

     3. Effect of Other Agreements With Former Cornerstone Limited
Partners. Pursuant to the Merger Agreement, the Partnership assumed certain obligations of Cornerstone Partnership made pursuant to agreements that were listed as "tax protection agreements" on Schedule 2.18(j) to the Cornerstone Disclosure Letter, as defined in the Merger Agreement, a copy of which is attached as Schedule 2 to this Exhibit E-6 (the "Cornerstone Tax Protection Agreements"). To the extent that the Cornerstone Tax Protection Agreements included a right to enter into deficit restoration obligations with respect to Cornerstone Partnership, such Former Cornerstone Limited Partners who are beneficiaries of such Cornerstone Tax Protection Agreements are Protected Partners and have Protected Amounts as provided in the Cornerstone Tax Protection Agreements. Notwithstanding the limitations in Paragraphs 1 and 2 above, the Protected Partners who are beneficiaries of the Cornerstone Tax Protection Agreements shall have the right to increase their Protected Amounts if and to the extent provided in the applicable Cornerstone Tax Protection Agreement and the amount of any such increase shall not be taken into account in applying the limitation in Paragraph 2. The Former Cornerstone Limited Partners who are or have the right to become Protected Partners pursuant to the Cornerstone Tax Protection Agreements, along with their specified Protected Amounts (or the maximum Protected Amount that they are entitled to elect, as noted therein) are set forth on Schedule 3 to this Exhibit E-6.

     4. Request to Increase Amount of Deficit Restoration Obligation. The Partnership shall consider in good faith a request from a Former Cornerstone Limited Partner to become a Protected Partner and/or to increase its Protected Amount, as applicable, from time to time after the Cornerstone Merger if such Former Cornerstone Limited Partner shall provide information from its professional tax advisor satisfactory to the Partnership showing that, in the absence of such increased Protected Amount, such Limited Partner likely would not be allocated from the Partnership sufficient indebtedness under Section 752 of the Code and the at-risk provisions under Section 465 of the Code to avoid the recognition of gain (other than gain required to be recognized by reason of actual cash distributions from the Partnership). The Partnership and its professional tax advisors shall cooperate in good faith with such Former Cornerstone Limited Partner and its professional tax advisor to provide such information regarding the allocation of the Partnership liabilities and the nature of such liabilities as is reasonably necessary in order to determine the Former Cornerstone Limited Partner's adjusted tax basis in its Partnership Interest and at-risk amount. In deciding whether or not to grant such a request, the Partnership shall be entitled to take into account all factors related to the Partnership, including, without limitation, the existing and anticipated debt structure of the Partnership, the tax situations of all other Partners, including the General Partner (individually and as a group), and the effect that granting such a request might have on their tax situation, and the anticipated long-term business needs of the Partnership. The Partnership's only obligation with respect to any such request from a Former Cornerstone Limited Partner pursuant to this Paragraph 4 shall be to act in good faith. In the event the Partnership fails to act in good faith with respect to any such request, the exclusive remedy of the Former Cornerstone Limited Partner who made such request shall be an action for specific performance, with no entitlement to monetary damages.


     5. Manner of Electing to Become a Protected Partner or To Increase Protected Amount. A Former Cornerstone Limited Partner who pursuant to the rights set forth under the other Paragraphs of this Exhibit E-6, wishes to become a Protected Partner or, if already a Protected Partner, to increase its Protected Amount, shall provide a written notice to the General Partner specifying the desired Protected Amount. If such election is made pursuant to Paragraph 2, such election shall become effective upon the receipt thereof by the General Partner unless (i) the General Partner determines that the limitation set forth in Paragraph 2 would be exceeded by reason of such election, or (ii) the General Partner reasonably determines, based on the advice of its tax advisors and after consulting with the Former Cornerstone Limited Partner and its tax advisors, that the amount specified in such Former Cornerstone Limited Partner's election substantially exceeds the amount necessary to cause such Former Cornerstone Limited Partner to be allocated sufficient Partnership liabilities under Section 752 of the Code (taking into account the effect of anticipated reductions in Partnership debt on such Former Cornerstone Limited Partner's allocable share of Partnership liabilities) to cover such Former Cornerstone Limited Partner's "negative tax capital account" and reasonably projected changes therein. If such election is pursuant to a Cornerstone Tax Protection Agreement, such election shall become effective upon the receipt thereof by the General Partner unless the General Partner reasonably determines, based on the advice of its tax advisors and after consulting with the Former Cornerstone Limited Partner and its tax advisor, that such Former Cornerstone Limited Partner does not have the right to undertake such election without the consent of the General Partner. If such election is not pursuant to Paragraph 2 or a Cornerstone Tax Protection Agreement (or such election does not become effective pursuant to the provisions of one of the two preceding sentences), such election shall be deemed to be a request pursuant to Paragraph 4 of this Exhibit E-6 and shall become effective only upon approval by the General Partner in accordance with the provisions of the Paragraph 4. Upon becoming effective, such election shall be irrevocable, cannot be


                                      E-6-2
reduced, and shall be binding upon successive transferees of the Former Cornerstone Limited Partner except as provided in Section 13.3 of the Agreement.

     6. No Obligation of the Partnership to Maintain Recourse
Debt. Notwithstanding any obligations of the Partnership referred to in this Exhibit E-6, the Partnership shall not be obligated to maintain any level of indebtedness that qualifies as a Recourse Liability or Partner Nonrecourse Debt in excess of the amounts otherwise specifically required to be maintained under the Cornerstone Tax Protection Agreements assumed by the Partnership pursuant to the Merger Agreement.

     7. Amendments of Exhibit E; Designation as Part II Protected Partners. All Protected Partners and their respective Protected Amounts as provided in this Exhibit E-6 shall be reflected on Exhibit E, which shall be amended from time to time as necessary to reflect any additional Protected Partners and/or increases in Protected Amounts made pursuant to paragraphs 2, 3, or 4, above. Former Cornerstone Partnership Limited Partners who are or become Protected Partners pursuant to the provisions of this Exhibit E-6 shall be designated on Exhibit E as Part II Protected Partners; provided, however, that any Former Cornerstone Limited Partner who is only obligated to restore a deficit in its capital account upon liquidation of the Partnership pursuant to a Cornerstone Tax Protection Agreement shall be designated on Exhibit E as a Part I Protected Partner.

     8. Section 704(c) Method. Notwithstanding Paragraph 2.C. of Exhibit C, the Partnership shall use the "traditional method" under Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to each property in which Cornerstone Partnership owns a direct or indirect interest at the time of the Cornerstone Merger (the "Cornerstone Properties") to take into account the Book-Tax Disparities as of the effective time of the Cornerstone Merger with respect to the Cornerstone Properties, with no "curative allocations" to offset the effect of the "ceiling rule," except to the extent that the Partnership expressly would be required to use a different method under a Cornerstone Tax Protection Agreement assumed by the Partnership pursuant to the Merger Agreement. The 704(c) Values of the Cornerstone Properties shall be as determined by agreement between Cornerstone Partnership and the Partnership prior to the effective time of the Cornerstone Merger, or in the absence of such agreement, as determined by the General Partner using such reasonable method of valuation as it shall adopt.

     9. Allocations of "Tier 3" Nonrecourse Liabilities Pursuant to Regulations
Section 1.752-3(a)(3). Unless, and only to the extent, expressly provided otherwise in the Cornerstone Tax Protection Agreements assumed by the Partnership pursuant to the Merger Agreement, and notwithstanding Section 6.1.C. of the Agreement, the Partnership shall determine in its reasonable discretion the method to be used for allocating "excess nonrecourse liabilities" of the Partnership pursuant to Regulations Section 1.752-3(a)(3) following the Cornerstone Merger, provided that (i) the Partnership shall not use with respect to the Former Cornerstone Limited Partners a method that is less favorable than the method used by the Partnership with respect to the other Limited Partners of the Partnership who are not parties to an express agreement specifying a particular method to be used for such purposes, and (ii) in the case of a Former Cornerstone Limited Partner who, prior to the Cornerstone Merger, had been specially allocated a portion of a Cornerstone Partnership nonrecourse liability secured by a property with respect to which such Cornerstone Partner has a built-in gain under Section 704(c) of the Code to take into account such Former Cornerstone Limited Partner's share of such built-in gain that was not taken into account in making the allocation of such liability by Cornerstone Partnership under Regulations Section 1.752-3(a)(2), the Partnership shall continue such method of allocating such liability following the Cornerstone Merger.

                                      E-6-3

                                  ATTACHMENT A

                           (SERIES A PREFERRED UNITS)

     In accordance with Sections 4.2.A and 4.2.D of the Partnership Agreement, set forth below are the terms and conditions of the Series A Preferred Units established and issued by the Partnership to the General Partner on December 19, 1997, in connection with the merger of Beacon Properties L.P. ("Beacon Partnership") with and into the Partnership (the "Beacon Partnership Merger"), in exchange for the then outstanding Series A Preferred Units of Beacon Partnership (all of which had been acquired by the General Partner as a result of the merger of Beacon Properties Corporation with and into the General Partner). All capitalized terms used in this Attachment and not otherwise defined shall have the meanings assigned in the Partnership Agreement.

     A. Designation and Number. A series of Partnership Units, designated as Series A Preferred Units, was established on December 19, 1997, on which date 8,000,0000 Series A Preferred Units were issued to the General Partner in the Beacon Partnership Merger.

     B. Rank. The Series A Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series A Preferred Units; (b) on a parity with the Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units and all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series A Preferred Units; and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series A Preferred Units.

     C. Distributions.

     (i) Pursuant to Section 5.1 of the Partnership Agreement, holders of Series A Preferred Units shall be entitled to receive, out of Available Cash, cumulative preferential distributions of Available Cash at the rate of 8.98% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.245 per unit). Such distributions shall be cumulative from the last date on which any distributions were paid with respect to the Series A Preferred Units of Beacon Partnership for which the Series A Preferred Units were exchanged in connection with the Beacon Partnership Merger and shall be payable quarterly in arrears on or before March 15, June 15, September 15 and December 15 of each year or, if not a business day, the next succeeding business day (each a "Series A Preferred Unit Distribution Payment Date"). Any distribution payable on the Series A Preferred Units for any partial distribution period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

     (ii) No distributions on Series A Preferred Units shall be authorized or paid or set apart for payment at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     (iii) Notwithstanding the foregoing, distributions with respect to the Series A Preferred Units will accrue whether or not the terms and provisions set forth in Section C.(ii) of this Attachment A at any time prohibit the current payment of distributions, whether or not there is sufficient Available Cash for such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Series A Preferred Unit Distribution Payment Date on which they first become payable.

     (iv) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series A Preferred Units, all distributions authorized upon the Series A Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series A Preferred Units shall be authorized pro rata so that the amount of distributions authorized per Partnership

Unit of Series A Preferred Units and such other Partnership Interests shall in all cases bear to each other the same ratio that accrued distributions per Partnership Unit on the Series A Preferred Units and such other Partnership Interests (which shall not include any accrual in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series A Preferred Units which may be in arrears.

     (v) Except as provided in Section C.(iv) of this Attachment A, unless full cumulative distributions on the Series A Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Partnership Interests ranking junior to the Series A Preferred Units as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Class A Units, the Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series A Preferred Units as to distributions or upon liquidation, nor shall any Class A Units, Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series A Preferred Units as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units or other Partnership Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series A Preferred Units as to distributions and upon liquidation).

     (vi) Holders of the Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Units in excess of full cumulative distributions on the Series A Preferred Units as described above. Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series A Preferred Units which remains payable.


     D. Allocations. Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among holders of Series A Preferred Units in accordance with Article VI of the Agreement.


     E. Liquidation Preference.

     (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series A Preferred Units then outstanding are entitled to be paid out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.2.A of the Agreement a liquidation preference of $25.00 per Series A Preferred Unit, plus an amount equal to any accrued and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Class A Units, Class B Units or any other Partnership Interests that rank junior to the Series A Preferred Units as to liquidation rights.

     (ii) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series A Preferred Units in the distribution of assets, then such assets shall be allocated among the Series A Preferred Units, as a class, and each class or series of such other such Partnership Interests, as a class, in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (iii) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

     (iv) The consolidation or merger of the Partnership with or into any other partnership, corporation, trust or entity or of any other partnership, corporation, trust or other entity with or into the Partnership or the sale, lease or conveyance of all or substantially all of, the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership for purposes of this Section E.

     F. Redemption. In connection with a redemption by the General Partner of any or all of the Series A Preferred Shares of the General Partner, the Partnership shall provide cash to the General Partner for such purpose which shall be equal to redemption price of the Series A Preferred Shares to be redeemed and one Series A Preferred Unit shall be canceled with respect to each Series A Preferred Share so redeemed. From and after the date in which the Series A Preferred Shares are redeemed, any Series A Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series A Preferred Units shall cease.

                                  ATTACHMENT B

                           (SERIES B PREFERRED UNITS)

     In accordance with Sections 4.2.A and 4.2.D of the Agreement, set forth below are the terms and conditions of the Series B Preferred Units established and issued by the Partnership on February 19, 1998, in connection with the issuance of Series B Preferred Shares by the General Partner. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

     A. Designation and Number. A series of Partnership Units, designated as Series B Preferred Units was established on February 19, 1998, on which date 6,000,000 Series B Preferred Units were issued to the General Partner.

     B. Rank. The Series B Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series B Preferred Units; (b) on a parity with the Series A Preferred Units, the Series C Preferred Units, the Series D Preferred Units, and all other Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series B Preferred Units; and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series B Preferred Units.

     C. Distributions.

     (i) Pursuant to Section 5.1 of the Agreement, holders of Series B Preferred Units shall be entitled to receive, out of Available Cash, cumulative preferential cash distributions at the rate of 5.25% of the $50.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.625 per unit). Distributions (which term as used herein shall include liquidated damages, if any, payable pursuant to Section C.(vi) of this Attachment B) on the Series B Preferred Units shall be payable quarterly and be cumulative from the fifteenth day of each February, May, August and November or, if not a business day, the next succeeding business day (each, a "Series B Preferred Unit Distribution Payment Date"). Any distribution (including the initial distribution) payable on the Series B Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

     (ii) No distribution on the Series B Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears.


     Notwithstanding the foregoing, distributions with respect to the Series B Preferred Units shall accumulate whether or not any of the foregoing restrictions exist, whether or not there is sufficient Available Cash for the payment thereof and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series B Preferred Units shall not bear interest, and holders of the Series B Preferred Units shall not be entitled to any distributions in excess of full cumulative distributions. Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such units which remains payable.


     (iii) Except as provided in Section C.(iv) of this Attachment B, if any Series B Preferred Units are outstanding, no distributions (other than in Partnership Interests ranking junior to the Series B Preferred Units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership) shall be declared or paid or set apart for payment nor shall any other distribution be declared or made upon the Class A Units, the Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation, dissolution or winding up of the affairs of the Partnership for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Units for all past distribution periods and the then current distribution period, nor shall any Class A Units, Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation, dissolution or winding up of the affairs of the Partnership, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series B Preferred Units as to distributions and upon liquidation, dissolution or winding up of the affairs of the Partnership).

     (iv) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series B Preferred Units, all distributions declared upon the Series B Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series B Preferred Units shall be declared pro rata so that the amount of distributions declared per unit of Series B Preferred Units and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions per unit on the Series B Preferred Units and such other Partnership Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other.

     (v) Holders of Series B Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative distributions on the Series B Preferred Units as described above. Accumulated but unpaid distributions on the Series B Preferred Units will accumulate as of the Series B Preferred Unit Distribution Payment Date on which they first become payable.

     (vi) If the General Partner fails to maintain the effectiveness of the registration statement as required by the Registration Rights Agreement dated February 19, 1998 between the General Partner and Lehman Brothers Inc. (the "Registration Rights Agreement"), liquidated damages shall accumulate on the $50.00 liquidation preference of the Series B Preferred Units at a rate of 0.25% per annum (equivalent to a fixed annual amount of $0.125 per unit) with respect to the first quarter immediately following such failure and at a rate of 0.50% per annum (equivalent to a fixed annual amount of $0.25 per unit) with respect to the second quarter and all subsequent quarters following such failure ("Liquidated Damages").

     D. Allocations. Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among holders of Series B Preferred Units in accordance with Article VI of the Agreement.

     E. Liquidation Preference.

     (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of the Series B Preferred Units shall be entitled to receive out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.2.A of the Agreement a liquidation preference of $50.00 per Series B Preferred Unit, plus an amount equal to any accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Class A Units, Class B Units or any other Partnership Interests that rank junior to the Series B Preferred Units as to liquidation rights.

     (ii) If upon any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the assets of the Partnership are insufficient to make such full payment to holders of the Series B Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series B Preferred Units in the distribution of assets, then the holders of such Partnership Interests shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (iii) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

     (iv) None of a consolidation or merger of the Partnership with or into another entity, merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or a sale, lease or conveyance of all or substantially all of the Partnership's property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Partnership.

     F. Redemption. In connection with redemption by the General Partner of any of its Series B Preferred Shares in accordance with the provisions of the Articles Supplementary to the Declaration of Trust filed with the State Department of Assessments and Taxation of Maryland on February 19, 1998, establishing the Series B Preferred Shares (the "Articles Supplementary"), the Partnership shall provide cash to the General Partner for such purpose which shall be equal to the redemption price (as set forth in the Articles Supplementary) and one Series B Preferred Unit shall be canceled with respect to each Series B Preferred Share so redeemed by the General Partner. From and after the Series B Preferred Share Redemption Date (as defined in the Articles Supplementary), any Series B Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Units shall cease.

     G. Conversion.

     In connection with conversion into Shares of any Series B Preferred Shares in accordance with the provisions of the Articles Supplementary, the Partnership shall (i) issue to the General Partner a number of Class A Units equal to the number of Shares issued by the General Partner upon such conversion; and (ii) provide cash to the General Partner, if necessary, in an amount equal to the amount of cash paid by the General Partner upon conversion of any Series B Preferred Shares which would otherwise result in the issuance of fractional Shares. One Series B Preferred Unit, or any fraction thereof, shall be canceled with respect to each Series B Preferred Share, or any fraction thereof, so converted, and from and after such conversion, any Series B Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Units shall cease.

                                  ATTACHMENT C

                           (SERIES C PREFERRED UNITS)

     In accordance with Sections 4.2.A and 4.2.D of the Agreement, set forth below are the terms and conditions of the Series C Preferred Units established and issued by the Partnership on December 14, 1998, in connection with issuance of Series C Preferred Shares by the General Partner. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.

     A. Designation and Number. A series of Partnership Units, designated as Series C Preferred Units was established on December 14, 1998, on which date 4,600,000 Series C Preferred Units were issued to the General Partner.


     B. Rank. The Series C Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series C Preferred Units; (b) on a parity with the Series A Preferred Units, the Series B Preferred Units, the Series D Preferred Units, and all other Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series C Preferred Units; and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series C Preferred Units.


     C. Distributions.

     (i) Pursuant to Section 5.1 of the Agreement, holders of Series C Preferred Units shall be entitled to receive, out of Available Cash, cumulative preferential distributions of Available Cash at the rate of 8 5/8% of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.15625 per unit). Such distributions shall accumulate on a daily basis and be cumulative from the date of original issuance (December 8, 1998) and shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year or, if not a business day, the next succeeding business day (each a "Series C Preferred Unit Distribution Payment Date"), commencing March 15, 1999. Any distribution payable on the Series C Preferred Units for any partial distribution period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

     (ii) No distributions on Series C Preferred Units shall be authorized or paid or set apart for payment at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     (iii) Notwithstanding the foregoing, distributions with respect to the Series C Preferred Units will accumulate whether or not the terms and provisions set forth in Section C.(ii) of this Attachment C at any time prohibit the current payment of distributions, whether or not there is sufficient Available Cash for such distributions and whether or not such distributions are authorized. Accumulated but unpaid distributions on the Series C Preferred Units will accumulate as of the Series C Preferred Unit Distribution Payment Date on which they first become payable.

     (iv) When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series C Preferred Units, all distributions authorized upon the Series C Preferred Units and any other Partnership Interests ranking on a parity as to distributions with the Series C Preferred Units shall be authorized pro rata so that the amount of distributions authorized per Partnership Unit of Series C Preferred Units and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions per Partnership Unit on the Series C Preferred Units and such other Partnership Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series C Preferred Units which may be in arrears.

     (v) Except as provided in Section C.(iv) of this Attachment C, unless full cumulative distributions on the Series C Preferred Units have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in Partnership Interests ranking junior to the Series C Preferred Units as to distributions and upon liquidation) shall be authorized or paid or set aside for payment nor shall any other distribution be authorized or made upon the Class A Units, the Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series C Preferred Units as to distributions or upon liquidation, nor shall any Class A Units, Class B Units, or any other Partnership Interests ranking junior to or on a parity with the Series C Preferred Shares as to distributions or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such units or other Partnership Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series C Preferred Units as to distributions and upon liquidation).

     (vi) Holders of the Series C Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Units in excess of full cumulative distributions on the Series C Preferred Units as described above. Any distribution payment made on the Series C Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such Series C Preferred Units which remains payable.

     D. Allocations. Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among holders of Series C Preferred Units in accordance with Article VI of the Agreement.

     E. Liquidation Preference.

     (i) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series C Preferred Units then outstanding are entitled to be paid out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.2.A of the Agreement a liquidation preference of $25.00 per Series C Preferred Unit, plus an amount equal to any accumulated and unpaid distributions to the date of payment, before any distribution of assets is made to holders of Class A Units, Class B Units or any other Partnership Interests that rank junior to the Series C Preferred Units as to liquidation rights.

     (ii) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Units and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series C Preferred Units in the distribution of assets, then such assets shall be allocated among the Series C Preferred Units, as a class, and each class or series of such other such Partnership Interests, as a class, in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     (iii) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Units will have no right or claim to any of the remaining assets of the Partnership.

     (iv) The consolidation or merger of the Partnership with or into any other partnership, corporation, trust or entity or of any other partnership, corporation, trust or other entity with or into the Partnership or the sale, lease or conveyance of all or substantially all of, the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership for purposes of this Section E.

     F. Redemption. In connection with a redemption by the General Partner of any or all of the Series C Preferred Shares, the Partnership shall provide cash to the General Partner for such purpose which shall be equal to redemption price of the Series C Preferred Shares to be redeemed and one

Series C Preferred Unit shall be canceled with respect to each Series C Preferred Share so redeemed. From and after the date in which the Series C Preferred Shares are redeemed, the Series C Preferred Units so canceled shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series C Preferred Units shall cease.

                                  ATTACHMENT D

                           (SERIES D PREFERRED UNITS)

     In accordance with Sections 4.2.A and 4.2.D of the Partnership Agreement, set forth below are the terms and conditions of the Series D Preferred Units hereby established that will be issued by the Partnership to Cornerstone
Properties Inc. on           , 2000, in connection with the merger of
Cornerstone Properties Limited Partnership ("Cornerstone Partnership") with and into the Partnership (the "Cornerstone Partnership Merger"), in exchange for the then outstanding Series A Cumulative Convertible Preferred Units of Cornerstone Partnership (all of which will be acquired by the General Partner in the merger of Cornerstone Properties Inc. with and into General Partner (the "REIT Merger") immediately following the Cornerstone Partnership Merger). All capitalized terms used in this Attachment and not otherwise defined shall have the meanings assigned in the Partnership Agreement.

     A. Designation and Number. A series of Partnership Units, designated as Series D 7.0% cumulative Convertible Preferred Units (the "Series D Preferred Units") is hereby established. The number of Series D Partnership Units shall be 3,030,303.


     B. Rank. The Series D Preferred Units shall, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to the Class A Units, Class B Units and all Partnership Interests ranking junior to the Series D Preferred Units; (b) on a parity with the Series A Preferred Units, the Series B Preferred Units, the Series C Preferred Units, and all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank on a parity with the Series D Preferred Units (each referred to as "Parity Preferred Units"); and (c) junior to all Partnership Interests issued by the Partnership the terms of which specifically provide that such Partnership Interests rank senior to the Series D Preferred Units.


     C. Distributions.


     Pursuant to Section 5.1 of the Partnership Agreement, holders of Series D Preferred Units will be entitled to receive, out of Available Cash, cash distributions at the rate of 7% per annum on the $16.50 liquidation preference.
Such distributions shall be cumulative from June   , 2000, and will be payable
annually on August 4 of each year (the "Series D Preferred Unit Distribution Payment Date"). Distributions will be payable, in arrears, to holders of record of Series D Preferred Units as they appear on the books of the Partnership on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the General Partner. The amount of distributions payable for the initial distribution period or any period shorter or longer than a full distribution period shall be calculated on the basis of a 360-day year of twelve 30-day months. No distributions may be declared or paid or set apart for payment on any Parity Partnership Preferred Units with regard to the payment of distributions unless there shall also be or have been declared and paid or set apart for payment on the Series D Preferred Units like distributions for all distribution payment periods of the Series D Preferred Units ending on or before the distribution payment date of such Parity Partnership Preferred Units, ratably in proportion to the respective amounts of distributions (x) accumulated and unpaid or payable on such Series D Preferred Units on the one hand, and (y) accumulated and unpaid through the distribution payment period or periods of the Series D Preferred Units next preceding such distribution payment date, on the other hand.


     Except as set forth in the preceding sentence, unless full cumulative distributions on the Series D Preferred Units have been paid, no distributions may be paid or declared and set aside for payment or other distribution made upon the Class A Units, Class B Units or on any other Partnership Units ranking junior to or on a parity with the Series D Preferred Units as to distributions, nor any Class A Units, Class B Units, or any other Partnership Units ranking junior to or on a parity with the Series D Preferred Units as to distributions, may be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any Units or other Partnership Interests); provided, however, that any moneys therefore deposited in any sinking fund with respect to any Partnership Unit in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Partnership Unit in accordance with the terms of such sinking fund, regardless of whether, at the time of such application full cumulative distributions upon Series D Preferred Units outstanding to the last distribution payment date shall have been paid or declared and set apart for payment) by the Partnership; provided that any such junior Partnership Units may be converted into or exchanged for Partnership Units ranking junior to the Series D Preferred Units as to distributions, and, provided, further, that any such Partnership Units or Parity Partnership Preferred Units or Partnership Units may be issued by the Partnership to the General Partner in connection with a purchase of any corresponding share of beneficial interest issued by the General Partner to preserve the General Partner Entity's status as a real estate trust.

     D. Allocations.

     Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among the holders of Series D Preferred Units in accordance with Article VI of the Partnership Agreement.

     E. Liquidation Preference.

     The Series D Preferred Units shall rank, as to liquidation, dissolution or winding up of the Partnership, prior to Class A Units and Class B Units and any other class of Partnership Units of the Partnership ranking junior to Series D Preferred Units as to rights upon liquidation, dissolution or winding up of the Partnership, so that in the event of any liquidation, dissolution or winding up of the Partnership, whether voluntary or involuntary, the holders of the Series D Preferred Units shall be entitled to receive out of the assets of the Partnership available for distribution to holders of Partnership Units, whether from capital, surplus or earnings, before any distribution is made to holders of Class A Units, Class B Units or any other such junior Partnership Units, an amount equal to $16.50 per unit (the "Liquidation Preference" of a Series D Preferred Units) plus an amount equal to all distributions(whether or not earned or declared) accrued and accumulated and unpaid on the Series D Preferred Units to the date of final distribution. The holders of the Series D Preferred Units will not be entitled to receive the Liquidation Preference until the liquidation preference of any other class of Partnership Units of the Partnership ranking senior to the Series D Preferred Units as to rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the Liquidation Preference and such distributions, the holders of Series D Preferred Units will not be entitled to any further participation in any distribution of assets by the Partnership. If, upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Parity Partnership Preferred Units shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the Proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such units if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation or merger of the Partnership with or into any other partnership, limited liability company, corporation or any other entity, nor a merger of any other partnership, limited liability company, corporation or any other entity with or into the Partnership, nor a sale or transfer of all or any part of the Partnership assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Partnership.

     F. Conversion.


     Each Series D Preferred Unit shall be convertible at any time, at the election of the holders thereof, into a Class A Unit. In the event that the REIT Merger is consummated and the Series A Cumulative Convertible Preferred Stock of Cornerstone Properties Inc. is extinguished in connection therewith, the Series D Preferred Units shall automatically be converted into a number of Class A Units equal to the product of (i) the number of Series D Preferred Units outstanding at such time, multiplied by (ii) 0.7009.


     G. Value.

     For purposes of the definition of Deemed value of Partnership Interest, the Value on any date of the Series D Preferred Units shall be the greater of (i) the Value of a Common Share of the General Partner on such date or (ii) the Liquidation Preference of such Series D Preferred Unit.

     H. Voting Rights.

     The holders of Series D Preferred Units shall have no voting rights whatsoever, except for (i) any voting rights to which they may be entitled under the laws of the State of Delaware and (ii) as follows:


          So long as any Series D Partnership Preferred Units remain outstanding, the consent of the holders of at least two-thirds of the Series D Preferred Units outstanding at the time and all other classes or series of Partnership Preferred Units upon which like voting rights have been conferred and are exercisable (voting together as a class) given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:


             (i) the issuance or increase of any class or series of Partnership Units ranking senior to the Series D Preferred Units; or

             (ii) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of this Agreement, (including this Attachment or any provision hereof) that would materially and adversely affect any power, preference, or special right of the Series D Preferred Units or of the holders thereof;

    provided, however, that any increase in the number of any class or series of Partnership Units or the creation and issuance of other classes or series of Partnership Units, in each case ranking on a parity with or junior to the Series D Preferred Units with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  EQUITY OFFICE PROPERTIES TRUST:

     Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time (the "Maryland REIT Law"), permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Equity Office declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT law.

     The Equity Office declaration of trust authorizes Equity Office, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of Equity Office and at the request of Equity Office, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former trustee or officer of Equity Office. The Equity Office bylaws obligate Equity Office, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of Equity Office and at the request of Equity Office, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. The Equity Office declaration of trust and bylaws also permit Equity Office to indemnify and advance expenses to any person who served a predecessor of Equity Office in any of the capacities described above and to any employee or agent of or a predecessor of Equity Office. The Equity Office bylaws require Equity Office to indemnify a trustee or officer, or any former trustee or officer, who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity against reasonable expenses incurred in connection with the proceeding.

     The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law, as amended from time to time (the "MGCL"), for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The foregoing limitations on indemnification are expressly set forth in the Equity Office bylaws. However, under the MGCL, a Maryland corporation may not indemnify for any adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. Under the MGCL, as a condition to advancing expenses, as required by the Equity Office bylaws, Equity Office must first receive

(a) a written affirmation by the trustee or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by Equity Office and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by Equity Office if it shall ultimately be determined that the standard of conduct was not met. In addition, Mr. Dobrowski, a trustee of Equity Office, is indemnified by General Motors Investment Management Corporation and will be covered by an insurance policy maintained by General Motors Corporation, of which General Motors Investment Management Corporation is a subsidiary, in connection with serving on the Equity Office board of trustees.

     The limited partnership agreement of EOP Operating Limited Partnership also provides for indemnification of Equity Office and its officers and trustees to the same extent that indemnification is provided to officers and trustees of Equity Office in its declaration of trust, and limits the liability of Equity Office and its officers and trustees to EOP Partnership and its respective partners to the same extent that the Equity Office declaration of trust limits the liability of the officers and trustees of Equity Office to Equity Office and its shareholders.

  EOP OPERATING LIMITED PARTNERSHIP:

     Pursuant to its Agreement of Limited Partnership, EOP Partnership is obligated to indemnify, to the fullest extent provided by law, any person or entity made a party to a proceeding by reason of its status as a general partner or a limited partner of EOP Partnership or a trustee, director or officer of any general partner and such other persons or entities as the Trust may designate from time to time in its sole discretion (an "Indemnitee") from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including without limitation, attorneys fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred by the Indemnitee and relating to EOP Partnership or the general partners or the operation of, or the ownership of property by, any of them as set forth in the Partnership Agreement in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (a) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty,
(b) the Indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. Any indemnification shall be made only out of the assets of EOP Partnership, and any insurance proceeds from the liability policy covering the general partners and any Indemnitee, and neither a general partner nor any limited partner shall have any obligation to contribute to the capital of EOP Partnership or otherwise provide funds to enable EOP Partnership to fund its indemnity obligations. EOP Partnership is obligated to advance amounts to an Indemnitee for expenses upon receipt of (a) a written affirmation of the Indemnitee that it believes it has met the standard of conduct necessary to entitle it to indemnification and (b) a written undertaking of the Indemnitee that it will repay any such advances if it shall be ultimately determined that it did not meet such standard of conduct. The foregoing indemnification rights are in addition to any other rights afforded to an Indemnitee under any other agreement, by vote of the partners, under applicable law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitees are indemnified. EOP Partnership is authorized to purchase and maintain insurance on behalf of the Indemnitees with respect to the foregoing matters. EOP Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to EOP Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of EOP Partnership. An Indemnitee shall not be denied indemnification in whole or in part because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the Partnership Agreement.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers, partners, or persons controlling Equity Office or EOP Partnership under the foregoing provisions, Equity Office and EOP Partnership have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

  CORNERSTONE PROPERTIES INC.:

     Section 78.7502 of Chapter 78 of the Nevada Revised Statutes (the "NRS") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of NOLO CONTENDERE or its equivalent does not, of itself, create a presumption that the person did not act in good faith or in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation or that, with respect to any criminal action or proceeding, he had reasonable cause to believe his actions were unlawful.

     Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards to those described above expect that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.7502 of the NRS further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suitor proceeding referred to in subsections (1) and (2) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 78.751 of the NRS provides that any indemnification provided for by section 78.7502 of the NRS (by court order or otherwise) shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Section 78.752 empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under section 78.7502.

     Article IX of Cornerstone's bylaws provides for indemnification of its officers and directors, substantially identical in scope to that permitted under section 78.7502 of the NRS. The Cornerstone bylaws provide, pursuant to Subsection 2 of section 78.7502 of the NRS, that the expenses of officers and directors incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by Cornerstone as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he is entitled to be indemnified by Cornerstone pursuant to
Article IX of the bylaws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT NO                        EXHIBIT DESCRIPTION
----------                        -------------------
    2.1       Agreement and Plan of Merger, dated as of February 11, 2000, as amended, by and among Equity Office, EOP Partnership,
              Cornerstone and Cornerstone Partnership (included in this
              Registration Statement as Annex A to the Consent
              Solicitation/Information Statement/Prospectus)
    3.1       Form of Second Amended and Restated Partnership Agreement of
              EOP Partnership (included in this Registration Statement as
              Annex E to the Consent Solicitation/Information Statement/
              Prospectus)
    5.1       Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered on behalf of Equity Office and EOP Partnership
    5.2       Opinion of Lionel, Sawyer & Collins regarding the legality of the securities being registered on behalf of Cornerstone
    8.1       Opinion of Hogan & Hartson L.L.P. regarding the
              qualification of the REIT merger as a reorganization for
              federal income tax purposes and related federal income tax consequences
    8.2       Opinion of King & Spalding regarding the qualification of
              the REIT merger as a reorganization for federal income tax purposes and related federal income tax consequences
    8.3       Opinion of Hogan & Hartson L.L.P. regarding the
              qualification of Equity Office as a real estate investment trust and EOP Partnership as a partnership for federal
              income tax purposes
    8.4       Opinion of King & Spalding regarding the qualification of
              Cornerstone as a real estate investment trust and
              Cornerstone Partnership as a partnership for federal income tax purposes
   23.1       Consent of Ernst & Young LLP (Equity Office and EOP
              Partnership)
   23.2       Consent of PricewaterhouseCoopers LLP (Cornerstone and
              Cornerstone Partnership)
   23.3       Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
   23.4       Consent of Lionel, Sawyer & Collins (included in Exhibit
              5.2)
   23.5       Consent of Hogan & Hartson L.L.P. (included in Exhibits 8.1 and 8.3)
   23.6       Consent of King & Spalding (included in Exhibits 8.2 and
              8.4)
   23.7 *     Consent of J.P. Morgan Securities Inc.
   23.8 *     Consent of Lazard Freres & Co. LLC
   23.9 *     Consent of William Wilson III to be named as a trustee
   23.10*     Consent of John S. Moody to be named as a trustee
   23.11*     Consent of Jan H.W.R van der Vlist to be named as a trustee
   24.1 *     Equity Office power of attorney (included on Equity Office signature page)
   24.2 *     EOP Partnership power of attorney (included on EOP
              Partnership signature page)
   24.3 *     Cornerstone power of attorney (included on Cornerstone
              signature page)
   99.1       Stock Option Agreement, dated February 11, 2000, by and
              among Cornerstone, Equity Office, Deutsche Bank AG and
              Deutscher Herold Lebensversicherungs-AG (incorporated by
              reference to Exhibit 10.1 of Equity Office's Form 8-K dated
              February 16, 2000)

EXHIBIT NO                        EXHIBIT DESCRIPTION
----------                        -------------------
   99.2       Voting Agreement, dated February 11, 2000, by and among
              Equity Office, EOP Partnership, WCP Services, Inc. and
              Stichting Pensioenfonds voor de Gezondheid, Geotelijke en
              Maatschappelijke Belagen (incorporated by reference to
              Exhibit 10.2 of Equity Office's Form 8-K dated February 16,
              2000)
   99.3       Cornerstone Partnership -- Form of Consent
   99.4       Form of Redemption/Notice of Election


---------------

* Previously filed.


     (b) Financial Statement Schedules


     The following financial statement schedule was filed with the EOP Partnership Annual Report on Form 10-K for the year ended December 31, 1999 (File no. 1-13625), filed with the SEC on March 29, 2000, and is incorporated herein by reference:


        Schedule III -- Real Estate and Accumulated Depreciation

     Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the consolidated final statements of Equity Office or notes thereto.

ITEM 22.  UNDERTAKINGS

     Equity Office Properties Trust, EOP Operating Limited Partnership and Cornerstone Properties Inc., as applicable, hereby undertake:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, such changes in volume and price represent no more than a 20% change in the maximum aggregated offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the respective registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. That before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the applicable issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          6. That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          7. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          8. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          9. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on May 12, 2000.


                                          EQUITY OFFICE PROPERTIES TRUST


                                          By:    /s/ STANLEY M. STEVENS

                                            ------------------------------------

                                                     STANLEY M. STEVENS


                                                 EXECUTIVE VICE PRESIDENT,


                                             CHIEF LEGAL COUNSEL AND SECRETARY



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 12th day of May, 2000.


                      SIGNATURE                                                TITLE
                      ---------                                                -----
                          *                                 President, Chief Executive Officer and
-----------------------------------------------------         Trustee (principal executive officer)
                 TIMOTHY H. CALLAHAN

               /s/ RICHARD D. KINCAID                       Chief Financial Officer (principal financial
-----------------------------------------------------         officer and principal accounting officer)
                 RICHARD D. KINCAID

                          *                                 Chairman of the Board of Trustees
-----------------------------------------------------
                     SAMUEL ZELL

                          *                                 Trustee
-----------------------------------------------------
                 SHELI Z. ROSENBERG

                          *                                 Trustee
-----------------------------------------------------
                 THOMAS E. DOBROWSKI

                          *                                 Trustee
-----------------------------------------------------
                JAMES D. HARPER, JR.

                          *                                 Trustee
-----------------------------------------------------
                 JERRY M. REINSDORF

                          *                                 Trustee
-----------------------------------------------------
                 WILLIAM M. GOODYEAR

                          *                                 Trustee
-----------------------------------------------------
                   DAVID K. MCKOWN

                          *                                 Trustee
-----------------------------------------------------
                   H. JON RUNSTAD

                      SIGNATURE                                                TITLE
                      ---------                                                -----
                          *                                 Trustee
-----------------------------------------------------
                   EDWIN N. SIDMAN

                          *                                 Trustee
-----------------------------------------------------
                 D. J. ANDRE DE BOCK

* Pursuant to Power of Attorney

             By: /s/ STANLEY M. STEVENS
  -------------------------------------------------
                 Stanley M. Stevens
                  Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on May 12, 2000.


                                          EOP OPERATING LIMITED PARTNERSHIP


                                          By:  Equity Office Properties Trust,
                                               as General Partner



                                               By: /s/ STANLEY M. STEVENS

                                               ---------------------------------

                                                      STANLEY M. STEVENS


                                                   EXECUTIVE VICE PRESIDENT,


                                               CHIEF LEGAL COUNSEL AND SECRETARY



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 12th day of May, 2000.


                      SIGNATURE                                                TITLE
                      ---------                                                -----
                          *                                 Chairman of the Board of Trustees
-----------------------------------------------------
                     SAMUEL ZELL

                          *                                 Trustee
-----------------------------------------------------
                 TIMOTHY H. CALLAHAN

                          *                                 Trustee
-----------------------------------------------------
                 SHELI Z. ROSENBERG

                          *                                 Trustee
-----------------------------------------------------
                 THOMAS E. DOBROWSKI

                          *                                 Trustee
-----------------------------------------------------
                JAMES D. HARPER, JR.

                          *                                 Trustee
-----------------------------------------------------
                 JERRY M. REINSDORF

                          *                                 Trustee
-----------------------------------------------------
                 WILLIAM M. GOODYEAR

                          *                                 Trustee
-----------------------------------------------------
                   DAVID K. MCKOWN

                          *                                 Trustee
-----------------------------------------------------
                   H. JON RUNSTAD

                      SIGNATURE                                                TITLE
                      ---------                                                -----
                          *                                 Trustee
-----------------------------------------------------
                   EDWIN N. SIDMAN

                          *                                 Trustee
-----------------------------------------------------
                 D. J. ANDRE DE BOCK

* Pursuant to Power of Attorney

             By: /s/ STANLEY M. STEVENS
  -------------------------------------------------
                 Stanley M. Stevens
                  Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 12, 2000.


                                          CORNERSTONE PROPERTIES INC.

                                          By:       /s/ JOHN S. MOODY
                                            ------------------------------------
                                                       JOHN S. MOODY
                                                CHIEF EXECUTIVE OFFICER AND
                                                          PRESIDENT


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 12th day of May, 2000.



                      SIGNATURE                                                TITLE
                      ---------                                                -----

                                                            Chairman of the Board and Director
-----------------------------------------------------         (principal executive officer)
                 WILLIAM WILSON III

                  /s/ JOHN S. MOODY                         Chief Executive Officer, President and
-----------------------------------------------------         Director (principal executive officer)
                    JOHN S. MOODY

                          *                                 Executive Vice President and Director
-----------------------------------------------------
                  RODNEY C. DIMOCK

                          *                                 Chief Financial Officer (principal financial
-----------------------------------------------------         and principal accounting officer)
                  KEVIN P. MAHONEY

                                                            Director
-----------------------------------------------------
                   CECIL D. CONLEE

                          *                                 Director
-----------------------------------------------------
                     BLAKE EAGLE

                          *                                 Director
-----------------------------------------------------
               DR. KARL-LUDWIG HERMANN

                          *                                 Director
-----------------------------------------------------
                   HANS C. MAUTNER

                                                            Director
-----------------------------------------------------
                 DR. LUTZ MELLINGER

                          *                                 Director
-----------------------------------------------------
                 CRAIG R. STAPLETON

                      SIGNATURE                                                TITLE
                      ---------                                                -----
                          *                                 Director
-----------------------------------------------------
                MICHAEL J. G. TOPHAM

                          *                                 Director
-----------------------------------------------------
                  DICK VAN DEN BOS

                                                            Director
-----------------------------------------------------
               JAN H.W.R VAN DER VLIST

                          *                                 Director
-----------------------------------------------------
                  DONALD G. FISHER

                          *                                 Director
-----------------------------------------------------
                   RANDALL A. HACK

* Pursuant to Power of Attorney

                By: /s/ JOHN S. MOODY
----------------------------------------------------
                    JOHN S. MOODY
                  ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO                        EXHIBIT DESCRIPTION
----------                        -------------------
    2.1       Agreement and Plan of Merger, dated as of February 11, 2000, as amended, by and among Equity Office, EOP Partnership,
              Cornerstone and Cornerstone Partnership (included in this
              Registration Statement as Annex A to the Consent
              Solicitation/Information Statement/Prospectus)
    3.1       Form of Second Amended and Restated Partnership Agreement of
              EOP Partnership (included in this Registration Statement as
              Annex E to the Consent Solicitation/Information Statement/
              Prospectus)
    5.1       Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered on behalf of Equity Office and EOP Partnership
    5.2       Opinion of Lionel, Sawyer & Collins regarding the legality of the securities being registered on behalf of Cornerstone
    8.1       Opinion of Hogan & Hartson L.L.P. regarding the
              qualification of the REIT merger as a reorganization for
              federal income tax purposes and related federal income tax consequences
    8.2       Opinion of King & Spalding regarding the qualification of
              the REIT merger as a reorganization for federal income tax purposes and related federal income tax consequences
    8.3       Opinion of Hogan & Hartson L.L.P. regarding the
              qualification of Equity Office as a real estate investment trust and EOP Partnership as a partnership for federal
              income tax purposes
    8.4       Opinion of King & Spalding regarding the qualification of
              Cornerstone as a real estate investment trust and
              Cornerstone Partnership as a partnership for federal income tax purposes
   23.1       Consent of Ernst & Young LLP (Equity Office and EOP
              Partnership)
   23.2       Consent of PricewaterhouseCoopers LLP (Cornerstone and
              Cornerstone Partnership)
   23.3       Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
   23.4       Consent of Lionel, Sawyer & Collins (included in Exhibit
              5.2)
   23.5       Consent of Hogan & Hartson L.L.P. (included in Exhibits 8.1 and 8.3)
   23.6       Consent of King & Spalding (included in Exhibits 8.2 and
              8.4)
   23.7 *     Consent of J.P. Morgan Securities Inc.
   23.8 *     Consent of Lazard Freres & Co. LLC
   23.9 *     Consent of William Wilson III to be named as a trustee
   23.10*     Consent of John S. Moody to be named as a trustee
   23.11*     Consent of Jan H.W.R van der Vlist to be named as a trustee
   24.1 *     Equity Office power of attorney (included on Equity Office signature page)
   24.2 *     EOP Partnership power of attorney (included on EOP
              Partnership signature page)
   24.3 *     Cornerstone power of attorney (included on Cornerstone
              signature page)
   99.1       Stock Option Agreement, dated February 11, 2000, by and
              among Cornerstone, Equity Office, Deutsche Bank AG and
              Deutscher Herold Lebensversicherungs-AG (incorporated by
              reference to Exhibit 10.1 of Equity Office's Form 8-K dated
              February 16, 2000)
   99.2       Voting Agreement, dated February 11, 2000, by and among
              Equity Office, EOP Partnership, WCP Services, Inc. and
              Stichting Pensioenfonds voor de Gezondheid, Geotelijke en
              Maatschappelijke Belagen (incorporated by reference to
              Exhibit 10.2 of Equity Office's Form 8-K dated February 16,
              2000)
   99.3       Cornerstone Partnership -- Form of Consent
   99.4       Form of Redemption/Notice of Election


---------------

     * Previously filed.

     (b) Financial Statement Schedules


     The following financial statement schedule was filed with the EOP Partnership Annual Report on Form 10-K for the year ended December 31, 1999 (File no. 1-13625), filed with the SEC on March 29, 2000, and is incorporated herein by reference:


        Schedule III -- Real Estate and Accumulated Depreciation

     Schedules not listed above have been omitted because they are inapplicable or the information required to be set forth therein is contained, or incorporated by reference, in the consolidated final statements of Equity Office or notes thereto.